FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-259741-02

PROSPECTUS

$615,141,000 (Approximate)

Morgan Stanley Capital I Trust 2022-L8
(Central Index Key Number 0001912724)
as Issuing Entity

Morgan Stanley Capital I Inc.

(Central Index Key Number 0001547361)

as Depositor

Morgan Stanley Mortgage Capital Holdings LLC

(Central Index Key Number 0001541557)

Starwood Mortgage Capital LLC

(Central Index Key Number 0001548405)

Bank of Montreal

(Central Index Key Number 0000927971)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2022-L8

Morgan Stanley Capital I Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2022-L8 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates listed under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Capital I Trust 2022-L8. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in May 2022. The rated final distribution date for the certificates is the distribution date in April 2055.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)(2)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)(2)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description
Class A-1	$9,100,000	$8,724,000	$376,000	3.17200%	Fixed(6)	Class A-S(7)	$78,821,000(7)	$75,565,000(7)	$3,256,000(7)	3.79535%	WAC(6)(7)
Class A-2	$30,000,000	$28,761,000	$1,239,000	3.79535%	WAC(6)	Class A-S-1(7)	$0(7)	$0(7)	$0(7)	3.29535%	WAC – 0.50000%(7)
Class A-3	$20,000,000	$19,174,000	$826,000	3.64400%	Fixed(6)	Class A-S-2(7)	$0(7)	$0(7)	$0(7)	2.79535%	WAC – 1.00000%(7)
Class A-SB	$16,400,000	$15,722,000	$678,000	3.79535%	WAC(6)	Class A-S-X1(7)	$0(7)	$0(7)	$0(7)	0.50000%	Fixed IO(7)
Class A-4(7)	$166,893,000(7)	$160,000,000(7)	$6,893,000(7)	3.72500%	WAC Cap(6)(7)	Class A-S-X2(7)	$0(7)	$0(7)	$0(7)	1.00000%	Fixed IO(7)
Class A-4-1(7)	$0(7)	$0(7)	$0(7)	3.22500%	WAC Cap(7)	Class B(7)	$28,272,000(7)	$27,104,000(7)	$1,168,000(7)	3.79535%	WAC(6)(7)
Class A-4-2(7)	$0(7)	$0(7)	$0(7)	2.72500%	WAC Cap(7)	Class B-1(7)	$0(7)	$0(7)	$0(7)	3.29535%	WAC – 0.50000%(7)
Class A-4-X1(7)	$0(7)	$0(7)	$0(7)	0.50000%	Fixed IO(7)	Class B-2(7)	$0(7)	$0(7)	$0(7)	2.79535%	WAC – 1.00000%(7)
Class A-4-X2(7)	$0(7)	$0(7)	$0(7)	1.00000%	Fixed IO(7)	Class B-X1(7)	$0(7)	$0(7)	$0(7)	0.50000%	Fixed IO(7)
Class A-5(7)	$237,382,000(7)	$227,578,000(7)	$9,804,000(7)	3.79535%	WAC(6)(7)	Class B-X2(7)	$0(7)	$0(7)	$0(7)	1.00000%	Fixed IO(7)
Class A-5-1(7)	$0(7)	$0(7)	$0(7)	3.29535%	WAC – 0.50000%(7)	Class C(7)	$28,273,000(7)	$27,105,000(7)	$1,168,000(7)	3.79535%	WAC(6)(7)
Class A-5-2(7)	$0(7)	$0(7)	$0(7)	2.79535%	WAC – 1.00000%(7)	Class C-1(7)	$0(7)	$0(7)	$0(7)	3.29535%	WAC – 0.50000%(7)
Class A-5-X1(7)	$0(7)	$0(7)	$0(7)	0.50000%	Fixed IO(7)	Class C-2(7)	$0(7)	$0(7)	$0(7)	2.79535%	WAC – 1.00000%(7)
Class A-5-X2(7)	$0(7)	$0(7)	$0(7)	1.00000%	Fixed IO(7)	Class C-X1(7)	$0(7)	$0(7)	$0(7)	0.50000%	Fixed IO(7)
Class X-A	$479,775,000(8)	$459,959,000(8)	$19,816,000(8)	0.04260%	Variable(9)	Class C-X2(7)	$0(7)	$0(7)	$0(7)	1.00000%	Fixed IO(7)

(Explanatory notes to this table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 45 and page 47, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Morgan Stanley Capital I Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act (as defined in this prospectus) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Morgan Stanley & Co. LLC, BMO Capital Markets Corp., AmeriVet Securities, Inc. and Bancroft Capital, LLC will purchase the offered certificates from Morgan Stanley Capital I Inc. and will offer them in one or more negotiated transactions, or otherwise, at varying prices determined at the time of sale. Morgan Stanley & Co. LLC and BMO Capital Markets Corp. are acting as co-lead managers and joint bookrunners in the following manner: Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 81.3% of each class of offered certificates, and BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 18.7% of each class of offered certificates. AmeriVet Securities, Inc. and Bancroft Capital, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about April 7, 2022. Morgan Stanley Capital I Inc. expects to receive from this offering approximately 101.2% of the aggregate certificate balance of the offered certificates plus accrued interest from April 1, 2022, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass- Through Certificates	$615,141,000	100%	$615,141,000	$57,023.57

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.
(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-22-000657).

Morgan Stanley	BMO Capital Markets
AmeriVet Securities	Bancroft Capital, LLC

March 29, 2022

MSC 2022-L8

Commercial Mortgage Pass-Through Certificates, Series 2022-L8
Geographic Overview of Mortgage Pool

Wyoming
1 property
$682,175
0.1% of total
Nebraska
1 property
$665,120
0.1% of total
North Dakota
1 property
$2,686,062
0.4% of total
Iowa
2 properties
$28,018,472
4.1% of total
Minnesota
2 properties
$1,826,851
0.3% of total
Indiana
4 properties
$3,134,944
0.5% of total
Michigan
19 properties
$68,305,585
10.0% of total
Pennsylvania
1 property
$852,716
0.1% of total
New York
16 properties
$215,602,700
31.5% of total
New Hampshire
1 property
$2,511,171
0.4% of total
Maine
1 property
1,961,251
0.3% of total
Washington
1 property
$12,000,000
1.8% of total
Ohio
3 properties
$3,219,844
0.5% of total
Massachusetts
17 properties
$41,967,192
6.1% of total
West Virginia
1 property
$2,131,795
0.3% of total
Connecticut
3 properties
$9,556,207
1.4% of total
Oregon
1 propery
$10,675,000
1.6% of total
New Jersey
8 properties
$14,243,490
2.1% of total
Nevada
3 properties
$39,210,424
5.7% of total
Maryland
2 properties
$5,160,560
0.8% of total
California
6 properties
$79,084,957
11.5% of total
Virginia
1 property
$2,596,318
0.4% of total
District of Columbia
1 property
$68,000,000
9.9% of total
North Carolina
3 properties
$4,796,539
0.7% of total
Utah
1 property
$3,709,916
0.5% of total
Georgia
1 property
$7,962,513
1.2% of total
South Carolina
3 properties
$8,495,595
1.2% of total
Arizona
2 properties
$6,596,067
1.0% of total
Kansas
1 property
$1,133,921
0.2% of total
Florida
2 properties
$15,391,180
2.2% of total
Texas
3 properties
$3,726,378
0.5% of total
Arkansas
2 properties
$2,515,518
0.4% of total
Mississippi
1 property
$810,082
0.1% of total
Alabama
1 property
$2,643,426
0.4% of total
Louisiana
6 properties
$7,499,656
1.1% of total
Tennessee
2 properties
$3,419,761
0.5% of total
Kentucky
1 property
$2,600,790
0.4% of total
% of Cut-Off Date Balance
0.1% – 4.9%
5.0% – 10.0%
> 10.0%
Mortgaged Properties by Property Type
Mixed Use 4.5%
Self Storage 3.6%
Industrial 5.1%
Other 0.6%
Hospitality 6.9%
Office 38.1%
Multifamily 11.5%
Retail 29.8%

SUMMARY OF CERTIFICATES

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Available Certificate Balance or Notional Amount(1)(2)	Approximate Initial Retained Certificate Balance or Notional Amount(1)(2)	Approximate Initial Credit Support(3)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(4)	Expected Weighted Average Life(Years)(5)	Expected Principal Window (Months)(5)
Offered Certificates
Class A-1	$9,100,000	$8,724,000	$376,000	30.000%	3.17200%	Fixed(6)	December 2026	2.64	1 – 56
Class A-2	$30,000,000	$28,761,000	$1,239,000	30.000%	3.79535%	WAC(6)	December 2026	4.69	56 – 56
Class A-3	$20,000,000	$19,174,000	$826,000	30.000%	3.64400%	Fixed(6)	January 2029	6.77	81 – 81
Class A-SB	$16,400,000	$15,722,000	$678,000	30.000%	3.79535%	WAC(6)	January 2032	7.37	56 – 117
Class A-4(7)	$166,893,000(7)	$160,000,000(7)	$6,893,000(7)	30.000%	3.72500%	WAC Cap(6)(7)	February 2032	9.80	117 – 118
Class A-5(7)	$237,382,000(7)	$227,578,000(7)	$9,804,000(7)	30.000%	3.79535%	WAC(6)(7)	March 2032	9.93	118 – 119
Class X-A	$479,775,000(8)	$459,959,000(8)	$19,816,000(8)	N/A	0.04260%	Variable(9)	March 2032	N/A	N/A
Class A-S(7)	$78,821,000(7)	$75,565,000(7)	$3,256,000(7)	18.500%	3.79535%	WAC(6)(7)	March 2032	9.94	119 – 119
Class B(7)	$28,272,000(7)	$27,104,000(7)	$1,168,000(7)	14.375%	3.79535%	WAC(6)(7)	March 2032	9.94	119 – 119
Class C(7)	$28,273,000(7)	$27,105,000(7)	$1,168,000(7)	10.250%	3.79535%	WAC(6)(7)	March 2032	9.94	119 – 119

Non-Offered Certificates(10)
Class X-D	$25,702,000(8)	$24,640,000(8)	$1,062,000(8)	N/A	1.29535%	Variable(9)	April 2032	N/A	N/A
Class X-F	$15,421,000(8)	$14,784,000(8)	$637,000(8)	N/A	1.29535%	Variable(9)	April 2032	N/A	N/A
Class X-G	$6,854,000(8)	$6,570,000(8)	$284,000(8)	N/A	1.29535%	Variable(9)	April 2032	N/A	N/A
Class D	$14,564,000	$13,962,000	$602,000	8.125%	2.50000%	Fixed(6)	April 2032	9.95	119 – 120
Class E	$11,138,000	$10,678,000	$460,000	6.500%	2.50000%	Fixed(6)	April 2032	10.02	120 – 120
Class F	$15,421,000	$14,784,000	$637,000	4.250%	2.50000%	WAC Cap(6)	April 2032	10.02	120 – 120
Class G	$6,854,000	$6,570,000	$284,000	3.250%	2.50000%	WAC Cap(6)	April 2032	10.02	120 – 120
Class H-RR	$22,276,176	$21,356,169	$920,007	0.000%	3.79535%	WAC(6)	April 2032	10.02	120 – 120
Class V(11)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.
(2)	On the Closing Date, Starwood Mortgage Capital LLC, as “retaining sponsor” (as defined in Regulation RR) for the securitization constituted by the issuance of the certificates, is expected to cause two separate “majority-owned affiliates” (as defined in Regulation RR) to purchase (i) an “eligible vertical interest” (as defined in Regulation RR) in the form of certificates representing approximately 4.130% of the initial certificate balance, notional amount or percentage interest, as applicable, of each class of certificates other than the Class R certificates (collectively, the “VRR Interest”), as set forth in the table above under “Approximate Initial Retained Certificate Balance or Notional Amount,” and (ii) an “eligible horizontal residual interest” (as defined in Regulation RR) in the form of the Class H- RR certificates (excluding the portion thereof that comprises a part of the VRR Interest) (referred to herein as the “HRR Interest”), representing approximately 0.913% of the aggregate fair value of the certificates (other than the Class R certificates). See “Credit Risk Retention”. The entity purchasing the VRR Interest is expected to purchase slightly more than 4.130% of some or all of the classes of certificates, which excess over 4.130% (with respect to all classes except the Class H-RR certificates) is included in the amounts set forth under “Approximate Initial Retained Certificate Balance or Notional Amount” but does not constitute part of the VRR Interest.
(3)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are presented in the aggregate, taking into account the initial certificate balances of the Class A-4 and Class A-5 trust components. The approximate initial credit support percentages set forth for the Class A-S, Class B and Class C certificates represent the approximate credit support for the underlying Class A-S, Class B and Class C trust components, respectively.

(4)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(5)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.
(6)	The pass-through rate for each class of the Class A-1, Class A-3, Class D and Class E certificates will at all times be a rate per annum that is fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for each class of the Class A-2, Class A-SB, Class A-5, Class A-S, Class B, Class C and Class H-RR certificates will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for each class of the Class A-4, Class F and Class G certificates will be a variable rate per annum equal to the lesser of (a) the initial pass- through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(7)	The Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates are also offered certificates. Such classes of certificates, together with the Class A-4, Class A-5, Class A-S, Class B and Class C certificates, constitute the “Exchangeable Certificates”. Each class of Exchangeable Certificates evidences an interest in one or more “trust components”. The Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H-RR certificates, together with the Exchangeable Certificates with certificate balances, are referred to as the “principal balance certificates.”
3

The maximum certificate balances of the Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities, certificate balances or notional amounts and pass-through rates of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distributions—Exchangeable Certificates.”
(8)	The Class X-A, Class X-D, Class X-F and Class X-G certificates (collectively referred to as the “Class X certificates”) are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of each class of the Class X-F and Class X-G certificates will be equal to the certificate balance of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates. If the certificate balance of a class of principal balance certificates or a trust component constitutes all or part of the notional amount of a class of Class X certificates, then such class of principal balance certificates or such trust component constitutes an “underlying class of principal balance certificates” or an “underlying trust component” for such class of Class X certificates.
(9)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass- through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for each class of the Class X-F and Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate for the related distribution date of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.
(11)	The Class V certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class V certificates will only be entitled to distributions of excess interest collected on any mortgage loans with an anticipated repayment date solely to the extent received from the related borrower. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.
(12)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
4

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	9
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	9
SUMMARY OF TERMS	17
SUMMARY OF RISK FACTORS	45
Special Risks	45
Risks Relating to the Mortgage Loans	45
Risks Relating to Conflicts of Interest	46
Other Risks Relating to the Certificates	46
RISK FACTORS	47
Risks Related to Market Conditions and Other External Factors	47
Risks Relating to the Mortgage Loans	50
Risks Related to Conflicts of Interest	92
Other Risks Relating to the Certificates	100
DESCRIPTION OF THE MORTGAGE POOL	123
General	123
Certain Calculations and Definitions	124
Mortgage Pool Characteristics	134
Redevelopment, Renovation and Expansion	143
Environmental Considerations	143
Assessment of Property Value and Condition	145
Litigation and Other Considerations	146
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	147
Tenant Issues	149
Use Restrictions	156
Appraised Value	157
Non-Recourse Carveout Limitations	157
Real Estate and Other Tax Considerations	158
Delinquency Information	160
Certain Terms of the Mortgage Loans	160
Exceptions to Underwriting Guidelines	169
Additional Indebtedness	169
The Whole Loans	172
Additional Information	206
TRANSACTION PARTIES	206
The Sponsors and Mortgage Loan Sellers	206
The Originators	235
The Depositor	235
The Issuing Entity	236
The Trustee	236
The Certificate Administrator	237
The Master Servicer	239
The Special Servicer	241
The Outside Special Servicer	245
The Operating Advisor and Asset Representations Reviewer	248
CREDIT RISK RETENTION	249
General	249
Qualifying CRE Loans; Required Credit Risk Retention Percentage	250
The VRR Interest	251
The HRR Interest	251
Hedging, Transfer and Financing Restrictions	251
DESCRIPTION OF THE CERTIFICATES	252
General	252
Distributions	254
5

Allocation of Yield Maintenance Charges and Prepayment Premiums	269
Assumed Final Distribution Date; Rated Final Distribution Date	272
Prepayment Interest Shortfalls	273
Subordination; Allocation of Realized Losses	274
Reports to Certificateholders; Certain Available Information	276
Voting Rights	284
Delivery, Form, Transfer and Denomination	284
Certificateholder Communication	287
List of Certificateholders	288
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	288
General	288
Dispute Resolution Provisions	293
Asset Review Obligations	293
POOLING AND SERVICING AGREEMENT	294
General	294
Assignment of the Mortgage Loans	294
Servicing Standard	294
Subservicing	295
Advances	296
Accounts	300
Withdrawals from the Collection Account	301
Servicing and Other Compensation and Payment of Expenses	303
Maintenance of Insurance	320
Processing and Consent	322
Modifications, Waivers and Amendments	324
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	326
Inspections	327
Collection of Operating Information	327
Special Servicing Transfer Event	327
Asset Status Report	329
Realization Upon Mortgage Loans	331
Sale of Defaulted Loans and REO Properties	333
The Directing Certificateholder	335
The Risk Retention Consultation Party	342
The Operating Advisor	343
The Asset Representations Reviewer	349
Replacement of Special Servicer Without Cause	356
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	358
Termination of Master Servicer and Special Servicer for Cause	359
Resignation of the Master Servicer and Special Servicer	361
Limitation on Liability; Indemnification	362
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	364
Dispute Resolution Provisions	365
Litigation Control	368
Servicing of the Non-Serviced Mortgage Loans	368
Evidence as to Compliance	377
Limitation on Rights of Certificateholders to Institute a Proceeding	378
Termination; Retirement of Certificates	378
Amendment	379
Resignation and Removal of the Trustee and the Certificate Administrator	380
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	381
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	381
General	383
Types of Mortgage Instruments	383
Leases and Rents	383

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Personalty	384
Foreclosure	384
Bankruptcy Laws	387
Environmental Considerations	392
Due-on-Sale and Due-on-Encumbrance Provisions	393
Subordinate Financing	394
Default Interest and Limitations on Prepayments	394
Applicability of Usury Laws	394
Americans with Disabilities Act	394
Servicemembers Civil Relief Act	395
Anti-Money Laundering, Economic Sanctions and Bribery	395
Potential Forfeiture of Assets	395
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	396
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	397
USE OF PROCEEDS	397
YIELD AND MATURITY CONSIDERATIONS	397
Yield Considerations	397
Yield on the Certificates with Notional Amounts	400
Weighted Average Life	400
Pre-Tax Yield to Maturity Tables	405
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	414
General	414
Qualification as a REMIC	414
Exchangeable Certificates	416
Taxation of Regular Interests Underlying an Exchangeable Certificate	416
Status of Offered Certificates	416
Taxation of Regular Interests	417
Taxes That May Be Imposed on a REMIC	421
Taxation of Certain Foreign Investors	422
FATCA	423
Backup Withholding	423
Information Reporting	424
3.8% Medicare Tax on “Net Investment Income”	424
Reporting Requirements	424
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	425
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	425
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	427
WHERE YOU CAN FIND MORE INFORMATION	428
FINANCIAL INFORMATION	428
CERTAIN ERISA CONSIDERATIONS	428
General	428
Plan Asset Regulations	429
Administrative Exemptions	429
Insurance Company General Accounts	431
LEGAL INVESTMENT	431
LEGAL MATTERS	432
RATINGS	432
INDEX OF DEFINED TERMS	434

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
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Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Definition of “Mortgage File”	F-1

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IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. THE OFFERED CERTIFICATES ARE A NEW ISSUE OF SECURITIES WITH NO ESTABLISHED TRADING MARKET AND WE CANNOT ASSURE YOU THAT A SECONDARY MARKET FOR THE OFFERED CERTIFICATES WILL DEVELOP. THE UNDERWRITERS ARE UNDER NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES AND MAY DISCONTINUE ANY MARKET MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET-BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15c2-11 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). IF A SECONDARY MARKET DOES DEVELOP, WE CANNOT ASSURE YOU THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE LIFE OF THE OFFERED CERTIFICATES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

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This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Summary of Risk Factors and Risk Factors, which describe risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Morgan Stanley Capital I Inc.;
●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;
●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;
●	references to a “pooling and servicing agreement” (other than the MSC 2022-L8 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and

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should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33- 105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THIS PROSPECTUS), AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (AN “EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED

11

CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THIS PROSPECTUS), A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (A “UK QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED; AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY

12

UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III)  ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY POTENTIAL INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS THAT ARE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION” IN THIS PROSPECTUS.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA

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AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

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JAPANESE RISK RETENTION REQUIREMENTS

NO REPRESENTATION IS MADE AS TO WHETHER THE TRANSACTION DESCRIBED HEREIN WOULD COMPLY WITH THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) RISK RETENTION RULE (AS MORE FULLY DESCRIBED UNDER “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—RECENT DEVELOPMENTS CONCERNING THE PROPOSED JAPANESE RETENTION REQUIREMENTS” BELOW) AND NO PARTY TO THE TRANSACTION DESCRIBED HEREIN HAS COMMITTED TO RETAIN A NET ECONOMIC INTEREST IN THE SECURITIZATION CALCULATED FOR THE PURPOSE OF COMPLYING WITH SUCH REQUIREMENTS.

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SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Morgan Stanley Capital I Trust 2022-L8, Commercial Mortgage Pass-Through Certificates, Series 2022-L8.
Depositor	Morgan Stanley Capital I Inc., a Delaware corporation. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. See “Transaction Parties—The Depositor”.
Issuing Entity	Morgan Stanley Capital I Trust 2022-L8, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are (1) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, (2) Starwood Mortgage Capital LLC, a Delaware limited liability company, (3) Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch, and (4) Argentic Real Estate Finance LLC, a Delaware limited liability company.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	8	$255,493,720	37.3%
Starwood Mortgage Capital LLC	17	$241,961,229	35.3%
Bank of Montreal	8	$115,967,500	16.9%
Argentic Real Estate Finance LLC	5	$47,742,652	7.0%
Morgan Stanley Mortgage Capital Holdings LLC / Bank of Montreal(1)	1	$24,229,075	3.5%
Total	39	$685,394,176	100.0%

(1)	Each of Morgan Stanley Mortgage Capital Holdings LLC and Bank of Montreal is a mortgage loan seller with respect to one of the two promissory notes evidencing the ILPT Logistics Portfolio mortgage loan (each with a cut-off date balance of $12,114,537.60).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originators	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller.
In addition:
●	The Rose Castle Apartments mortgage loan (7.6%) is part of a whole loan that was co-originated by Starwood Mortgage Capital
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LLC and Bank of Montreal. Starwood Mortgage Capital LLC is acting as the mortgage loan seller for such mortgage loan.
●	The 601 Lexington Avenue mortgage loan (6.0%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A., DBR Investments Co. Limited and Citi Real Estate Funding Inc. Morgan Stanley Mortgage Capital Holdings LLC is acting as the mortgage loan seller for such mortgage loan.
●	The 26 Broadway mortgage loan (4.9%) is part of a whole loan that was co-originated by Starwood Mortgage Capital LLC and Bank of Montreal. Starwood Mortgage Capital LLC is acting as the mortgage loan seller for such mortgage loan.
●	The Coleman Highline Phase IV mortgage loan (4.4%) is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc. and Bank of Montreal. Bank of Montreal is acting as a mortgage loan seller for such mortgage loan.
●	The ILPT Logistics Portfolio mortgage loan (3.5%) is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., UBS AG, Bank of America, N.A., Bank of Montreal and Morgan Stanley Bank, N.A. Each of Morgan Stanley Mortgage Capital Holdings LLC and Bank of Montreal is a mortgage loan seller with respect to one of the two promissory notes evidencing the ILPT Logistics Portfolio mortgage loan.
●	The Bedrock Portfolio mortgage loan (2.9%) is part of a whole loan that was co-originated by Starwood Mortgage Capital LLC and JPMorgan Chase Bank, National Association. Starwood Mortgage Capital LLC is acting as the mortgage loan seller for such mortgage loan.
See “Transaction Parties—The Originators”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below)). The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.
Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement, which servicer is identified in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan (except as set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”)) and the related
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companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and other actions of the master servicer relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred. LNR Partners, LLC was selected to be the special servicer by LNR Securities Holdings, LLC or an affiliate thereof, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of the special servicer is located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties— The Special Servicer” and “Pooling and Servicing Agreement”.
The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
In particular, KeyBank National Association, a national banking association, is the special servicer under (i) the BWAY 2022-26BW trust and servicing agreement, pursuant to which the 26 Broadway mortgage loan (4.9%) is serviced, (ii) the COLEM 2022-HLNE trust and servicing agreement, pursuant to which the Coleman Highline Phase IV mortgage loan (4.4%) is serviced, and (iii) the BMARK 2022-B32 pooling and servicing agreement, pursuant to which the Bedrock Portfolio mortgage loan (2.9%) is serviced. The principal servicing offices of KeyBank National Association are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Outside Special Servicer”.
If the special servicer obtains knowledge that it has become a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be entitled to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded DCH loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded DCH loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.
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Trustee	Wilmington Trust, National Association, a national banking association, will act as the trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, except as described below, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.
With respect to each servicing shift mortgage loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related lead servicing note (in which case the trustee under the pooling and servicing agreement for that securitization will become the mortgagee of record), (ii) the date such mortgage loan becomes a specially serviced loan, and (iii) the expiration of 180 days following the closing date.
With respect to each non-serviced mortgage loan, the applicable trustee under the lead securitization servicing agreement set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool— Whole Loans” below will be the mortgagee of record for such mortgage loan (and the related companion loan(s)).

Certificate Administrator	Computershare Trust Company, National Association, will act as certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.
With respect to each non-serviced mortgage loan, the applicable custodian set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will, with limited exception, hold the mortgage file for such mortgage loan (and the related companion loan(s)); provided, that such mortgage file will not include originals of any promissory notes not included in the related lead securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer Park	Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating
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Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Certificateholder.	Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded DCH loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.
An “excluded DCH loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower related party. See “Pooling and Servicing Agreement—The Directing Certificateholder”.
The controlling class will be the most subordinate class of the Class F, Class G and Class H-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class F, Class G and Class H-RR certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts or collateral deficiency amounts. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class H-RR certificates.
The Class H-RR certificates (excluding the portion thereof comprising a part of the VRR Interest) are expected to be held by Starwood CMBS Horizontal Retention MSC 2022-L8 LLC, and LNR Securities Holdings, LLC or an affiliate is expected to be the initial directing certificateholder.
LNR Securities Holdings, LLC or an affiliate thereof is expected to be the initial directing certificateholder on the closing date and to purchase approximately 65% of the Class V certificates (excluding the portion comprising a part of the VRR Interest). An affiliate thereof, STWD Liquid Holdings LLC (or an affiliate thereof) is anticipated to purchase approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G certificates (in each case, excluding the portion comprising a part of the VRR interest) and may purchase certain other classes of certificates. LD III Sub VI LLC (or its affiliate) is expected to purchase approximately 35% of each class of the Class X-F, Class X-G, Class F, Class G and Class V certificates (in each case, excluding the portion comprising a part of the VRR interest) and may purchase certain other classes of certificates.
With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The
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Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction as of the closing date thereof and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics). In addition, each servicing shift mortgage loan will be serviced pursuant to the pooling and servicing agreement for this transaction until the securitization of the related lead servicing note (which is not included in this transaction); however, the holder of the related control note will have consent and consultation rights substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Subordinate Companion

Loan Holders	With respect to any mortgage loan with a serviced subordinate companion loan, the holder of such subordinate companion loan will have certain rights with respect to the related mortgage loan, including (i) the right to cure certain defaults with respect to such mortgage loan, (ii) the right to purchase (without payment of any yield maintenance charge or prepayment premium) such mortgage loan under certain limited default circumstances, (iii) prior to a control appraisal event under the related intercreditor agreement, the right to approve certain modifications and consent to certain material servicing decisions actions with respect to such mortgage loan, and (iv) prior to a control appraisal event under the related intercreditor agreement, the right to replace the special servicer with respect to the related whole loan. The only serviced subordinate companion loans with respect to the trust are the B notes related to the Constitution Center mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced A/B Whole Loan”.

Underwriters	Morgan Stanley & Co. LLC, BMO Capital Markets Corp., AmeriVet Securities, Inc. and Bancroft Capital, LLC are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Plan of Distribution (Conflicts of Interest)” in this prospectus, subject to certain conditions).
Risk Retention Consultation Party	With respect to certain material servicing actions related to serviced mortgage loans that are not excluded RRCP loans, upon request of the risk retention consultation party, the party processing such servicing action will generally be required to consult on a non-binding basis with the risk retention consultation party, as further described in this prospectus; provided, that prior to the occurrence and continuance of a consultation termination event, such mortgage loan must also be a specially serviced mortgage loan; provided, further, that if the party processing such servicing action is LNR Partners, LLC, as special servicer, it will not be required to consult with the risk retention consultation party. The risk retention consultation party will be the party selected by the retaining sponsor. LNR Securities Holdings, LLC or an affiliate thereof is expected to be appointed as the initial risk retention consultation party.

An “excluded RRCP loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party, the retaining sponsor or the holder of the majority of the VRR Interest is a borrower party or a borrower party affiliate thereof.

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Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in April 2022 (or, in the case of any mortgage loan that has its first due date after April 2022, the date that would have been its due date in April 2022 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).
Closing Date	On or about April 7, 2022.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in May 2022.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in May 2022.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Business Day .	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either master servicer or special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period ..	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution Date;
Rated Final

Distribution Date	The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates— Assumed Final Distribution Date; Rated Final Distribution Date”:

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Class	Assumed Final Distribution Date
Class A-1	December 2026
Class A-2	December 2026
Class A-3	January 2029
Class A-SB	January 2032
Class A-4	February 2032(1)
Class A-5	March 2032(1)
Class X-A	March 2032
Class X-B	March 2032(1)
Class A-S	March 2032(1)
Class B	March 2032(1)
Class C	March 2032(1)

(1)	Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates will have the same assumed final distribution date as the Class A-4, Class A-5, Class A-S, Class B or Class C certificates, respectively, shown in the table.
The rated final distribution date will be the distribution date in April 2055.

 Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2022-L8: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A- 4-X1, Class A-4-X2, Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1, Class A-5-X2, Class X-A, Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2.
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The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class H-RR, Class V and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Class	Approximate Initial Aggregate Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$9,100,000	1.33%	30.000%
Class A-2	$30,000,000	4.38%	30.000%
Class A-3	$20,000,000	2.92%	30.000%
Class A-SB	$16,400,000	2.39%	30.000%
Class A-4	$166,893,000(2)	24.35%(2)	30.000%
Class A-5	$237,382,000(2)	34.63%(2)	30.000%
Class X-A	$479,775,000(3)	N/A	N/A
Class A-S	$78,821,000(2)	11.50%(2)	18.500%
Class B	$28,272,000(2)	4.12%(2)	14.375%
Class C	$28,273,000(2)	4.13%(2)	0.250%

(1)	The approximate initial credit support with respect to each class of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates in the aggregate, taking into account the initial certificate balances of the Class A-4 and Class A-5 trust components. The approximate initial credit support with respect to the Class A-S certificates represents the approximate credit support for the underlying Class A-S trust component. The approximate initial credit support with respect to the Class B certificates represents the approximate credit support for the underlying Class B trust component. The approximate initial credit support with respect to the Class C certificates represents the approximate credit support for the underlying Class C trust component.
(2)	Each class of Exchangeable Certificates will have the certificate balance or notional amount described under “Description of the Certificates—Distributions—Exchangeable Certificates.”
(3)	Notional Amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	3.17200%(1)
Class A-2	3.79535%(1)
Class A-3	3.64400%(1)
Class A-SB	3.79535%(1)
Class A-4(2)	3.72500%(1)
Class A-5(2)	3.79535%(1)
Class X-A	0.04260%(3)
Class A-S(2)	3.79535%(1)
Class B(2)	3.79535%(1)
Class C(2)	3.79535%(1)

(1)	The pass-through rate for each class of the Class A-1 and Class A-3 certificates will at all times be a rate per annum that is fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for each class of the Class A-2, Class A-SB, Class A-5, Class A-S, Class B and Class C certificates will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class A-4 certificates will be a variable rate

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per annum equal to the lesser of (a) the initial pass-through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(2)	Each class of Exchangeable Certificates will have the pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”
(3)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee will include any primary servicing fee payable to a primary servicer or subservicer engaged by the master servicer and is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the sum of 0.00250% per annum and the primary servicing fee rate set forth on Annex A-1, and (2) with respect to each serviced companion loan, the primary servicing fee rate set forth on Annex A-1 next to the related mortgage loan.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated on a loan-by-loan basis at a rate equal to the greater of 0.25% per annum and the per annum rate that would result in

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a special servicing fee of $3,500 for the related month) on each serviced mortgage loan as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.
The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case of clauses (i) and (ii) to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.
The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.
The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.01087%. The trustee fee for each distribution date is payable by the certificate administrator from the certificate administrator fee.
The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (including each non-serviced mortgage loan, but not any companion loan) and any successor REO loan, at a rate equal to 0.00211% per annum. The operating advisor will also be entitled under certain circumstances to a consulting fee.
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00036%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including its investor reporting package.
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Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.
With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above, including with respect to such outside special servicer, a liquidation fee or workout fee, as applicable, under certain circumstances when such non-serviced mortgage loan becomes a specially serviced loan. In certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee Rate	Special Servicing Fee Rate
601 Lexington Avenue	0.00500%	0.15000%
26 Broadway	0.01125%	0.25000%
Midtown Square	0.01000%	0.25000%
Coleman Highline Phase IV	0.01200%	0.25000%
ILPT Logistics Portfolio	0.01375%	0.15000%
Bedrock Portfolio	0.05000%	0.25000%
NYC MFRT Portfolio	0.00125%	0.25000%(2)

(1)	Does not reflect the Rose Castle Apartments and the Pacific Castle Portfolio mortgage loans, each of which will be a non-serviced mortgage loan after the securitization of the related control note. The master servicer and special servicer with respect to any such future securitization will be entitled to a primary servicing fee and a special servicing fee, respectively, in respect of such mortgage loan in the amounts set forth under the pooling and servicing agreement for such securitization.
(2)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order
of Distributions

on Certificates	On each distribution date, funds available for distribution from the mortgage loans (which are net of specified expenses of the issuing entity, including fees payable to, and advances, costs and expenses reimbursable to, the master servicer, any primary servicer, the special
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servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®) other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest distributed to the Class V certificates, will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-D, Class X-F and Class X-G certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 trust components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates and trust components;
Second, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components as follows, to the extent of funds allocated to principal and available for distribution: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 trust component, until the certificate balance of the Class A-4 trust component has been reduced to zero, (f) sixth, to principal on the Class A-5 trust component, until the certificate balance of the Class A-5 trust component has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each of the Class A-S, Class B and Class C trust components and each class of the Class D, Class E, Class F, Class G and Class H-RR certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates or trust component, to principal on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;
Third, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class or trust component, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class or trust component at the pass-through rate for such class or trust component from the date the related loss was allocated to such class or trust component;
Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 trust components, as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S trust component, first, for any previously
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unreimbursed losses on the mortgage loans that were previously allocated thereto, and second, for interest on such unreimbursed losses at the pass-through rate for such trust component from the date the related loss was allocated to such trust component;
Fifth, to the Class B, Class B-X1 and Class B-X2 trust components, as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class B trust component, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and second, for interest on such unreimbursed losses at the pass-through rate for such trust component from the date the related loss was allocated to such trust component;
Sixth, to the Class C, Class C-X1 and Class C-X2 trust components, as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class C trust component, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and second, for interest on such unreimbursed losses at the pass-through rate for such trust component from the date the related loss was allocated to such trust component;
Seventh, to the Class D, Class E, Class F, Class G and Class H-RR certificates in the amounts and order of priority described in “Description of the Certificates—Distributions”; and
Eighth, to the Class R certificates, any remaining amounts. For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.
Principal and interest payable on any trust component will be distributed pro rata to the corresponding classes of exchangeable certificates representing interests therein in accordance with their class percentage interests therein as described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution
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date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the offered certificates as and to the extent described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the entitlement to receive principal and/or interest on certain classes of certificates (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class V and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates, any class of Exchangeable Certificates with an “X” suffix or the Class V or Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and any class of Exchangeable Certificates with an “X” suffix and, therefore, the amount of interest they accrue.

(1)	The maximum certificate balances of the Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distribution.”
(2)	The Class X-A, Class X-D, Class X-F and Class X-G certificates are interest-only certificates.
(3)	The Class X-D, Class X-F and Class X-G certificates are non-offered certificates.
(4)	Other than the Class X-D, Class X-F, Class X-G, Class V and Class R certificates.
With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will first be allocated to any related subordinate companion loan, and remaining losses will be allocable pro rata to the related mortgage loan and any related pari passu companion loans.
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Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of principal balance certificates will reduce the certificate balance of that class of certificates.
The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of each class of the Class X-F and Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds.	The following types of shortfalls in available funds will reduce the available funds and will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among all of the classes

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of certificates (other than the Exchangeable Certificates and the Class V and Class R certificates) and all trust components to reduce the interest entitlement on each such class of certificates and trust component, on a pro rata basis, based on their respective amounts of accrued interest for the related distribution date. For any distribution date, prepayment interest shortfalls allocated to a trust component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective class percentage interests for that distribution date. See “Description of the Certificates—Prepayment Interest Shortfalls”.
F. Excess Interest	On each distribution date, any excess interest resulting from an increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected from the related borrower and applied as interest during the related collection period will be distributed to the holders of the Class V certificates on such distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.
The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.
See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
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●	enforce the related mortgage loan documents.
The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer.
If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus (subject to a floor of 2.00%), compounded annually. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 39 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by, generally, first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 125 commercial and/or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $685,394,176.
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Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 39 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(3)
Constitution Center	$68,000,000	9.9%	$330,000,000	$52,000,000	43.5%	49.2%	4.30x	3.68x
ExchangeRight Net Leased Portfolio #54	$68,000,000	9.9%	$19,893,833	N/A	55.0%	55.0%	2.54x	2.54x
Rose Castle Apartments	$52,000,000	7.6%	$53,000,000	N/A	58.7%	58.7%	1.88x	1.88x
601 Lexington Avenue	$41,213,720	6.0%	$682,086,280	$276,700,000	42.5%	58.8%	4.50x	3.25x
26 Broadway	$33,900,000	4.9%	$79,100,000	$177,000,000	24.3%	62.4%	3.43x	1.34x
Midtown Square	$30,430,000	4.4%	$50,000,000	N/A	62.9%	62.9%	1.55x	1.55x
Coleman Highline Phase IV	$30,000,000	4.4%	$215,000,000	$268,500,000	31.0%	65.0%	5.54x	2.64x
Visions Hotel Portfolio III	$28,063,980	4.1%	$15,979,490	N/A	52.1%	52.1%	2.44x	2.44x
ILPT Logistics Portfolio	$24,229,075	3.5%	$316,910,925	$103,860,000	29.0%	37.9%	3.12x	2.40x
Bedrock Portfolio	$20,000,000	2.9%	$410,000,000	N/A	59.4%	59.4%	3.30x	3.30x
Pacific Castle Portfolio	$20,000,000	2.9%	$44,700,000	N/A	60.0%	60.0%	2.43x	2.43x
NYC MFRT Portfolio	$15,000,000	2.2%	$45,200,000	N/A	51.5%	51.5%	2.08x	2.08x

(1)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan.
(2)	With respect to certain of the whole loans above, the mortgage loan and whole loan cut-off date loan-to-value ratios may have been calculated using “as-complete,” “as-stabilized” or similar hypothetical values or calculated inclusive of an “as-portfolio” appraised value premium. Such whole loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool— Certain Calculations and Definitions—Definitions.”
(3)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of the Constitution Center, ExchangeRight Net Leased Portfolio #54 and Visions Hotel Portfolio III whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”). With respect to the Constitution Center whole loan, the related serviced companion loans are comprised of serviced pari passu companion loans and serviced subordinate companion loans, and such whole loan is also referred to herein as a “serviced A/B whole loan”.
The Rose Castle Apartments and Pacific Castle Portfolio whole loans (each, also referred to herein as a “servicing shift whole loan,” with the mortgage loan related to each such whole loan being referred to herein as a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and, for so long as it is so serviced, will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”). However, with respect to such whole loan, after the securitization of the related controlling companion loan, such whole loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization and will thereafter constitute a “non-serviced whole loan”
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(and each related companion loan will constitute a “non-serviced companion loan”).
The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan,” and the related companion loans are each referred to as a “non-serviced companion loan.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name (Mortgage Loan Seller)	Lead Servicing Agreement as of the Closing Date(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian	Controlling Noteholder	Directing Certificateholder(3)
601 Lexington Avenue (MSMCH)	BXP 2021-601L	6.0%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Computershare Trust Company, N.A.	BXP 2021-601L	N/A(4)
26 Broadway (SMC)	BWAY 2022-26BW	4.9%	KeyBank National Association	KeyBank National Association	Computershare Trust Company, N.A.	BWAY 2022-26BW	SIP V RA REIT Rockefeller, LLC
Midtown Square (MSMCH)	BANK 2022-BNK40	4.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Computershare Trust Company, N.A.	BANK 2022-BNK40	ECMBS LLC
Coleman Highline Phase IV (BMO)	COLEM 2022-HLNE	4.4%	KeyBank National Association	KeyBank National Association	Computershare Trust Company, N.A.	COLEM 2022-HLNE	Prima Capital Advisors LLC
ILPT Logistics Portfolio (MSMCH, BMO)	ILPT 2022-LPFX	3.5%	Berkadia Commercial Mortgage LLC	Situs Holdings, LLC	Computershare Trust Company, N.A.	ILPT 2022-LPFX	CPPIB Credit Structured North America III, Inc.
Bedrock Portfolio	BMARK 2022-	2.9%	Midland Loan	KeyBank	Computershare	BMARK 2022-B32	ECMBS LLC
(SMC)	B32		Services, a Division of PNC Bank, National	National Association	Trust Company, N.A.
			Association
NYC MFRT Portfolio (BMO)	BMO 2022-C1	2.2%	KeyBank National Association	CWCapital Asset Management LLC	Computershare Trust Company, N.A.	BMO 2022-C1	Sabal Strategic Opportunities Fund, L.P.

(1)	Does not reflect the Rose Castle Apartments and Pacific Castle Portfolio mortgage loans, each of which will be a non-serviced mortgage loan after the securitization of the related controlling companion loan and thereafter will be serviced under the pooling and servicing agreement for such securitization by the master servicer and special servicer designated therein, subject to the rights of any directing certificateholder appointed thereunder.
(2)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization.
(3)	Information presented in this table relating to the lead securitization directing certificateholder is current as of the closing date of such lead securitization.
(4)	The BXP 2021-601L trust and servicing agreement provides for a directing holder; however, the certificateholders entitled to make such an appointment have not done so as of the date hereof. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The 601 Lexington Avenue Pari Passu-A/B Whole Loan”.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics	The tables set forth certain anticipated characteristics of the following mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service

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payment of any related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).
In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. Appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.
In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross- collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.
With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.
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The mortgage loans will have the following approximate characteristics as of the cut-off date:
Initial Pool Balance(1)	$685,394,176
Number of mortgage loans	39
Number of mortgaged properties	125
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,000,000 to $68,000,000
Average Cut-off Date Balance	$17,574,210
Range of Mortgage Rates	2.4945% to 5.2000%
Weighted average Mortgage Rate	3.8194%
Range of original terms to maturity or ARD(2)	60 months to 120 months
Weighted average original term to maturity or ARD(2)	116 months
Range of remaining terms to maturity or ARD(2)	56 months to 120 months
Weighted average remaining term to maturity or ARD(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	358 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	24.3% to 71.8%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	52.1%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)(6)	24.3% to 66.7%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)(6)	49.9%
Range of UW NCF DSCRs(5)(7).	1.38x to 5.54x
Weighted average UW NCF DSCR(5)(7)	2.79x
Range of UW NOI Debt Yields(5)(6)	7.5% to 19.7%
Weighted average UW NOI Debt Yield(5)(6)	11.5%
Percentage of Initial Pool Balance consisting of:	72.7%
Interest-Only
Amortizing Balloon	12.4%
Interest-Only, Amortizing Balloon	10.5%
Interest-Only - ARD	4.4%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	In the case of any ARD loan, calculated to or as of the related anticipated repayment date.
(3)	Excludes 26 mortgage loans (77.1%) that are interest-only for the entire term or until the anticipated repayment date, as applicable.
(4)	Loan-to-value ratios (such as cut-off date loan-to-value ratios and loan-to-value ratios at maturity or anticipated repayment date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios may have been calculated based on principal balance net of a holdback or earnout reserve, or using “as-complete,” “as-stabilized” or similar hypothetical values, or with respect to certain mortgage loans secured by multiple mortgaged properties, the related loan-to-value ratios may have been calculated based on an “as-portfolio” appraised value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans, if any, are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.” See the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity or ARD” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” and “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property.”
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(5)	In the case of each mortgage loan that is part of a whole loan, loan-to-value ratios, debt service coverage ratios and debt yields have been calculated including the related pari passu companion loan(s), but, unless otherwise expressly stated, excluding any related subordinate companion loan(s). With respect to the Constitution Center mortgage loan (9.9%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans, are 49.2%, 49.2%, 3.68x and 12.5%, respectively. With respect to the 601 Lexington Avenue mortgage loan (6.0%) the related loan-to- value ratio as of the cut-off date, loan-to-value ratio as of the maturity date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans, are 58.8%, 58.8%, 3.25x and 9.5%, respectively. With respect to the 26 Broadway mortgage loan (4.9%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans, are 62.4%, 62.4%, 1.34x and 7.1%, respectively. With respect to the Coleman Highline Phase IV mortgage loan (4.4%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans, are 65.0%, 65.0%, 2.64x and 6.7%, respectively. With respect to the ILPT Logistics Portfolio mortgage loan (3.5%), the related cut-off date loan-to-value ratio, loan- to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans, are 37.9%, 37.9%, 2.40x and 10.1%, respectively.
(6)	For certain mortgage loans, loan-to-value ratios and debt yields may have been calculated based on a cut-off date balance net of a holdback or earnout reserve. See the definitions of “Cut-off Date LTV Ratio”, “LTV Ratio at Maturity or ARD”, “Underwritten NCF Debt Yield” and “Underwritten NOI Debt Yield” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions— Definitions.”
(7)	Debt service coverage ratios are calculated based on Annual Debt Service, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”
All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	6 mortgage loans (30.9%) (i) are secured by mortgaged properties that were constructed or the subject of a major renovation that was completed within 12 months prior to the cut-off date and, therefore, the related mortgaged property has less than 12 months or no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property, (iii) are secured by mortgaged properties that are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) are single tenant properties that were vacant in the past but now are 100% leased to a single tenant.

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See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances and the exchangeable certificates with notional amounts that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts (other than any exchangeable certificates) will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	Regulation RR implementing the risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, will apply to this securitization. An economic interest in the credit risk of the mortgage loans in this securitization is expected to be retained by two “majority-owned affiliates” (as defined under Regulation RR) of Starwood Mortgage Capital LLC, as “retaining sponsor” (as defined under Regulation RR), in the form of a combination of (i) an “eligible vertical interest” comprised of the percentage of each class of certificates (other than the Class R certificates) retained as described under “Credit Risk Retention” (collectively, the “VRR Interest”) and (ii) an “eligible horizontal residual interest” in the form of the Class H-RR certificates (excluding the portion thereof that comprises a part of the VRR Interest) (referred to herein as the “HRR Interest”).

For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied, see “Credit Risk Retention”

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and “Risk Factors—Other Risks Relating to the Certificates—The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules” in this prospectus.

EU Securitization Regulation
and UK Securitization

Regulation	None of the sponsors, the depositor or the underwriters or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person undertakes to take any action which may be required by any potential investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the offered certificates may not be a suitable investment for investors that are subject to any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—Other Risks Relating to the Certificates—EU Securitization Regulation and UK Securitization Regulation” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record (initially expected to be Cede & Co., in the case of the offered certificates) a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through the certificate administrator’s website initially located at www.ctslink.com and may be available to certificateholders through the master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans and any REO loans held by the trust is less than 1.0% of the initial pool balance (solely for the purposes of this calculation, if such right is being exercised after March 2032 and the Coleman Highline Phase IV mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the initial pool balance and the then aggregate principal balance of the pool), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-D, Class D and Class E certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C trust components are no
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longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and (iii) such holder (or holders) pays an amount to the master servicer as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus.
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property and the interests of the trustee or any certificateholder in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the ILPT Logistics Portfolio mortgage loan, each of Morgan Stanley Mortgage Capital Holdings LLC and Bank of Montreal will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans .	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or defaulted serviced whole loans) that are specially serviced loans and/or related REO properties. In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with
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respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.
With respect to each non-serviced mortgage loan, if the related lead servicing pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan (and, in some cases, any related subordinate companion loan) as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.
Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.
In addition, the portions of the issuing entity consisting of entitlement to any excess interest collected on any mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates, will be a trust for federal income tax purposes (a “grantor trust”). The upper-tier REMIC will issue several classes of uncertificated REMIC regular interests, some of which will be held by the grantor trust. The grantor trust will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the REMIC “regular interests” issued by the upper-tier REMIC.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will represent a direct or an indirect beneficial ownership of one or more REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class X-A certificates will represent regular interests issued with original issue discount and the Class A-1, Class A-2, Class A-3 and Class A-SB certificates will represent regular interests issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.
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If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.
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SUMMARY OF RISK FACTORS

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date, which may result in non-payment of the mortgage loans.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, self-storage and parking) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
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●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Ratings: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans.

Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

If you are considering an investment in a class of exchangeable certificates, you should carefully consider the risks that are specifically applicable to the related class(es) of certificates exchangeable therefor, since they would generally apply to your certificates if you make an exchange.

Risks Related to Market Conditions and Other External Factors

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the former president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. There can be no assurance as to when states will permit full resumption of economic activity, as to whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to disruptions in the global supply chain, the financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when any contractions will cease and when steady economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID- 19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States have experienced a larger concentration of coronavirus infections and COVID-19 deaths than other regions, which is expected to result in slower resumption of economic activity than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions

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of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases;
●	retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;
●	multifamily, residential cooperative and manufactured housing community properties, which also have rental (and, in the case of residential cooperative properties, maintenance) payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

With respect to all the property types listed above, the borrowers with respect to mortgage loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of mortgage loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, include provisions which allow the tenants to abate or delay rent payments, or in certain circumstances, to terminate the related lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or other pandemic or epidemic. Such provisions have become increasingly common following the COVID-19 pandemic.

Investors should understand that the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations

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under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change. In addition, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed.

The loss models used by the rating agencies to rate the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that the decline in economic conditions precipitated by the COVID-19 pandemic and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

In addition, although the mortgage loans generally require the borrowers to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1 hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates— Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider, as the country reopens, the impact that a surge in COVID-19 cases could have on economic conditions.

Some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. Increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See Annex A-3 for additional information at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although certain borrowers and tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by

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borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties, including perceptions as to crime, risk of terrorism or other factors;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;
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●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to

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make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

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Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. The bankruptcy or receivership of a single tenant, particularly a large tenant, could have a greater impact on the related borrower and mortgage loan than would the bankruptcy of a tenant in a mortgaged property leased to several unaffiliated tenants. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction of rental payments or failure to make rental payments when due. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying

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above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,
●	in the case of government sponsored tenants, at any time or for lack of appropriations, or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.
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With respect to tenants that constitute United States government agencies or entities, generally if the related Mortgaged Property is transferred, the leases require the United States and the transferee to enter into novation agreements; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. The foregoing provisions may delay or impede the ability of the lender to realize on the related Mortgaged Properties following a default. In addition, the borrowers may be subject to certain requirements regarding management of the Mortgaged Property and the borrowers required by certain United States agencies.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;
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●	that certain multifamily properties may be considered to be “flexible apartment properties”, which properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term, and in some cases for monthly, weekly or daily terms), which creates a higher turnover rate than for other types of multifamily properties;
●	restrictions on the age or income of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent- stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact- finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates;

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a

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subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to

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properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

In addition, vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Split Interests”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the tenant mix, such as the tenants being concentrated in a particular industry or business;
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and
●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.
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Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are generally rented by customers on a short term basis and for less square feet. Short term, smaller space users may be more impacted by economic fluctuations compared to traditional long term, larger office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss. In addition, the business model for co-working tenants is evolving, and in markets where co-working tenants represent significant market share, deteriorating performance at any one location may create disruption across other co-working locations and affect the broader office market as well.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, and “—Multifamily Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most

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tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;
●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;
●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or
●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement or other business objective under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and other tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

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Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of national chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties may receive a significant portion of income from billboard revenue. Such revenue is typically shorter term than tenant leases, and may be subject to reduction if there is increased competition for such revenue.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, and in such cases, any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and
●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause

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periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hotel property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hotel property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the operating lease structure, an operating lessee (typically affiliated with the borrower) may also be an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the

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borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;
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●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.
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Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization, and tenant association rights.
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The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Parking Garages and Parking Lots Have Special Risks

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of
●	people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

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In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease and may default on its lease.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that

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have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, multifamily, hospitality and industrial properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Michigan, District of Columbia, Massachusetts and Nevada. See “Description of the Mortgage Pool—Mortgage Pool Characteristics— Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For

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example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre- existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry- cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken.

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Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes—Environmental Assessment”, “—Bank of Montreal—Bank of Montreal’s Commercial Mortgage Loan Underwriting Standards”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes—Assessment of Property Condition— Environmental Site Assessments”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may, at its option and cost but subject to certain conditions, be permitted under the related mortgage loan documents to implement future construction, renovation or alterations at the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or, in the future, are expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or, in the future, are expected to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

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Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans (such as an office property used substantially as a data center) may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, schools, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience

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financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage or loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of

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damage or loss to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. For loans secured by residential cooperative properties, for example, the zoning diligence is typically limited to appraisals, available zoning comfort letters from the jurisdiction, certificates of occupancy and/or review of the municipal reports accompanying the title insurance commitment, and third party-prepared zoning reports are not customarily obtained. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impacts of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g., LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

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In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (the “NFIP”) is scheduled to expire on September 30, 2022. We cannot assure you if or when NFIP will be reauthorized. Expiration of the NFIP could have an adverse effect on the value of properties in flood zones or their ability to be repaired or rebuilt after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.
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Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the immediately preceding calendar year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

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We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

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Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii)  are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten cash flows for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

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Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”, “—Bank of Montreal— Bank of Montreal’s Commercial Mortgage Loan Underwriting Standards” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans”, “—Starwood Mortgage Capital LLC— Review of SMC Mortgage Loans”, “—Argentic Real Estate Finance LLC—Review of Mortgage Loans for Which Argentic is the Sponsor” and “—Bank of Montreal—Review of Bank of Montreal Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate

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every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
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●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-stabilized”, “as-complete” or “as-portfolio” value as well as the “as-is” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”. As described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, for certain mortgage loans, appraised values may reflect the “as-stabilized”, “as-complete” or other hypothetical valuations.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. Appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” (or other similar term) values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” (or other similar term) value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers— Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “—Starwood Mortgage Capital LLC— SMC’s Underwriting Guidelines and Processes” and “—Bank of Montreal—Bank of Montreal’s Commercial Mortgage Loan Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the

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ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”. In addition, certain states, such as Delaware, provide protections against dissolution of a borrower by allowing a “special member” to be appointed to avoid dissolution if the borrower no longer has other members. However, many other states do not have such provisions, and borrowers formed in such states do not have such protection.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In

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particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in- Common”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “— Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

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See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower

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sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool— Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
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●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.
Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming

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and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

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State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are subject to master leases, operating leases or a similar structure, state law may provide that the lender will not have a perfected security interest in the underlying property rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s, operating lessee’s or similar party’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans— Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans may provide that if by a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until, and such deferred excess interest will be required to be paid (if and to the extent permitted under applicable law and the related loan documents, with compound interest thereon) only after the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. To the extent

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that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.
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With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines.

For example, with respect to any mortgage loans secured by properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan. Properties that are less energy efficient or that produce higher greenhouse gas emissions may also be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Tenants at certain properties may also be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

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Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

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Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material adverse effect on the cash flow and net income of the related borrower.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties and Net Leased Properties Have Specific Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Certain of the mortgaged properties securing the mortgage loans may be net leased to a ground tenant, which operates such mortgaged property as a hotel or other commercial property. Such net leased properties have risks similar to those of a leased fee property, including but not limited to the borrower’s receipt of only the related net lease income, and not the income of the underlying hotel or other property, lack of control over the operations of the mortgaged property, and reduced liquidity for such properties.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which

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provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, one of the sponsors, of Morgan Stanley Bank, N.A., one of the originators, and of Morgan Stanley & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the certificates to investors and/or in exchange for certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

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Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

It is expected that LNR Securities Holdings, LLC (an affiliate of Starwood Mortgage Capital LLC, the retaining sponsor, a mortgage loan seller and an originator) or an affiliate thereof will be the initial directing certificateholder.

In addition, Starwood Mortgage Capital LLC or its “majority-owned affiliate(s)” (as defined under Regulation RR) will be required to retain the VRR Interest and the HRR Interest as described in “Credit Risk Retention,” and Starwood Mortgage Capital LLC, as retaining sponsor, has the right to appoint the risk retention consultation party, which is expected to be LNR Securities Holdings, LLC or an affiliate thereof. The risk retention consultation party may, on a strictly non-binding basis, and subject to the limitations described in this prospectus, consult with the master servicer and/or special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the retaining sponsor may have interests that are in conflict with those of certain certificateholders, in particular if any such party or an affiliate thereof holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party, the retaining sponsor or the majority holder of the VRR Interest (any such loan referred to in this context as an “excluded RRCP loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP loan. See “Credit Risk Retention.”

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There can be no assurance that the retaining sponsor or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect

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to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator. BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal, a mortgage loan seller, an originator and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the mortgage loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.”

The Servicing of Certain Mortgage Loans Will Shift to Other Servicers

The servicing of each of the Rose Castle Apartments whole loan and the Pacific Castle Portfolio whole loan is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Servicing Shift Mortgage Loans.” Upon securitization of such promissory note, the servicing and administration of such whole loan will shift to the master servicer and special servicer under the applicable other securitization and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. Neither the closing date of any such future securitization nor the identity of any such other master servicer or special servicer has been determined (or such information may have been preliminarily determined but remains subject to change). In addition, the provisions of the pooling and servicing agreement that will govern any such future securitization have not yet been determined (or may have been preliminarily determined but remains subject to change), although they will be required to satisfy certain requirements set forth in the related intercreditor agreement. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that will govern any such future securitization, nor will they have any assurance as to the particular terms of any such other pooling and servicing agreement except to the extent of compliance with the requirements set forth in the related intercreditor agreement. Moreover, with respect to such whole loan, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of such whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan (or the controlling party in a related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement) will have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction with respect to the other loans in this mortgage pool that are serviced under the pooling and servicing agreement for this securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans.”

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master

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servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and that it will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. Such enforcement may also be influenced by any affiliation between the master servicer or special servicer, as applicable, and the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is (or is affiliated with) a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

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Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, provide valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, the mortgaged property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may currently or in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, the mortgaged property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may currently or in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently,

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personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded DCH loan, any servicing shift mortgage loan or any serviced A/B whole loan as to which the related B note holder has control rights) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate (including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause). In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder.”

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement— The Directing Certificateholder.” Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder.”

It is anticipated that on the closing date LNR Securities Holdings, LLC will be the initial directing certificateholder and will purchase approximately 65% of the Class V certificates (excluding the portion comprising a part of the VRR Interest) and STWD Liquid Holdings LLC (or an affiliate thereof) will purchase approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G certificates (in each case, excluding the portion comprising a part of the VRR Interest) and may purchase other classes of certificates. The Class H-RR certificates will be the controlling class of certificates as of the closing date. The Class H-RR certificates (excluding the portion comprising a part of the VRR Interest) are expected to be held by Starwood CMBS Horizontal Retention MSC 2022-L8 LLC.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class is a borrower party (the related mortgage loan being referred to herein as an “excluded DCH loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded DCH loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded DCH loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded DCH loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded DCH loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded DCH loan becomes subject to a workout or liquidation.

With respect to each of the non-serviced mortgage loans, the servicing shift mortgage loans and, if and for so long as the related B note holder has control rights, the serviced A/B whole loans, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans”. In addition, with respect to any serviced A/B whole loan, the related B note holder will also have certain cure and purchase rights in respect of the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced A/B Whole Loan—The Constitution Center Pari Passu-A/B Whole Loan”. Any such controlling companion loan holder may have interests in conflict with those of the MSC 2022-L8 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the MSC 2022-L8 certificates. Each

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certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”). No holder of a controlling companion loan with respect to a whole loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

With respect to each of the non-serviced whole loans, the servicing shift whole loans and the serviced A/B whole loans, the holder of the related controlling note (and, to the extent such related controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date for the related securitization transaction) is set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General.”

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class X-F and Class X-G certificates and the control eligible certificates, which are referred to in this prospectus collectively as the “B-piece buyer” (see “Pooling and Servicing Agreement— The Directing Certificateholder—General”), were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors (which included mortgage loans to be contributed by Starwood Mortgage Capital LLC, an affiliate of one of such anticipated initial investors) was adjusted based on certain of these requests. In addition, the B-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (to the extent permitted under the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer or its appointee will constitute the initial directing certificateholder. For a description of certain conflicts of interest related to the directing certificateholder, see “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and for a description of any affiliations between the B-piece buyer and other parties related to this transaction, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Other Risks Relating to the Certificates

EU Securitization Regulation and UK Securitization Regulation

Investors should be aware, and in some cases are required to be aware, of certain restrictions and obligations with regard to securitizations imposed:

(a) in the European Union (the “EU”), pursuant to Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and certain related regulatory technical standards, implementing technical standards and official guidance (together with the EU Securitization Regulation, the “EU SR Rules”);

(b) in the non-EU member states of the European Economic Area, pursuant to the EU SR Rules, to the extent (if at all) implemented or applicable in such member states; and

(c) in the United Kingdom (“UK”), pursuant to Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended (including by the Securitisation (Amendment) (EU Exit) Regulations 2019) (the “UK Securitization Regulation”) and certain related technical standards and official guidance (together with the UK Securitization Regulation, the “UK SR Rules”).

The EU SR Rules impose certain requirements (the “EU Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the EU Securitization Regulation), being: (a) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; (b) subject to certain conditions and exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds in the EU; (d) certain internally-managed investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive; and (e) credit institutions and investment firms as defined in Regulation (EU) No 575/2013 (and the EU Investor Requirements apply also to certain consolidated affiliates, wherever established or located, of such credit institutions and, in certain cases, of such investment firms). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

The UK SR Rules impose certain requirements (the “UK Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the UK Securitization Regulation), being: (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) FCA investment firms as defined in Regulation (EU) No 575/2013, as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) CRR firms as defined in the UK CRR (and the UK Investor Requirements apply also to certain consolidated affiliates, wherever established or located, of such CRR firms). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Investor Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional

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Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.

In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations” (and references to “each Securitization Regulation”, “either Securitization Regulation” or “the relevant Securitization Regulation” shall be construed accordingly); (b) the EU SR Rules and the UK SR Rules are referred to together as the “SR Rules”; (c) the EU Investor Requirements and the UK Investor Requirements are referred to together as the “SR Investor Requirements”; (d) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (e) a “third country” is (i) under the EU SR Rules, a country other than an EU member state, or (ii) under the UK SR Rules, a country other than the UK. A reference to the “applicable” Securitization Regulation, SR Rules or SR Investor Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation, the SR Rules or the SR Investor Requirements to which such SR Institutional Investor is subject.

Under the applicable SR Investor Requirements, an SR Institutional Investor is permitted to invest in a securitization (as defined for purposes of the applicable SR Rules) only if, amongst other things:

(i) where the originator, sponsor or original lender is established in a third country, such SR Institutional Investor has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than 5% in the securitization determined in accordance with Article 6 of the applicable Securitization Regulation and discloses the risk retention in accordance with the applicable SR Rules;

(ii)  in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity (i.e., the issuer) has, where applicable, made available certain information prescribed by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article;

(iii) in the case of a UK Institutional Investor, it has verified that, where the originator, sponsor or securitization special purpose entity is established in a third country, the relevant entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(iv) where the originator or original lender is established in a third country, the SR Institutional Investor has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The SR Investor Requirements further require that an SR Institutional Investor carries out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, while holding an exposure to a securitization, an SR Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (a) establishing appropriate written procedures to monitor compliance with the applicable SR Investor Requirements and the performance of the investment and of the underlying assets; (b) performing stress tests on the cash flows and collateral values supporting the underlying assets; (c) ensuring internal reporting to its management body; and (d) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management of its investment and as otherwise required by the applicable SR Rules.

It remains unclear, in certain respects, what is and will be required for SR Institutional Investors to demonstrate compliance with the applicable SR Investor Requirements.

Failure to comply with one or more applicable SR Investor Requirements may result in various sanctions including, in the case of those SR Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitisation position acquired by the relevant SR Institutional Investor, or, in certain other cases, a requirement to take corrective action.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any

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other action in respect of such securitization, in a manner prescribed or contemplated by the SR Rules. In particular, no such person undertakes to take any action which may be required by any SR Institutional Investor for the purposes of its compliance with any applicable SR Investor Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any SR Institutional Investor with any SR Investor Requirements.

Consequently, the certificates may not be a suitable investment for any SR Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the SR Rules and their compliance with any applicable SR Investor Requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

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Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various

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classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. Finally, other Securities and Exchange Commission enforcement actions, including litigation, against any rating agency or other regulatory issues involving a rating agency could result in a downgrade, withdrawal or qualification of an assigned rating, which could have an adverse impact on the liquidity, market value and regulatory characteristics of the certificates. On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable

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rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
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●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes. In particular, the formulas for calculating the entitlements of the classes of Exchangeable IO Certificates to such amounts are different than the formula for calculating the entitlements of the Class X-A certificates to such amount.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates or Exchangeable IO Certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of certificates indicated in the table below is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates or trust components whose certificate balances comprise such notional amount, the yield to maturity on the indicated classes of certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying class(es) of principal balance certificates or underlying trust component(s).

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Interest-Only Class of Certificates	Underlying Class(es) of Certificates or Underlying Trust Component(s)
Class X-A.	Class A-1, Class A-2, Class A-3 and Class A-SB certificates and Class A-4 and Class A-5 trust components
Class A-4-X1	Class A-4-1 certificates
Class A-4-X2	Class A-4-2 certificates
Class A-5-X1	Class A-5-1 certificates
Class A-5-X2	Class A-5-2 certificates
Class A-S-X1 ..	Class A-S-1 certificates
Class A-S-X2 ..	Class A-S-2 certificates
Class B-X1	Class B-1 certificates
Class B-X2	Class B-2 certificates
Class C-X1	Class C-1 certificates
Class C-X2	Class C-2 certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of certificates with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates and the Class A-4 and Class A-5 trust components remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2 and Class A-3 certificates and the Class A-4 and Class A-5 trust components were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer may not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the offered certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

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In addition, to the extent losses are realized on the mortgage loans, first, the Class H-RR, Class G, Class F, Class E and Class D certificates and the Class C, Class B and Class A-S trust components, in that order, and then, the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 trust components, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class or trust component. Any portion of such amount applied to the Class A-4, Class A-5, Class A-S, Class B or Class C trust component will reduce the certificate balance or notional amount of each class of certificates in the related group of Exchangeable Certificates by an amount equal to the product of (x) its certificate balance or notional amount, divided by the certificate balance of such trust component prior to the applicable reduction, and (y) the amount applied to such trust component. In addition, with respect to a class of certificates with a notional amount, a reduction in the certificate balance of an underlying class of certificates or underlying trust component will result in a corresponding reduction in the notional amount of the subject class of certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases, Substitutions and Additions” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S Exchangeable Certificates (collectively), the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-D, Class X-F and Class X-G certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates (solely in the case of the Class B Exchangeable Certificates and the Class C Exchangeable Certificates) and the Class B Exchangeable Certificates (solely in the case of the Class C Exchangeable Certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

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Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded DCH loan and except that, with respect to the non-serviced mortgage loans, any servicing shift mortgage loans, any serviced A/B whole loan as to which the related B note holder has control rights and any controlling serviced pari passu companion loans, it will only have limited consultation rights) and the right to replace the special servicer under the pooling and servicing agreement with or without cause, except that if a control termination event occurs and is continuing, the directing certificateholder will lose the related consent rights and the right to replace the special servicer, and if a consultation termination event occurs, then the directing certificateholder will lose the related consultation rights. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded RRCP loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans and whole loans serviced under the pooling and servicing agreement, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. With respect to any serviced A/B whole loan as to which the related B note holder has control rights and servicing shift mortgage loans, the directing certificateholder does not have consent rights, and the holder of the related controlling companion loan will have consent and consultation rights similar in nature to those otherwise exercisable by the directing certificateholder, and the special servicer may take actions that could have a similar adverse effect. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders.”

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or

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upon the advice of the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note), take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders,” “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of and for the benefit of the certificateholders (as a collective whole as if such certificateholders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement (although when they may be exercised may differ). Further, the operating advisor will generally have no obligations or consultation or other rights under the pooling and servicing agreement for this transaction with respect to any of the non-serviced mortgage loans or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer under the pooling and servicing agreement for this securitization with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any non-serviced loan, any excluded DCH loan, any servicing shift mortgage loan or any serviced A/B whole loan as to which the related B note has control rights as described in this prospectus (provided that so long as LNR Securities Holdings, LLC or an affiliate (including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause). After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances based on a certificateholder vote as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the special servicer (so long as a control termination event has occurred and is continuing or the vote is based on recommendation of the operating advisor), the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will require the trustee to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer, as applicable, for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each of the non-serviced whole loans, the servicing shift whole loans and any serviced A/B whole loan as to which the related B note holder has control rights, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer responsible for servicing such whole loan with or without cause, and without the consent of the issuing entity. The certificateholders will generally have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

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The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holder of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (other than the holder of the related controlling companion loan for any servicing shift whole loan, which will have certain control rights as described below) will have certain non-binding consultation rights with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Each such companion loan holder and any representative thereof may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

The holder of the related controlling companion loan for any servicing shift whole loan will have certain consent and consultation rights with respect to certain matters relating to the related mortgage loan and the right to replace the special servicer with or without cause, solely with respect to the subject whole loan. These actions and decisions include, among others, the right, in certain circumstances, to modify or waive any of the terms of the related mortgage loan documents, call or waive any event of default under the related mortgage loan documents and consent to any action or failure to act by any party to the related mortgage loan documents. The exercise of these rights may cause the special servicer to take actions with respect to the related whole loan that could adversely affect the interests of investors in one or more classes of offered certificates.

With respect to any whole loan that includes a subordinate companion loan, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the controlling noteholder (or designated party with respect to any securitization trust holding the controlling note) may conflict with those of the holders of some or all of the classes of certificates, and accordingly such party may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (other than Morgan Stanley Mortgage Capital Holdings LLC in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, absent a material breach of a representation or warranty, the applicable mortgage loan seller will have no obligation to repurchase a mortgage loan if the related borrower is or has been adversely affected by the COVID-19 pandemic. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu

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companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the ILPT Logistics Portfolio mortgage loan, representing approximately 3.5% of the initial pool balance, which was co-originated by Morgan Stanley Bank, N.A. and Bank of Montreal, each such mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note sold by it to the depositor as if the note contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances only one of Morgan Stanley Mortgage Capital Holdings LLC and Bank of Montreal will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to each whole loan with one or more subordinate companion loans, prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, collections of scheduled principal payments and certain other unscheduled principal payments with respect to the related whole loan received from the related borrower may generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata and pari passu basis. See “Description of the Mortgage Pool—The Whole Loans.” Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

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If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the

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Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, Computershare Trust Company, National Association (“Computershare”) recently entered into a business combination transaction with Wells Fargo Bank, National Association (“Wells Fargo”), acquiring substantially all of its trustee and certificate administrator lines of business. A combination transaction of the size and nature of the transaction between Wells Fargo and Computershare may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that such transaction will not cause disruptions in the performance of Computershare’s duties and obligations as certificate administrator and custodian under the pooling and servicing agreement.

See also “Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

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Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property.

When foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Property under construction can qualify as foreclosure property under the REMIC provisions but the REMIC cannot continue the construction unless more than 10% of the construction was complete at the time default on the real estate mortgage loan became “imminent.”

Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

Loan Modifications Related to COVID-19

On April 13, 2020, the IRS issued REMIC guidance under Revenue Procedure 2020-26 regarding forbearance granted to mortgage loan borrowers experiencing financial hardship due to the COVID-19 emergency. Under Revenue Procedure 2020-26, REMICs can grant forbearance relief to COVID-19-affected borrowers of mortgage loans without suffering certain adverse tax consequences. In particular, a COVID-19 related modification of a mortgage loan held by a REMIC, by itself, will not jeopardize the treatment of such mortgage loan as a “qualified mortgage” for REMIC tax purposes and will not jeopardize the tax status of the REMIC that holds such loan as a “REMIC” for federal income tax purposes. In addition, if a mortgage loan satisfied the “principally secured” test (see “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates”) at the time of origination, such loan will not be re-tested for such purpose solely because there was a COVID-19 related modification after origination. The relief generally applies to mortgage loans where forbearance (i) is put in place between March 27, 2020 and December 31, 2020, and (ii) lasts for a period of six months or less or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of Revenue Procedure 2020-26. On January 14, 2021, the IRS issued Revenue Procedure 2021-12 extending the expiration date relevant to the application of the aforementioned safe harbor to September 30, 2021. The time period covered by IRS Revenue Procedure 2020-26 (as extended by IRS Revenue Procedure 2021-

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12)  has lapsed and it is unclear whether the IRS will further extend the application of IRS Revenue Procedure 2020- 26 or issue new guidance for forbearances granted after September 30, 2021.

The special servicer will be allowed to grant a forbearance on a mortgage loan related to the global COVID-19 emergency only if (i) prior to September 30, 2021 (or prior to such later date as may be provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such mortgage loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC tax consequence.

This could impact the timing of payments and ultimate recovery on the mortgage loans, and likewise on one or more classes of offered certificates.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan- to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for

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taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse certificateholders for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules

To finance a portion of the purchase price of the VRR Interest, Starwood Conduit CMBS Vertical Retention I LLC (“Vertical MOA”), a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of Starwood Mortgage Capital LLC (“SMC”), in its capacity as seller, is expected to enter into a repurchase finance facility with a repurchase counterparty, in its capacity as buyer. In connection with a repurchase financing transaction between Vertical MOA and the repurchase counterparty relating to this securitization, the repurchase counterparty would advance funds to enable Vertical MOA to finance a portion of the purchase price of the VRR Interest to be acquired by Vertical MOA. The VRR Interest will be purchased in order for SMC to satisfy its obligation as retaining sponsor with respect to the securitization constituted by the issuance of the certificates under the Credit Risk Retention Rules.

Although the Credit Risk Retention Rules allow for eligible retaining parties to enter into financing arrangements to finance the acquisition of risk retention interests and expressly permit such financing arrangements to be in the form of a “repurchase agreement”, there is no guidance from any regulatory agency as to which types of terms and conditions of such financing arrangements comply or do not comply with the Credit Risk Retention Rules. As a result, it is possible that a regulatory agency would make a determination that the terms and conditions of a repurchase finance facility cause SMC, in its capacity as retaining sponsor, or Vertical MOA, in its capacity as a retaining party, to fail to comply with the Credit Risk Retention Rules on the effective date of the repurchase finance facility or at any other time during the term of such repurchase finance facility.

None of the mortgage loan sellers (other than SMC), the depositor, the underwriters, the initial purchasers, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor or the asset representations reviewer makes any representation as to the compliance of SMC or Vertical MOA in any respect with

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the Credit Risk Retention Rules including, without limitation, whether (i) the manner in which SMC is fulfilling its obligation to retain the VRR Interest satisfies such rules, (ii) Vertical MOA is eligible to retain the VRR Interest or (iii) the structure of such repurchase finance facility would cause SMC to fail to comply with the Credit Risk Retention Rules.

In connection with the repurchase financing transaction, Vertical MOA has represented to the repurchase counterparty that (i) SMC is a “sponsor” (as defined in the Credit Risk Retention Rules) of the securitization transaction constituted by the issuance of the certificates, (ii) it is a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of SMC, (iii) its obligations under the repurchase finance facility are full recourse to it, and (iv) to its knowledge, it is in compliance with the Credit Risk Retention Rules. In addition, the obligations of Vertical MOA under any repurchase finance facility will be (a) subject to a limited guaranty by Starwood Property Trust, Inc. and (b) secured by the VRR Interest as well as additional CMBS collateral from one or more other transactions. Unless accelerated by the repurchase counterparty or terminated early by Vertical MOA, the end of the term of the repurchase transaction would be six months after the assumed final distribution date of the junior-most rated class of certificates issued by this securitization. If distributions in respect of the purchased securities are not sufficient to cover the financing fees and margin requirements under the repurchase finance facility, the repurchase counterparty will be entitled to use additional pledged securities to satisfy the related indebtedness. Any collateral pledged with respect to the repurchase finance facility may also secure other repurchase finance facilities with such a repurchase counterparty.

Upon the occurrence of certain specified events of default under such repurchase finance facility, including an event of default resulting from Vertical MOA’s failure to satisfy its payment obligations, such repurchase counterparty may exercise creditor remedies that could include accelerating the payment obligations of Vertical MOA and not transferring legal title to the VRR Interest back to Vertical MOA. In addition, Vertical MOA’s repurchase financing facilities with a repurchase counterparty may be cross-defaulted. As a result, an event of default with respect to a repurchase finance facility would result in an event of default for all such repurchase finance facilities. Although, under the terms of the repurchase finance facility, the repurchase counterparty may agree to first exercise its remedies in respect of the collateral which does not constitute the VRR Interest and the other retention interests of Vertical MOA which are the subject of a repurchase finance facility, the occurrence of an event of default under a repurchase finance facility and the exercise of the repurchase counterparty’s remedies thereunder could result in SMC, in its capacity as retaining sponsor, failing to be in compliance with the Credit Risk Retention Rules.

Under a repurchase transaction and subject to its terms, legal title to the VRR Interest will initially be sold to the repurchase counterparty. Notwithstanding the sale and purchase of such securities, a repurchase finance facility is intended to be a financing and is expected to be treated as such under United States generally accepted accounting principles. This treatment would be based in part on the expectation that the repurchase counterparty will transfer legal title to the VRR Interest back to Vertical MOA upon payment in full of Vertical MOA’s obligations under the applicable repurchase transaction. Although the repurchase counterparty would be obligated to use commercially reasonable efforts to effect such transfer, notwithstanding a repurchase counterparty’s commercially reasonable efforts, such repurchase counterparty may not be able to effect such a transfer and such failure would not constitute an event of default in respect of the repurchase counterparty under the repurchase finance facility. Any failure of the repurchase counterparty to return all or any portion of the VRR Interest to Vertical MOA when due would likely cause the applicable regulatory authority to view SMC as no longer being in compliance with its risk retention obligations.

In exercising rights under a repurchase finance facility to (i) exercise creditor remedies, (ii) exercise voting rights with respect to the VRR Interest or (iii) take any other action or remedy, the repurchase counterparty (a) would not owe any duty of care to any person (including, but not limited to, any other certificateholder, the depositor, issuing entity, the trustee, any underwriter or SMC); (b) would not be obligated to act in a fiduciary capacity to any such person; (c) would only be required to consider the interests of itself and/or its affiliates, without regard to the impact on compliance with the risk retention rules or any related effect on any such person; (d) may realize gains in connection with any sale, transfer and/or repurchase of purchased securities; and (e) would not be prohibited from engaging in activities that compete or conflict with those of any such person.

General

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional

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investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn, including any economic downturn related to the COVID-19 outbreak, may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected. See “—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” above.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of

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certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The offered certificates are a new issue of securities with no established trading market and we cannot assure you that a secondary market for the offered certificates will develop. The underwriters are under no obligation to make a market in the offered certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). If a secondary market does develop, we cannot assure you that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and
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otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.
●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining parties will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of any retaining party to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of

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the certificates. Furthermore, notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, any retaining party or other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, any retaining party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

On March 25, 2020, the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is extensive and significant legislation, and the majority of implementing regulations have not yet been issued. The potential impact of the CARES Act on the borrowers is not yet known. It is possible that compliance with the implementing regulations under the CARES Act may impose costs on, or create operational constraints for, the borrowers and may have an adverse impact on the ability of the master servicer to effectively service the mortgage loans. Further, certain governmental authorities, including federal, state or local governments, could enact, and in some cases already have enacted, laws, regulations, executive orders or other guidance that allow mortgagors to forgo making scheduled payments for some period of time, require modifications to mortgage loans (e.g. waiving accrued interest), preclude creditors from exercising certain rights or taking certain actions with respect to collateral, including foreclosure actions or temporary closures of the master servicer or the special servicer as “non-essential businesses” or otherwise.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of 39 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $685,394,176 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in April 2022 (or, in the case of any Mortgage Loan that has its first due date after April 2022, the date that would have been its due date in April 2022 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

12 Mortgage Loans (62.9%) are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The mortgage loan sellers set forth in the chart under “Summary of Terms—Relevant Parties—Sponsors” will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the certificates.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial and/or multifamily real properties (each, a “Mortgaged Property”). See, however, “—Real Estate and Other Tax Considerations” below.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

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Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on April 7, 2022 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

Except as specifically provided in this prospectus, information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related Pari Passu Companion Loan, but excluding the principal balance and debt service payment of any related Subordinate Companion Loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

References to any specified Mortgage Loan should be construed to refer to the Mortgage Loan secured by the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination and have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, “Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;
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●	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” value (or any equivalent term) as well as an “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re- tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 to this prospectus is not the “as-is” appraised value (or, in the case of a portfolio of Mortgaged Properties, is not the sum of the “as-is” appraised values of the individual Mortgaged Properties), but is instead calculated based on the condition(s) set forth in the table below:

Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity or ARD (Other Than “As- Is”)	Other Than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity or ARD (“As-Is”)	“As-Is” Appraised Value
Constitution Center(1)	9.9%	43.5%	43.5%	$914,000,000	44.2%	44.2%	$900,000,000
Visions Hotel Portfolio III(2)	4.1%	52.1%	41.8%	$84,500,000	53.7%	43.1%	$82,000,000
ILPT Logistics Portfolio(3)	3.5%	29.0%	29.0%	$1,175,000,000	30.2%	30.2%	$1,128,300,000
Pacific Castle Portfolio(4)	2.9%	60.0%	60.0%	$107,800,000	63.8%	63.8%	$101,350,000
East Boston MF Portfolio III(5)	1.8%	58.6%	58.6%	$20,900,000	61.9%	61.9%	$19,790,000

(1)	The Other Than “As-Is” Appraised Value represents the hypothetical as-is value as of December 29, 2021, which is based on the assumption that a capital reserve account is established to address the General Service Administration’s free rent under its lease agreement dated April 30, 2021 with a lease commencement date of May 1, 2022. At origination, the borrower deposited $14,343,252 into a free rent reserve. The appraisal also attributes $1,473,043 to the present value of a solar incentive, which has not yet been received.
(2)	The Other Than “As-Is” Appraised Value represents the portfolio market value of the Visions Hotel Portfolio III Mortgaged Properties as of February 1, 2022, if the entire portfolio is marketed to a single purchaser, and includes a portfolio premium. The appraisal provides that the portfolio premium would not apply to the individual Visions Hotel Portfolio III Mortgaged Properties if sold separately.
(3)	The Other Than “As-Is” Appraised Value represents the portfolio market value of the ILPT Logistics Portfolio Mortgaged Properties as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single purchaser.
(4)	The Other Than “As-Is” Appraised Value represents the portfolio market value of the Pacific Castle Portfolio Mortgaged Properties as of December 28, 2021, if the entire portfolio is marketed to a single purchaser, and includes a portfolio premium. The appraisal provides that the portfolio premium would not apply to the individual Pacific Castle Portfolio Mortgaged Properties if sold separately.
(5)	The Other Than “As-Is” Appraised Value represents the portfolio market value of the East Boston MF Portfolio III Mortgaged Properties as of November 3, 2021, if the entire portfolio is marketed to a single purchaser, and includes a portfolio premium. The appraisal provides that the portfolio premium would not apply to the individual East Boston MF Portfolio III Mortgaged Properties if sold separately.
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With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Operating Income” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.
●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, “Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

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●	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, the Cut-off Date Loan-to-Value Ratios were calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).
●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group divided by the aggregate Appraised Value of the related Mortgaged Properties securing such group.
●	With respect to Mortgage Loans which have an Appraised Value other than an “as is” appraised value, as set forth in the definition of “Appraised Value” above, the Cut-off Date LTV is, unless otherwise indicated, based on such non-“as is” Appraised Value.

See the definition of “Appraised Value” above and Annex A-1 and the related footnotes. “EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leasable area.

“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the UW NCF DSCR with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity / ARD”, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Balloon Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).
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●	In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.
●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the related Mortgage Loans comprising such group divided by the aggregate Appraised Value of the related Mortgaged Properties securing such group.
●	With respect to Mortgage Loans which have an Appraised Value other than an “as is” appraised value, as set forth in the definition of “Appraised Value” above, the LTV Ratio at Maturity or ARD is, unless otherwise indicated, based on such non-“as is” Appraised Value.

See the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is

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obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease.”

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.
●	“DEF/YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).
●	“LO(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.
●	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Qualified Opportunity Zone” means qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any

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qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“Remaining Term to Maturity” or “Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates each Mortgage Loan that is an ARD Loan.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgaged Property, the annual operating expenses estimated for that Mortgaged Property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

●	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;
●	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the Mortgaged Property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and
●	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

●	salaries, wages and benefits;
●	the costs of utilities;
●	repairs and maintenance;
●	marketing;
●	insurance;
●	management;
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●	landscaping;
●	security, if provided at the Mortgaged Property;
●	real estate taxes;
●	general and administrative expenses; and
●	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).
●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, unless otherwise indicated, the Underwritten NCF Debt Yield means the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF,” with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, “U/W NCF DSCR” or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that unless otherwise indicated, the Underwritten Net Cash Flow DSCR with respect to (x) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan), and (y) any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is

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calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

In addition, notwithstanding the foregoing, the vacancy assumption used in determining the revenue component of Underwritten Net Operating Income may have used vacancy information for the subject Mortgaged Property and the related markets that pre-dates the impact of the COVID-19 pandemic.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield”, “U/W NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan; provided, that:

●	With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated with regard to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan); and
●	With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

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“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that:

●	With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).
●	With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income for the Mortgaged Properties securing all Mortgage Loans comprising such group.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing properties, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds or (d) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any Subordinate Companion Loan or any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

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Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$685,394,176
Number of mortgage loans	39
Number of mortgaged properties	125
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,000,000 to $68,000,000
Average Cut-off Date Balance	$17,574,210
Range of Mortgage Rates	2.4945% to 5.2000%
Weighted average Mortgage Rate	3.8194%
Range of original terms to maturity or ARD(2)	60 months to 120 months
Weighted average original term to maturity or ARD(2)	116 months
Range of remaining terms to maturity or ARD(2)	56 months to 120 months
Weighted average remaining term to maturity or ARD(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	358 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	357 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	24.3% to 71.8%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	52.1%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)(6)	24.3% to 66.7%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)(6)	49.9%
Range of UW NCF DSCRs(5)(7)	1.38x to 5.54x
Weighted average UW NCF DSCR(5)(7)	2.79x
Range of UW NOI Debt Yields(5)(6)	7.5% to 19.7%
Weighted average UW NOI Debt Yield(5)(6)	11.5%
Percentage of Initial Pool Balance consisting of:
Interest-Only	72.7%
Amortizing Balloon	12.4%
Interest-Only, Amortizing Balloon	10.5%
Interest-Only - ARD	4.4%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	In the case of any ARD Loan calculated to or as of the related Anticipated Repayment Date.
(3)	Excludes 26 Mortgage Loans (77.1%) that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.
(4)	Loan-to-value ratios (such as Cut-off Date LTV Ratios and LTV Ratios at Maturity or ARD) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios may have been calculated based on principal balance net of a holdback or earnout reserve, or using “as-complete,” “as-stabilized” or similar hypothetical values, or with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the related loan-to-value ratios may have been calculated based on an “as-portfolio” appraised value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans, if any, are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions— Definitions.” See the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity or ARD” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” and “Risk Factors—Risks Relating to the Mortgage Loans— Appraisals May Not Reflect Current or Future Market Value of Each Property.”
(5)	In the case of each Mortgage Loan that is part of a Whole Loan, the UW NCF DSCR, Cut-off Date LTV Ratio, the LTV Ratio at Maturity or ARD and the UW NOI Debt Yield have been calculated including the related Pari Passu Companion Loan(s), but, unless otherwise expressly stated, excluding any related Subordinate Companion Loan(s). With respect to the Constitution Center Mortgage Loan (9.9%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 49.2%, 49.2%, 3.68x and 12.5%, respectively. With respect to the 601 Lexington Avenue Mortgage Loan (6.0%) the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 58.8%, 58.8%, 3.25x and 9.5%, respectively. With respect to the 26 Broadway Mortgage Loan (4.9%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 62.4%, 62.4%, 1.34x and 7.1%, respectively. With respect to the Coleman Highline Phase IV Mortgage Loan (4.4%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 65.0%, 65.0%, 2.64x and 6.7%, respectively. With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), the related Cut-off Date LTV Ratio, LTV Ratio at
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Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 37.9%, 37.9%, 2.40x and 10.1%, respectively.

(6)	For certain Mortgage Loans, loan-to-value ratios and debt yields may have been calculated based on a Cut-off Date Balance net of a holdback or earnout reserve. See the definitions of “Cut-off Date LTV Ratio”, “LTV Ratio at Maturity or ARD”, “Underwritten NCF Debt Yield” and “Underwritten NOI Debt Yield” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions— Definitions.”
(7)	Debt service coverage ratios (such as UW NCF DSCR or UW NOI DSCR) are calculated based on Annual Debt Service, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, debt yields and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	19	$261,286,068	38.1%
CBD	12	$209,014,520	30.5%
Suburban	4	$45,825,000	6.7%
Medical	3	$6,446,548	0.9%
Retail	46	$203,948,898	29.8%
Single Tenant	36	$94,475,952	13.8%
Anchored	6	$57,008,073	8.3%
Shadow Anchored	1	$33,000,000	4.8%
Unanchored	3	$19,464,873	2.8%
Multifamily	16	$78,550,000	11.5%
Mid Rise	1	$52,000,000	7.6%
Garden	2	$14,300,000	2.1%
Low Rise	13	$12,250,000	1.8%
Hospitality	8	$47,121,495	6.9%
Limited Service	5	$27,648,529	4.0%
Extended Stay	2	$12,091,057	1.8%
Full Service	1	$7,381,909	1.1%
Industrial	18	$34,904,075	5.1%
Warehouse/Distribution	14	$22,588,075	3.3%
Warehouse	1	$10,675,000	1.6%
Manufacturing/Distribution	3	$1,641,001	0.2%
Mixed Use	7	$31,009,927	4.5%
Multifamily/Retail	4	$17,821,927	2.6%
Office/Retail	1	$8,000,000	1.2%
Multifamily/Office	1	$4,550,000	0.7%
Multifamily/Office/Retail	1	$638,000	0.1%
Self Storage	6	$24,462,513	3.6%
Self Storage	6	$24,462,513	3.6%
Other	5	$4,111,200	0.6%
Parking Garage	5	$4,111,200	0.6%
Total	125	$685,394,176	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government- mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See

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“Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” below.

Additional information with respect to certain specific property types is set forth below.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to multifamily properties include:

●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), the related borrower has applied for, and the Mortgaged Property is expected to benefit from, a 35-year 421-a tax abatement under the New York City Department of Housing Preservation and Development 421-a tax abatement program (the “421a Tax Abatement Program” ). In connection with the expected 421-a tax abatement, the borrower will be required to reserve at least 30.0% of the units at the Mortgaged Property for tenants earning no more than 130.0% of the area median income, subject to certain rental restrictions. See “— Real Estate and Other Tax Considerations.”

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to office properties include:

●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the borrower sponsor also owns a property located at 599 Lexington Avenue which is directly competitive with the Mortgaged Property.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

With respect to the retail properties and the mixed use properties with retail components set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to retail properties include:

●	With respect to the Mountain’s Edge Marketplace Mortgage Loan (4.8%), the borrower sponsor owns additional portions of the related shopping center which were not included in the Mortgaged Property.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hospitality Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality properties may be particularly affected by seasonality, as a result of which, in certain months, the debt service coverage ratio for such hotels is less, and can be significantly less, than 1.00x, on a monthly basis. With respect to Mortgage Loans that are secured by hospitality properties, and are subject to seasonality, seasonality reserves may not have been taken.

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Self Storage Properties

With respect to the self storage properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus.

Specialty Use Concentrations

Certain Mortgaged Properties have, among their 5 largest tenants, a tenant that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant. Specialty uses among the top 5 tenants identified on Annex A-1 at each Mortgaged Property include:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Medical Office	9	9.6%
Restaurant(2)	6	9.4%
Bank Branch	2	6.5%
Gym, fitness center, indoor climbing center or a health club	1	4.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.
(2)	Excludes any hotel properties that may have a restaurant on-site.

With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), the Kum & Go—North Little Rock, AR Mortgaged Property includes a gas station. With respect to the Fleet Farm – Waukee Mortgage Loan (4.0%), the Mortgaged Property includes a gas station. With respect to the Foothill Center Mortgage Loan (1.9%), Circle K, the largest tenant at the Mortgaged Property, is a gas station.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

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Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross- collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit/Room/ SF(1)	UW NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(2)(3)	Property Type
Constitution Center	$68,000,000	9.9%	$282.26	4.30x	43.5%	Office
ExchangeRight Net Leased Portfolio #54	$68,000,000	9.9%	$168.91	2.54x	55.0%	Various
Rose Castle Apartments	$52,000,000	7.6%	$504,807.69	1.88x	58.7%	Multifamily
601 Lexington Avenue	$41,213,720	6.0%	$431.65	4.50x	42.5%	Office
26 Broadway	$33,900,000	4.9%	$134.57	3.43x	24.3%	Office
Mountains Edge Marketplace	$33,000,000	4.8%	$286.83	1.38x	71.0%	Retail
Midtown Square	$30,430,000	4.4%	$138.61	1.55x	62.9%	Retail
Coleman Highline Phase IV	$30,000,000	4.4%	$372.38	5.54x	31.0%	Office
Visions Hotel Portfolio III	$28,063,980	4.1%	$85,355.56	2.44x	52.1%	Hospitality
Fleet Farm - Waukee.	$27,622,500	4.0%	$147.06	2.10x	63.6%	Retail
ILPT Logistics Portfolio	$24,229,075	3.5%	$36.14	3.12x	29.0%	Industrial
1021-1023 38th Street	$21,000,000	3.1%	$371.60	2.08x	63.8%	Office
Bedrock Portfolio	$20,000,000	2.9%	$159.58	3.30x	59.4%	Various
Pacific Castle Portfolio	$20,000,000	2.9%	$139.11	2.43x	60.0%	Retail
Stadium Crossings	$19,500,000	2.8%	$183.85	2.31x	60.0%	Office
Top 3 Total/Weighted Average	$188,000,000	27.4%		2.99x	51.9%
Top 5 Total/Weighted Average	$263,113,720	38.4%		3.29x	46.8%
Top 10 Total/Weighted Average	$412,230,200	60.1%		3.03x	50.3%
Top 15 Total/Weighted Average	$516,959,275	75.4%		2.96x	50.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/Room/SF, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).
(2)	The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the Constitution Center Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 3.68x and 49.2%, respectively. The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the 601 Lexington Avenue Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 3.25x and 58.8%, respectively. The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the 26 Broadway Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 1.34x and 62.4%, respectively. The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the Coleman Highline Phase IV Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 2.64x and 65.0%, respectively. The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the ILPT Logistics Portfolio Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 2.40x and 37.9%, respectively.
(3)	With respect to certain of the Mortgage Loans above, the Cut-off Date LTV Ratio has been calculated based on principal balance net of an earnout, or using “as complete,” “as stabilized” or similar hypothetical values or calculated inclusive of an “as-portfolio” appraised value premium. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth in the table below, the Mortgage Pool will include 9 Mortgage Loans (29.0%) that are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan or group of cross-collateralized Mortgage Loans may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This

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would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi Property Mortgage Loans

Mortgage Loan/Property Portfolio	Multi Property Loan or Cross-Collateralized	Aggregate Cut-off	Approx. % of Initial Pool
Names	Group	Date Balance	Balance(1)
ExchangeRight Net Leased Portfolio #54	Multi-Property Loan	$68,000,000	9.9%
Visions Hotel Portfolio III	Multi-Property Loan	$28,063,980	4.1%
ILPT Logistics Portfolio	Multi-Property Loan	$24,229,075	3.5%
Bedrock Portfolio	Multi-Property Loan	$20,000,000	2.9%
Pacific Castle Portfolio	Multi-Property Loan	$20,000,000	2.9%
NYC MFRT Portfolio	Multi-Property Loan	$15,000,000	2.2%
East Boston MF Portfolio III	Multi-Property Loan	$12,250,000	1.8%
All-Star Self Storage	Multi-Property Loan	$6,000,000	0.9%
Walgreens and Dollar General Portfolio	Multi-Property Loan	$5,300,000	0.8%
Total		$198,843,055	29.0%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

Two groups of Mortgage Loans, set forth in the table below, are comprised of Mortgage Loans that are not cross-collateralized but have borrower sponsors that are related by virtue of having at least one controlling project sponsor or principal in common. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” and Annex A-1.

Mortgage Loan/Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
Fleet Farm - Waukee	1	$27,622,500	4.0%
Stadium Crossings	1	19,500,000	2.8
Murray Road Industrial Center	1	10,675,000	1.6
Total for Group 1:	3	$57,797,500	8.4%
Group 2:
Oak Ridge Apartments	1	$9,000,000	1.3%
Country Court Apartments	1	5,300,000	0.8
Total for Group 2:	2	$14,300,000	2.1%

(1)	Totals may not equal the sum of such amounts listed due to rounding.
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Geographic Concentrations

The table below shows the states or jurisdictions that have concentrations of Mortgaged Properties that represent 5.0% or more of the Initial Pool Balance by Allocated Loan Amount:

Geographic Distribution(1)

State/Jurisdiction	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	16	$215,602,700	31.5%
California	6	$79,084,957	11.5%
Michigan	19	$68,305,585	10.0%
District of Columbia	1	$68,000,000	9.9%
Massachusetts	17	$41,967,192	6.1%
Nevada	3	$39,210,424	5.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 31 other states, with no more than 4.1% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	8 Mortgaged Properties (13.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15.0%.
●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida or North Carolina, which areas are more susceptible to hurricanes.

Mortgaged Properties With Limited Prior Operating History

6 of the Mortgage Loans (30.9%) (i) are secured by Mortgaged Properties that were constructed or the subject of a major renovation that was completed within 12 months prior to the Cut-off Date and, therefore, the related Mortgaged Property has less than 12 months or no prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property, (iii) are secured by Mortgaged Properties that are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or (iv) are single tenant properties that were vacant in the past but now are 100% leased to a single tenant.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to the All-Star Self Storage Mortgage Loan (0.9%), the Mortgage Loan has two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, Fleet Farm - Waukee Mortgage Loan, Stadium Crossings Mortgage Loan and Murray Road Industrial Center Mortgage Loan (collectively, 18.4%), each related borrower is a Delaware statutory trust (“DST”). A DST borrower is restricted in its ability to actively operate a property. In order to accommodate this structure (and address the DST restrictions), each DST borrower has entered into a master lease with a master tenant (which entity is controlled by the borrower sponsor or an affiliate). The master tenant entered into leases with the tenants at the Mortgaged Property. In the case of a

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Mortgaged Property that is owned by a DST, there is also a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, and “—Risks Relating to Delaware Statutory Trusts”.

With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), the related borrower, which permits up to 400 members with respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, has master leased the property to a newly formed, single-purpose entity that is wholly owned by an entity that is, in turn, wholly- owned by the non-recourse carveout guarantors. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, including the laws of states where the Mortgaged Properties securing the ExchangeRight Net Leased Portfolio #54 Mortgage Loan are located, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”, “— Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases— Tenant Bankruptcy Could Result in a Rejection of the Related Lease”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

With respect to the Fleet Farm - Waukee Mortgage Loan (4.0%), the related borrower is structured as a DST that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a DST to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower, (ii) any event causing the dissolution of the related borrower or (iii) an event of default under the related Mortgage Loan documents (or if the lender determines that an event of default is imminent and if Borrower fails to deliver to the lender a commitment to refinance the Mortgage Loan within ninety (90) days prior to the Stated Maturity Date). The Fleet Farm - Waukee Mortgage Loan is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Fleet Farm - Waukee Mortgage Loan. Furthermore, the master tenant is a signatory of a joinder agreement to the mortgage and the assignment of leases and rents and a signatory to the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

With respect to the Stadium Crossings Mortgage Loan (2.8%), the related borrower is structured as a DST that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a DST to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower, (ii) any event causing the dissolution of the related borrower or (iii) an event of default under the related Mortgage Loan documents (or if the lender determines that an event of default is imminent and if Borrower fails to deliver to the lender a commitment to refinance the Mortgage Loan within ninety (90) days prior to the Stated Maturity Date). The Stadium Crossings Mortgage Loan is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Stadium Crossings Mortgage Loan. Furthermore, the master tenant is a signatory of a joinder agreement to the deed of trust and the assignment of leases and rents and a signatory to the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

With respect to the Murray Road Industrial Center Mortgage Loan (1.6%), the related borrower is structured as a DST that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a DST to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower, (ii) any event causing the dissolution of the related borrower or (iii) an event of default under the related Mortgage Loan documents (or if the lender determines that an event of default is imminent and if Borrower fails to deliver to the lender a commitment to refinance the Mortgage Loan within ninety (90) days prior to the Stated Maturity Date). The Murray Road Industrial Center Mortgage Loan is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Murray Road Industrial Center Mortgage Loan.

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Furthermore, the master tenant is a signatory of a joinder agreement to the deed of trust and a signatory to the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

Condominium and Other Split Interests

Certain Mortgage Loans are secured in whole or part by condominium or other split interests. With respect to condominiums in certain cases, the related borrower may not control the condominium board or association.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2) .	122	$639,847,497	93.4%
Fee/Leasehold.	1	41,213,720	6.0
Leasehold.	2	4,332,959	0.6
Total .	125	$685,394,176	100%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the Mortgaged Property is comprised of (i) the borrower’s fee simple interest in three condominium units totaling approximately 1,657,621 square feet within the four unit condominium known as the 601 Lexington Avenue Condominium (the “601 Lexington Avenue Condominium”) and (ii) the borrower’s leasehold interest in a portion of what is commonly known as the “Church Unit” within the 601 Lexington Avenue Condominium (approximately 18,038 square feet). The related ground lease expires April 30, 2036 (the loan matures January 9, 2032) and, upon expiration, the borrower is required pursuant to the ground lease to purchase the fee simple interest from the ground lessor for a fixed price of approximately $23,284,421. If the leasehold mortgagee forecloses upon the leasehold, the leasehold mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent. In addition, the ground lease may be amended without the leasehold mortgagee’s prior consent, but any amendment of the ground lease will not be binding on the lender without the lender’s prior written consent. Further, (i) the ground lease does not provide that the lender is entitled to a new lease either generally upon a termination of the ground lease or specifically upon a rejection of the ground lease in bankruptcy, and (ii) the ground lease requires the ground lessor to provide the leasehold mortgagee notice of any default by the tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the leasehold mortgagee unless such notice is given to the leasehold mortgagee.

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With respect to the Bedrock Portfolio Mortgage Loan (2.9%), the Mortgagor’s leasehold interest in two parcels at the One Woodward Mortgaged Property are each evidenced by a ground lease. The first ground lease (the “Parcel B Ground Lease”) covers a portion of the One Woodward Mortgaged Property, including a portion of the building and patio. The second ground lease (the “Parcel C Ground Lease”) is with the City of Detroit and pertains to the sidewalk area around the building, including the ramp to the underground parking at the One Woodward Mortgaged Property. The Parcel C Ground Lease is silent with respect to (i) any restrictions on the identity of the mortgagee, (ii) whether the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, (iii) in the event it is so assigned, whether it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor; and (iv) whether the leasehold interest of the lessee is permitted to be encumbered by the related Mortgage Loan. Furthermore, the Parcel C Ground Lease does not require the lessor to give the lender written notice of any default. Each of the Parcel B Ground Lease and the Parcel C Ground Lease (i) is silent on whether (a) the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender, (b) any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied either to the repair or restoration of the Mortgaged Property or to the payment of the outstanding principal balance of the Mortgage Loan, and (c) any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied first to the payment of the outstanding principal balance of the Mortgage Loan in the event of a total or substantially total taking or loss, and (ii) does not expressly provide the lender a reasonable opportunity to cure any default under the related ground lease. In addition, the Parcel C Ground Lease does not expressly provide that a new ground lease is required in connection with the termination of such ground lease for any reason.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

With regard to ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, material renovation or expansion.

See “Mortgage Pool Characteristics—Property Types—Hospitality Properties” above for information regarding property improvement plans with respect to certain of the hotel Mortgaged Properties.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eight months prior to the Cut-off Date. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), a REC was identified at the Dollar Tree – Teaneck, NJ Mortgaged Property (0.2%), which was historically used as a gas station,
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auto repair shop, and car wash. Soil and groundwater sampling in April 2017 identified contamination exceeding regulatory thresholds, and as a result, an Administrative Consent Order was entered into with the New Jersey Department of Environmental Protection (“NJDEP”), with a Licensed Site Remediation Professional (“LSRP”) being engaged to oversee remediation. Additional contaminants were discovered in 2019 during building renovation and expansion. A vapor intrusion risk was identified and it was recommended that the building addition be equipped with vapor barriers and extraction piping; however, such items were not installed. Based on the identified subsurface impacts, the active regulatory status, and the ongoing monitoring activities, the ESA characterized this issue as a REC. The ESA recommended continuing remedial and monitoring activities until the LSRP issues a Response Action Outcome (“RAO”). In addition, the ESA recommended reviewing the most recent sampling data that was submitted to NJDEP in May 2021. The borrower has obtained an environmental impairment liability insurance policy issued by Great American Insurance Company, which (1) names the Dollar Tree—Teaneck, NJ Mortgaged Property as the covered location and the lender and its successor and assigns as their interests may appear as an additional named insured, (2) includes $2,000,000 limits of liability per incident and in the aggregate and a $50,000 deductible, and (3) includes a policy period expiring February 17, 2032 with respect to the borrower, and February 17, 2035 with respect to the lender. In addition, the borrower has also contributed approximately $356,352 to an environmental reserve to cover estimated potential costs related to performing necessary activities to obtain an RAO at the Dollar Tree—Teaneck, NJ Mortgaged Property.

●	With respect to the Rose Castle Apartments Mortgaged Property (7.6%), the related ESA identified a controlled recognized environmental condition (a “CREC”) related to the historic manufacturing use of the Mortgaged Property. The related environmental consultant reported that a remedial investigation conducted in 2017 showed soil and groundwater impacted by volatile organic compounds, that remedial actions took place in 2019 and 2020, including soil excavation, removal of buried tanks and dewatering, and that the remaining groundwater impacts are being managed under a site management plan. Accordingly, the environmental consultant recommended compliance with the requirements of the site management plan until the Mortgaged Property achieves regulatory closure.
●	With respect to the Midtown Square Mortgage Loan (4.4%), the ESA identified a CREC related to historical use of the Midtown Square Mortgaged Property for industrial uses, prior leaking underground storage tank incidents, an operations and maintenance plan for engineering controls and a restrictive covenant activity use limitation reportedly recorded for the groundwater at the Midtown Square Mortgaged Property. No further action was recommended.
●	With respect to the Coleman Highline Phase IV Mortgage Loan (4.4%), the ESA stated that the Mortgaged Property was formerly a portion of the Test Track Area of the FMC Corporation, which designed, produced, and tested military tracked vehicles under United States Department of Defense contracts. Manufacturing operations included fabrication of metal parts, electroplating, chemical conversion coating, metal finishing, welding, painting, and parts assembly. Potentially hazardous materials used on-site include solvents, oils, paints, lubricants, acids, alkalis, metals and diesel fuel. Soil and groundwater were found to be contaminated with various chlorinated solvents and hazardous metals. Over 20,000 cubic yards of volatile organic compound- and metal- contaminated soils were excavated and removed from the site, achieving soil remediation below relevant risk based levels. FMC Corporation, the prior owner, is operating a groundwater extraction and treatment system and is responsible for the completion of the groundwater remediation. Groundwater remedial activities consisted primarily of a groundwater extraction and treatment system to prevent off-site migration of chlorinated volatile organic compounds, primarily Trichloroethylene. Treated groundwater is being discharged to the city storm drain under a National Pollutant Discharge Elimination System permit. Until the remediation of the contaminated groundwater is complete, the environmental consultant considered impacted groundwater to be a Recognized Environmental Condition to the Mortgaged Property. A Land Use Covenant (“LUC”) to restrict sensitive use of the Mortgaged Property was issued in 2002. A subsurface site investigation report in 2019 confirmed that volatile organic compounds from the contaminated groundwater were present in soil-gas at levels above the California Department of Toxic Substances Control recommend risk-based screening levels for future commercial/industrial buildings. Redevelopment of the Mortgaged Property is currently governed under the City of San Jose Soil Management Plan and the LUC. A vapor intrusion mitigation system, designed to mitigate soil gas levels was installed and tested for the office buildings. None was required for the open-air parking garage. The environmental consultant considered remaining soil contamination to be a CREC to the Mortgaged Property.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%) with respect to the 510 John Dodd Road Mortgaged Property (0.4%), the related ESA stated that according to the regulatory database report, the adjoining parcel to the south (575 John Dodd Road), has known volatile organic compounds (chlorinated solvents) in the soil and groundwater. The ESA stated that the adjoining parcel is potentially a REC
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originating from an off-property facility, and recommended that a regulatory file review at the South Carolina Department of Environmental Control should be completed to determine the extent of contamination and to evaluate the potential for the adjoining parcel to impact the Mortgaged Property. Such investigation has not been conducted.

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), with respect to the 309 Dulty’s Lane Mortgaged Property (0.3%), the related ESA stated that confirmed groundwater impact on the adjacent property to the north, followed by site remediations and the establishment of a Classification Exception Area (CEA) and associated Response Action Outcome-Entire Site (Limited Restricted Use) approval that extend to the northern portion of the Mortgaged Property represent a CREC on the Mortgaged Property. The ESA concluded that given the identified responsible party, no further investigations/remediations are warranted at this time.
●	With respect to the Bedrock Portfolio Mortgage Loan (2.9%), the related ESA for The Assembly Mortgaged Property (0.1%) identified impacts associated with heavy metals and volatile organic compounds in the soil in connection with the related Mortgaged Property’s prior industrial use. The related ESA concluded that the impacts identified, including a potential vapor encroachment condition at the related Mortgaged Property’s mixed-use building, represent a continued REC at the related Mortgaged Property. The environmental consultant recommended a subslab vapor investigation to determine the presence of a receptor pathway into the mixed-use building. The borrower was required at loan origination to reserve $250,000 in connection with the REC.
●	With respect to the Pacific Castle Portfolio Mortgage Loan (2.9%), the Phase I ESA identified a CREC at the Rimrock Plaza Mortgaged Property (0.6%) in connection with a dry cleaner’s use at the Rimrock Plaza Mortgaged Property of a tetrachloroethylene (“PCE”) solvent from approximately 1982 to 2005 prior to installing a new dry-cleaning system utilizing non-chlorinated silicone-based solvents in approximately 2005. The environmental consultant reported that a release occurred in 2008 and soil, soil vapor, and indoor air investigations were performed in 2008. The environmental consultant asserted that the results indicated non-detectable concentrations of volatile organic compounds in the soil and elevated concentrations of PCE in soil vapor and indoor air exceeding current regulatory screening levels. Based on these results, the Riverside County Department of Environmental Health issued a “Conditional No Further Action Letter” on December 16, 2008, which stipulates that no occupancies involving children are to be allowed within the office spaces adjacent to the dry cleaner at the Rimrock Plaza Mortgaged Property unless additional investigation clears these offices. However, based on the detected elevated PCE concentrations in soil vapor and indoor air from 2008 exceeding current screening levels, and the absence of current sampling data, the known impacts are considered a CREC.

●	With respect to the Murray Road Industrial Center Mortgage Loan (1.6%), the ESA identified a CREC relating to a previous Pentachlorophenol (“PCP”) release on the southern portion of the Mortgaged Property, resulting in a deed restriction limiting the installation of on-site groundwater wells in the southern portion of the Mortgaged Property without Oregon Department of Environmental Quality (“DEQ”) authorization. The environmental consultant considered the CREC to have been resolved to the satisfaction of the DEQ with the implementation of institutional and engineering controls.
●	With respect to the 43-53 Mineola Avenue Mortgage Loan (0.7%), the ESA identified a REC in connection with a former long-term occupancy of a dry cleaner at the 43-53 Mineola Avenue Mortgaged Property. The related environmental consultant reported that PCE and vinyl chloride were detected in soil vapor and/or indoor ambient air. The related environmental consultant recommended a limited sub-surface assessment to determine the impacts to the 43-53 Mineola Avenue Mortgaged Property and reported the worst-case scenario remediation cost to be approximately $23,000. The borrower was required at origination to reserve $34,500 in connection with the REC.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same

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general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 23 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors, the guarantors and managers of the Mortgaged Properties and their respective affiliates, and/or ongoing litigation to which certain Mortgaged Properties are subject. For example:

●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), the related borrower sponsor and the borrower, among others, are defendants in a lawsuit seeking to enforce a settlement agreement that was filed on April 30, 2021. The settlement agreement contemplated that, upon fulfilling certain obligations, the plaintiff and defendants would receive title to certain parcels and entities owned by each of the parties, and the parties would then split the costs of maintaining and developing the properties. The plaintiff filed a notice of pendency as to the Mortgaged Property and another parcel unrelated to the Mortgaged Property. The plaintiff requested that title to the unrelated parcel be assigned to him, and that he be admitted as a member of the entity that previously owned the Mortgaged Property. The borrower's motion to cancel the notice of pendency was granted, and the court dismissed the lawsuit as against various defendants, including the borrower. The plaintiff has filed an appeal and the defendants' motion to dismiss the appeal is pending.
●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), the related borrower sponsor is a defendant in a lawsuit in connection with a borrower sponsor-affiliate’s lease of a property unrelated to the Mortgaged Property. The plaintiff, as lessor, alleged that the borrower sponsor-affiliate, as lessee, failed to make rent payments, failed to provide the plaintiff with financial information concerning the related hotel’s cash flows and operations, and refused to cooperate in turning over and vacating the premises. In addition, the plaintiff alleges that the borrower sponsor caused the lessee to pay substantial management fees to various management companies, at least one of which is owned and/or controlled by the borrower sponsor. The plaintiff alleges damages of at least $165,000,000, plus interest. As of March 2022, the parties are in preliminary settlement discussions.
●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), the related borrower is a defendant in four pending lawsuits filed between 2020 and 2022 related to injuries allegedly incurred in connection with the construction of the Mortgaged Property. According to borrower’s counsel, the total anticipated liability in connection with three of the claims is estimated to be approximately $975,000, plus potential lost earnings, and the amount in controversy with respect to the May 2021 claim near the primary policy limit.
●	With respect to the 26 Broadway Mortgage Loan (4.9%), Meyer Chetrit, a sponsor and non-recourse guarantor, is currently a defendant in a commercial lawsuit filed by SHEDDF3 VNB, LLC (the “Lender Plaintiff”)—on February 4, 2021 and amended on July 21, 2021—in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida. The litigation relates to a loan, secured by a hotel property in Miami Beach Florida, in respect of which the sponsor was a guarantor. The prior loan was the subject of maturity extensions by the original lender following damage to the property from Hurricane Irma. The current holder of the loan acquired the mortgage loan and declared a default under the terms of the loan and allegedly refused a par payoff while charging back-dated default interest related to an insurance payment received by the sponsor as a result of the hurricane damage. The amended complaint alleges— and the sponsor contests—that the defendants breached the loan agreement. The Lender Plaintiff seeks compensatory damages of $41,793,695 plus interest, default interest of approximately $20,000,000,
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attorney’s fees, and costs. The defendants answered the amended complaint on December 31, 2021, and filed a counterclaim alleging that the Lender Plaintiff’s suit is an abuse of the legal process. The case is currently in discovery.

●	With respect to the Midtown Square Mortgage Loan (4.4%), the related borrower commenced an action against the tenant Dunham’s Sports (“Dunham’s”), a tenant at the property, seeking to recoup unpaid rent that Dunham’s claimed was abated and not owed pursuant to its lease. Dunham’s prevailed and the borrower has appealed. Dunham’s noted in its estoppel certificate delivered to the lender at origination that it intends to file a motion for attorney’s fees, which at the time of the estoppel were estimated to be $65,000. At origination the borrower was required to deposit into a reserve the amount of $71,500 (110% of the attorneys’ fees that Dunham’s alleged in its estoppel certificate). Provided no event of default exists, the lender is required to disburse such funds to the borrower on the earliest of (i) the borrower’s provision to the lender of reasonably satisfactory evidence that the borrower has paid all amounts required to be paid by it pursuant to any final judgement in favor of Dunham’s or settlement with Dunham’s, (ii) the borrower provides the lender with reasonably satisfactory evidence that Dunham’s is not entitled to recoupment of attorneys’ fees in connection with the foregoing litigation and (iii) December 6, 2027 (the Dunham’s lease expires January 31, 2027).
●	With respect to the Foothill Center Mortgage Loan (1.9%), the sponsor reported that it is the defendant in a lawsuit brought by a subcontractor seeking $120,000 alleging nonpayment of services and materials provided in construction of the Foothill Center Mortgaged Property. The sponsor has filed a cross- complaint for breach of contract and negligence, alleging improper construction resulting in the sponsor spending over $1,000,000 to remedy the deficient work. At the origination of the Foothill Center Mortgage Loan, the sponsor reserved $150,000 into a reserve account in connection with the lawsuit.
●	With respect to the East Boston MF Portfolio III Mortgage Loan (1.8%), an indirect owner of the borrower is subject to a consent judgment issued on September 4, 2020 in connection with a failure to file notice of asbestos removal with the Massachusetts Department of Environmental Protection. Pursuant to the consent judgment, such indirect owner is required to pay $250,000 and comply with certain requirements to submit certain properties owned by it, including the East Boston MF Portfolio III Mortgaged Properties, to certain audits and inspections related to asbestos containing materials.
●	With respect to the 35 Walker Street Mortgage Loan (0.8%), the related borrower, sponsor, and Moyo LLC (a sponsor-owned entity), among other parties, are named defendants in a civil action currently pending in New York Supreme Court relating to an alleged injury suffered by the plaintiff while he was working for Moyo LLC and performing construction and renovation work at the 35 Walker Street Mortgaged Property in 2019. Moyo LLC did not have workers compensation insurance at the time of the incident, and accordingly the claims are not covered by insurance. A court date is pending.
●	With respect to the Overlea Shopping Center Mortgage Loan (0.3%), the related sponsor is a defendant in pending litigations. One of such matters is based on a claim by the plaintiff that a seller of property to the sponsor acted in bad faith and did not finalize a purchase agreement with the plaintiff for the subject property (which is not the Mortgaged Property), which it instead sold to the sponsor. The plaintiff is seeking damages of not less than $750,000. Another such matter is a claim by a plaintiff law firm alleging that it served as primary legal counsel for the sponsor for several years and that the sponsor breached its engagement letter with the plaintiff law firm by failing to pay amounts the law firm believes it is owed. The damages sought by the plaintiff law firm range from not less than $135,000 to $6,500,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

28 Mortgage Loans (70.6%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

8 Mortgage Loans (24.5%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

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1 Mortgage Loan (2.9%) was originated in connection with the borrower’s acquisition and refinance of the related Mortgaged Property.

2 Mortgage Loans (2.0%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, 26 Broadway Mortgage Loan, Mountain’s Edge Marketplace Mortgage Loan, Midtown Square Mortgage Loan, Fleet Farm - Waukee Mortgage Loan, 1021-1023 38th Street Mortgage Loan, Stadium Crossings Mortgage Loan, East Boston MF Portfolio III Mortgage Loan, Tidewater Cove Mortgage Loan, Murray Road Industrial Center Mortgage Loan, Fairfield Inn & Suites Brooksville Mortgage Loan and 43-53 Mineola Avenue Mortgage Loan (collectively, 40.9%) (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, or (b) the related Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy, or (c) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

With respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), one of the three individual guarantors of such Mortgage Loan, Warren Thomas, was also one of three guarantors on a loan secured by a Houston apartment complex that was foreclosed by Fannie Mae in March 2013.
●	With respect to the 26 Broadway Mortgage Loan (4.9%), one or more of the related borrower sponsors have sponsored loans, unrelated to the Mortgaged Property, that have experienced defaults and been the subject of lender enforcement proceedings. See “—Litigation and Other Considerations” above.
●	With respect to the Mountain’s Edge Marketplace Mortgage Loan (4.8%), the borrower sponsor reported two prior defaults on commercial real estate loans.
●	With respect to the Fleet Farm – Waukee Mortgage Loan, the Stadium Crossings Mortgage Loan and the Murray Road Industrial Center Mortgage Loan (collectively, 8.4%), the related borrower sponsor and guarantor, Jeffrey A. Pori, previously sponsored a property securing a loan that went into default and was subject to a foreclosure proceeding in which the related lender obtained an approximate $6.0 million deficiency judgment. After failing to reach a settlement with the lender, Mr. Pori, one of the related recourse guarantors under the loan, filed for bankruptcy in 2012. Mr. Pori exited bankruptcy in 2013.
●	With respect to the Midtown Square Mortgage Loan (4.4%), the related sponsor was the sponsor for a securitized loan secured by a shopping center that was transferred to special servicing in 2016, and was ultimately foreclosed upon in 2017 and sold in 2020, resulting in an approximately $10.8 million loss to the related securitization trust. In addition, the sponsor was co-manager on a mortgaged property that entered maturity default in 2014, and was paid off pursuant to a negotiated arrangement with the related special servicer.
●	With respect to the 1021-1023 38th Street Mortgage Loan (3.1%), the related borrower sponsor is subject to a pending maturity default on a mortgage loan unrelated to the Mortgaged Property.

In addition, with respect to large loan borrower sponsors that oversee many real estate projects, there are often prior defaults, foreclosure proceedings and deed-in-lieu of foreclosure transactions associated with such borrower sponsors’ real estate portfolios.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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Tenant Issues

Tenant Concentrations

55 Mortgaged Properties (22.4%) are each leased entirely (or substantially in its entirety) to a single tenant. See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

With respect to many of the Mortgaged Properties, all or substantially all of the tenant leases expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans secured by retail, office, industrial and mixed use Mortgaged Properties, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest commercial tenants (based on net rentable area leased) at each retail, office, industrial and mixed use Mortgaged Property. There may be significant leases or a significant concentration of leases at a particular Mortgaged Property (including Mortgaged Properties occupied entirely (or substantially in their entirety) by a single tenant) that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property.

Certain Mortgaged Properties are each occupied entirely (or substantially in their entirety) by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

●	With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), which is secured by 36 single tenant Mortgaged Properties, leases cumulatively representing approximately 30.8% of net rentable area and 20.8% of underwritten base rent expire by 2031, leases cumulatively representing approximately 34.6% of net rentable area and 34.9% of underwritten base rent expire by the March 1, 2032 maturity date of such Mortgage Loan and leases cumulatively representing approximately 51.9% of net rentable area and 53.8% of underwritten base rent expire no later than 12 months after the March 1, 2032 maturity date of such Mortgage Loan (i.e. by March 1, 2033).
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), which is secured by 17 Mortgaged Properties, of which 15 are single tenant Mortgaged Properties, leases cumulatively representing approximately 49.4% of net rentable area and 45.9% of underwritten base rent expire by 2027, leases cumulatively representing approximately 72.0% of net rentable area and 66.2% of underwritten base rent expire by 2029, leases cumulatively representing approximately 82.8% of net rentable area and 80.6% of underwritten base rent expire by the March 6, 2032 maturity date of such Mortgage Loan and leases cumulatively representing approximately 89.7% of net rentable area and 86.1% of underwritten base rent expire no later than 12 months after the March 6, 2032 maturity date of such Mortgage Loan (i.e. by March 6, 2033).
●	With respect to the Walgreens and Dollar General Portfolio – Walgreens Mortgaged Property (0.6%), the lease of the single tenant at the Mortgaged Property expires on August 31, 2031, before the March 1, 2032 maturity date of the related Mortgage Loan.

The Mortgage Loans shown in the table below represent Mortgage Loans among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans as to which one or more leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property or Mortgaged Properties (excluding any Mortgage Loan that is secured by a single Mortgaged Property leased entirely (or substantially in its entirety) to a single tenant and excluding the ILPT Logistics Portfolio Properties, which are described above) expires in a single calendar year prior to, in the same calendar year as, or within 12 months after, the maturity of the related Mortgage Loan.

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Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRA Expiring	Calendar Year of Expiration	Maturity Date
Constitution Center	9.9%	26.7%	2027	3/9/2032
Constitution Center	9.9%	26.6%	2024	3/9/2032
Mountain’s Edge Marketplace	4.8%	43.9%	2031	3/1/2032
Midtown Square	4.4%	53.7%	2026	3/1/2032
Midtown Square	4.4%	30.2%	2027	3/1/2032
Pacific Castle Portfolio – Prune Tree Center	0.8%	60.0%	2024	2/6/2032
Pacific Castle Portfolio – Sandstone Village	0.5%	60.0%	2024	2/6/2032
Bedrock Portfolio – The Qube	0.4%	77.9%	2028	1/1/2029
Bedrock Portfolio – Chrysler House	0.3%	66.3%	2023	1/1/2029
Bedrock Portfolio – 1001 Woodward .	0.3%	41.7%	2024	1/1/2029
Bedrock Portfolio – 1505 & 1515 Woodward	0.1%	56.8%	2026	1/1/2029
Bedrock Portfolio – Lane Bryant Building	0.0%	54.5%	2026	1/1/2029

 There may be other Mortgaged Properties as to which leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, or within the 12-month period following, maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, coinciding with or shortly after, the calendar year in which the maturity of the related Mortgage Loan occurs.

Expiration dates for the five largest tenants by net rentable square footage at each Mortgaged Property are shown on Annex A-1.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease without satisfaction of any condition precedent other than notice and/or payment of a termination fee. As among (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of the related Mortgaged Properties, examples include:

●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the largest tenant, Kirkland & Ellis, has an option to terminate either the highest or the lowest odd number floor, other than the 51st floor, effective February 28, 2034. In addition, Kirkland & Ellis has an option to terminate the lease with respect to the 32nd floor effective June 30, 2027.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), YNAP Corporation, the sole tenant at the 725 Darlington Avenue Mortgaged Property (0.2%), has the right to terminate its lease effective April 30, 2030 upon provision of notice by October 31, 2028 and payment of a termination fee. In addition, Barrett Distribution Centers, LLC, the sole tenant at the 4836 Hickory Hill Road Mortgaged Property (0.1%) has a one-time right to terminate its lease effective August 31, 2023 with written notice no less than eight months prior to the termination date and payment of a termination fee.
●	With respect to the Bedrock Portfolio Mortgage Loan (2.9%), the Fifth Largest Tenant, Coyote Logistics, has a one-time right to terminate its lease, effective August 2025, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys' fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months' rent at the then existing rates.
●	With respect to the Stadium Crossings Mortgage Loan (2.8%), the General Services Administration (“GSA”), the second largest tenant at the related Mortgaged Property, representing approximately 19.6% of the net rentable square footage, has the option to terminate its lease, with respect to all or a
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portion of the leased premises, at any time after the tenth year of the lease term by providing not less than 30 days’ prior written notice.

●	With respect to the 26 Broadway Mortgage Loan (4.9%), the largest tenant, New York City Department of Education (Construction Authority) leases space at the Mortgaged Property under two leases: (i) a 106,431 square foot lease, under which the tenant has an ongoing termination option as of March 15, 2031 which has to be exercised by providing 12 months’ notice; and (ii) a 181,659 square foot lease under which the tenant has an ongoing termination option after January 26, 2029, which has to be exercised by providing 15 months’ notice.

For more information related to tenant termination options, see the charts entitled “Tenant Summary” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have taken possession or begun paying rent or may be in negotiation. Certain of such leases may be underwritten based on average or straight-lined rents or other similar assumptions or certain tenant leases may include free rent or rent abatement periods. Furthermore, certain of the tenants may have subleased all or substantially all of the related spaces to other parties. As among (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that individually or together with their affiliates occupy 50% or more of the net rentable area of related Mortgaged Properties, examples include:

●	With respect to the Constitution Center Mortgage Loan, (9.9%), the largest tenant at the Mortgaged Property, the OCC (United States Office of the Controller of the Currency) (33.4% of the net rentable area), is entitled to receive twelve months of free rent, $36,255,840 of tenant improvements and $7,117,024 in respect of leasing commissions, all commencing November 1, 2027. The OCC has the option to either utilize its tenant improvement allowance as well as the leasing commission allowance or request the conversion of either or both such allowances to rental abatement by October 31, 2029. None of such tenant improvement allowance and leasing commissions and rent has been reserved for. The fourth largest tenant, ASPR (United States Assistant Secretary for Preparedness and Response) (13.2% of net rentable area), has $14,548,146 of free rent through December 2023, for which $14,343,252 was reserved at origination. In addition, approximately $4,468,440 of straight line rent was underwritten for the Mortgage Loan. Further, due to the COVID-19 pandemic, it was estimated that as of origination only approximately 10% of the space at the Mortgaged Property was being utilized by tenants.
●	With respect to the ExchangeRight Net Leased Portfolio # 54 Mortgage Loan (9.9%), approximately $199,188 of straight line rent was underwritten.
●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), Chestnut Supermarket, the sole retail tenant, is currently in a free rent period. Rent is scheduled to commence on September 4, 2022.
●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the largest tenant, Kirkland & Ellis (36.8% of NRA), has $4,062,504 of outstanding free rent. Boston Properties Limited Partnership, a Delaware limited partnership (“BPLP”), an affiliate of the borrower sponsor, provided a payment guaranty for the outstanding free rent at closing. In addition, (i) the second largest tenant, Citibank (12.9% of NRA), is currently subleasing Suites 1900 and 2100 totaling 59,978 SF (3.6% of NRA), and (ii) the fifth largest tenant, Freshfields (8.3% of NRA), is currently subleasing Suite 5510 totaling 15,932 square feet (1.0% of NRA). As of the origination date, Freshfields was also publicly marketing the remainder of its leased space for sublet. In addition, Citadel, the fourth largest tenant (8.6% of NRA), has provided notice it intends to vacate its space at its lease expiration in August 2022. The third largest tenant, NYU (11.7% of NRA), took occupancy of the 4th floor and is expected to take occupancy of the remaining space in April to May 2022. Further, the rent for each of Kirkland & Ellis, NYU and Freshfields was underwritten on a straight- line rent averaging basis, resulting in $6,752,020 of rent average benefit.
●	With respect to the 26 Broadway Mortgage Loan (4.9%), the second largest tenant, Live Primary, LLC, leasing approximately 8.8% of the net rentable square footage at the Mortgaged Property, has a partial rent abatement period through March 2023. The lender has reserved this reduced rent.
●	With respect to the 26 Broadway Mortgage Loan (4.9%), the third largest tenant at the Mortgaged Property, NYFA 26 Broadway LLC (which leases 43,865 square feet, representing 5.2% of the net rentable area at the Mortgaged Property), is currently subleasing its space to two separate tenants, (i) New York City Charter School of the Arts (26,210 square feet) through June 2028, and (ii) Empire
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Education d/b/a Mildred Elley College (17,655 square foot), which has been a subtenant since 2016 and most recently renewed for a three-year term in September 2020.

●	With respect to the 26 Broadway Mortgage Loan (4.9%), the fourth largest tenant, People of the State of New York (Court of Claims), leasing approximately 5.2% of the net rentable square footage at the Mortgaged Property, has taken occupancy and has a rent abatement period which ends July 31, 2022. The lender has reserved this free rent.
●	With respect to the Mountain’s Edge Marketplace Mortgage Loan (4.8%), the fifth largest tenant, Meraki Greek Grill, representing approximately 3.5% of net rentable area, is not yet in occupancy or paying rent.
●	With respect to the Coleman Highline Phase IV Mortgage Loan (4.4%), the space has been turned over to the sole tenant at the Mortgaged Property, Oath Holdings Inc. (guaranteed by Verizon Communications Inc.), and the lease commenced on October 30, 2021 with a six month rent abatement period, resulting in a rent commencement date of May 1, 2022. The tenant has not yet moved into its space. The lender has reserved free rent. In addition, Oath Holdings Inc. is currently marketing approximately 245,000 square feet of its space (37.2% of net rentable square footage) for sublease.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%) approximately $1,425,124 of straight line rent steps have been underwritten.
●	With respect to the 1021-1023 38th Street Mortgage Loan (3.1%), Human Care Services, the largest tenant at the Mortgaged Property, is currently building out its space and the tenant is expecting to take physical occupancy in the second quarter of 2022.
●	With respect to the Stadium Crossings Mortgage Loan (2.8%), the demised space of the second largest tenant at the Mortgaged Property, the GSA, is currently being fitted out and the tenant is expecting to take occupancy in October of 2022.

Furthermore, there may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time because their leases or other operative agreements do not impose an obligation to remain open for business, or because such obligations have expired. As among (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that individually or together with their affiliates occupy 50% or more of the net rentable area of related Mortgaged Properties, examples include:

●	With respect to the Mountain’s Edge Marketplace Mortgage Loan (4.8)%, the largest tenant, Ross Dress for Less, leasing 19.1% of net rentable area, has the right to go dark at any time. The landlord does not have the right to recapture the tenant’s space. Certain other tenants have co-tenancies tied to operation of a specified percentage of the Mortgaged Property, which could potentially be triggered if Ross Dress for Less were to go dark.

In addition, other Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain tenants at the related Mortgaged Properties or other third parties hold purchase options, rights of first refusal or rights of first offer to purchase the related Mortgaged Property or a portion thereof. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 5 and representation and warranty no. 6 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and, as to such rights held by tenants, the 5 largest tenants at each related Mortgaged Property, and as to single tenant Mortgaged Properties, examples include:

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●	The related single tenant at each of the following eleven ExchangeRight Net Leased Portfolio #54 Mortgaged Properties (and additionally, as to the Forsyth Memorial Hospital—Winston-Salem property, the related condominium association in which such Mortgaged Property constitutes a condominium unit) has a right of first refusal (“ROFR”) to purchase the related Mortgaged Property: CVS—Abbeville, LA, CVS—Kenova, WV, Dollar Tree—Teaneck, NJ, Family Dollar—Lafayette, LA, Kum & Go—North Little Rock, AR, Forsyth Memorial Hospital—Winston-Salem, NC, Tractor Supply—Elizabethtown, KY, Tractor Supply—Holden, ME, Tractor Supply—Minot, ND, Walgreens—Baton Rouge, LA, and Walgreens—Prattville, AL. With respect to certain of such Mortgaged Properties, the ROFR may apply to a foreclosure or deed in lieu thereof, and with respect to all such Mortgaged Properties, the ROFR will apply to any transfers following a foreclosure or deed in lieu thereof.
●	With respect to the Visions Hotel Portfolio III Portfolio Mortgage Loan (4.1%), in connection with a proposed transfer of the TownePlace Suites New Hartford Mortgaged Property or the Fairfield Inn Cortland Mortgaged Property to a competitor of the franchisor, Marriott International, Inc., the franchisor has a right of first refusal to purchase the related Mortgaged Property. Such right of first refusal will apply if a competitor of the franchisor acquires the Mortgaged Property through foreclosure proceedings.
●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), as to each of the 2020 Joe B. Jackson Parkway, 1901 Meadowville Technology Parkway, 510 John Dodd Road, 309 Dulty’s Lane, 5300 Centerpoint Parkway and 7000 West Post Road Mortgaged Properties (collectively, 1.7%), the related sole tenant has a right of first refusal and/or a right of first offer to purchase such Mortgaged Property. With respect to certain of such Mortgaged Properties, the ROFR may apply to a foreclosure or deed in lieu thereof, and with respect to all such Mortgaged Properties, the ROFR will apply to any transfers following a foreclosure or deed in lieu thereof.
●	With respect to the Pacific Castle Portfolio Mortgage Loan (2.9%), McDonalds, the fourth largest tenant at the Prune Tree Center Mortgaged Property, has a lease containing a ROFR. The ROFR is triggered upon a bona fide third-party offer to purchase solely the leased premises and not any other portion of the Prune Tree Center Mortgaged Property.
●	With respect to the Motel 6 Las Vegas Mortgage Loan (0.8%), pursuant to the terms of the related franchise agreement, G6 Hospitality Franchising LLC, as franchisor, has a ROFR to purchase the Motel 6 Las Vegas Mortgaged Property if the borrower receives a bona fide third-party offer to purchase the Motel 6 Las Vegas Mortgaged Property. Upon receipt of notice from the borrower of a bona fide third- party offer, G6 Hospitality Franchising LLC will have thirty days to exercise its ROFR. Pursuant to the terms of the related comfort letter, the right of first refusal is subordinate to the lien of the Motel 6 Las Vegas Mortgage Loan and does not apply to any foreclosure or the first sale of the Motel 6 Las Vegas Mortgaged Property following a foreclosure.
●	With respect to the Walgreens and Dollar General Portfolio Mortgage Loan (0.8%), the sole tenant at the Walgreens Mortgaged Property (0.6%), Walgreens, has a ROFR to purchase its premises in the event of a sale by the related borrower. Such ROFR will apply following a foreclosure or deed in lieu thereof.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties as to which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), 77 units at the Mortgaged Property are not yet leased and are subject to a master lease between the borrower, as lessor, and the borrower sponsor, as tenant. The term of the master lease is for 15 years, and each unit will be removed from the master lease upon placement by the New York City Housing Authority of third-party tenants in such units. The borrower sponsor has guaranteed the master tenant's payment obligations under the master lease. In addition, certain parking spaces at the Mortgaged Property are subject to a master lease
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between the borrower, as lessor, and the borrower sponsor, as tenant. The term of the master lease is for 15 years, and the parking spaces will be removed from the master lease upon the debt yield of the Mortgaged Property achieving a debt yield of 7.5% or greater (after giving effect to the termination of the master lease).

●	With respect to the 1021-1023 38th Street Mortgage Loan (3.1%), 30.4% of the gross income at the 1021-1023 38th Street Mortgaged Property relates to leases with an affiliate of the borrower.
●	With respect to the Bedrock Portfolio Mortgage Loan (2.9%), the borrower sponsor was founded and is controlled by Dan Gilbert, who also controls certain office and retail tenants at the Mortgaged Properties, which comprise approximately 62.3% of the underwritten base rent and approximately 54.6% of the net rentable area at the Mortgaged Properties.
●	With respect to the Bedrock Portfolio Mortgage Loan (2.9%), The Qube Mortgaged Property, Chrysler House Mortgaged Property and 1001 Woodward Mortgaged Property, collectively representing 44.0% of the net rentable area at the Bedrock Portfolio Mortgaged Properties, are each subject to a master lease with an affiliate of the borrower for the purpose of securing historic tax credit investors. No tax credit investors currently hold an equity interest in the master tenants.
●	With respect to the 43-53 Mineola Avenue Mortgage Loan (0.7%), 100.0% of the office space and 54.5% of the gross income at the 43-53 Mineola Avenue Mortgaged Property is subject to a master lease between the borrower and a sponsor-affiliate. The leased premises consists of 20 flex sub-office suites that are subleased on a month-to-month basis. The master lease terminates on June 30, 2035.

See “Risk Factors—Risks Related to the Mortgaged Properties—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eight of the Mortgaged Properties (13.4%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Tennessee and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 15.0%.

With respect to many of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related condominium documents, leases or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied.

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With respect to certain Mortgaged Properties, the related Mortgage Loan may permit the borrower to satisfy its insurance obligations by causing a sole or significant tenant to maintain the insurance required under its lease (which in some cases, may not satisfy the requirements of the loan documents) or to self-insure or having the condominium board maintain the required insurance. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, and as among single tenant Mortgaged Properties, examples include:

●	With respect to the ExchangeRight Net Leased Portfolio # 54 Mortgage Loan (9.9%), the borrower is permitted to rely on third party insurance provided by the single tenant at each Mortgaged Property, or in the case of the Forsyth Memorial Hospital—Winston-Salem Mortgaged Property, by the condominium association for a condominium in which such Mortgaged Property constitutes a condominium unit, provided, in each case, that such insurance meets the requirements of the loan documents.
●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the loan documents provide that required terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among others: (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provides a per occurrence limit of not less than the replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer must be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to the lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
●	With respect to the Walgreens and Dollar General Portfolio Mortgage Loan (0.8%), with respect to each of the Walgreens Mortgaged Property and Dollar General Mortgaged Property, the borrower is permitted to rely on insurance, including self-insurance, maintained by the related sole tenant pursuant to its lease. The borrower will no longer be allowed to rely on such insurance (and must itself obtain insurance for the applicable Mortgaged Property to the extent the tenant’s insurance is insufficient) if any of the following events occur: (i) if the applicable lease is no longer in full force and effect, or (ii) if there is a default by the applicable tenant under its lease beyond any applicable notice and cure period, or (iii) if the applicable tenant is no longer open for business and operating at the respective Mortgaged Property and is either no longer obligated to provide the insurance pursuant to its lease, or if the tenant is self-insuring pursuant to its lease, the tenant fails to deliver a letter of self-insurance reasonably acceptable to the lender, or (iv) the applicable tenant is entitled to abate rent or terminate its lease as a result of a casualty, or (v) within 10 business days after notice by the lender that it has determined, in its reasonable good faith discretion, that the casualty insurance and/or other insurance maintained by the applicable tenant does not satisfy the requirements set forth in the loan agreement; or (vi) in the event that the applicable tenant has elected to self-insure, any time that the senior unsecured debt rating of the applicable tenant and any guarantors of the applicable lease, as applicable, falls below “BBB-” by S&P or an equivalent rating by Moody’s or any other rating agency or (vii) the applicable tenant fails to maintain a net worth of at least $100,000,000.
●	With respect to the Fleet Farm - Waukee Mortgage Loan (4.0%), under the related Mortgage Loan documents, if a major portion of the related Mortgaged Property is leased to Fleet Farm Group LLC (“Major Tenant”), the Major Tenant is allowed to obtain insurance for the related Mortgaged Property, so long as no default has occurred under the lease, the Major Tenant’s insurance meets the requirements under the related Mortgage loan documents and the lease and the Major Tenant is obligated to rebuild the related Mortgaged Property after a casualty event.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors— Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, certain Mortgage Loans being sold by MSMCH provide, and Mortgage Loans sold by other sellers may provide, that terrorism insurance may be provided by insurers having a lower rating than is generally required for other insurance under the related Mortgage Loan documents, so long as such insurers providing terrorism insurance meet a specified minimum rating, generally “BBB-” or “BBB”, from at least one credit rating agency (which is generally not required to be a rating agency rating the certificates). In addition, certain Mortgage Loans may cap the insurance premium that the related borrower is required to spend on terrorism insurance, generally at an amount equal to two times the insurance premium payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the loan documents on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

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Further, certain Mortgage Loans may waive terrorism insurance coverage with respect to certain policies for so long as certain requirements are satisfied by a sole or significant tenant. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. As among the 15 largest Mortgage Loans or groups of cross- collateralized Mortgage Loans, examples include:

●	With respect to the ExchangeRight Net Leased Portfolio # 54 Mortgage Loan (9.9%), the uses of the Hannaford Grocery—Gardner, MA Mortgaged Property (0.8%) and Dollar General—Edinburg, TX Mortgaged Property (0.1%) are legal non-conforming uses. With respect to the Hannaford Grocery— Gardner MA Mortgaged Property (which also has improvements with substantial non-conformities as to setbacks and density), the related zoning ordinance may require a special permit to be issued in order to reconstruct such Mortgaged Property to its existing footprint and use following a casualty. Further the anticipated insurance proceeds for such Mortgaged Property, even if the land value is added thereto, are significantly less than the allocated loan amount of such Mortgaged Property. With respect to the Dollar General, Edinburgh, TX Mortgaged Property, the related zoning letter states that such Mortgaged Property would need to be rezoned in order to permit replacement or substantial reconstruction of such Mortgaged Property to the existing use. The issuance of a special permit as to the Hannaford Grocery—Gardner, MA Mortgaged Property, and any rezoning of the Dollar General— Edinburg, TX Mortgaged Property are discretionary on the part of the applicable zoning authorities. There can be no assurance that the applicable zoning authorities would issue a special permit as to the Hannaford Grocery—Gardner, MA Mortgaged Property, or would agree to a rezoning of the Dollar General—Edinburg, TX Mortgaged Property.
●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), in 2016, the Mortgaged Property was designated a landmark by the NYC Landmarks Preservation Commission (“NYC LPC”). The landmark designation requires that NYC LPC approval be obtained in advance for any alteration, reconstruction, demolition or new construction affecting the designated building.
●	With respect to the 26 Broadway Mortgage Loan (4.9%), the Mortgaged Property is designated as a landmark by the NYC Landmarks Preservation Commission (“NYC LPC”). The landmark designation requires that NYC LPC approval be obtained in advance for any alteration, reconstruction, demolition or new construction affecting the designated building.
●	With respect to the Visions Hotel Portfolio III Mortgage Loan (4.1%), the DoubleTree Utica Mortgaged Property was constructed prior to the adoption of the current zoning code and is considered a pre- existing legal non-conforming use. If such non-conforming use is discontinued for a period of 24 or more consecutive calendar months, the DoubleTree Utica Mortgaged Property will lose its legal non- conforming status and such legal non-conforming use may not be restored. Law and ordinance coverage has been obtained for the DoubleTree Utica Mortgaged Property.
●	With respect to the Visions Hotel Portfolio III Mortgage Loan (4.1%), the DoubleTree Utica Mortgaged Property is designated as a landmark in the City of Utica’s Scenic and Historic Preservation District. As a result, alterations, restorations, reconstructions, or demolitions of any portion of the DoubleTree Utica Mortgaged Property is not permitted without first obtaining a certificate of appropriateness from the Scenic and Historic Preservation Commission.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In addition, certain Mortgaged Properties may be subject to use restrictions related to environmental conditions. See “Description of the Mortgage Pool—Environmental Considerations”.

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Appraised Value

In certain cases, appraisals may reflect “as-stabilized”, “as-complete” or similar hypothetical values in addition to “as-is” values. However, the Appraised Value reflected in this prospectus, including on Annex A-1 to this prospectus, with respect to each Mortgaged Property reflects the “as-is” value, except as described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to the Constitution Center Mortgage Loan (9.9%) and the 601 Lexington Avenue Mortgage Loan (6.0%), there is no separate non-recourse carveout guarantor, and the related single purpose entity borrower is the only indemnitor under the related environmental indemnity agreement.
●	With respect to the Midtown Square Mortgage Loan (4.4%), there is no non-recourse carveout guarantor nor separate environmental indemnitor with respect to the Mortgage Loan. Upon origination of such Mortgage Loan, the related borrower deposited an amount equal to all excess loan proceeds after refinance costs, closing costs, reserve deposits and other costs (approximately $19,335,811), into a guarantor reserve for such Mortgage Loan, which is permitted to be released to the borrower at such time, if any, that either Gary Sakwa (an indirect equity owner of the borrower and an equity owner of the borrower sponsor), or an Acceptable Initial Guarantor (as defined below) executes a non-recourse carveout guaranty and environmental indemnity in the form specified in the loan documents, in accordance with the requirements set forth in the loan documents. Such requirements include receipt by the lender of such information, searches, documentation and opinions as are reasonably required by it; provided that if Gary Sakwa is installed as guarantor and indemnitor on or prior to February 14, 2023, a statement that he meets the Minimum Financial Criteria (as defined below) may be provided in lieu of the foregoing items, other than searches and opinions reasonably required by the lender, and if Gary Sakwa is installed on or prior to August 11, 2022, no such requirements will apply. An “Acceptable Initial Guarantor” means either (a) a person or entity that (i) satisfies a net worth of not less than $30.0 million and liquidity of not less than $3.0 million (the “Minimum Financial Criteria”), (ii) is reasonably acceptable to the lender, provided that such approval may include (pursuant to the Prudent Lender Standard (as defined below)) a rating agency confirmation, (iii) is, if permitted by REMIC requirements, reasonably acceptable to the lender and if lender discretion is not permitted by REMIC requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans (in either case, the “Prudent Lender Standard”), and (iv) is an affiliate of the borrower, or (b) on or after February 15, 2023, Gary Sakwa, provided that Gary Sakwa satisfies the requirements set forth in clauses (a)(i) through (iv) above. The borrower under such Mortgage Loan is not required to obtain a guarantor or environmental indemnitor.
●	With respect to the Coleman Highline Phase IV Mortgage Loan (4.4%), there is no separate non-recourse carveout guarantor with respect to such Mortgage Loan.

A substantial portion of the Mortgage Loans, including certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, provide that, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

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With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties securing the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans.

●	With respect to the Rose Castle Apartments Mortgage Loan (7.6%), the related borrower has applied for, and the Mortgaged Property is expected to benefit from, a 35-year 421a Tax Abatement. In connection with the expected 421a Tax Abatement, the borrower will be required to reserve at least 30.0% of the units at the Mortgaged Property for tenants earning no more than 130.0% of the area median income, subject to certain rental restrictions. The 421a Tax Abatement is expected to provide (i) a 100% tax exemption for the first 25 years; and (ii) a 30% tax exemption for years 26 through 35 with full taxes commencing at the end of the 35th applicable tax year. The 421a Tax Abatement is pending and the abatement period has not yet started. The full unabated estimated taxes for the 2022/2023 tax year are $2,049,460 compared to the underwritten abated taxes of $10,982.

●	With respect to the Visions Hotel Portfolio III Mortgage Loan (4.1%), each of the DoubleTree Utica Mortgaged Property and the Home2 Suites Utica Mortgaged Property are subject to PILOT leases pursuant to which the borrower, as lessor, leases the Mortgaged Properties to the City of Utica Industrial Development Agency, which subleases the Mortgaged Properties back to the borrower. The DoubleTree Utica Mortgaged Property PILOT program is scheduled to continue through the 2036/2037 tax year. Taxes were underwritten based on the 15-year average of $85,667 compared to the full unabated taxes for the 2022/2023 tax year of $227,132. The Home2 Suites Utica Mortgaged Property PILOT program is scheduled to continue through the 2029/2030 tax year. Taxes were underwritten based on the 15-year average of $136,150 compared to the full unabated taxes for the 2022/2023 tax year of $178,661.

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), the 2020 Joe B. Jackson Parkway Mortgaged Property, the 5300 Centerpoint Parkway Mortgaged Property, and the 17001 West Mercury Street Mortgaged Property (collectively, 0.7%) are subject to payment in lieu of taxes (“PILOT”) arrangements, as described below.
o	With respect to the ILPT Logistics Portfolio Mortgage Loan—2020 Joe B. Jackson Parkway Mortgaged Property (0.4%), (the “TN PILOT Property”), the Mortgage Loan is secured by a mortgage on the subleasehold interest of ILPT Murfreesboro LLC (“TN PILOT Borrower”), in the TN PILOT Property pursuant to a lease between the TN PILOT Borrower and The Industrial Development Board of Rutherford County, Tennessee (“TN PILOT Lessor”), which expires on December 31, 2032 (the “TN PILOT Lease”). TN PILOT Lessor took ownership of the fee interest in the TN PILOT Property and as a result TN PILOT Borrower is not required to pay any real or personal property taxes for the period to the TN PILOT Lease. TN PILOT Borrower is required to pay an economic development fee on or before December 1st of each year in the amount of 15% of the difference between (i) the ad valorem taxes that would be
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due for such year if the TN PILOT Property were not owned by the TN PILOT Lessor and (ii) the amount of PILOT Payments with respect to the TN PILOT Property for such year. TN PILOT Borrower has the option to purchase back the fee interest for $1 at any time prior to the expiration of the TN PILOT Lease. On the origination date, TN PILOT Lessor has executed and delivered a consent agreement in favor of the mortgage lender encumbering its fee interest in the TN PILOT Property.

o	With respect to the ILPT Logistics Portfolio Mortgage Loan—5300 Centerpoint Parkway Mortgaged Property (0.2%), the Mortgaged Property receives a 100% property tax exemption pursuant to a certain Toy Road Community Reinvestment Area Agreement, dated as of December 15, 2003 (the “OH PILOT Agreement”), by and between the Village of Obetz, Ohio (the “OH PILOT Counterparty”), and Center Point Capital, LLC, for a period of 15 years following completion by the property owner of construction of a 3,800,000 square feet of distribution facility (the “Project”) and delivery of a certificate of substantial completion to OH PILOT Counterparty. The property owner is required to pay OH PILOT Counterparty an annual fee for the Project equal to the greater of (a) 1% of the dollar value of the tax exemption received under the OH PILOT Agreement for that year or (b) $500, provided, however, if the value of the incentives exceeds $250,000, the fee cannot exceed $2,500. Pursuant to a tax increment financing agreement of even date with the OH PILOT Agreement between Center Point Capital, LLC and OH PILOT Counterparty, the property owner must make service payments in an amount equal to the amount of real property taxes that would have been charged otherwise (less any other payments received by the OH PILOT Counterparty) for a period of 30 years after the expiration of the OH PILOT Agreement. The borrowers have not provided evidence of assignment of the OH PILOT Agreement and related documents from Center Point Capital, LLC to the borrowers (which assignment is expected to be made after the origination date). There can be no assurance that such assignment will be made or that the Mortgaged Property will continue to benefit from the PILOT.
o	With respect to the ILPT Logistics Portfolio Mortgage Loan—17001 West Mercury Street Mortgaged Property (0.2%) (the “Gardner PILOT Property”), the Mortgage Loan is secured by a mortgage on the fee and leasehold interest of Mercury Street Industrial LLC (the “Gardner PILOT Borrower”), in the Gardner PILOT Property pursuant to a base lease (the “Gardner PILOT Base Lease”) between the Gardner PILOT Borrower and the City of Gardner, Kansas (the “Gardner PILOT Lessor”) and a lease (the “Gardner PILOT Lease”), by and between the Gardner PILOT Lessor and the Gardner PILOT Borrower, which expires on February 1, 2029. On April 1, 2018, the Gardner PILOT Lessor took leasehold title to the Gardner PILOT Property pursuant to the Gardner PILOT Base Lease, leased the Gardner Property back to Gardner PILOT Borrower pursuant to the Gardner PILOT Lease and issued a bond in the maximum principal amount of $38,000,000 for which the payment of the principal, redemption and interest on the bond and certain other costs of the bond transaction is equal to the rent due by Gardner PILOT Borrower under the Gardner PILOT Lease. Under a bond purchase agreement of the same date, the Gardner PILOT Borrower agreed to purchase the bond at an interest rate of 2% per annum computed on actual/365/366-day basis and payable on each February 1, and as a result is entitled to certain exemptions from ad valorem and property taxes on real and personal property for a total period of 10 calendar years after the year in which the bond was issued with 100% tax abatement for the first 5 years and 20% less for each year thereafter. The Gardner PILOT Borrower is instead required to make a payment in lieu of taxes in the amount of (i) $394 for the calendar year 2022, (ii) $402 for the calendar year 2023, (iii) $270,770 for the calendar year 2024, (iv) $546,955 for the calendar year 2025, (v) $828,636 for the calendar year 2026, (vi) $1,115,897 for the calendar year 2027 and (vii) $1,408,820 for the calendar year 2028. The bond must be paid in full on February 1, 2029. On the origination date, the Gardner PILOT Borrower collaterally assigned all of its interest in the Gardner PILOT Base Lease, Gardner PILOT Lease and related documents, including the bond, to the mortgage lender and caused the trustee holding the original bond to enter into a bond custody agreement in favor of the mortgage lender.
●	With respect to the 1021-1023 38th Street Mortgage Loan (3.1%), the Mortgaged Property benefits from a 25-year tax abatement granted by the New York City Department of City Planning. The tax abatement provides a 100% exemption until the 2037/2038 tax year. Such exemption will be reduced by 10.0% during each year thereafter until full taxes commence in the 2047/2048 tax year. The full unabated taxes for the 2022/2023 tax year are $399,214 compared to the underwritten abated taxes of $31,342.
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See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans will be 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

26 Mortgage Loans (77.1%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to the stated maturity date and therefore have an expected Balloon Balance at the stated maturity date (or in the case of an ARD Loan, the related anticipated repayment date).

4 Mortgage Loans (10.5%) provide for payments of interest-only for the first 10 to 59 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

9 Mortgage Loans (12.4%) provide for payments of interest and principal for their entire terms and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
First	7	$166,280,000	24.3%
Sixth	30	409,900,456	59.8
Ninth	2	109,213,720	15.9
Total	39	$685,394,176	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods (Default Days)

Grace Period (Default Days)(1)(2)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	33	$539,114,176	78.7%
5	6	146,280,000	21.3
Total	39	$685,394,176	100.0%

(1)	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), monthly debt service payments are due on the 9th of each month, with a monetary default grace period of 2 business days, which grace period extensions are exercisable once in any twelve-month period.
(2)	With respect to the Midtown Square Mortgage Loan (4.4%), monthly debt service payments are due on the first day of the month, with both a late charge grace period and a monetary default grace period of 5 days after notice, which grace period applies once in any twelve-month period.
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As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The Coleman Highline Phase IV Mortgage Loan (4.4%) is an ARD Loan (as defined below).

An “ARD Loan” (“ARD Loan”) is a Mortgage Loan that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan, although the Initial Rate remains the current payment rate as described in the following paragraph. “Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, and all escrows and operating expenses required under such Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such deferred Excess Interest will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents, with compound interest thereon) only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

For information regarding single purpose entity covenants, see “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date (or, in the case of an ARD Loan, the related Anticipated Repayment Date). See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases, Substitutions and Additions” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage

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Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	31 of the Mortgage Loans (71.9%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an Anticipated Repayment Date or an open prepayment date, that would be outstanding on such date) under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.
●	1 of the Mortgage Loans (9.9%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and then, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of a Yield Maintenance Charge or permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date, and thereafter such Mortgage Loan is freely prepayable.
●	3 of the Mortgage Loans (8.7%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.
●	3 of the Mortgage Loans (5.9%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date, and thereafter such Mortgage Loan is freely prepayable.
●	1 of the Mortgage Loans (3.5%) permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date (or, in the case of an ARD Loan, the related Anticipated Repayment Date), as follows:

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Prepayment Open Periods

Open Period (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	$20,351,472	3.0%
4	20	221,537,546	32.3
5	9	248,769,863	36.3
6	1	12,000,000	1.8
7	6	182,735,295	26.7
Total	39	$685,394,176	100.0%

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

35 Mortgage Loans (the “Defeasance Loans”) (87.7%) permit the respective borrowers (subject to the satisfaction of various conditions, including that no event of default exists) to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the Mortgage Loan the requisite amount of “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) (“Government Securities”), and to thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. As to any such Mortgage

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Loan, such option (a “Defeasance Option”) may not be exercised prior to the expiration of a specified period (the “Defeasance Lock-Out Period”), which Defeasance Lock-Out Period, in each case, except as discussed below, does not end prior to the second anniversary of the Closing Date. The Mortgage Loans referred to in this paragraph do not include any Mortgage Loan that grants the related borrower the option to either defease or prepay the Mortgage Loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase Government Securities, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts at least equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including, or together with, as applicable, a balloon payment due at maturity or the principal amount outstanding as of an anticipated repayment date or open prepayment date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may deliver the defeasance securities in lieu of delivering the Defeasance Deposit), and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, defeasance collateral purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Certain of the loans that permit defeasance are secured by multiple properties as to which the borrower may effect a partial defeasance in connection with the release of one or more individual properties, and certain other loans that permit defeasance are secured by single properties but permit a partial defeasance in connection with the release of designated release parcels. In addition, certain cross-collateralized Mortgage Loans permit defeasance of any one of such cross-collateralized Mortgage Loans and release of the cross-collateralization. Each multi-property mortgage loan or mortgage loan with separate release properties or parcels or group of cross-collateralized Mortgage Loans that allows for partial defeasance of the aggregate debt, and that we intend to include in the issuing entity, including the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), Visions Hotel Portfolio III Mortgage Loan (4.1%), the Pacific Castle Portfolio Mortgage Loan (2.9%) and the Walgreens and Dollar General Portfolio Mortgage Loan (0.8%), provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to, or sufficient to defease a principal amount equal to, a specified percentage (generally 100% to 125%) of the allocated loan amount allocable to such properties or parcels.

With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), following the defeasance lockout period, the borrower has the right to obtain the release of any individual Mortgaged Property in connection with a bona fide arm’s length third party sale of such Mortgaged Property, upon defeasance of an amount equal to the greater of (a) 115% of the allocated loan amount of such individual Mortgaged Property and (b) 90% of the net sales proceeds of such individual property (the “Release Amount”), and satisfaction of the following conditions, among others: (i) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties will be not less than the greater of (a) the debt service coverage ratio of the Mortgaged Properties immediately preceding such release and (b) 2.54x, (ii) after giving effect to such release, the debt yield for the remaining Mortgaged Properties will be not less than the greater of (a) the debt yield of the Mortgaged Properties immediately preceding such release and (b) 9.0%, and (iii) satisfaction of REMIC related conditions.

With respect to the Visions Hotel Portfolio III Mortgage Loan (4.1%), at any time after the earlier to occur of (x) March 4, 2025 and (y) the second anniversary of the last securitization involving any portion or interest in the related Whole Loan, the Mortgage Loan documents permit the borrower to obtain the release of an individual Mortgaged Property in connection with a partial defeasance of the Mortgage Loan, provided that, among other things, (i) no less than 60 days’ written notice specifying the date the defeasance collateral is to be delivered and the principal amount of the Mortgage Loan to be defeased, (ii) the borrower defeases the Whole Loan in an amount equal to the greatest of (a) 140% of the allocated loan amount for the Mortgaged Property to be released, (b) an amount, which after giving effect to the release of the applicable Mortgaged Property, would result in the debt service coverage ratio for the remaining Mortgaged Properties being no less than 2.44x, (c) an amount, which after giving effect to the release of the applicable Mortgaged Property, would result in the loan-to-value ratio for the remaining Mortgaged Properties being no greater than 53.8%, (d) an amount, which after giving effect to the release of the applicable Mortgaged Property, would result in the debt yield for the remaining Mortgaged Properties being no less than 14.26%, and (e) an

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amount as may be required such that the securitization trust will not fail to maintain its status as a REMIC trust as a result of such release, and (iii) satisfaction of customary REMIC requirements. Additionally, the first Mortgaged Property to be released must be the DoubleTree Utica Mortgaged Property, and no release of any of the other Visions Hotel Portfolio III Mortgaged Properties is permitted until a release of the DoubleTree Utica Mortgaged Property has occurred.

With respect to the Pacific Castle Portfolio Mortgage Loan (2.9%), the borrower may obtain the release of a Mortgaged Property from the Pacific Castle Portfolio Whole Loan, subject to the satisfaction of certain conditions, including, among others: (i) a partial defeasance of the principal of the Whole Loan by an amount equal to the greater of (x) 95% of the net proceeds from such sale, and (y) 125% of the allocated loan amount of the released Mortgaged Property, (ii) satisfaction of all REMIC requirements, and (iii) a requirement that after giving effect to such release, the debt yield for all Pacific Castle Portfolio Mortgaged Properties (including the released Mortgaged Property) is not less than the greater of (x) the debt yield for all Pacific Castle Portfolio Mortgaged Properties (including the released Mortgaged Property) immediately prior to such release and (y) 9.08%.

With respect to the Storage Xxtra Highway 61 Mortgage Loan (1.2%), provided no default has occurred and is continuing under the mortgage loan documents, at any time prior to the applicable maturity date, the Mortgage Loan documents permit the borrower to obtain the release of an unimproved portion of the Mortgaged Property in connection with a partial defeasance of the Mortgage Loan, provided that, among other things, (i) no less than 30 days’ written notice specifying the date the defeasance collateral is to be delivered, (ii) all accrued and unpaid interest and all other sums due under the related loan documents are paid in full and (iii) satisfaction of customary REMIC requirements. If immediately following the release of the unimproved portion of the Mortgaged Property the loan-to- value ratio for the Mortgaged Property exceeds 125%, then no release shall be permitted unless, among other things, either (i) the borrower prepays the Mortgage Loan in an amount equal to the aggregate of (a) the net sales proceeds of an arm’s length sale of the released portion to an unrelated party, (b) any applicable interest shortfall and (c) the yield maintenance amount to the extent that such prepayment occurs at any time prior to the open prepayment date or (ii) lender receives an opinion of counsel that attests to the satisfaction of customary REMIC requirements.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the mortgage loan seller (or, in certain cases, the master servicer) or established by the borrower and required to be a single purpose bankruptcy remote entity, will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. In general, if a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, the related promissory note will be split and only the defeased portion of the borrower’s obligations will be assumed by the successor borrower. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Releases, Substitutions and Additions

The Mortgage Loans described below (which do not include the Mortgage Loans that permit partial release solely upon a defeasance of individual Mortgaged Properties or parcels, as identified above) permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property, subject to the satisfaction of certain specified conditions, including the REMIC requirements or permit additions to the Mortgaged Property. For example:

●	With respect to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan (9.9%), Kum & Go—North Little Rock, AR property (on which the sole tenant operates a convenience store and fueling station), the lease of the related sole tenant, Kum & Go, provides that in the event such tenant determines in its good faith reasonable business discretion that the leased premises are inadequate or unprofitable for the purposes for which they are then used under the lease, the tenant has the option to substitute another property having a convenience store and gasoline/diesel dispensary and/or car wash and/or quick service restaurant, for such individual property, on the same lease terms, subject to various conditions, including but not limited to the substitute property must have an appraised value at least equal to that of the property being replaced, and the substitute property must meet all of the landlord’s underwriting requirements, including, but not limited to, confirmation that the rating of any bonds or trust certificates issued in connection with a securitization in which the lease is included will not change as a result of the substitution. The lease further provides that any substitute property will be subject to the landlord’s approval and the approval of any then mortgagee having an interest in the leased remises. If the landlord and its mortgagee do not approve the substitute property, Kum & Go has the right to submit other properties to them for their reasonable approval.
●	The ExchangeRight Net Leased Portfolio #54 Mortgage Loan documents provide that if Kum & Go successfully exercises its option to substitute a property after the lender has objected to such substitution or otherwise declined to approve such substitute property, the borrower will be required to obtain the release of such property in accordance with the requirements for a defeasance, other than the requirement that such
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defeasance be pursuant to a bona fide arm’s length third party sale (or in the event that such substitution occurs prior to the end of the defeasance lockout period, then in connection with a prepayment of the release amount of such property, together with a yield maintenance premium). The ExchangeRight Net Leased Portfolio #54 Whole Loan documents further provide that the lender will have the right to approve any substitution, subject to the satisfaction of all customary conditions required by the lender at such time, including but not limited to rating agency confirmation and delivery of an opinion of counsel satisfactory to the lender that the MSC 2022-L8 securitization trust will not fail to maintain its status as a REMIC as a result of such property substitution. In the event that the lender approves a substitution, the related property would be released from the lien of the Mortgage Loan and the substitute property would be substituted therefor.

●	With respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), the borrowers may obtain the release of any individual Mortgaged Property upon prepayment of a release price equal to 115% of the allocated loan amount of such Mortgaged Property, together with, if prior to the open period, payment of a prepayment fee equal to the greater of 0.5% and a yield maintenance premium, and satisfaction of certain conditions, including among others (i) no event of default exists, (ii) after giving effect to the release, the aggregate debt yield on the Mortgage Loan and the related mezzanine loan based on the remaining Mortgaged Properties is no less than the greater of the debt yield immediately preceding such release and 6.24% and (iii) satisfaction of REMIC related conditions.
●	In addition, with respect to the ILPT Logistics Portfolio Mortgage Loan (3.5%), the borrowers may obtain the release of any individual Mortgaged Property in order to cure a default or event of default related to such Mortgaged Property, but only if (i) (a) prior to obtaining such release, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or the use of any operating income or rents from any other Mortgaged Property to effectuate such cure) or (b) such event of default related to an environmental condition at any Mortgaged Property and (ii) such default or event of default was not caused by the borrowers or any of their affiliates in bad faith to circumvent the foregoing release requirements. Such a release will be subject to the same requirements for partial release as set forth above, except that the conditions relating to lack of an event of default and the required debt yield for such release will not apply.
●	With respect to the Bedrock Portfolio Mortgage Loan (2.9%), at any time after February 1, 2024, and prior to the Mortgage Loan maturity date, the Mortgage Loan documents permit the borrower to obtain the release of an individual Mortgaged Property, provided that, among other things, (a) the borrower pays to the lender an amount no less than 115% of the allocated loan amount for the Mortgaged Property to be released, (b) after giving effect to the release of the applicable Mortgaged Property, the debt service coverage ratio for the remaining Mortgaged Property is no less than 3.10x and (c) satisfaction of customary REMIC requirements.

Furthermore, some of the other Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements, or unspecified immaterial parcels, that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to the REMIC requirements, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied.

●	With respect to the East Boston MF Portfolio III Mortgage Loan (1.8%), provided that no event of default is continuing under the related Mortgage Loan documents, the Mortgage Loan documents permit the borrower to obtain the release of an unimproved portion of the 273 Maverick Street Mortgaged Property in connection with a third party sale, provided, among other conditions, (i) the borrower provides to the lender evidence that the remaining portion of the related Mortgaged Property is a legally subdivided parcel and a separate tax parcel, (ii) the borrower provides to the lender evidence that the remaining Mortgaged Properties remain in compliance with all applicable laws, and (iii) satisfaction of customary REMIC requirements.
●	With respect to the Freedom Plaza Mortgage Loan (1.2%), the borrower may obtain the release of an unimproved portion of the Freedom Plaza Mortgaged Property from the Freedom Plaza Mortgage Loan, subject to the satisfaction of certain conditions, including, among others: (i) no event of default has occurred and is continuing, (ii) no cash management period has occurred and is continuing, (iii) satisfaction of all REMIC requirements and (iv) title to the released parcel be transferred to an affiliate of the borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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Escrows

31 of the Mortgage Loans (72.2%) provide for monthly or upfront escrows to cover ongoing replacements or capital repairs.

33 of the Mortgage Loans (71.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

19 of the Mortgage Loans (75.4%) secured in whole or in part by office, retail, industrial, multifamily with commercial space or mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

22 of the Mortgage Loans (44.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

18 of the Mortgage Loans (47.1%) provide for monthly or upfront escrows to cover deferred maintenance.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

●	With respect to the 601 Lexington Avenue Mortgage Loan (6.0%), the borrower is permitted to provide a guaranty from BPLP in lieu of all reserves, subject to certain conditions, including BPLP maintaining a senior unsecured credit rating of at least “BBB” by S&P and “Baa3” by Moody’s. At origination, BPLP provided a guaranty in lieu of (i) depositing $52,315,328 into a reserve for approved leasing expenses outstanding at the time of origination and (ii) depositing $8,974,469 into a reserve for outstanding free and gap rent for six tenants.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing Cash Management	17	$417,802,947	61.0%
Springing/Springing Cash Management	18	177,091,229	25.8
Soft/In Place Cash Management	1	52,000,000	7.6
Springing (Residential); Hard (Commercial)/Springing
Cash Management	1	20,000,000	2.9
Soft (Residential); Hard (Commercial)/Springing Cash
Management	2	18,500,000	2.7
Total	39	$685,394,176	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by
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the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.
●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.
●	Springing/Springing Cash Management. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.
●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.
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In connection with any hard lockbox, cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hotel Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves, and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

With respect to the Constitution Center Mortgage Loan (9.9%), certain amenities at the building, including the cafeteria, fitness center and solar energy components of the building, are operated by taxable REIT subsidiaries of the borrower. Income from such amenities is not required to be deposited into the lockbox.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”, “—Argentic Real Estate Finance LLC— Argentic’s Underwriting Standards and Processes—Exceptions”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes—Exceptions to Underwriting Standards”, and “—Bank of Montreal—Bank of Montreal’s Commercial Mortgage Loan Underwriting Standards — Exceptions to Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and
●	certain Mortgage Loans do not restrict the related ground tenant from financing the related improvements as long as such financing does not constitute a lien on the borrower’s right, title and interest in the fee collateral.
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Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “— The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)
26 Broadway	$33,900,000	4.9%	$40,000,000	$79,100,000	$177,000,000	$330,000,000	5.3755%	24.3%	71.0%	3.43x	1.07x
ILPT Logistics Portfolio	$24,229,075	3.5%	$255,000,000(3)	$316,910,925	$103,860,000	$700,000,000	4.4170%	29.0%	59.6%	3.12x	1.33x

(1)	Calculated including the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated including any related Pari Passu Companion Loan but excluding any related Subordinate Companion Loan and mezzanine debt.
(3)	The Mezzanine Debt Cut-off Date Balance is comprised of a $175,000,000 Mezzanine A Loan, which accrues interest at 5.14560% per annum, and an $80,000,000 Mezzanine B Loan, which accrues interest at 5.89560% per annum.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loan related to each Mortgage Loan identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender,

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and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender declares an event of default or exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest on any advances plus, subject to certain caps and limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. Under the mezzanine loan documents, an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Murray Road Industrial Center Mortgage Loan (1.6%), at origination a portion of the equity in the related borrower was funded by an unaffiliated lender (the “Preferred Member”) as a preferred return structure in the amount of $8,100,000 (the “Preferred Loan”). The Preferred Member is entitled to payments of 12% per annum on the Preferred Loan (less any payments made to Preferred Member) for the period commencing on February 15, 2022 through March 5, 2022 and each period thereafter from the 6th day of each calendar month through the 5th day of each calendar month. If the obligor (the “Preferred Borrower”) on the Preferred Loan fails to pay the Preferred Member such amounts due under the Preferred Borrower’s operating agreement, the Preferred Member may pursue any remedy available at law, including, but not limited to (a) subject to the mortgage lender’s consent, replacing the manager of the Preferred Borrower, and (b) the right to effectuate a forced sale of the Mortgaged Property.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans— “Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

In addition, some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may, in certain cases: (i) contain limitations on the amounts that such collateral may secure; prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (iii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

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In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans— Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Constitution Center Mortgage Loan, the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, the Rose Castle Apartments Mortgage Loan, the 601 Lexington Avenue Mortgage Loan, the 26 Broadway Mortgage Loan, the Midtown Square Mortgage Loan, the Coleman Highline Phase IV Mortgage Loan, the Visions Hotel Portfolio III Mortgage Loan, the ILPT Logistics Portfolio Mortgage Loan, the Bedrock Portfolio Mortgage Loan, the Pacific Castle Portfolio Mortgage Loan and the NYC MFRT Portfolio Mortgage Loan is part of a related Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder(s)”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to any specified whole loan should be construed to refer to the whole loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s).

The following terms are used in reference to the Whole Loans:

“BANK 2022-BNK40 PSA” means the pooling and servicing agreement, dated as of March 1, 2022, between the Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, CWCapital Asset Management LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Computershare Trust Company, N.A., as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. The BANK 2022-BNK40 PSA governs the servicing of the Midtown Square Whole Loan.

“BMARK 2022-B32 PSA” means the pooling and servicing agreement, dated as of February 1, 2022, between the J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, KeyBank National Association, as special servicer, Computershare Trust Company, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. The BMARK 2022-B32 PSA governs the servicing of the Bedrock Portfolio Whole Loan.

“BMO 2022-C1 PSA” means the pooling and servicing agreement, dated as of February 1, 2022, between BMO Commercial Mortgage Securities LLC, as depositor, KeyBank National Association, as master servicer, CWCapital Asset Management, Situs Holdings, LLC and KeyBank National Association, each as a special servicer as described therein, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Computershare Trust Company, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee. The BMO 2022-C1 PSA governs the servicing of the NYC MFRT Portfolio Whole Loan.

“BXP 2021-601L TSA” means the trust and servicing agreement, dated as of December 29, 2021, between Wells Fargo Commercial Mortgage Securities, Inc., Wells Fargo Bank, National Association, Situs Holdings, LLC and Computershare Trust Company, National Association. The BXP 2021-601L TSA governs the servicing of the 601 Lexington Avenue Whole Loan.

“BWAY 2022-26BW TSA” means the trust and servicing agreement, dated as of February 6, 2022, between BMO Commercial Mortgage Securities LLC, as depositor, KeyBank National Association, as servicer, KeyBank National Association, as special servicer, Wilmington Trust, National Association, as trustee, Computershare Trust Company, National Association, as certificate administrator, and Pentalpha Surveillance LLC, as operating advisor. The BWAY 2022-26BW TSA governs the servicing of the 26 Broadway Whole Loan.

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“COLEM 2022-HLNE TSA” means the trust and servicing agreement, dated as of March 15, 2022, between Barclays Commercial Mortgage Securities LLC, as depositor, KeyBank National Association, as servicer and as special servicer, Computershare Trust Company, National Association, as certificate administrator and custodian, and Wilmington Trust, National Association, as trustee. The COLEM 2022-HLNE TSA governs the servicing of the Coleman Highline Phase IV Whole Loan.

“Control Appraisal Event” means, with respect to any Serviced A/B Whole Loan, a “control appraisal event” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“ILPT 2022-LPFX TSA” means the trust and servicing agreement, dated as of March 6, 2022, between Citigroup Commercial Mortgage Securities Inc., as depositor, Berkadia Commercial Mortgage LLC, as servicer, Situs Holdings, LLC as special servicer, Wilmington Trust, National Association, as trustee, Computershare Trust Company, National Association, as certificate administrator, and Park Bridge Lender Services LLC, as operating advisor. The ILPT 2022-LPFX TSA governs the servicing of the ILPT Logistics Portfolio Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the 601 Lexington Avenue Mortgage Loan, (ii) the 26 Broadway Mortgage Loan, (iii) the Midtown Square Mortgage Loan, (iv) the Coleman Highline Phase IV Mortgage Loan, (v) the ILPT Logistics Portfolio Mortgage Loan, (vii) the Bedrock Portfolio Mortgage Loan, (viii) the NYC MFRT Portfolio Mortgage Loan and (ix) each Servicing Shift Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Pari Passu-A/B Whole Loan” means each of (i) the 601 Lexington Avenue Whole Loan, (ii) the 26 Broadway Whole Loan, (iii) the Coleman Highline Phase IV Whole Loan and (iv) the ILPT Logistics Portfolio Whole Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Midtown Square Whole Loan, (ii) the Bedrock Portfolio Whole Loan and (iii) the NYC MFRT Portfolio Whole Loan.

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“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which, (i) with respect to the 601 Lexington Avenue Whole Loan, will be the BXP 2021-601L TSA, (ii) with respect to the 26 Broadway Whole Loan, will be the BWAY 2022-26BW TSA, (iii) with respect to the Midtown Square Whole Loan, will be the BANK 2022-BNK40 PSA, (iv) with respect to the Coleman Highline Phase IV Whole Loan, will be the COLEM 2022-HLNE TSA, (v) with respect to the ILPT Logistics Portfolio Whole Loan, will be the ILPT 2022-LPFX TSA, (vi) with respect to the Bedrock Portfolio Whole Loan, will be the BMARK 2022-B32 PSA, (vii) with respect to the NYC MFRT Portfolio Whole Loan, will be the BMO 2022-C1 PSA, and (viii) with respect to each Servicing Shift Whole Loan on and after the related Servicing Shift Securitization Date, will be the pooling and servicing agreement that creates the trust whose assets include the related Control Note.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu-A/B Whole Loans, (ii) the Non- Serviced Pari Passu Whole Loans and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer that will be appointed under an Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, the pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Serviced A/B Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, one or more Subordinate Companion Loans and, in certain cases, one or more Serviced Pari Passu Companion Loans. As of the Closing Date, the Serviced A/B Whole Loan related to the Trust will be the Constitution Center Whole Loan.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan or any Subordinate Companion Loan that is part of a Serviced A/B Whole Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Constitution Center Mortgage Loan, (ii) the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, (iii) the Visions Hotel Portfolio III Mortgage Loan and (iv) each Servicing Shift Mortgage Loan (prior to the related Controlling Companion Loan Securitization Date).

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or any Serviced A/B Whole Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the ExchangeRight Net Leased Portfolio #54 Whole Loan,

(ii)  the Visions Hotel Portfolio III Whole Loan and (iii) each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date).

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Mortgage Pool.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Control Note is included in a securitization trust.

“Servicing Shift Whole Loan” means a Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by the PSA) and on and after the related Servicing Shift Securitization Date, will be a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). As of the Closing Date, the Servicing Shift Whole Loans related to the Trust will be the Rose Castle Apartments Whole Loan and the Pacific Castle Portfolio Whole Loan.

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“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non- Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note / Non-Control Note	Cut-off Date Note Balance	Note Holder

Constitution Center(1)	Note A-1	Non-Control	$80,000,000	Morgan Stanley Bank, N.A.
	Note A-2	Non-Control	$80,000,000	Morgan Stanley Bank, N.A.
	Note A-3	Non-Control	$50,000,000	Morgan Stanley Bank, N.A.
	Note A-4	Non-Control	$40,000,000	Morgan Stanley Bank, N.A.
	Note A-5	Non-Control	$40,000,000	MSC 2022-L8
	Note A-6	Non-Control	$30,000,000	Morgan Stanley Bank, N.A.
	Note A-7	Non-Control	$30,000,000	Morgan Stanley Bank, N.A.
	Note A-8	Non-Control	$20,000,000	Morgan Stanley Bank, N.A.
	Note A-9	Non-Control	$28,000,000	MSC 2022-L8
	Note B-1(1)	Control	$16,000,000	Sun Life Assurance Company of Canada
	Note B-2(1)	Control	$16,000,000	Sun Life Insurance (Canada) Limited
	Note B-3(1)	Control	$20,000,000	Sun Life Hong Kong Limited
ExchangeRight Net Leased Portfolio #54	Note A-1-A	Control	$68,000,000	MSC 2022-L8
	Note A-1-B	Non-Control	$2,000,000	Morgan Stanley Bank, N.A.
	Note A-2	Non-Control	$17,893,833	Morgan Stanley Bank, N.A.
Rose Castle Apartments	Note A-1	Control	$500,000	Starwood Mortgage Funding II LLC
	Note A-2	Non-Control	$40,000,000	Bank of Montreal
	Note A-3	Non-Control	$25,000,000	MSC 2022-L8
	Note A-4	Non-Control	$10,000,000	Bank of Montreal
	Note A-5	Non-Control	$25,000,000	MSC 2022-L8
	Note A-6	Non-Control	$1,500,000	Bank of Montreal
	Note A-7	Non-Control	$1,500,000	MSC 2022-L8
	Note A-8	Non-Control	$500,000	Bank of Montreal
	Note A-9	Non-Control	$500,000	MSC 2022-L8
	Note A-10	Non-Control	$500,000	Bank of Montreal
601 Lexington Avenue	Note A-1-S1	Control	$52,500,000	BXP 2021-601L
	Note A-1-C1	Non-Control	$17,500,000	Wells Fargo Bank, National Association
	Note A-1-C2	Non-Control	$67,543,860	BANK 2022-BNK39
	Note A-1-C3	Non-Control	$67,543,860	BANK 2022-BNK40
	Note A-1-C4	Non-Control	$48,067,280	Wells Fargo Bank, National Association
	Note A-2-S1	Non-Control	$33,000,000	BXP 2021-601L
	Note A-2-C1	Non-Control	$11,000,000	Benchmark 2022-B33
	Note A-2-C2-1	Non-Control	$43,479,070	DBR Investments Co. Limited
	Note A-2-C2-2	Non-Control	$12,800,000	Benchmark 2022-B32
	Note A-2-C3-1	Non-Control	$40,000,000	BMO 2022-C1
	Note A-2-C3-2	Non-Control	$16,279,070	Benchmark 2022-B33
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	Note A-2-C4	Non-Control	$2,567,860	Benchmark 2022-B33
	Note A-3-S1	Non-Control	$33,000,000	BXP 2021-601L
	Note A-3-C1	Non-Control	$11,000,000	MSC 2022-L8
	Note A-3-C2	Non-Control	$42,456,140	BANK 2022-BNK39
	Note A-3-C3	Non-Control	$42,456,140	BANK 2022-BNK40
	Note A-3-C4	Non-Control	$30,213,720	MSC 2022-L8
	Note A-4-S1	Non-Control	$31,500,000	BXP 2021-601L
	Note A-4-C1	Non-Control	$10,500,000	Citi Real Estate Funding Inc.
	Note A-4-C2-1	Non-Control	$41,520,930	Citi Real Estate Funding Inc.
	Note A-4-C2-2	Non-Control	$12,200,000	Benchmark 2022-B32
	Note A-4-C3	Non-Control	$50,153,070	Benchmark 2022-B33
	Note A-4-C4	Non-Control	$6,019,000	Citi Real Estate Funding Inc.
	Note B-1	Non-Control	$96,845,000	BXP 2021-601L
	Note B-2	Non-Control	$60,874,000	BXP 2021-601L
	Note B-3	Non-Control	$60,874,000	BXP 2021-601L
	Note B-4	Non-Control	$58,107,000	BXP 2021-601L
26 Broadway	Note A-1	Non-Control	$22,600,000	BWAY 2022-26BW
	Note A-2	Non-Control	$22,600,000	BWAY 2022-26BW
	Note A-3	Non-Control	$20,000,000	Bank of Montreal
	Note A-4	Non-Control	$20,000,000	MSC 2022-L8
	Note A-5	Non-Control	$13,900,000	Bank of Montreal
	Note A-6	Non-Control	$13,900,000	MSC 2022-L8
	Note B-1	Control	$88,500,000	BWAY 2022-26BW
	Note B-2	Non-Control	$88,500,000	BWAY 2022-26BW
Midtown Square	Note A-1	Control	$50,000,000	BANK 2022-BNK40
	Note A-2	Non-Control	$30,430,000	MSC 2022-L8
Coleman Highline Phase IV	Note A-1	Non-Control	$26,650,000	COLEM 2022-HLNE
	Note A-2	Non-Control	$14,350,000	COLEM 2022-HLNE
	Note A-3	Non-Control	$40,000,000	BBCMS 2022-C14
	Note A-4	Non-Control	$30,000,000	BBCMS 2022-C14
	Note A-5	Non-Control	$35,000,000	Barclays Capital Real Estate Inc.
	Note A-6	Non-Control	$27,600,000	Barclays Capital Real Estate Inc.
	Note A-7	Non-Control	$30,000,000	MSC 2022-L8
	Note A-8	Non-Control	$25,000,000	BMO 2022-C1
	Note A-9	Non-Control	$16,400,000	BMO 2022-C1
	Note B-1	Control	$174,525,000	COLEM 2022-HLNE
	Note B-2	Non-Control	$93,975,000	COLEM 2022-HLNE
Visions Hotel Portfolio III	Note A-1	Control	$28,063,980	MSC 2022-L8
	Note A-2	Non-Control	$15,979,490	Starwood Mortgage Funding II LLC
ILPT Logistics Portfolio	Note A-1-A	Control	$78,629,309.93	ILPT 2022-LPFX
	Note A-1-B	Control	$58,713,332.75	ILPT 2022-LPFX
	Note A-1-C	Control	$12,932,452.44	ILPT 2022-LPFX
	Note A-1-D	Control	$12,932,452.44	ILPT 2022-LPFX
	Note A-1-E	Control	$12,932,452.44	ILPT 2022-LPFX
	Note A-2-A-1	Non-Control	$36,828,193.88	Citi Real Estate Funding Inc.
	Note A-2-A-2	Non-Control	$36,828,193.88	Citi Real Estate Funding Inc.
	Note A-2-B-1	Non-Control	$15.000.000.00	UBS AG, New York Branch
	Note A-2-B-2	Non-Control	$21,666,666.30	UBS AG, New York Branch
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	Note A-2-B-3	Non-Control	$18,333,333.15	UBS AG, New York Branch
	Note A-2-C	Non-Control	$12,114,537.60	Bank of America, N.A.
	Note A-2-D	Non-Control	$12,114,537.60	MSC 2022-L8
	Note A-2-E	Non-Control	$12,114,537.60	MSC 2022-L8
	Note B-1	Non-Control	$46,363,348.07	ILPT 2022-LPFX
	Note B-2	Non-Control	$34,619,999.65	ILPT 2022-LPFX
	Note B-3	Non-Control	$7,625,550.76	ILPT 2022-LPFX
	Note B-4	Non-Control	$7,625,550.76	ILPT 2022-LPFX
	Note B-5	Non-Control	$7,625,550.76	ILPT 2022-LPFX
Bedrock Portfolio	Note A-1-1	Control	$125,000,000	Benchmark 2022-B32
	Note A-1-2	Non-Control	$50,000,000	JPMorgan Chase Bank, National Association
	Note A-1-3	Non-Control	$50,000,000	JPMorgan Chase Bank, National Association
	Note A-1-4	Non-Control	$50,000,000	Benchmark 2022-B33
	Note A-1-5	Non-Control	$30,000,000	Benchmark 2022-B33
	Note A-1-6	Non-Control	$39,000,000	JPMorgan Chase Bank, National Association
	Note A-2-1	Non-Control	$40,000,000	BMO 2022-C1
	Note A-2-2	Non-Control	$26,000,000	Starwood Mortgage Funding II LLC
	Note A-2-3	Non-Control	$10,000,000	MSC 2022-L8
	Note A-2-4	Non-Control	$10,000,000	MSC 2022-L8
Pacific Castle Portfolio	Note A-1	Control	$30,000,000	Argentic Real Estate Finance LLC
	Note A-2	Non-Control	$20,000,000	MSC 2022-L8
	Note A-3	Non-Control	$10,000,000	Argentic Real Estate Finance LLC
	Note A-4	Non-Control	$4,700,000	Argentic Real Estate Finance LLC
NYC MFRT Portfolio	Note A-1	Control	$30,000,000	BMO 2022-C1
	Note A-2	Non-Control	$15,200,000	Bank of Montreal
	Note A-3	Non-Control	$15,000,000	MSC 2022-L8
(1)	The controlling holder will be collectively the holders of Constitution Center note B-1, note B-2 and note B-3; provided that (i) a Constitution Center Control Appraisal Event has not occurred and (ii) no Constitution Center Note B holder is a Borrower Party with respect to the Constitution Center Whole Loan; provided, further, that if either of the conditions set forth in clauses (i) and (ii) above occurs, the controlling holder will be the holder of Note A-5. See “Description of the Mortgage Pool—The Whole Loans—The Serviced A/B Whole Loan—The Constitution Center Pari Passu-A/B Whole Loan”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
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●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans. With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder.”

Control Rights with respect to Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “— General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or a designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non- Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights of a Non-Controlling Holder described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari

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Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

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Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non- Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights of a Non-Controlling Holder described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non- Serviced Master Servicer, as applicable, pursuant to the related Intercreditor Agreement, will be required (i) to

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provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non- Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non- Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition, if the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non- Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non- Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan under the related Non-Serviced PSA, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non- Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

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The Serviced A/B Whole Loan

The Constitution Center Pari Passu-A/B Whole Loan

General

The Constitution Center Mortgage Loan (9.9%) is part of a whole loan structure (the “Constitution Center Whole Loan”) comprised of 12 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Constitution Center Mortgage Loan is evidenced by promissory note A-5 and promissory note A-9 with an aggregate Cut-off Date Balance of $68,000,000 (together, the “Constitution Center Mortgage Loan”). The Constitution Center Whole Loan consists of (i) the Constitution Center Mortgage Loan, (ii) promissory note A-1, promissory note A-2, promissory note A-3, promissory note A-4, promissory note A-6, promissory note A-7 and promissory note A-8 (collectively, the “Constitution Center Pari Passu Companion Loans”, and, together with the Constitution Center Mortgage Loan, “Constitution Center Note A”, and each, a “Constitution Center Note A”), and (iii) promissory note B-1 (“Constitution Center Note B-1”), promissory note B-2 and promissory note B-3 (collectively, the “Constitution Center Subordinate Companion Loans” or “Constitution Center Note B”).

The Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans are generally pari passu in right of payment with each other. The Constitution Center Subordinate Companion Loans are generally subordinate in right of payment to the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans. The Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans are not included in the issuing entity.

The Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans at a rate equal to 3.0494% per annum and on the Constitution Center Subordinate Companion Loans at a rate equal to 3.9200% per annum. For purposes of the information presented in this prospectus with respect to the Constitution Center Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information includes the Constitution Center Pari Passu Companion Loans and does not take into account the Constitution Center Subordinate Companion Loans.

The rights of the holders of the promissory notes evidencing the Constitution Center Whole Loan are subject to an Intercreditor Agreement (the “Constitution Center Intercreditor Agreement”). The following summaries describe certain provisions of the Constitution Center Intercreditor Agreement.

Servicing

The Constitution Center Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Constitution Center Intercreditor Agreement.

Application of Payments

Distributions. Generally, as long as no Constitution Center Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the Constitution Center Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Constitution Center Intercreditor Agreement, in each case to the extent of available funds:

●	first, to the issuing entity as the holder of the Constitution Center Mortgage Loan (or the master servicer, the special servicer or the trustee, as applicable), all unreimbursed costs and expenses paid by the Constitution Center Mortgage Loan holder (or paid or advanced by the master servicer, the special servicer or the trustee, as applicable) with respect to the Constitution Center Whole Loan, including unreimbursed advances made by the holders of the Constitution Center Mortgage Loan or the Constitution Center Pari Passu Companion Loans and interest thereon;
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●	second, to the master servicer and the special servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the Constitution Center Whole Loan under the Constitution Center Intercreditor Agreement or the PSA;
●	third, pro rata, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, in an amount equal to the accrued and unpaid interest on the respective principal balances of such holders’ notes at the respective interest rates applicable to such notes (calculated at a per annum rate equal to the related interest rate, net of any applicable servicing fees);
●	fourth, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, pro rata (based on their respective initial principal balances), any principal payments received on the Constitution Center Whole Loan for the related interest accrual period, to be applied in reduction of the principal balance of the respective promissory notes;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Constitution Center Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, first, to the Constitution Center Note A holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to Constitution Center Note A as described below under “—Workout”, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to Constitution Center Note A, and second, to the Constitution Center Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the Constitution Center Subordinate Companion Loans as described below under “—Workout”, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the Constitution Center Subordinate Companion Loans;
●	sixth, to the Constitution Center Note B holders (or any persons acting on their behalf), up to the amount of any unreimbursed advances or cure payments made by the Constitution Center Note B holders and interest thereon at the Advance Rate and all unreimbursed costs and expenses paid by such holders (or any persons acting on their behalf), in each case, with respect to the Constitution Center Whole Loan pursuant to the Constitution Center Intercreditor Agreement or the PSA;
●	seventh, any interest accrued at the mortgage loan default rate on the Constitution Center Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the Constitution Center Whole Loan at the non-default interest rate, first, to the Constitution Center Note A holders (subject to the allocation of such amount pursuant to the terms of the PSA) on a pro rata and pari passu basis, in an amount calculated on the principal balance of Constitution Center Note A on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for Constitution Center Note A over the non-default interest rate for Constitution Center Note A; and second, to the holders of the Constitution Center Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount calculated on the applicable Constitution Center Note B principal balances prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for Constitution Center Note B over the non-default interest rate for Constitution Center Note B;
●	eighth, any prepayment premiums received on the Constitution Center Whole Loan will be applied (a) first, to payment of the prepayment premiums due on each Constitution Center Note A, on a pro rata basis according to the respective amounts due to them under the loan agreement; and (b) second, to payment of prepayment premiums due on each Constitution Center Note B, on a pro rata basis according to the respective amounts due to them under the loan agreement;
●	ninth, to the extent not payable to the master servicer or the special servicer as additional servicing compensation under the PSA, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and
●	tenth, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, pro rata (based on the
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respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

Generally, for so long as a Constitution Center Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the Constitution Center Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Constitution Center Intercreditor Agreement, in each case to the extent of available funds:

●	first, to the issuing entity as the holder of the Constitution Center Mortgage Loan (or the master servicer, the special servicer or the trustee, as applicable), all unreimbursed costs and expenses paid by the Constitution Center Mortgage Loan holder (or paid or advanced by the master servicer, the special servicer or the trustee, as applicable) with respect to the Constitution Center Whole Loan, including unreimbursed advances made by the holders of the Constitution Center Mortgage Loan or the Constitution Center Pari Passu Companion Loans and interest thereon;
●	second, to the master servicer and the special servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the Constitution Center Whole Loan under the Constitution Center Intercreditor Agreement or the PSA;
●	third, to the Constitution Center Note A holders, on a pro rata and pari passu basis, in an amount equal to their respective amounts of accrued and unpaid interest on the principal balance of Constitution Center Note A at the related interest rate (net of any applicable servicing fees), with respect to their respective notes;
●	fourth, to the Constitution Center Note A holders, in an amount equal to the outstanding principal balance of Constitution Center Note A, until such principal balance has been reduced to zero with respect to their respective notes on a pro rata and pari passu basis;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Constitution Center Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, to the Constitution Center Note A holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to Constitution Center Note A as described below under “—Workout”, plus interest thereon at the Constitution Center Note A interest rate (net of servicing fees), compounded monthly from the date the related realized principal loss was allocated to Constitution Center Note A;
●	sixth, to the Constitution Center Note B holders (or any persons acting on their behalf), up to the amount of any unreimbursed advances or cure payments made by the Constitution Center Note B holders and interest thereon at the Advance Rate and all unreimbursed costs and expenses paid by such holders (or any persons acting on their behalf), in each case, with respect to the Constitution Center Whole Loan pursuant to the Constitution Center Intercreditor Agreement or the PSA;
●	seventh, to the holders of the Constitution Center Subordinate Companion Loans, in an amount equal to the accrued and unpaid interest on the principal balance of Constitution Center Note B at the related interest rate (net of any applicable servicing fees);
●	eighth, to the holders of the Constitution Center Subordinate Companion Loans, in an amount equal to the outstanding principal balance of Constitution Center Note B, until such principal balance has been reduced to zero;
●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Constitution Center Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth, to the holders of the Constitution Center Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the Constitution Center Note B holders as described below under “— Workout”, plus interest thereon at the Constitution Center Note B interest rate (net of servicing fees), compounded monthly from the date the related realized principal loss was allocated to Constitution Center Note B;
●	tenth, any interest accrued at the mortgage loan default rate on the Constitution Center Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of
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interest accrued on the principal balance of the Constitution Center Whole Loan at the non-default interest rate, first, to the Constitution Center Note A holders (subject to the allocation of such amount pursuant to the terms of the PSA), on a pro rata and pari passu basis, in an amount calculated on the principal balance of Constitution Center Note A on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for Constitution Center Note A over the non-default interest rate for Constitution Center Note A and second, to the holders of the Constitution Center Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount calculated on the applicable Constitution Center Note B principal balances prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for Constitution Center Note B over the non-default interest rate for Constitution Center Note B;
●	eleventh, any prepayment premiums received on the Constitution Center Whole Loan will be applied (a) first, to payment of the prepayment premiums due on each Constitution Center Note A, on a pro rata basis according to the respective amounts due to them under the loan agreement; and (b) second, to payment of prepayment premiums due on each Constitution Center Note B, on a pro rata basis according to the respective amounts due to them under the loan agreement;
●	twelfth, to the extent not payable to the master servicer or the special servicer as additional servicing compensation under the PSA, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and
●	thirteenth, to the holders of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans and the Constitution Center Subordinate Companion Loans, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

“Constitution Center Triggering Event of Default” means (i) any event of default with respect to an obligation of the Constitution Center Whole Loan borrower to pay money due under such whole loan or (ii) any non-monetary event of default that causes the Constitution Center Whole Loan to become a Specially Serviced Mortgage Loan (other than any imminent event of default). A Constitution Center Triggering Event of Default will not exist to the extent the Constitution Center Note B holders are exercising their cure rights as described below and the applicable cure period has not expired.

Consultation and Control

Consent Rights of the Constitution Center Controlling Holder. Pursuant to the Constitution Center Intercreditor Agreement, the Constitution Center Controlling Holder (as defined below) is entitled to consent to the master servicer’s or the special servicer’s taking (as the case may be), subject to the Servicing Standard, of Major Decisions under the PSA.

Notwithstanding the foregoing, if the master servicer or the special servicer, as applicable, reasonably determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interests of the holders of the notes comprising the Constitution Center Whole Loan (as a collective whole), the master servicer or the special servicer may take any such action without waiting for the Constitution Center Controlling Holder’s response. In addition, no advice, direction or objection from or by the Constitution Center Controlling Holder may (and the master servicer and the special servicer will be required to ignore and act without regard to any such advice, direction or objection that it has determined, in its reasonable, good faith judgment, will) require or cause it to violate any provision of the Constitution Center Intercreditor Agreement, the related mortgage loan documents or the PSA, including each of the master servicer’s and the special servicer’s obligation to act in accordance with the Servicing Standard.

Consultation Rights of Non-Controlling Holders Following a Constitution Center Control Appraisal Event. If, due to the occurrence and continuance of a Constitution Center Control Appraisal Event, the issuing entity as holder of the Constitution Center Mortgage Loan is the Constitution Center Controlling Holder, the master servicer or special servicer, as applicable, will be required to (i) provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Constitution Center Whole Loan, to each holder of a Constitution Center Pari Passu Companion Loan (or its representative), within the same time frame it is required to provide to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) use reasonable efforts to consult each holder of a Constitution

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Center Pari Passu Companion Loan (or its representative) on a strictly non-binding basis, to the extent that, having received such notices, information and reports, such holder (or its representative) requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Constitution Center Whole Loan, and consider alternative actions recommended by such holder (or its representative); provided that after the expiration of a period of 10 business days from the delivery to such holder (or its representative) by the master servicer or special servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Certificateholder, the master servicer or special servicer, as applicable, will no longer be obligated to consult such holder (or its representative), whether or not such holder (or its representative) has responded within such 10 business day period (unless, the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each holder of a Constitution Center Pari Passu Companion Loan (or its representative) set forth in the immediately preceding sentence, the master servicer or special servicer, as applicable, may take any Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the note holders. The master servicer or special servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by a holder of a Constitution Center Pari Passu Companion Loan (or its representative).

The Controlling Holder

The “Constitution Center Controlling Holder” will be the holders of Constitution Center Note B (collectively); provided that (i) a Constitution Center Control Appraisal Event has not occurred and (ii) no Constitution Center Note B holder is a Borrower Party with respect to the Constitution Center Whole Loan; provided, further, that if either of the conditions set forth in clauses (i) and (ii) above occurs, the Constitution Center Controlling Holder will be the holder of the Constitution Center promissory note A-5. A “Constitution Center Control Appraisal Event” will exist with respect to Constitution Center Note B if and for so long as (A) the origination date principal balance of Constitution Center Note B, together with any Constitution Center Threshold Event Collateral (less payments of principal, appraisal reductions and realized principal losses allocated to the Constitution Center Subordinate Companion Loans) is less than (B) 25% of the origination date principal balance of Constitution Center Note B (less payments of principal allocated to the Constitution Center Subordinate Companion Loans).

With respect to any right or option granted under the Constitution Center Intercreditor Agreement to the Constitution Center Note B holders or any group of Constitution Center Note B holders, the exercise of such right or option is required to be effected under the Constitution Center Intercreditor Agreement by delivery of a written notice of such exercise from the Constitution Center Note B-1 holder. Any notices or directions entitled to be given under the Constitution Center Intercreditor Agreement by the Constitution Center Note B holders or any group of Constitution Center Note B holders must be evidenced by a written notice from the Constitution Center Note B-1 holder.

Collateral Posting Rights. If a Constitution Center Control Appraisal Event would otherwise result in the holders of Constitution Center Note B losing their status as the Constitution Center Controlling Holder, such note holders will generally be entitled to retain that status by posting cash collateral or an unconditional and irrevocable standby letter of credit, in either case with the trustee as the beneficiary and in a form that is acceptable to the master servicer or special servicer, as applicable, held by or on behalf of the master servicer or special servicer, as applicable, within 45 days after the receipt of the relevant appraisal (such collateral, “Constitution Center Threshold Event Collateral”). Constitution Center Threshold Event Collateral is required to be returned if and to the extent that the posting holder would be the Constitution Center Controlling Holder without regard to such posted collateral.

Appraisal Rights. Appraisal reductions applicable to the Constitution Center Whole Loan will be allocated, first to reduce principal balances of the Constitution Center Subordinate Companion Loans (on a pro rata and pari passu basis), and second to reduce the principal balances of the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans (on a pro rata and pari passu basis), in each case up to the outstanding amount thereof. If at any time an appraisal reduction exists that would result in a Constitution Center Control Appraisal Event, or at any time after the delivery of Constitution Center Threshold Event Collateral, the Constitution Center Controlling Holder will be entitled, at its cost, to obtain and deliver, or direct the master servicer (or special servicer, as the case may be), to obtain and deliver, to the master servicer, the Constitution Center Controlling Holder and the trustee (if applicable) an appraisal (a “Constitution Center Supplemental Appraisal”) that satisfies the appraisal requirements for any such appraisal as set forth in the PSA. After the first Constitution Center Supplemental Appraisal, if there is a material change with respect to the Mortgaged Property related to the applicable appraisal reduction, the Constitution Center Controlling Holder will have the right, at its own cost, to request, in writing, that the special servicer obtain an additional Constitution Center Supplemental Appraisal, which request is required to set forth its belief of what

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constitutes a material change to the Mortgaged Property (including any related documentation). Only one Constitution Center Supplemental Appraisal of the Mortgaged Property may be requested by the Constitution Center Controlling Holder within the same six-month period. Upon receipt of a Constitution Center Supplemental Appraisal, the master servicer (or special servicer, as the case may be) will be required to recalculate (within 3 business days of receipt of such appraisal) the appraisal reduction in respect of the Constitution Center Whole Loan. If, as a result of such calculation based on a Constitution Center Supplemental Appraisal, a Constitution Center Control Appraisal Event is no longer deemed to exist, then the Constitution Center Note B holders, collectively, will be reinstated as the Constitution Center Controlling Holder. Until the appraisal reduction is recalculated based on such Constitution Center Supplemental Appraisal, as described above, the first appraisal will control.

Appraisals that are permitted to be presented by any Constitution Center Controlling Holder will be in addition to any appraisals that the special servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of any material change or that the special servicer is otherwise required or permitted to order under the PSA without regard to any appraisal requests made by any Constitution Center Controlling Holder.

Rights of the Constitution Center Note B Holders.

The holders of Constitution Center Note B have certain rights under the Constitution Center Intercreditor Agreement, including, among others, the rights described below.

Cure Rights. The Constitution Center Note B holders (other than any such holder that is the related borrower or an affiliate thereof), have the right to cure monetary events of default (within 10 business days of the later to occur of the expiration of the borrower’s cure period, if any, and receipt of notice thereof) or non-monetary events of default (within 30 days (subject to an extension of up to 90 days for a total of 120 days in certain circumstances) of the later to occur of the expiration of the borrower’s cure period, if any, and receipt of notice thereof) with respect to the Constitution Center Whole Loan. No more than 12 events of default may be cured over the life of the Constitution Center Whole Loan, no more than 6 consecutive events of default may be cured, and no more than 6 events of defaults (whether or not consecutive) may be cured in any 12-month period. In the case of an event of default related to a delinquent Scheduled Payment, such cure will be deemed completed on the next loan payment date. So long as the Constitution Center Note B holders are exercising a cure right and the cure period has not expired, the master servicer, the special servicer and the trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the Constitution Center Whole Loan, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the Constitution Center Whole Loan to special servicing or (v) the payment priorities described above under “Application of Payments— Distributions.”

Purchase Option. At any time that the Constitution Center Whole Loan becomes and remains in default, upon written notice, the Constitution Center Note B holders have the right to purchase the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans, at a price generally equal to their aggregate unpaid principal balance, plus accrued and unpaid interest thereon at the applicable interest rate, plus any unreimbursed Advances made by the holders of the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans, and interest thereon, any accrued and unpaid servicing fees, certain liquidation fees and any unreimbursed costs and expenses incurred by the holder of such purchased notes.

Such purchase option will terminate on the earliest date to occur of (i) the cure of the event or circumstance resulting in the related event of default, (ii) consummation of a foreclosure in respect of the Constitution Center Mortgaged Property, except that if the special servicer intends to accept a deed in lieu of foreclosure, the Constitution Center Note B holders will have 30 days from the date of notice thereof to exercise their purchase option and 10 business days from delivery of such purchase notice to consummate the purchase, and (iii) the modification of the Constitution Center mortgage loan documents effected in accordance with the Constitution Center Intercreditor Agreement in consummation of a workout of the Constitution Center Whole Loan and the PSA.

Workout

Notwithstanding anything to the contrary, if the master servicer or the special servicer, as applicable, in connection with a workout of the Constitution Center Whole Loan, modifies the terms thereof such that (i) the outstanding principal balance thereof is decreased, (ii) the interest rate thereon (or the interest rate of any of the Constitution Center Mortgage Loan, the Constitution Center Pari Passu Companion Loans or the Constitution Center Subordinate Companion Loans) is reduced, (iii) payments of interest or principal thereon are waived, reduced or deferred, other than a deferral of a balloon payment resulting solely from the extension of the maturity date by the master servicer or the special servicer pursuant to the terms of the PSA or (iv) any other adjustment is made to any of the payment terms of the Constitution Center Whole Loan, the full adverse economic effect of such modification, waiver or amendment of amounts due will be borne, first, by the holders of the Constitution Center Subordinate

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Companion Loans (up to the principal balance of Constitution Center Note B, together with accrued interest thereon and any other amounts due such holders, which amounts will be applied to the holders of the Constitution Center Subordinate Companion Loans on a pro rata and pari passu basis) and second, by the holders of the Constitution Center Mortgage Loan and the Constitution Center Pari Passu Companion Loans on a pro rata and pari passu basis (up to the principal balance of Constitution Center Note A, together with accrued interest thereon at the applicable interest rate and any other amounts due such holders), and all distributions described under “Application of Payments—Distributions” above will be made accordingly.

Sale of Defaulted Whole Loan

If the Constitution Center Whole Loan becomes a defaulted mortgage loan under the PSA, and if the special servicer decides to sell such defaulted mortgage loan, then the special servicer will be required to sell such defaulted mortgage loan in accordance with the procedures described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”. A sale of any Constitution Center Subordinate Companion Loan under such provisions would require the consent of the holder of such Constitution Center Subordinate Companion Loan.

Special Servicer Appointment Rights

The Constitution Center Controlling Holder may remove the existing special servicer for the Constitution Center Whole Loan, with or without cause, and appoint a successor to the special servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the PSA.

The Non-Serviced Pari Passu-A/B Whole Loans

The 601 Lexington Avenue Pari Passu-A/B Whole Loan

General

The 601 Lexington Avenue Mortgage Loan (as defined below), representing approximately 6.0% of the Initial Pool Balance, is part of a Whole Loan evidenced by 27 promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $1,000,000,000. Notes A-3-C1 and A-3-C4, with an aggregate initial principal balance of $41,213,720 (collectively, the “601 Lexington Avenue Mortgage Loan”), will be deposited into this securitization.

The 601 Lexington Avenue Whole Loan (as defined below) is evidenced by (i) the 601 Lexington Avenue Mortgage Loan, (ii) twenty-one senior promissory notes (the “601 Lexington Avenue Pari Passu Companion Loans” and, together with the 601 Lexington Avenue Mortgage Loan, the “601 Lexington Avenue Senior Notes”), which have an aggregate initial principal balance of $723,300,000 and (iii) four subordinate promissory notes, Notes B-1, B-2, B-3 and B-4 (the “601 Lexington Avenue Subordinate Companion Loans” and, together with the 601 Lexington Avenue Pari Passu Companion Loans, the “601 Lexington Avenue Companion Loans”), which have an aggregate initial principal balance of $276,700,000. The 601 Lexington Avenue Senior Notes are generally pari passu in right of payment with each other, and the 601 Lexington Avenue Subordinate Companion Loans are generally subordinate in right of payment to the 601 Lexington Avenue Senior Notes. Interest is payable on the 601 Lexington Avenue Subordinate Companion Loans at a rate equal to 2.79196% per annum.

Only the 601 Lexington Avenue Mortgage Loan is included in the issuing entity. The current holders of the 601 Lexington Avenue Notes are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

The 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans are collectively referred to in this prospectus as the “601 Lexington Avenue Whole Loan”. The rights of the holders of the promissory notes evidencing the 601 Lexington Avenue Whole Loan (the “601 Lexington Avenue Noteholders”) are subject to an Intercreditor Agreement (the “601 Lexington Avenue Intercreditor Agreement”). The 601 Lexington Avenue Whole Loan will be serviced and administered pursuant to the BXP 2021-601L TSA and the 601 Lexington Avenue Intercreditor Agreement. The following summaries describe certain provisions of the 601 Lexington Avenue Intercreditor Agreement.

Servicing

The 601 Lexington Avenue Whole Loan (including the 601 Lexington Avenue Mortgage Loan) and any related REO Property is serviced pursuant to the terms of the BXP 2021-601L TSA by Wells Fargo Bank, National Association, as servicer (the “601 Lexington Avenue Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (the “601 Lexington Avenue Special Servicer”), which governs the terms of the BXP 2021-601L securitization

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into which each of the 601 Lexington Avenue Pari Passu Companion Loans evidenced by Notes A-1-S1, A-2-S1, A-3- S1 and A-4-S1 and the 601 Lexington Avenue Subordinate Companion Loans were deposited, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 601 Lexington Avenue Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Distributions

The 601 Lexington Avenue Intercreditor Agreement provides, in general, that (i) each 601 Lexington Avenue Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other 601 Lexington Avenue Senior Note and (ii)  the 601 Lexington Avenue Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the 601 Lexington Avenue Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments Prior to an Event of Default

Prior to the occurrence and continuance of an event of default with respect to the 601 Lexington Avenue Whole Loan, any collections received in respect of the 601 Lexington Avenue Whole Loan or related Mortgaged Property will be applied to the 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans in accordance with 601 Lexington Avenue mortgage loan agreement. Accordingly, subject to the right of the 601 Lexington Avenue Servicer, the 601 Lexington Avenue Special Servicer, the trustee and the certificate administrator under the BXP 201-601L TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the BXP 201-601L TSA, the monthly debt service payment on the 601 Lexington Avenue Whole Loan will be applied: first, to the payment of interest due and payable on the 601 Lexington Avenue Senior Notes, pro rata and pari passu; second, to the payment of interest due and payable on each of the 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu; third, to the reduction of the outstanding principal balance of each of the 601 Lexington Avenue Senior Notes, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Senior Note is reduced to zero; and fourth, to the reduction of the outstanding principal balance of 601 Lexington Avenue Subordinate Companion Loans, pro rata and pari passu, until the outstanding principal balance of each such 601 Lexington Avenue Subordinate Companion Loan is reduced to zero.

Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the 601 Lexington Avenue Whole Loan, payments and proceeds with respect to the 601 Lexington Avenue Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the 601 Lexington Avenue Servicer and the trustee under the BXP 201-601L TSA (the “601 Lexington Avenue Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;
●	second, to provide reimbursement to holders of the 601 Lexington Avenue Senior Notes for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Senior Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the 601 Lexington Avenue Subordinate Companion Loans for any nonrecoverable monthly debt service advances and interest thereon on the 601 Lexington Avenue Subordinate Companion Loans, on a pari passu and pro rata basis;
●	third, to provide reimbursement to the 601 Lexington Avenue Servicer and 601 Lexington Avenue Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;
●	fourth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	fifth, to the holders of the 601 Lexington Avenue Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;
●	sixth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
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●	seventh, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the B Notes;
●	eighth, to the holders of the 601 Lexington Avenue Senior Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	ninth, to the holders of the 601 Lexington Avenue Subordinate Companion Loans, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	tenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;
●	eleventh, to fund any other reserves to the extent then required to be held in escrow;
●	twelfth, to pay to the holders of the 601 Lexington Avenue Senior Notes any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Senior Notes, on a pro rata and pari passu basis, then to the holders of the 601 Lexington Avenue Subordinate Companion Loans any yield maintenance or other prepayment premium then due and payable to the holders of the 601 Lexington Avenue Subordinate Companion Loans, on a pro rata and pari passu basis;
●	thirteenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer default interest and late fees then due and payable under the 601 Lexington Avenue Whole Loan documents, all of which will be applied in accordance with the BXP 201-601L TSA;
●	fourteenth, to pay the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer any additional servicing compensation that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer is entitled to receive under the BXP 201-601L TSA; and
●	fifteenth, any remaining amount will be paid pro rata to the holders of the 601 Lexington Avenue Companion Loans and the issuing entity as holder of the 601 Lexington Avenue Mortgage Loan, based on the original principal balance of the 601 Lexington Avenue Mortgage Loan and the 601 Lexington Avenue Companion Loans.

If a P&I Advance is made with respect to the 601 Lexington Avenue Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 601 Lexington Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the 601 Lexington Avenue Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the 601 Lexington Avenue Whole Loan in accordance with the BXP 201-601L TSA and the 601 Lexington Avenue Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the 601 Lexington Avenue Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the 601 Lexington Avenue Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the 601 Lexington Avenue Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the 601 Lexington Avenue Subordinate Companion Loans and then to the 601 Lexington Avenue Senior Notes, in that order) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the 601 Lexington Avenue Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BXP 201-601L TSA. The terms of the BXP 201-601L TSA provide for a directing certificateholder (the “601 Lexington Avenue Directing Certificateholder”) that will, if appointed, have consent and/or consultation rights with respect to the 601 Lexington Avenue Whole Loan similar to those held by the Directing

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Certificateholder under the terms of the PSA. If no 601 Lexington Avenue Directing Certificateholder has been appointed or identified to the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, and the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, has attempted to obtain such information from the certificate administrator appointed under the BXP 2021-601L TSA and no such entity has been identified to the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, then until such time as a 601 Lexington Avenue Directing Certificateholder is identified, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such 601 Lexington Avenue Directing Certificateholder as the case may be. No directing certificateholder has yet been appointed by the certificateholders entitled to make such appointment under the BXP 2021-601L TSA. Absent the appointment of a 601 Lexington Avenue Directing Certificateholder, the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to make any servicing decisions with respect the 601 Lexington Avenue Mortgage Loan in accordance with the servicing standard set forth in the BXP 2021-601L TSA, but will not be required to obtain the consent of any party prior to taking any servicing action. The BXP 2021-601L TSA will, however, provide that the 601 Lexington Avenue Servicer and 601 Lexington Avenue Special Servicer will be required to consult with the risk retention consultation parties named in the BXP 2021-601L TSA (the “601 Lexington Avenue Risk Retention Consultation Parties”) with respect to certain matters that are similar to those granted to the Risk Retention Consultation Party under the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, pursuant to the terms of the 601 Lexington Avenue Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is required to provide to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties (within the same time frame such notices, information and reports are required to be delivered to the 601 Lexington Avenue Directing Certificateholder or the 601 Lexington Avenue Risk Retention Consultation Parties without regard to whether or not such parties actually have lost any rights to receive such information as a result of a consultation termination event or control termination event under the BXP 2021-601L TSA) with respect to any major decisions to be taken with respect to the 601 Lexington Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the 601 Lexington Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 601 Lexington Avenue Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 601 Lexington Avenue Mortgage Loan, the related the 601 Lexington Avenue Pari Passu Companion Loans and the related the 601 Lexington Avenue Subordinate Companion Loans. Neither the 601 Lexington Avenue Servicer nor the 601 Lexington Avenue Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 601 Lexington Avenue Mortgage Loan (or its representative).

Sale of Defaulted 601 Lexington Avenue Whole Loan

Pursuant to the terms of the 601 Lexington Avenue Intercreditor Agreement, if the 601 Lexington Avenue Whole Loan becomes a specially serviced loan pursuant to the terms of the BXP 2021-601L TSA, and if the 601 Lexington Avenue Special Servicer determines to sell the 601 Lexington Avenue Pari Passu Companion Loans in accordance with the BXP 2021-601L TSA, then the 601 Lexington Avenue Special Servicer will be required to sell the 601 Lexington Avenue Mortgage Loan together with the 601 Lexington Avenue Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loans as one whole loan. In connection with any such sale, the 601 Lexington Avenue Special Servicer will be required to follow the procedures set forth under the BXP 2021-601L TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. Proceeds of the sale of the 601 Lexington Avenue Whole Loan will be distributed in accordance with the priority of payments described in “— Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the 601 Lexington Avenue Special Servicer will not be permitted to sell the 601 Lexington Avenue Pari Passu Companion Loans together with the 601 Lexington Avenue Mortgage Loan if such loan

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becomes a defaulted loan without the written consent of the issuing entity as holder of the 601 Lexington Avenue Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the 601 Lexington Avenue Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 601 Lexington Avenue Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 601 Lexington Avenue Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the 601 Lexington Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 601 Lexington Avenue Servicer or the 601 Lexington Avenue Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the BXP 2021-601L TSA, the holder of the 601 Lexington Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the 601 Lexington Avenue Intercreditor Agreement, the 601 Lexington Avenue Directing Certificateholder, if appointed, will have the right, at any time prior to a “control event” under the BXP 2021-601L TSA, with or without cause, to replace the 601 Lexington Avenue Special Servicer then acting with respect to the 601 Lexington Avenue Whole Loan and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 601 Lexington Avenue Mortgage Loan or any holder of a 601 Lexington Avenue Senior Note in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Special Servicing Transfer Event” and “Rights Upon Servicer Termination Event” in this prospectus.

The 26 Broadway Pari Passu-A/B Whole Loan

General

The 26 Broadway Mortgage Loan (as defined below), representing approximately 4.9% of the Initial Pool Balance, is part of a Whole Loan evidenced by 8 promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $290,000,000. Notes A-4 and A-6, with an aggregate initial principal balance of $33,900,000 (collectively, the “26 Broadway Mortgage Loan”), will be deposited into this securitization.

The 26 Broadway Whole Loan (as defined below) is evidenced by (i) the 26 Broadway Mortgage Loan, (ii) four senior pari passu promissory notes, Notes A-1, A-2, A-3 and A-5 (the “26 Broadway Senior Companion Loans” and, together with the 26 Broadway Mortgage Loan, the “26 Broadway Senior Notes”), which have an aggregate initial principal balance of $79,100,000 and (iii) two subordinate promissory notes, Notes B-1 and B-2 (the “26 Broadway Subordinate Companion Loans” and, together with the 26 Broadway Senior Companion Loans, the “26 Broadway Companion Loans”), which have an aggregate initial principal balance of $177,000,000. The 26 Broadway Senior Notes are generally pari passu in right of payment with each other, and the 26 Broadway Subordinate Companion Loans are generally subordinate in right of payment to the 26 Broadway Senior Notes. Interest is payable on the 26 Broadway Subordinate Companion Loans at a rate equal to 4.9100% per annum.

Only the 26 Broadway Mortgage Loan is included in the issuing entity. The current holders of the 26 Broadway Companion Loans are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

The 26 Broadway Mortgage Loan, the 26 Broadway Senior Companion Loans and the 26 Broadway Subordinate Companion Loans are collectively referred to in this prospectus as the “26 Broadway Whole Loan”. The rights of the holders (the “26 Broadway Noteholders”) of the promissory notes evidencing the 26 Broadway Whole Loan (the “26 Broadway Notes”) are subject to an Agreement Between Noteholders (the “26 Broadway Intercreditor Agreement”). The 26 Broadway Whole Loan will be serviced and administered pursuant to the BWAY 2022-26BW TSA and the 26 Broadway Intercreditor Agreement. The following summaries describe certain provisions of the 26 Broadway Intercreditor Agreement.

Servicing

The 26 Broadway Whole Loan (including the 26 Broadway Mortgage Loan) and any related REO Property is serviced pursuant to the terms of the BWAY 2022-26BW TSA by KeyBank National Association, as servicer (in such

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capacity, together with any successor servicer, the “26 Broadway Servicer”), and, if necessary, KeyBank National Association, as special servicer (in such capacity, together with any successor servicer, the “26 Broadway Special Servicer”), which governs the terms of the BWAY 2022-26BW securitization into which each of the 26 Broadway Senior Companion Loans evidenced by Note A-1 (the “26 Broadway Lead Securitization Note”) and Note A-2 and the 26 Broadway Subordinate Companion Loans were deposited, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 26 Broadway Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Distributions

The 26 Broadway Intercreditor Agreement provides, in general, that (i) each 26 Broadway Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other 26 Broadway Senior Note and (ii) the 26 Broadway Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the 26 Broadway Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments

All amounts tendered by the borrower under the 26 Broadway Whole Loan (the “26 Broadway Borrower”) or otherwise available for payment on or with respect to or in connection with the 26 Broadway Whole Loan or the 26 Broadway Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly interest payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the 26 Broadway Whole Loan, or insurance proceeds or condemnation awards (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the 26 Broadway Mortgaged Property or released to the 26 Broadway Borrower in accordance with the terms of the Mortgage Loan documents, to the extent permitted by the REMIC provisions of the Code), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan documents (to the extent, in accordance with the terms of the Mortgage Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the 26 Broadway Servicer or the trustee under the BWAY 2022-26BW TSA (the “26 Broadway Trustee”), and (y) all amounts that are then due, payable or reimbursable to the 26 Broadway Servicer, 26 Broadway Special Servicer, the 26 Broadway Trustee, the certificate administrator under the BWAY 2022-26BW TSA or the operating advisor under the BWAY 2022-26BW TSA with respect to the 26 Broadway Whole Loan pursuant to the BWAY 2022-26BW TSA (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees and principal and interest advances, all of which will be payable to such party on a first priority basis from collections allocable to the respective holders of 26 Broadway Senior Notes or the 26 Broadway Subordinate Companion Loans in respect of which such fees accrued or such advances were made, in each case prior to any distributions made to any 26 Broadway Noteholders in respect of each such 26 Broadway Note, respectively (or, as and to the extent provided in the BWAY 2022-26BW TSA, out of default interest and late payment charges collected on the 26 Broadway Whole Loan), and excluding interest on principal and interest advances which are reimbursable as described in the following paragraph), with respect to the 26 Broadway Whole Loan pursuant to the BWAY 2022-26BW TSA, will be distributed by the 26 Broadway Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the BWAY 2022-26BW TSA):

●	first, to the holders of 26 Broadway Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a 26 Broadway Senior Note, an amount equal to the accrued and unpaid interest on the outstanding principal balance for the related 26 Broadway Senior Note at the applicable interest rate, net of the primary servicing fee rate;
●	second, to the holders of the 26 Broadway Subordinate Companion Loans, up to, an amount equal to the accrued and unpaid interest on the outstanding principal balance for the 26 Broadway Subordinate Companion Loans at the applicable interest rate, net of the primary servicing fee rate;
●	third, to the holders of 26 Broadway Senior Notes, on a pro rata and pari passu basis based on the respective outstanding principal balances of the 26 Broadway Senior Notes, (i) at any time that no 26 Broadway Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such payment date with respect to the 26 Broadway Whole Loan, until the outstanding principal balance for each 26 Broadway Senior Note has been reduced to zero, and (ii) at any time that a 26 Broadway Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the outstanding principal balance for each 26 Broadway Senior Note has been reduced to zero;
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●	fourth, to the holders of the 26 Broadway Subordinate Companion Loans, (i) at any time that no 26 Broadway Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the 26 Broadway Whole Loan, until the outstanding principal balance for the 26 Broadway Subordinate Companion Loans has been reduced to zero, and (ii) at any time that a 26 Broadway Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the outstanding principal balance for the 26 Broadway Subordinate Companion Loans has been reduced to zero;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 26 Broadway Whole Loan or the 26 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the outstanding principal balances for the 26 Broadway Senior Notes have been reduced, such excess amount will be paid to the holders of 26 Broadway Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a 26 Broadway Senior Note, an amount equal to the reduction, if any, of the outstanding principal balance for the related 26 Broadway Senior Note as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;
●	sixth, if the proceeds of any foreclosure sale or any liquidation of the 26 Broadway Whole Loan or the 26 Broadway Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the outstanding principal balance for the 26 Broadway Subordinate Companion Loans has been reduced, such excess amount will be paid to the holder of the 26 Broadway Subordinate Companion Loans, up to, an amount equal to the reduction, if any, of the outstanding principal balance for the 26 Broadway Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;
●	seventh, to the holders of 26 Broadway Senior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a 26 Broadway Senior Note, an amount equal to all yield maintenance premiums allocated to the related 26 Broadway Senior Note in accordance with the 26 Broadway mortgage loan agreement;
●	eighth, to the holder of the 26 Broadway Subordinate Companion Loans, up to, an amount equal to all yield maintenance premiums allocated to the 26 Broadway Subordinate Companion Loans in accordance with the 26 Broadway mortgage loan agreement;
●	ninth, to the extent assumption or transfer fees actually paid by the 26 Broadway Borrower are not required to be otherwise applied under the BWAY 2022-26BW TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the 26 Broadway Servicer or the 26 Broadway Special Servicer (in each case provided that such reimbursements or payments relate to the 26 Broadway Whole Loan), any such assumption or transfer fees, to the extent actually paid by the 26 Broadway Borrower, will be paid to the holders of 26 Broadway Senior Notes, pro rata, based on their respective percentage interests, and the holder of the 26 Broadway Subordinate Companion Loans; and
●	tenth, if any excess amount is available to be distributed in respect of the 26 Broadway Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid to the holders of 26 Broadway Senior Notes (pro rata, based on their respective percentage interests) and the holder of the 26 Broadway Subordinate Companion Loans, in accordance with their respective initial percentage interests in the 26 Broadway Whole Loan.

All expenses and losses relating to the 26 Broadway Whole Loan and the 26 Broadway Mortgaged Property (including without limitation losses of principal and interest, property protection advances, interest on advances, special servicing fees, liquidation fees and workout fees), appraisal reduction amounts and certain other trust expenses, will be allocated, first, to the 26 Broadway Subordinate Companion Loans, and then, to the 26 Broadway Senior Notes. Notwithstanding anything to the contrary in the 26 Broadway Intercreditor Agreement, if an advance of principal or interest is made with respect to any 26 Broadway Note, then interest on such advance will only be reimbursed from default interest and late payment charges collected on the 26 Broadway Whole Loan, as and to the extent provided in the BWAY 2022-26BW TSA, from amounts paid by the 26 Broadway Borrower to cover such interest on advances and otherwise (i) in the case of the 26 Broadway Senior Notes, first, out of any amounts received with respect to the 26 Broadway Whole Loan that would otherwise be distributable to the holders of the 26 Broadway Subordinate Companion Loans, and second, out of any amounts received with respect to the 26 Broadway Whole Loan that would otherwise be distributable to the holder of such 26 Broadway Note as to which the advance of

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principal or interest was made, and (ii) in the case of the 26 Broadway Subordinate Companion Loans, out of any amounts received with respect to the 26 Broadway Whole Loan that would otherwise be distributable to the holder of such 26 Broadway Note as to which the advance of principal or interest was made.

“26 Broadway Triggering Event of Default” means (i) any event of default under the 26 Broadway Whole Loan (a “26 Broadway Mortgage Loan Event of Default”) with respect to an obligation of the 26 Broadway Borrower to pay money due under the 26 Broadway Whole Loan or (ii) any non-monetary 26 Broadway Mortgage Loan Event of Default as a result of which the 26 Broadway Whole Loan becomes a specially serviced 26 Broadway Whole Loan (which, for clarification, will not include any imminent 26 Broadway Mortgage Loan Event of Default).

Consultation and Control

The controlling note holder under the 26 Broadway Intercreditor Agreement is the holder of Note B-1 (such party, the “26 Broadway Controlling Note Holder”). The applicable 26 Broadway Consenting Party will be entitled to exercise the rights of the 26 Broadway Controlling Note Holder with respect to the 26 Broadway Whole Loan. Pursuant to the terms of the 26 Broadway Intercreditor Agreement, 26 Broadway Major Decisions to be made with respect to the 26 Broadway Whole Loan will require the approval of the applicable 26 Broadway Consenting Party as and to the extent described in the 26 Broadway Mortgage Loan documents.

Pursuant to the 26 Broadway Intercreditor Agreement, with respect to any consent, modification, amendment or waiver under or other action in respect of the 26 Broadway Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 26 Broadway Major Decision, the 26 Broadway Servicer will be required to provide the 26 Broadway Controlling Note Holder (or its representative) with at least ten (10) business days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested 26 Broadway Major Decision. The 26 Broadway Servicer or the 26 Broadway Special Servicer, as applicable, is not permitted to take any action with respect to such 26 Broadway Major Decision (or make a determination not to take action with respect to such 26 Broadway Major Decision), unless and until the 26 Broadway Special Servicer receives the written consent of 26 Broadway Controlling Note Holder (or its representative) before implementing a decision with respect to such 26 Broadway Major Decision; provided that the provisions of the BWAY 2022-26BW TSA will govern the consent and consultation rights under the 26 Broadway Intercreditor Agreement.

Notwithstanding the foregoing, the 26 Broadway Controlling Note Holder (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by the 26 Broadway Controlling Note Holder (or its representative) that would require or cause the 26 Broadway Controlling Note Holder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC regulations, be inconsistent with the servicing standard under the BWAY 2022-26BW TSA, require or cause the 26 Broadway Controlling Note Holder (or any servicer acting on its behalf) to violate provisions of the 26 Broadway Intercreditor Agreement or the BWAY 2022-26BW TSA, require or cause the 26 Broadway Controlling Note Holder (or any servicer acting on its behalf) to violate the terms of the 26 Broadway Whole Loan, or materially expand the scope of the 26 Broadway Controlling Note Holder’s (or any servicer’s) responsibilities under the 26 Broadway Intercreditor Agreement or the BWAY 2022-26BW TSA.

The 26 Broadway Special Servicer will be required to provide copies to the holders of Notes A-3, A-4, A-5 and A- 6 of any notice, information and report that is (or, without regard to the occurrence of any 26 Broadway CCR Control Termination Event or CCR Consultation Termination Event (as defined under the BWAY 2022-26BW TSA), would be) required to be provided to the 26 Broadway Consenting Party pursuant to the BWAY 2022-26BW TSA with respect to any 26 Broadway Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the 26 Broadway Consenting Party. The 26 Broadway Special Servicer will be required to consult with each other holder of 26 Broadway Subordinate Companion Loans on a strictly non-binding basis, if after having received such notices, information and reports, any holder of 26 Broadway Subordinate Companion Loans requests consultation with respect to any such 26 Broadway Major Decisions or the implementation of any recommended actions outlined in an asset status report, and the 26 Broadway Special Servicer will be required to consider alternative actions recommended by such holder of 26 Broadway Subordinate Companion Loans; provided that after the expiration of a period of ten (10) business days from the delivery to any holder of 26 Broadway Subordinate Companion Loans by the 26 Broadway Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the 26 Broadway Special Servicer will no longer be obligated to consult with such holder of 26 Broadway Subordinate Companion Loans, whether or not such holder of 26 Broadway Subordinate Companion Loans has responded within such ten (10) business day period.

“26 Broadway CCR Control Period” means any period during which a 26 Broadway CCR Control Termination Event (i) has not yet occurred or (ii) has occurred but is no longer continuing.

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A “26 Broadway CCR Control Termination Event” will occur when (i) the class HRR certificates issued pursuant to the BWAY 2022-26BW TSA no longer have a certificate balance (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or (ii) the 26 Broadway Controlling Class Representative or the holders of a majority of certificates of the controlling class under the BWAY 2022-26BW TSA, by certificate balance, are 26 Broadway Borrower Restricted Parties.

“26 Broadway Consenting Party” means, solely during a 26 Broadway CCR Control Period, the controlling class representative under the BWAY 2022-26BW TSA (the “26 Broadway Controlling Class Representative”). For the avoidance of doubt, the 26 Broadway Controlling Class Representative will not be a 26 Broadway Consenting Party (and there will be no 26 Broadway Consenting Party) if and for so long as a 26 Broadway CCR Control Termination Event is in effect.

“26 Broadway Borrower Restricted Parties” means, individually or collectively, as the context may require, (i) the 26 Broadway Borrower, the sponsor of the 26 Broadway Borrower, any borrower under a related mezzanine loan, any guarantor under the 26 Broadway Whole Loan or a related mezzanine loan, any operating lessee or property manager of the 26 Broadway Mortgaged Property, or any of their respective managers, servicers, agents or affiliates, (ii) a “restricted holder” (as defined under the BWAY 2022-26BW TSA), (iii) any person controlling or controlled by or under common control with the 26 Broadway Borrower, the sponsor of the 26 Broadway Borrower, any borrower under a related mezzanine loan, any guarantor under the 26 Broadway Whole Loan or a related mezzanine loan, any operating lessee or property manager of the 26 Broadway Mortgaged Property, or a “restricted holder”, as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in the 26 Broadway Borrower, the sponsor of the 26 Broadway Borrower, any borrower under a related mezzanine loan, any guarantor under the 26 Broadway Whole Loan or a related mezzanine loan, any operating lessee or property manager of the 26 Broadway Mortgaged Property, or a “restricted holder” (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“26 Broadway Major Decision” means a Major Decision under the BWAY 2022-26BW TSA.

Sale of Defaulted Loan

If the 26 Broadway Whole Loan becomes a Defaulted Mortgage Loan (as defined in the BWAY 2022-26BW TSA), and if the 26 Broadway Special Servicer decides to sell the 26 Broadway Notes securitized pursuant to the BWAY 2022-26BW TSA, the 26 Broadway Special Servicer will be required to sell each of the 26 Broadway Notes together as interests evidencing one whole loan. Notwithstanding the foregoing, the 26 Broadway Special Servicer will not be permitted to sell the 26 Broadway Whole Loan without the consent of the holder of the 26 Broadway Notes other than the 26 Broadway Lead Securitization Note (collectively, the “26 Broadway Non-Lead Securitization Notes”) unless it has delivered to such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the 26 Broadway Non-Lead Securitization Notes, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 26 Broadway Special Servicer, a copy of each bid package (together with any material amendments to such bid packages) received by the 26 Broadway Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the 26 Broadway Whole Loan, and any documents in the servicing file maintained by the 26 Broadway Servicer and/or 26 Broadway Special Servicer with respect to the 26 Broadway Whole Loan reasonably requested by the holder of the 26 Broadway Non-Lead Securitization Notes that are material to the price of the 26 Broadway Non-Lead Securitization Notes and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the 26 Broadway Controlling Note Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the 26 Broadway Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Subject to the terms of the 26 Broadway Intercreditor Agreement and the BWAY 2022-26BW TSA, the 26 Broadway Controlling Note Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated special servicer), will have the right, at any time from time to time, to appoint a replacement special servicer with respect to the 26 Broadway Whole Loan. The 26 Broadway Controlling Note Holder (or its representative) will be entitled to terminate the rights and obligations of the 26 Broadway Special Servicer under the BWAY 2022-26BW TSA, with or without cause, upon at least ten (10) business days’ prior written notice to the 26 Broadway Special Servicer (provided,

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however, that 26 Broadway Controlling Note Holder (and/or its representative) will not be liable for any termination or similar fee in connection with the removal of the 26 Broadway Special Servicer in accordance with the 26 Broadway Intercreditor Agreement); such termination will not be effective unless and until (A) each rating agency rating any securities backed by the 26 Broadway Notes delivers a “rating agency confirmation” or a comparable confirmation; (B) the initial or successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the 26 Broadway Special Servicer) all of the responsibilities, duties and liabilities of the 26 Broadway Special Servicer under the BWAY 2022-26BW TSA from and after the date it becomes the 26 Broadway Special Servicer as they relate to the 26 Broadway Whole Loan pursuant to an assumption agreement reasonably satisfactory to the 26 Broadway Trustee; and (C) the 26 Broadway Trustee has received an opinion of counsel reasonably satisfactory to the 26 Broadway Trustee to the effect that (x) the designation of such replacement to serve as 26 Broadway Special Servicer is in compliance with the BWAY 2022-26BW TSA, (y) such replacement will be bound by the terms of the BWAY 2022-26BW TSA with respect to the 26 Broadway Whole Loan and (z) subject to customary qualifications and exceptions, the BWAY 2022-26BW TSA will be enforceable against such replacement in accordance with its terms. The 26 Broadway Controlling Note Holder will be required to promptly provide copies to any terminated special servicer of the documents referred to in the preceding sentence.

The Coleman Highline Phase IV Pari Passu-A/B Whole Loan

The Coleman Highline Phase IV Mortgage Loan (4.4%) is part of a split loan structure comprised of eleven (11) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Coleman Highline Phase IV Mortgage Loan is evidenced by one (1) promissory note, note A-7, with a Cut- off Date Balance of $30,000,000. The “Coleman Highline Phase IV Whole Loan” consists of (a) the Coleman Highline Phase IV Mortgage Loan, (b) eight (8) pari passu companion notes (and, together with the Coleman Highline Phase IV Mortgage Loan, the “Coleman Highline Phase IV A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-6, A-8 and A-9 and (c) two subordinate companion B notes (the “Coleman Highline Phase IV Subordinate Companion Loans” or the “Coleman Highline Phase IV B Notes”) evidenced by promissory notes B-1 and B-2. The Coleman Highline Phase IV Subordinate Companion Loans and the Coleman Highline Phase IV A Notes (excluding the Coleman Highline Phase IV Mortgage Loan) are collectively referred to as the “Coleman Highline Phase IV Companion Loans”. Interest is payable on the Coleman Highline Phase IV Subordinate Companion Loans at a rate equal to 2.4945% per annum.

Servicing

The Coleman Highline Phase IV Whole Loan (including the Coleman Highline Phase IV Mortgage Loan) and any related REO Property is serviced pursuant to the terms of the COLEM 2022-HLNE TSA by KeyBank National Association, as servicer (in such capacity, the “Coleman Highline Phase IV Servicer”), if necessary, KeyBank National Association, as special servicer (in such capacity, the “Coleman Highline Phase IV Special Servicer”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Coleman Highline Phase IV Trustee”) which governs the terms of the COLEM 2022-HLNE securitization into which each of the Coleman Highline Phase IV Companion Loans evidenced by Notes A-1 and A-2 and the Coleman Highline Phase IV Subordinate Companion Loans were deposited, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non- Serviced Mortgage Loans”, but subject to the terms of the Coleman Highline Phase IV Co-Lender Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

“Coleman Highline Phase IV Lead Securitization Note” means note A-1.

Custody of the Mortgage File

Computershare Trust Company, National Association, as custodian under the COLEM 2022-HLNE pooling and servicing agreement, is the custodian of the mortgage file related to the Coleman Highline Phase IV Whole Loan.

Application of Payments

The Coleman Highline Phase IV Co-Lender Agreement sets forth the respective rights of the holders of the Coleman Highline Phase IV Mortgage Loan and the related the Coleman Highline Phase IV Companion Loans with respect to distributions of funds received in respect of the Coleman Highline Phase IV Whole Loan, and provides, in general that the Coleman Highline Phase IV Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Coleman Highline Phase IV A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the Coleman Highline Phase IV A Notes, as further described below. All amounts tendered by the related borrower or otherwise available for payment on the Coleman Highline Phase IV Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

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●	First, (i) first, to the holders of the Coleman Highline Phase IV A Notes (or the Coleman Highline Phase IV Servicer or the Coleman Highline Phase IV Trustee), up to the amount of any servicing advances that are nonrecoverable advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (ii) second, to the holders of the Coleman Highline Phase IV A Notes (or the Coleman Highline Phase IV Servicer or the Coleman Highline Phase IV Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance or analogous concept under the related servicing agreement with respect to such Coleman Highline Phase IV A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Coleman Highline Phase IV A Notes) that remain unreimbursed, (iii) third, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans (or the Coleman Highline Phase IV Servicer or the Coleman Highline Phase IV Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance with respect to such Coleman Highline Phase IV Subordinate Companion Loans, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Coleman Highline Phase IV Subordinate Companion Loans, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (iv) fourth, to the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Servicer or the Coleman Highline Phase IV Trustee), up to the amount of any administrative advances that are nonrecoverable advances;
●	Second, to the holders of the Coleman Highline Phase IV A Notes (or any servicer or trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Coleman Highline Phase IV A Notes (or any servicer or the trustee (if any), as applicable), with respect to the Coleman Highline Phase IV Whole Loan pursuant to the Coleman Highline Phase IV Co-Lender Agreement or the COLEM 2022-HLNE TSA, including, without limitation, unreimbursed servicing advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, servicing advances and administrative advances and interest thereon are then payable or reimbursable hereunder, or under the COLEM 2022-HLNE TSA;
●	Third, to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such Coleman Highline Phase IV A Notes at the net note rate of such note;
●	Fourth, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of each such Coleman Highline Phase IV Subordinate Companion Loan at the net note rate of such note;

●	Fifth, (A) prior to the Anticipated Repayment Date, to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date allocated as principal on the Coleman Highline Phase IV Whole Loan and payable to the holders of the Coleman Highline Phase IV Whole Loan, until their respective principal balances have been reduced to zero and (B) on and after the Anticipated Repayment Date, first (1) to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Coleman Highline Phase IV Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial interest rate for the Coleman Highline Phase IV A Notes and the initial interest for the Coleman Highline Phase IV Subordinate Companion Loans, and then (2) to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date allocated as principal on the Coleman Highline Phase IV Whole Loan and payable to the holders of the Coleman Highline Phase IV Whole Loan, until their respective principal balances have been reduced to zero;
●	Sixth, to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii)•the relative spread of such note and (iii) any prepayment premium to the extent paid by the borrower;
●	Seventh, if the proceeds of any foreclosure sale or any liquidation of the Coleman Highline Phase IV Whole Loan or the Coleman Highline Phase IV Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing and, as a result of a workout the aggregate principal balance of the Coleman Highline Phase IV A Notes has been reduced, such excess amount will be paid to the holders of the Coleman Highline Phase IV A Notes pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the Coleman
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Highline Phase IV A Notes as a result of such workout, plus interest on such aggregate amount at the related rate for the Coleman Highline Phase IV A Notes;
●	Eighth, (A) prior to the Anticipated Repayment Date, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date allocated as principal on the Coleman Highline Phase IV Whole Loan and payable to the holders of the Coleman Highline Phase IV Whole Loan remaining after giving effect to the allocation in clause (b) above, until their respective principal balances have been reduced to zero and (B) on and after the Anticipated Repayment Date, first, (1) to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Coleman Highline Phase IV Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial interest rate for the Coleman Highline Phase IV A Notes and the initial interest rate for the Coleman Highline Phase IV Subordinate Companion Loans (to the extent such amounts remain after applicable of such amounts under clause (e) above), and then, (2) to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date allocated as principal on the Coleman Highline Phase IV Whole Loan and payable to the holders of the Coleman Highline Phase IV Whole Loan, until their respective principal balances have been reduced to zero;
●	Ninth, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii) the relative spread of such note and (iii) any prepayment premium to the extent paid by the borrower;
●	Tenth, to the extent the holder of a Coleman Highline Phase IV Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the Coleman Highline Phase IV Co- Lender Agreement, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on their respective entitlements to reimbursement for cure payments) to reimburse the such noteholder for all such cure payments;
●	Eleventh, if the proceeds of any foreclosure sale or any liquidation of the Coleman Highline Phase IV Whole Loan or Coleman Highline Phase IV Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing and, as a result of a workout the aggregate principal balance of a Coleman Highline Phase IV Subordinate Companion Loan has been reduced, to the holders of the Coleman Highline Phase IV Notes, pro rata, in an amount up to the reduction, if any, of the principal balance of such note as a result of such workout, plus interest on such aggregate amount at the related interest rate of such Coleman Highline Phase IV Subordinate Companion Loan;
●	Twelfth, to the holders of the Coleman Highline Phase IV A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to all ARD interest for the Coleman Highline Phase IV A Notes on such notes;
●	Thirteenth, to the holders of the Coleman Highline Phase IV Subordinate Companion Loans, pro rata (based on their respective entitlements to interest) in an amount equal to all ARD interest for the Coleman Highline Phase IV Subordinate Companion Loans on such notes;
●	Fourteenth, to pay default interest and late payment charges then due and owing under the Coleman Highline Phase IV Whole Loan, all of which will be applied in accordance with the COLEM 2022-HLNE TSA; and
●	Fifteenth, if any excess amount is available to be distributed in respect of the Coleman Highline Phase IV Whole Loan, and not otherwise applied in accordance with the foregoing, any remaining amount will be paid pro rata to the holders of the Coleman Highline Phase IV Whole Loan in accordance with their respective initial percentage interests.

Consultation and Control

Pursuant to the Coleman Highline Phase IV Co-Lender Agreement, the controlling noteholder with respect to the Coleman Highline Phase IV Whole Loan (the “Coleman Highline Phase IV Controlling Noteholder”), as of any date of determination, will be (i) the holder or holders of a majority of the Coleman Highline Phase IV B Notes (by principal

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balance) (the “Coleman Highline Phase IV Majority B Noteholder”), unless a Coleman Highline Phase IV Control Appraisal Period (as defined below) has occurred and is continuing; and (ii) for so long as a Coleman Highline Phase IV Control Appraisal Period has occurred and is continuing, the Coleman Highline Phase IV Lead Securitization Note; provided that, if the Coleman Highline Phase IV Majority B Noteholder would be the Controlling Noteholder pursuant to the terms of the Coleman Highline Phase IV Co-Lender Agreement, but any interest in the Coleman Highline Phase IV B Notes is held by the borrower or a borrower affiliate, or the borrower or borrower affiliate would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Coleman Highline Phase IV Control Appraisal Period will be deemed to have occurred.

Pursuant to the Coleman Highline Phase IV Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Coleman Highline Phase IV Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Coleman Highline Phase IV Major Decision (as defined below), the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, will provide the Coleman Highline Phase IV Controlling Noteholder (or its junior operating advisor) with at least ten (10) business days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested Coleman Highline Phase IV Major Decision. The Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, will not take any action with respect to such Coleman Highline Phase IV Major Decision (or make a determination not to take action with respect to such Coleman Highline Phase IV Major Decision), unless and until the Coleman Highline Phase IV Special Servicer receives the written consent of the Coleman Highline Phase IV Controlling Noteholder (or its junior operating advisor) before implementing a decision with respect to such Coleman Highline Phase IV Major Decision. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the COLEM 2022-HLNE TSA, the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, may take actions with respect to such Coleman Highline Phase IV Mortgaged Property before obtaining the consent of the Coleman Highline Phase IV Controlling Noteholder (or its junior operating advisor) if the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the COLEM 2022-HLNE TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the Coleman Highline Phase IV Whole Loan as a collective whole, and the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, has made a reasonable effort to contact the Coleman Highline Phase IV Controlling Noteholder. Notwithstanding the foregoing, the holder of the Lead Securitization Note (or the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, acting on its behalf) will not follow any advice or consultation provided by the Coleman Highline Phase IV Controlling Noteholder (or its junior operating advisor) that would require or cause the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, acting on its behalf) to violate any applicable law, including the Treasury Regulations, be inconsistent with the servicing standard under the COLEM 2022-HLNE TSA, require or cause the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, acting on its behalf) to violate provisions of the Coleman Highline Phase IV Co-Lender Agreement or the COLEM 2022-HLNE TSA, require or cause the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, acting on its behalf) to violate the terms of the Coleman Highline Phase IV Whole Loan, or materially expand the scope of responsibilities of the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Servicer or Coleman Highline Phase IV Special Servicer, as applicable, acting on its behalf) under the Coleman Highline Phase IV Agreement or the COLEM 2022-HLNE TSA.

A “Coleman Highline Phase IV Control Appraisal Period” will exist with respect to the Coleman Highline Phase IV B Notes, if and for so long as: (a) (1) the sum of the aggregate initial principal balances of the Coleman Highline Phase IV B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, any Coleman Highline Phase IV B Note after the date of its creation, (y) any appraisal reduction amount for the Coleman Highline Phase IV Whole Loan that is allocated to such Coleman Highline Phase IV B Notes and (z) any losses realized with respect to the Coleman Highline Phase IV Mortgaged Property or the Coleman Highline Phase IV Whole Loan that are allocated to the Coleman Highline Phase IV B Notes, is less than (b) 25% of the remainder of (i) the sum of the aggregate initial principal balances of the Coleman Highline Phase IV B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Coleman Highline Phase IV B Notes after the date of their creation.

“Coleman Highline Phase IV Major Decision” means (i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a foreclosed property) of the ownership of the Coleman Highline Phase IV Mortgaged Property; (ii) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Coleman Highline Phase IV Whole Loan or any extension of the maturity

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date of the Coleman Highline Phase IV Whole Loan, other than as permitted pursuant to the terms of the Coleman Highline Phase IV Whole Loan; (iv) any determination to bring the Coleman Highline Phase IV Mortgaged Property or the foreclosed property into compliance with applicable environmental laws or to otherwise address hazardous material located at the foreclosed property; (v) any release of material collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Coleman Highline Phase IV Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Coleman Highline Phase IV Whole Loan and for which there is no material lender discretion; (vi) any waiver of a “due-on-sale” or “due-on- encumbrance” clause with respect to the Coleman Highline Phase IV Whole Loan or any consent to such a waiver or consent to a transfer of the Coleman Highline Phase IV Mortgaged Property or interests in the borrower other than for which there is no material lender discretion; (vii) any incurrence of additional debt (including any PACE debt) by the borrower or any additional mezzanine financing (or issuance of preferred equity that is substantially equivalent to a mezzanine loan) by any beneficial owner of the borrower other than pursuant to the specific terms of the Coleman Highline Phase IV Whole Loan and for which there is no material lender discretion; (viii) any changes to a manager or franchisor with respect to the Coleman Highline Phase IV Whole Loan for which the lender is required to consent or approve under the Coleman Highline Phase IV Whole Loan documents; (ix) releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the Coleman Highline Phase IV Whole Loan and for which there is no material lender discretion; (x) any acceptance of an assumption agreement or any other agreement releasing the borrower or other obligor from liability under the Coleman Highline Phase IV Whole Loan or the Coleman Highline Phase IV Whole Loan documents other than pursuant to the specific terms of the Coleman Highline Phase IV Whole Loan and for which there is no material lender discretion; (xi) any determination of an acceptable insurance default; (xii) any material modification, waiver or amendment of the Coleman Highline Phase IV Co-Lender Agreement, or any action to enforce rights (or decision not to enforce rights) with respect to such agreement, other than splitting the related notes in accordance with the Coleman Highline Phase IV Co-Lender Agreement; and (xiii) (i) any material modification, waiver or amendment of the intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder (or holder of preferred equity that is substantially equivalent to a mezzanine loan) related to the Coleman Highline Phase IV Whole Loan, or any material modification, waiver or amendment of such agreements and/or (ii) the exercise of rights and powers granted under a mezzanine intercreditor agreement, co-lender agreement, participation agreement or similar agreement to the Lenders to the extent such rights or powers affect the priority of payment, consent rights or security interest with respect to the Coleman Highline Phase IV Whole Loan, to the extent the controlling class certificateholder, the directing holder or any affiliate of the foregoing does not own any interest (whether legally, beneficially or otherwise) in such mezzanine loan; provided that any amendment to split or reallocate the balance of notes pursuant to the terms of the related agreement will not constitute a Coleman Highline Phase IV Major Decision.

Sale of Defaulted Whole Loan

If the Coleman Highline Phase IV Whole Loan becomes a defaulted mortgage loan under the COLEM 2022- HLNE TSA and the Coleman Highline Phase IV Special Servicer desires to sell the Coleman Highline Phase IV Mortgage Loan, the Coleman Highline Phase IV Special Servicer will be required to sell the Coleman Highline Phase IV Mortgage Loan and the Coleman Highline Phase IV Companion Loans, together as notes evidencing one whole loan in accordance with the COLEM 2022-HLNE TSA.

Notwithstanding the foregoing, the holder of the Coleman Highline Phase IV Lead Securitization Note (or the Coleman Highline Phase IV Special Servicer acting on behalf of the holder of the Coleman Highline Phase IV Lead Securitization Note) will not be permitted to sell the Coleman Highline Phase IV A Notes other than the Coleman Highline Phase IV Lead Securitization Note (the “Coleman Highline Phase IV Non-Lead Securitization Notes”) if they become a defaulted mortgage loan without the written consent of the holders of the Coleman Highline Phase IV Non- Lead Securitization Notes (provided that such consent is not required if such holders of the Coleman Highline Phase IV Non-Lead Securitization Notes is the borrower or a borrower affiliate) unless the Coleman Highline Phase IV Special Servicer has delivered to such holders of the Coleman Highline Phase IV Non-Lead Securitization Notes: (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the Coleman Highline Phase IV Non-Lead Securitization Notes; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by Coleman Highline Phase IV Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the Coleman Highline Phase IV Whole Loan, and any documents in the servicing file reasonably requested by the holders of the Coleman Highline Phase IV Non-Lead Securitization Notes that are material to the price of the Coleman Highline Phase IV Non-Lead Securitization Notes and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the controlling class representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the special servicer in connection with the proposed sale; provided that such holders of the Coleman Highline Phase IV Non-Lead Securitization Notes may waive any of the delivery or timing requirements set forth in this sentence.

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Special Servicer Appointment Rights

Pursuant to the Coleman Highline Phase IV Co-Lender Agreement, the Coleman Highline Phase IV Controlling Noteholder will be entitled to terminate the rights and obligations of the Coleman Highline Phase IV Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the Coleman Highline Phase IV Whole Loan.

The ILPT Logistics Portfolio Pari Passu-A/B Whole Loan

General

The ILPT Logistics Portfolio Mortgage Loan (3.5%) is part of a split loan structure comprised of (a) the ILPT Logistics Portfolio Mortgage Loan evidenced by promissory notes A-2-D and A-2-E with an aggregate original principal balance of $24,229,075, which are being contributed to the issuing entity, (b) eleven Pari Passu Companion Loans (together with the ILPT Logistics Portfolio Mortgage Loan, the “ILPT Logistics Portfolio A Notes”) evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D, A-1-E, A-2-A-1, A-2-A-2, A-2-B-1, A-2-B-2, A-2-B-3 and A-2-C with an aggregate original principal balance of $316,910,925, none of which are being contributed to the issuing entity, and (c) five Subordinate Companion Loans (the “ILPT Logistics Portfolio Subordinate Companion Loans”) evidenced by promissory notes B-1, B-2, B-3, B-4 and B-5 with an aggregate original principal balance of $103,860,000, none of which are being contributed to the issuing entity. The ILPT Logistics Portfolio A Notes evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, together with the ILPT Logistics Portfolio Subordinate Companion Loans, are contributed to a securitization trust governed by the ILPT 2022-LPFX TSA. The ILPT Logistics Portfolio A Notes evidenced by promissory notes A-2-A-1, A-2-A-2, A-2-B-1, A-2-B-2, A-2-B-3 and A-2-C are expected to be contributed to one or more securitizations from time to time in the future, but the holders of such ILPT Logistics Portfolio A Notes are under no obligation to do so. Interest is payable on the ILPT Logistics Portfolio A Notes and the ILPT Logistics Portfolio Subordinate Companion Loans at a rate equal to 3.86465618 % per annum.

Servicing

The related Co-Lender Agreement (the “ILPT Logistics Portfolio Co-Lender Agreement”) provides that the administration of the ILPT Logistics Portfolio Mortgage Loan will be governed by the ILPT Logistics Portfolio Co- Lender Agreement and by the servicing agreement for the securitization of the ILPT Logistics Portfolio A Notes designated as promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, which servicing agreement will be the ILPT 2022-LPFX TSA. The parties to the ILPT 2022-LPFX TSA identified in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” are expected to constitute the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Trustee and Non-Serviced Custodian. In servicing the ILPT Logistics Portfolio Whole Loan, the servicing standard set forth in the ILPT 2022-LPFX TSA will require the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer to take into account the interests of the Certificateholders and the holders of the ILPT Logistics Portfolio Companion Loans as a collective whole and consistent with the ILPT Logistics Portfolio Co-Lender Agreement.

Amounts payable to the issuing entity as holder of the ILPT Logistics Portfolio Mortgage Loan pursuant to the ILPT Logistics Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the ILPT Logistics Portfolio Mortgage Loan (but not on any ILPT Logistics Portfolio Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the ILPT Logistics Portfolio Mortgage Loan.

Property protection advances in respect of the ILPT Logistics Portfolio Whole Loan will be made by the related Non-Serviced Master Servicer or related Non-Serviced Trustee under the ILPT 2022-LPFX TSA, as applicable, unless a determination of nonrecoverability is made under the ILPT 2022-LPFX TSA.

Custody of the Mortgage File

Computershare Trust Company, National Association, which will be the custodian under the ILPT 2022-LPFX TSA, will be the custodian of the mortgage file related to the ILPT Logistics Portfolio Whole Loan (other than the

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promissory notes evidencing the ILPT Logistics Portfolio A Notes that are not included in the ILPT 2022-LPFX securitization).

Application of Payments

The ILPT Logistics Portfolio Co-Lender Agreement sets forth the respective rights of the holders of the ILPT Logistics Portfolio Mortgage Loan and the related Companion Loans with respect to distributions of funds received in respect of the ILPT Logistics Portfolio Whole Loan, and provides, in general, that:

●	the ILPT Logistics Portfolio Subordinate Companion Loans and the rights of their holders to receive payments of interest, principal and other amounts with respect to any such ILPT Logistics Portfolio Subordinate Companion Loan are at all times junior, subject and subordinate to the ILPT Logistics Portfolio A Notes and the rights of their holders to receive payments of interest, principal and other amounts with respect to the ILPT Logistics Portfolio A Notes, as and to the extent set forth in the ILPT Logistics Portfolio Co-Lender Agreement.
●	all amounts tendered by the related borrowers or otherwise available for payment on or with respect to or in connection with the ILPT Logistics Portfolio Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof, after payments of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the ILPT 2022-LPFX TSA will be distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:
o	first, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio A Note, an amount equal to the accrued and unpaid interest on the principal balance for such ILPT Logistics Portfolio A Note at the applicable net interest rate;
o	second, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to the accrued and unpaid interest on the principal balance for such ILPT Logistics Portfolio Subordinate Companion Loan at the applicable net interest rate;
o	third, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on the respective principal balances of the ILPT Logistics Portfolio A Notes, (i) at any time that no ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such monthly payment date with respect to the ILPT Logistics Portfolio Whole Loan, until the principal balance for each ILPT Logistics Portfolio A Note has been reduced to zero, and (ii) at any time that a ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT Logistics Portfolio A Note has been reduced to zero;
o	fourth, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on the respective principal balances of the ILPT Logistics Portfolio Subordinate Companion Loans, (i) at any time that no ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such monthly payment date with respect to the ILPT Logistics Portfolio Whole Loan, until the principal balance for each ILPT Logistics Portfolio Subordinate Companion Loan has been reduced to zero, and (ii) at any time that a ILPT Logistics Portfolio Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each ILPT Logistics Portfolio Subordinate Companion Loan has been reduced to zero;
o	fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Logistics Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances for the ILPT Logistics Portfolio A Notes have been reduced, such excess amount shall be paid to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio A Note, an amount equal to the reduction, if any, of the principal
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balance for the related ILPT Logistics Portfolio A Note as a result of such workout, plus interest on such amount at the related net interest rate;
o	sixth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Logistics Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the principal balances for the ILPT Logistics Portfolio Subordinate Companion Loans have been reduced, such excess amount shall be paid to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to the reduction, if any, of the principal balance for the related ILPT Logistics Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related net interest rate;
o	seventh, to the holders of the ILPT Logistics Portfolio A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio A Note, an amount equal to all yield maintenance premiums allocated to the related ILPT Logistics Portfolio A Note in accordance with the mortgage loan agreement;
o	eighth, to the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a ILPT Logistics Portfolio Subordinate Companion Loan, an amount equal to all yield maintenance premiums allocated to the related ILPT Logistics Portfolio Subordinate Companion Loan in accordance with the mortgage loan agreement;
o	ninth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the ILPT 2022-LPFX TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or Non-Serviced Special Servicer (in each case provided that such reimbursements or payments relate to the ILPT Logistics Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, shall be paid to the holders of the ILPT Logistics Portfolio A Notes, pro rata, based on their respective percentage interests, and the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, pro rata, based on their respective percentage interests; and
o	tenth, if any excess amount is available to be distributed in respect of the ILPT Logistics Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount shall be paid to the holders of the ILPT Logistics Portfolio A Notes and the holders of the ILPT Logistics Portfolio Subordinate Companion Loans, pro rata, based on their respective initial percentage interests in the ILPT Logistics Portfolio Whole Loan.

For the purposes of the foregoing, “ILPT Logistics Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the related borrower to pay money due under the ILPT Logistics Portfolio Whole Loan or (ii) any non-monetary event of default as a result of which the ILPT Logistics Portfolio Whole Loan becomes a specially serviced mortgage loan (which, for clarification, shall not include any imminent event of default).

Notwithstanding the foregoing, if a P&I Advance is made with respect to the ILPT Logistics Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the ILPT Logistics Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other Mortgage Loans, but not out of payments or other collections on the ILPT Logistics Portfolio Companion Loans.

Certain costs and expenses allocable to the ILPT Logistics Portfolio Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the ILPT Logistics Portfolio Whole Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the ILPT Logistics Portfolio Co-Lender Agreement, the controlling noteholder with respect to the ILPT Logistics Portfolio Whole Loan (the “ILPT Logistics Portfolio Controlling Noteholder”) will be the trustee under

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the ILPT 2022-LPFX TSA, as the holder of note A-1-A, provided that if a borrower restricted party is a holder of a ILPT Logistics Portfolio A Note or a ILPT Logistics Portfolio Subordinate Companion Loan, then such party will not have any rights as the ILPT Logistics Portfolio Controlling Noteholder or a controlling class representative.

The related Non-Serviced Special Servicer will be required to (i) provide copies to each holder of a ILPT Logistics Portfolio A Note that is not the ILPT Logistics Portfolio Controlling Noteholder (each, a “ILPT Logistics Portfolio Non-Controlling Noteholder”), including the issuing entity, of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the ILPT Logistics Portfolio Controlling Noteholder or its representative with respect to any ILPT Logistics Portfolio Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the ILPT Logistics Portfolio Controlling Noteholder or its representative, and (ii) consult with each ILPT Logistics Portfolio Non-Controlling Noteholder or its representative on a strictly non-binding basis, if after having received such notices, information and reports, any such ILPT Logistics Portfolio Non-Controlling Noteholder requests consultation with respect to any such ILPT Logistics Portfolio Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such ILPT Logistics Portfolio Non-Controlling Noteholder or its representative; provided that after the expiration of a period of ten (10) business days from the delivery to any such ILPT Logistics Portfolio Non- Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such ILPT Logistics Portfolio Non-Controlling Noteholder, whether or not such ILPT Logistics Portfolio Non-Controlling Noteholder has responded within such ten (10) business day period. Notwithstanding the consultation rights of any ILPT Logistics Portfolio Non-Controlling Noteholder set forth in the immediately preceding sentence, the related Non-Serviced Special Servicer may make any ILPT Logistics Portfolio Major Decision or take any recommended action outlined in the asset status report before the expiration of the aforementioned ten (10) business day period if the Non-Serviced Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the holders of the ILPT Logistics Portfolio Whole Loan. In no event will the Non- Serviced Special Servicer be obligated at any time to follow or take any alternative actions recommended by a ILPT Logistics Portfolio Non-Controlling Noteholder.

“ILPT Logistics Portfolio Major Decision” means a “Major Decision” under the ILPT 2022-LPFX TSA.

Sale of Defaulted Whole Loan

If the ILPT Logistics Portfolio Whole Loan becomes a defaulted mortgage loan under the ILPT 2022-LPFX TSA and the related Non-Serviced Special Servicer decides to sell the notes included in the ILPT 2022-LPFX securitization, the related Non-Serviced Special Servicer will be required to sell the ILPT Logistics Portfolio Mortgage Loan and the ILPT Logistics Portfolio Companion Loans, together as notes evidencing one whole loan in accordance with the ILPT 2022-LPFX TSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell any ILPT Logistics Portfolio A Note that is not included in the ILPT 2022-LPFX securitization (each, a “ILPT Logistics Portfolio Non-Lead Note”) without the consent of the holder thereof (each, a “ILPT Logistics Portfolio Non-Lead Noteholder”) (including the issuing entity, as holder of the ILPT Logistics Portfolio Mortgage Loan) (provided that such consent is not required if such ILPT Logistics Portfolio Non-Lead Noteholder is a borrower restricted party) unless it has delivered to such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the ILPT Logistics Portfolio Non-Lead Notes, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents reasonably requested by such holder, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the controlling class representative under the ILPT 2022-LPFX securitization) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Special Servicer in connection with the proposed sale. Subject to the foregoing, each of the ILPT Logistics Portfolio Controlling Noteholder, its representative, any other holder of a ILPT Logistics Portfolio A Note or ILPT Logistics Portfolio Subordinate Companion Loan or its representative are permitted to submit an offer at any sale of the ILPT Logistics Portfolio Whole Loan unless such person is a borrower restricted party.

Special Servicer Appointment Rights

Pursuant to the ILPT Logistics Portfolio Co-Lender Agreement, the ILPT Logistics Portfolio Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace any special servicer then acting under the ILPT 2022-LPFX TSA with respect to the ILPT Logistics Portfolio Whole Loan and appoint a replacement special servicer with respect to the ILPT Logistics Portfolio Whole Loan.

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Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in March 2022 and ending on a hypothetical Determination Date in April 2022. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from Morgan Stanley Mortgage Capital Holdings LLC, Argentic Real Estate Finance LLC, Starwood Mortgage Capital LLC and Bank of Montreal on the Closing Date; provided, that with respect to the ILPT Logistics Portfolio Mortgage Loan, each of Morgan Stanley Mortgage Capital Holdings LLC and Bank of Montreal will sell one of the two promissory notes comprising such Mortgage Loan to the depositor. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and a seller of certain Mortgage Loans or portions thereof (collectively, the “MSMCH Mortgage Loans”) (39.0%). MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the MSMCH Mortgage Loans, which Mortgage Loans MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided that the 601 Lexington Avenue Mortgage Loan is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, DBR Investments Co. Limited, Morgan Stanley Bank, N.A. and Citi Real Estate Funding Inc. and the ILPT Logistics Portfolio Mortgage Loan is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., UBS AG, Bank of America, N.A., Bank of Montreal and Morgan Stanley Bank, N.A., and with respect to each such Mortgage Loan, MSMCH is only selling its respective portion thereof). Morgan Stanley Bank is also the holder of certain of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

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MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley Capital I Inc., the depositor, and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ,” “HQ” and “TOP,” typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated (or acquired) and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans may be included in both public and private securitizations. MSMCH also acquires or originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to acquisitions or originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2021.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2021	16.8	6.9	4.8	11.7
Year ending December 31, 2020	6.4	2.2	2.6	4.9
Year ending December 31, 2019	18.4	6.3	3.4	9.8
Year ending December 31, 2018	11.6	3.5	2.4	5.8
Year ending December 31, 2017	15.6	5.6	3.0	8.6

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated or purchased in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.
(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to December 31, 2021, Morgan Stanley Bank originated or acquired multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $97,672,251,292.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected

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to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements,” “—Zoning and Land Use,” “—Title Insurance Policy,” “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

 Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%;

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however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non- renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-
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leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.
●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.
●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or is already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In

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many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I environmental site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.
●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.
●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.
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Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans were originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination or acquisition of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;
●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;
●	credit and background searches with respect to the related borrowers; and
●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. The depositor engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;
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●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 to this prospectus and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, (i) MSMCH generally re-underwrote such mortgage loan to confirm whether it was originated in accordance with the Morgan Stanley Group’s underwriting guidelines and procedures, and (ii) MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the 601 Lexington Avenue Whole Loan, co-originated by Wells Fargo Bank, National Association, DBR Investments Co. Limited, Morgan Stanley Bank, N.A. and Citi Real Estate Funding Inc. and, with respect to the ILPT Logistics Portfolio Whole Loan, co-originated by Morgan Stanley Bank, N.A. and Bank of Montreal) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the 601 Lexington Avenue Whole Loan, co-originated by Wells Fargo Bank, National Association, DBR Investments Co. Limited, Morgan Stanley Bank, N.A. and Citi Real Estate Funding Inc. and, with respect to the ILPT Logistics Portfolio Whole Loan, co-originated by Morgan Stanley Bank, N.A. and Bank of Montreal) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “— The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”).

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MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing January 1, 2019 and ending December 31, 2021, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from October 1, 2021 through December 31, 2021 was set forth in a Form ABS-15G filed by MSMCH on February 14, 2022. The Central Index Key Number of MSMCH is 0001541557.

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Repurchases and Replacements1

Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,139,689	(11)	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,139,689	(11)	0	-	0.00%
Aggregate Total			67	772,319,208		1	11,139,689		0	-		0	-		0	-		1	11,139,689		0	-
(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.
(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.
(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from January 1, 2019 through December 31, 2021. The demand related to loans reported in this column may have been received prior to such reporting period.
(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from January 1, 2019 through December 31, 2021.
(6)	Includes demands received during and prior to the reporting period from January 1, 2019 through December 31, 2021 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.
(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from January 1, 2019 through December 31, 2021. The demand related to loans reported in this column may have been received prior to such reporting period.
(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from January 1, 2019 through December 31, 2021. The demand related to loans reported in this column may have been received prior to such reporting period.
(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the December 2021 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.
(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the December 2021 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.
(11)	The Morgan Stanley Capital I Series 2006-IQ11 securitization was paid off entirely on August 16, 2021 and, as a result, the outstanding principal balance of such securitization as of December 31, 2021 was zero.

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Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”) is a sponsor of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

SMC is a sponsor, an originator, a mortgage loan seller and an affiliate of (a) LNR Partners, LLC, the special servicer with respect to the Serviced Mortgage Loans and any related Companion Loans, (b) STWD Liquid Holdings LLC, the entity expected to purchase approximately 65% of each of the Class X-F, Class X-G, Class F and Class G Certificates (in each case, excluding the portion comprising a part of the VRR Interest), (c) LNR Securities Holdings, LLC, the directing certificateholder and risk retention consultation party for this securitization and the entity that is expected to purchase approximately 65% of the Class V Certificates (excluding the portion comprising a part of the VRR Interest), (d) Starwood Mortgage Funding II LLC, the holder of the Rose Castle Apartments Companion Loans, the Vision Hotel Portfolio III Companion Loan and certain Bedrock Portfolio Companion Loans, (e) Starwood Conduit CMBS Vertical Retention I LLC, the entity expected to purchase the VRR Interest, and (f) Starwood CMBS Horizontal Retention MSC 2022-L8 LLC, the entity expected to purchase the HRR Interest.

Morgan Stanley Bank, an originator and an affiliate of the depositor, an underwriter and a sponsor and mortgage loan seller, provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility. As of the date of this prospectus, 5 of the SMC Mortgage Loans (8.2%) are subject to such master repurchase facility. SMC and its affiliates are using the proceeds from its sale of the SMC Mortgage Loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank, free and clear of any liens.

Pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to twelve (12) of the SMC Mortgage Loans (27.1%).

Starwood’s Securitization Program

This is the 101st commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $15.03 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan- level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among

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other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;
●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Procedures” below.

Findings and Conclusions. Based on the foregoing review procedures, SMC determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. SMC also determined that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwriting criteria. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by SMC for securitization (which guidelines are also applicable to mortgage loans acquired by SMC and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other

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factors. Therefore, this general description of SMC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-2 to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by SMC require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide
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by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.
●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged
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property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMC Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Underwriting Guidelines

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

None of the Starwood Mortgage Loans was originated with any material exceptions from the SMC underwriting guidelines and procedures. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Exceptions to Underwriting Guidelines.”

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. Generally, servicing responsibilities are transferred from the interim servicer

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to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 19, 2022. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date hereof, neither Starwood nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) LNR Partners, LLC, an affiliate of Starwood, will be entitled to special servicing fees and certain other fees, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation,” (ii) LNR Securities Holdings, LLC, an affiliate of Starwood, is the initial directing certificateholder and risk retention consultation party and the entity that is expected to purchase approximately 65% of the Class V Certificates (excluding the portion comprising a part of the VRR Interest), (iii) STWD Liquid Holdings LLC is expected to purchase approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G Certificates (in each case, excluding the portion comprising a part of the VRR Interest), (iv) Starwood Conduit CMBS Vertical Retention I LLC will retain at least 4.130% of the Initial Certificate Balance, Notional Amount or Percentage Interest, as applicable, of each class of Certificates (other than the Class R Certificates), which comprises a part of the VRR Interest, as described in “Credit Risk Retention” and (v) Starwood CMBS Horizontal Retention MSC 2022-L8 LLC will retain the HRR Interest, as described in “Credit Risk Retention.” In addition, Starwood or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Except for the VRR Interest and the HRR Interest, any such party will have the right to dispose of such certificates at any time. See “Credit Risk Retention” in this prospectus.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non- Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated or co-originated all of the Mortgage Loans that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 111 West Monroe Street, Chicago, Illinois 60603.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

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BMO Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Harris Bank, N.A. (“BMO Harris”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BMO Harris has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BMO Harris acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BMO Harris and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2021 is approximately $2.5 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the BMO deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination, such as information from the interim servicer regarding loan payment status and

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current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-2 to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-2 to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of

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the Mortgage Loan Purchase Agreements”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Structural and Collateral Term Sheet” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Underwriting Guidelines and Processes

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports— Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

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BMO’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the
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related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions,

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BMO generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines. One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2022. BMO’s Central Index Key is 0000927971. As of December 31, 2021, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain Mortgage Loans (collectively, the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 31 West 27th Street, 12th Floor, New York, New York 10001.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 536 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $8,120,570,000.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through

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certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on

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assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.
●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.
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●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.
●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.
●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.
●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.
●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.
●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

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Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12 of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.
●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other
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third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Argentic engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by Argentic relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;
●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

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Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of the asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “— Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on February 8, 2022. Argentic’s Central Index Key is 0001624053. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Argentic, which activity occurred during the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including December 31, 2021, as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(4)			Assets That Were Subject of Demand(4) (5)			Assets That Were Repurchased or Replaced(6)			Assets Pending Repurchase (within cure period)(7)			Demand in Dispute(8)			Demand Withdrawn(9)			Demand Rejected(4)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)	(k)	(1)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class – Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015- C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26 CIK #: 1630513	X	Argentic Real Estate Finance LLC (formerly known as Silverpeak Real Estate Finance LLC)(1)(2)(3)	8	101,199,999.00	12.02	1	30,949,659.02	3.76	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	30,949,659.02	3.76

(1)	Argentic Real Estate Finance LLC (“Argentic”) is one of multiple originators.
(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns (c) through (f))
(3)	Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer for Mortgage Loan number 5 (with respect to the property known as “Aloft Houston by the Galleria,” located at 5415 Westheimer Road, Houston, TX 77056) (the “Aloft Houston Loan”), in a letter dated September 11, 2020 (the “Repurchase Request”), requested that Argentic repurchase the Aloft Houston Loan on the basis that a Material Document Defect occurred. In a letter dated September 21, 2020, Argentic rejected the Repurchase Request because a Material Document Defect can be addressed by curing (as set forth in Section 5(a) of the applicable Mortgage Loan Purchase Agreement), and even if the deficiency described in the Repurchase Request were a Material Document Defect, it has already been cured, by virtue of the existence and effectiveness of an Interim Franchise Agreement that was executed on July 13, 2020.
(4)	The principal balances (shown in columns (e), (h) and (w)) are with respect to Argentic’s asset contribution only (without taking into account assets contributed by other originators). However, the percentages of principal balances (shown in columns (f), (i) and (x)) are with respect to the entire securitization pool (taking into account assets contributed by other originators) and based on (i) a principal balance of approximately $841,810,000.00 at the time of securitization (for column (f)), as shown on the issuing entity’s Form 424B5 filed on February 12, 2015; and (ii) a principal balance of $822,634,502.01 as of September 30, 2020 (for columns (i) and (x)), as shown on the issuing entity’s Form 10-D filed on November 2, 2020.

(5)	Includes only new demands received during the reporting period. (For columns (g) through (i))
(6)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. (For columns (j) through (1))
(7)	Includes assets which are subject to a demand and within the cure period, but where no decision has yet been made to accept or contest the demand. (For columns (m) through (o))
(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns (p) through (r))
(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns (s) through (u))
(10)	Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the reporting period covered by this Form ABS-15G. (For columns (v) through (x))

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Retained Interests in This Securitization

Neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

The Originators

MSMCH, SMC, BMO and AREF are referred to in this prospectus as “originators”.

Morgan Stanley Bank, an affiliate of MSMCH, originated all of the Mortgage Loans (or portion thereof) with respect to which MSMCH is acting as the mortgage loan seller (39.0%). In addition, the 601 Lexington Avenue Mortgage Loan (6.0%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, Wells Fargo Bank, National Association, DBR Investments Co. Limited and Citi Real Estate Funding Inc., and the ILPT Logistics Portfolio Mortgage Loan (3.5%) is part of a Whole Loan that was co-originated by Citi Real Estate Fundings Inc., UBS AG, Bank of America, N.A., BMO and Morgan Stanley Bank. MSMCH is acting as the mortgage loan seller for the 601 Lexington Avenue Mortgage Loan and for one of the two promissory notes evidencing the ILPT Logistics Portfolio Mortgage Loan.

SMC originated all of the Mortgage Loans with respect to which it is acting as the mortgage loan seller (35.3%). In addition, each of the Rose Castle Apartments Mortgage Loan (7.6%) and the 26 Broadway Mortgage Loan (4.9%) is part of a Whole Loan that was co-originated by SMC and BMO, and the Bedrock Portfolio Mortgage Loan (2.9%) is part of a Whole Loan that was co-originated by SMC and JPMorgan Chase Bank, National Association. SMC is acting as the mortgage loan seller for each such Mortgage Loan.

BMO originated all of the Mortgage Loans (or portions thereof) with respect to which it is acting as the mortgage loan seller (18.7%). In addition, the ILPT Logistics Portfolio Mortgage Loan (3.5%) is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., UBS AG, Bank of America, N.A., BMO and Morgan Stanley Bank, and the Coleman Highline Phase IV Mortgage Loan (4.4%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc. and BMO. BMO is acting as the mortgage loan seller for the Coleman Highline Phase IV Mortgage Loan and for one of the two promissory notes evidencing the ILPT Logistics Portfolio Mortgage Loan.

Argentic originated all of the Mortgage Loans with respect to which it is acting as the mortgage loan seller (7.0%).

The Depositor

Morgan Stanley Capital I Inc., the depositor, is a direct wholly owned subsidiary of Morgan Stanley and was incorporated in the State of Delaware on January 28, 1985. Our principal executive offices are located at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000. The depositor does not have, nor is it expected in the future that it will have, any significant assets and it is not engaged in any activities except those related to the securitization of assets.

The depositor was formed for the purpose of acting as a depositor in asset backed securities transactions. During the period commencing January 1, 2000 and terminating December 31, 2021, the depositor acted as depositor with respect to multifamily, commercial and manufactured housing community mortgage loan securitization transactions, in an aggregate amount of approximately $202,616,341,000. Generally, MSMCH (or its predecessor) has acted as a sponsor or co-sponsor of such transactions and contributed a substantial portion of the mortgage loans in such transactions, with the remainder having been contributed by numerous other mortgage loan sellers. The depositor has also acted as depositor with respect to numerous securitizations of residential mortgage loans.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

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The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Exchange Act, (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing, or contracting with the master servicer to sign, any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The Issuing Entity

The issuing entity, Morgan Stanley Capital I Trust 2022-L8 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is also (i) the trustee under the BWAY 2022- 26BW TSA, pursuant to which the 26 Broadway Whole Loan is serviced, (ii) the trustee under the BANK 2022-BNK40 PSA, pursuant to which the Midtown Square Whole Loan is serviced, (iii) the trustee under the COLEM 2022-HLNE TSA, pursuant to which the Coleman Highline Phase IV Whole Loan is serviced, (iv) the trustee under the ILPT 2022- LPFX TSA, pursuant to which the ILPT Logistics Portfolio Whole Loan is serviced, (v) the trustee under the BMARK 2022-B32 PSA, pursuant to which the Bedrock Portfolio Whole Loan is serviced, and (vi) the trustee under the BMO 2022-C1 TSA, pursuant to which the NYC MFRT Portfolio Whole Loan is serviced. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in

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numerous asset-backed securities transactions. As of December 31, 2021, WTNA served as trustee on over 2,064 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $599 billion, of which approximately 797 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $545 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and their continuing duties, including: (1) any actions required by the trustee or the certificate administrator, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s or the certificate administrator’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee or the certificate administrator, as the case may be, to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s or the certificate administrator’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee or from one certificate administrator to another certificate administrator, as the case may be, will be paid, is set forth in this prospectus under “Description of the Certificates” and “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, the trustee and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement— Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus. The rights and obligations of the trustee with respect to indemnification, and certain limitations on the trustee’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as certificate administrator, certificate registrar and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $5.251 billion (USD) in assets as of June 30, 2021. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its

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office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) announced that it had entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo Bank, along with most existing CTS systems, technology and offices, transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank intends to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC, as applicable, in stages after November 1, 2021. For any transaction where Wells Fargo Bank’s roles did not transfer to Computershare Trust Company or CDTC on November 1, 2021, Computershare Trust Company or CDTC performs all or virtually all of Wells Fargo Bank’s obligations as its agent as of such date.

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting as agent for the certificate administrator on approximately 1,102 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $622 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the certificate administrator is required to maintain pursuant to the PSA will be established and maintained with one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Computershare Trust Company is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of November 1, 2021, when it acquired the CTS business from Wells Fargo Bank, Computershare Trust Company was acting primarily as agent for the custodian, but in some cases as custodian, for approximately 320,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank through its Corporate Trust Services division disclosed transaction-level noncompliance related to its CMBS bond administration on its 2021 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB (each, a “Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance”). One Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that a distribution was paid one day late due to an inadvertent compliance error. The other Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that there were payment errors that occurred in two successive months that were each corrected in the third month. In both cases, the transaction-level noncompliance disclosed on the Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of its Corporate Trust Services division to Computershare on November 1, 2021.

As of the Closing Date, neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of

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Computershare Trust Company and its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of each of the trustee and the certificate administrator are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the trustee and the certificate administrator with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to be the master servicer and in this capacity will be responsible for the master servicing and administration of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions will also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Pari Passu Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Pari Passu Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization

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transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2021, Midland was master and primary servicing approximately 24,801 commercial and multifamily mortgage loans with a principal balance of approximately $530 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,442 of such loans, with a total principal balance of approximately $302 billion, pertain to commercial and multifamily mortgage- backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of December 31, 2021, Midland was named the special servicer in approximately 399 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 291 assets with an outstanding principal balance of approximately $5.9 billion.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2019 to 2021.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
CMBS	$219	$256	$302
Other	$387	$317	$301
Total	$606	$573	$603

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2019 to 2021.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
Total	$171	$170	$163

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between MSMCH and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

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Pursuant to an agreement between the current controlling noteholder, Sunlife (or an affiliate), and Midland, Midland is also expected to perform certain primary servicing or other loan administration functions with respect to the Note B-1, the Note B-2, and the Note B-3 of the Constitution Center Whole Loan.

Midland anticipates acquiring the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the mortgage loans sold to the depositor by the mortgage loan sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate (A) minus (i) any primary servicing fee rate payable to a third- party primary servicer and (ii) 0.000625%, (B) if no primary servicing fee payable and a serviced mortgage loan, then minus 0.00125%, or (C) if a non-serviced mortgage loan, then minus 0.000625%.

The reports on assessment of compliance with applicable servicing criteria for the twelve-month periods ending on December 31, 2020 and December 31, 2021, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2019, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland Loan Services, a Division of PNC Bank, National Association under this heading “Transaction Parties—The Master Servicer— Midland Loan Services, a Division of PNC Bank, National Association” has been provided by Midland Loan Services, a Division of PNC Bank, National Association.

The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer’s obligation to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause” and “—Resignation of the Master Servicer and Special Servicer”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

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●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 23 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 172 as of December 31, 2021. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
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●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $84.2 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion; and
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion

As of December 31, 2021, LNR Partners has resolved approximately $84.8 billion of U.S. commercial and multifamily loans over the past 23 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020 and approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of December 31, 2021, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,133 assets across the United States with a then current face value of approximately $97.4 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

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LNR Partners has the highest ratings afforded to special servicers by S&P and Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub- servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC is expected to be appointed as the initial Directing Certificateholder, to appoint LNR Partners as special servicer and to purchase approximately 65% of the Class V certificates (excluding the portion comprising a part of the VRR Interest) and STWD Liquid Holdings LLC (or an affiliate) is anticipated to purchase approximately 65% of each Class of the Class X-F, Class X-G, Class F and Class G certificates (in each case, excluding the portion comprising a part of the VRR Interest) (and may purchase certain other classes of certificates). LNR Partners or its affiliate also assisted STWD Liquid Holdings LLC (or its affiliate) and LD III Sub VI LLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool. The Directing Certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate (including STWD Liquid Holdings LLC) owns less than 15% of the certificate balance of the then Controlling Class of certificates.

LNR Partners is not an affiliate of the depositor, the underwriters, the Trust, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMC), any originator (other than SMC) or any significant obligor. LNR Partners, however, is an affiliate of SMC, one of the sponsors and originators, and of Starwood Mortgage Funding II LLC, the current holder of certain of the Rose Castle Apartments, Visions Hotel Portfolio and Bedrock Portfolio Companion Loans.

Except as disclosed in this prospectus and except for (i) LNR Partners acting as special servicer for this securitization transaction (with respect to all Serviced Mortgage Loans and Serviced Companion Loans,), (ii) an affiliate of LNR Partners (STWD Liquid Holdings LLC) purchasing approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G certificates (in each case, excluding the portion comprising a part of the VRR

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Interest) and an affiliate of LNR Partners (LNR Securities Holdings, LLC) purchasing approximately 65% of the Class V certificates (excluding the portion comprising a part of the VRR Interest), (iii) an affiliate of LNR Partners, SMC, being one of the sponsors and an originator of some of the Mortgage Loans, (iv) an affiliate of LNR Partners, Starwood Conduit CMBS Vertical Retention I LLC, being the entity that will purchase 100% of the VRR Interest, (v) an affiliate of LNR Partners, Starwood CMBS Horizontal Retention MSC 2022-L8 LLC, being the entity that will purchase 100% of the Class H-RR certificates (other than the portion comprising a part of the VRR Interest), (vi) LNR Partners or its affiliate assisting STWD Liquid Holdings LLC (or its affiliate) and LD III Sub VI LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool and (vii) Starwood Mortgage Funding II LLC, an affiliate of LNR Partners, being the current holder of certain of the Rose Castle Apartments, Visions Hotel Portfolio and Bedrock Portfolio Companion Loans, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Trust, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Trust, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described below in the “Credit Risk Retention” section and above in the second preceding paragraph, neither LNR Partners nor any of its affiliates will retain on the Closing Date any certificates issued by the Trust or, except as discussed in this prospectus, any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the Mortgage Loans and the Serviced Companion Loans). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR Partners under this heading “Transaction Parties—The Special Servicer” has been provided by LNR Partners.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Replacement of Special Servicer Without Cause” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Special Servicer

KeyBank National Association, a national banking association (“KeyBank”), is (A) the master servicer and special servicer with respect to (i) the 26 Broadway Whole Loan under the BWAY 2022-26BW TSA and (ii) the Coleman Highline Phase IV Whole Loan under the COLEM 2022-HLNE TSA, (B) the special servicer with respect to the Bedrock Portfolio Whole Loan under the BMARK 2022-B32 PSA, and (C) the master servicer with respect to the NYC MFRT Portfolio Whole Loan under the BMO 2022-C1 PSA (the BMO 2022-C1 PSA, together with the BWAY 2022- 26BW TSA, the COLEM 2022-HLNE TSA and the BMARK 2022-B32 PSA, the “KeyBank Outside Serviced PSAs”).

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KeyBank is a national banking association. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2019	12/31/2020	As of 12/31/21
By Approximate Number	18,882	17,008	18,122
By Approximate Aggregate Principal Balance (in billions)	$289.6	$308.5	$379.3

Within this servicing portfolio are, as of December 31, 2021, approximately 11,586 loans with a total principal balance of approximately $275.4 billion that are included in approximately 852 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly- originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2020, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of December 31, 2021, KeyBank was named as special servicer with respect to commercial mortgage loans in 357 commercial mortgaged-backed securities transactions totaling approximately $178.9 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 114 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.258 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2019	As of 12/31/2020	As of 12/31/21
By Approximate Number of Transactions	281	363	357
By Approximate Aggregate Principal Balance (in billions)	$111.4	$148.3	$178.9

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
$1.89	$2.69	$0.63	$1.40	$0.27	$0.23	$0.12	$0.32	$3.20	$2.00

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage- backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”), and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

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KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	A1
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A-3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the KeyBank Outside Serviced PSAs and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the KeyBank Outside Serviced PSAs for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, primary servicer or special servicer, generally responsible for the master servicing, primary servicing and special servicing functions with respect to certain Non-Serviced Whole Loans and any related REO Property, as applicable. Additionally, KeyBank may from time to time perform some of its servicing obligations under the applicable KeyBank Outside Serviced PSAs through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the applicable KeyBank Outside Serviced PSAs as if KeyBank had not retained any such vendors.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the accepted servicing practices.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

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From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying mortgage loans pursuant to the KeyBank Outside Serviced PSAs.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under the heading “—The Other Servicers —The Outside Special Servicer” has been provided by KeyBank.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor” in this prospectus.

As of December 31, 2021, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $321.1 billion issued in 377 transactions.

As of December 31, 2021, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgaged-backed securities transactions with an approximate aggregate initial principal balance of $136.9 billion issued in 141 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services LLC.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations under the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

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CREDIT RISK RETENTION

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). Starwood Mortgage Capital LLC, a Delaware limited liability company, will act as the “retaining sponsor” (as defined in Regulation RR, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through a combination of the following:

●	the acquisition by Starwood CMBS Horizontal Retention MSC 2022-L8 LLC (“Horizontal MOA”), a Delaware limited liability company and an MOA of SMC, on the Closing Date of an “eligible horizontal residual interest” (as defined in Regulation RR) (referred to herein as the “HRR Interest”), which will consist of the Class H-RR certificates (excluding the portion comprising a part of the VRR Interest), representing approximately 0.913% of the aggregate fair value of all applicable “ABS Interests” issued by the Issuing Entity (consisting of the Certificates (other than the Exchangeable Certificates and the Class R Certificates) and the Trust Components), as of the Closing Date, determined in accordance with GAAP; and
●	the acquisition by Starwood Conduit CMBS Vertical Retention I LLC (“Vertical MOA”), a Delaware limited liability company and an MOA of SMC, on the Closing Date of an “eligible vertical interest” (as defined in Regulation RR) (referred to herein as the “VRR Interest”), representing approximately 4.130% of each class of ABS Interests and represented by approximately 4.130% of the Certificate Balance, Notional Amount or Percentage Interest, as applicable, of each class of Certificates other than the Class R Certificates, as set forth below. Vertical MOA is expected to purchase slightly more than 4.130% of some or all of the Classes of Certificates, which excess over 4.130% (with respect to all classes except the Class H-RR certificates) is included in the amounts set forth below but does not constitute part of the VRR Interest.

Approximate Initial Certificate Balance, Notional Amount or
Class of Certificates	Percentage Interest to be retained(1)
Class A-1	$376,000
Class A-2	$1,239,000
Class A-3	$826,000
Class A-SB	$678,000
Class A-4	$6,893,000(2)
Class A-5	$9,804,000(2)
Class A-S	$3,256,000(2)
Class B	$1,168,000(2)
Class C	$1,168,000(2)
Class D	$602,000
Class E	$460,000
Class F	$637,000
Class G	$284,000
Class H-RR	$920,007
Class X-A	$19,816,000
Class X-D	$1,062,000
Class X-F	$637,000
Class X-G	$284,000
Class V	4.130%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The maximum Certificate Balances of the Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued on the Closing Date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the Closing Date. On the Closing Date, the Vertical MOA is expected to own approximately 4.130% of each of the Trust Components (which constitute ABS Interests issued by the Issuing Entity) through the ownership of approximately 4.130% of each of the Class A-4, Class A-5, Class A-S, Class B and Class C certificates.

The Horizontal MOA and the Vertical MOA are collectively referred to herein as the “Retaining Parties”. The sum of (i) the percentage of the aggregate Certificate Balance of all Certificates (other than the Class R Certificates) as of the Closing Date that is represented by the VRR Interest and (ii) the percentage of the fair value of all Certificates (other than the Class R Certificates) that is represented by the HRR Interest will equal approximately 5.043% as of the Closing Date.

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“MOA” means a “majority-owned affiliate”, as defined in Regulation RR.

None of the sponsors, the depositor or the underwriters or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person undertakes to take any action which may be required by any potential investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described in this “Credit Risk Retention” section have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the Offered Certificates may not be a suitable investment for investors that are subject to any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—Other Risks Relating to the Certificates— EU Securitization Regulation and UK Securitization Regulation” in this prospectus.

Notwithstanding any references in this prospectus or the PSA to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor determined that for purposes of this transaction, 0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The Horizontal MOA is expected to purchase the HRR Interest (consisting of the portion of the Class H-RR Certificates set forth below) for cash on the Closing Date at the price set forth in the table below:

Class of Certificates	Initial Certificate Balance	Fair Value (in % and $)(1)	Purchase Price(2)
Class H-RR	$21,356,169	0.913%/$6,056,267	28.3584%

(1)	The fair value of the HRR Interest (expressed as a percentage of the fair value of all of the ABS Interests and as a dollar amount).

(2)	Expressed as a percentage of the initial Certificate Balance of the portion of the Class H-RR Certificates that the Horizontal MOA expects to purchase on the Closing Date, excluding accrued interest.

The fair value of the HRR Interest is equal to approximately $6,056,267, representing approximately 0.913% of the aggregate fair value of all ABS Interests. The aggregate fair value of all certificates (other than the Class R certificates) issued by the Trust is approximately $663,420,010. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for all certificates (other than the Class R certificates) issued by the Trust.

Given that the aggregate Certificate Balance of all Certificates that as of the Closing Date comprise a part of the VRR Interest constitutes approximately 4.130% of the ABS Interests, the Horizontal MOA is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $5,771,755 (representing approximately 0.870% of the aggregate fair value of all ABS Interests issued by the Trust, excluding accrued interest).

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The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value (in % and $)(1)
Class A-1	1.372%/$9,099,864
Class A-2	4.587%/$30,431,760
Class A-3	3.015%/$19,999,680
Class A-SB	2.511%/$16,655,250
Class A-4	25.407%/$168,552,751
Class A-5	36.539%/$242,409,513
Class X-A	0.317%/$2,104,773
Class A-S	11.840%/$78,551,590
Class B	4.179%/$27,722,166
Class C	4.046%/$26,842,358
Class X-D	0.396%/$2,626,436
Class X-F	0.231%/$1,532,524
Class X-G	0.093%/$614,653
Class D	1.638%/$10,866,652
Class E	1.146%/$7,601,329
Class F	1.318%/$8,746,992
Class G	0.414%/$2,744,554
Class H-RR	0.952%/$6,317,167
Class V	0.000%/$0

(1)	The fair value of the indicated class of certificates expressed as a percentage of the fair value of all certificates (other than the Class R certificates) issued by the Trust and as a dollar amount.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

The VRR Interest

Material Terms of the VRR Interest

For a description of the material terms of the classes of Certificates that comprise the VRR Interest, see “Description of the Certificates”. You are strongly urged to review this prospectus in its entirety.

The HRR Interest

Material Terms of the HRR Interest

For a description of payment and other material terms of the Class H-RR Certificates see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The VRR Interest and the HRR Interest will be subject to certain hedging, transfer and financing restrictions. The HRR Interest is expected to be held at all times in definitive form by the certificate administrator on behalf of the registered holders thereof, as and to the extent provided in the PSA. As of the Closing Date, the Retaining Sponsor may obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules. See “Risk Factors—Other Risks Relating to the Certificates—The Repurchase Finance Facility Could Cause the Retaining Sponsor to Fail to Satisfy the Credit Risk Retention Rules.”

Each Retaining Party will agree that it and its affiliates are subject to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor” and any “affiliate” (each as defined in the Regulation RR) thereof when compliance with the Credit Risk Retention Rules is required.

The restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earlier of (a) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the sum of the total outstanding Certificate Balance of the

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certificates as of the Closing Date; and (iii) two years after the Closing Date; and (b) such date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules.

DESCRIPTION OF THE CERTIFICATES

General

The Commercial Mortgage Pass-Through Certificates, Series 2022-L8 will be issued pursuant to a pooling and servicing agreement, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”). The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

The certificates will consist of the following classes: the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates (collectively, with the Class A-S Exchangeable Certificates, the “Class A Certificates”), the Class X-A, Class X-D, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G, Class H-RR, Class V and Class R certificates. The Class H-RR certificates are collectively referred to herein as the “RR Certificates”.

The Class A Certificates (other than the Class A-S Exchangeable Certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G and Class H-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates (excluding the Exchangeable Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates and the Subordinate Certificates (in each case, other than the Class X Certificates and the Exchangeable IO Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A and Class X-A certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates are also referred to in this prospectus as the “Offered Certificates”.

The “Exchangeable Certificates” are comprised of (i) the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 certificates (collectively, the “Class A-4 Exchangeable Certificates”), (ii) the Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1 and Class A-5-X2 certificates (collectively, the “Class A-5 Exchangeable Certificates”), (iii) the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates (collectively, the “Class A-S Exchangeable Certificates”), (iv) the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 certificates (collectively, the “Class B Exchangeable Certificates”) and (v) the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates (collectively, the “Class C Exchangeable Certificates”). The Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 and Class C-X2 certificates are collectively referred to herein as the “Exchangeable IO Certificates.”

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates and the Exchangeable IO Certificates will have the respective Notional Amounts, described under “Summary of Certificates.”

The “Certificate Balance” of any class of Principal Balance Certificates or Exchangeable P&I Trust Component outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as

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described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Exchangeable P&I Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or Exchangeable P&I Trust Component on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates or Exchangeable P&I Trust Component in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Exchangeable P&I Trust Component may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Class X Certificates, the Exchangeable IO Certificates and the Exchangeable IO Trust Components will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates and Exchangeable IO Certificates and of each Exchangeable IO Trust Component will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates or Exchangeable P&I Trust Component(s) (each such class of Principal Balance Certificates or Exchangeable P&I Trust Component, with respect to the related class of Class X Certificates, related class of Exchangeable IO Certificates or Exchangeable IO Trust Component, as applicable, an “Underlying Class” or “Underlying Trust Component”), as follows:

(1)   The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Trust Components outstanding from time to time;

(2)   The Notional Amount of the Class X-D Certificates will equal the aggregate of the Certificate Balances of the Class D and Class E Certificates outstanding from time to time;

(3)   The Notional Amount of the Class X-F Certificates will equal the Certificate Balance of the Class F Certificates outstanding from time to time;

(4)   The Notional Amount of the Class X-G Certificates will equal the Certificate Balance of the Class G Certificates outstanding from time to time;

(5)   The Notional Amounts of the Class A-4-X1 and Class A-4-X2 Trust Components will equal the Certificate Balance of the Class A-4 Trust Component, and the Notional Amounts of the Class A-4-X1 and Class A-4-X2 Certificates will equal the Certificate Balances of the Class A-4-1 and Class A-4-2 Certificates, respectively;

(6)   The Notional Amounts of the Class A-5-X1 and Class A-5-X2 Trust Components will equal the Certificate Balance of the Class A-5 Trust Component, and the Notional Amounts of the Class A-5-X1 and Class A-5-X2 Certificates will equal the Certificate Balances of the Class A-5-1 and Class A-5-2 Certificates, respectively;

(7)   The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Trust Components will equal the Certificate Balance of the Class A-S Trust Component, and the Notional Amounts of the Class A-S-X1 and Class A-S-X2 Certificates will equal the Certificate Balances of the Class A-S-1 and Class A-S-2 Certificates, respectively;

(8)   The Notional Amounts of the Class B-X1 and Class B-X2 Trust Components will equal the Certificate Balance of the Class B Trust Component, and the Notional Amounts of the Class B-X1 and Class B-X2 Certificates will equal the Certificate Balances of the Class B-1 and Class B-2 Certificates, respectively; and

(9)   The Notional Amounts of the Class C-X1 and Class C-X2 Trust Components will equal the Certificate Balance of the Class C Trust Component, and the Notional Amounts of the Class C-X1 and Class C-X2 Certificates will equal the Certificate Balances of the Class C-1 and Class C-2 Certificates, respectively.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan as described under “—Excess Interest” below.

“Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

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The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). Regular interests issued by the Lower-Tier REMIC will be contributed to the upper-tier REMIC (the “Upper- Tier REMIC” and, together with the Lower-Tier REMIC, the “Trust REMICs”). The certificates (other than the Class V certificates and the Exchangeable Certificates) and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5- X1, Class A-5-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components will be issued by the Upper-Tier REMIC. The Class V certificates will be issued by the grantor trust (the “Grantor Trust”). The Grantor Trust will also issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the Trust Components as described below under “— Exchangeable Certificates”.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in May 2022.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs. With respect to the Class V and Class R certificates, the Percentage Interest thereof is set forth on the face of such certificate.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distributions of interest and principal to holders of the certificates (other than the Class V certificates) on each Distribution Date as described under “—Priority of Distributions” below (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

  (a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

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●	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);
●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)    all Compensating Interest Payments made by the master servicer (or similar payments made by a Non- Serviced Master Servicer) with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of any gains in respect of the Mortgage Loans transferred to the Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date pursuant to the PSA.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non- Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

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“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and the Trust Components have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes and Trust Components;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A- 5 Trust Components, in reduction of the Certificate Balances of those classes and Trust Components, in the following priority:

(i)  prior to the Cross-Over Date

(a)    to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)    to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero,

(c)    to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)    to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)    to the Class A-4 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 Trust Component is reduced to zero,

(f)      to the Class A-5 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 Trust Component is reduced to zero, and

(g)    to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

          (ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class or Trust Component, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class or Trust Component compounded monthly from the date the related Realized Loss was allocated to such class or Trust Component;

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Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Fifth, to the Class A-S Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Sixth, to the Class A-S Trust Component, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Seventh, to the Class B, Class B-X1 and Class B-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eighth, to the Class B Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Ninth, to the Class B Trust Component, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Tenth, to the Class C, Class C-X1 and Class C-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eleventh, to the Class C Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Twelfth, to the Class C Trust Component, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

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Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates) and the Class A-S, Class B and Class C Trust Components (calculated without giving effect to the Principal Distribution Amount or allocation of Realized Losses on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates or Trust Component in respect of which a reimbursement is made.

Principal and interest payable on any Trust Component will be distributed pro rata to the corresponding classes of Exchangeable Certificates representing interests therein in accordance with their Class Percentage Interests therein as described below under “—Exchangeable Certificates.”

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class V and Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate with respect to each Class of the Class A-1, Class A-3, Class D and Class E certificates will at all times be a rate per annum that is fixed at the initial Pass-Through Rate for such Class set forth in the table under the heading "Summary of Certificates" in this prospectus. The Pass-Through Rate for each Class of the Class A-2, Class A-SB, Class A-5, Class A-S, Class B, Class C and Class H-RR certificates will be a variable rate per annum equal to the WAC Rate for the related Distribution Date. The Pass-Through Rate for each Class of the Class A-4, Class F and Class G certificates will be a variable rate per annum equal to the lesser of (a) the initial Pass-

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Through Rate for such Class set forth in the table under the heading "Summary of Certificates" in this prospectus and (b) the WAC Rate for the related Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4, Class A-4-X1, Class A- 4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for each Class of the Class X-F and Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the Pass- Through Rate for the related Distribution Date of the Class of Principal Balance Certificates that, with the addition of “X-,” has the same alphabetical designation as the subject Class of Class X Certificates

Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components. See “—Exchangeable Certificates” below.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, that with respect to each Actual/360 Loan, commencing in 2023, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

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“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.00125% per annum with respect to the Rose Castle Apartments Mortgage Loan (on and after the related Servicing Shift Securitization Date, (ii) 0.00500% per annum with respect to the 601 Lexington Avenue Mortgage Loan, (iii) 0.01125% per annum with respect to the 26 Broadway Mortgage Loan, (iv) 0.01000% per annum with respect to the Midtown Square Mortgage Loan, (v) 0.01200% per annum with respect to the Coleman Highline Phase IV Mortgage Loan, (vi) 0.01375% per annum with respect to the ILPT Logistics Portfolio Mortgage Loan, (vii) 0.05000% per annum with respect to the Bedrock Portfolio Mortgage Loan, (viii) 0.00250% per annum with respect to the Pacific Castle Portfolio Mortgage Loan (on and after the related Servicing Shift Securitization Date, and (ix) 0.00125% per annum with respect to the NYC MFRT Portfolio Mortgage Loan.

Exchangeable Certificates

Certificates of each class of Exchangeable Certificates may be exchanged for certificates of the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. Following any exchange of certificates of one or more classes of Exchangeable Certificates (the applicable “Surrendered Classes”) for certificates of one or more classes of other Exchangeable Certificates (the applicable “Received Classes”), the Class Percentage Interests (as defined below) of the outstanding Certificate Balances or Notional Amounts of the Corresponding Trust Components that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) will be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) will be increased. The dollar denomination of the certificates of each of the Received Classes must be equal to the dollar denomination of the certificates of each of the Surrendered Classes. No fee will be required with respect to any exchange of Exchangeable Certificates.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-5	Class A-5-1, Class A-5-X1
Class A-5	Class A-5-2, Class A-5-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

On the Closing Date, the Issuing Entity will issue the following “Trust Components,” each with the initial Certificate Balance (or, if such Trust Component has an “X” suffix, Notional Amount) and Pass-Through Rate set forth next to it in the table below. Each Trust Component with an “X” suffix is referred to herein as an “Exchangeable IO Trust Component,” and each other Trust Component is referred to herein as an “Exchangeable P&I Trust Component.” Each Trust Component will be a REMIC “regular interest” issued by the Upper-Tier REMIC. Each Exchangeable IO Trust Component will not be entitled to distributions of principal.

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Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class A-4	$166,893,000	Class A-4 Certificate Pass-Through Rate minus 1.00%
Class A-4-X1	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-4-X2	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-5	$237,382,000	Class A-5 Certificate Pass-Through Rate minus 1.00%
Class A-5-X1	Equal to Class A-5 Trust Component Certificate Balance	0.50%
Class A-5-X2	Equal to Class A-5 Trust Component Certificate Balance	0.50%
Class A-S	$78,821,000	Class A-S Certificate Pass-Through Rate minus 1.00%
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class B	$28,272,000	Class B Certificate Pass-Through Rate minus 1.00%
Class B-X1	Equal to Class B Trust Component Certificate Balance	0.50%
Class B-X2	Equal to Class B Trust Component Certificate Balance	0.50%
Class C	$28,273,000	Class C Certificate Pass-Through Rate minus 1.00%
Class C-X1	Equal to Class C Trust Component Certificate Balance	0.50%
Class C-X2	Equal to Class C Trust Component Certificate Balance	0.50%

Each class of Exchangeable Certificates represents an undivided beneficial ownership interest in the Trust Components set forth next to it in the table below (the “Corresponding Trust Components”). Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components and represents a percentage interest (the related “Class Percentage Interest”) in each Corresponding Trust Component, including principal and interest payable thereon (and reimbursements of losses allocable thereto), equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such class of Certificates, divided by (y) the principal balance of the Class A-4 Trust Component (if such class of Exchangeable Certificates has an “A-4” designation), the Class A-5 Trust Component (if such class of Exchangeable Certificates has an “A-5” designation), the Class A-S Trust Component (if such class of Exchangeable Certificates has an “A-S” designation), the Class B Trust Component (if such class of Exchangeable Certificates has a “B” designation) or the Class C Trust Component (if such class of Exchangeable Certificates has a “C” designation).

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Group of Exchangeable Certificates	Class of Exchangeable Certificates	Corresponding Trust Components
“Class A-4 Exchangeable Certificates”	Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
	Class A-4-1	Class A-4, Class A-4-X2
	Class A-4-2	Class A-4
	Class A-4-X1	Class A-4-X1
	Class A-4-X2	Class A-4-X1, Class A-4-X2
“Class A-5 Exchangeable Certificates”	Class A-5	Class A-5, Class A-5-X1, Class A-5-X2
	Class A-5-1	Class A-5, Class A-5-X2
	Class A-5-2	Class A-5
	Class A-5-X1	Class A-5-X1
	Class A-5-X2	Class A-5-X1, Class A-5-X2
“Class A-S Exchangeable Certificates”	Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
	Class A-S-1	Class A-S, Class A-S-X2
	Class A-S-2	Class A-S
	Class A-S-X1	Class A-S-X1
	Class A-S-X2	Class A-S-X1, Class A-S-X2
“Class B Exchangeable Certificates”	Class B	Class B, Class B-X1, Class B-X2
	Class B-1	Class B, Class B-X2
	Class B-2	Class B
	Class B-X1	Class B-X1
	Class B-X2	Class B-X1, Class B-X2
“Class C Exchangeable Certificates”	Class C	Class C, Class C-X1, Class C-X2
	Class C-1	Class C, Class C-X2
	Class C-2	Class C
	Class C-X1	Class C-X1
	Class C-X2	Class C-X1, Class C-X2

The maximum Certificate Balance or Notional Amount of each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates or Class C Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-4, Class A-5, Class A-S, Class B or Class C Trust Component, respectively. The maximum Certificate Balances of Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued on the Closing Date, and the Certificate Balance or Notional Amount of each other class of Exchangeable Certificates will be equal to zero on the Closing Date.

Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates will have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-4 Trust Component, Class A-5 Trust Component, Class A-S Trust Component, Class B Trust Component or Class C Trust Component, respectively. Each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance will have the same approximate initial credit support percentage, Assumed Final Distribution Date, weighted average life and expected principal window as the Class A-4, Class A-5, Class A-S, Class B or Class C certificates, respectively, shown above in the “Summary of Certificates” table.

Any Appraisal Reduction Amounts, Collateral Deficiency Amounts or Realized Losses allocated to each of the Class A-4, Class A-5, Class A-S, Class B or Class C Trust Components will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to notionally reduce (or reduce) their Certificate Balances in accordance with their Class Percentage Interests therein.

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Exchange Limitations

A Certificateholder that owns Exchangeable Certificates and desires to make an exchange, but does not own Exchangeable Certificates that collectively are the required denominations of Surrendered Classes necessary to make the desired exchange for applicable Received Classes, may be unable to obtain other Exchangeable Certificates sufficient to compose the required denominations or may be able only to exchange a portion (if any) of its Exchangeable Certificates. Other Certificateholders may be unwilling to sell their Certificates at reasonable prices (or at any price) or may be unable to sell their Certificates, or Certificates may have been purchased or placed into other financial structures and thus may be unavailable for purchase in any secondary market. Such circumstances may prevent you from obtaining Exchangeable Certificates in the proportions necessary to effect an exchange.

Potential purchasers of Exchangeable Certificates should consider the tax characteristics of such certificates as further discussed under “Material Federal Income Tax Considerations—Exchangeable Certificates.” The Trust Components will not be withdrawn from the grantor trust in connection with any exchange.

Exchange Procedures

If a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates, the Certificateholder must notify the Certificate Administrator no later than three business days before the proposed exchange date via email to cts.cmbs.bond.admin@wellsfargo.com. The exchange date can generally be any business day other than the first or last business day of the month. The notice must (i) be on the Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of both the Certificates to be exchanged and the Certificates to be received, the current Certificate Balance(s) or Notional Amount(s) and original Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes and Received Classes, the Certificateholder’s DTC participant number and the proposed exchange date. A notice becomes irrevocable on the second business day before the proposed exchange date.

Subject to the satisfaction of the conditions to an exchange, including the procedures described above, upon the request of the holder of Exchangeable Certificates of the relevant class(es) and the surrender of such Exchangeable Certificates, the Certificate Administrator will be required to deliver the Exchangeable Certificates of the relevant class(es) to which that holder is entitled in the exchange. The Certificate Administrator will also reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the certificate register. The Certificateholder and the Certificate Administrator will utilize the Deposit and Withdrawal System at DTC to effect the exchange.

The first distribution on an Exchangeable Certificate received in an exchange transaction will be made on the first Distribution Date in the month following the month of the exchange to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates or Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates or Trust Component is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates or Trust Component is the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of the Class X Certificates and the Exchangeable IO Trust Components, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of a Class of Class X Certificates or an Exchangeable IO Trust Component, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

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The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)	the Principal Shortfall for that Distribution Date,
(b)	the Scheduled Principal Distribution Amount for that Distribution Date, and
(c)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such

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Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note(s) or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee and any related Pari Passu Loan Primary Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed to the holders of the Principal Balance Certificates on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)    the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

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The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and any related Pari Passu Loan Primary Servicing Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA and the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to each ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

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Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

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Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.
Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, constitutes the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that

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have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will pay:

(1)	to each class of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1, Class C-2, Class D and Class E certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date,

(2)	to the Class A-4-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-1 certificates and the applicable principal prepayment,
(3)	to the Class A-4-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-2 certificates and the applicable principal prepayment,
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(4)	to the Class A-5-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-5 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-1 certificates and the applicable principal prepayment,
(5)	to the Class A-5-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-5 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-5-2 certificates and the applicable principal prepayment,
(6)	to the Class A-S-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 certificates and the applicable principal prepayment,
(7)	to the Class A-S-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 certificates and the applicable principal prepayment,
(8)	to the Class B-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-1 certificates and the applicable principal prepayment,
(9)	to the Class B-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-2 certificates and the applicable principal prepayment,
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(10)	to the Class C-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-1 certificates and the applicable principal prepayment,
(11)	to the Class C-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-2 certificates and the applicable principal prepayment,
(12)	to the Class X-A certificates, the excess, if any, of (a) the product of (i) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates, as described above, and
(13)	to the Class X-D certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) not distributed as described above.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom) and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to both the mortgage interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and
●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.
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“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or
●	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be the date set forth next to such class (or, with respect to each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance the date set forth next to the Class A-4, Class A-5, Class A-S, Class B or Class C certificates, respectively) in the table under “Summary of Certificates” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

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The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in April 2055. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan, which is required to be distributed to the holder thereof by the master servicer) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate equal to the Servicing Fee Rate (A) minus (i) any primary servicing fee rate payable to a third-party primary servicer and (ii) 0.000625%, (B) if no primary servicing fee payable and the loan is a serviced mortgage loan, then minus 0.00125%, or (C) if the mortgage loan is a non-serviced mortgage loan, then minus 0.000625% (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment.

In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, subject to the DCH Limitations and so long as no Control Termination Event has occurred or is continuing, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

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Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non- Serviced Master Servicer (the aggregate of such Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates and the Trust Components, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to a Trust Component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective Class Percentage Interests therein.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of the Principal Distribution Amount to the Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, and second, to the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 Trust Component, the Class A-5 Trust Component and the Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B and Class C Trust Components and the Class D, Class E, Class F, Class G and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class H-RR certificates) and Trust Component as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

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On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans, immediately following such Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C Trust Component;

seventh, to the Class B Trust Component; and

eighth, to the Class A-S Trust Component.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Any Realized Loss applied to the Class A-4, Class A-5, Class A-S, Class B or Class C Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates or the Exchangeable IO Certificates or the Exchangeable IO Trust Components. However, the Notional Amounts of the classes of Class X Certificates or Exchangeable IO Certificates or Exchangeable IO Trust Components will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates or underlying Exchangeable P&I Trust Components are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Subject to the terms of the related Intercreditor Agreement, losses on each Whole Loan will be allocated first, to any related Subordinate Companion Loan until the principal balance thereof has been reduced to zero, and second, pro rata and pari passu between the related Mortgage Loan and each related Pari Passu Companion Loan, based upon their respective principal balances, until the principal balances thereof have been reduced to zero. See “Description of the Mortgage Pool—The Whole Loans.”

A class of Regular Certificates or a Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance

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to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;
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(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Template (if any Appraisal Reduction Amount has been calculated and to the extent received by the master servicer from the special servicer).

No later than two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the special servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, is also required to prepare the following for each related Mortgaged Property or such REO Property, as applicable:

●	within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending September 30, 2022, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List); and
●	within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described

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above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer or Risk Retention Consultation Party) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer becomes a Borrower Party, the special servicer will covenant in the PSA not to view or otherwise retrieve any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person or entity controlling or controlled by or under common control with such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person or entity owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party. It is expected that there will be no Excluded Controlling Class Loans as of the Closing Date with respect to this securitization.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other

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Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded DCH Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. It is expected that there will be no Excluded DCH Loans as of the Closing Date with respect to this securitization.

“Excluded RRCP Loan” means a Mortgage Loan or Whole Loan with respect to which the Risk Retention Consultation Party, the Retaining Sponsor or the holder of the majority of the VRR Interest is a Borrower Party. It is expected that there will be no Excluded RRCP Loans as of the Closing Date with respect to this securitization.

“Excluded Loans” means, collectively, Excluded DCH Loans and Excluded RRCP Loans.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder or the Directing Certificateholder, the Risk Retention Consultation Party or one of the following (in each case, to the extent such person is not a Certificateholder): a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party (and is not the Risk Retention Consultation Party), in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding and any Class X-F, Class X-G, Class F, Class G or Class H-RR certificate registered in the name of or beneficially owned by the holder of the VRR Interest will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the

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certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), the master servicer or the special servicer, as applicable, may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files;
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o	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report as provided by the special servicer; and

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report;

o	any annual reports provided by the operating advisor; and
o	the CREFC® Appraisal Reduction Template;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;
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o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and
o	any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer for posting to the “Special Notices” tab;
●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “US Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the hedging, transfer, financing and other restrictions under the Credit Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded DCH Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded DCH Loan.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party via the certificate administrator’s website because of such party’s Excluded Controlling Class Holder status, such party will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator. Such report on Form 10-D will also incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator (i) will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available by it on its website or filed by it on the SEC’s website and (ii) will assume no responsibility for any such report, document or information, other than, in the case of each of clauses (i) and (ii), any such report, document or information prepared by it. In addition, the certificate administrator may disclaim responsibility for the accuracy or completeness of any information distributed or filed by it as to which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and

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the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and any beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

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The master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may each provide certain of the reports or, with respect to a Controlling Class Certificateholder, will be required to provide access to the reports available as set forth above. The master servicer and the special servicer may each also deliver certain other information received by it to any Certificateholder or Certificate Owner that requests reports or information. However, each of the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

The certificate administrator will be required to notify the master servicer, the operating advisor and the special servicer within 10 business days of the existence or cessation of any Control Termination Event or any Consultation Termination Event.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)        2% in the case of the Class X Certificates, allocated pro rata among the respective classes thereof based upon their respective Notional Amounts as of the date of determination, and

(2)        in the case of any class of Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the related Certificate Balance determined as of the prior Determination Date, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates, each determined as of the prior Determination Date (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, such numerator and denominator will take into account any notional reduction in the Certificate Balance of any class of Principal Balance Certificates for Cumulative Appraisal Reduction Amounts allocated to such class).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1, Class C-X2, Class V and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “• Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System

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(“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the

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certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of

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payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10-D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the party making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such party is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting party.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – MSC 2022-L8

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method that should be used to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a Certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

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List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other Certificateholders of the same series with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which MSMCH and BMO are selling Mortgage Loans, the ILPT Logistics Portfolio Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by MSMCH or BMO, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the “Mortgage File” (as defined in Annex F) with respect to each Mortgage Loan (except that the Mortgage File with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) may, under certain circumstances, be held by the custodian under the related Non-Serviced PSA with various assignments running in favor of the Non-Serviced Trustee instead of the trustee for this securitization transaction). With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the Servicing Shift Securitization Date (in which case the trustee under the pooling and servicing agreement for that securitization will become the mortgagee of record), (ii) the date such mortgage loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means, with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)	A copy of each of the following documents:
(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;
(ii)	the Mortgage, together with a copy of any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);
(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);
(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;
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(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;
(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;
(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;
(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;
(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;
(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;
(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;
(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;
(xiii)	all related environmental reports; and
(xiv)	all related environmental insurance policies;
(b)	a copy of any engineering reports or property condition reports;
(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;
(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;
(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;
(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;
(g)	a copy of the appraisal for the related Mortgaged Property(ies);
(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;
(i)	a copy of the applicable mortgage loan seller’s asset summary;
(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;
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(k)	a copy of all zoning reports;
(l)	a copy of financial statements of the related mortgagor;
(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;
(n)	a copy of all UCC searches;
(o)	a copy of all litigation searches;
(p)	a copy of all bankruptcy searches;
(q)	a copy of any origination settlement statement;
(r)	a copy of the insurance summary report;
(s)	a copy of the organizational documents of the related mortgagor and any guarantor;
(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;
(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);
(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and
(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property and the interests of the Trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (a “Qualified Mortgage”), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a Qualified Mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following (x) such mortgage loan seller’s receipt of notice of such Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or (y) if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a Qualified Mortgage, the earlier of (i) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (ii) receipt of a Breach Notice by the mortgage loan seller,

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(A)   cure such Material Defect in all material respects, at its own expense,

(B)   repurchase the affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(C)   substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) and pay a shortfall amount in connection with such substitution; provided that (a) no substitution may occur if such affected Mortgage Loan or successor REO Loan was itself a Qualified Substitute Mortgage Loan and (b) no such substitution may occur on or after the second anniversary of the Closing Date;

provided, further, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan), if it is diligently proceeding toward that cure and it has delivered an officer’s certificate to the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, that describes the reasons that a cure was not effected within the initial 90-day period and what actions such mortgage loan seller is pursuing in connection with the cure thereof. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a Qualified Mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

As used herein, “Joint Mortgage Loan” means a Mortgage Loan with respect to which multiple mortgage loan sellers will contribute multiple promissory notes to this securitization. The ILPT Logistics Portfolio Mortgage Loan will be a Joint Mortgage Loan with respect to the Trust.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service

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coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii)  the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder prior to the occurrence of a Control Termination Event and subject to the DCH Limitations) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a Qualified Mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of- pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Rated Final Distribution Date), (iv) an original loan-to-value ratio not higher than that of the substituted Mortgage Loan and a current loan-to-value ratio (equal to the outstanding principal balance on the date of substitution divided by its current Appraised Value) not higher than the current loan-to-value ratio of the substituted Mortgage Loan, (v) an

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original debt service coverage ratio equal to or greater than that of the substituted Mortgage Loan and a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan, (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trust under the PSA for any uncured Material Defect; provided, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to a Joint Mortgage Loan, each related mortgage loan seller will only be obligated to take the remedial actions described above with respect to its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one such mortgage loan seller will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA and the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a Companion Loan with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the PSA or related Non-Serviced PSA, as applicable, and the related master servicer will continue to receive its servicing fee, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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POOLING AND SERVICING AGREEMENT

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Companion Loans and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Properties will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan or any REO Property related to a Non-Serviced Mortgage Loan.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Serviced Mortgage Loans, any related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan, any related REO Properties and any related Intercreditor Agreement are summarized under “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the related mortgage loan seller.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Serviced Mortgage Loans, any related Serviced Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and any related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the

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Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)           any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)           the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)           the obligation, if any, of the master servicer to make advances;

(D)           the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)           the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)           any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)          any option to purchase any Mortgage Loan or a related Companion Loan that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)           any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate equal to (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)), the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any related Serviced Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A

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sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)) the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below with respect to nonrecoverable Advances and other limited exceptions, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and, if applicable, Excess Interest) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and
(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any successor REO Loan as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non- Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. For the avoidance of doubt, the master servicer will be required to make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation. To the extent that the master servicer fails to make

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a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan (or any REO Loan that is a successor to such Companion Loan) or with respect to any cure payment that a related Subordinate Companion Loan holder is entitled to make.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA, and no Servicing Advances will be made with respect to any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer

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may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer must deliver to any master servicer (and the special servicer, if specified in the related Intercreditor Agreement) under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan has been deposited, and, with respect to each Non-Serviced Mortgage Loan, the master servicer must deliver to the related Non-Serviced Master Servicer (and Non-Serviced Special Servicer, if specified in the related Intercreditor Agreement), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee (but this statement will not be construed to entitle the special servicer to reverse the determination of the master servicer or the trustee, or to prohibit the master servicer or the trustee from making a determination, that a P&I Advance or Servicing Advance would be a Nonrecoverable Advance). The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, each of the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer or Non-Serviced Trustee as such determination relates to any proposed advance of principal or interest with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA or Intercreditor Agreement provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that is subsequently determined to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will generally not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. In the case of any Serviced A/B Whole Loan, amounts payable in respect of the related Subordinate Companion Loan pursuant to the related Intercreditor Agreement will be available for the reimbursement

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of Servicing Advances and P&I Advances and interest on such advances. If an Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from Related Proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, subject to the DCH Limitations, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the master servicer, the special servicer or the trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s decision to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest compounded annually at the Prime Rate, subject to a floor of 2.00% (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for information regarding reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

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Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account, sub-account or ledger account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of any Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

On each Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date, and any Withheld Amounts to be deposited in the Interest Reserve Account in respect of the related Collection Period.

The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include various funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and the Exchangeable Certificates, as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit into the Interest Reserve Account during the related interest period, in respect of any Mortgage Loan that accrues interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of such Mortgage Loan (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is

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required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of REO Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited in the Gain-on-Sale Reserve Account and applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and the Trust Components (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates and the Trust Components have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting certain ratings and other requirements set forth in the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account (other than the Companion Distribution Account)) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                 to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)              to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA and any related Intercreditor Agreement for Advances made by any of them and interest thereon as described above under “—Advances”;

(iii)           to pay on or before each Master Servicer Remittance Date (x) to the master servicer as compensation, unpaid servicing compensation, including the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the master servicer, any excess servicing strip to which it is entitled in accordance with the PSA) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the special servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)        to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

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(v)            to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)            to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts, together with interest thereon;

(vii)         to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)        to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable MLPA;

(ix)               to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)             to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)               to recoup any amounts deposited in the Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)             to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

xvii)      to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “— Accounts”;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan will be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

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Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Any P&I Advance made with respect to a Mortgage Loan that is part of a Whole Loan (and interest thereon) may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Companion Loan; provided that a P&I Advance with respect to any Serviced A/B Whole Loan is reimbursable from the proceeds of the related Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer

With respect to the Mortgage

Loans and any related

Serviced Companion Loan, the

monthly portion of the related

annual Servicing Fee Rate

calculated on the Stated

Principal Balance of such

Mortgage Loan or Serviced

Companion Loan.

Out of recoveries of interest with

respect to the related Mortgage

Loan or Serviced Companion

Loan, as applicable, or if unpaid

after final recovery on the

related Mortgage Loan, out of

general collections on deposit in

the Collection Account with

respect to the other Mortgage

Loans.

Monthly
Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non- Serviced Mortgage Loan, the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.

Out of recoveries of interest with

respect to the related Non-

Serviced Mortgage Loan or if

unpaid after final recovery on

the related Mortgage Loan, out

of general collections on deposit

in the Collection Account with

respect to the other Mortgage

Loans.

Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Special Servicing Fee /	With respect to each Serviced	First, from liquidation proceeds,	Monthly
Special Servicer	Mortgage Loan and any	insurance and condemnation
	related Serviced Companion	proceeds, and collections in
	Loan, in each case that is a	respect of the related Mortgage
	Specially Serviced Loan, the	Loan (and the related Serviced
	monthly portion of the annual	Companion Loans), and then
	Special Servicing Fee Rate	from general collections on
	calculated on the Stated	deposit in the Collection
	Principal Balance of such	Account with respect to the
	Specially Serviced Loan.	other Mortgage Loans.

Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any	Out of each collection of interest, principal, and	Time to time
	related Serviced Companion	prepayment consideration
	Loan, in each case that is a	received on the related
	Corrected Loan, the Workout	Mortgage Loan (and each
	Fee Rate multiplied by all	related Serviced Companion
	payments of interest and	Loan) and then from general
	principal received on such	collections on deposit in the
	Mortgage Loan or Serviced	Collection Account with respect
	Companion Loan for so long	to the other Mortgage Loans.
as it remains a Corrected
Loan.

Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and	From any liquidation proceeds, insurance proceeds,	Time to time
	any related Serviced	condemnation proceeds and
	Companion Loan, in each case	any other revenues received
	that is a Specially Serviced	with respect to the related
	Loan for which the special	Mortgage Loan (and each
	servicer obtains a full, partial	related Serviced Companion
	or discounted payoff or any	Loan) and then from general
	liquidation proceeds, insurance	collections on deposit in the
	proceeds and condemnation	Collection Account with respect
	proceeds and (ii) in certain	to the other Mortgage Loans.
circumstances, each Mortgage
Loan repurchased by a
mortgage loan seller (or as to
which a Loss of Value
Payment is made), an amount
calculated by application of the
Liquidation Fee Rate to the
related payment or proceeds
(exclusive of default interest).

Additional Servicing	All modification fees,	Related payments made by	Time to time
Compensation / Master	assumption application fees,	borrowers with respect to the
Servicer and/or Special Servicer(3)	defeasance fees, assumption, waiver, consent and earnout	related Mortgage Loans and related Serviced Companion
	fees, late payment charges,	Loans.
default interest, Prepayment
Interest Excesses (to the
extent payable to the master
servicer), review fees and
similar fees actually collected
on the Serviced Mortgage
Loans and related Serviced
Companion Loans.

Certificate	With respect to each	Out of general collections with	Monthly
Administrator/Trustee Fee /	Distribution Date, an amount	respect to Mortgage Loans on
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee	equal to the monthly portion of the annual Certificate Administrator/Trustee Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	deposit in the Collection Account or the Distribution Account.

Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Operating Advisor Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan or such lesser amount actually received from the related borrower with respect to such Mortgage Loan.	Payable by the related borrower when incurred.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing	Payable by the mortgage loan	At closing

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	(4)	Payable by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, NonServiced Special Servicer or Non-Serviced Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in	Time to time

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
the Collection Account, subject
to certain limitations.

Interest on Servicing	At a rate per annum equal to	First, out of late payment	Time to time
Advances / Master Servicer,	the Reimbursement Rate	charges and default interest on
Special Servicer, Trustee,	calculated on the number of	the related Mortgage Loan (and
Non-Serviced Master	days the related Advance	any related Serviced
Servicer, Non-Serviced	remains unreimbursed.	Companion Loans), and then,
Special Servicer or Non-		after or at the same time such
Serviced Trustee		Servicing Advance is
reimbursed, out of any other
amounts then on deposit in the
Collection Account, subject to
certain limitations.

P&I Advances /	To the extent of funds	First, from funds collected with	Time to time
Master Servicer and Trustee	available, the amount of any	respect to the related Mortgage
	P&I Advances.	Loan and then, with respect to a
Nonrecoverable Advance or a
Workout-Delayed
Reimbursement Amount, out of
general collections on deposit in
the Collection Account.

Interest on P&I Advances /	At a rate per annum equal to	First, out of default interest and	Monthly
Master Servicer and Trustee	the Reimbursement Rate	late payment charges on the
	calculated on the number of	related Mortgage Loan and
	days the related Advance	then, after or at the same time
	remains unreimbursed.	such P&I Advance is
reimbursed, out of general
collections then on deposit in
the Collection Account with
respect to the other Mortgage
Loans.

Indemnification Expenses /	Amount to which such party is	Out of general collections with	Time to time
Trustee, Certificate	entitled for indemnification	respect to Mortgage Loans on
Administrator, Depositor,	under the PSA.	deposit in the Collection
Master Servicer, Special		Account or the Distribution
Servicer, Operating Advisor		Account (and, under certain
or Asset Representations		circumstances, from collections
Reviewer and any director,		on Serviced Companion Loans)
officer, employee or agent of
any of the foregoing parties

CREFC® Intellectual Property	With respect to each	Out of general collections with	Monthly
Royalty License Fee /	Distribution Date, an amount	respect to Mortgage Loans on
CREFC®	equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	deposit in the Collection Account.

Expenses of the issuing entity	Based on third party charges.	First from collections on the	Time to time
not advanced (which may		related Mortgage Loan (income
include reimbursable		on the related REO Property), if
expenses incurred by the		applicable, and then from
Operating Advisor or Asset		general collections with respect
Representations Reviewer,		to Mortgage Loans in the
expenses relating to		Collection Account (and
environmental remediation		custodial account with respect
or appraisals, expenses of		to a Serviced Companion Loan,
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)		if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer and special servicer (and, solely with respect to certain indemnification expenses, operating advisor, certificate administrator and trustee) under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

In connection with a Serviced Whole Loan, costs and expenses of servicing and administration are generally payable or reimbursable to service providers before payments are made to noteholders from proceeds on such Whole Loan. To the extent paid from collections on the Mortgage Loans, such costs and expenses (e.g., reimbursements of Servicing Advances, interest on advances and certain special servicing compensation) would generally reduce distributions to certificateholders in reverse order of priority.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.
(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to the sum of (i) $19,000, (ii) $1,900 per Mortgaged Property related to the Subject Loan in excess of one Mortgaged Property, (iii) $2,500 per Mortgaged Property related to the Subject Loan that is subject to a ground lease, and (iv) $1,400 per Mortgaged Property related to the Subject Loan that is subject to a franchise agreement, hotel management agreement or hotel license agreement, subject in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Master Servicing Compensation

The fee of the master servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non- Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (1) with respect to each Serviced Mortgage Loan, a per annum rate equal to the sum of a master servicing fee rate equal to 0.00250% per annum and a primary servicing fee rate ranging from 0.00125% to 0.05000% per annum, (2) with respect to each Non-Serviced Mortgage Loan, a master servicing fee rate equal to 0.00250% per annum, and (3) with respect to each Serviced Companion Loan, a primary servicing fee rate equal to 0.00250% per annum (or, with respect to the Rose Castle Apartments companion loan, 0.00125% per annum); provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be 0% per annum (and the amount of the reduction in the “Servicing Fee Rate” will instead be paid to the related Non-Serviced Master Servicer as the Pari Passu Loan Primary Servicing Fee Rate). The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan as additional servicing compensation, the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Serviced Mortgage Loan or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
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(x)	50% of Excess Modification Fees actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that (i) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (ii) is a Special Servicer Decision processed by the Master Servicer and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and paid in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision; provided that the master servicer will not be entitled to any COVID Forbearance Fees with respect to a Payment Accommodation;
●	(x) 100% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that does not involve a Major Decision or a Special Servicer Decision, and (y) 50% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (i) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (ii) is a Special Servicer Decision processed by the Master Servicer;

●	100% of assumption application fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);
●	(x) 100% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that(i) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (ii) is a Special Servicer Decision processed by the Master Servicer;
●	any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loan;
●	100% of charges for beneficiary statements or demands actually paid by the borrowers relating to the accounts held by the master servicer pursuant to the PSA or the Mortgage Loan documents;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Companion Loans; and
●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loans were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole

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discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, loan service transaction fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan, notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or its sub-servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

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The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan or REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and any related Serviced Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the special servicer as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non- Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (together with any related Serviced Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made) (except as specified in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Companion Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of

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any Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)    (A) the repurchase of, or substitution for, any Mortgage Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness or has a Subordinate Companion Loan by the holder of the related mezzanine loan or Subordinate Companion Loan, as applicable, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase or exchange of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees actually collected during the related collection period with respect to (x) any Specially Serviced Loans and any related Serviced Companion Loan (or any successor REO Loan), (y) if the modification, waiver or amendment is a Special Servicer Decision (other than under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) and (z) 100% of COVID Forbearance Fees related to any Payment Accommodation;

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(ii)    50% of Excess Modification Fees collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (A) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (B) is a Special Servicer Decision processed by the Master Servicer;

(iii)    (x) 100% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related collection period with respect to (A) Specially Serviced Loans and (B) if the related consent, approval or other action is a Special Servicer Decision (other than under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan), and (y) 50% of assumption fees, waiver fees, loan service transaction fees, earnout fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent, approval or other action that (A) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (B) is a Special Servicer Decision processed by the Master Servicer;

(iv)    100% of assumption application fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan, if applicable) for which the special servicer is processing the underlying assumption transaction;

(v)    (x) 100% of consent fees on (A) Specially Serviced Loans and (B) if the related consent is a Special Servicer Decision (other than under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision”) processed by the Special Servicer, any Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan), and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan) in connection with a consent that (A) is a Major Decision or an item under clause (v) or clauses (ix)(a) or (b) of the definition of “Special Servicer Decision” (in each case, regardless of who processes such consent, approval or other action) or (B) is a Special Servicer Decision processed by the Master Servicer;

(vi)    100% of charges for beneficiary statements or demands actually paid by the borrowers relating to the accounts held by the special servicer pursuant to the PSA or the Mortgage Loan documents; and

(vii)    late payment charges and default interest paid by the borrowers and accrued while the related Serviced Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Serviced Mortgage Loans since the Closing Date.

Notwithstanding anything to the contrary, the special servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment Reserve Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including when such Non-Serviced Mortgage Loan has been transferred to special servicing thereunder). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing

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compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any Non-Serviced Mortgage Loan or any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the trustee fee will be paid by the certificate administrator from the Certificate Administrator/Trustee Fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will accrue at a rate equal to 0.01087% per annum (the “Certificate Administrator/Trustee Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and any successor REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”) payable on the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans. The Operating Advisor Fee Rate will be equal to 0.00211% per annum with respect to each Mortgage Loan.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount actually received from the related borrower) with respect to any Serviced Mortgage Loan;

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provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the party processing such Major Decision to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will accrue at a rate equal to 0.00036% per annum (the “Asset Representations Reviewer Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to the sum of (i) $19,000, (ii) $1,900 per Mortgaged Property related to the Subject Loan in excess of one Mortgaged Property, (iii) $2,500 per Mortgaged Property related to the Subject Loan that is subject to a ground lease, and (iv) $1,400 per Mortgaged Property related to the Subject Loan that is subject to a franchise agreement, hotel management agreement or hotel license agreement, subject in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller, and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price or Loss of Value Payment received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

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“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use its names and trademarks and the CREFC® Investor Reporting Package in connection with the servicing and administration of the issuing entity. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;
(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;
(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;
(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);
(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;
(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan or related Companion Loan, 120 days after such uncured delinquency); and
(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

For the avoidance of doubt, with respect to clauses (1) and (2) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

No Appraisal Reduction Event will occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (subject to the DCH Limitations) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal or conducts a valuation described below and (ii) the date on which the related Appraisal Reduction Event occurred, equal to the excess of

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(a)	the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over
(b)	the excess of
1.	the sum of
a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option either (i) by an MAI appraisal obtained by the special servicer (the cost of which will be paid by the master servicer as a Servicing Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than$2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over
2.	the sum as of the Due Date occurring in the month of the date of determination of
a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,
b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and
c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, calculation of any Appraisal Reduction Amount with respect to a Non-Serviced Mortgage Loan, and the special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and any Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan will be allocated first to any related Subordinate Companion Loan until the principal balance thereof has been notionally reduced to zero, and second, pro rata, between the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances until the principal balances thereof have been notionally reduced to zero. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the 10th business day following the later of (i) the date on which the special servicer receives the related MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating

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advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (1) or clause (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received or performed by the special servicer (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (i) the date on which the special servicer receives such MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the later of (i) the date on which the special servicer receives the related MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred); provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise

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available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan, until the principal balance thereof has been notionally reduced to zero, and second, to the related Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances until the principal balances thereof have been notionally reduced to zero. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates or Trust Component then-outstanding (i.e., first, to the Class H-RR, Class G, Class F, Class E, and Class D certificates, in that order, second, pro rata based on their respective interest entitlements, to the Class C, Class C-X1 and Class C- X2 Trust Components, third, pro rata based on their respective interest entitlements, to the Class B, Class B-X1 and Class B-X2 Trust Components, fourth, pro rata based on their respective interest entitlements, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components and finally, to the Class A-1, Class A-2, Class A-3 and Class A- SB certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Trust Components, pro rata based on their respective interest entitlements). See “—Advances” and “Description of the Certificates—Distributions—Exchangeable Certificates”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, any Appraisal Reduction Amount then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not

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reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender (or otherwise on deposit with a party acceptable to the lender or expended for the benefit of the Mortgaged Property or the Mortgage Loan at the time the Mortgage Loan became subject of a workout and became (and as part of the modification related to) such AB Modified Loan) as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became the subject of a workout and became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, (i) Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class or Trust Component is notionally reduced to zero (i.e., first, to the Class H-RR, Class G, Class F, Class E and Class D Certificates and the Class C, Class B and Class A-S Trust Components, in that order, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates and the Class A-4 and Class A-5 Trust Components), and (ii) Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., to the Class H-RR, Class G and Class F certificates, in that order).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event or Consultation Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. With respect to any Mortgage Loan, the special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount and (ii) any Collateral Deficiency Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount and/or Collateral Deficiency Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any Serviced Mortgage Loan, the special servicer will be required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on the Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Collateral Deficiency Amounts and Appraisal Reduction Amounts on Serviced Mortgage Loans) will be required to determine, in accordance with the applicable servicing standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

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With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-A/B Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to related REO Properties and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, that the master servicer will not be required to cause the borrower to maintain, and the special servicer will not be required to maintain, terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer, with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH Limitations)). If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to such REO Properties), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined in accordance with the Servicing Standard. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default (without regard to the occurrence of a Consultation Termination Event). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property securing a Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to,

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consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer, and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions” and the non-binding consultation rights of the Risk Retention Consultation Party as described under “—The Risk Retention Consultation Party”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder and/or upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property with respect to a Serviced Mortgage Loan, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan (and any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) and, with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy, and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance, by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Serviced Mortgage Loans and related Serviced Companion Loan and REO Properties, as applicable. Any losses incurred due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in

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maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Processing and Consent

Processing

The master servicer will be responsible for processing the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Special Servicer Decisions (with respect to clauses (ix)(a) and (b) of the definition of such term), and (ii) any servicing action that is not a Major Decision or other Special Servicer Decision.

The special servicer will be responsible for processing all servicing actions in respect of Specially Serviced Loans and the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Special Servicer Decisions (other than with respect to clauses (ix)(a) and (b) of the definition of such term) and (ii) Major Decisions.

Notwithstanding the above, with respect to any action in respect of a Serviced Mortgage Loan (and any related Serviced Companion Loan) that is not a Specially Serviced Loan that the special servicer is responsible for processing, the master servicer and special servicer may mutually agree that the master servicer will process such action subject to the special servicer’s consent (which may be deemed given under the circumstances described below under “—Consent”).

Upon receiving a request for any matter that constitutes a Special Servicer Decision (other than a Special Servicer Decision under clauses (ix)(a) or (b) of the definition of “Special Servicer Decision”) or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request, and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision; however, regardless of whether the master servicer or the special servicer is required to process any request, any Special Servicer Decision or Major Decision will require the consent or approval of the special servicer as described under “—Consent” below.

“Special Servicer Decision” means any of the following with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not otherwise a Major Decision:

(i)	approving or denying leases, lease modifications or amendments or any requests for subordination, non- disturbance and attornment agreements or other similar agreements for all leases (other than, in each case, ground leases) in excess of the lesser of (a) 30,000 square feet and (b) 30% of the net rentable area at the related Mortgaged Property;
(ii)	approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related mortgage loan documents) with material (more than 10%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);
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(iii)	any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans securing the Mortgaged Properties specifically identified in the PSA, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, shall not constitute a Special Servicer Decision);
(iv)	any requests for the release of collateral or the acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan other than: (a) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan or Serviced Whole Loan; (b) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; (c) the acceptance of substitute or additional collateral in the form of non-callable United States Treasury obligations in connection with a defeasance; or (d) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;
(v)	approving any transfer of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (a) is allowed under the terms of the related mortgage loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the conditions to the transfer or assumption set forth in the related mortgage loan documents that do not include lender approval or the exercise of lender discretion, including a consent to transfer or assumption to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (b) does not involve incurring new mezzanine financing or a change in control of the borrower;
(vi)	requests to incur additional debt in accordance with the terms of the applicable mortgage loan documents;
(vii)	approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);
(viii)	approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;
(ix)	agreeing to any modification, waiver, consent or amendment of a Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (b) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (c) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; and
(x)	determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease (and in any such case, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the related Mortgage Loan is the ground lease).

Consent

The master servicer will not be permitted under the PSA to agree to any modification, waiver, amendment, consent or other action that constitutes a Major Decision or Special Servicer Decision (or make a determination not to take action with respect thereto) that it is processing unless the master servicer has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such action and all information reasonably requested by the special servicer and in the possession of the master servicer in order to grant or withhold consent with respect to such action. Upon receipt by the special servicer of the master servicer’s written recommendation and analysis, the special servicer will be

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required to promptly provide such information to the Directing Certificateholder for its review, to the extent it relates to an action that constitutes a Major Decision.

The special servicer will be responsible for promptly seeking any required consent of the Directing Certificateholder (and, if consultation is required, will be responsible for promptly consulting with the Directing Certificateholder) as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions.” The special servicer will also be responsible for consulting with the Risk Retention Consultation Party and the operating advisor, as described under “Pooling and Servicing Agreement—The Risk Retention Consultation Party”, “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” below. In addition, with respect to any Major Decision in respect of a Servicing Shift Whole Loan or a Serviced A/B Whole Loan, the special servicer will be responsible for seeking any required consent of the holder of the related Control Note (and, if consultation is required, will be responsible for consulting with such party) as and to the extent required under the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans”. With respect to any party above whose consent is sought, a response by such party that it is reviewing the relevant action will not preclude it from providing its consent at a later time, but will preclude a determination that it has been deemed to consent to the relevant action.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Special Servicer Decision or a Major Decision, the master servicer will be required to process such request or action and will not be required to obtain the consent of or consult with any party, including the special servicer, the Directing Certificateholder, the operating advisor and the Risk Retention Consultation Party.

Modifications, Waivers and Amendments

Waivers, modifications, amendments and consents with respect to the Mortgage Loans will be processed as described above under “—Processing and Consent—Processing” and will require the consents described above under “—Processing and Consent—Consent”; provided, that neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

With respect to any Specially Serviced Loan, if, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan (with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable) is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) subject to the DCH Limitations, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case, as provided in the PSA and described in this prospectus and (z) the rights of the holder of any related Companion Loan or mezzanine loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement; provided, that if the party processing such servicing action is LNR Partners, LLC, as special servicer, it will not be required to consult with the Risk Retention Consultation Party.

In connection with (i) the release of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

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Borrowers may request payment forbearance because of COVID-19 related financial hardship. The PSA will permit the special servicer to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency only if (i) prior to September 30, 2021 (or prior to such later date as may be provided by the IRS in any future guidance), the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the applicable forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12 and any future guidance), (ii) such forbearance is permitted under the PSA and the requirements under the applicable provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Loan Modifications Related to COVID-19” above for a discussion of Revenue Procedure 2020-26.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations), and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or
(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the master servicer or special servicer processes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the applicable party will be required to notify the special servicer (if such action is processed by the master servicer), the master servicer (if such action is processed by the special servicer), the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (subject to the DCH Limitations, and only if a Consultation Termination Event has not occurred) the Risk Retention Consultation Party (other than with respect to an Excluded RRCP Loan), and the 17g-5 Information Provider (which will be required to post such notice to the 17g-5 Information Provider’s website). The party processing such action will be required to deliver to the custodian, for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and a copy to the master servicer and, if required by the related Intercreditor Agreement, to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

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Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan, and such realized losses will be allocated among the various classes of certificates in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

Neither the master servicer nor the special servicer may enter into or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work- out, consent or approval with respect to the mortgage loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such master servicer or special servicer in a higher priority than the allocation and payment priorities set forth above under “Description of the Certificates— Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan), in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive any right to exercise such rights; provided, that (i) with respect to such consent or waiver of rights that is a Major Decision, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to $35,000,000, (B) with a stated principal balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding or (C) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof), that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less or if the related mortgage loan does not meet the criteria set forth in subclause (A), (B) or (C), but a Rating Agency Communication will be required in accordance with the PSA) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any related Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

With respect to a Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will be required to determine, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that, (i) with respect to such consent or waiver of rights that is a Major Decision, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) that has a combined loan-to-value ratio greater than 85% (based upon any and all existing and proposed debt), (C) that has a combined debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate debt service on the related Mortgage Loan and any related Companion Loan, if any, and the debt service on the proposed additional lien), (D) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof) that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance) or (E) with a Stated Principal Balance greater than or equal to $35,000,000,

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the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less or if the related mortgage loan does not meet the criteria set forth in subclause (A), (B), (C), (D) or (E), but a Rating Agency Communication will be required in accordance with the PSA) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months, and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2023, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holder of any related Subordinate Companion Loan and then as an expense of the holders of the related Serviced Mortgage Loan and any Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be responsible for performing inspections in respect of the related Mortgaged Property pursuant to similar provisions in the related Non-Serviced PSA.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning in calendar year 2023 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this

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prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)	as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date, and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (who will be required to promptly forward such written evidence to the special servicer) or special servicer, as of the related maturity date, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan or a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer and the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer and the special servicer (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment or other similar refinancing documentation to the other such party), which provides that such refinancing or sale will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a Specially Serviced Loan immediately (i) if, in the judgment of the special servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale or the related borrower fails to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or sale, (ii) if such refinancing or sale does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase agreement), or (iii) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur;
(2)	as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, the holder of the related Companion Loan, if applicable, or, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related mezzanine debt, as applicable, cures such delinquency);
(3)	as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;
(4)	as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;
(5)	as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;
(6)	as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or
(7)	as to which the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will
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materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (with, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

For the avoidance of doubt, with respect to clauses (2), (3)(iii), (5), (6) and (7) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a special servicing transfer event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

In addition, if the special servicer is processing a Payment Accommodation and an event described in clauses (2), (3)(iii), (5), (6) and (7) above occurs, the special servicer will be permitted, but not required, to make a determination to complete the Payment Accommodation, in which case no special servicing transfer event will occur with respect to the applicable Mortgage Loan only if, and for so long as, the related borrower is complying with the terms of such Payment Accommodation.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (or any related Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer (or, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Special Servicer) will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, then each related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Serviced Mortgage Loan that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”).

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A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder (subject to the DCH Limitations) will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the

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Servicing Standard. The process described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report that is labeled or otherwise communicated as being final, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to a Control Termination Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the Risk Retention Consultation Party. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, subject to the DCH Limitations, if a Control Termination Event exists, but so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received in response from the operating advisor or the Directing Certificateholder, to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interests of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holder(s) of the related Companion Loan(s), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of a recommendation, objection or comment by the operating advisor.

With respect to each Non-Serviced Mortgage Loan, each Servicing Shift Mortgage Loan prior to the related Servicing Shift Securitization Date and each Serviced Mortgage Loan that is part of a Serviced A/B Whole Loan prior to a related Control Appraisal Event, the related Non-Serviced Directing Certificateholder or related Control Note holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer (or, with respect to each Servicing Shift Mortgage Loan prior to the related Servicing Shift Securitization Date and each Serviced Mortgage Loan that is part of a Serviced A/B Whole Loan prior to a related Control Appraisal Event, the special servicer) with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred and such Serviced Mortgage Loan is a Specially Serviced Loan, then the special servicer, on behalf of the trustee, may at any

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time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3-year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of

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a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower- Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations— Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and it would be in the best economic interests of the Certificateholders, or, in the case of a Serviced Whole Loan, Certificateholders and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and such Companion Holders constituted a single lender) to attempt to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances permitted under the related Intercreditor Agreement, be entitled to sell (with the consent of the Directing Certificateholder (if no Control Termination Event has occurred and is continuing, and subject to the DCH Limitations)) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement, the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor, the Directing Certificateholder (subject to the DCH Limitations) and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon

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payment, such period will be 120 days if the related borrower has provided the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the special servicer); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person, then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is (or, if required by a related Intercreditor Agreement, two other offers are) received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists and subject to the DCH Limitations) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention

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Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loans if such Serviced Whole Loan becomes a Defaulted Loan without the consent of each holder of the related Companion Loans, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii)  unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the DCH Limitations (as defined below) and the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan with respect to matters involving a Major Decision, and will have the right to replace the special servicer with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate (including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause) and certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan, upon the occurrence of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, (2) until a Directing Certificateholder is so

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selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be LNR Securities Holdings, LLC (or an affiliate thereof).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above), at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to the application of any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G and Class H-RR Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder, as the case may be.

Notwithstanding anything to the contrary herein, the Directing Certificateholder will not have the appointment, termination, consent, consultation or notice rights described herein with respect to (x) a Serviced Mortgage Loan that is an Excluded DCH Loan, (y) a Servicing Shift Mortgage Loan (provided, that prior to a Control Termination Event, the Directing Certificateholder will be entitled to exercise all rights and receive all notices provided to the “Non- Controlling Note Holder” under the related Intercreditor Agreement) or (z) a Serviced A/B Whole Loan (prior to the occurrence and continuance of a Control Appraisal Event with respect thereto (unless otherwise provided in the related intercreditor agreement)) (collectively, the “DCH Limitations”).

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “— Servicing Override” below, and subject to the rights of the holder of the related Companion Loan under the related

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Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to any Mortgage Loan (to the extent the master servicer is responsible for processing the subject action as described under “Pooling and Servicing Agreement—Processing and Consent”), the master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and in the possession of the master servicer in order to grant or withhold consent with respect to such Major Decision, provided, that in any event, the consent of the Directing Certificateholder and any applicable Companion Loan holder (to the extent provided under the related Intercreditor Agreement) will be required in respect of such Major Decision, and (b) subject to the DCH Limitations, with respect to any Serviced Mortgage Loan or Serviced Whole Loan prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any action constituting a Major Decision, and the special servicer will not be permitted to consent to the master servicer’s taking any action constituting a Major Decision, as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xi) of the definition of “Major Decision”) after receipt of a written report by special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) the proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder and in the special servicer’s possession in order to grant or withhold such consent, which report may (in the sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30 day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following is a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date thereof, other than a Payment Accommodation (as defined below);

(iii)    following a default or an event of default with respect to a Serviced Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)          any sale of a Defaulted Loan or REO Property for less than the applicable Purchase Price;

(v)     any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or an REO Property;

(vi)     any release of material collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the borrower;

(viii)    any property management company changes (with respect to a Serviced Mortgage Loan with a principal balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Serviced Mortgage Loan or Serviced Whole Loan, in each case, for which lender consent or approval is required under the Mortgage Loan documents);

(ix)      releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

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(x)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, guarantor or other obligor releasing a borrower, guarantor or other obligor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)    any determination of an Acceptable Insurance Default;

(xii)   any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)   any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof

(xiv)    any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related mortgage loan documents, any Mortgage Loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights)); or

(xv)    any determination by the master servicer to transfer a Mortgage Loan or Serviced Whole Loan to the special servicer under the circumstances described in paragraph 5 of the definition of “Specially Serviced Loans”.

Notwithstanding the above, a Payment Accommodation (as defined below) will not be a “Major Decision”.

A “Payment Accommodation” for any Mortgage Loan or Serviced Whole Loan means the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (and qualification as a COVID-19 emergency forbearance will be determined by the special servicer in its sole and absolute discretion in accordance with the Servicing Standard) relating to (a) payment obligations or operating covenants under the related mortgage loan documents, (b) the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related mortgage loan documents, or (c) such other modification, forbearance or waiver that is related or incidental to clause (a) or clause (b), that in each case (i) defers no greater than 9 monthly debt service payments in the aggregate with any other Payment Accommodation and (ii) requires full repayment of deferred payments and escrows within 21 months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan. For the avoidance of doubt, a Payment Accommodation may only be entered into by the special servicer on behalf of the issuing entity in its sole and absolute discretion in accordance with the Servicing Standard and the master servicer will have no processing, consent or other rights with respect thereto. No Payment Accommodation may be granted if the Mortgage Loan or Serviced Whole Loan is in default with respect to any loan provision other than the provision(s) subject to the forbearance request and such default is known to the Special Servicer.

Any fees or other charges charged by the special servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan), in each case as a result of the COVID-19 emergency (“COVID Forbearance Fees”), may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (excluding attorneys’ fees and third party expenses) and may only be borne by the borrower, not the issuing entity.

Asset Status Report

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

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Replacement of Special Servicer

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate (including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause) as described in and subject to the conditions set forth under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Serviced Mortgage Loan or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but subject to the DCH Limitations will be required to consult on a non-binding basis with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Serviced Mortgage Loan or Serviced Whole Loan.

Subject to the DCH Limitations, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be entitled to select (and, at any time, replace) an Excluded Special Servicer with respect to any Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and will, absent negligence, willful misconduct or bad faith, be indemnified by the issuing entity for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer.

The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor following the occurrence of a Control Termination Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder (without regard to the occurrence of a Control Termination Event and otherwise assuming that the Directing Certificateholder is entitled to receive such documentation). With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, that (x) a Major Decision Reporting Package is required to be included in the special servicer’s initial request and (y) the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any

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other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded DCH Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with the operating advisor in connection with Major Decisions and asset status reports to the extent set forth in the PSA, and no Controlling Class Certificateholder will have any right to approve or be consulted with respect to asset status reports or Major Decisions.

A “Control Termination Event” will occur when the most senior class of Control Eligible Certificates has a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event” and “Consultation Termination Event”, a Control Termination Event and a Consultation Termination Event will be deemed to have occurred with respect to an Excluded DCH Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded DCH Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder or a Companion Loan holder (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or a Companion Loan holder)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any related Serviced Pari Passu Companion Loans and the subordinate nature of any related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or Subordinate Companion Loan holder’s, as applicable, response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or a Companion Loan holder, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or the related Companion Loan holder, as applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or a Subordinate Companion Loan holder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations

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reviewer, the issuing entity or the trustee to liability, or (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, each Servicing Shift Mortgage Loan and, unless a Control Appraisal Event exists with respect thereto, each Serviced A/B Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above under “—Major Decisions” or “Pooling and Servicing Agreement— Asset Status Report” or replace the related special servicer with or without cause as described above under “— Replacement of Special Servicer”; however, such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or controlling Companion Loan holder.

With respect to each Non-Serviced Whole Loan, the issuing entity, as the holder of the related Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to such Non-Serviced Whole Loan and, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder will be entitled to exercise such rights. In addition, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.

With respect to each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date), the issuing entity, as holder of the related Mortgage Loan, will have similar consultation rights and rights to consent to a sale of such Whole Loan, and the Directing Certificateholder will be entitled to exercise such rights under the same circumstances described above with respect to Non-Serviced Whole Loans.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the holder of a related Pari Passu Companion Loan has consultation rights (or, in the case of the Control Note with respect to a Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) or in the case of a Subordinate Companion Loan with respect to a Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), consent rights) with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it becomes a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)      may act solely in the interests of the holders of the Controlling Class;

(c)    does not have any liability or duties to the holders of any class of certificates (other than the Controlling Class);

(d)    may take actions that favor the interests of the holders of one or more Classes, including the Controlling Class, over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

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The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Non- Serviced Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The Risk Retention Consultation Party

General

The “Risk Retention Consultation Party” will be the party selected by the Retaining Sponsor. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be LNR Securities Holdings, LLC or an affiliate thereof.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded RRCP Loan), upon request of the Risk Retention Consultation Party, the party processing such action as described under “—Processing and Consent” will be required to consult on a non-binding basis with the Risk Retention Consultation Party, in each case within the same time period as such party would be required to consult with the Directing Certificateholder with respect to such Major Decision (assuming the Directing Certificateholder had such right with respect to such Mortgage Loan). Notwithstanding any of the foregoing to the contrary, if the party processing such servicing action is LNR Partners, LLC, as special servicer, it will not be required to consult with the risk retention consultation party.

In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation (and in the possession of the master servicer or special servicer, as applicable), the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from its obligation to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan.

In the event that no Risk Retention Consultation Party has been appointed or identified to the master servicer or the special servicer, as applicable, then until such time as the new Risk Retention Consultation Party is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Risk Retention Consultation Party, as the case may be.

If the Risk Retention Consultation Party, the Retaining Sponsor or a holder of the majority of the VRR Interest receives access under the PSA to certain information related to a Mortgage Loan with respect to which it is a Borrower Party, it (i) may not directly or indirectly provide any such information to (a) the related Borrower Party, (b) any of its employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (c) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will be required to maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the Retaining Sponsor or the holders of the VRR

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Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Retaining Sponsor or the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)      may act solely in the interests of the Retaining Sponsor or the holders of the VRR Interest;

(c)   does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest;

(d)   may take actions that favor the interests of the holders of one or more classes over the interests of the holders of one or more other classes of certificates; and

(e)    will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding anything to the contrary herein, the operating advisor will have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan or any related REO Properties. It is expected that the operating advisor (if any) under each Non-Serviced PSA will have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan securitized thereunder, which are expected to be substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

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(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)      promptly reviewing each Final Asset Status Report; and

(c)    reviewing any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and any net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount or Collateral Deficiency Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “— Asset Status Report”;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event”;

(c)    the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (2) any net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)    after the subject calculation has been finalized but prior to the utilization by the special servicer, the special servicer will be required to deliver any such calculation together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

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(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

With respect to the determination of whether a Control Termination Event has occurred and is continuing, or has terminated, each of the operating advisor and the special servicer is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor or the special servicer that are performed only after the occurrence and continuation of a Control Termination Event, the operating advisor or the special servicer, as applicable, will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of a Control Termination Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) and not for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, any Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance and any Attestation Report delivered to the operating advisor or made available to the operating advisor on the certificate administrator’s website, any attestation report delivered to the operating advisor, any Final Asset Status Report and other information (other than any communications between the related Directing Certificateholder, any Risk Retention Consultation Party or any related Companion Loan holder (or its representative), as applicable, and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, the operating advisor will be required (if any Serviced Mortgage Loans were Specially Serviced Loans in the prior calendar year and a Control Termination Event was continuing as of December 31 of the prior calendar year) to prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Final Asset Status Report was prepared by such special servicer in connection with a Specially Serviced Loan or REO Property.

The operating advisor’s annual report will be prepared on the basis of the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of items required to be reviewed by it pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to a Servicing Shift Mortgage Loan or any REO Property related thereto) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

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The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report may, to the extent the operating advisor deems relevant, describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any reliance thereon.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of certificateholders as a collective whole, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the Trust;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Borrower Party, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and, to the extent it also acts as the asset representations reviewer, its role as asset representations reviewer.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information that is labeled as, or otherwise appears on its face to be, Privileged Information received from the special servicer or the Directing Certificateholder or the Risk Retention Consultation Party in connection with the Directing Certificateholder’s or the Risk Retention Consultation Party’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in

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connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including without limitation any such information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege that is labeled or otherwise identified as Privileged Information by the special servicer and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor will be required to keep all such information that is labeled as, or otherwise appears on its face to be, Privileged Information, confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions regarding deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event exists, the Directing Certificateholder (with respect to any Serviced Mortgage Loan (subject to the DCH Limitations)) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the operating advisor gained from performing operating advisor functions for such other securitizations will not be imputed to the operating advisor in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on written legal advice), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced

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to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)    any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)    any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)     the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)     the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may terminate, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the classes of Principal Balance Certificates), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will be required to give written notice of the termination and appointment as soon as possible to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (subject to the DCH Limitations and for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

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Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be subject to a certificateholder vote for removal upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal. Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the certificate balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will be required to immediately replace the operating advisor with the replacement operating advisor.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class X-F, Class X-G, Class V and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor will be required to pay all reasonable costs and expenses (including costs and expenses incurred by the trustee and the certificate administrator) associated with a transfer of its duties pursuant to the PSA.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will also be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to

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the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10- D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 117 prior pools of commercial mortgage loans for which MSMCH (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and on or prior to December 31, 2021, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction with at least two mortgage loans outstanding as of the end of the relevant reporting period, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and December 31, 2021, was approximately 54.13%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 7.47%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in an individual CMBS transaction with at least two mortgage loans outstanding as of the end of the relevant reporting period, was approximately 50.00% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 5.51%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two largest Mortgage Loans in the Mortgage Pool represent approximately 19.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

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“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency for so long as the related borrower is complying with the terms of such Payment Accommodation.

Asset Review Vote

If Certificateholders entitled to not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders and the asset representations reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders entitled to both (i) a majority of the Voting Rights allocable to those Certificateholders who cast votes and (ii) a majority of the Voting Rights that constitute a minimum Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the certificate administrator, such fee will be paid by the trust following delivery by the certificate administrator of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the certificate administrator, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of the Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) - (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) - (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) - (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

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(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (vi) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan, provided, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

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The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. The asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to a Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

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An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings (“S&P”) and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS Morningstar, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information that is labeled as, or otherwise appears on its face to be, Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

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Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer is a party, or any person succeeding to the business of the asset representations reviewer, will be the successor of the asset representations reviewer under the PSA, and will be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided, that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then outstanding certificates, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii)  upon the written direction of Certificateholders entitled to at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders entitled to not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders entitled to at least 75% of the Voting Rights that constitute a minimum Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer (other than with respect to any Excluded DCH Loan, any Servicing Shift Whole Loan, any other Serviced Whole Loan as to which a third party controlling note holder has control rights or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan) may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication; provided, that so long as LNR Securities Holdings, LLC or an affiliate

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(including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class. After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights allocable to the Principal Balance Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective classes thereof) requesting a vote to replace the special servicer with a new special servicer (other than with respect to any Servicing Shift Whole Loan or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan), (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of the Voting Rights that constitute a minimum Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan) and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of Principal Balance Certificates evidencing at least 75% of the aggregate Voting Rights allocable to all Principal Balance Certificates (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes thereof).

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Serviced Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded DCH Loan, the Directing Certificateholder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and will, absent negligence, willful misconduct or bad faith, be indemnified by the issuing entity for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii)  the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan

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will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi)(x) that is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which commercial mortgage-backed securities transaction there are outstanding commercial mortgage-backed securities rated by Moody’s) and (y) Moody’s has not publicly cited servicing concerns with respect to such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, (viii) that is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer” and (ix) that is currently acting as a special servicer in a transaction rated by KBRA and has not been cited by KBRA as having servicing concerns that were the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the posting of such notice by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer within 180 days of posting of the operating advisor’s recommendation to the certificate administrator’s website, the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal

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Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

However, with respect to a Servicing Shift Whole Loan and a Serviced A/B Whole Loan (as to which no Control Appraisal Event exists with respect thereto), the special servicer may not be terminated based on the operating advisor’s recommendation unless the holder of the related Control Note consents to such termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, any Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) and any Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), the related special servicer with respect to such Whole Loan may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA (or, with respect to any Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) and any Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), in the PSA) and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-A/B Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)    any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders entitled to not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Companion Loan; provided, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee

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by Certificateholders entitled to not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Companion Loan; provided, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)     KBRA has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)   the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)   the master servicer or the special servicer, as the case may be, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within 60 days.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized to terminate, and at the written direction of (A) Certificateholders entitled to at least 25% of the Voting Rights, (B) the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or (C) the Directing Certificateholder (solely with respect to the special servicer and, in any event, (1) only for so long as no Control Termination Event has occurred and is continuing, (2) subject to the DCH Limitations and (3) other than with respect to a Servicing Shift Whole Loan (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement)), the trustee will be required to terminate, all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be, (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or, for so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, that has been approved by the Directing Certificateholder (for so long as no Control Termination Event has occurred and is continuing) or, with respect to a Servicing Shift Mortgage Loan, the related Controlling Holder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, the designated party under the related pooling and servicing agreement) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the

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trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

In addition, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, acting at the direction of the special servicer), will be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s) (to the extent provided under the related Intercreditor Agreement), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event under clause (f), (g) or (h) of the definition of “Servicer Termination Event” under “—Termination of Master Servicer and Special Servicer for Cause— Servicer Termination Events” above, prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders entitled to at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes, and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover from the issuing entity all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that fulfillment

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of its obligations is no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that fulfillment of its obligations is no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor, certificate administrator, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager,

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employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loans (as a collective whole), taking into account the pari passu nature of any related Serviced Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan) under the PSA; provided, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and/or a fidelity bond requirement so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any such entity is a party, or any person succeeding to the business of any such entity, will be the successor thereof under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

Neither the trustee nor the certificate administrator will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken

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by it in good faith in accordance with the direction of holders of certificates entitled to not less than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments, and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid under the PSA, and reasonable legal fees and expenses relating to the enforcement of such indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

The “Enforcing Servicer” will, in all cases, be the special servicer.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

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Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer (in the case of all Mortgage Loans) from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action and (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders as described below. The certificate administrator will, within 3 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course

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of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the Voting Rights held by the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by Requesting Certificateholders entitled to a majority of the Voting Rights to which all of the Requesting Certificateholders are entitled.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Certificateholders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting

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Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates (other than any Controlling Class Certificateholder and any holder of the VRR Interest (or any portion thereof)) will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s

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decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Litigation Control

The special servicer will be responsible for conducting or managing certain litigation related to the Mortgage Loans (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the PSA.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”. The servicing terms of each such Non- Serviced PSA expected to be in effect as of the Closing Date as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non- Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the MSC 2022-L8 mortgage pool, if necessary).
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be

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different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non- Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	The servicing decisions for which the related Non-Serviced Master Servicer or Non-Serviced Special Servicer must obtain the related Non-Serviced Special Servicer’s or Non-Serviced Directing Certificateholder’s, as applicable, consent, differ in certain respects from the corresponding decisions under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non- Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal Reduction Amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer or the related Non-Serviced Master Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non- Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	While LNR Partners, LLC may not be removed or replaced as special servicer without cause under the PSA while LNR Securities Holdings, LLC or an affiliate (including STWD Liquid Holdings LLC) owns at least 15% of the certificate balance of the then-controlling class of certificates, so long as no control termination event has occurred and is continuing under the related Non-Serviced PSA and other than in respect of any excluded loan thereunder, the related Non-Serviced Special Servicer may be removed without cause by the related Non-Serviced Directing Certificateholder at any time.
●	The parties to the related Non-Serviced PSA (and their related affiliates, directors, officers and/or other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses

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associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non- Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the MSC 2022-L8 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non- Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available by requesting copies from the underwriters.

Servicing of the 601 Lexington Avenue Mortgage Loan

The 601 Lexington Avenue Mortgage Loan will be serviced under the BXP 2021-601L TSA.

The servicing terms of the BXP 2021-601L TSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the 601 Lexington Avenue Mortgage Loan that is to be calculated at 0.005% per annum.
●	Upon the 601 Lexington Avenue Whole Loan becoming a specially serviced loan under related Non- Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the 601 Lexington Avenue Mortgage Loan accruing at a rate equal to 0.15% per annum, until such time as such Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.
●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 601 Lexington Avenue Whole Loan. The workout fee is not subject to a cap or minimum fee.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the 601 Lexington Avenue Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.
●	The BXP 2021-601L TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There

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is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BXP 2021-601L TSA.

Prospective investors are encouraged to review the full provisions of BXP 2021-601L TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans”.

Servicing of the 26 Broadway Mortgage Loan

The servicing terms of the BWAY 2022-26BW TSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the 26 Broadway Mortgage Loan that is to be calculated at 0.01125% per annum.
●	Upon the 26 Broadway Whole Loan becoming a specially serviced loan under related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the 26 Broadway Whole Loan accruing at a rate equal to 0.25000% per annum, until such time as such Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.
●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 26 Broadway Whole Loan. The workout fee is not subject to a cap or minimum fee.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 26 Broadway Whole Loan or the 26 Broadway Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.
●	The BWAY 2022-26BW TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BWAY 2022-26BW TSA.

Prospective investors are encouraged to review the full provisions of BWAY 2022-26BW TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans”.

Servicing of the Coleman Highline Phase IV Mortgage Loan

The Coleman Highline Phase IV Mortgage Loan will be serviced under the COLEM 2022-HLNE TSA.

The servicing terms of the COLEM 2022-HLNE TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer under the COLEM 2022-HLNE TSA earns a primary servicing fee with respect to the Coleman Highline Phase IV Mortgage Loan equal to 0.01200% per annum.
●	Upon the Coleman Highline Phase IV Mortgage Loan becoming a specially serviced loan under the COLEM 2022-HLNE TSA, the related Non-Serviced Special Servicer under the COLEM 2022-HLNE TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000%.
●	The related Non-Serviced Special Servicer under the COLEM 2022-HLNE TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50000%.

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●	The related Non-Serviced Special Servicer under the COLEM 2022-HLNE TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50000%.

Prospective investors are encouraged to review the full provisions of COLEM 2022-HLNE TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non Serviced Pari Passu-A/B Whole Loans”.

Servicing of the ILPT Logistics Portfolio Mortgage Loan

The ILPT Logistics Portfolio Mortgage Loan will be serviced under the ILPT 2022-LPFX TSA.

The servicing terms of the ILPT 2022-LPFX TSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the ILPT Logistics Portfolio Mortgage Loan that is to be calculated at 0.013750% per annum.
●	Upon the ILPT Logistics Portfolio Whole Loan becoming a specially serviced loan under related Non- Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the ILPT Logistics Portfolio Whole Loan accruing at a rate equal to 0.15% per annum, until such time as such Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.
●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the ILPT Logistics Portfolio Whole Loan. The workout fee is subject to a cap of $1,000,000.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the ILPT Logistics Portfolio Whole Loan or the ILPT Logistics Portfolio Mortgaged Property. The liquidation fee is subject to a cap of $1,000,000.
●	The operating advisor under the ILPT 2022-LPFX TSA will be entitled to consult with the related Non- Serviced Special Servicer under different circumstances than those under which the operating advisor is entitled to consult with the special servicer under the PSA. In particular, such operating advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the ILPT 2022-LPFX securitization trust is 25% or less than the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts) or the principal balance of the senior-most class of the control eligible certificates issued by the ILPT 2022-LPFX securitization trust is less than 25% of the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts). In addition, the operating advisor under the ILPT 2022-LPFX TSA will at any time be entitled to recommend the termination of the ILPT 2022-LPFX special servicer if it determines, in its sole discretion exercised in good faith, that (i) such special servicer is not performing its duties as required under the ILPT 2022-LPFX TSA or is otherwise not acting in accordance with the related servicing standard and (ii) the replacement of the special servicer would be in the best interest of the ILPT 2022-LPFX certificateholders as a collective whole. Such recommendation would then be subject to confirmation by the ILPT 2022-LPFX certificateholders pursuant to a certificateholder vote.
●	The ILPT Logistics Portfolio TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the ILPT Logistics Portfolio TSA.

Prospective investors are encouraged to review the full provisions of ILPT 2022-LPFX TSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans”.

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Servicing of the Midtown Square Mortgage Loan

The Midtown Square Mortgage Loan is expected to be serviced under the BANK 2022-BNK40 PSA.

The servicing terms of the BANK 2022-BNK40 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	Under the BANK 2022-BNK40 PSA, the primary servicing fee payable to the related Non-Serviced Master Servicer is calculated at 0.01000% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loan).
●	Under the BANK 2022-BNK40 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum. The special servicing fee is not subject to a floor.
●	Under the BANK 2022-BNK40 PSA, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal (other than any amount for which a liquidation fee is paid) and interest in respect of the related Whole Loan (other than default interest and excess interest) made by the related borrower after any workout of the related Whole Loan. The workout fee is not subject to any minimum fee or cap.
●	Under the BANK 2022-BNK40 PSA, the related Non-Serviced Special Servicer will be entitled to a liquidation fee of 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related REO Property. The liquidation fee is subject to a floor, equal to the lesser of $25,000 and 3.0% of such net liquidation proceeds, and is not subject to a cap.
●	The BANK 2022-BNK40 PSA will provide certain non-binding consultation rights in respect of the related Mortgage Loan (if it is specially serviced) to a representative of the holders of the credit risk retention interests.
●	The operating advisor under the BANK 2022-BNK40 PSA will only be entitled to consult with the related Non-Serviced Special Servicer and recommend the termination of the BANK 2022-BNK40 special servicer after a consultation termination event.

Prospective investors are encouraged to review the full provisions of BANK 2022-BNK40 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Bedrock Portfolio Mortgage Loan

The Bedrock Portfolio Mortgage Loan is expected to be serviced under the BMARK 2022-B32 PSA.

The servicing terms of the BMARK 2022-B32 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	Under the BMARK 2022-B32 PSA, the primary servicing fee payable to the related Non-Serviced Master Servicer is calculated at 0.05000% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary and master servicing obligations for such Mortgage Loan).
●	Under the BMARK 2022-B32 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum. The special servicing fee is not subject to a floor.
●	Under the BMARK 2022-B32 PSA, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal (other than any amount for which a liquidation fee is paid) and interest in respect of the related Whole Loan (other than default interest and excess interest) made by the related borrower after any workout of the related Whole Loan, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further subject to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan.

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●	Under the BMARK 2022-B32 PSA, the related Non-Serviced Special Servicer will be entitled to a liquidation fee of 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related REO Property, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further subject to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan.
●	The BMARK 2022-B32 PSA will provide certain non-binding consultation rights in respect of the related Mortgage Loan (if it is specially serviced) to a representative of the holders of the controlling class.

The operating advisor under the BMARK 2022-B32 PSA will only be entitled to consult with the related Non- Serviced Special Servicer and recommend the termination of the BMARK 2022-B32 special servicer after a consultation termination event.

Prospective investors are encouraged to review the full provisions of BMARK 2022-B32 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Servicing of the NYC MFRT Portfolio Mortgage Loan

The NYC MFRT Portfolio Mortgage Loan is expected to be serviced under the BMO 2022-C1 PSA.

The servicing terms of the BMO 2022-C1 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under“—General” and the following:

●	The related Non-Serviced Master Servicer under the BMO 2022-C1 PSA earns a primary servicing fee with respect to the NYC MFRT Mortgage Loan equal to 0.00125% per annum.
●	Upon the NYC MFRT becoming a specially serviced loan under the BMO 2022-C1 PSA, the related Non- Serviced Special Servicer under the BMO 2022-C1 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum.
●	The related Non-Serviced Special Servicer under the BMO 2022-C1 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal (other than any amount for which a liquidation fee is paid) and interest in respect of the related Whole Loan (other than default interest and excess interest) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a cap of $1,000,000 in the aggregate for the NYC MFRT Whole Loan, and further to a floor of $25,000.
●	The related Non-Serviced Special Servicer under the BMO 2022-C1 PSA will be entitled to a liquidation fee of 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related REO Property. The liquidation fee is subject to a floor of $25,000 and a cap of $1,000,000.

Prospective investors are encouraged to review the full provisions of BMO 2022-C1 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the related Servicing Shift Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

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●	Following the related Servicing Shift Securitization Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.
●	Until the related Servicing Shift Securitization Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead and will be the “Pari Passu Loan Primary Servicing Fee” payable with respect to such Mortgage Loan.
●	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).
●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.
●	The related Non-Serviced PSA will provide for a primary servicing fee, special servicing fee, liquidation fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are calculated in a manner similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (subject to any customary market minimum amounts and fee offsets).
●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement (to the extent the related control note is included in the related securitization trust) will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply for such matter at such time (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with

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respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply for such matter at such time (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S.  Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply for such matter at such time (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice of the action taken to the 17g-5 Information Provider’s website pursuant to the PSA.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

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“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which is required pursuant to the PSA to be delivered at least ten (10) business days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (but only if an advance was made by the trustee in the calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons therefor), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

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With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100– 229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the Certificateholder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of any other Certificateholder, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Trust Components has been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates) and (c) if the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is equal to or greater than 1.0% of the Initial Pool Balance of the Mortgage Loans, such exchanging party pays to the master servicer an amount equal to (x) the product of (I) the Prime Rate, (II) the aggregate of the Certificate Balances of the then-outstanding Principal Balance Certificates as of the date of such exchange and (III) three, divided by (y) 360, and such exchanging party pays the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution on the certificates will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates (the “Cleanup Call”), provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and any REO Loans held by the trust is less than 1.0% of the Initial Pool Balance of the Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after March 2032 and the Coleman Highline Phase IV Mortgage Loan is still an asset of the trust, then such Mortgage Loan will be excluded from the initial pool balance and the then aggregate principal balance of the pool). This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of

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(1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees remaining outstanding and payable solely to the master servicer or the related Non-Serviced Master Servicer (which items will be deemed to have been paid or reimbursed to the master servicer or the related Non-Serviced Master Servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates) for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(1)   to cure any ambiguity or to correct any error;

(2)   to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)   to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)   to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5) to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R certificates;

(6)   to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)   to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)   to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the operating advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

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(9)   to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time;

(10) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal in each case, subject to the consent of the Retaining Sponsor, not to be unreasonably withheld; or

(11) any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. No amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement without the consent of the holder of the related Companion Loan. In addition, no amendment to the PSA may be made without the consent of any underwriter or initial purchaser if such amendment would materially affect the rights of such underwriter or initial purchaser, as applicable, under the PSA.

Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan, the PSA may not be amended without the consent of the holder of the related Subordinate Companion Loan if such amendment would materially and adversely affect the related Subordinate Companion Loan holder’s rights under the PSA.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received (i) an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an officer’s certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee,

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an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) (x) in the case of the trustee, an institution whose long-term senior unsecured debt is rated at least “BBB” by S&P, “A” by Fitch (or short-term rating of “F1” by Fitch) and, if rated by KBRA, “BBB-” by KBRA, and (y) in the case of the certificate administrator, an institution whose long-term senior unsecured debt is rated, or issuer credit rating is, at least “BBB-” (or its equivalent) by at least one NRSRO, or in the case of each of clause (ii)(x) and (ii)(y), such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iii) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties in New York (31.5%), California (11.5%) and Michigan (10.0%). Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

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New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the de ed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Michigan. A mortgage (with an assignment of rents), recorded in the office of the county Register of Deeds, is the standard real property security instrument in Michigan. Sometimes a separate assignment of leases and rents is also used. Under the Michigan Uniform Commercial Code a mortgage containing the appropriate language can be used for a fixture filing, but often a separate fixture filing financing statement is recorded as well. Mortgages often contain express future advance clauses to insure the priority of later advances, as well as a clause that provides for the use of a receiver in the event of "waste" as a result of failure to pay property taxes or insurance premiums. A Michigan mortgagee cannot expect to be able to exercise self-help and enter the property in the event of a default. Typically, the mortgage will obtain the mortgagor's consent to a receiver in certain circumstances, but actually obtaining a receiver still requires court approval. Mortgages may be enforced by either judicial foreclosure or foreclosure by advertisement (the mortgage should contain a good power of sale clause), carried out as a sheriff's sale after the requisite publication. The latter is much quicker -- perhaps 45 to 60 days to sale -- but a judicial foreclosure, requiring at least six months before the foreclosure sale, may be desirable in some circumstances. In both cases, there is a statutory redemption period, in most cases six months, following the foreclosure sale, in which the mortgagor and other persons with interests under the mortgagor may redeem the mortgaged property, and this can only be waived by the mortgagor for adequate contemporaneous consideration. An agreement for a deed-in-lieu of foreclosure is generally also enforceable provided there is adequate independent consideration at the time of the deed. A prior waiver of the redemption period set forth in the mortgage is difficult to enforce no matter how elaborately the lender's counsel constructs the waiver language. Both before foreclosure and during the redemption period the assignment of rents can to be exercised in accordance with the procedural requirements of Michigan's assignment of rents statute.

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Both foreclosure remedies allow for deficiencies to be established; however, without judicial authorization, a separate action on the debt cannot be maintained while foreclosure is pending.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

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Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signi• cant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must • le UCC • nancing statements in order to perfect its security interest in that personal property, and must • le continuation statements, generally every • ve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speci• c terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary • nancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions re• ecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

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Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the bene• ciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speci• ed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a de• ciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the bene• ts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signi• cant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “— Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a de• ciency judgment against the borrower following foreclosure or sale under a deed of trust.

A de• ciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without • rst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed • rst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large de• ciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any de• ciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signi• cant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the bene• ts realized by the land owner/ground lessor from the loan. If a court concluded that the

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granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certi• cates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied • rst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a de• ciency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and de• ciency judgment proceedings) are automatically stayed upon the • ling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signi• cant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due

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under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order • nding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may • nd that the lender has no security interest in either pre-petition or post-petition revenues if the court • nds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modi• ed at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the • ling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the • ling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the

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lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity,

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allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts speci• c to a particular transaction.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-

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debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speci• ed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

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In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s de• nition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by de• ning the activities in which a lender can engage and still have the bene• t of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to in• uence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have

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the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certi• cateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

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Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

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Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S.  Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Anti-Money Laundering Act of 2020, the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES

The depositor is an affiliate of (i) MSMCH, a mortgage loan seller and a sponsor, (ii) Morgan Stanley Bank, an originator and the holder of certain of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (iii) Morgan Stanley & Co. LLC, one of the underwriters.

SMC, a mortgage loan seller, a sponsor and an originator, is an affiliate of (i) LNR Partners, LLC, the special servicer for this securitization, (ii) STWD Liquid Holdings LLC, the entity that is expected to purchase approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G Certificates (in each case, excluding the portion comprising a part of the VRR Interest) (iii) LNR Securities Holdings, LLC, the entity that is expected to be appointed as the Directing Certificateholder and the Risk Retention Consultation Party and that is expected to purchase approximately 65% of the Class V Certificates (excluding the portion comprising a part of the VRR Interest), (iv) Starwood Conduit CMBS Vertical Retention I LLC, the entity expected to purchase the VRR Interest, (v) Starwood CMBS Horizontal Retention MSC 2022-L8 LLC, the entity expected to purchase the HRR Interest, and (vi) Starwood Mortgage Funding II LLC, the holder of the Rose Castle Apartments Companion Loans, the Vision Hotel Portfolio III Companion Loan and certain Bedrock Portfolio Companion Loans.

BMO, a mortgage loan seller, a sponsor, an originator, and the current holder of one or more of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, is also an affiliate of BMO Capital Markets Corp., one of the underwriters.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.

Pursuant to certain interim servicing agreements between MSMCH and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to an agreement between the current controlling noteholder, Sunlife (or an affiliate), and Midland, Midland is also expected to perform certain primary servicing or other loan administration functions with respect to the Note B-1, the Note B-2, and the Note B-3 of the Constitution Center Whole Loan.

Morgan Stanley Bank, N.A. is the purchaser under a repurchase agreement with SMC or certain of its affiliates, for the purpose of providing short-term warehousing of 5 mortgage loans originated or acquired by SMC or certain of its affiliates (8.2%).

Pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to twelve (12) of the SMC Mortgage Loans (27.1%).

Pursuant to interim custodial agreements between Computershare and BMO, Computershare acts as interim custodian with respect to certain of the BMO Mortgage Loans.

Computershare, the certificate administrator and custodian, is also (i) the certificate administrator, trustee and custodian under the BXP 2021-601L TSA, pursuant to which the 601 Lexington Avenue Whole Loan is serviced, (ii) the certificate administrator and custodian under the BWAY 2022-26BW TSA, pursuant to which the 26 Broadway Whole Loan is serviced, (iii) the certificate administrator and custodian under the BANK 2022-BNK40 PSA, pursuant to which the Midtown Square Whole Loan is serviced, (iv) the certificate administrator and custodian under the COLEM 2022-HLNE TSA, pursuant to which the Coleman Highline Phase IV Whole Loan is serviced, (v) the certificate administrator and custodian under the ILPT 2022-LPFX TSA, pursuant to which the ILPT Logistics Portfolio Whole Loan is serviced, (vi) the certificate administrator and custodian under the BMARK 2022-B32 PSA, pursuant to which the Bedrock Portfolio Whole Loan is serviced, and (vii) the certificate administrator and custodian under the BMO 2022-C1 PSA, pursuant to which the NYC MFRT Portfolio Whole Loan is serviced.

WTNA, the trustee, is also (i) the trustee under the BWAY 2022-26BW TSA, pursuant to which the 26 Broadway Whole Loan is serviced, (ii) the trustee under the BANK 2022-BNK40 PSA, pursuant to which the Midtown Square

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Whole Loan is serviced, (iii) the trustee under the COLEM 2022-HLNE TSA, pursuant to which the Coleman Highline Phase IV Whole Loan is serviced, (iv) the trustee under the ILPT 2022-LPFX TSA, pursuant to which the ILPT Logistics Portfolio Whole Loan is serviced, (v) the trustee under the BMARK 2022-B32 PSA, pursuant to which the Bedrock Portfolio Whole Loan is serviced, and (vi) the trustee under the BMO 2022-C1 TSA, pursuant to which the NYC MFRT Portfolio Whole Loan is serviced.

LNR Partners is an affiliate of (i) SMC, a mortgage loan seller, originator and sponsor, (ii) LNR Securities Holdings LLC, the entity that is expected to be appointed as the Directing Certificateholder and the Risk Retention Consultation Party and that is expected to purchase approximately 65% of the Class V Certificates (excluding the portion comprising a part of the VRR Interest), (iii) STWD Liquid Holdings LLC, the entity that is expected to purchase approximately 65% of each class of the Class X-F, Class X-G, Class F and Class G Certificates, (iv) Starwood Conduit CMBS Vertical Retention I LLC, the entity expected to purchase the VRR Interest, (v) Starwood CMBS Horizontal Retention MSC 2022-L8 LLC, the entity expected to purchase the HRR Interest and (vi) Starwood Mortgage Funding II LLC, the current holder of certain of the Rose Castle Apartments, Visions Hotel Portfolio and Bedrock Portfolio Companion Loans. LNR Partners or its affiliate also assisted STWD Liquid Holdings LLC (or its affiliate) and LD III Sub VI LLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under the BMO 2022-C1 PSA, pursuant to which the NYC MFRT Portfolio Whole Loan is serviced and (ii) the operating advisor under the ILPT 2022-LPFX TSA, pursuant to which the ILPT Logistics Portfolio Whole Loan is serviced.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans— Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly

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related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement— Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will generally not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA (or related Non-Serviced PSA), neither the related master servicer nor the related special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that such master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, the Class A-2 and the Class A-3 certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, the Class A-2 and the Class A-3 certificates, the Class A-4 Exchangeable Certificates and the Class A-5 Exchangeable Certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of any Class of Class X Certificates or Exchangeable IO Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

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The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non- Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates and Exchangeable IO Certificates, any reduction of the Certificate Balances of the Underlying Class(es) of certificates or Underlying Trust Component(s) indicated in the table below, will also reduce the Notional Amount of such class of Class X Certificates or Exchangeable IO Certificates.

Interest-Only Class of Certificates	Underlying Class(es) of Certificates or Underlying Trust Component(s)
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-SB certificates and Class A-4 and Class A-5 Trust Components
Class A-4-X1	Class A-4-1 Certificates
Class A-4-X2	Class A-4-2 Certificates
Class A-5-X1	Class A-5-1 Certificates
Class A-5-X2	Class A-5-2 Certificates
Class A-S-X1	Class A-S-1 Certificates
Class A-S-X2	Class A-S-2 Certificates
Class B-X1	Class B-1 Certificates
Class B-X2	Class B-2 Certificates
Class C-X1	Class C-1 Certificates
Class C-X2	Class C-2 Certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the

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existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans—Partial Releases, Substitutions and Additions”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of certificates or Underlying Trust Components, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month,

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expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables below with respect to the Class A-4, Class A-5, Class A-S, Class B and Class C certificates apply equally to each class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates, respectively, that has a Certificate Balance, assuming, in each such case, the maximum possible Certificate Balance of such Class of Exchangeable Certificates and that no exchanges of Exchangeable Certificates have taken place prior to the calculation of the applicable table. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;
●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;
●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;
●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;
●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, any related Pari Passu Loan Primary Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor Fees, each as set forth on Annex A-1;
●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;
●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;
●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;
●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;
●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);
●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

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●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;
●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;
●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;
●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in May 2022; and
●	the Offered Certificates are settled with investors on April 7, 2022.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance

of the Class A-1 Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	84%	84%	84%	84%	84%
April 2024	66%	66%	66%	66%	66%
April 2025	42%	42%	42%	42%	42%
April 2026	17%	17%	17%	17%	17%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.64	2.62	2.62	2.62	2.62

402

Percent of the Initial Certificate Balance

of the Class A-2 Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.69	4.67	4.65	4.61	4.36

Percent of the Initial Certificate Balance

of the Class A-3 Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.77	6.76	6.75	6.72	6.52

Percent of the Initial Certificate Balance

of the Class A-SB Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	95%	95%	95%	95%	95%
April 2028	76%	76%	76%	76%	76%
April 2029	57%	57%	57%	57%	57%
April 2030	37%	37%	37%	37%	37%
April 2031	16%	16%	16%	16%	16%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.37	7.37	7.37	7.37	7.37

Percent of the Initial Certificate Balance

of the Class A-4 Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.80	9.74	9.68	9.59	9.40

403

Percent of the Initial Certificate Balance

of the Class A-5 Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.91	9.89	9.84	9.55

Percent of the Initial Certificate Balance

of the Class A-S Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.61

Percent of the Initial Certificate Balance

of the Class B Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.67

404

Percent of the Initial Certificate Balance

of the Class C Certificates at the Respective CPYs Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027	100%	100%	100%	100%	100%
April 2028	100%	100%	100%	100%	100%
April 2029	100%	100%	100%	100%	100%
April 2030	100%	100%	100%	100%	100%
April 2031	100%	100%	100%	100%	100%
April 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including April 1, 2022 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The yields set forth in the following tables with respect to each Class of Exchangeable Certificates were calculated assuming the maximum possible Certificate Balance or Notional Amount, as applicable, of such Class and that no exchanges of Exchangeable Certificates have taken place prior to the calculation of the applicable table.

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

405

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.00000%	4.8074%	4.8170%	4.8173%	4.8173%	4.8173%
97.00000%	4.3819%	4.3889%	4.3892%	4.3892%	4.3892%
98.00000%	3.9628%	3.9674%	3.9676%	3.9676%	3.9676%
99.00000%	3.5500%	3.5521%	3.5522%	3.5522%	3.5522%
100.00000%	3.1432%	3.1429%	3.1429%	3.1429%	3.1429%
101.00000%	2.7425%	2.7397%	2.7396%	2.7396%	2.7396%
102.00000%	2.3475%	2.3424%	2.3422%	2.3422%	2.3422%
103.00000%	1.9582%	1.9506%	1.9503%	1.9503%	1.9503%
104.00000%	1.5743%	1.5644%	1.5641%	1.5641%	1.5641%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))

	Prepayment Assumption (CPY)

	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.40000%	4.4705%	4.4724%	4.4756%	4.4803%	4.5109%
98.40000%	4.2278%	4.2290%	4.2310%	4.2339%	4.2514%
99.40000%	3.9879%	3.9884%	3.9892%	3.9903%	3.9950%
100.40000%	3.7508%	3.7507%	3.7503%	3.7497%	3.7417%
101.40000%	3.5165%	3.5157%	3.5142%	3.5118%	3.4913%
102.40000%	3.2848%	3.2834%	3.2808%	3.2767%	3.2438%
103.40000%	3.0558%	3.0538%	3.0501%	3.0442%	2.9991%
104.40000%	2.8294%	2.8268%	2.8219%	2.8144%	2.7572%
105.40000%	2.6055%	2.6023%	2.5963%	2.5872%	2.5179%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding

	Prepayment Assumption (CPY)

accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.00000%	4.3405%	4.3415%	4.3429%	4.3450%	4.3631%
97.00000%	4.1642%	4.1650%	4.1660%	4.1675%	4.1809%
98.00000%	3.9901%	3.9905%	3.9912%	3.9922%	4.0008%
99.00000%	3.8179%	3.8182%	3.8184%	3.8189%	3.8229%
100.00000%	3.6478%	3.6478%	3.6477%	3.6477%	3.6470%
101.00000%	3.4797%	3.4794%	3.4790%	3.4784%	3.4732%
102.00000%	3.3134%	3.3129%	3.3122%	3.3110%	3.3013%
103.00000%	3.1491%	3.1483%	3.1472%	3.1456%	3.1314%
104.00000%	2.9866%	2.9855%	2.9842%	2.9820%	2.9634%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding
	Prepayment Assumption (CPY)

accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.50000%	4.2791%	4.2792%	4.2795%	4.2798%	4.2824%
98.50000%	4.1161%	4.1163%	4.1165%	4.1169%	4.1194%
99.50000%	3.9552%	3.9553%	3.9556%	3.9559%	3.9584%
100.50000%	3.7962%	3.7963%	3.7966%	3.7969%	3.7993%
101.50000%	3.6391%	3.6392%	3.6394%	3.6398%	3.6421%
102.50000%	3.4838%	3.4840%	3.4842%	3.4845%	3.4868%
103.50000%	3.3304%	3.3305%	3.3308%	3.3311%	3.3332%
104.50000%	3.1787%	3.1789%	3.1791%	3.1794%	3.1815%
105.50000%	3.0288%	3.0289%	3.0292%	3.0295%	3.0315%

406

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-4 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.00000%	4.1137%	4.1156%	4.1176%	4.1202%	4.1265%
98.00000%	3.9863%	3.9875%	3.9889%	3.9905%	3.9946%
99.00000%	3.8605%	3.8610%	3.8616%	3.8624%	3.8643%
100.00000%	3.7361%	3.7360%	3.7359%	3.7358%	3.7355%
101.00000%	3.6132%	3.6125%	3.6117%	3.6107%	3.6082%
102.00000%	3.4918%	3.4904%	3.4889%	3.4870%	3.4824%
103.00000%	3.3717%	3.3697%	3.3675%	3.3647%	3.3580%
104.00000%	3.2530%	3.2503%	3.2475%	3.2439%	3.2350%
105.00000%	3.1356%	3.1323%	3.1288%	3.1244%	3.1134%

Pre-Tax Yield to Maturity for the Class A-4-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-4-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
92.88680%	4.1266%	4.1313%	4.1364%	4.1429%	4.1588%
93.88680%	3.9960%	4.0001%	4.0044%	4.0099%	4.0234%
94.88680%	3.8671%	3.8704%	3.8740%	3.8786%	3.8898%
95.88680%	3.7397%	3.7424%	3.7452%	3.7489%	3.7578%
96.88680%	3.6139%	3.6159%	3.6180%	3.6207%	3.6273%
97.88680%	3.4896%	3.4909%	3.4923%	3.4941%	3.4985%
98.88680%	3.3667%	3.3674%	3.3680%	3.3689%	3.3711%
99.88680%	3.2453%	3.2453%	3.2453%	3.2453%	3.2452%
100.88680%	3.1253%	3.1246%	3.1239%	3.1230%	3.1208%

Pre-Tax Yield to Maturity for the Class A-4-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-4-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
88.77910%	4.1394%	4.1471%	4.1554%	4.1660%	4.1919%
89.77910%	4.0055%	4.0125%	4.0200%	4.0295%	4.0530%
90.77910%	3.8733%	3.8795%	3.8863%	3.8948%	3.9158%
91.77910%	3.7428%	3.7483%	3.7543%	3.7618%	3.7804%
92.77910%	3.6139%	3.6187%	3.6239%	3.6305%	3.6467%
93.77910%	3.4866%	3.4907%	3.4951%	3.5008%	3.5146%
94.77910%	3.3608%	3.3642%	3.3679%	3.3726%	3.3841%
95.77910%	3.2366%	3.2393%	3.2423%	3.2460%	3.2552%
96.77910%	3.1138%	3.1159%	3.1181%	3.1209%	3.1278%

Pre-Tax Yield to Maturity for the Class A-4-X1 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class A-4-X1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.70770%	5.8986%	5.7906%	5.6733%	5.5237%	5.1529%
3.80770%	5.2942%	5.1842%	5.0648%	4.9125%	4.5351%
3.90770%	4.7129%	4.6011%	4.4796%	4.3247%	3.9409%
4.00770%	4.1533%	4.0397%	3.9162%	3.7587%	3.3687%
4.10770%	3.6139%	3.4985%	3.3731%	3.2132%	2.8170%
4.20770%	3.0935%	2.9763%	2.8491%	2.6867%	2.2846%
4.30770%	2.5907%	2.4719%	2.3429%	2.1781%	1.7703%
4.40770%	2.1047%	1.9843%	1.8534%	1.6864%	1.2730%
4.50770%	1.6345%	1.5124%	1.3798%	1.2106%	0.7917%

407

Pre-Tax Yield to Maturity for the Class A-4-X2 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class A-4-X2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.81540%	4.7129%	4.6011%	4.4796%	4.3247%	3.9409%
7.91540%	4.4305%	4.3178%	4.1953%	4.0391%	3.6521%
8.01540%	4.1533%	4.0397%	3.9162%	3.7587%	3.3687%
8.11540%	3.8812%	3.7666%	3.6422%	3.4835%	3.0904%
8.21540%	3.6139%	3.4985%	3.3731%	3.2132%	2.8170%
8.31540%	3.3514%	3.2351%	3.1088%	2.9476%	2.5485%
8.41540%	3.0935%	2.9763%	2.8491%	2.6867%	2.2846%
8.51540%	2.8399%	2.7220%	2.5938%	2.4302%	2.0253%
8.61540%	2.5907%	2.4719%	2.3429%	2.1781%	1.7703%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-5 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.10000%	4.1266%	4.1274%	4.1284%	4.1301%	4.1377%
99.10000%	4.0013%	4.0019%	4.0028%	4.0039%	4.0084%
100.10000%	3.8776%	3.8780%	3.8786%	3.8792%	3.8806%
101.10000%	3.7552%	3.7556%	3.7558%	3.7560%	3.7544%
102.10000%	3.6343%	3.6345%	3.6345%	3.6342%	3.6296%
103.10000%	3.5148%	3.5149%	3.5146%	3.5138%	3.5062%
104.10000%	3.3967%	3.3966%	3.3961%	3.3948%	3.3842%
105.10000%	3.2799%	3.2797%	3.2789%	3.2771%	3.2636%
106.10000%	3.1644%	3.1640%	3.1630%	3.1607%	3.1443%

Pre-Tax Yield to Maturity for the Class A-5-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-5-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
93.96980%	4.1364%	4.1378%	4.1401%	4.1439%	4.1649%
94.96980%	4.0080%	4.0093%	4.0112%	4.0146%	4.0322%
95.96980%	3.8812%	3.8823%	3.8840%	3.8868%	3.9013%
96.96980%	3.7560%	3.7569%	3.7583%	3.7606%	3.7718%
97.96980%	3.6322%	3.6330%	3.6341%	3.6359%	3.6440%
98.96980%	3.5099%	3.5105%	3.5114%	3.5127%	3.5176%
99.96980%	3.3890%	3.3895%	3.3901%	3.3909%	3.3928%
100.96980%	3.2696%	3.2699%	3.2703%	3.2705%	3.2693%
101.96980%	3.1515%	3.1517%	3.1518%	3.1515%	3.1473%

Pre-Tax Yield to Maturity for the Class A-5-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-5-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
89.82180%	4.1490%	4.1511%	4.1546%	4.1608%	4.1958%
90.82180%	4.0174%	4.0193%	4.0225%	4.0281%	4.0597%
91.82180%	3.8874%	3.8891%	3.8920%	3.8971%	3.9253%
92.82180%	3.7590%	3.7606%	3.7632%	3.7677%	3.7925%
93.82180%	3.6322%	3.6336%	3.6360%	3.6399%	3.6614%
94.82180%	3.5069%	3.5082%	3.5103%	3.5137%	3.5319%
95.82180%	3.3832%	3.3843%	3.3861%	3.3890%	3.4040%
96.82180%	3.2610%	3.2619%	3.2634%	3.2658%	3.2776%

408

Pre-Tax Yield to Maturity for the Class A-5-X1 Certificates

Assumed Purchase Price	Prepayment Assumption (CPY)
(% of Initial Notional Amount
of Class A-5-X1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.74810%	5.8671%	5.8435%	5.7981%	5.7145%	5.1977%
3.84810%	5.2761%	5.2521%	5.2059%	5.1208%	4.5948%
3.94810%	4.7076%	4.6831%	4.6362%	4.5495%	4.0147%
4.04810%	4.1600%	4.1351%	4.0874%	3.9993%	3.4558%
4.14810%	3.6319%	3.6067%	3.5582%	3.4688%	2.9168%
4.24810%	3.1223%	3.0966%	3.0474%	2.9566%	2.3964%
4.34810%	2.6298%	2.6038%	2.5539%	2.4618%	1.8936%
4.44810%	2.1536%	2.1272%	2.0766%	1.9832%	1.4072%
4.54810%	1.6926%	1.6659%	1.6146%	1.5200%	0.9364%

Pre-Tax Yield to Maturity for the Class A-5-X2 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class A-5-X2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.89610%	4.7079%	4.6834%	4.6364%	4.5498%	4.0149%
7.99610%	4.4315%	4.4069%	4.3595%	4.2722%	3.7329%
8.09610%	4.1602%	4.1354%	4.0877%	3.9996%	3.4560%
8.19610%	3.8938%	3.8688%	3.8207%	3.7319%	3.1841%
8.29610%	3.6322%	3.6069%	3.5585%	3.4690%	2.9170%
8.39610%	3.3751%	3.3497%	3.3009%	3.2107%	2.6546%
8.49610%	3.1225%	3.0969%	3.0477%	2.9569%	2.3967%
8.59610%	2.8742%	2.8484%	2.7988%	2.7074%	2.1431%
8.69610%	2.6300%	2.6040%	2.5542%	2.4620%	1.8938%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class X-A certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
0.41000%	9.0549%	8.9799%	8.9069%	8.8045%	8.6832%
0.42000%	8.4771%	8.4006%	8.3257%	8.2206%	8.0910%
0.43000%	7.9199%	7.8419%	7.7652%	7.6574%	7.5198%
0.44000%	7.3819%	7.3025%	7.2240%	7.1137%	6.9683%
0.45000%	6.8621%	6.7813%	6.7011%	6.5882%	6.4352%
0.46000%	6.3594%	6.2772%	6.1953%	6.0800%	5.9195%
0.47000%	5.8727%	5.7892%	5.7057%	5.5879%	5.4203%
0.48000%	5.4012%	5.3164%	5.2312%	5.1112%	4.9365%
0.49000%	4.9440%	4.8579%	4.7712%	4.6489%	4.4674%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-S certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.70000%	4.4330%	4.4336%	4.4343%	4.4354%	4.4532%
96.70000%	4.3042%	4.3047%	4.3054%	4.3066%	4.3206%
97.70000%	4.1769%	4.1774%	4.1781%	4.1793%	4.1897%
98.70000%	4.0511%	4.0517%	4.0524%	4.0535%	4.0604%
99.70000%	3.9269%	3.9274%	3.9281%	3.9293%	3.9326%
100.70000%	3.8041%	3.8046%	3.8053%	3.8065%	3.8063%
101.70000%	3.6827%	3.6833%	3.6840%	3.6851%	3.6815%
102.70000%	3.5628%	3.5633%	3.5640%	3.5652%	3.5581%
103.70000%	3.4442%	3.4448%	3.4455%	3.4466%	3.4361%

409

Pre-Tax Yield to Maturity for the Class A-S-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-S-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
91.56350%	4.4510%	4.4515%	4.4523%	4.4535%	4.4869%
92.56350%	4.3188%	4.3193%	4.3201%	4.3213%	4.3509%
93.56350%	4.1883%	4.1888%	4.1895%	4.1907%	4.2165%
94.56350%	4.0594%	4.0599%	4.0606%	4.0618%	4.0839%
95.56350%	3.9320%	3.9326%	3.9333%	3.9345%	3.9528%
96.56350%	3.8063%	3.8068%	3.8076%	3.8087%	3.8234%
97.56350%	3.6820%	3.6826%	3.6833%	3.6845%	3.6955%
98.56350%	3.5593%	3.5598%	3.5605%	3.5617%	3.5691%
99.56350%	3.4379%	3.4385%	3.4392%	3.4404%	3.4443%

Pre-Tax Yield to Maturity for the Class A-S-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-S-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
87.46890%	4.4641%	4.4647%	4.4655%	4.4667%	4.5165%
88.46890%	4.3285%	4.3291%	4.3298%	4.3310%	4.3768%
89.46890%	4.1946%	4.1952%	4.1960%	4.1972%	4.2390%
90.46890%	4.0625%	4.0631%	4.0638%	4.0650%	4.1029%
91.46890%	3.9320%	3.9326%	3.9334%	3.9346%	3.9685%
92.46890%	3.8032%	3.8038%	3.8045%	3.8057%	3.8358%
93.46890%	3.6760%	3.6765%	3.6773%	3.6785%	3.7048%
94.46890%	3.5503%	3.5509%	3.5516%	3.5528%	3.5753%
95.46890%	3.4262%	3.4267%	3.4275%	3.4287%	3.4475%
Pre-Tax Yield to Maturity for the Class A-S-X1 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class A-S-X1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.69470%	6.2113%	6.2113%	6.2113%	6.2113%	5.6278%
3.79470%	5.6081%	5.6081%	5.6081%	5.6081%	5.0138%
3.89470%	5.0281%	5.0281%	5.0281%	5.0281%	4.4234%
3.99470%	4.4698%	4.4698%	4.4698%	4.4698%	3.8550%
4.09470%	3.9318%	3.9318%	3.9318%	3.9318%	3.3071%
4.19470%	3.4128%	3.4128%	3.4128%	3.4128%	2.7785%
4.29470%	2.9116%	2.9116%	2.9116%	2.9116%	2.2680%
4.39470%	2.4271%	2.4271%	2.4271%	2.4271%	1.7744%
4.49470%	1.9583%	1.9583%	1.9583%	1.9583%	1.2969%

Pre-Tax Yield to Maturity for the Class A-S-X2 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class A-S-X2 certificates (excluding
accrued interest))	0%CPY	25%CPY	50% CPY	75% CPY	100% CPY
7.78930%.	5.0284%	5.0284%	5.0284%	5.0284%	4.4236%
7.88930%	4.7466%	4.7466%	4.7466%	4.7466%	4.1368%
7.98930%	4.4701%	4.4701%	4.4701%	4.4701%	3.8552%
8.08930%	4.1986%	4.1986%	4.1986%	4.1986%	3.5788%
8.18930%	3.9320%	3.9320%	3.9320%	3.9320%	3.3074%
8.28930%	3.6702%	3.6702%	3.6702%	3.6702%	3.0407%
8.38930%	3.4130%	3.4130%	3.4130%	3.4130%	2.7788%
8.48930%	3.1603%	3.1603%	3.1603%	3.1603%	2.5213%
8.58930%	2.9118%	2.9118%	2.9118%	2.9118%	2.2682%

410

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class B certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
94.00000%	4.6558%	4.6563%	4.6571%	4.6582%	4.6800%
95.00000%	4.5242%	4.5247%	4.5254%	4.5266%	4.5454%
96.00000%	4.3942%	4.3947%	4.3955%	4.3966%	4.4124%
97.00000%	4.2658%	4.2663%	4.2671%	4.2682%	4.2811%
98.00000%	4.1390%	4.1395%	4.1402%	4.1414%	4.1514%
99.00000%	4.0137%	4.0142%	4.0149%	4.0161%	4.0232%
100.00000%	3.8899%	3.8904%	3.8911%	3.8923%	3.8966%
101.00000%	3.7675%	3.7681%	3.7688%	3.7699%	3.7714%
102.00000%	3.6466%	3.6471%	3.6479%	3.6490%	3.6477%

Pre-Tax Yield to Maturity for the Class B-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class B-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
89.99810%	4.6613%	4.6619%	4.6626%	4.6638%	4.6981%
90.99810%	4.5265%	4.5270%	4.5278%	4.5289%	4.5601%
91.99810%	4.3933%	4.3939%	4.3946%	4.3958%	4.4238%
92.99810%	4.2619%	4.2624%	4.2631%	4.2643%	4.2893%
93.99810%	4.1320%	4.1326%	4.1333%	4.1345%	4.1564%
94.99810%	4.0038%	4.0044%	4.0051%	4.0063%	4.0252%
95.99810%	3.8772%	3.8777%	3.8785%	3.8797%	3.8956%
96.99810%	3.7521%	3.7526%	3.7534%	3.7546%	3.7676%
97.99810%	3.6285%	3.6290%	3.6298%	3.6310%	3.6410%

Pre-Tax Yield to Maturity for the Class B-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class B-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
85.94110%	4.6749%	4.6754%	4.6762%	4.6774%	4.7250%
86.94110%	4.5364%	4.5370%	4.5378%	4.5390%	4.5833%
87.94110%	4.3999%	4.4004%	4.4012%	4.4024%	4.4434%
88.94110%	4.2651%	4.2656%	4.2664%	4.2676%	4.3054%
89.94110%	4.1320%	4.1326%	4.1334%	4.1346%	4.1692%
90.94110%	4.0007%	4.0012%	4.0020%	4.0032%	4.0347%
91.94110%	3.8710%	3.8716%	3.8723%	3.8735%	3.9019%
92.94110%	3.7429%	3.7435%	3.7443%	3.7455%	3.7707%
93.94110%	3.6165%	3.6170%	3.6178%	3.6190%	3.6412%

Pre-Tax Yield to Maturity for the Class B-X1 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class B-X1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.65710%	6.4445%	6.4445%	6.4445%	6.4445%	5.9809%
3.75710%	5.8321%	5.8321%	5.8321%	5.8321%	5.3598%
3.85710%	5.2435%	5.2435%	5.2435%	5.2435%	4.7628%
3.95710%	4.6773%	4.6773%	4.6773%	4.6773%	4.1883%
4.05710%	4.1318%	4.1318%	4.1318%	4.1318%	3.6348%
4.15710%	3.6058%	3.6058%	3.6058%	3.6058%	3.1011%
4.25710%	3.0980%	3.0980%	3.0980%	3.0980%	2.5858%
4.35710%	2.6073%	2.6073%	2.6073%	2.6073%	2.0878%
4.45710%	2.1328%	2.1328%	2.1328%	2.1328%	1.6060%

411

Pre-Tax Yield to Maturity for the Class B-X2 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class B-X2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.71410%	5.2438%	5.2438%	5.2438%	5.2438%	4.7631%
7.81410%	4.9580%	4.9580%	4.9580%	4.9580%	4.4731%
7.91410%	4.6775%	4.6775%	4.6775%	4.6775%	4.1886%
8.01410%	4.4023%	4.4023%	4.4023%	4.4023%	3.9093%
8.11410%	4.1320%	4.1320%	4.1320%	4.1320%	3.6351%
8.21410% .	3.8667%	3.8667%	3.8667%	3.8667%	3.3658%
8.31410%	3.6060%	3.6060%	3.6060%	3.6060%	3.1013%
8.41410%	3.3499%	3.3499%	3.3499%	3.3499%	2.8414%
8.51410%	3.0982%	3.0982%	3.0982%	3.0982%	2.5860%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class C certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
91.00000%	5.0609%	5.0614%	5.0622%	5.0633%	5.0929%
92.00000%	4.9241%	4.9246%	4.9254%	4.9265%	4.9533%
93.00000%	4.7891%	4.7896%	4.7904%	4.7915%	4.8154%
94.00000%	4.6558%	4.6563%	4.6571%	4.6582%	4.6793%
95.00000%	4.5242%	4.5247%	4.5254%	4.5266%	4.5449%
96.00000%	4.3942%	4.3947%	4.3955%	4.3966%	4.4122%
97.00000%	4.2658%	4.2663%	4.2671%	4.2682%	4.2811%
98.00000%	4.1390%	4.1395%	4.1402%	4.1414%	4.1515%
99.00000%	4.0137%	4.0142%	4.0149%	4.0161%	4.0236%

Pre-Tax Yield to Maturity for the Class C-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class C-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
86.95650%	5.0827%	5.0833%	5.0840%	5.0852%	5.1270%
87.95650%	4.9423%	4.9428%	4.9436%	4.9448%	4.9836%
88.95650%	4.8037%	4.8043%	4.8050%	4.8062%	4.8420%
89.95650%	4.6670%	4.6675%	4.6683%	4.6695%	4.7023%
90.95650%	4.5320%	4.5326%	4.5333%	4.5345%	4.5644%
91.95650%	4.3988%	4.3994%	4.4001%	4.4013%	4.4283%
92.95650%	4.2673%	4.2678%	4.2686%	4.2698%	4.2939%
93.95650%	4.1374%	4.1380%	4.1387%	4.1399%	4.1612%
94.95650%	4.0091%	4.0097%	4.0104%	4.0116%	4.0302%

Pre-Tax Yield to Maturity for the Class C-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class C-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
82.97320%	5.0969%	5.0975%	5.0983%	5.0995%	5.1540%
83.97320%	4.9528%	4.9534%	4.9541%	4.9554%	5.0066%
84.97320%	4.8106%	4.8112%	4.8120%	4.8132%	4.8613%
85.97320%	4.6704%	4.6710%	4.6717%	4.6729%	4.7179%
86.97320%	4.5320%	4.5326%	4.5334%	4.5346%	4.5765%
87.97320%	4.3955%	4.3961%	4.3968%	4.3981%	4.4369%
88.97320%	4.2608%	4.2613%	4.2621%	4.2633%	4.2992%
89.97320%	4.1278%	4.1284%	4.1291%	4.1303%	4.1633%
90.97320%	3.9965%	3.9971%	3.9978%	3.9990%	4.0290%

412

Pre-Tax Yield to Maturity for the Class C-X1 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class C-X1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.58340%	6.9122%	6.9122%	6.9122%	6.9122%	6.4889%
3.68340%	6.2810%	6.2810%	6.2810%	6.2810%	5.8494%
3.78340%	5.6750%	5.6750%	5.6750%	5.6750%	5.2354%
3.88340%	5.0925%	5.0925%	5.0925%	5.0925%	4.6451%
3.98340%	4.5318%	4.5318%	4.5318%	4.5318%	4.0768%
4.08340%	3.9916%	3.9916%	3.9916%	3.9916%	3.5293%
4.18340%	3.4705%	3.4705%	3.4705%	3.4705%	3.0010%
4.28340%	2.9673%	2.9673%	2.9673%	2.9673%	2.4909%
4.38340%	2.4810%	2.4810%	2.4810%	2.4810%	1.9978%

Pre-Tax Yield to Maturity for the Class C-X2 Certificates

Assumed Purchase Price
(% of Initial Notional Amount	Prepayment Assumption (CPY)
of Class C-X2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.56670%	5.6753%	5.6753%	5.6753%	5.6753%	5.2357%
7.66670%	5.3812%	5.3812%	5.3812%	5.3812%	4.9377%
7.76670%	5.0928%	5.0928%	5.0928%	5.0928%	4.6454%
7.86670%	4.8098%	4.8098%	4.8098%	4.8098%	4.3586%
7.96670%	4.5321%	4.5321%	4.5321%	4.5321%	4.0771%
8.06670%	4.2595%	4.2595%	4.2595%	4.2595%	3.8008%
8.16670%	3.9919%	3.9919%	3.9919%	3.9919%	3.5295%
8.26670%	3.7290%	3.7290%	3.7290%	3.7290%	3.2631%
8.36670%	3.4708%	3.4708%	3.4708%	3.4708%	3.0013%

413

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates (other than the Class R certificates). The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, persons subject to special tax accounting rules as a result of their use of certain financial statements, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding the entitlement to Excess Interest) and certain other assets and will issue (i) one or more classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components (the “Trust Components”) and the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G and Class H-RR certificates (together with the Trust Components, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC. The Class R certificates represent the residual interest in each Trust REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, for federal income tax purposes, the portion of the issuing entity consisting of the entitlement to any Excess Interest, the related distribution account and the Trust Components will be classified as a trust under Section 301.7701-4(c) of the Treasury regulations (the “Grantor Trust”) and the holders of the Class V certificates will be treated as the beneficial owners of the Excess Interest and the related distribution account portion under Section 671 of the Code. The Upper-Tier REMIC will issue the Trust Components, all of which will be held by the Grantor Trust. The Grantor Trust will also issue the Exchangeable Certificates, all of which will represent beneficial ownership under section 671 of the Code of one or more of the Trust Components.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must

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furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and structural components that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is

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issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Exchangeable Certificates

Whether or not a Certificate represents one, or more than one, Regular Interest, each Regular Interest represented by a Certificate will be treated as a separately taxable interest: the basis of each such Regular Interest and the income, deduction, loss and gain of each such Regular Interest should be accounted for separately.

Upon acquiring a Certificate for cash, the Certificateholder must establish a separate basis in each of the Regular Interests. The Certificateholder can do so by allocating the cost of the Certificate among the Regular Interest (s) based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of a Certificate for cash, the Certificateholder must establish a separate gain or loss for each Regular Interest. The Certificateholder can do so by allocating the amount realized for the Certificate among the Regular Interests based on their relative fair market values at the time of disposition.

Because each of the one or more Regular Interests will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering one Certificate representing one group of Regular Interests in exchange for two or more Certificates representing the same group of components in different combinations. Regardless of the value of the Certificates received, immediately after the exchange, each of the Regular Interests represented by the Certificate surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering two or more Certificates representing one group of Regular Interests in exchange for one or more Certificates representing the same group of Regular Interests in different combinations. Regardless of the value of the Certificate or Certificates received, immediately after the exchange, each of the Regular Interests underlying the Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately.

Taxation of Regular Interests Underlying an Exchangeable Certificate

Each Regular Interest generally will be treated for federal income tax purposes as a debt instrument issued by the Upper-Tier REMIC. The discussion that follows applies separately to each Regular Interest represented by a Certificate.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut- off Date, 22 of the Mortgaged Properties securing or partially securing 9 Mortgage Loans (14.8%) are multifamily

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properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that none of the REMIC regular interest components underlying the Offered Certificates (other than the Exchangeable Certificates) will be, and that the REMIC regular interest components underlying other Classes of Certificates (including the Exchangeable Certificates) may be, issued with original issue discount for federal income tax purposes.

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It is anticipated that the certificate administrator will treat the Class X Certificates and the Exchangeable IO Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate or Exchangeable IO Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that none of the REMIC regular interest components underlying the Offered Certificates (other than the Exchangeable Certificates) will be, and that the REMIC regular interest components underlying other Classes of Certificates (including the Exchangeable Certificates) may be, issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate or Exchangeable IO Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates or Exchangeable IO Certificates.

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Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular

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Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium bonds (the interest on which is not tax exempt) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which such election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and for all such bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future

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payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X Certificates or Exchangeable IO Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Exchangeable Certificate, the related Certificateholder must separately account for the sale or exchange of each related “regular interest” in the Upper-Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation

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at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10

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percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts

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to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

The Grantor Trust may be subject to Treasury regulations providing specific reporting rules to “widely held fixed investment trusts”. Under these regulations, the Certificate Administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class V Certificates or any Class of Exchangeable Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such Certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the Certificate Administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the Certificate Administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

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CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-SB
Morgan Stanley & Co. LLC	$7,398,300	$24,390,000	$16,260,000	$13,333,200
BMO Capital Markets Corp	$1,701,700	$5,610,000	$3,740,000	$3,066,800
AmeriVet Securities, Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$9,100,000	$30,000,000	$20,000,000	$16,400,000

Underwriter	Class A-4	Class A-4-1	Class A-4-2	Class A-4-X1
Morgan Stanley & Co. LLC	$135,684,009	$0	$0	$0
BMO Capital Markets Corp	$31,208,991	$0	$0	$0
AmeriVet Securities, Inc	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$166,893,000	$0	$0	$0

Underwriter	Class A-4-X2	Class A-5	Class A-5-1	Class A-5-2
Morgan Stanley & Co. LLC	$0	$192,991,566	$0	$0
BMO Capital Markets Corp.	$0	$44,390,434	$0	$0
AmeriVet Securities, Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$0	$237,382,000	$0	$0

Underwriter	Class A-5-X1	Class A-5-X2	Class X-A	Class A-S
Morgan Stanley & Co. LLC	$0	$0	$390,057,075	$64,081,473
BMO Capital Markets Corp.	$0	$0	$89,717,925	$14,739,527
AmeriVet Securities, Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$0	$0	$479,775,000	$78,821,000

Underwriter	Class A-S-1	Class A-S-2	Class A-S-X1	Class A-S-X2
Morgan Stanley & Co. LLC	$0	$0	$0	$0
BMO Capital Markets Corp.	$0	$0	$0	$0
AmeriVet Securities, Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$0	$0	$0	$0

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Underwriter	Class B	Class B-1	Class B-2	Class B-X1
Morgan Stanley & Co. LLC	$22,985,136	$0	$0	$0
BMO Capital Markets Corp	$5,286,864	$0	$0	$0
AmeriVet Securities,Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$28,272,000	$0	$0	$0

Underwriter	Class B-X2	Class C	Class C-1	Class C-2
Morgan Stanley & Co. LLC	$0	$22,985,949	$0	$0
BMO Capital Markets Corp.	$0	$5,287,051	$0	$0
AmeriVet Securities, Inc.	$0	$0	$0	$0
Bancroft Capital, LLC	$0	$0	$0	$0
Total	$0	$28,273,000	$0	$0

Underwriter	Class C-X1	Class C-X2
Morgan Stanley & Co. LLC	$0	$0
BMO Capital Markets Corp.	$0	$0
AmeriVet Securities, Inc.	$0	$0
Bancroft Capital, LLC	$0	$0
Total	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 101.2% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from April 1, 2022, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at approximately $4,600,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters are under no obligation to make a market in the Offered Certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally (including, without limitation, the application of rule 15c2-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). See “Risk Factors—Other Risks Relating to the Certificates— The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

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The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, MSMCH, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, an originator under this securitization. BMO Capital Markets Corp., one of the underwriters, is an affiliate of BMO, a mortgage loan seller, an originator and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the Mortgage Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Morgan Stanley & Co. LLC and BMO Capital Markets Corp. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to MSMCH (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans, and the payment by MSMCH to Morgan Stanley Bank (an affiliate of Morgan Stanley & Co. LLC), in its capacity as an originator, of the purchase price for the MSMCH Mortgage Loans (less any amounts retained by MSMCH), and (ii) the payment by the depositor to BMO (an affiliate of BMO Capital Markets Corp.), in its capacity as a mortgage loan seller, of the purchase price for the BMO Mortgage Loans. In addition, proceeds received by SMC in connection with the contribution of SMC Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make the applicable payments to Morgan Stanley Bank (an affiliate of Morgan Stanley & Co. LLC), as the related repurchase agreement counterparty.

As a result of the circumstances described above, each of Morgan Stanley & Co. LLC and BMO Capital Markets Corp. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any EU Retail Investors (as defined above) in the EEA. For the purposes of this provision, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any UK Retail Investor (as defined above) in the UK. For the purposes of this provision, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates.

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the UK.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate

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to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of the preliminary prospectus with respect to the offered certificates are hereby incorporated by reference into this prospectus: the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1585 Broadway, New York, New York 10036, Attention: President, or by telephone at (212) 761-4000.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-259741) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

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With respect to the Constitution Center Mortgage Loan (9.9%), the New York Common Retirement Fund, (“NYCRF”), which is a governmental plan, is a 50% owner of the related borrower. Persons who have an ongoing relationship with the NYCRF should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold any Certificates.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption (“PTE”) 90-24, 55 Fed. Reg. 20,548 (May 17, 1990) and to a predecessor of BMO Capital Markets Corp., PTE 2006-07, 71 Fed. Reg. 32134 (June 2, 2006), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Morgan Stanley & Co. LLC or BMO Capital Markets Corp., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered

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Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

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Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of

Section 401(c) of ERISA.Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future

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determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

RATINGS

It is a condition to their issuance that the Offered Certificates (other than the Class B and Class C certificates) receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates and that the Class B and Class C certificates receive investment grade ratings from at least 2 of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as

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noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to 5 NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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INDEX OF DEFINED TERMS

1
17g-5 Information Provider	283
1986 Act	416
1996 Act	392
2
26 Broadway Avenue Mortgage Loan	192
26 Broadway Borrower	193
26 Broadway Borrower Restricted Parties	196
26 Broadway CCR Control Period	195
26 Broadway CCR Control Termination Event	196
26 Broadway Consenting Party	196
26 Broadway Controlling Class Representative	196
26 Broadway Controlling Note Holder	195
26 Broadway Intercreditor Agreement	192
26 Broadway Lead Securitization Note	193
26 Broadway Major Decision	196
26 Broadway Mortgage Loan Event of Default	195
26 Broadway Non-Lead Securitization Notes	196
26 Broadway Noteholders	192
26 Broadway Notes	192
26 Broadway Senior Companion Loans	192
26 Broadway Senior Notes	192
26 Broadway Servicer	193
26 Broadway Special Servicer	193
26 Broadway Subordinate Companion Loans	192
26 Broadway Triggering Event of Default	195
26 Broadway Trustee	193
26 Broadway Whole Loan	192
3
30/360 Basis	309
4
401(c) Regulations	431

6
601 Lexington Avenue Companion Loans	188, 192
601 Lexington Avenue Condominium	142
601 Lexington Avenue Directing Certificateholder	190
601 Lexington Avenue Intercreditor Agreement	188
601 Lexington Avenue Mortgage Loan	188
601 Lexington Avenue Noteholders	188
601 Lexington Avenue Pari Passu Companion Loans	188
601 Lexington Avenue Risk Retention Consultation Parties	191
601 Lexington Avenue Senior Notes	188
601 Lexington Avenue Servicer	188
601 Lexington Avenue Special Servicer	188
601 Lexington Avenue Subordinate Companion Loans	188
601 Lexington Avenue Trustee	189
601 Lexington Avenue Whole Loan	188
A
AB Modified Loan	318
ABS Interests	249
Accelerated Mezzanine Loan Lender	278
Acceptable Initial Guarantor	157
Acceptable Insurance Default	321
Acting General Counsel’s Letter	114
Actual/360 Basis	161
Actual/360 Loans	300
ADA	394
Additional Exclusions	321
Administrative Cost Rate	259
ADR	124
Advances	297
Affirmative Asset Review Vote	351
Allocated Loan Amount	124
Annual Debt Service	124
Anticipated Repayment Date	161
Appraisal Reduction Amount	315
Appraisal Reduction Event	315
Appraised Value	125
Appraised-Out Class	319
Approved Exchange	15
ARD Loan	161
Argentic	227
Argentic Data Tape	232
Argentic Mortgage Loans	227
Argentic Review Team	232
ASR Consultation Process	331
Assessment of Compliance	377
Asset Representations Reviewer Asset Review Fee	314

434

Asset Representations Reviewer Fee	314
Asset Representations Reviewer Fee Rate	314
Asset Representations Reviewer Termination Event	355
Asset Review	352
Asset Review Notice	351
Asset Review Quorum	351
Asset Review Report	353
Asset Review Report Summary	353
Asset Review Standard	352
Asset Review Trigger	350
Asset Review Vote Election	351
Asset Status Report	329
Assumed Final Distribution Date	272
Assumed Scheduled Payment	265
Attestation Report	377
Available Funds	254

B

Balloon Balance	126
Balloon LTV	127
BANK 2022-BNK40 PSA	172
Bankruptcy Code	387
Base Interest Fraction	271
Beds	133
BMARK 2022-B32 PSA	172
BMO	221
BMO 2022-C1 PSA	172
BMO Financial	221
BMO Harris	222
BMO Mortgage Loans	221
BMO Securitization Database	222
Borrower Party	278
Borrower Party Affiliate	278
BPLP	151
Breach Notice	290
BWAY 2022-26BW TSA	172
BXP 2021-601L TSA	172

C

C(WUMP)O	14
CARES Act	123
Cash Flow Analysis	126
CDIC	115
CDIC Act	114
CDTC	238
CERCLA	392
Certificate Administrator/Trustee Fee	313
Certificate Administrator/Trustee Fee Rate	313
Certificate Balance	252
Certificate Owners	285
Certificateholder	279
Certificateholder Quorum	357
Certificateholder Repurchase Request	365
Class A Certificates	252
Class A-4 Exchangeable Certificates	252, 262
Class A-5 Exchangeable Certificates	252, 262
Class A-S Exchangeable Certificates	252, 262
Class A-SB Planned Principal Balance	265
Class B Exchangeable Certificates	252, 262
Class C Exchangeable Certificates	252, 262
Class Percentage Interest	261
Class X Certificates	4, 252
Cleanup Call	378
Clearstream	284
Clearstream Participants	286
Closing Date	124
CMBS	120, 239
Code	414
COLEM 2022-HLNE TSA	173
Coleman Highline Phase IV A Notes	197
Coleman Highline Phase IV B Notes	197
Coleman Highline Phase IV Companion Loans	197
Coleman Highline Phase IV Control Appraisal Period	200
Coleman Highline Phase IV Controlling Noteholder	199
Coleman Highline Phase IV Lead Securitization Note	197
Coleman Highline Phase IV Major Decision	200
Coleman Highline Phase IV Majority B Noteholder	200
Coleman Highline Phase IV Non-Lead Securitization Notes	201
Coleman Highline Phase IV Servicer	197
Coleman Highline Phase IV Special Servicer	197
Coleman Highline Phase IV Subordinate Companion Loans	197
Coleman Highline Phase IV Trustee	197
Coleman Highline Phase IV Whole Loan	197
Collateral Deficiency Amount	318
Collection Account	300
Collection Period	255
Communication Request	287
Companion Distribution Account	300
Companion Holder(s)	172
Companion Loans	123
Compensating Interest Payment	273
Computershare	238
Computershare Limited	237
Computershare Trust Company	237
Constant Prepayment Rate	400
Constitution Center Control Appraisal Event	186
Constitution Center Controlling Holder	186

435

Constitution Center Intercreditor Agreement	182
Constitution Center Mortgage Loan	182
Constitution Center Note A	182
Constitution Center Note B	182
Constitution Center Note B-1	182
Constitution Center Pari Passu Companion Loans	182
Constitution Center Subordinate Companion Loan	182
Constitution Center Supplemental Appraisal	186
Constitution Center Threshold Event Collateral	186
Constitution Center Triggering Event of Default	185
Constitution Center Whole Loan	182
Consultation Termination Event	340
Control Appraisal Event	173
Control Eligible Certificates	336
Control Note	173
Control Termination Event	340
Controlling Class	336
Controlling Class Certificateholder	336
Controlling Holder	173
Corrected Loan	329
Corresponding Trust Components	261
COVID Forbearance Fees	338
COVID-19	47
CPP	401
CPR	400
CPY	401
CRE Loans	214
CREC	144
Credit Risk Retention Rules	249
CREFC®	276
CREFC® Intellectual Property Royalty License Fee	315
CREFC® Intellectual Property Royalty License Fee Rate	315
CREFC® Reports	276
Crossed Mortgage Loan Group	291
Crossed Underlying Loan	291
Crossed Underlying Loan Repurchase Criteria	291
Cross-Over Date	258
CTS	238
Cumulative Appraisal Reduction Amount	318
Cure/Contest Period	353
Current LTV	126
Custodian	238
Cut-off Date	123
Cut-off Date Balance	126
Cut-off Date Loan-to-Value Ratio	126
Cut-off Date LTV	126
Cut-off Date LTV Ratio	126
Cut-off Date UW NCF	131

D
DBRS Morningstar	239, 354
DCH Limitations	336
DEF(#)	129
DEF/YM@(#)	129
Defaulted Loan	333
Defeasance Deposit	164
Defeasance Loans	163
Defeasance Lock-Out Period	164
Defeasance Option	164
Definitive Certificate	284
Delegated Directive	12
Delinquent Loan	351
Demand Entities	215
Depositaries	285
Determination Date	254
Diligence File	288
Directing Certificateholder	335
Directing Certificateholder Asset Status Report Approval Process	331
Disclosable Special Servicer Fees	313
Discount Rate	272
Dispute Resolution Consultation	366
Dispute Resolution Cut-off Date	366
Distribution Accounts	300
Distribution Date	254
Distribution Date Statement	276
Dodd-Frank Act	121
DOL	429
DST	140
DTC	284
DTC Participants	285
DTC Rules	286
Due Date	160, 256
Due Diligence Questionnaire	223
Dunham’s	147

E
EDGAR	428
EEA	11
Effective Gross Income	126
EGI	127
Eligible Asset Representations Reviewer	354
Eligible Operating Advisor	346
Enforcing Party	365
Enforcing Servicer	364
ESA	143
EU	100
EU Institutional Investor	100
EU Investor Requirements	100
EU PRIIPS Regulation	11

436

EU Prospectus Regulation	11
EU Qualified Investor	11
EU Retail Investor	11
EU Securitization Regulation	100
EU SR Rules	100
Euroclear	285
Euroclear Operator	286
Euroclear Participants	286
EUWA	12, 100
Excess Interest	161, 253
Excess Interest Distribution Account	300
Excess Modification Fee Amount	310
Excess Modification Fees	309
Excess Prepayment Interest Shortfall	274
Exchange Act	206, 426
Exchangeable Certificates	3, 252
Exchangeable IO Certificates	252
Exchangeable IO Trust Component	260
Exchangeable P&I Trust Component	260
Excluded Controlling Class Holder	278
Excluded Controlling Class Loan	278
Excluded DCH Loan	279
Excluded Information	278
Excluded Loans	279
Excluded Plan	430
Excluded RRCP Loan	279
Excluded Special Servicer	357
Excluded Special Servicer Loan	357
Exemption	429
Exemption Rating Agency	430
F
FATCA	423
FDIA	113
FDIC	114
FIEL	15
Final Asset Status Report	331
Final Dispute Resolution Election Notice	366
Financial Promotion Order	13
FIRREA	115
Fitch	354
FPO Persons	13
FSMA	12, 100
G
GAAP	10
Gardner PILOT Base Lease	159
Gardner PILOT Lease	159
Gardner PILOT Lessor	159
Gardner PILOT Property	159
Garn Act	393
GLA	127
Government Securities	162, 163
Grace Period	127
Grantor Trust	254, 414

H
Hard Lockbox	127
High Net Worth Companies, Unincorporated Associations, Etc.	13
Horizontal MOA	249
HRR Interest	3, 40, 249
HSTP Act	57
I
ILPT 2022-LPFX TSA	173
ILPT Logistics Portfolio A Notes	202
ILPT Logistics Portfolio Co-Lender Agreement	202
ILPT Logistics Portfolio Controlling Noteholder	204
ILPT Logistics Portfolio Major Decision	205
ILPT Logistics Portfolio Non-Controlling Noteholder	205
ILPT Logistics Portfolio Non-Lead Note	205
ILPT Logistics Portfolio Non-Lead Noteholder	205
ILPT Logistics Portfolio Subordinate Companion Loans	202
ILPT Logistics Portfolio Triggering Event of Default	204
Indirect Participants	285
Initial Delivery Date	329
Initial Pool Balance	123
Initial Rate	161
Initial Requesting Certificateholder	365
In-Place Cash Management	127
Institutional Investor	15
Insurance and Condemnation Proceeds	300
Intercreditor Agreement	172
Interest Accrual Amount	263
Interest Accrual Period	264
Interest Distribution Amount	263
Interest Reserve Account	300
Interest Shortfall	263
Interested Person	334
Investment Company Act	432
Investor Certification	279
IO	127
IO Period UW NCF DSCR	127
J
Japanese Affected Investors	102
Japanese Retention Requirement	102
JFSA	16, 102
Joint Mortgage Loan	291
JRR Rule	102

437

K
KBRA	354
KeyBank	245
KeyBank Outside Serviced PSAs	245
L
Largest Tenant	127
Lease Expiration of Largest Tenant	127
Lender Plaintiff	146
Liquidation Fee	310
Liquidation Proceeds	300
LNR Partners	241
LO(#)	129
Loan Per Unit	127
Loan-to-Value Ratio at Maturity or ARD	127
Lock-out Period	162
Loss of Value Payment	292
Lower-Tier Regular Interests	414
Lower-Tier REMIC	254, 414
LSRP	144
LTV Ratio at Maturity / ARD	127
LTV Ratio at Maturity or ARD	127
LUC	144
M
Major Decision	337
Major Decision Reporting Package	337
MAS	14
Master Servicer Remittance Date	296
Material Defect	290
Maturity Date LTV	127
Maturity Date LTV Ratio	127
Midland	239
MIFID II	11
Minimum Financial Criteria	157
MLPA	288
MOA	250
Modification Fees	309
Moody’s	354
Morgan Stanley Bank	206
Morgan Stanley Group	206
Morgan Stanley Origination Entity	208
Mortgage	123
Mortgage File	288
Mortgage Loans	123
Mortgage Note	123
Mortgage Pool	123
Mortgage Rate	128, 259
Mortgaged Property	123
Most Recent NOI	128
MSA	128
MSMCH	206
MSMCH Data File	212
MSMCH Mortgage Loans	206
MSMCH Qualification Criteria	213
MSMCH Securitization Database	212
N
Net Mortgage Rate	259
Net Operating Income	128
NI 33-105	11
NJDEP	144
NOI	128
NOI Date	128
Non-Control Note	173
Non-Controlling Holder	173
Nonrecoverable Advance	297
Non-Serviced Certificate Administrator	173
non-serviced companion loan	36
Non-Serviced Companion Loan	173
Non-Serviced Custodian	173
Non-Serviced Directing Certificateholder	173
Non-Serviced Master Servicer	173
Non-Serviced Mortgage Loan	173
Non-Serviced Pari Passu Companion Loan	173
Non-Serviced Pari Passu Whole Loan	173
Non-Serviced Pari Passu-A/B Whole Loan	173
Non-Serviced PSA	174
Non-Serviced Securitization Trust	174
Non-Serviced Special Servicer	174
Non-Serviced Trustee	174
non-serviced whole loan	35
Non-Serviced Whole Loan	174
Non-U.S. Tax Person	423
Notional Amount	253
NRA	128
NRSRO	278
NRSRO Certification	280
NYC LPC	156
NYCRF	429
O
O(#)	129
Occupancy Date	129
Occupancy Rate	128
Occupancy Rate As-of Date	128
Offered Certificates	252
OH PILOT Agreement	159
OH PILOT Lessor	159
OID Regulations	417
OLA	114
Operating Advisor Consulting Fee	313
Operating Advisor Expenses	314
Operating Advisor Fee	313
Operating Advisor Fee Rate	313
Operating Advisor Standard	345

438

Operating Advisor Termination Event	347
Operating Advisor Upfront Fee	313
Original Balance	129
Other Master Servicer	174
Other PSA	174
P
P&I Advance	296
PACE	87
Pads	133
Par Purchase Price	333
Parcel B Ground Lease	143
Parcel C Ground Lease	143
Pari Passu Companion Loan	174
Pari Passu Companion Loans	123
Pari Passu Loan Primary Servicing Fee	260
Pari Passu Loan Primary Servicing Fee Rate	260
Park Bridge Financial	248
Park Bridge Lender Services	248
Participants	285
Parties in Interest	429
Pass-Through Rate	258
Patriot Act	395
Payment Accommodation	338
PCE	145
Percentage Interest	254
Periodic Payments	255
Permitted Investments	254, 301
Permitted Special Servicer/Affiliate Fees	313
PILOT	158
PIPs	70
Plans	428
PRC	14
Preferred Loan	171
Preferred Member	171
Preliminary Dispute Resolution Election Notice	366
Prepayment Assumption	418
Prepayment Interest Excess	273
Prepayment Interest Shortfall	273
Prepayment Premium	272
Prepayment Provisions	129
Prime Rate	299
Principal Balance Certificates	252
Principal Distribution Amount	264
Principal Shortfall	265
Privileged Information	347
Privileged Information Exception	347
Privileged Person	278
Professional Investors	14
Prohibited Prepayment	273
Project	159
Promotion of Collective Investment Schemes Exemptions Order	13
Proposed Course of Action	365
Proposed Course of Action Notice	365
Prudent Lender Standard	157
PSA	252
PSA Party Repurchase Request	365
PTCE	431
PTE	429
Purchase Price	292
Q
QOZs	129
Qualified Mortgage	290
Qualified Opportunity Zone	129
Qualified Replacement Special Servicer	358
Qualified Substitute Mortgage Loan	292
Qualifying CRE Loan Percentage	250
R
RAC No-Response Scenario	375
RAO	144
Rated Final Distribution Date	273
Rating Agencies	376
Rating Agency Communication	377
Rating Agency Confirmation	376
REA	59
Realized Loss	275
REC	143
Received Classes	260
Record Date	254
Registration Statement	428
Regular Certificates	252
Regular Interestholder	417
Regular Interests	414
Regulation AB	378
Regulation RR	249
Reimbursement Rate	299
Related Proceeds	298
Release Date	164
Relevant Persons	13
Relief Act	395
Remaining Term to Maturity	130
Remaining Term to Maturity or ARD	130
REMIC	414
REMIC Regulations	414
REO Account	301
REO Loan	266
REO Property	329
Repurchase Request	365
Requesting Certificateholder	366
Requesting Holders	319
Requesting Investor	287
Requesting Party	375

439

Required Credit Risk Retention Percentage	250
Requirements	395
Residual Certificates	252
Resolution Failure	365
Resolved	365
Restricted Group	430
Restricted Party	347
Retaining Parties	249
Retaining Sponsor	249
Review Materials	351
Revised Rate	161
RevPAR	130
Risk Retention Consultation Party	342
ROFR	153
Rooms	133
RR Certificates	252
Rule 17g-5	280

S
S&P	239, 354
Scheduled Principal Distribution Amount	264
SEC	206
Secretary	114
Securities Act	377
Securitization Accounts	252, 301
Securitization Regulations	101
Senior Certificates	252
serviced A/B whole loan	35
Serviced A/B Whole Loan	174
serviced companion loan	35
Serviced Companion Loan	174
Serviced Mortgage Loans	294
serviced pari passu companion loan	35
Serviced Pari Passu Companion Loan	174
Serviced Pari Passu Companion Loan Securities	360
Serviced Pari Passu Mortgage Loan	174
Serviced Pari Passu Whole Loan	174
serviced whole loan	35
Serviced Whole Loan	174
Servicer Termination Event	359
Servicing Advances	297
Servicing Fee	307
Servicing Fee Rate	307
servicing shift mortgage loan	35
Servicing Shift Mortgage Loan	174
Servicing Shift Securitization Date	174
servicing shift whole loan	35
Servicing Shift Whole Loan	174
Servicing Standard	295
SF	130
SFA	14
SFO	14
Similar Law	428
SMC	118, 216
SMC Data Tape	217
SMC Mortgage Loans	216
SMMEA	431
Soft Lockbox	130
Soft Springing Lockbox	130
Special Servicer Decision	322
Special Servicing Fee	310
Special Servicing Fee Rate	310
Specially Serviced Loans	328
Springing Cash Management	130
Springing Lockbox	130
Sq. Ft.	130
Square Feet	130
SR Institutional Investors	101
SR Investor Requirements	101
SR Rules	101
Startup Day	414
Starwood	216
Starwood Review Team	216
Stated Principal Balance	265
Structured Product	14
Structuring Assumptions	401
STWD	241
Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance	238
Subject Loan	307, 314
Subordinate Certificates	252
Subordinate Companion Loan	123, 175
Subsequent Asset Status Report	329
Sub-Servicing Agreement	296
Superintendent	114
Surrendered Classes	260
T
T-12	130
Terms and Conditions	286
Tests	352
Title V	394
TN PILOT Borrower	158
TN PILOT Lease	158
TN PILOT Lessor	158
TN PILOT Property	158
Total Operating Expenses	126
Trailing 12 NOI	128
TRIPRA	75
Trust	236
Trust Components	260, 414
Trust REMICs	254, 414
TTM	130
U
U.S. Tax Person	423
U/W NCF DSCR	131

440

U/W NOI Debt Yield	132
UCC	383
UK	12, 100
UK CRR	100
UK Institutional Investor	100
UK Investor Requirements	100
UK MIFIR Product Governance Rules	12
UK PRIIPS Regulation	12
UK Prospectus Regulation	12
UK Qualified Investor	12
UK Retail Investor	12
UK SR Rules	100
Underlying Class	253
Underlying Trust Component	253
Underwriter Entities	94
Underwriting Agreement	425
Underwritten Effective Gross Income	132
Underwritten EGI	132
Underwritten Expenses	130
Underwritten NCF	131
Underwritten NCF Debt Yield	131
Underwritten NCF DSCR	131
Underwritten Net Cash Flow	131
Underwritten Net Cash Flow DSCR	131
Underwritten Net Operating Income	131
Underwritten NOI Debt Yield	132
Underwritten NOI DSCR	133
Underwritten Revenue	133
Units	133
Unscheduled Principal Distribution Amount	264
Unsolicited Information	352
Upper-Tier REMIC	254, 414
UW EGI	132
UW Expenses	130
UW NCF	131
UW NCF Debt Yield	131
UW NCF DSCR	131
UW NOI	131
UW NOI Debt Yield	132
UW NOI DSCR	133
UW Revenue	133

V
Vertical MOA	118, 249
Volcker Rule	122
Voting Rights	284
VRR Interest	3, 40, 249

W
WAC Rate	259
Weighted Average Mortgage Rate	133
Wells Fargo Bank	238
Whole Loan	123
Withheld Amounts	300
Workout Fee	310
Workout Fee Rate	310
Workout-Delayed Reimbursement Amount	299
WTNA	236

Y
Yield Maintenance Charge	272
YM(#)	129
YM@(#)	129

441

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Related Group	Crossed Group	Address	City	County	State	Zip Code	General Property Type
1	Loan	5, 11, A	1	Constitution Center	9.9%	100.0%	MSBNA	MSMCH	NAP	NAP	400 7th Street Southwest	Washington	District of Columbia	DC	20024	Office
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%		MSBNA	MSMCH	NAP	NAP	Various	Various	Various	Various	Various	Various
2.01	Property		1	Market32 – Worcester, MA	1.6%	16.6%					72 Pullman Street	Worcester	Worcester	MA	01606	Retail
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	10.8%					560 Main Street	Gardner	Worcester	MA	01440	Retail
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	8.2%					21 Timpany Boulevard	Gardner	Worcester	MA	01440	Retail
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	4.0%					900 21st Avenue Southeast	Minot	Ward	ND	58701	Retail
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	3.9%					5955 Airline Highway	Baton Rouge	East Baton Rouge	LA	70805	Retail
2.06	Property		1	Walgreens – Prattville, AL	0.4%	3.9%					703 South Memorial Drive	Prattville	Autauga	AL	36067	Retail
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	3.8%					1451 Ring Road	Elizabethtown	Hardin	KY	42701	Retail
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	3.8%					1806 South Hawthorne Road	Winston Salem	Forsyth	NC	27103	Office
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	3.2%					3 Windcrest National	Magnolia	Montgomery	TX	77354	Office
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	3.1%					1405 Oak Street	Kenova	Wayne	WV	25530	Retail
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	2.9%					1100 Veterans Memorial Drive	Abbeville	Vermilion	LA	70510	Retail
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	2.9%					137 Main Road	Holden	Penobscot	ME	04429	Retail
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	2.7%					8801 Maumelle Boulevard	North Little Rock	Pulaski	AR	72113	Retail
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	2.5%					725 Highland Oaks Drive Unit 200	Winston Salem	Forsyth	NC	27103	Office
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	2.4%					1187 Teaneck Road	Teaneck	Bergen	NJ	07666	Retail
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	2.0%					2419 Nichol Avenue	Anderson	Madison	IN	46016	Retail
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	1.7%					3873 Park Mill Run Drive	Hilliard	Franklin	OH	43026	Retail
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	1.6%					7407 Maple Avenue	Pennsauken	Camden	NJ	08109	Retail
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	1.6%					208 Chambers Street	Trenton	Mercer	NJ	08609	Retail
2.20	Property		1	Dollar General – National Park, NJ	0.2%	1.6%					618 Hessian Avenue	National Park	Gloucester	NJ	08063	Retail
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	1.4%					775 53rd Avenue Northeast	Fridley	Anoka	MN	55421	Retail
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	1.3%					1247 Business Route 66	Greensburg	Westmoreland	PA	15601	Retail
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	1.2%					144 Boston Post Road	East Lyme	New London	CT	06333	Retail
2.24	Property		1	Dollar General – Hammond, LA	0.1%	1.2%					27707 LA43	Hammond	Livingston	LA	70403	Retail
2.25	Property		1	Dollar General – Brandon, MS	0.1%	1.2%					1932 Highway 471	Brandon	Rankin	MS	39047	Retail
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	1.1%					1311 West Owassa Road	Edinburg	Hidalgo	TX	78539	Retail
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	1.1%					7000 Buffalo Gap Road	Abilene	Taylor	TX	79606	Retail
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	1.1%					5500 Barksdale Boulevard	Bossier City	Bossier	LA	71112	Retail
2.29	Property		1	Dollar General – Walker, LA	0.1%	1.0%					30332 Walker Road North	Walker	Livingston	LA	70785	Retail
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	1.0%					2307 East Broad Street	Texarkana	Miller	AR	71854	Retail
2.31	Property		1	Family Dollar – Casper, WY	0.1%	1.0%					3654 Salt Creek Highway	Casper	Natrona	WY	82601	Retail
2.32	Property		1	Dollar General – Omaha, NE	0.1%	1.0%					5719 North 16th Street	Omaha	Douglas	NE	68110	Retail
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	0.9%					1944 Moss Street	Lafayette	Lafayette	LA	70501	Retail
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	0.8%					8405 Gratiot Road	Saginaw	Saginaw	MI	48609	Retail
2.35	Property		1	Dollar General – Cameron, NC	0.1%	0.8%					19807 North Carolina Highway 27	Cameron	Harnett	NC	28326	Retail
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	0.7%					4405 Stockton Hill Road	Kingman	Mohave	AZ	86409	Retail
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	100.0%	SMC	SMC	NAP	NAP	380 Flushing Avenue and 33 Little Nassau Street	Brooklyn	Kings	NY	11205	Multifamily
4	Loan	5	1	601 Lexington Avenue	6.0%	100.0%	MSBNA	MSMCH	NAP	NAP	601 Lexington Avenue	New York	New York	NY	10022	Office
5	Loan	5	1	26 Broadway	4.9%	100.0%	SMC	SMC	NAP	NAP	26 Broadway	New York	New York	NY	10004	Office
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	100.0%	MSBNA	MSMCH	NAP	NAP	7815 - 8015 Blue Diamond Road	Las Vegas	Clark	NV	89178	Retail
7	Loan	5	1	Midtown Square	4.4%	100.0%	MSBNA	MSMCH	NAP	NAP	1237 Coolidge Highway	Troy	Oakland	MI	48084	Retail
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	100.0%	BMO	BMO	NAP	NAP	1189, 1193 and 1199 Coleman Avenue	San Jose	Santa Clara	CA	95110	Office
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%		SMC	SMC	NAP	NAP	Various	Various	Various	NY	Various	Hospitality
9.01	Property		1	DoubleTree Utica	1.1%	26.3%					102 Lafayette Street	Utica	Oneida	NY	13502	Hospitality
9.02	Property		1	Home2 Suites Utica	0.9%	21.5%					119 North Genesee Street	Utica	Oneida	NY	13502	Hospitality
9.03	Property		1	TownePlace Suites New Hartford	0.9%	21.5%					4760 Middle Settlement Road	New Hartford	Oneida	NY	13413	Hospitality
9.04	Property		1	Best Western Fishkill	0.7%	18.1%					14 Schuyler Boulevard	Fishkill	Dutchess	NY	12524	Hospitality
9.05	Property		1	Fairfield Inn Cortland	0.5%	12.5%					3707 NY-281	Cortland	Cortland	NY	13045	Hospitality
10	Loan		1	Fleet Farm - Waukee	4.0%	100.0%	BMO	BMO	Group 1	NAP	1300 & 1301 Southeast Kettlestone Boulevard	Waukee	Dallas	IA	50263	Retail
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%		MSBNA, BMO	MSMCH, BMO	NAP	NAP	Various	Various	Various	Various	Various	Industrial
11.01	Property		1	4000 Principio Parkway	0.4%	12.3%					4000 Principio Parkway East	North East	Cecil	MD	21901	Industrial
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	11.1%					2020 Joe B. Jackson Parkway	Murfreesboro	Rutherford	TN	37127	Industrial
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	10.7%					1901 Meadowville Technology Parkway	Chester	Chesterfield	VA	23836	Industrial
11.04	Property		1	52 Pettengill Road	0.4%	10.4%					52 Pettengill Road	Londonderry	Rockingham	NH	03053	Industrial
11.05	Property		1	510 John Dodd Road	0.4%	10.3%					510 John Dodd Road	Spartanburg	Spartanburg	SC	29303	Industrial
11.06	Property		1	309 Dulty's Lane	0.3%	9.2%					309 Dulty's Lane	Burlington	Burlington	NJ	08016	Industrial
11.07	Property		1	5300 Centerpoint Parkway	0.2%	5.3%					5300 Centerpoint Parkway	Groveport	Franklin	OH	43125	Industrial
11.08	Property		1	17001 West Mercury Street	0.2%	4.7%					17001 Mercury Street	Gardner	Johnson	KS	66030	Industrial
11.09	Property		1	725 Darlington Avenue	0.2%	4.3%					725 Darlington Avenue	Mahwah	Bergen	NJ	07430	Industrial
11.10	Property		1	10100 89th Avenue N	0.1%	3.7%					10100 89th Avenue North	Maple Grove	Hennepin	MN	55369	Industrial
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	3.1%					7303 Rickenbacker Parkway West	Columbus	Franklin	OH	43217	Industrial
11.12	Property		1	4836 Hickory Hill Road	0.1%	3.0%					4836 Hickory Hill Road	Memphis	Shelby	TN	38141	Industrial
11.13	Property		1	7000 West Post Road	0.1%	2.8%					7000 West Post Road	Las Vegas	Clark	NV	89113	Industrial
11.14	Property		1	3201 Bearing Drive	0.1%	2.8%					3201 Bearing Drive	Franklin	Johnson	IN	46131	Industrial
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	2.4%					900 Commerce Parkway West Drive	Greenwood	Johnson	IN	46143	Industrial
11.16	Property		1	6825 West County Road 400 North	0.1%	2.3%					6825 West County Road 400 North	Greenfield	Hancock	IN	46140	Industrial
11.17	Property		1	951 Trails Road	0.1%	1.6%					951 Trails Road	Eldridge	Scott	IA	52748	Industrial
12	Loan		1	1021-1023 38th Street	3.1%	100.0%	SMC	SMC	NAP	NAP	1021-1023 38th Street	Brooklyn	Kings	NY	11219	Office
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%		SMC	SMC	NAP	NAP	Various	Detroit	Wayne	MI	Various	Various
13.01	Property		1	First National Building	0.7%	23.1%					660 Woodward Avenue	Detroit	Wayne	MI	48226	Office
13.02	Property		1	The Qube	0.4%	14.7%					611 Woodward Avenue	Detroit	Wayne	MI	48226	Office
13.03	Property		1	Chrysler House	0.3%	11.5%					719 Griswold Street and 730 Shelby Street	Detroit	Wayne	MI	48226	Office
13.04	Property		1	1001 Woodward	0.3%	11.4%					1001-1075 Woodward Avenue	Detroit	Wayne	MI	48226	Office
13.05	Property		1	One Woodward	0.2%	8.3%					1 Woodward Avenue	Detroit	Wayne	MI	48226	Office
13.06	Property		1	The Z Garage	0.2%	6.7%					1234-1246 Library Street and 1327 Broadway Avenue	Detroit	Wayne	MI	48226	Other
13.07	Property		1	Two Detroit Garage	0.1%	5.1%					160 East Congress Street	Detroit	Wayne	MI	48226	Other

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Related Group	Crossed Group	Address	City	County	State	Zip Code	General Property Type
13.08	Property		1	1505 & 1515 Woodward	0.1%	4.8%					1505 and 1515-1529 Woodward Avenue	Detroit	Wayne	MI	48226	Office
13.09	Property		1	1001 Brush Street	0.1%	4.1%					1001 Brush Street	Detroit	Wayne	MI	48226	Other
13.10	Property		1	The Assembly	0.1%	3.2%					1700 West Fort Street	Detroit	Wayne	MI	48216	Mixed Use
13.11	Property		1	419 Fort Street Garage	0.1%	2.9%					419 East Fort Street	Detroit	Wayne	MI	48226	Other
13.12	Property		1	Vinton	0.1%	1.8%					600 Woodward Avenue	Detroit	Wayne	MI	48226	Mixed Use
13.13	Property		1	1401 First Street	0.1%	1.7%					1401 First Street	Detroit	Wayne	MI	48226	Other
13.14	Property		1	Lane Bryant Building	0.0%	0.9%					1520 Woodward Avenue	Detroit	Wayne	MI	48226	Office
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%		AREF	AREF	NAP	NAP	Various	Various	Various	Various	Various	Retail
14.01	Property		1	Rancho Cordova Town Center	1.0%	33.5%					10801-10937 Olson Drive	Rancho Cordova	Sacramento	CA	95670	Retail
14.02	Property		1	Prune Tree Center	0.8%	27.7%					17533-17643 Vierra Canyon Road	Prunedale	Monterey	CA	93907	Retail
14.03	Property		1	Rimrock Plaza	0.6%	20.2%					4771-4791 East Palm Canyon Drive	Palm Springs	Riverside	CA	92264	Retail
14.04	Property		1	Sandstone Village	0.5%	18.5%					42 South River Road	St. George	Washington	UT	84790	Retail
15	Loan		1	Stadium Crossings	2.8%	100.0%	BMO	BMO	Group 1	NAP	2125 East Katella Avenue	Anaheim	Orange	CA	92806	Office
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%		BMO	BMO	NAP	NAP	Various	Various	Various	NY	Various	Various
16.01	Property		1	45 John Street	1.2%	56.1%					45 John Street a/k/a 1 Dutch Street	New York	New York	NY	10038	Mixed Use
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	43.9%					2027-2127 Emmons Avenue	Brooklyn	Kings	NY	11235	Retail
17	Loan		1	Foothill Center	1.9%	100.0%	SMC	SMC	NAP	NAP	1905, 1957, 1973, 1987 and 1999 Foothill Parkway	Corona	Riverside	CA	92881	Retail
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%		SMC	SMC	NAP	NAP	Various	Boston	Suffolk	MA	02128	Multifamily
18.01	Property		1	273 Maverick Street	0.3%	17.3%					273 Maverick Street	Boston	Suffolk	MA	02128	Multifamily
18.02	Property		1	194-194A Maverick Street	0.2%	10.3%					194-194A Maverick Street	Boston	Suffolk	MA	02128	Multifamily
18.03	Property		1	147 Cottage Street	0.1%	7.9%					147 Cottage Street	Boston	Suffolk	MA	02128	Multifamily
18.04	Property		1	133 Paris Street	0.1%	7.2%					133 Paris Street	Boston	Suffolk	MA	02128	Multifamily
18.05	Property		1	153 Saratoga Street	0.1%	7.1%					153 Saratoga Street	Boston	Suffolk	MA	02128	Multifamily
18.06	Property		1	284 Chelsea Street	0.1%	6.9%					284 Chelsea Street	Boston	Suffolk	MA	02128	Multifamily
18.07	Property		1	129 Eutaw Street	0.1%	6.3%					129 Eutaw Street	Boston	Suffolk	MA	02128	Multifamily
18.08	Property		1	161 Bennington Street	0.1%	6.3%					161 Bennington Street	Boston	Suffolk	MA	02128	Multifamily
18.09	Property		1	20 Trenton Street	0.1%	6.2%					20 Trenton Street	Boston	Suffolk	MA	02128	Multifamily
18.10	Property		1	234 Lexington Street	0.1%	6.2%					234 Lexington Street	Boston	Suffolk	MA	02128	Multifamily
18.11	Property		1	137 Chelsea Street	0.1%	6.1%					137 Chelsea Street	Boston	Suffolk	MA	02128	Multifamily
18.12	Property		1	21 Eutaw Street	0.1%	6.1%					21 Eutaw Street	Boston	Suffolk	MA	02128	Multifamily
18.13	Property		1	206 Princeton Street	0.1%	6.1%					206 Princeton Street	Boston	Suffolk	MA	02128	Multifamily
19	Loan		1	Tidewater Cove	1.8%	100.0%	SMC	SMC	NAP	NAP	5701 & 5721 Southeast Columbia Way	Vancouver	Clark	WA	98661	Office
20	Loan		1	Murray Road Industrial Center	1.6%	100.0%	BMO	BMO	Group 1	NAP	20495 Murray Road	Bend	Deschutes	OR	97701	Industrial
21	Loan		1	Oak Ridge Apartments	1.3%	100.0%	SMC	SMC	Group 2	NAP	26717 Berg Road	Southfield	Oakland	MI	48034	Multifamily
22	Loan	8	1	Freedom Plaza	1.2%	100.0%	AREF	AREF	NAP	NAP	3990-4110 East State Road 44	Wildwood	Sumter	FL	34785	Mixed Use
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	100.0%	SMC	SMC	NAP	NAP	1836 Carrollton Villa Rica Highway	Villa Rica	Carroll	GA	30180	Self Storage
24	Loan	F	1	6 Armstrong	1.1%	100.0%	BMO	BMO	NAP	NAP	6 Armstrong Road	Shelton	Fairfield	CT	06484	Office
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	100.0%	AREF	AREF	NAP	NAP	14082 Cortez Boulevard	Brooksville	Hernando	FL	34609	Hospitality
26	Loan	G	1	20 Squadron Blvd	1.0%	100.0%	AREF	AREF	NAP	NAP	20 Squadron Boulevard	New City	Rockland	NY	10956	Office
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	100.0%	SMC	SMC	NAP	NAP	2705 Navajo Boulevard	Holbrook	Navajo	AZ	86025	Hospitality
28	Loan	6	2	All-Star Self Storage	0.9%		SMC	SMC	NAP	NAP	Various	Various	Various	SC	Various	Self Storage
28.01	Property		1	Goose Creek	0.7%	76.3%					221 St. James Avenue	Goose Creek	Berkeley	SC	29445	Self Storage
28.02	Property		1	North Charleston	0.2%	23.7%					2110 NAD Road North	North Charleston	Charleston	SC	29406	Self Storage
29	Loan	19	1	35 Walker Street	0.8%	100.0%	MSBNA	MSMCH	NAP	NAP	35 Walker Street	New York	New York	NY	10013	Mixed Use
30	Loan		1	Motel 6 Las Vegas	0.8%	100.0%	AREF	AREF	NAP	NAP	6585 Speedway Boulevard	North Las Vegas	Clark	NV	89115	Hospitality
31	Loan		1	United Storage Swansea	0.8%	100.0%	SMC	SMC	NAP	NAP	1614 Grand Army of the Republic Highway Route 6	Swansea	Bristol	MA	02777	Self Storage
32	Loan		1	Country Court Apartments	0.8%	100.0%	SMC	SMC	Group 2	NAP	25603 Greenfield Road	Southfield	Oakland	MI	48075	Multifamily
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%		MSBNA	MSMCH	NAP	NAP	Various	Various	Various	Various	Various	Retail
33.01	Property		1	Walgreens	0.6%	76.7%					2353 U.S. Route 9	Toms River	Ocean	NJ	08755	Retail
33.02	Property		1	Dollar General	0.2%	23.3%					40 Cherry Street	Waterbury	New Haven	CT	06702	Retail
34	Loan		1	43-53 Mineola Avenue	0.7%	100.0%	SMC	SMC	NAP	NAP	43-53 Mineola Avenue	Roslyn Heights	Nassau	NY	11577	Mixed Use
35	Loan		1	775-779 E Tremont Ave	0.6%	100.0%	MSBNA	MSMCH	NAP	NAP	775-779 East Tremont Avenue	Bronx	Bronx	NY	10460	Retail
36	Loan		1	399 Atlantic	0.5%	100.0%	BMO	BMO	NAP	NAP	399 Atlantic Avenue	Brooklyn	Kings	NY	11217	Mixed Use
37	Loan	H	1	NSC Oakman Storage	0.4%	100.0%	SMC	SMC	NAP	NAP	1100 Oakman Boulevard	Detroit	Wayne	MI	48238	Self Storage
38	Loan		1	Overlea Shopping Center	0.3%	100.0%	BMO	BMO	NAP	NAP	6639-6665 Belair Road	Baltimore	Baltimore	MD	21206	Retail
39	Loan		1	Amwell Valley Self Storage	0.3%	100.0%	SMC	SMC	NAP	NAP	470 Route 31 North	West Amwell	Hunterdon	NJ	08551	Self Storage

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	CBD	1968	2010	1,410,049	SF	282.26	68,000,000	68,000,000	68,000,000	3.04940%	0.01884%	3.03056%	NAP	175,199.32
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	Various	Various	Various	520,348	SF	168.91	68,000,000	68,000,000	68,000,000	3.50160%	0.01884%	3.48276%	NAP	201,179.89
2.01	Property		1	Market32 – Worcester, MA	1.6%	Single Tenant	2004	2017	64,017	SF		11,255,878	11,255,878	11,255,878
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	Single Tenant	2012	NAP	61,378	SF		7,376,011	7,376,011	7,376,011
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	Single Tenant	1964	NAP	41,644	SF		5,585,303	5,585,303	5,585,303
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	Single Tenant	2021	NAP	21,930	SF		2,686,062	2,686,062	2,686,062
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	Single Tenant	2006	NAP	14,820	SF		2,643,426	2,643,426	2,643,426
2.06	Property		1	Walgreens – Prattville, AL	0.4%	Single Tenant	2001	NAP	14,490	SF		2,643,426	2,643,426	2,643,426
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	Single Tenant	2018	NAP	21,930	SF		2,600,790	2,600,790	2,600,790
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	Medical	1972	2021	12,459	SF		2,579,472	2,579,472	2,579,472
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	Medical	2016	NAP	6,414	SF		2,187,221	2,187,221	2,187,221
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	Single Tenant	2012	NAP	14,280	SF		2,131,795	2,131,795	2,131,795
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	Single Tenant	2012	NAP	13,225	SF		1,995,361	1,995,361	1,995,361
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	Single Tenant	2020	NAP	19,050	SF		1,961,251	1,961,251	1,961,251
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	Single Tenant	2012	NAP	4,995	SF		1,833,344	1,833,344	1,833,344
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	Medical	1997	2021	15,644	SF		1,679,855	1,679,855	1,679,855
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	Single Tenant	2021	NAP	10,700	SF		1,620,165	1,620,165	1,620,165
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	Single Tenant	1998	NAP	10,125	SF		1,343,031	1,343,031	1,343,031
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	Single Tenant	1995	2021	5,453	SF		1,172,487	1,172,487	1,172,487
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	Single Tenant	2020	NAP	9,000	SF		1,108,533	1,108,533	1,108,533
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	Single Tenant	1950	2019	9,441	SF		1,108,533	1,108,533	1,108,533
2.20	Property		1	Dollar General – National Park, NJ	0.2%	Single Tenant	2019	NAP	7,545	SF		1,065,898	1,065,898	1,065,898
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	Single Tenant	2021	NAP	8,700	SF		937,990	937,990	937,990
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	Single Tenant	1970	2022	10,825	SF		852,716	852,716	852,716
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	Single Tenant	2020	NAP	7,456	SF		822,873	822,873	822,873
2.24	Property		1	Dollar General – Hammond, LA	0.1%	Single Tenant	2021	NAP	10,640	SF		810,082	810,082	810,082
2.25	Property		1	Dollar General – Brandon, MS	0.1%	Single Tenant	2019	NAP	9,332	SF		810,082	810,082	810,082
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	Single Tenant	2010	NAP	9,014	SF		771,709	771,709	771,709
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	Single Tenant	2021	NAP	9,984	SF		767,447	767,447	767,447
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	Single Tenant	2021	NAP	10,640	SF		737,601	737,601	737,601
2.29	Property		1	Dollar General – Walker, LA	0.1%	Single Tenant	2019	NAP	9,100	SF		699,229	699,229	699,229
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	Single Tenant	2021	NAP	9,100	SF		682,175	682,175	682,175
2.31	Property		1	Family Dollar – Casper, WY	0.1%	Single Tenant	2022	NAP	9,180	SF		682,175	682,175	682,175
2.32	Property		1	Dollar General – Omaha, NE	0.1%	Single Tenant	2022	NAP	7,489	SF		665,120	665,120	665,120
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	Single Tenant	2017	NAP	8,320	SF		613,957	613,957	613,957
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	Single Tenant	2007	NAP	4,000	SF		575,585	575,585	575,585
2.35	Property		1	Dollar General – Cameron, NC	0.1%	Single Tenant	2007	NAP	9,014	SF		537,212	537,212	537,212
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	Single Tenant	2004	NAP	9,014	SF		456,204	456,204	456,204
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	Mid Rise	2021	NAP	208	Units	504,807.69	52,000,000	52,000,000	52,000,000	4.04500%	0.01759%	4.02741%	NAP	177,717.82
4	Loan	5	1	601 Lexington Avenue	6.0%	CBD	1977	2021	1,675,659	SF	431.65	41,213,720	41,213,720	41,213,720	2.79196%	0.02134%	2.77062%	NAP	97,221.01
5	Loan	5	1	26 Broadway	4.9%	CBD	1885-1926	NAP	839,712	SF	134.57	33,900,000	33,900,000	33,900,000	4.91000%	0.02759%	4.88241%	NAP	140,633.99
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	Shadow Anchored	2017-2021	NAP	115,051	SF	286.83	33,000,000	33,000,000	30,265,476	4.51000%	0.02884%	4.48116%	167,402.29	125,747.57
7	Loan	5	1	Midtown Square	4.4%	Anchored	2000	NAP	580,251	SF	138.61	30,430,000	30,430,000	25,698,078	4.00000%	0.02634%	3.97366%	145,277.47	102,842.13
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	CBD	2021	NAP	657,934	SF	372.38	30,000,000	30,000,000	30,000,000	2.49450%	0.02834%	2.46616%	NAP	63,228.65
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	Various	Various	Various	516	Rooms	85,355.56	28,100,000	28,063,980	22,523,037	4.17000%	0.01884%	4.15116%	136,922.25	NAP
9.01	Property		1	DoubleTree Utica	1.1%	Full Service	1912	2016-2017	112	Rooms		7,391,383	7,381,909	5,924,427
9.02	Property		1	Home2 Suites Utica	0.9%	Extended Stay	2020	NAP	89	Rooms		6,053,288	6,045,529	4,851,901
9.03	Property		1	TownePlace Suites New Hartford	0.9%	Extended Stay	2017	NAP	95	Rooms		6,053,288	6,045,529	4,851,901
9.04	Property		1	Best Western Fishkill	0.7%	Limited Service	1985	2020-2021	139	Rooms		5,097,506	5,090,971	4,085,812
9.05	Property		1	Fairfield Inn Cortland	0.5%	Limited Service	2003	2020	81	Rooms		3,504,535	3,500,043	2,808,995
10	Loan		1	Fleet Farm - Waukee	4.0%	Single Tenant	2019	NAP	187,834	SF	147.06	27,622,500	27,622,500	27,622,500	4.25000%	0.01884%	4.23116%	NAP	99,188.43
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	Various	Various	Various	9,438,321	SF	36.14	24,229,075	24,229,075	24,229,075	3.86465618%	0.03009%	3.83456618%	NAP	79,114.63
11.01	Property		1	4000 Principio Parkway	0.4%	Warehouse/Distribution	2006-2012	NAP	1,194,744	SF		2,990,560	2,990,560	2,990,560
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	Warehouse/Distribution	2012	NAP	1,016,281	SF		2,682,159	2,682,159	2,682,159
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	Warehouse/Distribution	2012	NAP	1,016,281	SF		2,596,318	2,596,318	2,596,318
11.04	Property		1	52 Pettengill Road	0.4%	Warehouse/Distribution	2015	NAP	614,240	SF		2,511,171	2,511,171	2,511,171
11.05	Property		1	510 John Dodd Road	0.4%	Warehouse/Distribution	2012	NAP	1,015,740	SF		2,495,595	2,495,595	2,495,595
11.06	Property		1	309 Dulty's Lane	0.3%	Warehouse/Distribution	2001	NAP	633,836	SF		2,235,305	2,235,305	2,235,305
11.07	Property		1	5300 Centerpoint Parkway	0.2%	Warehouse/Distribution	2014	NAP	581,342	SF		1,295,909	1,295,909	1,295,909
11.08	Property		1	17001 West Mercury Street	0.2%	Warehouse/Distribution	2018	NAP	645,462	SF		1,133,921	1,133,921	1,133,921
11.09	Property		1	725 Darlington Avenue	0.2%	Warehouse/Distribution	1999	2010	167,424	SF		1,038,389	1,038,389	1,038,389
11.10	Property		1	10100 89th Avenue N	0.1%	Warehouse/Distribution	2015	NAP	319,062	SF		888,861	888,861	888,861
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	Warehouse/Distribution	2020	NAP	357,504	SF		751,447	751,447	751,447
11.12	Property		1	4836 Hickory Hill Road	0.1%	Warehouse/Distribution	1984-1987	NAP	646,160	SF		737,602	737,602	737,602
11.13	Property		1	7000 West Post Road	0.1%	Warehouse/Distribution	2011	NAP	95,953	SF		683,952	683,952	683,952
11.14	Property		1	3201 Bearing Drive	0.1%	Manufacturing/Distribution	1974	2006	422,912	SF		670,453	670,453	670,453
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	Manufacturing/Distribution	2008	2020	294,388	SF		574,575	574,575	574,575
11.16	Property		1	6825 West County Road 400 North	0.1%	Warehouse/Distribution	2008	2020	245,041	SF		546,885	546,885	546,885
11.17	Property		1	951 Trails Road	0.1%	Manufacturing/Distribution	1997	2001	171,951	SF		395,972	395,972	395,972
12	Loan		1	1021-1023 38th Street	3.1%	CBD	2019-2021	NAP	56,512	SF	371.60	21,000,000	21,000,000	21,000,000	3.75000%	0.01884%	3.73116%	NAP	66,536.46
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	Various	Various	Various	2,694,627	SF	159.58	20,000,000	20,000,000	20,000,000	3.77800%	0.06634%	3.71166%	NAP	63,841.20
13.01	Property		1	First National Building	0.7%	CBD	1921	2010	800,119	SF		4,611,200	4,611,200	4,611,200
13.02	Property		1	The Qube	0.4%	CBD	1958	2011	522,702	SF		2,932,000	2,932,000	2,932,000
13.03	Property		1	Chrysler House	0.3%	CBD	1919	2013	343,488	SF		2,292,000	2,292,000	2,292,000
13.04	Property		1	1001 Woodward	0.3%	CBD	1965	2013	319,039	SF		2,277,200	2,277,200	2,277,200
13.05	Property		1	One Woodward	0.2%	CBD	1962	2013	370,257	SF		1,650,800	1,650,800	1,650,800
13.06	Property		1	The Z Garage	0.2%	Parking Garage	2013	2015-2016	1,351	Units		1,349,200	1,349,200	1,349,200
13.07	Property		1	Two Detroit Garage	0.1%	Parking Garage	2002	2015-2016	1,106	Units		1,021,200	1,021,200	1,021,200

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%	CBD	1925	2018	141,741	SF		966,400	966,400	966,400
13.09	Property		1	1001 Brush Street	0.1%	Parking Garage	1993	2015-2016	1,309	Units		815,600	815,600	815,600
13.10	Property		1	The Assembly	0.1%	Multifamily/Office/Retail	1913	2019	32	Units		638,000	638,000	638,000
13.11	Property		1	419 Fort Street Garage	0.1%	Parking Garage	2005	2015-2016	637	Units		580,000	580,000	580,000
13.12	Property		1	Vinton	0.1%	Multifamily/Retail	1917	2018	21	Units		350,000	350,000	350,000
13.13	Property		1	1401 First Street	0.1%	Parking Garage	1976	2017	633	Units		345,200	345,200	345,200
13.14	Property		1	Lane Bryant Building	0.0%	CBD	1917	2018	31,695	SF		171,200	171,200	171,200
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	Anchored	Various	Various	465,115	SF	139.11	20,000,000	20,000,000	20,000,000	3.88500%	0.01884%	3.86616%	NAP	65,649.31
14.01	Property		1	Rancho Cordova Town Center	1.0%	Anchored	1988	NAP	148,656	SF		6,709,423	6,709,423	6,709,423
14.02	Property		1	Prune Tree Center	0.8%	Anchored	1989	2016	131,655	SF		5,535,274	5,535,274	5,535,274
14.03	Property		1	Rimrock Plaza	0.6%	Anchored	1982	NAP	96,348	SF		4,045,387	4,045,387	4,045,387
14.04	Property		1	Sandstone Village	0.5%	Anchored	2004-2005	NAP	88,456	SF		3,709,916	3,709,916	3,709,916
15	Loan		1	Stadium Crossings	2.8%	Suburban	1999	2019-2021	106,067	SF	183.85	19,500,000	19,500,000	19,500,000	4.20500%	0.01884%	4.18616%	NAP	69,280.30
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	Various	Various	Various	137,441	SF	438.01	15,000,000	15,000,000	15,000,000	3.96000%	0.01759%	3.94241%	NAP	50,187.50
16.01	Property		1	45 John Street	1.2%	Multifamily/Retail	1908	2017	79,915	SF		8,421,927	8,421,927	8,421,927
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	Anchored	1996	NAP	57,526	SF		6,578,073	6,578,073	6,578,073
17	Loan		1	Foothill Center	1.9%	Unanchored	2019-2021	NAP	33,904	SF	392.13	13,350,000	13,294,873	10,733,992	4.27500%	0.05884%	4.21616%	65,869.51	NAP
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	Low Rise	Various	NAP	44	Units	278,409.09	12,250,000	12,250,000	12,250,000	3.95400%	0.01884%	3.93516%	NAP	40,924.36
18.01	Property		1	273 Maverick Street	0.3%	Low Rise	1911	NAP	7	Units		2,123,168	2,123,168	2,123,168
18.02	Property		1	194-194A Maverick Street	0.2%	Low Rise	1900	NAP	4	Units		1,262,759	1,262,759	1,262,759
18.03	Property		1	147 Cottage Street	0.1%	Low Rise	1908	NAP	3	Units		965,639	965,639	965,639
18.04	Property		1	133 Paris Street	0.1%	Low Rise	1910	NAP	3	Units		878,979	878,979	878,979
18.05	Property		1	153 Saratoga Street	0.1%	Low Rise	1900	NAP	3	Units		872,789	872,789	872,789
18.06	Property		1	284 Chelsea Street	0.1%	Low Rise	1910	NAP	3	Units		848,029	848,029	848,029
18.07	Property		1	129 Eutaw Street	0.1%	Low Rise	1900	NAP	3	Units		773,749	773,749	773,749
18.08	Property		1	161 Bennington Street	0.1%	Low Rise	1900	NAP	3	Units		767,559	767,559	767,559
18.09	Property		1	20 Trenton Street	0.1%	Low Rise	1885	NAP	3	Units		761,369	761,369	761,369
18.10	Property		1	234 Lexington Street	0.1%	Low Rise	1900	NAP	3	Units		755,179	755,179	755,179
18.11	Property		1	137 Chelsea Street	0.1%	Low Rise	1900	NAP	3	Units		748,989	748,989	748,989
18.12	Property		1	21 Eutaw Street	0.1%	Low Rise	1880	NAP	3	Units		748,989	748,989	748,989
18.13	Property		1	206 Princeton Street	0.1%	Low Rise	1900	NAP	3	Units		742,799	742,799	742,799
19	Loan		1	Tidewater Cove	1.8%	Suburban	2004	NAP	61,780	SF	194.24	12,000,000	12,000,000	12,000,000	3.95500%	0.01884%	3.93616%	NAP	40,099.31
20	Loan		1	Murray Road Industrial Center	1.6%	Warehouse	1976	2014-2016	114,893	SF	92.91	10,675,000	10,675,000	10,675,000	3.87500%	0.01884%	3.85616%	NAP	34,950.12
21	Loan		1	Oak Ridge Apartments	1.3%	Garden	1979	NAP	208	Units	43,269.23	9,000,000	9,000,000	7,309,518	4.56000%	0.06634%	4.49366%	45,923.09	NAP
22	Loan	8	1	Freedom Plaza	1.2%	Office/Retail	2018	NAP	46,225	SF	173.07	8,000,000	8,000,000	8,000,000	3.98000%	0.01884%	3.96116%	NAP	26,901.85
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	Self Storage	2007	2019	108,476	SF	73.40	8,000,000	7,962,513	6,268,660	3.56000%	0.01884%	3.54116%	36,192.05	NAP
24	Loan	F	1	6 Armstrong	1.1%	Suburban	1985	2016-2020	164,288	SF	45.65	7,500,000	7,500,000	7,500,000	3.86000%	0.01884%	3.84116%	NAP	24,460.07
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	Limited Service	2020	NAP	72	Rooms	102,655.28	7,400,000	7,391,180	5,999,698	4.50000%	0.01884%	4.48116%	37,494.71	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	Suburban	1974	2000	58,263	SF	117.14	6,825,000	6,825,000	5,641,984	4.23000%	0.01884%	4.21116%	33,495.03	24,392.27
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	Limited Service	2020	NAP	73	Rooms	84,107.71	6,150,000	6,139,863	4,552,751	4.62000%	0.01884%	4.60116%	34,603.94	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	Self Storage	Various	Various	75,851	SF	79.10	6,000,000	6,000,000	6,000,000	4.05800%	0.01884%	4.03916%	NAP	20,571.81
28.01	Property		1	Goose Creek	0.7%	Self Storage	2013-2017	2018	48,081	SF		4,577,586	4,577,586	4,577,586
28.02	Property		1	North Charleston	0.2%	Self Storage	1981	NAP	27,770	SF		1,422,414	1,422,414	1,422,414
29	Loan	19	1	35 Walker Street	0.8%	Multifamily/Retail	1808	2016	3	Units	1,850,000.00	5,550,000	5,550,000	5,550,000	3.60000%	0.01884%	3.58116%	NAP	16,881.25
30	Loan		1	Motel 6 Las Vegas	0.8%	Limited Service	2018	NAP	100	Rooms	55,264.72	5,550,000	5,526,472	4,439,522	4.12800%	0.01884%	4.10916%	26,907.73	NAP
31	Loan		1	United Storage Swansea	0.8%	Self Storage	1988	NAP	55,660	SF	98.81	5,500,000	5,500,000	5,500,000	4.07300%	0.01884%	4.05416%	NAP	18,927.19
32	Loan		1	Country Court Apartments	0.8%	Garden	1971	NAP	176	Units	30,113.64	5,300,000	5,300,000	4,304,493	4.56000%	0.06634%	4.49366%	27,043.60	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	Single Tenant	Various	NAP	22,309	SF	237.57	5,300,000	5,300,000	5,300,000	4.25500%	0.01884%	4.23616%	NAP	19,053.93
33.01	Property		1	Walgreens	0.6%	Single Tenant	2007	NAP	14,820	SF		4,066,667	4,066,667	4,066,667
33.02	Property		1	Dollar General	0.2%	Single Tenant	2018	NAP	7,489	SF		1,233,333	1,233,333	1,233,333
34	Loan		1	43-53 Mineola Avenue	0.7%	Multifamily/Office	1922	2019-2020	9,995	SF	455.23	4,550,000	4,550,000	4,550,000	5.20000%	0.01884%	5.18116%	NAP	19,990.51
35	Loan		1	775-779 E Tremont Ave	0.6%	Unanchored	2000	2021	11,790	SF	339.27	4,000,000	4,000,000	4,000,000	3.96000%	0.01884%	3.94116%	NAP	13,383.33
36	Loan		1	399 Atlantic	0.5%	Multifamily/Retail	2004	NAP	15	Units	233,333.33	3,500,000	3,500,000	3,500,000	3.85000%	0.01884%	3.83116%	NAP	11,385.13
37	Loan	H	1	NSC Oakman Storage	0.4%	Self Storage	1929	2020	63,027	SF	47.60	3,000,000	3,000,000	3,000,000	3.41700%	0.01884%	3.39816%	NAP	8,661.15
38	Loan		1	Overlea Shopping Center	0.3%	Unanchored	1938	2004	22,710	SF	95.55	2,170,000	2,170,000	1,778,668	4.83500%	0.01884%	4.81616%	11,431.19	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%	Self Storage	1990	NAP	27,400	SF	72.99	2,000,000	2,000,000	1,831,602	4.44700%	0.01884%	4.42816%	10,070.82	7,514.61

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date
1	Loan	5, 11, A	1	Constitution Center	9.9%	NAP	2,102,391.84	Interest Only	No	Actual/360	120	119	120	119	0	0	2/16/2022	1	9	4/9/2022
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	NAP	2,414,158.68	Interest Only	No	Actual/360	120	119	120	119	0	0	2/18/2022	1	1	4/1/2022
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP	2,132,613.89	Interest Only	No	Actual/360	120	119	120	119	0	0	3/4/2022	1	6	4/6/2022
4	Loan	5	1	601 Lexington Avenue	6.0%	NAP	1,166,652.12	Interest Only	No	Actual/360	120	117	120	117	0	0	12/10/2021	3	9	2/9/2022
5	Loan	5	1	26 Broadway	4.9%	NAP	1,687,607.88	Interest Only	No	Actual/360	120	118	120	118	0	0	2/4/2022	2	6	3/6/2022
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	2,008,827.48	1,508,970.84	Interest Only, Amortizing Balloon	No	Actual/360	60	59	120	119	360	360	2/28/2022	1	1	4/1/2022
7	Loan	5	1	Midtown Square	4.4%	1,743,329.64	1,234,105.56	Interest Only, Amortizing Balloon	No	Actual/360	24	23	120	119	360	360	2/14/2022	1	1	4/1/2022
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAP	758,743.80	Interest Only - ARD	Yes	Actual/360	60	56	60	56	0	0	12/1/2021	4	6	1/6/2022
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	1,643,067.00	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	3/4/2022	1	6	4/6/2022
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	1,190,261.16	Interest Only	No	Actual/360	120	119	120	119	0	0	3/1/2022	1	6	4/6/2022
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	NAP	949,375.56	Interest Only	No	Actual/360	120	119	120	119	0	0	2/25/2022	1	6	4/6/2022
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	NAP	798,437.50	Interest Only	No	Actual/360	120	117	120	117	0	0	12/22/2021	3	6	2/6/2022
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	NAP	766,094.44	Interest Only	No	Actual/360	84	81	84	81	0	0	12/28/2021	3	1	2/1/2022
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	NAP	787,791.72	Interest Only	No	Actual/360	120	118	120	118	0	0	2/2/2022	2	6	3/6/2022
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	NAP	831,363.60	Interest Only	No	Actual/360	120	120	120	120	0	0	3/14/2022	0	6	5/6/2022
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	NAP	602,250.00	Interest Only	No	Actual/360	120	118	120	118	0	0	1/21/2022	2	6	3/6/2022
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	790,434.12	NAP	Amortizing Balloon	No	Actual/360	0	0	120	117	360	357	12/30/2021	3	6	2/6/2022
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP	491,092.29	Interest Only	No	Actual/360	120	117	120	117	0	0	12/14/2021	3	6	2/6/2022
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	NAP	481,191.67	Interest Only	No	Actual/360	120	118	120	118	0	0	2/1/2022	2	6	3/6/2022
20	Loan		1	Murray Road Industrial Center	1.6%	NAP	419,401.44	Interest Only	No	Actual/360	120	119	120	119	0	0	2/15/2022	1	6	4/6/2022
21	Loan		1	Oak Ridge Apartments	1.3%	551,077.08	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	3/14/2022	0	6	5/6/2022
22	Loan	8	1	Freedom Plaza	1.2%	NAP	322,822.20	Interest Only	No	Actual/360	120	120	120	120	0	0	3/10/2022	0	6	5/6/2022
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	434,304.60	NAP	Amortizing Balloon	No	Actual/360	0	0	120	117	360	357	12/22/2021	3	6	2/6/2022
24	Loan	F	1	6 Armstrong	1.1%	NAP	293,520.84	Interest Only	No	Actual/360	120	120	120	120	0	0	3/10/2022	0	6	5/6/2022
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	449,936.52	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	3/4/2022	1	6	4/6/2022
26	Loan	G	1	20 Squadron Blvd	1.0%	401,940.36	292,707.24	Interest Only, Amortizing Balloon	No	Actual/360	12	10	120	118	360	360	1/20/2022	2	6	3/6/2022
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	415,247.28	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	300	299	3/4/2022	1	6	4/6/2022
28	Loan	6	2	All-Star Self Storage	0.9%	NAP	246,861.67	Interest Only	No	Actual/360	120	118	120	118	0	0	1/18/2022	2	6	3/6/2022
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	NAP	202,575.00	Interest Only	No	Actual/360	120	120	120	120	0	0	3/4/2022	0	1	5/1/2022
30	Loan		1	Motel 6 Las Vegas	0.8%	322,892.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120	117	360	357	12/23/2021	3	6	2/6/2022
31	Loan		1	United Storage Swansea	0.8%	NAP	227,126.32	Interest Only	No	Actual/360	120	117	120	117	0	0	12/29/2021	3	6	2/6/2022
32	Loan		1	Country Court Apartments	0.8%	324,523.20	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	3/14/2022	0	6	5/6/2022
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP	228,647.16	Interest Only	No	Actual/360	120	119	120	119	0	0	2/3/2022	1	1	4/1/2022
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	239,886.11	Interest Only	No	Actual/360	120	119	120	119	0	0	2/25/2022	1	6	4/6/2022
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP	160,599.96	Interest Only	No	Actual/360	120	120	120	120	0	0	3/8/2022	0	1	5/1/2022
36	Loan		1	399 Atlantic	0.5%	NAP	136,621.56	Interest Only	No	Actual/360	120	119	120	119	0	0	2/15/2022	1	6	4/6/2022
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	103,933.75	Interest Only	No	Actual/360	120	117	120	117	0	0	12/30/2021	3	6	2/6/2022
38	Loan		1	Overlea Shopping Center	0.3%	137,174.28	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	3/11/2022	0	6	5/6/2022
39	Loan		1	Amwell Valley Self Storage	0.3%	120,849.84	90,175.28	Interest Only, Amortizing Balloon	No	Actual/360	60	57	120	117	360	360	12/23/2021	3	6	2/6/2022

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Prepayment Provisions (No. of Payments)	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	NAP	3/9/2032	NAP	0	0	L(24),YM1(1),DorYM(88),O(7)	79,972,453	27,076,464	52,895,989	12/31/2021	T-12	77,660,677	26,226,920	51,433,757
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	NAP	3/1/2032	NAP	5	5	L(25),D(90),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.01	Property		1	Market32 – Worcester, MA	1.6%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.02	Property		1	Price Chopper – Gardner, MA	1.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.04	Property		1	Tractor Supply – Minot, ND	0.4%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.06	Property		1	Walgreens – Prattville, AL	0.4%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.12	Property		1	Tractor Supply – Holden, ME	0.3%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.20	Property		1	Dollar General – National Park, NJ	0.2%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.22	Property		1	Dollar General – Greensburg, PA	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.23	Property		1	Dollar General – East Lyme, CT	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.24	Property		1	Dollar General – Hammond, LA	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.25	Property		1	Dollar General – Brandon, MS	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.26	Property		1	Dollar General – Edinburg, TX	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.28	Property		1	Dollar General – Bossier City, LA	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.29	Property		1	Dollar General – Walker, LA	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.30	Property		1	Dollar General – Texarkana, AR	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.31	Property		1	Family Dollar – Casper, WY	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.32	Property		1	Dollar General – Omaha, NE	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.35	Property		1	Dollar General – Cameron, NC	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.36	Property		1	Dollar General – Kingman, AZ	0.1%							NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP	3/6/2032	NAP	0	0	L(25),D(90),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	5	1	601 Lexington Avenue	6.0%	NAP	1/9/2032	NAP	0	0	L(27),D(86),O(7)	155,075,181	65,527,372	89,547,809	9/30/2021	T-12	155,490,755	66,551,536	88,939,219
5	Loan	5	1	26 Broadway	4.9%	NAP	2/6/2032	NAP	0	0	L(26),D(89),O(5)	29,275,988	13,144,323	16,131,665	10/31/2021	T-12	33,927,118	12,762,201	21,164,917
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	4/1/2027	3/1/2032	NAP	0	5	L(23),YM1(93),O(4)	2,594,427	793,329	1,801,098	12/31/2021	T-12	2,372,146	609,776	1,762,369
7	Loan	5	1	Midtown Square	4.4%	4/1/2024	3/1/2032	NAP	0	5	L(25),D(90),O(5)	10,718,426	2,297,437	8,420,989	12/31/2021	T-12	9,478,574	2,225,682	7,252,892
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAP	12/6/2026	4/6/2032	0	0	L(28),DorYM1(27),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	4/6/2022	3/6/2032	NAP	0	0	L(25),D(91),O(4)	15,157,765	8,300,389	6,857,376	12/31/2021	T-12	8,799,671	5,726,247	3,073,424
9.01	Property		1	DoubleTree Utica	1.1%							3,905,961	2,098,101	1,807,860	12/31/2021	T-12	2,732,251	1,645,171	1,087,080
9.02	Property		1	Home2 Suites Utica	0.9%							3,017,833	1,419,599	1,598,234	12/31/2021	T-12	1,047,354	399,546	647,808
9.03	Property		1	TownePlace Suites New Hartford	0.9%							3,063,174	1,529,264	1,533,910	12/31/2021	T-12	2,007,999	1,251,563	756,436
9.04	Property		1	Best Western Fishkill	0.7%							3,066,173	2,016,680	1,049,493	12/31/2021	T-12	2,052,120	1,663,272	388,848
9.05	Property		1	Fairfield Inn Cortland	0.5%							2,104,624	1,236,745	867,879	12/31/2021	T-12	959,947	766,696	193,252
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	3/6/2032	NAP	0	0	L(25),D(88),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	NAP	3/6/2032	NAP	0	0	YM0.5(113),O(7)	51,220,405	9,974,466	41,245,939	12/31/2021	T-12	46,173,375	8,384,962	37,788,413
11.01	Property		1	4000 Principio Parkway	0.4%							6,199,172	1,165,652	5,033,520	12/31/2021	T-12	6,018,245	1,033,939	4,984,306
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%							5,183,806	771,007	4,412,799	12/31/2021	T-12	4,966,906	412,225	4,554,681
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%							6,495,036	1,424,674	5,070,362	12/31/2021	T-12	6,179,097	1,217,920	4,961,177
11.04	Property		1	52 Pettengill Road	0.4%							4,722,999	1,373,021	3,349,978	12/31/2021	T-12	4,558,855	1,364,364	3,194,491
11.05	Property		1	510 John Dodd Road	0.4%							4,786,492	430,808	4,355,683	12/31/2021	T-12	4,611,745	407,210	4,204,535
11.06	Property		1	309 Dulty's Lane	0.3%							3,608,303	155,003	3,453,300	12/31/2021	T-12	3,546,330	151,200	3,395,129
11.07	Property		1	5300 Centerpoint Parkway	0.2%							3,079,812	464,041	2,615,772	12/31/2021	T-12	2,970,898	413,311	2,557,587
11.08	Property		1	17001 West Mercury Street	0.2%							3,069,221	371,421	2,697,801	12/31/2021	T-12	15,969	952	15,017
11.09	Property		1	725 Darlington Avenue	0.2%							2,537,246	958,219	1,579,028	12/31/2021	T-12	2,376,596	732,463	1,644,133
11.10	Property		1	10100 89th Avenue N	0.1%							2,004,689	1,013,374	991,315	12/31/2021	T-12	2,514,769	943,582	1,571,187
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%							836,398	95,463	740,935	12/31/2021	T-12	NAV	NAV	NAV
11.12	Property		1	4836 Hickory Hill Road	0.1%							1,452,723	239,607	1,213,116	12/31/2021	T-12	1,486,515	245,083	1,241,432
11.13	Property		1	7000 West Post Road	0.1%							1,379,748	155,506	1,224,242	12/31/2021	T-12	1,374,079	139,964	1,234,114
11.14	Property		1	3201 Bearing Drive	0.1%							1,563,348	92,989	1,470,359	12/31/2021	T-12	1,532,694	89,236	1,443,459
11.15	Property		1	900 Commerce Parkway West Drive	0.1%							1,598,870	518,998	1,079,871	12/31/2021	T-12	1,536,383	483,075	1,053,308
11.16	Property		1	6825 West County Road 400 North	0.1%							1,621,864	509,091	1,112,773	12/31/2021	T-12	1,395,608	521,431	874,177
11.17	Property		1	951 Trails Road	0.1%							1,080,677	235,593	845,084	12/31/2021	T-12	1,088,686	229,006	859,680
12	Loan		1	1021-1023 38th Street	3.1%	NAP	1/6/2032	NAP	0	0	L(27),D(89),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	NAP	1/1/2029	NAP	0	0	L(25),YM1(55),O(4)	94,411,832	38,816,129	55,595,704	9/30/2021	T-12	93,320,219	39,225,160	54,095,059
13.01	Property		1	First National Building	0.7%							22,551,474	7,938,854	14,612,620	9/30/2021	T-12	22,547,728	8,456,198	14,091,530
13.02	Property		1	The Qube	0.4%							14,707,641	5,790,499	8,917,143	9/30/2021	T-12	13,634,388	5,413,327	8,221,061
13.03	Property		1	Chrysler House	0.3%							12,759,457	4,680,984	8,078,473	9/30/2021	T-12	12,740,351	4,791,380	7,948,971
13.04	Property		1	1001 Woodward	0.3%							10,555,797	4,308,564	6,247,232	9/30/2021	T-12	10,057,399	4,514,822	5,542,577
13.05	Property		1	One Woodward	0.2%							9,580,713	5,058,111	4,522,603	9/30/2021	T-12	10,265,419	5,233,052	5,032,367
13.06	Property		1	The Z Garage	0.2%							4,801,718	2,228,996	2,572,721	9/30/2021	T-12	5,379,578	2,245,209	3,134,369
13.07	Property		1	Two Detroit Garage	0.1%							4,309,151	1,354,872	2,954,279	9/30/2021	T-12	3,516,691	1,357,089	2,159,602

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Prepayment Provisions (No. of Payments)	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%							3,786,664	1,707,296	2,079,368	9/30/2021	T-12	2,929,868	1,191,945	1,737,923
13.09	Property		1	1001 Brush Street	0.1%							3,432,603	1,548,603	1,883,999	9/30/2021	T-12	3,999,913	1,642,267	2,357,645
13.10	Property		1	The Assembly	0.1%							2,452,754	1,516,450	936,305	9/30/2021	T-12	2,330,200	1,478,237	851,963
13.11	Property		1	419 Fort Street Garage	0.1%							2,416,343	903,473	1,512,869	9/30/2021	T-12	2,507,484	879,102	1,628,382
13.12	Property		1	Vinton	0.1%							1,153,612	860,060	293,552	9/30/2021	T-12	1,313,531	965,501	348,031
13.13	Property		1	1401 First Street	0.1%							1,159,626	598,814	560,813	9/30/2021	T-12	1,393,326	680,309	713,017
13.14	Property		1	Lane Bryant Building	0.0%							744,281	320,553	423,728	9/30/2021	T-12	704,344	376,723	327,620
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	NAP	2/6/2032	NAP	0	0	L(26),D(89),O(5)	8,158,024	2,482,766	5,675,258	9/30/2021	T-12	7,432,951	2,343,268	5,089,684
14.01	Property		1	Rancho Cordova Town Center	1.0%							3,270,891	1,027,030	2,243,862	9/30/2021	T-12	2,909,645	952,254	1,957,392
14.02	Property		1	Prune Tree Center	0.8%							2,247,550	703,542	1,544,008	9/30/2021	T-12	2,200,367	681,756	1,518,612
14.03	Property		1	Rimrock Plaza	0.6%							1,273,985	509,219	764,766	9/30/2021	T-12	1,227,711	473,178	754,534
14.04	Property		1	Sandstone Village	0.5%							1,365,597	242,976	1,122,621	9/30/2021	T-12	1,095,227	236,080	859,147
15	Loan		1	Stadium Crossings	2.8%	NAP	4/6/2032	NAP	0	0	L(24),D(89),O(7)	3,165,408	1,470,499	1,694,908	12/31/2021	T-12	3,025,912	1,449,717	1,576,195
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	NAP	2/6/2032	NAP	0	0	L(26),D(90),O(4)	7,151,964	3,402,799	3,749,164	10/31/2021	T-12	7,708,404	3,429,277	4,279,127
16.01	Property		1	45 John Street	1.2%							4,147,843	2,389,713	1,758,130	10/31/2021	T-12	4,682,521	2,453,789	2,228,733
16.02	Property		1	2027-2127 Emmons Avenue	1.0%							3,004,120	1,013,086	1,991,034	10/31/2021	T-12	3,025,883	975,489	2,050,394
17	Loan		1	Foothill Center	1.9%	2/6/2022	1/6/2032	NAP	0	0	L(27),D(89),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP	1/6/2032	NAP	0	0	L(27),D(89),O(4)	1,195,109	228,534	966,575	9/30/2021	T-12	NAV	NAV	NAV
18.01	Property		1	273 Maverick Street	0.3%							200,400	27,161	173,239	9/30/2021	T-12	NAV	NAV	NAV
18.02	Property		1	194-194A Maverick Street	0.2%							124,050	20,579	103,471	9/30/2021	T-12	NAV	NAV	NAV
18.03	Property		1	147 Cottage Street	0.1%							102,535	21,170	81,365	9/30/2021	T-12	NAV	NAV	NAV
18.04	Property		1	133 Paris Street	0.1%							93,635	18,659	74,976	9/30/2021	T-12	NAV	NAV	NAV
18.05	Property		1	153 Saratoga Street	0.1%							88,800	20,036	68,764	9/30/2021	T-12	NAV	NAV	NAV
18.06	Property		1	284 Chelsea Street	0.1%							68,400	15,152	53,248	9/30/2021	T-12	NAV	NAV	NAV
18.07	Property		1	129 Eutaw Street	0.1%							72,150	14,866	57,284	9/30/2021	T-12	NAV	NAV	NAV
18.08	Property		1	161 Bennington Street	0.1%							72,935	14,707	58,228	9/30/2021	T-12	NAV	NAV	NAV
18.09	Property		1	20 Trenton Street	0.1%							76,870	13,173	63,697	9/30/2021	T-12	NAV	NAV	NAV
18.10	Property		1	234 Lexington Street	0.1%							86,400	15,225	71,175	9/30/2021	T-12	NAV	NAV	NAV
18.11	Property		1	137 Chelsea Street	0.1%							76,334	20,982	55,351	9/30/2021	T-12	NAV	NAV	NAV
18.12	Property		1	21 Eutaw Street	0.1%							66,000	12,725	53,275	9/30/2021	T-12	NAV	NAV	NAV
18.13	Property		1	206 Princeton Street	0.1%							66,600	14,098	52,502	9/30/2021	T-12	NAV	NAV	NAV
19	Loan		1	Tidewater Cove	1.8%	NAP	2/6/2032	NAP	0	0	L(26),D(88),O(6)	1,471,073	594,569	876,504	11/30/2021	T-12	1,330,083	501,966	828,117
20	Loan		1	Murray Road Industrial Center	1.6%	NAP	3/6/2032	NAP	0	0	L(25),D(91),O(4)	1,152,034	246,894	905,140	12/31/2021	T-12	1,108,736	222,386	886,350
21	Loan		1	Oak Ridge Apartments	1.3%	5/6/2022	4/6/2032	NAP	0	0	L(24),D(92),O(4)	1,852,566	885,076	967,490	1/31/2022	T-12	1,855,492	864,007	991,485
22	Loan	8	1	Freedom Plaza	1.2%	NAP	4/6/2032	NAP	0	0	L(24),D(93),O(3)	1,143,284	244,224	899,060	12/31/2021	T-12	747,852	232,774	515,078
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	2/6/2022	1/6/2032	NAP	0	0	L(27),D(89),O(4)	1,166,019	368,181	797,838	1/31/2022	T-12	1,139,402	368,379	771,023
24	Loan	F	1	6 Armstrong	1.1%	NAP	4/6/2032	NAP	0	0	L(24),DorYM1(92),O(4)	3,062,766	1,521,654	1,541,112	12/31/2021	Actual + Forecast	2,836,696	1,506,798	1,329,898
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	4/6/2022	3/6/2032	NAP	0	0	L(25),D(91),O(4)	2,608,716	1,409,125	1,199,590	12/31/2021	T-12	635,495	479,302	156,193
26	Loan	G	1	20 Squadron Blvd	1.0%	3/6/2023	2/6/2032	NAP	0	0	L(12),YM2(105),O(3)	1,253,166	813,092	440,074	10/31/2021	T-12	1,220,235	761,208	459,028
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	4/6/2022	3/6/2032	NAP	0	0	L(25),D(90),O(5)	3,124,758	1,652,032	1,472,726	1/31/2022	T-12	3,055,622	1,635,726	1,419,896
28	Loan	6	2	All-Star Self Storage	0.9%	NAP	2/6/2032	NAP	0	0	L(26),D(90),O(4)	1,148,181	577,984	570,197	1/31/2022	T-12	1,127,125	575,079	552,046
28.01	Property		1	Goose Creek	0.7%							945,563	446,096	499,467	1/31/2022	T-12	928,895	442,858	486,037
28.02	Property		1	North Charleston	0.2%							202,618	131,889	70,729	1/31/2022	T-12	198,230	132,221	66,009
29	Loan	19	1	35 Walker Street	0.8%	NAP	4/1/2032	NAP	0	5	L(24),D(92),O(4)	474,849	73,539	401,311	12/31/2021	T-12	432,583	86,262	346,321
30	Loan		1	Motel 6 Las Vegas	0.8%	2/6/2022	1/6/2032	NAP	0	0	L(27),D(90),O(3)	2,472,769	1,409,284	1,063,485	11/30/2021	T-12	1,814,036	1,267,102	546,934
31	Loan		1	United Storage Swansea	0.8%	NAP	1/6/2032	NAP	0	0	L(27),D(89),O(4)	641,401	425,335	216,067	12/31/2020	T-12	630,306	511,910	118,396
32	Loan		1	Country Court Apartments	0.8%	5/6/2022	4/6/2032	NAP	0	0	L(24),D(92),O(4)	1,504,403	896,830	607,573	1/31/2022	T-12	1,513,806	871,474	642,332
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP	3/1/2032	NAP	5	5	L(25),D(90),O(5)	474,406	0	474,406	12/31/2021	T-12	474,406	0	474,406
33.01	Property		1	Walgreens	0.6%							363,000	0	363,000	12/31/2021	T-12	363,000	0	363,000
33.02	Property		1	Dollar General	0.2%							111,406	0	111,406	12/31/2021	T-12	111,406	0	111,406
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	3/6/2032	NAP	0	0	L(25),D(91),O(4)	463,170	93,451	369,719	12/31/2021	T-12	NAV	NAV	NAV
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP	4/1/2032	NAP	5	5	L(24),D(92),O(4)	422,434	114,360	308,073	12/31/2021	T-12	578,596	130,385	448,211
36	Loan		1	399 Atlantic	0.5%	NAP	3/6/2032	NAP	0	0	L(25),D(91),O(4)	666,602	213,890	452,712	12/31/2021	T-12	NAV	NAV	NAV
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	1/6/2032	NAP	0	0	L(27),DorYM1(88),O(5)	812,136	367,569	444,566	1/31/2022	T-12	568,921	346,738	222,183
38	Loan		1	Overlea Shopping Center	0.3%	5/6/2022	4/6/2032	NAP	0	0	L(24),D(89),O(7)	302,848	118,897	183,951	12/31/2021	T-12	199,705	112,260	87,445
39	Loan		1	Amwell Valley Self Storage	0.3%	2/6/2027	1/6/2032	NAP	0	0	L(27),D(89),O(4)	316,662	131,046	185,616	10/31/2021	T-12	309,861	107,033	202,827

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	12/31/2020	T-12	77,044,515	27,395,623	49,648,892	12/31/2019	T-12	97.1%	85,939,687	29,664,589	56,275,098	352,512	3,006,585
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.4%	8,574,267	257,228	8,317,039	78,052	328,542
2.01	Property		1	Market32 – Worcester, MA	1.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.06	Property		1	Walgreens – Prattville, AL	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.20	Property		1	Dollar General – National Park, NJ	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.24	Property		1	Dollar General – Hammond, LA	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.25	Property		1	Dollar General – Brandon, MS	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.29	Property		1	Dollar General – Walker, LA	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.31	Property		1	Family Dollar – Casper, WY	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.32	Property		1	Dollar General – Omaha, NE	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.35	Property		1	Dollar General – Cameron, NC	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	96.5%	9,311,924	1,115,312	8,196,612	60,730	46,560
4	Loan	5	1	601 Lexington Avenue	6.0%	12/31/2020	T-12	147,502,669	64,986,057	82,516,612	12/31/2019	T-12	93.5%	159,706,334	64,433,228	95,273,106	418,915	2,743,708
5	Loan	5	1	26 Broadway	4.9%	12/31/2020	T-12	34,844,620	14,457,307	20,387,313	12/31/2019	T-12	83.1%	34,094,760	13,561,974	20,532,786	167,942	1,067,669
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	12/31/2020	T-12	1,420,440	463,734	956,706	12/31/2019	T-12	95.0%	3,869,238	828,831	3,040,407	23,010	249,881
7	Loan	5	1	Midtown Square	4.4%	12/31/2020	T-12	9,847,892	2,186,635	7,661,257	12/31/2019	T-12	95.0%	9,871,834	2,401,539	7,470,294	30,819	302,491
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	48,187,868	13,726,489	34,461,379	131,587	0
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	12/31/2020	T-12	11,925,077	7,452,275	4,472,802	12/31/2019	T-12	72.6%	15,157,765	8,222,888	6,934,877	645,370	0
9.01	Property		1	DoubleTree Utica	1.1%	12/31/2020	T-12	4,072,691	2,241,135	1,831,556	12/31/2019	T-12	71.1%	3,905,961	2,051,137	1,854,824	195,298	0
9.02	Property		1	Home2 Suites Utica	0.9%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	83.0%	3,017,833	1,529,794	1,488,040	120,713	0
9.03	Property		1	TownePlace Suites New Hartford	0.9%	12/31/2020	T-12	2,918,815	1,654,510	1,264,306	12/31/2019	T-12	87.6%	3,063,174	1,446,284	1,616,890	122,527	0
9.04	Property		1	Best Western Fishkill	0.7%	12/31/2020	T-12	3,036,815	2,219,958	816,857	12/31/2019	T-12	68.9%	3,066,173	1,925,400	1,140,772	122,647	0
9.05	Property		1	Fairfield Inn Cortland	0.5%	12/31/2020	T-12	1,896,756	1,336,672	560,084	12/31/2019	T-12	52.0%	2,104,624	1,270,272	834,351	84,185	0
10	Loan		1	Fleet Farm - Waukee	4.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	2,499,018	0	2,499,018	0	0
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	12/31/2020	T-12	43,166,777	7,222,431	35,944,346	12/31/2019	T-12	100.0%	55,178,154	10,108,560	45,069,593	1,887,664	1,415,748
11.01	Property		1	4000 Principio Parkway	0.4%	12/31/2020	T-12	5,838,319	942,539	4,895,780	12/31/2019	T-12	100.0%	6,501,553	1,145,058	5,356,496	238,949	179,212
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	12/31/2020	T-12	4,934,718	466,890	4,467,828	12/31/2019	T-12	100.0%	5,326,380	508,544	4,817,836	203,256	152,442
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	12/31/2020	T-12	6,147,034	1,193,206	4,953,828	12/31/2019	T-12	100.0%	6,711,851	1,587,536	5,124,315	203,256	152,442
11.04	Property		1	52 Pettengill Road	0.4%	12/31/2020	T-12	3,240,412	885,179	2,355,233	12/31/2019	T-12	100.0%	5,099,301	1,459,081	3,640,220	122,848	92,136
11.05	Property		1	510 John Dodd Road	0.4%	12/31/2020	T-12	4,671,876	315,449	4,356,427	12/31/2019	T-12	100.0%	5,001,109	401,290	4,599,819	203,148	152,361
11.06	Property		1	309 Dulty's Lane	0.3%	12/31/2020	T-12	3,483,064	136,309	3,346,755	12/31/2019	T-12	100.0%	3,660,336	171,164	3,489,171	126,767	95,075
11.07	Property		1	5300 Centerpoint Parkway	0.2%	12/31/2020	T-12	2,883,912	355,641	2,528,271	12/31/2019	T-12	100.0%	3,214,617	431,314	2,783,304	116,268	87,201
11.08	Property		1	17001 West Mercury Street	0.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	100.0%	3,046,813	315,274	2,731,539	129,092	96,819
11.09	Property		1	725 Darlington Avenue	0.2%	12/31/2020	T-12	2,477,401	837,916	1,639,485	12/31/2019	T-12	100.0%	2,864,263	837,845	2,026,418	33,485	25,114
11.10	Property		1	10100 89th Avenue N	0.1%	12/31/2020	T-12	2,397,354	869,814	1,527,540	12/31/2019	T-12	100.0%	2,867,390	1,091,485	1,775,905	63,812	47,859
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,590,343	179,543	1,410,800	71,501	53,626
11.12	Property		1	4836 Hickory Hill Road	0.1%	12/31/2020	T-12	1,365,744	185,178	1,180,566	12/31/2019	T-12	100.0%	1,518,188	259,542	1,258,647	129,232	96,924
11.13	Property		1	7000 West Post Road	0.1%	12/31/2020	T-12	980,472	76,552	903,920	12/31/2019	T-12	100.0%	1,399,009	164,776	1,234,233	19,191	14,393
11.14	Property		1	3201 Bearing Drive	0.1%	12/31/2020	T-12	1,097,639	56,170	1,041,469	12/31/2019	T-12	100.0%	1,717,992	105,502	1,612,490	84,582	63,437
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	12/31/2020	T-12	1,273,562	351,655	921,907	12/31/2019	T-12	100.0%	1,739,623	710,534	1,029,090	58,878	44,158
11.16	Property		1	6825 West County Road 400 North	0.1%	12/31/2020	T-12	1,338,603	318,566	1,020,037	12/31/2019	T-12	100.0%	1,790,931	494,997	1,295,934	49,008	36,756
11.17	Property		1	951 Trails Road	0.1%	12/31/2020	T-12	1,036,668	231,367	805,301	12/31/2019	T-12	100.0%	1,128,453	245,077	883,377	34,390	25,793
12	Loan		1	1021-1023 38th Street	3.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	90.0%	1,888,548	158,428	1,730,120	11,302	56,512
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	12/31/2020	T-12	93,601,628	46,392,886	47,208,742	12/31/2019	T-12	87.7%	97,560,449	39,136,450	58,423,999	660,862	3,353,632
13.01	Property		1	First National Building	0.7%	12/31/2020	T-12	20,058,038	10,571,414	9,486,624	12/31/2019	T-12	94.7%	24,218,140	8,751,047	15,467,092	160,024	1,030,745
13.02	Property		1	The Qube	0.4%	12/31/2020	T-12	14,915,740	6,855,771	8,059,969	12/31/2019	T-12	91.4%	15,190,314	5,694,242	9,496,072	104,540	698,379
13.03	Property		1	Chrysler House	0.3%	12/31/2020	T-12	12,726,060	5,918,699	6,807,361	12/31/2019	T-12	79.0%	11,740,667	5,139,250	6,601,417	68,698	389,974
13.04	Property		1	1001 Woodward	0.3%	12/31/2020	T-12	11,842,228	5,715,799	6,126,429	12/31/2019	T-12	87.0%	11,833,265	4,506,929	7,326,336	63,808	375,085
13.05	Property		1	One Woodward	0.2%	12/31/2020	T-12	10,637,962	6,451,321	4,186,641	12/31/2019	T-12	92.4%	10,421,702	4,768,719	5,652,984	74,051	482,862
13.06	Property		1	The Z Garage	0.2%	12/31/2020	T-12	7,362,715	2,377,053	4,985,662	12/31/2019	T-12	NAP	4,333,672	2,201,877	2,131,796	38,209	14,705
13.07	Property		1	Two Detroit Garage	0.1%	12/31/2020	T-12	3,704,406	1,425,407	2,278,998	12/31/2019	T-12	NAP	4,136,711	1,180,174	2,956,536	27,650	0

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%	12/31/2020	T-12	1,560,258	1,126,435	433,823	12/31/2019	T-12	95.0%	4,058,229	1,375,879	2,682,351	28,507	199,255
13.09	Property		1	1001 Brush Street	0.1%	12/31/2020	T-12	4,094,396	1,805,465	2,288,931	12/31/2019	T-12	NAP	3,237,726	1,504,379	1,733,347	28,100	21,371
13.10	Property		1	The Assembly	0.1%	12/31/2020	T-12	585,521	928,015	(342,494)	12/31/2019	T-12	74.0%	2,741,081	1,292,767	1,448,315	23,082	90,307
13.11	Property		1	419 Fort Street Garage	0.1%	12/31/2020	T-12	2,012,448	883,296	1,129,152	12/31/2019	T-12	NAP	2,451,762	850,847	1,600,915	15,925	0
13.12	Property		1	Vinton	0.1%	12/31/2020	T-12	1,324,511	1,064,009	260,502	12/31/2019	T-12	95.0%	1,278,493	886,306	392,187	6,104	8,260
13.13	Property		1	1401 First Street	0.1%	12/31/2020	T-12	2,033,708	786,300	1,247,408	12/31/2019	T-12	NAP	1,131,300	613,395	517,905	15,825	0
13.14	Property		1	Lane Bryant Building	0.0%	12/31/2020	T-12	743,636	483,900	259,736	12/31/2019	T-12	94.8%	787,387	370,639	416,748	6,339	42,689
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	12/31/2020	T-12	8,198,699	2,591,194	5,607,506	Various	Various	91.0%	9,182,898	2,601,302	6,581,596	69,767	318,836
14.01	Property		1	Rancho Cordova Town Center	1.0%	12/31/2020	T-12	3,266,827	1,002,923	2,263,904	12/31/2019	T-12	93.2%	3,761,975	1,045,412	2,716,563	22,298	101,904
14.02	Property		1	Prune Tree Center	0.8%	12/31/2020	T-12	2,202,816	693,203	1,509,613	12/31/2019	T-12	94.2%	2,461,832	714,085	1,747,746	19,748	90,249
14.03	Property		1	Rimrock Plaza	0.6%	12/31/2020	T-12	1,395,208	635,439	759,769	6/30/2019	T-6 Ann	79.4%	1,572,638	557,199	1,015,438	14,452	66,047
14.04	Property		1	Sandstone Village	0.5%	12/31/2020	T-12	1,333,848	259,629	1,074,219	12/31/2019	T-12	95.0%	1,386,453	284,605	1,101,848	13,268	60,637
15	Loan		1	Stadium Crossings	2.8%	12/31/2020	T-12	2,644,665	1,104,124	1,540,541	12/31/2019	T-12	93.9%	3,542,136	1,608,319	1,933,817	14,425	0
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.8%	8,590,056	3,495,638	5,094,418	35,975	31,063
16.01	Property		1	45 John Street	1.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	97.4%	5,277,620	2,436,338	2,841,282	15,382	2,300
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	93.7%	3,312,436	1,059,300	2,253,136	20,594	28,763
17	Loan		1	Foothill Center	1.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	93.4%	1,740,722	543,555	1,197,167	6,781	16,952
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,152,120	238,894	913,226	11,872	0
18.01	Property		1	273 Maverick Street	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.02	Property		1	194-194A Maverick Street	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.03	Property		1	147 Cottage Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.04	Property		1	133 Paris Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.05	Property		1	153 Saratoga Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.06	Property		1	284 Chelsea Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.07	Property		1	129 Eutaw Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.08	Property		1	161 Bennington Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.09	Property		1	20 Trenton Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.10	Property		1	234 Lexington Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.11	Property		1	137 Chelsea Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.12	Property		1	21 Eutaw Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.13	Property		1	206 Princeton Street	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19	Loan		1	Tidewater Cove	1.8%	12/31/2020	T-12	1,294,101	531,382	762,719	12/31/2019	T-12	89.3%	1,754,293	598,438	1,155,854	12,185	61,780
20	Loan		1	Murray Road Industrial Center	1.6%	12/31/2020	T-12	1,056,532	277,222	779,310	12/31/2019	T-12	95.0%	1,162,543	223,654	938,890	0	0
21	Loan		1	Oak Ridge Apartments	1.3%	12/31/2021	T-12	1,845,636	895,920	949,716	12/31/2020	T-12	88.8%	1,852,565	872,951	979,615	75,139	0
22	Loan	8	1	Freedom Plaza	1.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	93.6%	1,320,815	282,334	1,038,482	6,934	21,957
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	12/31/2021	T-12	899,390	338,401	560,989	12/31/2020	T-12	85.6%	1,166,018	362,193	803,825	10,848	0
24	Loan	F	1	6 Armstrong	1.1%	12/31/2020	T-12	3,042,170	1,601,361	1,440,809	12/31/2019	T-12	77.0%	2,997,286	1,516,274	1,481,012	24,643	164,288
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	74.8%	2,608,716	1,417,548	1,191,168	104,349	0
26	Loan	G	1	20 Squadron Blvd	1.0%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	90.7%	1,594,034	852,193	741,841	14,566	33,263
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	80.0%	2,782,370	1,578,393	1,203,978	111,295	0
28	Loan	6	2	All-Star Self Storage	0.9%	12/31/2021	T-12	909,235	446,504	462,731	12/31/2020	T-12	78.8%	1,222,144	580,349	641,795	9,305	0
28.01	Property		1	Goose Creek	0.7%	12/31/2021	T-12	751,423	364,541	386,882	12/31/2020	T-12	81.9%	995,076	450,428	544,648	6,251	0
28.02	Property		1	North Charleston	0.2%	12/31/2021	T-12	157,812	81,963	75,849	12/31/2020	T-12	67.3%	227,068	129,921	97,147	3,055	0
29	Loan	19	1	35 Walker Street	0.8%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	620,388	95,456	524,932	750	5,888
30	Loan		1	Motel 6 Las Vegas	0.8%	12/31/2020	T-12	2,037,171	1,371,061	666,110	12/31/2019	T-12	64.0%	2,472,769	1,439,635	1,033,134	123,638	0
31	Loan		1	United Storage Swansea	0.8%	12/31/2019	T-12	612,591	413,592	198,998	12/31/2018	T-12	90.7%	724,900	274,962	449,937	5,566	0
32	Loan		1	Country Court Apartments	0.8%	12/31/2021	T-12	1,519,374	890,862	628,512	12/31/2020	T-12	91.2%	1,481,994	878,376	603,618	51,941	0
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	12/31/2020	T-12	474,406	0	474,406	12/31/2019	T-12	96.3%	645,170	204,719	440,451	3,346	14,702
33.01	Property		1	Walgreens	0.6%	12/31/2020	T-12	363,000	0	363,000	12/31/2019	T-12	96.1%	464,842	126,307	338,535	2,223	11,856
33.02	Property		1	Dollar General	0.2%	12/31/2020	T-12	111,406	0	111,406	12/31/2019	T-12	96.9%	180,328	78,412	101,916	1,123	2,846
34	Loan		1	43-53 Mineola Avenue	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	94.8%	487,528	133,040	354,488	2,246	0
35	Loan		1	775-779 E Tremont Ave	0.6%	12/31/2020	T-12	569,602	119,435	450,167	12/31/2019	T-12	95.0%	610,284	177,890	432,393	1,769	43,859
36	Loan		1	399 Atlantic	0.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	93.6%	672,889	242,039	430,850	4,986	2,029
37	Loan	H	1	NSC Oakman Storage	0.4%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	81.2%	890,217	372,248	517,969	4,426	0
38	Loan		1	Overlea Shopping Center	0.3%	12/31/2020	T-12	235,884	140,854	95,030	12/31/2019	T-12	93.1%	349,233	118,806	230,427	4,542	22,710
39	Loan		1	Amwell Valley Self Storage	0.3%	12/31/2020	T-12	340,822	109,241	231,581	12/31/2019	T-12	86.1%	316,662	129,614	187,048	2,740	0

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
1	Loan	5, 11, A	1	Constitution Center	9.9%	52,916,001	4.57	4.30	14.1%	13.3%	914,000,000	As Is	12/29/2021	43.5%	43.5%	100.0%	12/1/2021	No
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	7,910,445	2.67	2.54	9.5%	9.0%	159,790,000	As Is	Various	55.0%	55.0%	100.0%	4/1/2022
2.01	Property		1	Market32 – Worcester, MA	1.6%	NAV					26,700,000	As Is	12/16/2021			100.0%	4/1/2022	Yes
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	NAV					17,300,000	As Is	1/23/2022			100.0%	4/1/2022	Yes
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	NAV					13,100,000	As Is	1/23/2022			100.0%	4/1/2022	Yes
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	NAV					6,300,000	As Is	1/12/2022			100.0%	4/1/2022	Yes
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	NAV					6,200,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.06	Property		1	Walgreens – Prattville, AL	0.4%	NAV					6,200,000	As Is	1/9/2022			100.0%	4/1/2022	Yes
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	NAV					6,100,000	As Is	1/20/2022			100.0%	4/1/2022	Yes
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	NAV					6,050,000	As Is	1/20/2022			100.0%	4/1/2022	Yes
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	NAV					5,130,000	As Is	1/24/2022			100.0%	4/1/2022	Yes
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	NAV					5,000,000	As Is	12/4/2021			100.0%	4/1/2022	Yes
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	NAV					4,680,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	NAV					4,600,000	As Is	1/21/2022			100.0%	4/1/2022	Yes
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	NAV					4,300,000	As Is	1/27/2022			100.0%	4/1/2022	Yes
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	NAV					3,940,000	As Is	1/20/2022			100.0%	4/1/2022	Yes
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	NAV					3,800,000	As Is	1/4/2022			100.0%	4/1/2022	Yes
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	NAV					3,150,000	As Is	1/11/2022			100.0%	4/1/2022	Yes
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	NAV					2,750,000	As Is	1/14/2022			100.0%	4/1/2022	Yes
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	NAV					2,600,000	As Is	1/7/2022			100.0%	4/1/2022	Yes
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	NAV					2,600,000	As Is	1/7/2022			100.0%	4/1/2022	Yes
2.20	Property		1	Dollar General – National Park, NJ	0.2%	NAV					2,500,000	As Is	1/11/2022			100.0%	4/1/2022	Yes
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	NAV					2,200,000	As Is	1/26/2022			100.0%	4/1/2022	Yes
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	NAV					2,000,000	As Is	1/10/2022			100.0%	4/1/2022	Yes
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	NAV					1,930,000	As Is	1/25/2022			100.0%	4/1/2022	Yes
2.24	Property		1	Dollar General – Hammond, LA	0.1%	NAV					1,900,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.25	Property		1	Dollar General – Brandon, MS	0.1%	NAV					1,900,000	As Is	1/17/2022			100.0%	4/1/2022	Yes
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	NAV					1,810,000	As Is	1/12/2022			100.0%	4/1/2022	Yes
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	NAV					1,800,000	As Is	1/21/2022			100.0%	4/1/2022	Yes
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	NAV					1,730,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.29	Property		1	Dollar General – Walker, LA	0.1%	NAV					1,640,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	NAV					1,600,000	As Is	1/5/2022			100.0%	4/1/2022	Yes
2.31	Property		1	Family Dollar – Casper, WY	0.1%	NAV					1,600,000	As Is	1/20/2022			100.0%	4/1/2022	Yes
2.32	Property		1	Dollar General – Omaha, NE	0.1%	NAV					1,560,000	As Is	1/5/2022			100.0%	4/1/2022	Yes
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	NAV					1,440,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	NAV					1,350,000	As Is	1/3/2022			100.0%	4/1/2022	Yes
2.35	Property		1	Dollar General – Cameron, NC	0.1%	NAV					1,260,000	As Is	1/20/2022			100.0%	4/1/2022	Yes
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	NAV					1,070,000	As Is	1/15/2022			100.0%	4/1/2022	Yes
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	8,089,322	1.90	1.88	7.8%	7.7%	179,000,000	As Is	1/24/2022	58.7%	58.7%	63.0%	2/1/2022	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	92,110,483	4.65	4.50	13.2%	12.7%	1,700,000,000	As Is	10/1/2021	42.5%	42.5%	96.3%	11/1/2021	No
5	Loan	5	1	26 Broadway	4.9%	19,297,174	3.65	3.43	18.2%	17.1%	465,000,000	As Is	11/3/2021	24.3%	24.3%	82.2%	1/1/2022	No
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	2,767,516	1.51	1.38	9.2%	8.4%	46,500,000	As Is	12/17/2021	71.0%	65.1%	98.9%	12/1/2021	No
7	Loan	5	1	Midtown Square	4.4%	7,136,984	1.62	1.55	9.3%	8.9%	127,800,000	As Is	12/2/2021	62.9%	53.1%	99.4%	1/28/2022	No
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	34,329,793	5.56	5.54	14.1%	14.0%	790,000,000	As Is	11/8/2021	31.0%	31.0%	100.0%	4/6/2022	Yes
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	6,289,507	2.69	2.44	15.7%	14.3%	84,500,000	As Portfolio	2/1/2022	52.1%	41.8%	72.6%	12/31/2021
9.01	Property		1	DoubleTree Utica	1.1%	1,659,526					21,000,000	As Is	2/1/2022			71.1%	12/31/2021	NAP
9.02	Property		1	Home2 Suites Utica	0.9%	1,367,326					17,500,000	As Is	2/1/2022			83.0%	12/31/2021	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	1,494,363					17,000,000	As Is	2/1/2022			87.6%	12/31/2021	NAP
9.04	Property		1	Best Western Fishkill	0.7%	1,018,125					16,000,000	As Is	2/1/2022			68.9%	12/31/2021	NAP
9.05	Property		1	Fairfield Inn Cortland	0.5%	750,166					10,500,000	As Is	2/1/2022			52.0%	12/31/2021	NAP
10	Loan		1	Fleet Farm - Waukee	4.0%	2,499,018	2.10	2.10	9.0%	9.0%	43,400,000	As Is	2/2/2022	63.6%	63.6%	100.0%	4/6/2022	Yes
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	41,766,181	3.37	3.12	13.2%	12.2%	1,175,000,000	As Portfolio	1/3/2022	29.0%	29.0%	100.0%	Various
11.01	Property		1	4000 Principio Parkway	0.4%	4,938,335					140,000,000	As Is	12/15/2021			100.0%	4/6/2022	Yes
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	4,462,138					132,100,000	As Is	12/21/2021			100.0%	4/6/2022	Yes
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	4,768,617					115,400,000	As Is	12/15/2021			100.0%	4/6/2022	Yes
11.04	Property		1	52 Pettengill Road	0.4%	3,425,236					123,000,000	As Is	1/3/2022			100.0%	4/6/2022	Yes
11.05	Property		1	510 John Dodd Road	0.4%	4,244,310					112,500,000	As Is	12/23/2021			100.0%	4/6/2022	Yes
11.06	Property		1	309 Dulty's Lane	0.3%	3,267,329					107,900,000	As Is	12/22/2021			100.0%	4/6/2022	Yes
11.07	Property		1	5300 Centerpoint Parkway	0.2%	2,579,834					57,600,000	As Is	12/16/2021			100.0%	4/6/2022	Yes
11.08	Property		1	17001 West Mercury Street	0.2%	2,505,627					50,400,000	As Is	12/20/2021			100.0%	4/6/2022	Yes
11.09	Property		1	725 Darlington Avenue	0.2%	1,967,820					51,400,000	As Is	12/9/2021			100.0%	4/6/2022	Yes
11.10	Property		1	10100 89th Avenue N	0.1%	1,664,234					39,500,000	As Is	12/15/2021			100.0%	2/1/2022	No
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	1,285,674					33,400,000	As Is	12/16/2021			100.0%	4/6/2022	Yes
11.12	Property		1	4836 Hickory Hill Road	0.1%	1,032,491					35,500,000	As Is	1/3/2022			100.0%	4/6/2022	Yes
11.13	Property		1	7000 West Post Road	0.1%	1,200,650					30,400,000	As Is	12/14/2021			100.0%	4/6/2022	Yes
11.14	Property		1	3201 Bearing Drive	0.1%	1,464,471					29,800,000	As Is	12/28/2021			100.0%	4/6/2022	Yes
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	926,054					27,500,000	As Is	12/28/2021			100.0%	4/6/2022	Yes
11.16	Property		1	6825 West County Road 400 North	0.1%	1,210,170					24,300,000	As Is	12/15/2021			100.0%	2/1/2022	No
11.17	Property		1	951 Trails Road	0.1%	823,194					17,600,000	As Is	12/15/2021			100.0%	4/6/2022	Yes
12	Loan		1	1021-1023 38th Street	3.1%	1,662,306	2.17	2.08	8.2%	7.9%	32,900,000	As Is	11/1/2021	63.8%	63.8%	100.0%	12/20/2021	No
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	54,409,505	3.55	3.30	13.6%	12.7%	724,300,000	As Is	Various	59.4%	59.4%	88.7%	Various
13.01	Property		1	First National Building	0.7%	14,276,324					162,000,000	As Is	8/30/2021			94.9%	11/10/2021	No
13.02	Property		1	The Qube	0.4%	8,693,152					103,000,000	As Is	8/30/2021			90.6%	11/10/2021	No
13.03	Property		1	Chrysler House	0.3%	6,142,746					83,000,000	As Is	8/30/2021			79.9%	11/10/2021	No
13.04	Property		1	1001 Woodward	0.3%	6,887,443					80,000,000	As Is	8/30/2021			88.9%	11/10/2021	No
13.05	Property		1	One Woodward	0.2%	5,096,070					58,000,000	As Is	8/30/2021			92.9%	11/10/2021	No
13.06	Property		1	The Z Garage	0.2%	2,078,882					53,000,000	As Is	9/10/2021			NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%	2,928,886					37,000,000	As Is	9/10/2021			NAP	NAP	NAP

A-1-11

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)
13.08	Property		1	1505 & 1515 Woodward	0.1%	2,454,589					35,000,000	As Is	8/30/2021			100.0%	11/10/2021	No
13.09	Property		1	1001 Brush Street	0.1%	1,683,875					32,000,000	As Is	9/10/2021			NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%	1,334,926					23,100,000	As Is	8/30/2021			75.0%	9/3/2021	No
13.11	Property		1	419 Fort Street Garage	0.1%	1,584,990					21,000,000	As Is	9/10/2021			NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%	377,823					17,500,000	As Is	8/30/2021			61.9%	9/3/2021	No
13.13	Property		1	1401 First Street	0.1%	502,080					13,500,000	As Is	9/10/2021			NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%	367,719					6,200,000	As Is	8/30/2021			95.2%	11/10/2021	No
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	6,192,992	2.58	2.43	10.2%	9.6%	107,800,000	As Is Portfolio	12/28/2021	60.0%	60.0%	92.0%	1/1/2022
14.01	Property		1	Rancho Cordova Town Center	1.0%	2,592,361					34,000,000	As Is	11/18/2021			94.2%	1/1/2022	No
14.02	Property		1	Prune Tree Center	0.8%	1,637,749					28,050,000	As Is	7/4/2021			93.7%	1/1/2022	No
14.03	Property		1	Rimrock Plaza	0.6%	934,939					20,500,000	As Is	7/24/2021			81.0%	1/1/2022	No
14.04	Property		1	Sandstone Village	0.5%	1,027,943					18,800,000	As Is	11/22/2021			97.7%	1/1/2022	No
15	Loan		1	Stadium Crossings	2.8%	1,919,391	2.33	2.31	9.9%	9.8%	32,500,000	As Is	2/8/2022	60.0%	60.0%	93.8%	2/1/2022	No
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	5,027,379	2.11	2.08	8.5%	8.4%	116,900,000	As Is	Various	51.5%	51.5%	96.8%	11/11/2021
16.01	Property		1	45 John Street	1.2%	2,823,600					72,600,000	As Is	12/10/2021			99.3%	11/11/2021	No
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	2,203,779					44,300,000	As Is	11/23/2021			93.3%	11/11/2021	No
17	Loan		1	Foothill Center	1.9%	1,173,435	1.51	1.48	9.0%	8.8%	23,000,000	As Is	12/28/2021	57.8%	46.7%	88.9%	12/27/2021	No
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	901,354	1.86	1.84	7.5%	7.4%	20,900,000	As Portfolio	11/3/2021	58.6%	58.6%	100.0%	11/30/2021
18.01	Property		1	273 Maverick Street	0.3%	NAV					3,430,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	NAV					2,040,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.03	Property		1	147 Cottage Street	0.1%	NAV					1,560,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.04	Property		1	133 Paris Street	0.1%	NAV					1,420,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.05	Property		1	153 Saratoga Street	0.1%	NAV					1,410,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.06	Property		1	284 Chelsea Street	0.1%	NAV					1,370,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.07	Property		1	129 Eutaw Street	0.1%	NAV					1,250,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.08	Property		1	161 Bennington Street	0.1%	NAV					1,240,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.09	Property		1	20 Trenton Street	0.1%	NAV					1,230,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.10	Property		1	234 Lexington Street	0.1%	NAV					1,220,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.11	Property		1	137 Chelsea Street	0.1%	NAV					1,210,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.12	Property		1	21 Eutaw Street	0.1%	NAV					1,210,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
18.13	Property		1	206 Princeton Street	0.1%	NAV					1,200,000	As Is	11/3/2021			100.0%	11/30/2021	NAP
19	Loan		1	Tidewater Cove	1.8%	1,081,889	2.40	2.25	9.6%	9.0%	19,900,000	As Is	12/30/2021	60.3%	60.3%	100.0%	1/27/2022	No
20	Loan		1	Murray Road Industrial Center	1.6%	938,890	2.24	2.24	8.8%	8.8%	20,600,000	As Is	1/6/2022	51.8%	51.8%	100.0%	1/12/2022	No
21	Loan		1	Oak Ridge Apartments	1.3%	904,476	1.78	1.64	10.9%	10.0%	16,400,000	As Is	2/16/2022	54.9%	44.6%	93.8%	3/4/2022	NAP
22	Loan	8	1	Freedom Plaza	1.2%	1,009,591	3.22	3.13	13.0%	12.6%	14,275,000	As Is	1/15/2022	56.0%	56.0%	93.5%	2/22/2022	No
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	792,977	1.85	1.83	10.1%	10.0%	13,150,000	As Is	12/20/2021	60.6%	47.7%	98.1%	11/30/2021	NAP
24	Loan	F	1	6 Armstrong	1.1%	1,292,081	5.05	4.40	19.7%	17.2%	20,800,000	As Is	12/25/2021	36.1%	36.1%	75.1%	2/1/2022	No
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	1,086,819	2.65	2.42	16.1%	14.7%	12,100,000	As Is	12/30/2021	61.1%	49.6%	74.8%	12/31/2021	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	694,012	1.85	1.73	10.9%	10.2%	9,500,000	As Is	11/26/2021	71.8%	59.4%	90.5%	12/22/2021	No
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	1,092,683	2.90	2.63	19.6%	17.8%	13,000,000	As Is	1/31/2022	47.2%	35.0%	90.1%	1/31/2022	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	632,489	2.60	2.56	10.7%	10.5%	11,600,000	As Is	12/3/2021	51.7%	51.7%	85.2%	1/7/2022
28.01	Property		1	Goose Creek	0.7%	538,397					8,850,000	As Is	12/3/2021			89.0%	1/7/2022	NAP
28.02	Property		1	North Charleston	0.2%	94,092					2,750,000	As Is	12/3/2021			78.7%	1/7/2022	NAP
29	Loan	19	1	35 Walker Street	0.8%	518,294	2.59	2.56	9.5%	9.3%	9,600,000	As Is	1/4/2022	57.8%	57.8%	100.0%	2/1/2022	No
30	Loan		1	Motel 6 Las Vegas	0.8%	909,495	3.20	2.82	18.7%	16.5%	10,500,000	As Is	12/1/2021	52.6%	42.3%	64.0%	11/30/2021	NAP
31	Loan		1	United Storage Swansea	0.8%	444,371	1.98	1.96	8.2%	8.1%	8,700,000	As Is	12/1/2021	63.2%	63.2%	99.3%	12/31/2021	NAP
32	Loan		1	Country Court Apartments	0.8%	551,677	1.86	1.70	11.4%	10.4%	10,100,000	As Is	2/16/2022	52.5%	42.6%	96.6%	3/4/2022	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	422,403	1.93	1.85	8.3%	8.0%	7,950,000	As Is	Various	66.7%	66.7%	100.0%	4/1/2022
33.01	Property		1	Walgreens	0.6%	324,456					6,100,000	As Is	12/6/2021			100.0%	4/1/2022	Yes
33.02	Property		1	Dollar General	0.2%	97,947					1,850,000	As Is	11/24/2021			100.0%	4/1/2022	Yes
34	Loan		1	43-53 Mineola Avenue	0.7%	352,242	1.48	1.47	7.8%	7.7%	7,000,000	As Is	12/20/2021	65.0%	65.0%	100.0%	1/18/2022	No
35	Loan		1	775-779 E Tremont Ave	0.6%	386,766	2.69	2.41	10.8%	9.7%	6,700,000	As Is	1/18/2022	59.7%	59.7%	100.0%	2/10/2022	No
36	Loan		1	399 Atlantic	0.5%	423,835	3.15	3.10	12.3%	12.1%	8,800,000	As Is	12/7/2021	39.8%	39.8%	93.3%	12/1/2021	No
37	Loan	H	1	NSC Oakman Storage	0.4%	513,543	4.98	4.94	17.3%	17.1%	9,550,000	As Is	11/18/2021	31.4%	31.4%	94.7%	1/31/2022	NAP
38	Loan		1	Overlea Shopping Center	0.3%	203,174	1.68	1.48	10.6%	9.4%	3,100,000	As Is	10/15/2021	70.0%	57.4%	93.5%	12/31/2021	No
39	Loan		1	Amwell Valley Self Storage	0.3%	184,308	1.55	1.53	9.4%	9.2%	3,450,000	As Is	11/18/2021	58.0%	53.1%	86.9%	12/20/2021	NAP

A-1-12

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA
1	Loan	5, 11, A	1	Constitution Center	9.9%	OCC	471,499	33.4%	10/31/2038	FHFA	377,092	26.7%
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%
2.01	Property		1	Market32 – Worcester, MA	1.6%	Market32	64,017	100.0%	3/31/2034	NAP	NAP	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	Price Chopper	61,378	100.0%	9/30/2032	NAP	NAP	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	Hannaford Grocery	41,644	100.0%	12/31/2029	NAP	NAP	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	Tractor Supply Company	21,930	100.0%	12/10/2036	NAP	NAP	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	Walgreens	14,820	100.0%	2/28/2031	NAP	NAP	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%	Walgreens	14,490	100.0%	12/31/2034	NAP	NAP	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	Tractor Supply Company	21,930	100.0%	10/31/2033	NAP	NAP	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	Novant Health	12,459	100.0%	11/30/2031	NAP	NAP	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	Fresenius Medical Care	6,414	100.0%	12/31/2031	NAP	NAP	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	CVS Pharmacy	14,280	100.0%	1/31/2038	NAP	NAP	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	CVS Pharmacy	13,225	100.0%	1/31/2038	NAP	NAP	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	Tractor Supply Company	19,050	100.0%	10/31/2035	NAP	NAP	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	Kum & Go	4,995	100.0%	11/28/2032	NAP	NAP	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	Forsyth Medical	15,644	100.0%	3/1/2031	NAP	NAP	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	Dollar Tree	10,700	100.0%	6/30/2031	NAP	NAP	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	CVS Pharmacy	10,125	100.0%	10/31/2033	NAP	NAP	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	Sherwin Williams	5,453	100.0%	12/31/2032	NAP	NAP	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	Family Dollar	9,000	100.0%	4/30/2030	NAP	NAP	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	Family Dollar	9,441	100.0%	3/31/2029	NAP	NAP	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%	Dollar General	7,545	100.0%	2/28/2034	NAP	NAP	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	Dollar Tree	8,700	100.0%	1/31/2032	NAP	NAP	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	Dollar General	10,825	100.0%	1/31/2032	NAP	NAP	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	Dollar General	7,456	100.0%	10/31/2035	NAP	NAP	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%	Dollar General	10,640	100.0%	1/31/2036	NAP	NAP	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%	Dollar General	9,332	100.0%	8/31/2034	NAP	NAP	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	Dollar General	9,014	100.0%	8/31/2031	NAP	NAP	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	Dollar Tree	9,984	100.0%	3/31/2032	NAP	NAP	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	Dollar General	10,640	100.0%	9/30/2036	NAP	NAP	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%	Dollar General	9,100	100.0%	5/31/2034	NAP	NAP	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	Dollar General	9,100	100.0%	7/31/2036	NAP	NAP	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%	Family Dollar	9,180	100.0%	12/31/2031	NAP	NAP	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%	Dollar General	7,489	100.0%	1/31/2037	NAP	NAP	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	Family Dollar	8,320	100.0%	4/30/2032	NAP	NAP	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	Sherwin Williams	4,000	100.0%	9/30/2031	NAP	NAP	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%	Dollar General	9,014	100.0%	2/28/2031	NAP	NAP	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	Dollar General	9,014	100.0%	5/31/2031	NAP	NAP	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	Kirkland & Ellis	616,139	36.8%	2/28/2039	Citibank	216,256	12.9%
5	Loan	5	1	26 Broadway	4.9%	New York City Department of Education (Construction Authority)	288,090	34.3%	1/26/2039 (181,659); 3/14/2041 (106,431 SF)	Live Primary, LLC	73,565	8.8%
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	Ross Dress for Less	22,000	19.1%	1/31/2031	Planet Fitness	18,957	16.5%
7	Loan	5	1	Midtown Square	4.4%	Home Depot	149,088	25.7%	1/31/2026	Target	148,200	25.5%
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	Oath Holdings Inc.	657,934	100.0%	4/30/2037	NAP	NAP	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%
9.01	Property		1	DoubleTree Utica	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Home2 Suites Utica	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	Best Western Fishkill	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	Fairfield Inn Cortland	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Fleet Farm - Waukee	4.0%	Fleet Farm	187,834	100.0%	4/15/2044	NAP	NAP	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%
11.01	Property		1	4000 Principio Parkway	0.4%	Restoration Hardware, Inc.	1,194,744	100.0%	2/29/2028	NAP	NAP	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	Amazon.com Services, Inc.	1,016,281	100.0%	9/30/2027	NAP	NAP	NAP
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	Amazon.com Services, Inc.	1,016,281	100.0%	9/30/2027	NAP	NAP	NAP
11.04	Property		1	52 Pettengill Road	0.4%	UPS Supply Chain Solutions, Inc.	614,240	100.0%	5/31/2030	NAP	NAP	NAP
11.05	Property		1	510 John Dodd Road	0.4%	Amazon.com Services, Inc.	1,015,740	100.0%	9/30/2027	NAP	NAP	NAP
11.06	Property		1	309 Dulty's Lane	0.3%	BJ's Wholesale Club, Inc.	633,836	100.0%	7/31/2033	NAP	NAP	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%	Avnet, Inc.	581,342	100.0%	9/30/2026	NAP	NAP	NAP
11.08	Property		1	17001 West Mercury Street	0.2%	ELC Distribution Center LLC	645,462	100.0%	8/31/2032	NAP	NAP	NAP
11.09	Property		1	725 Darlington Avenue	0.2%	YNAP Corporation	167,424	100.0%	8/31/2035	NAP	NAP	NAP
11.10	Property		1	10100 89th Avenue N	0.1%	Bunzl Minneapolis, LLC	155,313	48.7%	8/31/2029	Pelican Bio Thermal LLC	117,242	36.7%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	SYNNEX Corporation	357,504	100.0%	4/30/2028	NAP	NAP	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%	Barrett Distribution Centers, LLC	646,160	100.0%	4/30/2027	NAP	NAP	NAP
11.13	Property		1	7000 West Post Road	0.1%	Federal Express Corporation	95,953	100.0%	9/30/2025	NAP	NAP	NAP
11.14	Property		1	3201 Bearing Drive	0.1%	Amcor Rigid Plastics USA, Inc.	422,912	100.0%	6/30/2029	NAP	NAP	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	BlueTriton Brands, Inc.	294,388	100.0%	7/31/2031	NAP	NAP	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%	Stanley Security Solutions, Inc.	108,467	44.3%	2/28/2027	Envigo RMS, LLC	77,041	31.4%
11.17	Property		1	951 Trails Road	0.1%	Joseph T. Ryerson & Son, Inc.	171,951	100.0%	8/31/2033	NAP	NAP	NAP
12	Loan		1	1021-1023 38th Street	3.1%	Human Care Services [HCS]	14,961	26.5%	10/31/2036	Beitel Corp.	8,435	14.9%
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%
13.01	Property		1	First National Building	0.7%	Amrock, Inc	424,486	53.1%	1/31/2032	Honigman Miller Schwartz and Cohn LLP	150,786	18.8%
13.02	Property		1	The Qube	0.4%	Quicken Loans Inc.	407,050	77.9%	7/31/2028	JPMorgan Chase, National Association	32,126	6.1%
13.03	Property		1	Chrysler House	0.3%	Quicken Loans Inc.	183,664	53.5%	8/31/2023	Rocket Homes Real Estate LLC	29,897	8.7%
13.04	Property		1	1001 Woodward	0.3%	Quicken Loans Inc.	122,475	38.4%	4/30/2024	1001 Woodward Avenue Tenant LLC (WeWork)	56,352	17.7%
13.05	Property		1	One Woodward	0.2%	Quicken Loans Inc.	171,622	46.4%	3/31/2032	Kitch Drutchas Wagner Valitutti & Sherbrook, P.C.	56,265	15.2%
13.06	Property		1	The Z Garage	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-13

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA
13.08	Property		1	1505 & 1515 Woodward	0.1%	LinkedIn Corporation	74,497	52.6%	7/31/2026	H & M Hennes & Mauritz L.P.	25,322	17.9%
13.09	Property		1	1001 Brush Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%	Coyote Logistics	58,192	100.0%	10/31/2030	NAP	NAP	NAP
13.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%	Besa Partners LLC	5,693	100.0%	1/31/2026	NAP	NAP	NAP
13.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%	Detroit Labs, LLC	17,284	54.5%	1/31/2026	Detroit Venture Partners	5,761	18.2%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%
14.01	Property		1	Rancho Cordova Town Center	1.0%	Ross	26,968	18.1%	1/31/2027	Marshall's	25,252	17.0%
14.02	Property		1	Prune Tree Center	0.8%	Safeway	35,722	27.1%	5/31/2024	CVS	31,472	23.9%
14.03	Property		1	Rimrock Plaza	0.6%	Vons Store #29-2384-00	41,330	42.9%	5/31/2026	Eisenhower Medical Center	14,895	15.5%
14.04	Property		1	Sandstone Village	0.5%	TJ Maxx	48,067	54.3%	5/31/2024	Hive	13,488	15.2%
15	Loan		1	Stadium Crossings	2.8%	County of Orange	53,674	50.6%	12/31/2024	GSA	20,828	19.6%
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%
16.01	Property		1	45 John Street	1.2%	Rezdora USA LLC	1,600	2.0%	8/31/2034	Suited Curation LLC	900	1.1%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	Macy's Backstage	31,282	54.4%	4/30/2025	Skywise Lounge	5,923	10.3%
17	Loan		1	Foothill Center	1.9%	Circle K	3,000	8.8%	5/31/2041	Habit Burger	2,700	8.0%
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%
18.01	Property		1	273 Maverick Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	147 Cottage Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.04	Property		1	133 Paris Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.05	Property		1	153 Saratoga Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.06	Property		1	284 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.07	Property		1	129 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.08	Property		1	161 Bennington Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.09	Property		1	20 Trenton Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.10	Property		1	234 Lexington Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.11	Property		1	137 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.12	Property		1	21 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.13	Property		1	206 Princeton Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Tidewater Cove	1.8%	Consolidated Metco, Inc.	44,704	72.4%	5/31/2024	Riverside Payments, Inc.	17,076	27.6%
20	Loan		1	Murray Road Industrial Center	1.6%	Cascade Steel Works	35,100	30.6%	7/31/2024	Familywise Digital, Inc.	18,435	16.0%
21	Loan		1	Oak Ridge Apartments	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8	1	Freedom Plaza	1.2%	Humana	4,438	9.6%	2/28/2025	Re/Max	4,275	9.2%
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	F	1	6 Armstrong	1.1%	Environmental Data	37,197	22.6%	8/31/2024	Dun & Bradstreet	20,591	12.5%
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	Medrite	7,310	12.5%	12/1/2036	Feel Good Imaging	7,285	12.5%
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	6	2	All-Star Self Storage	0.9%
28.01	Property		1	Goose Creek	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.02	Property		1	North Charleston	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	35 Walker Street	0.8%	Art Gallery	1,700	53.1%	9/30/2026	Empower Your Smile	1,500	46.9%
30	Loan		1	Motel 6 Las Vegas	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	United Storage Swansea	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%
33.01	Property		1	Walgreens	0.6%	Walgreens	14,820	100.0%	8/31/2031	NAP	NAP	NAP
33.02	Property		1	Dollar General	0.2%	Dollar General	7,489	100.0%	8/31/2033	NAP	NAP	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%	Golbar Mgmt Intl Corp.	4,980	49.8%	3/31/2035	NAP	NAP	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	Foot Locker	7,540	64.0%	1/31/2033	Danice Stores of Tremont	4,250	36.0%
36	Loan		1	399 Atlantic	0.5%	Investors Bank	2,203	54.3%	3/31/2026	NAP	NAP	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Overlea Shopping Center	0.3%	Dollar General	7,850	34.6%	11/30/2032	Carrol School of Dance	3,570	15.7%
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-14

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
1	Loan	5, 11, A	1	Constitution Center	9.9%	1/31/2027	GSA	375,260	26.6%	2/29/2024
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%
2.01	Property		1	Market32 – Worcester, MA	1.6%	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	NAP	NAP	NAP	NAP	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	NAP	NAP	NAP	NAP	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	NAP	NAP	NAP	NAP	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%	NAP	NAP	NAP	NAP	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	NAP	NAP	NAP	NAP	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	NAP	NAP	NAP	NAP	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	NAP	NAP	NAP	NAP	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%	NAP	NAP	NAP	NAP	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%	NAP	NAP	NAP	NAP	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	NAP	NAP	NAP	NAP	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	NAP	NAP	NAP	NAP	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	NAP	NAP	NAP	NAP	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	NAP	NAP	NAP	NAP	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%	NAP	NAP	NAP	NAP	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	NAP	NAP	NAP	NAP	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP	NAP	NAP	NAP	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	59,978 SF expiring 12/31/2022; 59,978 SF expiring 8/31/2023; 29,989 SF expiring 4/30/2027; 66,311 SF expiring 4/30/2032	NYU	195,326	11.7%	10/31/2049
5	Loan	5	1	26 Broadway	4.9%	12/31/2027	NYFA 26 Broadway LLC (New York Film Academy)	43,865	5.2%	6/28/2030
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	4/30/2031	Mountain's Edge HOA Office	6,618	5.8%	10/31/2031
7	Loan	5	1	Midtown Square	4.4%	1/31/2026	Kohl's	89,653	15.5%	1/30/2027
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%
9.01	Property		1	DoubleTree Utica	1.1%	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Home2 Suites Utica	0.9%	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	Best Western Fishkill	0.7%	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	Fairfield Inn Cortland	0.5%	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	NAP	NAP	NAP	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%
11.01	Property		1	4000 Principio Parkway	0.4%	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	52 Pettengill Road	0.4%	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	510 John Dodd Road	0.4%	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	309 Dulty's Lane	0.3%	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	17001 West Mercury Street	0.2%	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	725 Darlington Avenue	0.2%	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	10100 89th Avenue N	0.1%	9/30/2031	Countrywide Tire and Rubber, Inc.	46,507	14.6%	10/31/2023
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	NAP	NAP	NAP	NAP	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	7000 West Post Road	0.1%	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	3201 Bearing Drive	0.1%	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%	12/31/2023	Max Siegel, Inc.	59,533	24.3%	5/31/2026
11.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP	NAP
12	Loan		1	1021-1023 38th Street	3.1%	11/30/2036	Beitel Property Management	8,435	14.9%	11/30/2036
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%
13.01	Property		1	First National Building	0.7%	11/30/2025	Board of Trustees of Michigan State University	46,598	5.8%	9/30/2031
13.02	Property		1	The Qube	0.4%	5/31/2027	Rock Security LLC	17,490	3.3%	6/30/2022
13.03	Property		1	Chrysler House	0.3%	8/31/2023	RSM US LLP	11,894	3.5%	5/31/2023
13.04	Property		1	1001 Woodward	0.3%	10/31/2033	Southeast Michigan Council of Governments	30,240	9.5%	7/31/2025
13.05	Property		1	One Woodward	0.2%	5/31/2028	Fifth Third Bank	31,204	8.4%	10/31/2025
13.06	Property		1	The Z Garage	0.2%	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%	NAP	NAP	NAP	NAP	NAP

A-1-15

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
13.08	Property		1	1505 & 1515 Woodward	0.1%	1/31/2027	International Bancard Corporation	12,082	8.5%	2/28/2023
13.09	Property		1	1001 Brush Street	0.1%	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%	MTM	Lisa Spindler Photography, Inc.	4,384	13.8%	MTM
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%
14.01	Property		1	Rancho Cordova Town Center	1.0%	8/31/2027	Michael's Stores, Inc	20,800	14.0%	6/30/2024
14.02	Property		1	Prune Tree Center	0.8%	6/30/2024	Ay-Caramba!	4,468	3.4%	4/30/2027 (2,391 SF); 1/31/2025 (2,077 SF)
14.03	Property		1	Rimrock Plaza	0.6%	10/31/2025 (9,790 SF); 12/31/2025 (5,105 SF)	Luchows Palm Springs	4,800	5.0%	6/30/2031
14.04	Property		1	Sandstone Village	0.5%	10/31/2025	Minky Couture	9,250	10.5%	6/30/2027
15	Loan		1	Stadium Crossings	2.8%	6/30/2037	National Technical Systems	12,108	11.4%	2/28/2026
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%
16.01	Property		1	45 John Street	1.2%	5/15/2033	New Cingular Wireless PCS LLC	200	0.3%	10/2/2022
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	12/31/2031	Seaport Buffet	5,340	9.3%	8/31/2023
17	Loan		1	Foothill Center	1.9%	4/26/2035	Starbucks	2,700	8.0%	4/30/2029
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%
18.01	Property		1	273 Maverick Street	0.3%	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	147 Cottage Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.04	Property		1	133 Paris Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.05	Property		1	153 Saratoga Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.06	Property		1	284 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.07	Property		1	129 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.08	Property		1	161 Bennington Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.09	Property		1	20 Trenton Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.10	Property		1	234 Lexington Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.11	Property		1	137 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.12	Property		1	21 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP
18.13	Property		1	206 Princeton Street	0.1%	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Tidewater Cove	1.8%	4/30/2028	NAP	NAP	NAP	NAP
20	Loan		1	Murray Road Industrial Center	1.6%	3/31/2023	Zamptech Sub, LLC	16,900	14.7%	12/31/2024
21	Loan		1	Oak Ridge Apartments	1.3%	NAP	NAP	NAP	NAP	NAP
22	Loan	8	1	Freedom Plaza	1.2%	2/28/2024	Baldwin Brothers	3,750	8.1%	6/30/2023
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP	NAP	NAP	NAP	NAP
24	Loan	F	1	6 Armstrong	1.1%	12/31/2022	Graham Capital Management	13,769	8.4%	6/30/2024
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP	NAP	NAP	NAP	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	8/31/2026	in-Home LCSW, PLLC	4,418	7.6%	9/30/2027
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP	NAP	NAP	NAP	NAP
28	Loan	6	2	All-Star Self Storage	0.9%
28.01	Property		1	Goose Creek	0.7%	NAP	NAP	NAP	NAP	NAP
28.02	Property		1	North Charleston	0.2%	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	35 Walker Street	0.8%	1/1/2037	NAP	NAP	NAP	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	NAP	NAP	NAP	NAP	NAP
31	Loan		1	United Storage Swansea	0.8%	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP	NAP	NAP	NAP	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%
33.01	Property		1	Walgreens	0.6%	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Dollar General	0.2%	NAP	NAP	NAP	NAP	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	NAP	NAP	NAP	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	1/31/2032	NAP	NAP	NAP	NAP
36	Loan		1	399 Atlantic	0.5%	NAP	NAP	NAP	NAP	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Overlea Shopping Center	0.3%	9/30/2026	Bio-Blood Components	3,100	13.7%	3/31/2024
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP

A-1-16

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
1	Loan	5, 11, A	1	Constitution Center	9.9%	ASPR	186,198	13.2%	10/31/2037	NAP	NAP	NAP	NAP
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%
2.01	Property		1	Market32 – Worcester, MA	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	Citadel	144,193	8.6%	8/31/2022	Freshfields	139,243	8.3%	6/30/2026
5	Loan	5	1	26 Broadway	4.9%	People of the State of New York (Court of Claims)	43,769	5.2%	1/31/2032	Jigsaw Productions LLC	29,590	3.5%	5/1/2027 (23,640 SF); 1/31/2023 (3,250 SF); MTM (2,700 SF)
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	ProCare Medical - Mountain's Edge	4,235	3.7%	5/31/2029	Meraki Greek Grill	4,000	3.5%	4/30/2032
7	Loan	5	1	Midtown Square	4.4%	Kroger	58,505	10.1%	9/30/2031	Dunham's Sports	24,026	4.1%	1/31/2027
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%
9.01	Property		1	DoubleTree Utica	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	Home2 Suites Utica	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	Best Western Fishkill	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	Fairfield Inn Cortland	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%
11.01	Property		1	4000 Principio Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	52 Pettengill Road	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	510 John Dodd Road	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	309 Dulty's Lane	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	17001 West Mercury Street	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	725 Darlington Avenue	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	10100 89th Avenue N	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	7000 West Post Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	3201 Bearing Drive	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	951 Trails Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan		1	1021-1023 38th Street	3.1%	Parking	8,022	14.2%	11/30/2036	World Global Funding, LLC	6,802	12.0%	1/31/2032
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%
13.01	Property		1	First National Building	0.7%	Bedrock Management Services LLC	39,087	4.9%	1/31/2032	Mediabrands Worldwide, INC	23,132	2.9%	11/30/2024
13.02	Property		1	The Qube	0.4%	Compass Group USA, Inc.	9,930	1.9%	9/30/2023	JP Morgan Chase Bank NA	5,544	1.1%	12/31/2026
13.03	Property		1	Chrysler House	0.3%	Metro-West Appraisal Co., LLC	7,848	2.3%	1/31/2027	Office of the Chapter 13 Trustee Detroit	7,591	2.2%	8/31/2024
13.04	Property		1	1001 Woodward	0.3%	GalaxE Solutions, Inc.	27,000	8.5%	MTM	CVS, LLC	9,814	3.1%	3/31/2026
13.05	Property		1	One Woodward	0.2%	Detroit Regional Chamber	27,218	7.4%	6/30/2023	RFS Business Funding LLC	15,602	4.2%	6/30/2022
13.06	Property		1	The Z Garage	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-17

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
13.08	Property		1	1505 & 1515 Woodward	0.1%	Mastronardi-USA Distribution Services, INC	6,052	4.3%	8/31/2025	Quikly, Inc.	6,035	4.3%	MTM
13.09	Property		1	1001 Brush Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	419 Fort Street Garage	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	1401 First Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%	Twitter, Inc.	2,734	8.6%	1/31/2024	NAP	NAP	NAP	NAP
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%
14.01	Property		1	Rancho Cordova Town Center	1.0%	Ulta Salon	9,200	6.2%	9/30/2025	Five Below	9,130	6.1%	1/31/2031
14.02	Property		1	Prune Tree Center	0.8%	McDonalds	4,313	3.3%	9/13/2034	Auto Zone	3,381	2.6%	8/31/2022
14.03	Property		1	Rimrock Plaza	0.6%	TreatBuddy Inc.	2,380	2.5%	MTM	Sunny Dunes 5th Tradition Group	1,856	1.9%	12/31/2023
14.04	Property		1	Sandstone Village	0.5%	Alpine Home Medical E	5,050	5.7%	8/31/2023	Bruce's Rent it Now	5,048	5.7%	9/30/2024
15	Loan		1	Stadium Crossings	2.8%	NCS Pearson	7,360	6.9%	1/31/2028	Incenter	5,470	5.2%	8/31/2023
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%
16.01	Property		1	45 John Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	Cats Café	4,000	7.0%	5/31/2028	ODA House Brooklyn	2,550	4.4%	6/30/2026
17	Loan		1	Foothill Center	1.9%	Herbal Nail & Spa	2,250	6.6%	9/30/2031	Oscar Tortola Group Real Estate Services	1,951	5.8%	12/31/2026
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%
18.01	Property		1	273 Maverick Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	147 Cottage Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.04	Property		1	133 Paris Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.05	Property		1	153 Saratoga Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.06	Property		1	284 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.07	Property		1	129 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.08	Property		1	161 Bennington Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.09	Property		1	20 Trenton Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.10	Property		1	234 Lexington Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.11	Property		1	137 Chelsea Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.12	Property		1	21 Eutaw Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.13	Property		1	206 Princeton Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Tidewater Cove	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	Murray Road Industrial Center	1.6%	Patrick Booher (MNT AIR)	15,598	13.6%	12/31/2026	Thermal Supply, Inc.	15,218	13.2%	5/31/2026
21	Loan		1	Oak Ridge Apartments	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8	1	Freedom Plaza	1.2%	Selina's Nails	3,075	6.7%	5/31/2024	Dr St. Germain	3,000	6.5%	6/30/2023
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	F	1	6 Armstrong	1.1%	Hocon Gas	11,512	7.0%	2/28/2024	GSA - DCMA	10,000	6.1%	3/28/2025
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	Reviewed Costs, Inc.	2,600	4.5%	3/31/2023	Charles G. Davis	2,164	3.7%	5/31/2023
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	6	2	All-Star Self Storage	0.9%
28.01	Property		1	Goose Creek	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.02	Property		1	North Charleston	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	35 Walker Street	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	United Storage Swansea	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%
33.01	Property		1	Walgreens	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Dollar General	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	399 Atlantic	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Overlea Shopping Center	0.3%	Pizza Hut	2,100	9.2%	4/30/2025	My Office	1,260	5.5%	3/25/2025
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-18

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	1/19/2022	NAP	1/18/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%												142,577	59,590	0
2.01	Property		1	Market32 – Worcester, MA	1.6%	12/2/2021	NAP	12/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	12/27/2021	NAP	1/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	12/21/2021	NAP	1/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	1/10/2022	NAP	1/10/2022	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	12/29/2021	NAP	12/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%	11/17/2021	NAP	11/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	11/11/2021	NAP	11/11/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	12/22/2021	NAP	1/7/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	10/28/2021	NAP	11/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	11/29/2021	NAP	11/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	11/29/2021	NAP	11/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	12/14/2021	NAP	12/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	1/10/2022	NAP	1/10/2022	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	12/9/2021	NAP	12/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	1/25/2022	NAP	1/26/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	1/12/2022	NAP	1/12/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	1/27/2022	NAP	1/27/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	1/13/2022	NAP	1/19/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	1/11/2022	NAP	1/17/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%	1/24/2022	NAP	1/24/2022	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	12/16/2021	NAP	12/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	12/29/2021	NAP	12/29/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	10/22/2021	NAP	10/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%	12/17/2021	NAP	12/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%	12/8/2021	NAP	12/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	11/18/2021	NAP	11/18/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	10/15/2021	NAP	10/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	8/20/2021	NAP	11/9/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%	12/17/2021	NAP	12/17/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	1/3/2022	NAP	12/20/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%	12/9/2021	NAP	12/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%	1/10/2022	NAP	1/10/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	10/29/2021	NAP	11/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	12/16/2021	NAP	12/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%	8/13/2021	NAP	8/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	9/10/2021	NAP	9/9/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	1/25/2022	NAP	1/26/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	228,507	76,169	74,374
4	Loan	5	1	601 Lexington Avenue	6.0%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee/Leasehold	4/30/2036	None	$901,254	Yes	0	Springing	0
5	Loan	5	1	26 Broadway	4.9%	11/23/2021	NAP	11/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	1,311,712	582,236	468,282
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	12/16/2021	NAP	12/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	16,872	16,872	28,181
7	Loan	5	1	Midtown Square	4.4%	12/13/2021	NAP	12/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	88,352	22,088	0
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	10/7/2021	NAP	10/18/2021	10/5/2021	8%	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%												261,784	44,077	203,957
9.01	Property		1	DoubleTree Utica	1.1%	2/1/2022	NAP	2/1/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9.02	Property		1	Home2 Suites Utica	0.9%	2/1/2022	NAP	2/1/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	2/1/2022	NAP	2/1/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9.04	Property		1	Best Western Fishkill	0.7%	2/1/2022	NAP	2/1/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
9.05	Property		1	Fairfield Inn Cortland	0.5%	2/1/2022	NAP	2/1/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10	Loan		1	Fleet Farm - Waukee	4.0%	2/18/2022	NAP	2/18/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%												0	Springing	0
11.01	Property		1	4000 Principio Parkway	0.4%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Leasehold	12/31/2032	Automatically every 30 days	$0	Yes
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	12/29/2021	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.04	Property		1	52 Pettengill Road	0.4%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.05	Property		1	510 John Dodd Road	0.4%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.06	Property		1	309 Dulty's Lane	0.3%	12/28/2021	NAP	12/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.08	Property		1	17001 West Mercury Street	0.2%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.09	Property		1	725 Darlington Avenue	0.2%	12/22/2021	NAP	12/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.10	Property		1	10100 89th Avenue N	0.1%	12/30/2021	NAP	12/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%	1/3/2022	NAP	1/3/2022	12/20/2021	9%	No	Fee	NAP	NAP	NAP	NAP
11.13	Property		1	7000 West Post Road	0.1%	12/28/2021	NAP	12/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.14	Property		1	3201 Bearing Drive	0.1%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%	1/3/2022	NAP	1/3/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.17	Property		1	951 Trails Road	0.1%	12/22/2021	NAP	12/22/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
12	Loan		1	1021-1023 38th Street	3.1%	6/10/2021	NAP	11/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	2,479	1,240	14,998
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%												1,696,002	424,000	0
13.01	Property		1	First National Building	0.7%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.02	Property		1	The Qube	0.4%	9/29/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.03	Property		1	Chrysler House	0.3%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.04	Property		1	1001 Woodward	0.3%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.05	Property		1	One Woodward	0.2%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Leasehold	4/30/2040	5, 25-year extension options	$43,775	No
13.06	Property		1	The Z Garage	0.2%	9/29/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%	9/29/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-1-19

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.09	Property		1	1001 Brush Street	0.1%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.11	Property		1	419 Fort Street Garage	0.1%	10/3/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%	10/4/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.13	Property		1	1401 First Street	0.1%	9/28/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%	10/3/2021	NAP	9/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%												373,548	74,710	106,062
14.01	Property		1	Rancho Cordova Town Center	1.0%	12/8/2021	NAP	12/8/2021	12/8/2021	7%	No	Fee	NAP	NAP	NAP	NAP
14.02	Property		1	Prune Tree Center	0.8%	12/8/2021	NAP	12/8/2021	12/8/2021	14%	No	Fee	NAP	NAP	NAP	NAP
14.03	Property		1	Rimrock Plaza	0.6%	12/8/2021	NAP	12/10/2021	12/8/2021	15%	Yes - AO	Fee	NAP	NAP	NAP	NAP
14.04	Property		1	Sandstone Village	0.5%	9/24/2021	NAP	11/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15	Loan		1	Stadium Crossings	2.8%	1/13/2022	NAP	1/13/2022	1/13/2022	10%	No	Fee	NAP	NAP	NAP	NAP	133,144	33,286	0
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%												310,620	155,310	0
16.01	Property		1	45 John Street	1.2%	12/9/2021	NAP	12/9/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	12/9/2021	NAP	12/9/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
17	Loan		1	Foothill Center	1.9%	8/6/2021	NAP	8/6/2021	8/6/2021	9%	No	Fee	NAP	NAP	NAP	NAP	51,315	12,829	19,565
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%												42,710	10,678	0
18.01	Property		1	273 Maverick Street	0.3%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.03	Property		1	147 Cottage Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.04	Property		1	133 Paris Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
18.05	Property		1	153 Saratoga Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.06	Property		1	284 Chelsea Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.07	Property		1	129 Eutaw Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.08	Property		1	161 Bennington Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.09	Property		1	20 Trenton Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.10	Property		1	234 Lexington Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.11	Property		1	137 Chelsea Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
18.12	Property		1	21 Eutaw Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.13	Property		1	206 Princeton Street	0.1%	11/12/2021	NAP	11/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
19	Loan		1	Tidewater Cove	1.8%	1/18/2022	NAP	1/18/2022	1/18/2022	7%	Yes - AE	Fee	NAP	NAP	NAP	NAP	0	10,438	41,368
20	Loan		1	Murray Road Industrial Center	1.6%	12/8/2021	NAP	12/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	41,595	6,933	0
21	Loan		1	Oak Ridge Apartments	1.3%	2/22/2022	NAP	2/22/2022	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	121,715	18,139	66,786
22	Loan	8	1	Freedom Plaza	1.2%	1/26/2022	NAP	1/27/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	76,256	12,709	14,018
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	12/10/2021	NAP	12/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	7,100	3,550	0
24	Loan	F	1	6 Armstrong	1.1%	3/8/2022	NAP	1/6/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	1/7/2022	NAP	1/7/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	27,615	5,523	43,333
26	Loan	G	1	20 Squadron Blvd	1.0%	12/8/2021	NAP	1/14/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	54,821	27,410	9,155
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	2/3/2022	NAP	2/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	4,609	4,609	14,637
28	Loan	6	2	All-Star Self Storage	0.9%												24,820	12,410	25,313
28.01	Property		1	Goose Creek	0.7%	12/9/2021	NAP	12/9/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
28.02	Property		1	North Charleston	0.2%	12/13/2021	NAP	12/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29	Loan	19	1	35 Walker Street	0.8%	1/13/2022	NAP	1/13/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	3,391	3,391	5,328
30	Loan		1	Motel 6 Las Vegas	0.8%	12/9/2021	NAP	12/9/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	16,331	5,444	24,346
31	Loan		1	United Storage Swansea	0.8%	12/10/2021	NAP	12/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	24,731	6,183	4,135
32	Loan		1	Country Court Apartments	0.8%	2/22/2022	NAP	2/23/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	94,645	14,105	52,030
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%												13,384	6,692	0
33.01	Property		1	Walgreens	0.6%	12/10/2021	NAP	12/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
33.02	Property		1	Dollar General	0.2%	12/10/2021	NAP	12/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%	1/7/2022	NAP	1/7/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	6,704	8,344	5,628
35	Loan		1	775-779 E Tremont Ave	0.6%	1/28/2022	NAP	1/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	31,078	7,770	0
36	Loan		1	399 Atlantic	0.5%	12/16/2021	NAP	12/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	28,694	13,407	3,267
37	Loan	H	1	NSC Oakman Storage	0.4%	11/18/2021	NAP	11/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	4,218	4,218	0
38	Loan		1	Overlea Shopping Center	0.3%	11/4/2021	NAP	11/4/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	11,535	2,884	0
39	Loan		1	Amwell Valley Self Storage	0.3%	12/10/2021	NAP	12/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	2,823	2,823	4,017

A-1-20

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	Springing	0	0	0	416,036	Springing	0	0	0	0	0	14,343,252	0
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	Springing	216,928	4,011	0	500,000	Springing	0	0	0	0	72,850	356,352	0
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	11,145	0	5,061	182,196	0	990	0	0	0	0	6,050	12,233,000	0
4	Loan	5	1	601 Lexington Avenue	6.0%	Springing	0	Springing	837,829	0	Springing	10,053,948	0	0	0	0	61,289,797	0
5	Loan	5	1	26 Broadway	4.9%	46,828	1,500,000	13,995	0	0	89,974	5,250,000	0	0	0	5,000	34,596,450	0
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	2,349	0	1,918	69,031	0	11,984	431,441	0	0	0	61,375	1,182,665	Springing
7	Loan	5	1	Midtown Square	4.4%	Springing	0	2,568	0	500,000	21,136	1,250,000	0	0	0	0	19,407,311	0
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	Springing	0	Springing	263,174	0	Springing	0	0	0	0	0	10,790,118	0
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	20,539	0	37,506	2,100,000	0	0	0	0	0	0	0	0	16,275
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	Springing	90,000	Springing	45,000	910,000	Springing	525,000	0	0	0	0	0	0
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	Springing	0	Springing	0	0	Springing	0	0	0	0	0	1,758,645	0
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	3,499	0	942	0	0	4,709	282,560	0	0	0	0	897,521	0
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	Springing	62,336	62,336	1,469,568	280,690	280,690	5,000,000	0	0	0	241,558	9,120,595	0
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-21

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	11,785	0	5,814	348,836	300,000	29,070	1,046,509	0	0	0	40,063	0	0
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	Springing	498,150	Springing	50,000	2,500,000	Springing	1,500,000	0	0	0	129,800	2,924,809	0
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	19,058	0	2,998	0	0	2,589	0	0	0	0	54,676	494,949	0
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	3,261	0	565	50,000	0	Springing	100,000	0	0	0	0	1,113,742	0
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	Springing	0	917	0	0	0	0	0	0	0	3,750	0	0
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	6,036	0	1,015	0	600,000	Springing	185,340	0	0	0	0	143,898	Springing
20	Loan		1	Murray Road Industrial Center	1.6%	Springing	30,000	Springing	15,000	585,000	Springing	292,000	0	0	0	0	0	0
21	Loan		1	Oak Ridge Apartments	1.3%	5,028	0	Springing	300,000	0	0	0	0	0	0	89,225	105,000	0
22	Loan	8	1	Freedom Plaza	1.2%	1,558	20,801	Springing	20,801	138,675	Springing	138,675	0	0	0	805	0	0
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	Springing	0	904	50,000	0	0	0	0	0	0	0	0	Springing
24	Loan	F	1	6 Armstrong	1.1%	Springing	0	0	0	0	0	0	0	0	0	0	6,500	Springing
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	4,333	0	8,696	0	0	0	0	0	0	0	0	0	0
26	Loan	G	1	20 Squadron Blvd	1.0%	3,052	39,970	1,214	0	250,000	Springing	250,000	0	0	0	6,813	368,165	0
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	2,091	0	9,275	0	0	0	0	0	0	0	0	0	0
28	Loan	6	2	All-Star Self Storage	0.9%	2,301	0	757	0	0	0	0	0	0	0	125,610	0	0
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	888	0	100	2,400	0	0	0	0	0	0	0	0	0
30	Loan		1	Motel 6 Las Vegas	0.8%	3,478	0	10,303	250,000	0	0	0	0	0	0	0	0	Springing
31	Loan		1	United Storage Swansea	0.8%	2,068	0	464	0	0	0	0	0	0	0	0	0	0
32	Loan		1	Country Court Apartments	0.8%	3,880	0	Springing	208,000	0	0	0	0	0	0	69,106	152,250	0
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	Springing	0	Springing	0	0	0	0	0	0	0	0	0	0
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	1,126	0	187	0	0	0	0	0	0	0	4,000	134,500	0
35	Loan		1	775-779 E Tremont Ave	0.6%	Springing	0	147	3,537	0	2,279	54,705	0	0	0	6,338	377,000	0
36	Loan		1	399 Atlantic	0.5%	817	0	416	0	0	169	0	0	0	0	25,080	0	0
37	Loan	H	1	NSC Oakman Storage	0.4%	Springing	0	369	13,284	0	0	0	0	0	0	0	0	0
38	Loan		1	Overlea Shopping Center	0.3%	Springing	0	379	0	0	1,893	0	0	0	0	56,686	0	0
39	Loan		1	Amwell Valley Self Storage	0.3%	502	0	228	0	0	0	0	0	0	0	0	0	0

A-1-22

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description
1	Loan	5, 11, A	1	Constitution Center	9.9%	Free Rent Reserve
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	Environmental Reserve
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	Affordable Unit Earnout Reserve ($11,000,000); Free Rent Reserve ($925,000); Housing Declaration Reserve ($308,000)
4	Loan	5	1	601 Lexington Avenue	6.0%	Outstanding TI/LC Reserve ($52,315,328 guaranty); Free Rent Reserve ($8,974,469 guaranty)
5	Loan	5	1	26 Broadway	4.9%	Court of Claims Lease Reserve ($31,000,000); Free Rent Reserve ($1,699,032.19); Live Primary Rent Replication Reserve ($1,019,182); Initial TI/LC Reserve ($878,236)
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	Existing Gap Rent and Free Rent Lease Reserve ($82,310), Existing TI/LC Lease Reserve ($834,208), White Box Reserve ($83,780), CC&Rs Reserve ($182,367), Lease Expiration Reserve (Springing)
7	Loan	5	1	Midtown Square	4.4%	Guarantor Reserve ($19,335,810.72); Dunham’s Litigation Fees Reserve ($71,500)
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	Oath Holdings Free Rent Reserve (Upfront: $10,790,117.60)
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	DoubleTree Utica FF&E Reserve ($16,275); PIP Reserve (Springing); DoubleTree Utica PIP Reserve (Springing)
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	Unfunded Obligations Reserve
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	HCS Occupancy Reserve ($640,382); WGF Occupancy Reserve ($257,139)
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	Outstanding TI/LC Reserve (Upfront: $8,392,690); Outstanding Free Rent Reserve (Upfront: $477,905); Environmental Reserve (Upfront: $250,000)
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-23

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	NAP
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	GSA Rent Reserve ($471,280.58); GSA Capital Reserve ($658,576.25); Unfunded GSA TI Reserve ($1,266,492.79); Unfunded GSA Leasing Commission Reserve ($210,647.93); GSA Paint Reserve ($254,487.23); Construction Management Fee Reserve ($63,324.64)
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	Capitalized Holdback Reserve ($339,267.50); Gap Rent Reserve ($125,000); Reduced Rent Reserve ($30,681.85)
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	Existing TI/LC Obligations Reserve ($376,310); Economic Performance Reserve ($300,000); Unopened Tenants Reserve ($200,000); Blue Top, Inc. Reserve ($150,000); Rent Concession Reserve ($76,332.03); Naked Beauty Rent Gap Reserve ($11,100)
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	Riverside Rent Reserve (Upfront: $143,898); Major Tenant Reserve (Monthly: Springing)
20	Loan		1	Murray Road Industrial Center	1.6%	NAP
21	Loan		1	Oak Ridge Apartments	1.3%	Roof Replacement Reserve
22	Loan	8	1	Freedom Plaza	1.2%	NAP
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	Property Improvement Reserve
24	Loan	F	1	6 Armstrong	1.1%	GMW Abandonment Reserve
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	Medrite Rent Reserve ($215,965); Medrite TI/LC Reserve ($146,200); Sprint Rent Reserve ($6,000)
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	NAP
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	PIP Reserve
31	Loan		1	United Storage Swansea	0.8%	NAP
32	Loan		1	Country Court Apartments	0.8%	Roof Replacement Reserve
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	Major Lease Space Occupancy Reserve (Upfront: $100,000); Environmental Reserve (Upfront: $34,500)
35	Loan		1	775-779 E Tremont Ave	0.6%	Footlocker Existing TI/LC Obligations Reserve
36	Loan		1	399 Atlantic	0.5%	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP
38	Loan		1	Overlea Shopping Center	0.3%	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP

A-1-24

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)
1	Loan	5, 11, A	1	Constitution Center	9.9%	0	0	NAP	Hard	Springing	Yes	No	Yes
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	0	0	NAP	Hard	Springing	Yes	No	Yes
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	0	0	NAP	Soft	In Place	Yes	Yes	Yes
4	Loan	5	1	601 Lexington Avenue	6.0%	0	0	NAP	Hard	Springing	Yes	No	Yes
5	Loan	5	1	26 Broadway	4.9%	0	0	NAP	Hard	Springing	Yes	Yes	Yes
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	Lease Expiration Reserve ($720,000)	0	NAP	Hard	Springing	Yes	Yes	No
7	Loan	5	1	Midtown Square	4.4%	0	0	NAP	Springing	Springing	Yes	No	Yes
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	0	0	NAP	Hard	Springing	Yes	Yes	Yes
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	0	0	NAP	Springing	Springing	Yes	No	Yes
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	0	0	NAP	Hard	Springing	Yes	No	No
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	0	0	NAP	Hard	Springing	Yes	No	Yes
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	0	0	NAP	Springing	Springing	Yes	Yes	No
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	0	0	NAP	Springing (Residential); Hard (Commercial)	Springing	Yes	No	Yes
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-25

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	0	0	NAP	Hard	Springing	Yes	Yes	Yes
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	0	0	NAP	Hard	Springing	Yes	No	No
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	0	339,268	$339,267.50 deposited into the Capitalized Holdback Reserve to be distributed to the borrower upon certain conditions in the loan agreement	Soft (Residential); Hard (Commercial)	Springing	Yes	Yes	Yes
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	0	0	NAP	Springing	Springing	Yes	No	No
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	0	0	NAP	Hard	Springing	Yes	No	No
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	Major Tenant Reserve: (i) if related to Consolidated Metco, $759,996 and (ii) if related to Riverside, $611,724.	0	NAP	Springing	Springing	Yes	No	No
20	Loan		1	Murray Road Industrial Center	1.6%	0	0	NAP	Hard	Springing	Yes	No	No
21	Loan		1	Oak Ridge Apartments	1.3%	0	0	NAP	Springing	Springing	Yes	No	No
22	Loan	8	1	Freedom Plaza	1.2%	0	0	NAP	Springing	Springing	Yes	Yes	No
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	0	0	NAP	Springing	Springing	No	No	No
24	Loan	F	1	6 Armstrong	1.1%	125% of the Estimated Costs of the GMW Abandonment	0	NAP	Hard	Springing	Yes	No	No
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	0	0	NAP	Hard	Springing	Yes	No	No
26	Loan	G	1	20 Squadron Blvd	1.0%	0	0	NAP	Hard	Springing	Yes	Yes	No
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	0	0	NAP	Springing	Springing	Yes	No	No
28	Loan	6	2	All-Star Self Storage	0.9%	0	0	NAP	Springing	Springing	Yes	No	No
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	0	0	NAP	Springing	Springing	Yes	No	No
30	Loan		1	Motel 6 Las Vegas	0.8%	0	0	NAP	Hard	Springing	Yes	No	No
31	Loan		1	United Storage Swansea	0.8%	0	0	NAP	Springing	Springing	No	No	No
32	Loan		1	Country Court Apartments	0.8%	0	0	NAP	Springing	Springing	Yes	No	No
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	0	0	NAP	Springing	Springing	Yes	Yes	No
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	0	0	NAP	Springing	Springing	Yes	Yes	No
35	Loan		1	775-779 E Tremont Ave	0.6%	0	0	NAP	Springing	Springing	Yes	Yes	No
36	Loan		1	399 Atlantic	0.5%	0	0	NAP	Soft (Residential); Hard (Commercial)	Springing	Yes	Yes	No
37	Loan	H	1	NSC Oakman Storage	0.4%	0	0	NAP	Springing	Springing	No	No	No
38	Loan		1	Overlea Shopping Center	0.3%	0	0	NAP	Hard	Springing	Yes	No	No
39	Loan		1	Amwell Valley Self Storage	0.3%	0	0	NAP	Springing	Springing	Yes	No	No

A-1-26

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)
1	Loan	5, 11, A	1	Constitution Center	9.9%	No	68,000,000	330,000,000	850,232.02	1,025,431.34	52,000,000	3.92000%	450,000,000	1,197,657.27	49.2%
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	Yes	68,000,000	19,893,833	58,856.46	260,036.35	NAP	NAP	87,893,833	260,036.35	55.0%
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	No	52,000,000	53,000,000	181,135.47	358,853.30	NAP	NAP	105,000,000	358,853.30	58.7%
4	Loan	5	1	601 Lexington Avenue	6.0%	No	41,213,720	682,086,280	1,609,005.85	1,706,226.86	276,700,000	2.79196%	1,000,000,000	2,358,947.68	58.8%
5	Loan	5	1	26 Broadway	4.9%	No	33,900,000	79,100,000	328,145.99	468,779.98	177,000,000	4.91000%	290,000,000	1,203,063.66	62.4%
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	5	1	Midtown Square	4.4%	No	30,430,000	50,000,000	238,707.65	383,985.12	NAP	NAP	80,430,000	383,985.12	62.9%
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	No	30,000,000	215,000,000	453,138.66	516,367.27	268,500,000	2.49450%	513,500,000	1,082,263.65	65.0%
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	Yes	28,063,980	15,979,490	77,962.85	214,885.10	NAP	NAP	44,043,471	214,885.10	52.1%
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	No	24,229,075	316,910,925	1,034,801.84	1,113,916.47	103,860,000	3.86465618%	445,000,000	1,453,048.10	37.9%
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	No	20,000,000	410,000,000	1,308,744.68	1,372,585.88	NAP	NAP	430,000,000	1,372,585.88	59.4%
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-27

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	No	20,000,000	44,700,000	146,726.21	212,375.50	NAP	NAP	64,700,000	212,375.50	60.0%
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	No	15,000,000	45,200,000	151,231.67	201,419.17	NAP	NAP	60,200,000	201,419.17	51.5%
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	Murray Road Industrial Center	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Oak Ridge Apartments	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8	1	Freedom Plaza	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	F	1	6 Armstrong	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	United Storage Swansea	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	399 Atlantic	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Overlea Shopping Center	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-28

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
1	Loan	5, 11, A	1	Constitution Center	9.9%	3.68	12.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	2.54	9.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	1.88	7.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	3.25	9.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
5	Loan	5	1	26 Broadway	4.9%	1.34	7.1%	40,000,000	8.75000%	330,000,000	1,498,781.25	71.0%	1.07	6.2%	No	NAP
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
7	Loan	5	1	Midtown Square	4.4%	1.55	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	2.64	6.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	2.44	15.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	2.40	10.1%	255,000,000	Mezz A (5.14560%) Mezz B (5.89560%)	700,000,000	2,612,369.21	59.6%	1.33	6.4%	No	NAP
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	3.30	13.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Unsecured Debt
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-29

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	2.43	10.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	2.08	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
20	Loan		1	Murray Road Industrial Center	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
21	Loan		1	Oak Ridge Apartments	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
22	Loan	8	1	Freedom Plaza	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
24	Loan	F	1	6 Armstrong	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
31	Loan		1	United Storage Swansea	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
36	Loan		1	399 Atlantic	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
38	Loan		1	Overlea Shopping Center	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

A-1-30

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
1	Loan	5, 11, A	1	Constitution Center	9.9%	MetLife, Inc. and New York Common Retirement Fund	NAP	No	No
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	David Fisher, Warren Thomas, Joshua Ungerecht and ExchangeRight Real Estate, LLC	David Fisher, Warren Thomas, Joshua Ungerecht and ExchangeRight Real Estate, LLC	Yes	No
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	Zelig Weiss	Zelig Weiss	No	No
4	Loan	5	1	601 Lexington Avenue	6.0%	BP/CGCenter MM LLC	BP/CGCenter I LLC and BP/CGCenter II LLC	No	No
5	Loan	5	1	26 Broadway	4.9%	Meyer Chetrit and Jacob Chetrit	Meyer Chetrit and Jacob Chetrit	No	No
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	David DelZotto	David DelZotto	No	No
7	Loan	5	1	Midtown Square	4.4%	Grand Sakwa Properties LLC	NAP	No	No
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	AGC Equity Partners Investments Ltd.	NAP	No	No
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	Arun Patel and Hemant Patel	Arun Patel and Hemant Patel	No	No
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	Jeffrey A. Pori	Jeffrey A. Pori	Yes	No
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	Industrial Logistics Properties Trust	Industrial Logistics Properties Trust	No	No
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	Binyamin Beitel	Binyamin Beitel	No	No
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	Bedrock Detroit	Rock Backer LLC	No	No
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-31

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	Wayne Cheng and Cheng Family Trust, dated December 21, 2001	Wayne Cheng and Cheng Family Trust, dated December 21, 2001	No	No
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	Jeffrey A. Pori	Jeffrey A. Pori	Yes	No
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	Yakubov US Trust 2013, a Florida Trust and Thomas Yakubaros	Yakubov US Trust 2013, a Florida Trust and Thomas Yakubaros	No	No
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	Hamed Ted Saedi, Fereidoon Fred Saedi and Hooshiar Max Saedi	Hamed Ted Saedi, Fereidoon Fred Saedi and Hooshiar Max Saedi	No	No
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	John McGrail	John McGrail	No	No
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	John P. Beardsley and Janet Beardsley	John P. Beardsley and Janet Beardsley	No	No
20	Loan		1	Murray Road Industrial Center	1.6%	Jeffrey A. Pori	Jeffrey A. Pori	Yes	No
21	Loan		1	Oak Ridge Apartments	1.3%	Thomas A. Rosin	Thomas A. Rosin	No	No
22	Loan	8	1	Freedom Plaza	1.2%	Nicholas Chimienti	Nicholas Chimienti	No	No
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	Fred D. Rickman, Jr. and Tracy E.D. Spencer	Fred D. Rickman, Jr. and Tracy E.D. Spencer	No	No
24	Loan	F	1	6 Armstrong	1.1%	Windsor Management	Matthew Kiamie, Don Albert Kiamie and Phillip J. Kiamie	No	No
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	Paresh Desai	Paresh Desai	No	No
26	Loan	G	1	20 Squadron Blvd	1.0%	Samual Fisch	Samual Fisch	No	No
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	Raj S. Pandya, Anand Bhakta and Anant Raman	Raj S. Pandya, Anand Bhakta and Anant Raman	No	No
28	Loan	6	2	All-Star Self Storage	0.9%	Albert R. Heyward III and C. Lynn White	Albert R. Heyward III and C. Lynn White	No	Yes
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	Patricia Moezinia	Patricia Moezinia	No	No
30	Loan		1	Motel 6 Las Vegas	0.8%	John Mulkey	John Mulkey	No	No
31	Loan		1	United Storage Swansea	0.8%	William E. Bellomy	William E. Bellomy	No	No
32	Loan		1	Country Court Apartments	0.8%	Thomas A. Rosin	Thomas A. Rosin	No	No
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	Paul Sub	Paul Sub	No	No
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	Pouya Toobian	Pouya Toobian	No	No
35	Loan		1	775-779 E Tremont Ave	0.6%	Rudolf Abramov and Iosif Abramov	Rudolf Abramov and Iosif Abramov	No	No
36	Loan		1	399 Atlantic	0.5%	Victory Trust and Thomas Yakubaros	Victory Trust and Thomas Yakubaros	No	No
37	Loan	H	1	NSC Oakman Storage	0.4%	Adam Pogoda	Adam Pogoda	No	No
38	Loan		1	Overlea Shopping Center	0.3%	SomeraRoad, Inc.	Ian Ross	No	No
39	Loan		1	Amwell Valley Self Storage	0.3%	Jason Lami and Samir Mistry	Jason Lami and Samir Mistry	No	No

A-1-32

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	Refinance		450,000,000	0	0	0	450,000,000	372,749,794	0	3,078,877	14,759,288	59,412,042	0
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	Acquisition		87,893,833	74,760,508	0	0	162,654,341	0	158,168,856	3,196,777	1,288,707	0	0
2.01	Property		1	Market32 – Worcester, MA	1.6%
2.02	Property		1	Price Chopper – Gardner, MA	1.1%
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%
2.04	Property		1	Tractor Supply – Minot, ND	0.4%
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%
2.06	Property		1	Walgreens – Prattville, AL	0.4%
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%
2.12	Property		1	Tractor Supply – Holden, ME	0.3%
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%
2.20	Property		1	Dollar General – National Park, NJ	0.2%
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%
2.22	Property		1	Dollar General – Greensburg, PA	0.1%
2.23	Property		1	Dollar General – East Lyme, CT	0.1%
2.24	Property		1	Dollar General – Hammond, LA	0.1%
2.25	Property		1	Dollar General – Brandon, MS	0.1%
2.26	Property		1	Dollar General – Edinburg, TX	0.1%
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%
2.28	Property		1	Dollar General – Bossier City, LA	0.1%
2.29	Property		1	Dollar General – Walker, LA	0.1%
2.30	Property		1	Dollar General – Texarkana, AR	0.1%
2.31	Property		1	Family Dollar – Casper, WY	0.1%
2.32	Property		1	Dollar General – Omaha, NE	0.1%
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%
2.35	Property		1	Dollar General – Cameron, NC	0.1%
2.36	Property		1	Dollar General – Kingman, AZ	0.1%
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	Refinance		105,000,000	0	0	0	105,000,000	72,974,654	0	1,534,046	12,541,930	17,949,369	0
4	Loan	5	1	601 Lexington Avenue	6.0%	Refinance		1,000,000,000	0	0	0	1,000,000,000	618,492,902	0	13,156,127	0	368,350,971	0
5	Loan	5	1	26 Broadway	4.9%	Refinance		290,000,000	0	40,000,000	0	330,000,000	272,048,075	0	18,947,266	37,881,444	1,123,215	0
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	Refinance		33,000,000	0	0	0	33,000,000	27,871,118	0	999,081	1,289,093	2,840,708	0
7	Loan	5	1	Midtown Square	4.4%	Refinance		80,430,000	0	0	0	80,430,000	59,654,968	0	779,369	19,995,663	0	0
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	Acquisition		513,500,000	291,039,125	0	0	804,539,125	0	780,000,000	13,749,008	10,790,118	0	0
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	Refinance		44,100,000	0	0	0	44,100,000	32,060,743	0	819,233	465,741	10,754,283	0
9.01	Property		1	DoubleTree Utica	1.1%
9.02	Property		1	Home2 Suites Utica	0.9%
9.03	Property		1	TownePlace Suites New Hartford	0.9%
9.04	Property		1	Best Western Fishkill	0.7%
9.05	Property		1	Fairfield Inn Cortland	0.5%
10	Loan		1	Fleet Farm - Waukee	4.0%	Acquisition		27,622,500	18,311,484	0	0	45,933,984	0	43,500,000	1,433,984	1,000,000	0	0
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	Refinance		445,000,000	0	255,000,000	0	700,000,000	0	0	5,206,178	1,758,645	693,035,177	0
11.01	Property		1	4000 Principio Parkway	0.4%
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%
11.04	Property		1	52 Pettengill Road	0.4%
11.05	Property		1	510 John Dodd Road	0.4%
11.06	Property		1	309 Dulty's Lane	0.3%
11.07	Property		1	5300 Centerpoint Parkway	0.2%
11.08	Property		1	17001 West Mercury Street	0.2%
11.09	Property		1	725 Darlington Avenue	0.2%
11.10	Property		1	10100 89th Avenue N	0.1%
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%
11.12	Property		1	4836 Hickory Hill Road	0.1%
11.13	Property		1	7000 West Post Road	0.1%
11.14	Property		1	3201 Bearing Drive	0.1%
11.15	Property		1	900 Commerce Parkway West Drive	0.1%
11.16	Property		1	6825 West County Road 400 North	0.1%
11.17	Property		1	951 Trails Road	0.1%
12	Loan		1	1021-1023 38th Street	3.1%	Refinance		21,000,000	0	0	0	21,000,000	14,368,932	0	625,828	914,998	5,090,242	0
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	Refinance		430,000,000	0	0	0	430,000,000	331,057,990	0	4,355,049	11,401,181	83,185,780	0
13.01	Property		1	First National Building	0.7%
13.02	Property		1	The Qube	0.4%
13.03	Property		1	Chrysler House	0.3%
13.04	Property		1	1001 Woodward	0.3%
13.05	Property		1	One Woodward	0.2%
13.06	Property		1	The Z Garage	0.2%
13.07	Property		1	Two Detroit Garage	0.1%

A-1-33

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%
13.09	Property		1	1001 Brush Street	0.1%
13.10	Property		1	The Assembly	0.1%
13.11	Property		1	419 Fort Street Garage	0.1%
13.12	Property		1	Vinton	0.1%
13.13	Property		1	1401 First Street	0.1%
13.14	Property		1	Lane Bryant Building	0.0%
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	Acquisition/Refinance		64,700,000	12,719,130	0	0	77,419,130	24,582,758	50,847,934	1,168,766	819,673	0	0
14.01	Property		1	Rancho Cordova Town Center	1.0%
14.02	Property		1	Prune Tree Center	0.8%
14.03	Property		1	Rimrock Plaza	0.6%
14.04	Property		1	Sandstone Village	0.5%
15	Loan		1	Stadium Crossings	2.8%	Acquisition		19,500,000	16,643,869	0	3,231,328	39,375,197	0	31,500,000	1,689,294	6,185,903	0	0
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	Refinance
16.01	Property		1	45 John Street	1.2%
16.02	Property		1	2027-2127 Emmons Avenue	1.0%
17	Loan		1	Foothill Center	1.9%	Refinance
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	Refinance
18.01	Property		1	273 Maverick Street	0.3%
18.02	Property		1	194-194A Maverick Street	0.2%
18.03	Property		1	147 Cottage Street	0.1%
18.04	Property		1	133 Paris Street	0.1%
18.05	Property		1	153 Saratoga Street	0.1%
18.06	Property		1	284 Chelsea Street	0.1%
18.07	Property		1	129 Eutaw Street	0.1%
18.08	Property		1	161 Bennington Street	0.1%
18.09	Property		1	20 Trenton Street	0.1%
18.10	Property		1	234 Lexington Street	0.1%
18.11	Property		1	137 Chelsea Street	0.1%
18.12	Property		1	21 Eutaw Street	0.1%
18.13	Property		1	206 Princeton Street	0.1%
19	Loan		1	Tidewater Cove	1.8%	Refinance
20	Loan		1	Murray Road Industrial Center	1.6%	Acquisition
21	Loan		1	Oak Ridge Apartments	1.3%	Refinance
22	Loan	8	1	Freedom Plaza	1.2%	Recapitalization
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	Refinance
24	Loan	F	1	6 Armstrong	1.1%	Refinance
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	Refinance
26	Loan	G	1	20 Squadron Blvd	1.0%	Acquisition
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	Refinance
28	Loan	6	2	All-Star Self Storage	0.9%	Refinance
28.01	Property		1	Goose Creek	0.7%
28.02	Property		1	North Charleston	0.2%
29	Loan	19	1	35 Walker Street	0.8%	Recapitalization
30	Loan		1	Motel 6 Las Vegas	0.8%	Refinance
31	Loan		1	United Storage Swansea	0.8%	Refinance
32	Loan		1	Country Court Apartments	0.8%	Refinance
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	Refinance
33.01	Property		1	Walgreens	0.6%
33.02	Property		1	Dollar General	0.2%
34	Loan		1	43-53 Mineola Avenue	0.7%	Refinance
35	Loan		1	775-779 E Tremont Ave	0.6%	Refinance
36	Loan		1	399 Atlantic	0.5%	Acquisition
37	Loan	H	1	NSC Oakman Storage	0.4%	Refinance
38	Loan		1	Overlea Shopping Center	0.3%	Refinance
39	Loan		1	Amwell Valley Self Storage	0.3%	Acquisition

A-1-34

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)
1	Loan	5, 11, A	1	Constitution Center	9.9%	450,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	162,654,341	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	Market32 – Worcester, MA	1.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	105,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	1,000,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	5	1	26 Broadway	4.9%	330,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	33,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	5	1	Midtown Square	4.4%	80,430,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	804,539,125	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	44,100,000	Various	109.39	79.41	72.6%	109.39	79.41	72.6%	93.04	50.94	54.7%	93.26	75.15
9.01	Property		1	DoubleTree Utica	1.1%		9/1/2032	130.82	93.06	71.1%	130.82	93.06	71.1%	112.60	64.96	57.7%	134.47	96.08
9.02	Property		1	Home2 Suites Utica	0.9%		11/30/2037	110.21	91.49	83.0%	110.21	91.49	83.0%	97.76	76.96	78.7%	NAP	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%		4/30/2037	100.30	87.84	87.6%	100.30	87.84	87.6%	94.97	56.40	59.4%	109.20	82.65
9.04	Property		1	Best Western Fishkill	0.7%		8/31/2036	87.56	60.28	68.9%	87.56	60.28	68.9%	72.80	40.10	55.1%	83.01	59.67
9.05	Property		1	Fairfield Inn Cortland	0.5%		10/1/2040	135.01	70.21	52.0%	135.01	70.21	52.0%	94.58	32.04	33.9%	113.52	63.97
10	Loan		1	Fleet Farm - Waukee	4.0%	45,933,984	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	700,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	4000 Principio Parkway	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	52 Pettengill Road	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	510 John Dodd Road	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	309 Dulty's Lane	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	17001 West Mercury Street	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	725 Darlington Avenue	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	10100 89th Avenue N	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	7000 West Post Road	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	3201 Bearing Drive	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	951 Trails Road	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan		1	1021-1023 38th Street	3.1%	21,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	430,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	First National Building	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	The Qube	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	Chrysler House	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	1001 Woodward	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	One Woodward	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	The Z Garage	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Two Detroit Garage	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-35

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)
13.08	Property		1	1505 & 1515 Woodward	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.09	Property		1	1001 Brush Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	The Assembly	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	419 Fort Street Garage	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Vinton	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	1401 First Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Lane Bryant Building	0.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	77,419,130	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Rancho Cordova Town Center	1.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Prune Tree Center	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	Rimrock Plaza	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	Sandstone Village	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	Stadium Crossings	2.8%	39,375,197	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	45 John Street	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	2027-2127 Emmons Avenue	1.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan		1	Foothill Center	1.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	273 Maverick Street	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	194-194A Maverick Street	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	147 Cottage Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.04	Property		1	133 Paris Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.05	Property		1	153 Saratoga Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.06	Property		1	284 Chelsea Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.07	Property		1	129 Eutaw Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.08	Property		1	161 Bennington Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.09	Property		1	20 Trenton Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.10	Property		1	234 Lexington Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.11	Property		1	137 Chelsea Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.12	Property		1	21 Eutaw Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.13	Property		1	206 Princeton Street	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan		1	Tidewater Cove	1.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan		1	Murray Road Industrial Center	1.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	Oak Ridge Apartments	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8	1	Freedom Plaza	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	8	1	Storage Xxtra Highway 61	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	F	1	6 Armstrong	1.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%		7/1/2040	129.43	96.85	74.8%	129.43	96.85	74.8%	107.33	46.89	43.7%	NAP	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%		9/30/2040	127.23	101.78	80.0%	127.23	114.63	90.1%	124.97	111.73	89.4%	NAP	NAP
28	Loan	6	2	All-Star Self Storage	0.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	Goose Creek	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.02	Property		1	North Charleston	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	19	1	35 Walker Street	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%		8/28/2038	105.66	67.59	64.0%	105.66	67.59	64.0%	81.05	49.14	60.6%	89.47	55.61
31	Loan		1	United Storage Swansea	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	Country Court Apartments	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	Walgreens	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	Dollar General	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	399 Atlantic	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Overlea Shopping Center	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-36

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Most Recent Hotel Occupancy (%)	Coop - Committed Secondary Debt	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry
1	Loan	5, 11, A	1	Constitution Center	9.9%	NAP
2	Loan	5, 6, 7, 17	36	ExchangeRight Net Leased Portfolio #54	9.9%	NAP
2.01	Property		1	Market32 – Worcester, MA	1.6%	NAP
2.02	Property		1	Price Chopper – Gardner, MA	1.1%	NAP
2.03	Property		1	Hannaford Grocery – Gardner, MA	0.8%	NAP
2.04	Property		1	Tractor Supply – Minot, ND	0.4%	NAP
2.05	Property		1	Walgreens – Baton Rouge, LA	0.4%	NAP
2.06	Property		1	Walgreens – Prattville, AL	0.4%	NAP
2.07	Property		1	Tractor Supply – Elizabethtown, KY	0.4%	NAP
2.08	Property		1	Novant Health – Winston-Salem, NC	0.4%	NAP
2.09	Property		1	Fresenius Medical Care – Magnolia, TX	0.3%	NAP
2.10	Property		1	CVS Pharmacy – Kenova, WV	0.3%	NAP
2.11	Property		1	CVS Pharmacy – Abbeville, LA	0.3%	NAP
2.12	Property		1	Tractor Supply – Holden, ME	0.3%	NAP
2.13	Property		1	Kum & Go – North Little Rock, AR	0.3%	NAP
2.14	Property		1	Forsyth Memorial Hospital – Winston-Salem, NC	0.2%	NAP
2.15	Property		1	Dollar Tree – Teaneck, NJ	0.2%	NAP
2.16	Property		1	CVS Pharmacy – Anderson, IN	0.2%	NAP
2.17	Property		1	Sherwin Williams – Hilliard, OH	0.2%	NAP
2.18	Property		1	Family Dollar – Pennsauken, NJ	0.2%	NAP
2.19	Property		1	Family Dollar – Trenton, NJ	0.2%	NAP
2.20	Property		1	Dollar General – National Park, NJ	0.2%	NAP
2.21	Property		1	Dollar Tree – Fridley, MN	0.1%	NAP
2.22	Property		1	Dollar General – Greensburg, PA	0.1%	NAP
2.23	Property		1	Dollar General – East Lyme, CT	0.1%	NAP
2.24	Property		1	Dollar General – Hammond, LA	0.1%	NAP
2.25	Property		1	Dollar General – Brandon, MS	0.1%	NAP
2.26	Property		1	Dollar General – Edinburg, TX	0.1%	NAP
2.27	Property		1	Dollar Tree – Abilene, TX	0.1%	NAP
2.28	Property		1	Dollar General – Bossier City, LA	0.1%	NAP
2.29	Property		1	Dollar General – Walker, LA	0.1%	NAP
2.30	Property		1	Dollar General – Texarkana, AR	0.1%	NAP
2.31	Property		1	Family Dollar – Casper, WY	0.1%	NAP
2.32	Property		1	Dollar General – Omaha, NE	0.1%	NAP
2.33	Property		1	Family Dollar – Lafayette, LA	0.1%	NAP
2.34	Property		1	Sherwin Williams – Saginaw, MI	0.1%	NAP
2.35	Property		1	Dollar General – Cameron, NC	0.1%	NAP
2.36	Property		1	Dollar General – Kingman, AZ	0.1%	NAP
3	Loan	5, 12	1	Rose Castle Apartments	7.6%	NAP
4	Loan	5	1	601 Lexington Avenue	6.0%	NAP
5	Loan	5	1	26 Broadway	4.9%	NAP
6	Loan	18, B	1	Mountain's Edge Marketplace	4.8%	NAP
7	Loan	5	1	Midtown Square	4.4%	NAP
8	Loan	5, 10, C	1	Coleman Highline Phase IV	4.4%	NAP
9	Loan	5, 6, 7, 13	5	Visions Hotel Portfolio III	4.1%	80.6%
9.01	Property		1	DoubleTree Utica	1.1%	71.5%
9.02	Property		1	Home2 Suites Utica	0.9%	NAP
9.03	Property		1	TownePlace Suites New Hartford	0.9%	75.7%
9.04	Property		1	Best Western Fishkill	0.7%	71.9%
9.05	Property		1	Fairfield Inn Cortland	0.5%	56.4%
10	Loan		1	Fleet Farm - Waukee	4.0%	NAP
11	Loan	5, 6, 7, 14, D	17	ILPT Logistics Portfolio	3.5%	NAP
11.01	Property		1	4000 Principio Parkway	0.4%	NAP
11.02	Property		1	2020 Joe B. Jackson Parkway	0.4%	NAP
11.03	Property		1	1901 Meadowville Technology Parkway	0.4%	NAP
11.04	Property		1	52 Pettengill Road	0.4%	NAP
11.05	Property		1	510 John Dodd Road	0.4%	NAP
11.06	Property		1	309 Dulty's Lane	0.3%	NAP
11.07	Property		1	5300 Centerpoint Parkway	0.2%	NAP
11.08	Property		1	17001 West Mercury Street	0.2%	NAP
11.09	Property		1	725 Darlington Avenue	0.2%	NAP
11.10	Property		1	10100 89th Avenue N	0.1%	NAP
11.11	Property		1	7303 Rickenbacker Parkway West	0.1%	NAP
11.12	Property		1	4836 Hickory Hill Road	0.1%	NAP
11.13	Property		1	7000 West Post Road	0.1%	NAP
11.14	Property		1	3201 Bearing Drive	0.1%	NAP
11.15	Property		1	900 Commerce Parkway West Drive	0.1%	NAP
11.16	Property		1	6825 West County Road 400 North	0.1%	NAP
11.17	Property		1	951 Trails Road	0.1%	NAP
12	Loan		1	1021-1023 38th Street	3.1%	NAP
13	Loan	5, 6, 7, 9, E	14	Bedrock Portfolio	2.9%	NAP
13.01	Property		1	First National Building	0.7%	NAP
13.02	Property		1	The Qube	0.4%	NAP
13.03	Property		1	Chrysler House	0.3%	NAP
13.04	Property		1	1001 Woodward	0.3%	NAP
13.05	Property		1	One Woodward	0.2%	NAP
13.06	Property		1	The Z Garage	0.2%	NAP
13.07	Property		1	Two Detroit Garage	0.1%	NAP

A-1-37

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Loan ID Number	Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Most Recent Hotel Occupancy (%)	Coop - Committed Secondary Debt	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry
13.08	Property		1	1505 & 1515 Woodward	0.1%	NAP
13.09	Property		1	1001 Brush Street	0.1%	NAP
13.10	Property		1	The Assembly	0.1%	NAP
13.11	Property		1	419 Fort Street Garage	0.1%	NAP
13.12	Property		1	Vinton	0.1%	NAP
13.13	Property		1	1401 First Street	0.1%	NAP
13.14	Property		1	Lane Bryant Building	0.0%	NAP
14	Loan	5, 6, 7, 15	4	Pacific Castle Portfolio	2.9%	NAP
14.01	Property		1	Rancho Cordova Town Center	1.0%	NAP
14.02	Property		1	Prune Tree Center	0.8%	NAP
14.03	Property		1	Rimrock Plaza	0.6%	NAP
14.04	Property		1	Sandstone Village	0.5%	NAP
15	Loan		1	Stadium Crossings	2.8%	NAP
16	Loan	5, 6	2	NYC MFRT Portfolio	2.2%	NAP
16.01	Property		1	45 John Street	1.2%	NAP
16.02	Property		1	2027-2127 Emmons Avenue	1.0%	NAP
17	Loan		1	Foothill Center	1.9%	NAP
18	Loan	6, 8, 16	13	East Boston MF Portfolio III	1.8%	NAP
18.01	Property		1	273 Maverick Street	0.3%	NAP
18.02	Property		1	194-194A Maverick Street	0.2%	NAP
18.03	Property		1	147 Cottage Street	0.1%	NAP
18.04	Property		1	133 Paris Street	0.1%	NAP
18.05	Property		1	153 Saratoga Street	0.1%	NAP
18.06	Property		1	284 Chelsea Street	0.1%	NAP
18.07	Property		1	129 Eutaw Street	0.1%	NAP
18.08	Property		1	161 Bennington Street	0.1%	NAP
18.09	Property		1	20 Trenton Street	0.1%	NAP
18.10	Property		1	234 Lexington Street	0.1%	NAP
18.11	Property		1	137 Chelsea Street	0.1%	NAP
18.12	Property		1	21 Eutaw Street	0.1%	NAP
18.13	Property		1	206 Princeton Street	0.1%	NAP
19	Loan		1	Tidewater Cove	1.8%	NAP
20	Loan		1	Murray Road Industrial Center	1.6%	NAP
21	Loan		1	Oak Ridge Apartments	1.3%	NAP
22	Loan	8	1	Freedom Plaza	1.2%	NAP
23	Loan	8	1	Storage Xxtra Highway 61	1.2%	NAP
24	Loan	F	1	6 Armstrong	1.1%	NAP
25	Loan		1	Fairfield Inn & Suites Brooksville	1.1%	NAP
26	Loan	G	1	20 Squadron Blvd	1.0%	NAP
27	Loan		1	La Quinta Inn & Suites - Holbrook, AZ	0.9%	NAP
28	Loan	6	2	All-Star Self Storage	0.9%	NAP
28.01	Property		1	Goose Creek	0.7%	NAP
28.02	Property		1	North Charleston	0.2%	NAP
29	Loan	19	1	35 Walker Street	0.8%	NAP
30	Loan		1	Motel 6 Las Vegas	0.8%	62.2%
31	Loan		1	United Storage Swansea	0.8%	NAP
32	Loan		1	Country Court Apartments	0.8%	NAP
33	Loan	6, 7	2	Walgreens and Dollar General Portfolio	0.8%	NAP
33.01	Property		1	Walgreens	0.6%	NAP
33.02	Property		1	Dollar General	0.2%	NAP
34	Loan		1	43-53 Mineola Avenue	0.7%	NAP
35	Loan		1	775-779 E Tremont Ave	0.6%	NAP
36	Loan		1	399 Atlantic	0.5%	NAP
37	Loan	H	1	NSC Oakman Storage	0.4%	NAP
38	Loan		1	Overlea Shopping Center	0.3%	NAP
39	Loan		1	Amwell Valley Self Storage	0.3%	NAP

A-1-38

MSC 2022-L8
Footnotes to Annex A-1

(1)	MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; AREF—Argentic Real Estate Finance LLC; SMC—Starwood Mortgage Capital LLC; BMO— Bank of Montreal.

(2)	Certain tenants may not be in occupancy or may be in free rent periods. See "Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this prospectus for information regarding the 5 largest tenants at Mortgaged Properties securing the 15 largest Mortgage Loans and tenants that occupy 50% or more of the net rentable area at their respective Mortgaged Properties which are not in occupancy or are in free rent periods.

(3)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced Mortgage Loan, pari passu loan primary servicing fee rate, in each case applicable to the related Mortgage Loan.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See "Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at Mortgaged Properties securing the 15 largest Mortgage Loans and tenants that occupy 50% or more of the net rentable area at their respective Mortgaged Properties

(5)	With respect to Mortgage Loan No. 1, Constitution Center, Mortgage Loan No. 2, ExchangeRight Net Leased Portfolio #54, Mortgage Loan No. 3, Rose Castle Apartments, Mortgage Loan No. 4, 601 Lexington Avenue, Mortgage Loan No. 5, 26 Broadway, Mortgage Loan No. 7, Midtown Square, Mortgage Loan No. 8, Coleman Highline Phase IV, Mortgage Loan No. 9, Visions Hotel Portfolio III, Mortgage Loan No. 11, ILPT Logistics Portfolio, Mortgage Loan No. 13, Bedrock Portfolio, Mortgage Loan No. 14, Pacific Castle Portfolio and Mortgage Loan No. 16, NYC MFRT Portfolio, such Mortgage Loans are part of a whole loan related to the Issuing Entity. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Loan Per Unit ($) calculations are in each case based on the subject Mortgage Loan together with any related Pari Passu Companion Loan, but (unless otherwise indicated) without regard to any related Subordinate Companion Loan(s). For further information, see “Description of the Mortgage Pool—The Whole Loans—General”, “—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, "—The Serviced A/B Whole Loan—The Constitution Center Pari Passu—A/B Whole Loan", "—The Non-Serviced Pari Passu—A/B Whole Loans—The 601 Lexington Avenue Pari Passu—A/B Whole Loan","—The Non-Serviced Pari Passu—A/B Whole Loans—The 26 Broadway Pari Passu—A/B Whole Loan", "—The Non-Serviced Pari Passu—A/B Whole Loans—The Coleman Highline Phase IV Pari Passu—A/B Whole Loan," "—The Non-Serviced Pari Passu—A/B Whole Loans—The ILPT Logistics Portfolio Pari Passu—A/B Whole Loan", and “Pooling and Servicing Agreement” or “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans,” as applicable, in this prospectus.

(6)	With respect to Mortgage Loan No. 2, ExchangeRight Net Leased Portfolio #54, Mortgage Loan No. 9, Visions Hotel Portfolio III, Mortgage Loan No. 11, ILPT Logistics Portfolio, Mortgage Loan No. 13, Bedrock Portfolio, Mortgage Loan No. 14, Pacific Castle Portfolio, Mortgage Loan No.16, NYC MFRT Portfolio, Mortgage Loan No. 18, East Boston MF Portfolio III, Mortgage Loan No. 28, All-Star Self Storage and Mortgage Loan No. 33, Walgreens and Dollar General Portfolio, each such Mortgage Loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Loan Per Unit ($) calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each Mortgaged Property based on the respective Appraised Values and/or Underwritten NCF, among other methods.

(7)	With respect to Mortgage Loan No. 2, ExchangeRight Net Leased Portfolio #54, Mortgage Loan No. 9, Visions Hotel Portfolio III, Mortgage Loan No. 11, ILPT Logistics Portfolio, Mortgage Loan No. 13, Bedrock Portfolio, Mortgage Loan, No. 14, Pacific Castle Portfolio and Mortgage Loan No. 33, Walgreens and Dollar General Portfolio, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or partial prepayment or substitution of a Mortgaged Property of the related Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases, Substitutions and Additions” in this prospectus.

(8)	With respect to Mortgage Loan No. 18, East Boston MF Portfolio III, Mortgage Loan No. 22, Freedom Plaza and Mortgage Loan No. 23, Storage Xxtra Highway 61, the related loan documents permit an outparcel or other release without prepayment or defeasance. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this prospectus.

(9)	With respect to Mortgage Loan No. 13, Bedrock Portfolio, the related loan documents permit future subordinate secured or unsecured financing or mezzanine financing and/or preferred equity generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and “—Additional Indebtedness—Other Secured Indebtedness” in this prospectus.

(10)	With respect to Mortgage Loan No. 8., Coleman Highline Phase IV, the whole loan is structured with an Anticipated Repayment Date (“ARD”) of December 6, 2026, and a final maturity date of April 6, 2032. From and after the ARD, the loan will bear interest at a rate per annum equal to the sum of the applicable interest rate and 250 basis points.

A-1-39

(11)	With respect to Mortgage Loan No. 1, Constitution Center, the Appraised Value constitutes the As Is value of $914,000,000, which is based on the assumption that a capital reserve account is established to address the GSA’s free rent under its lease agreement dated April 30, 2021 with a lease commencement date of May 1, 2022. At origination, the borrower deposited $14,343,252 into a free rent reserve. The Appraised Value per SF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “As Is” value, without the assumption that such capital reserve account is established, of $900,000,000 as of December 29, 2021 for the Constitution Center Senior Loans are $638, 44.2%, and 44.2%, respectively, and for the Constitution Center Whole Loan are $638, 50.0% and 50.0%, respectively.

(12)	With respect to Mortgage Loan No. 3, Rose Castle Apartments, the Appraised Value ($) for the Mortgaged Property includes approximately $42,280,000 attributable to a 421-a tax abatement, which has been applied for but has not been received as of the origination date. The appraisal currently estimates full taxes of $2,049,460 versus the underwritten abated taxes of $10,982.

(13)	With respect to Mortgage Loan No. 9, Visions Hotel Portfolio III, the Appraised Value ($) represents an approximately 3.0% portfolio premium to the aggregate “as-is” appraised value of the individual Mortgaged Properties. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the Visions Hotel Portfolio III Mortgage Loan are calculated using the “as-is” appraised value including such portfolio premium. The “as-is” appraised value for the Mortgaged Properties, excluding the premium, was $82,000,000 as of February 1, 2022. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated using the aggregate “as-is” appraised values excluding the portfolio premium are 53.7% and 43.1%, respectively.

(14)	With respect to Mortgage Loan No. 11, ILPT Logistics Portfolio, the Appraised Value represents the “As- Portfolio” appraised value of $1,175,000,000 as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The aggregate total of the “as-is” appraised values of the individual properties (exclusive of the portfolio premium) is $1,128,300,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the aggregate “as-is” appraised value are 30.2% and 30.2%, respectively for the ILPT Logistics Portfolio Senior Loans, 39.4% and 39.4%, respectively, for the ILPT Logistics Portfolio Whole Loan and 62.0% and 62.0%, respectively, for the ILPT Logistics Portfolio Total Debt.

(15)	With respect to Mortgage Loan No. 14, Pacific Castle Portfolio, the Appraised Value ($) represents the portfolio market value of the Pacific Castle Portfolio Mortgaged Properties as of December 28, 2021, if the entire portfolio is marketed to a single purchaser and includes a portfolio premium. The appraisal provides that the portfolio premium would not apply to the individual Pacific Castle Portfolio Mortgaged Properties if sold separately. The Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), and Whole Loan Cut-off Date LTV Ratio (%) are calculated including the portfolio premium.

(16)	With respect to Mortgage Loan No. 18, East Boston MF Portfolio III, the Appraised Value ($) represents an approximately 5.6% portfolio premium to the aggregate “as-is” appraised value of the individual Mortgaged Properties. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the East Boston MF Portfolio III Mortgage Loan are calculated using the “as-is” appraised value including such portfolio premium. The “as-is” appraised value for the Mortgaged Properties, excluding the premium, was $19,790,000 as of November 3, 2021. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated using the aggregate “as-is” appraised values excluding the portfolio premium are both 61.9%.

(17)	With respect to Mortgage Loan No. 2, ExchangeRight Net Leased Portfolio #54, a separate NFIP flood policy was purchased and paid for at closing for the Dollar General – National Park, NJ Mortgaged Property. $254.83 was paid up front at closing, with the borrower paying to the lender $254.83 per month for the renewal of the coverage afforded by the policy.

(18)	With respect to Mortgage Loan No. 6, Mountain's Edge Marketplace, the historical cash flows include operations of the entire center, which includes non-collateral portions.

(19)	With respect to Mortgage Loan No. 29, 35 Walker Street, the second largest commercial tenant, Empower Your Smile (46.9% of commercial NRA, 14.7% of UW Gross Potential Rent), is an affiliate of the borrower.

A.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) one percent (1%) of the principal amount of the Loan being prepaid or (b) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Open Prepayment Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (i) the Interest Rate and (ii) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

A-1-40

B.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

C.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. The term “Discount Rate” shall mean the rate that, when compounded monthly, is equivalent to the Treasury Rate (hereinafter defined) when compounded semiannually. The term “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Date. (If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

D.	"Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 0.5% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Open Prepayment Date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error

E.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid. “Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

F.	"Prepayment Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Stated Maturity Date determined by discounting such payments at the Discount Rate (as defined below). As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Applicable Interest Rate and (z) the Yield Maintenance Treasury Rate (as defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate”

A-1-41

shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Stated Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

G.	"Yield Maintenance Premium" shall mean an amount equal to the greater of (i) two percent (2%) of any applicable prepayment, or (b) the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, (i) the term “Prepayment Date” means the date on which the applicable prepayment is made; (ii) the term “Calculated Payments” means the monthly payments of interest only which would be due from the Prepayment Date through the Permitted Prepayment Date based on the Principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum in the amount, if any, by which the Interest Rate exceeds the Yield Maintenance Treasury Rate; (iii) the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon the parties.

"Yield Maintenance Treasury Rate" shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Permitted Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.

H.	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) (x) if the prepayment occurs after the Lockout Expiration Date and as permitted pursuant to Section 2.4 of the Loan Agreement, one percent (1%) of the unpaid principal balance of the Note as of the Prepayment Date or (y) if the prepayment occurs prior to or on the Lockout Expiration Date or either concurrently with or after an Event of Default has occurred and is continuing, five percent (5%) of the unpaid principal balance of the Note as of the Prepayment Date. “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

A-1-42

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

MORTGAGE POOL INFORMATION

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Morgan Stanley Mortgage Capital Holdings LLC	8	$255,493,720	37.3%	3.4813%	119	3.04x	11.3%	53.3%	51.4%
Starwood Mortgage Capital LLC	17	$241,961,229	35.3%	4.1839%	115	2.34x	11.6%	52.8%	49.7%
Bank of Montreal	8	$115,967,500	16.9%	3.6899%	103	3.20x	11.2%	49.5%	49.3%
Argentic Real Estate Finance LLC	5	$47,742,652	7.0%	4.0736%	118	2.49x	12.7%	60.3%	55.6%
Morgan Stanley Mortgage Capital Holdings LLC, Bank of Montreal	1	$24,229,075	3.5%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2,000,000 - 5,000,000	6	$19,220,000	2.8%	4.2982%	119	2.51x	11.2%	53.9%	52.0%
5,000,001 - 10,000,000	13	$85,995,028	12.5%	4.1506%	119	2.42x	13.0%	56.1%	49.8%
10,000,001 - 20,000,000	8	$122,719,873	17.9%	3.9827%	112	2.31x	9.9%	57.8%	56.6%
20,000,001 - 30,000,000	5	$130,915,555	19.1%	3.6790%	104	3.15x	12.3%	47.3%	45.1%
30,000,001 - 40,000,000	3	$97,330,000	14.2%	4.4899%	119	2.15x	12.4%	52.2%	47.1%
40,000,001 - 68,000,000	4	$229,213,720	33.4%	3.3631%	119	3.26x	11.1%	50.2%	50.2%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: $2,000,000
Maximum: $68,000,000
Average: $17,574,210

A-2-1

ANNEX A-2

MORTGAGE POOL INFORMATION

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
New York	16	$215,602,700	31.5%	3.9371%	118	2.76x	11.9%	49.6%	47.8%
California	6	$79,084,957	11.5%	3.5020%	95	3.42x	11.4%	48.6%	46.8%
Michigan	19	$68,305,585	10.0%	4.0224%	108	2.24x	11.3%	58.6%	52.1%
District of Columbia	1	$68,000,000	9.9%	3.0494%	119	4.30x	14.1%	43.5%	43.5%
Massachusetts	17	$41,967,192	6.1%	3.7085%	118	2.26x	8.7%	57.1%	57.1%
Nevada	3	$39,210,424	5.7%	4.4449%	119	1.61x	10.6%	67.7%	61.3%
Iowa	2	$28,018,472	4.1%	4.2446%	119	2.11x	9.1%	63.1%	63.1%
Florida	2	$15,391,180	2.2%	4.2297%	120	2.79x	14.5%	58.4%	52.9%
New Jersey	8	$14,243,490	2.1%	3.9329%	119	2.33x	10.0%	52.8%	52.1%
Washington	1	$12,000,000	1.8%	3.9550%	118	2.25x	9.6%	60.3%	60.3%
Oregon	1	$10,675,000	1.6%	3.8750%	119	2.24x	8.8%	51.8%	51.8%
Connecticut	3	$9,556,207	1.4%	3.8801%	120	3.91x	17.4%	41.7%	41.7%
South Carolina	3	$8,495,595	1.2%	4.0012%	118	2.72x	11.4%	45.0%	45.0%
Georgia	1	$7,962,513	1.2%	3.5600%	117	1.83x	10.1%	60.6%	47.7%
Louisiana	6	$7,499,656	1.1%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Arizona	2	$6,596,067	1.0%	4.5426%	119	2.62x	18.9%	47.7%	36.4%
Maryland	2	$5,160,560	0.8%	4.2727%	119	2.43x	12.1%	46.2%	40.9%
North Carolina	3	$4,796,539	0.7%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Texas	3	$3,726,378	0.5%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Utah	1	$3,709,916	0.5%	3.8850%	118	2.43x	10.2%	60.0%	60.0%
Tennessee	2	$3,419,761	0.5%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Ohio	3	$3,219,844	0.5%	3.7325%	119	2.91x	11.9%	38.5%	38.5%
Indiana	4	$3,134,944	0.5%	3.7091%	119	2.87x	11.6%	40.1%	40.1%
North Dakota	1	$2,686,062	0.4%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Alabama	1	$2,643,426	0.4%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Kentucky	1	$2,600,790	0.4%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Virginia	1	$2,596,318	0.4%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Arkansas	2	$2,515,518	0.4%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
New Hampshire	1	$2,511,171	0.4%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
West Virginia	1	$2,131,795	0.3%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Maine	1	$1,961,251	0.3%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Minnesota	2	$1,826,851	0.3%	3.6782%	119	2.82x	11.3%	42.3%	42.3%
Kansas	1	$1,133,921	0.2%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Pennsylvania	1	$852,716	0.1%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Mississippi	1	$810,082	0.1%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Wyoming	1	$682,175	0.1%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Nebraska	1	$665,120	0.1%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Total:	125	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

A-2-2

ANNEX A-2

MORTGAGE POOL INFORMATION

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Office
CBD	12	$209,014,520	30.5%	3.3431%	106	4.08x	14.0%	41.6%	41.6%
Suburban	4	$45,825,000	6.7%	4.0868%	119	2.55x	11.6%	57.9%	56.1%
Medical	3	$6,446,548	0.9%	3.5016%	119	2.54x	9.5%	55.0%	55.0%
Subtotal:	19	$261,286,068	38.1%	3.4774%	109	3.78x	13.4%	44.8%	44.4%
Retail
Single Tenant	36	$94,475,952	13.8%	3.7627%	119	2.37x	9.3%	58.2%	58.2%
Anchored	6	$57,008,073	8.3%	3.9550%	119	1.92x	9.5%	60.6%	55.3%
Shadow Anchored	1	$33,000,000	4.8%	4.5100%	119	1.38x	9.2%	71.0%	65.1%
Unanchored	3	$19,464,873	2.8%	4.2727%	118	1.67x	9.5%	59.6%	50.6%
Subtotal:	46	$203,948,898	29.8%	3.9860%	119	2.02x	9.4%	61.0%	57.8%
Multifamily
Mid Rise	1	$52,000,000	7.6%	4.0450%	119	1.88x	7.8%	58.7%	58.7%
Garden	2	$14,300,000	2.1%	4.5600%	120	1.66x	11.1%	54.0%	43.9%
Low Rise	13	$12,250,000	1.8%	3.9540%	117	1.84x	7.5%	58.6%	58.6%
Subtotal:	16	$78,550,000	11.5%	4.1246%	119	1.83x	8.4%	57.8%	56.0%
Hospitality
Limited Service	5	$27,648,529	4.0%	4.3498%	119	2.55x	17.3%	53.5%	42.5%
Extended Stay	2	$12,091,057	1.8%	4.1700%	119	2.44x	15.7%	52.1%	41.8%
Full Service	1	$7,381,909	1.1%	4.1700%	119	2.44x	15.7%	52.1%	41.8%
Subtotal:	8	$47,121,495	6.9%	4.2755%	119	2.51x	16.6%	52.9%	42.2%
Industrial
Warehouse/Distribution	14	$22,588,075	3.3%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Warehouse	1	$10,675,000	1.6%	3.8750%	119	2.24x	8.8%	51.8%	51.8%
Manufacturing/Distribution	3	$1,641,001	0.2%	3.8647%	119	3.12x	13.2%	29.0%	29.0%
Subtotal:	18	$34,904,075	5.1%	3.8678%	119	2.85x	11.9%	36.0%	36.0%
Mixed Use
Multifamily/Retail	4	$17,821,927	2.6%	3.8227%	118	2.45x	9.7%	51.3%	51.3%
Office/Retail	1	$8,000,000	1.2%	3.9800%	120	3.13x	13.0%	56.0%	56.0%
Multifamily/Office	1	$4,550,000	0.7%	5.2000%	119	1.47x	7.8%	65.0%	65.0%
Multifamily/Office/Retail	1	$638,000	0.1%	3.7780%	81	3.30x	13.6%	59.4%	59.4%
Subtotal:	7	$31,009,927	4.5%	4.0645%	118	2.50x	10.3%	54.7%	54.7%
Self Storage
Self Storage	6	$24,462,513	3.6%	3.8525%	117	2.40x	10.6%	55.2%	50.6%
Subtotal:	6	$24,462,513	3.6%	3.8525%	117	2.40x	10.6%	55.2%	50.6%
Other
Parking Garage	5	$4,111,200	0.6%	3.7780%	81	3.30x	13.6%	59.4%	59.4%
Subtotal:	5	$4,111,200	0.6%	3.7780%	81	3.30x	13.6%	59.4%	59.4%

Total:	125	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

A-2-3

ANNEX A-2

MORTGAGE POOL INFORMATION

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2.4945 - 3.2490	3	$139,213,720	20.3%	2.8536%	105	4.63x	13.8%	40.5%	40.5%
3.2500 - 3.4990	1	$3,000,000	0.4%	3.4170%	117	4.94x	17.3%	31.4%	31.4%
3.5000 - 3.9990	15	$239,666,588	35.0%	3.7504%	115	2.58x	10.5%	53.6%	53.1%
4.0000 - 5.2000	20	$303,513,868	44.3%	4.3209%	119	2.08x	11.3%	56.5%	51.9%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 2.4945%
Maximum: 5.200%
Weighted Average: 3.8194%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	1	$30,000,000	4.4%	2.4945%	56	5.54x	14.1%	31.0%	31.0%
84	1	$20,000,000	2.9%	3.7780%	81	3.30x	13.6%	59.4%	59.4%
120	37	$635,394,176	92.7%	3.8833%	119	2.64x	11.4%	52.9%	50.5%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 116 mos.

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
56 - 118	17	$255,472,578	37.3%	3.7046%	107	3.18x	12.2%	48.3%	46.8%
119 - 120	22	$429,921,598	62.7%	3.8877%	119	2.55x	11.1%	54.4%	51.8%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 56 mos.
Maximum: 120 mos.
Weighted Average: 115 mos.

A-2-4

ANNEX A-2

MORTGAGE POOL INFORMATION

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	26	$528,290,295	77.1%	3.6858%	114	3.07x	11.5%	49.6%	49.6%
300	1	$6,139,863	0.9%	4.6200%	119	2.63x	19.6%	47.2%	35.0%
360	12	$150,964,018	22.0%	4.2546%	119	1.79x	11.4%	61.2%	51.7%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 358 mos.

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	26	$528,290,295	77.1%	3.6858%	114	3.07x	11.5%	49.6%	49.6%
299 - 300	1	$6,139,863	0.9%	4.6200%	119	2.63x	19.6%	47.2%	35.0%
301 - 360	12	$150,964,018	22.0%	4.2546%	119	1.79x	11.4%	61.2%	51.7%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 299 mos.
Maximum: 360 mos.
Weighted Average: 357 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.38 - 1.60	6	$85,444,873	12.5%	4.3353%	119	1.47x	9.2%	65.4%	57.5%
1.61 - 2.00	8	$104,137,513	15.2%	4.0922%	119	1.83x	8.6%	59.7%	56.5%
2.01 - 2.40	6	$105,797,500	15.4%	4.0300%	119	2.16x	9.0%	59.7%	59.7%
2.41 - 2.80	8	$145,145,023	21.2%	3.8212%	119	2.50x	11.6%	55.2%	52.1%
2.81 - 3.20	4	$41,255,547	6.0%	3.9211%	119	3.08x	13.8%	38.3%	36.9%
3.21 - 5.54	7	$203,613,720	29.7%	3.3321%	105	4.29x	14.8%	39.4%	39.4%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 1.38x
Maximum: 5.54x
Weighted Average: 2.79x

A-2-5

ANNEX A-2

MORTGAGE POOL INFORMATION

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
24.3 - 45.0	8	$211,342,795	30.8%	3.3596%	110	4.23x	14.7%	36.3%	36.3%
45.1 - 55.0	9	$153,705,315	22.4%	3.8817%	119	2.39x	11.4%	53.3%	49.6%
55.1 - 60.0	10	$156,594,873	22.8%	4.0067%	114	2.25x	9.6%	58.9%	57.9%
60.1 - 65.0	8	$116,456,193	17.0%	4.0616%	118	1.94x	9.4%	62.8%	58.6%
65.1 - 71.8	4	$47,295,000	6.9%	4.4559%	119	1.49x	9.4%	70.6%	64.1%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 24.3%
Maximum: 71.8%
Weighted Average: 52.1%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
24.3 - 30.0	2	$58,129,075	8.5%	4.4743%	118	3.30x	16.1%	26.3%	26.3%
30.1 - 40.0	5	$50,139,863	7.3%	3.1088%	81	4.81x	15.7%	34.4%	32.9%
40.1 - 45.0	6	$157,104,172	22.9%	3.3575%	118	3.73x	14.0%	46.1%	42.9%
45.1 - 50.0	3	$28,648,566	4.2%	4.1343%	118	1.82x	11.1%	59.4%	47.7%
50.1 - 55.0	6	$132,105,000	19.3%	3.7382%	119	2.22x	9.3%	56.1%	53.7%
55.1 - 66.7	17	$259,267,500	37.8%	4.0966%	116	2.10x	9.4%	62.2%	61.1%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 24.3%
Maximum: 66.7%
Weighted Average: 49.9%

A-2-6

ANNEX A-2

MORTGAGE POOL INFORMATION

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	25	$498,290,295	72.7%	3.7575%	117	2.92x	11.3%	50.7%	50.7%
Amortizing Balloon	9	$84,848,881	12.4%	4.2705%	119	2.11x	13.7%	55.0%	44.1%
Interest Only, Amortizing Balloon	4	$72,255,000	10.5%	4.2670%	119	1.49x	9.4%	67.3%	59.2%
Interest Only - ARD	1	$30,000,000	4.4%	2.4945%	56	5.54x	14.1%	31.0%	31.0%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.5 - 9.0	10	$167,192,373	24.4%	4.0740%	118	1.94x	8.3%	59.6%	58.7%
9.1 - 10.0	7	$170,480,000	24.9%	3.9124%	119	2.08x	9.5%	60.6%	57.6%
10.1 - 12.0	8	$61,257,513	8.9%	4.0943%	119	2.07x	10.6%	59.5%	53.6%
12.1 - 13.0	2	$11,500,000	1.7%	3.9404%	120	3.12x	12.8%	51.1%	51.1%
13.1 - 15.0	5	$183,442,795	26.8%	3.0879%	104	4.28x	13.7%	41.0%	41.0%
15.1 - 19.7	7	$91,521,495	13.4%	4.4483%	119	3.08x	17.5%	40.2%	34.7%
Total:	39	$685,394,176	100.0%	3.8194%	115	2.79x	11.5%	52.1%	49.9%

Minimum: 7.5%
Maximum: 19.7%
Weighted Average: 11.5%

A-2-7

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS
OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

A-3-2

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

A-3-3

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

Downtown D.C.
White House
US Dept. of the Treasury
President's Park
National Theatre
Thurmond Arnold Building
Ford Theatre
Smithsonian American Art Museum
Hotel Monaco
Capital One Arena
Terrell Place
Shakespeare Theatre Company
National Building Museum
FBI Field House
Judiciary Center
Georgetown University Law Center
DC Superior Court
CWA Bldg.
US Court of Military Appeals
Judiciary Square
Centennial Building
J. Edgar Hoover FBI Bldg.
The Lafayette at Penn Square
DC Court of Appeals
US Tax Court
Pennsylvania Ave NW
DC City Hall
The Residences at Market Square
D St NW
METRO
The Ellipse
Ellipse Visitor Pavilion
US Dept. of Commerce
Ronald Reagan Bldg. and Intl. Trade Center
Superior Court of DC
DC Dept. of Motor Vehicles
Labor Department
Federal Triangle
IRS
Dept. of Justice
Archives-Navy Memorial
Embassy of Canada
C St NW
US District Court
Natl. Records and Archives Administration
Federal Trade Commission
Louisiana Ave NW
Constitution Ave NW
Museum of American History
Museum of Natural History
National Gallery
East Gallery
National Museum of African American History and Culture
Blue, Orange, Silver Lines
Metro Yellow, Green Lines
Washington Monument
THE NATIONAL MALL
Capitol Reflecting Pool
Ulysses S. Grant Memorial
Sylvan Theater Stage
Freer Gallery of Art
Smithsonian
Smithsonian Associates Theatre
Hirshhorn Museum
National Air and Space Museum
Natl. Museum of the American Indian
Maryland Ave SW
US Botanic Garden
Smithsonian
Independence Ave SW
USDA Forest Service
Agriculture Department
WASHINGTON D.C.
U.S. Department of Education
US Dept of Health & Human Services
Hancock Park
United States Holocaust Memorial Museum
Bureau of Engraving
Aerospace Center
Dept. of Homeland Security
AMTRAK
Holiday Inn
Food and Drug Administration
Metro Blue, Orange, Silver Lines
Federal Center SW
L'Enfant Plaza
Intl. Spy Museum
Constitution Center
400 7th Street Southwest
Washington, District of Columbia 20024
Tidal Basin
Federal Communications Commission
US Postal Service Hdqtrs.
Dept. of Housing and Urban Dev.
E St SW
ITC Building
NASA
Southwest Frwy
Vietnam Women's Memorial
Jefferson Memorial
Francis Case Memorial Bridge
Benjamin Banneker Park
Ronald Reagan Washington Natl. Airport 3 miles
G St SW
Jefferson Recreation Center
Town Square Towers
Potomac Place Tower
Culture House DC
Jefferson Jr. High School
Randall Jr. High School
Maine Ave SW
I St SW
Southwest Duck Pond
Southwest Washington
Delaware Ave SW
Lansburgh Park
Capital Yacht Club
Arena Stage at the Mead Ctr. for American Theater
Wash. DC Office - Planning
Washington Channel
M St SW
Metro Green Line
Waterfront-SEU
Southwest Waterfront
N St SW
King Greenleaf Recreation Center
East Potomac Park Golf Course
O St SW
Rockville
Wheaton
Potomac
Silver Spring
College Park
Bethesda
WASHINGTON D.C.
ARLINGTON
Annandale
ALEXANDRIA
VIRGINIA
MARYLAND

A-3-4

Mortgage Loan No. 1 – Constitution Center

Mortgage Loan Information	Mortgaged Property Information
Mortgage Loan Seller:	MSMCH	Single Asset/Portfolio:	Single Asset
Original Balance(1):	$68,000,000	General Property Type:	Office
Cut-off Date Balance(1):	$68,000,000	Detailed Property Type:	CBD
% of Initial Pool Balance:	9.9%	Title Vesting:	Fee
Loan Purpose:	Refinance	Year Built/Renovated:	1968/2010
Borrower Sponsor:	MetLife, Inc. and New York Common	Size:	1,410,049 SF
Retirement Fund	Cut-off Date Balance per SF(1):	$282
Guarantor(2):	NAP	Maturity Date Balance per SF(1):	$282
Mortgage Rate(3):	3.0494%	Property Manager:	Hines GS Properties, Inc.
Note Date:	2/16/2022
First Payment Date:	4/9/2022
Maturity Date:	3/9/2032
Original Term to Maturity:	120 months	Underwriting and Financial Information(7)
Original Amortization Term:	0 months	UW NOI:	$56,275,098
IO Period:	120 months	UW NOI Debt Yield(1):	14.1%
Seasoning:	1 months	UW NOI Debt Yield at Maturity(1):	14.1%
Prepayment Provisions(4):	L(24),YM1(1),DorYM1(88),O(7)	UW NCF DSCR(1):	4.30x
Lockbox/Cash Mgmt Status:	Hard/Springing	Most Recent NOI:	$52,895,989 (12/31/2021)
Additional Debt Type(1)(5):	Pari Passu/ Subordinate	2nd Most Recent NOI:	$51,433,757 (12/31/2020)
Additional Debt Balance(1)(5):	$330,000,000 / $52,000,000	3rd Most Recent NOI:	$49,648,892 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)	Most Recent Occupancy:	100.0% (12/1/2021)
Reserves(6)	2nd Most Recent Occupancy:	100.0% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	100.0% (12/31/2019)
RE Tax:	$0	Springing	NAP	Appraised Value (as of)(8):	$914,000,000 (12/29/2021)
Insurance:	$0	Springing	NAP	Appraised Value per SF(8):	$648
TI/LC:	$416,036	Springing	(6)	Cut-off Date LTV Ratio(1)(8):	43.5%
Free Rent Reserve:	$14,343,252	$0	NAP	Maturity Date LTV Ratio(1)(8):	43.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount	$398,000,000	88.4%	Loan Payoff:	$372,749,794	82.8%
Subordinate Loan Amount	$52,000,000	11.6%	Reserves:	$14,759,288	3.3%
			Closing Costs:	$3,078,877	0.7%
			Return of Equity:	$59,412,042	13.2%
Total Sources:	$450,000,000	100.0%	Total Uses:	$450,000,000	100.0%

(1)	The Constitution Center Mortgage Loan (as defined below) is part of the Constitution Center Whole Loan (as defined below), which is comprised of nine pari passu senior promissory notes with an aggregate original principal balance of $398,000,000 (collectively, the “Constitution Center Senior Loans”) and three promissory notes that are subordinate to the Constitution Center Senior Loans with an aggregate original principal balance of $52,000,000 (the “Constitution Center Subordinate Loans”, and together with the Constitution Senior Loans, the “Constitution Center Whole Loan”). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate Cut-off Date principal balance of the Constitution Center Senior Loans, without regard to the Constitution Center Subordinate Loans. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire Constitution Center Whole Loan are $319, $319, 3.68x, 12.5%, 12.5%, 49.2% and 49.2%, respectively.
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Constitution Center Whole Loan.
(3)	Represents solely the interest rate of the Constitution Center Senior Loans. The Constitution Center Subordinate Loans bear interest at the rate of 3.9200% per annum.
(4)	Defeasance of the Constitution Center Whole Loan is permitted at any time after the earlier of (i) February 16, 2025, or (ii) two years from the closing date of the securitization that includes the last pari passu note of the Constitution Center Whole Loan to be securitized. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in April 2022. In addition, the Constitution Center Whole Loan may be prepaid, in whole but not in part, on and after the second anniversary of the first monthly payment date, together with, prior to the monthly payment date in September 2031, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium.
(5)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” for a discussion of additional indebtedness.
(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(7)	The novel coronavirus pandemic is an evolving situation and could impact the Constitution Center Whole Loan more severely than assumed in the underwriting of the Constitution Center Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.
(8)	The Appraised Value constitutes the Hypothetical As Is value of $914,000,000, which is based on the assumption that a capital reserve account is established to address the GSA’s free rent under its lease agreement dated April 30, 2021 with a lease commencement date of May 1, 2022. At origination, the borrower deposited $14,343,252 into a free rent reserve. The Appraised Value per SF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “As Is” value of $900,000,000 as of December 29, 2021 for the Constitution Center Senior Loans are $638, 44.2%, and 44.2%, respectively, and for the Constitution Center Whole Loan are $638, 50.0% and 50.0%, respectively.

The Mortgage Loan. The largest mortgage loan (the “Constitution Center Mortgage Loan”) is part of the Constitution Center Whole Loan in the original principal balance of $450,000,000. The Constitution Center Whole Loan is secured by a first priority fee mortgage encumbering a 1,410,049 SF Class A office property in Washington, DC (the “Constitution Center Property”). The Constitution Center Whole Loan is comprised of the Constitution Center Senior Loans, consisting of nine pari passu senior promissory notes in the aggregate original principal balance of $398,000,000, and the Constitution Center Subordinate Loans, consisting of three subordinate promissory notes in the original principal balance of $52,000,000. The Constitution Center Senior Loans were originated by Morgan Stanley Bank, N.A. and the Constitution Center Subordinate Loans were originated by Morgan Stanley Mortgage Capital Holdings LLC. The non-controlling senior Note A-5 and Note A-9, with an aggregate original principal balance of $68,000,000, represent the Constitution Center Mortgage Loan and will be included in the MSC 2022-L8 securitization trust. The remaining Constitution Center Senior Loans (the “Constitution

A-3-5

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

Center Serviced Pari Passu Companion Loans”) are currently held by Morgan Stanley Bank, N.A. and are expected to be contributed to one or more future securitization transactions. The Constitution Center Subordinate Loans have been sold to one or more third party purchasers. The Constitution Center Whole Loan will be serviced under the MSC 2022-L8 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu-A/B Whole Loan—The Constitution Center Whole Loan” and “Pooling and Servicing Agreement” in the prospectus.

Constitution Center Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$80,000,000	$80,000,000	Morgan Stanley Bank, N.A.	No
A-2	$80,000,000	$80,000,000	Morgan Stanley Bank, N.A.	No
A-3	$50,000,000	$50,000,000	Morgan Stanley Bank, N.A.	No
A-4	$40,000,000	$40,000,000	Morgan Stanley Bank, N.A.	No
A-5	$40,000,000	$40,000,000	MSC 2022-L8	No
A-6	$30,000,000	$30,000,000	Morgan Stanley Bank, N.A.	No
A-7	$30,000,000	$30,000,000	Morgan Stanley Bank, N.A.	No
A-8	$20,000,000	$20,000,000	Morgan Stanley Bank, N.A.	No
A-9	$28,000,000	$28,000,000	MSC 2022-L8	No
B-1	$16,000,000	$16,000,000	Third Party Purchaser	Yes
B-2	$16,000,000	$16,000,000	Third Party Purchaser	Yes
B-3	$20,000,000	$20,000,000	Third Party Purchaser	Yes
Total	$450,000,000	$450,000,000

The Borrower and the Borrower Sponsor. The borrower is CC Owner, LLC, a single-purpose Delaware limited liability company with two independent directors in its organizational structure. The borrower is indirectly owned and controlled 50% by MetLife, Inc. and 50% by New York Common Retirement Fund (together, the “Borrower Sponsor”), with MetLife, Inc. acting as managing partner. MetLife, Inc.’s real estate platform manages a portfolio of $109.8 billion, investing in real estate products including commercial mortgages and equities. MetLife, Inc. has over 200 senior real estate professionals across seven regional offices. New York State Common Retirement Fund is one of the largest public pension plans in the United States, with over one million New York State and local retirement system members, retirees and beneficiaries. Established in 1921, The New York Common Retirement Fund announced it ended the third quarter of fiscal year 2021-22 with an estimated value of $279.7 billion.

The Property. The Constitution Center Property is a Class A, 10-story office property totaling 1,410,049 SF located in Washington, DC. The Constitution Center Property was originally built in 1968 (known then as the “Nassif Building”) on a 5.4 acre site, and served as the headquarters of the United States Department of Transportation (“DOT”), which occupied the asset for nearly 40 years. Following the DOT’s departure in late 2007, the Constitution Center Property underwent a $220 million renovation and was relet to other government tenants. The Constitution Center Property is located near other government buildings, across from the United States Department of Housing and Urban Development’s headquarters and the new Washington Metropolitan Area Transit Authority headquarters, with 16 other federal agencies within five blocks. A L’Enfant Metro station entrance is located on site and the Constitution Center Property is one block from the L’Enfant VRE Commuter rail station. The Constitution Center Property is a LEED Gold building, and has several specialized security features including Level IV security, a blast resistant curtain wall system, an auditorium, conference center, onsite cafeteria, underground parking garage, fitness center, and a one-acre interior courtyard. The Borrower Sponsor purchased the Constitution Center Property in 2012, and from 2016-2020 invested approximately $3.1 million in capital expenditures, including tenant improvement work, lobby renovations, and auditorium upgrades. The Constitution Center Property is currently 100.0% occupied by four government tenants.

Major Tenants.

The Office of the Comptroller of the Currency (471,499 SF, 33.4% of NRA, 36.0% of underwritten rent). The Office of the Comptroller of the Currency (“OCC”), an independent branch of the United States Department of the Treasury, charters, regulates, and supervises all national banks and federal savings associations as well as federal branches and agencies of foreign banks. The Constitution Center Property serves as the OCC’s headquarters, employing over 3,500 employees across 57 operating locations and four district offices nationwide. The OCC has been a tenant at the Constitution Center Property since 2012, has a lease expiration date of October 31, 2038, and has two 5-year renewal options remaining. The OCC is entitled to receive twelve months of free rent, $36,255,840 of tenant improvements and $7,117,024 in respect of leasing commissions, all commencing November 1, 2027. The OCC has the option to either utilize its tenant improvement allowance as well as the leasing commission allowance, or request the conversion of either or both such allowances to rental abatement by October 31, 2029. None of such tenant improvement allowance and leasing commissions and free rent have been reserved for.

Federal Housing Finance Agency (377,092 SF, 26.7% of NRA, 27.3% of underwritten rent). The Federal Housing Finance Agency (“FHFA”), was established by the Housing and Economic Recovery Act of 2008 and is responsible for the effective supervision, regulation, and housing mission oversight of Fannie Mae, Freddie Mac and the Federal Home Loan Bank system, which includes the 11 Federal Home Loan Banks and the Office of Finance. FHFA uses the Constitution Center Property as its headquarters, and has field offices in New York City/Newark, Chicago, Los Angeles, Tampa, St. Louis and Dallas, where it employs over 700 employees. FHFA has been a tenant at the Constitution Center Property since 2012, has a lease expiration date of January 31, 2027, and has two 5-year renewal options remaining.

General Services Administration (375,260 SF, 26.6% of NRA, 24.7% of underwritten rent). General Services Administration (“GSA”) is an independent agency of the United States government established in 1949 to help manage and support the basic functions of federal agencies. GSA provides workplaces by constructing, managing, and preserving government buildings and by leasing and managing commercial real estate. Headquartered in Washington DC, GSA has eleven regional offices located across the country, and employs nearly 12,000 employees nationwide. GSA has been a tenant at the Constitution Center Property since 2014, has a lease expiration date of February 29, 2024, and has one 5-year renewal option remaining. The GSA space is utilized by the Federal Trade Commission (251,805 SF), the National Endowment of the Arts (60,015 SF) and the National Endowment of Humanities (63,440 SF).

A-3-6

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

Assistant Secretary for Preparedness and Response (186,198 SF, 13.2% of NRA, 12.0% of underwritten rent). Assistant Secretary for Preparedness and Response (“ASPR”) is part of the United States Department of Health and Human Services. The ASPR was formed in 2006 to lead the nation in preventing, preparing for, and responding to the adverse health effects of public health emergencies and disasters. ASPR has been a tenant at the Constitution Center Property since 2022, has a lease expiration date of October 31, 2037, and has no renewal options. The ASPR has $14,548,146 of free rent through December 2023, for which $14,343,252 was reserved at origination. The ASPR leases its space through the GSA.

The following table presents a summary regarding the tenants at the Constitution Center Property:

Tenant Summary(1)
Tenant Name	Credit Ratings (Moody’s/S&P/ Fitch)(2)	Tenant SF	Approx. % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration	Termination Option (Y/N)	Renewal Options
OCC	Aaa/AA+/AAA	471,499	33.4%	$26,936,849(3)	36.0%	$57.13	10/31/2038	N	2, 5-year
FHFA	Aaa/AA+/AAA	377,092	26.7%	$20,432,612	27.3%	$54.18	1/31/2027	N	2, 5-year
GSA	Aaa/AA+/AAA	375,260	26.6%	$18,439,068	24.7%	$49.14	2/29/2024	N	1, 5-year
ASPR	Aaa/AA+/AAA	186,198	13.2%	$8,938,069(4)	12.0%	$48.00	10/31/2037	N	NAP
Subtotal/Wtd. Avg.		1,410,049	100.0%	$74,746,598	100.0%	$53.01

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,410,049	100.0%	$74,746,598	100.0%	$53.01

(1)	Information is based on the underwritten rent roll.
(2)	Certain ratings are those of the parent entity or government, whether or not the parent entity or government guarantees the lease.
(3)	The OCC is entitled to receive twelve months of free rent, $36,255,840 of tenant improvements and $7,117,024 in respect of leasing commissions, all commencing November 1, 2027. The OCC has the option to either utilize its tenant improvement allowance as well as the leasing commission allowance, or request the conversion of either or both such allowances to rental abatement by October 31, 2029. None of such tenant improvement allowance and leasing commissions or free rent have been reserved for.
(4)	The ASPR has $14,548,146 of free rent through December 2023, for which $14,343,252 was reserved at origination.

The following table presents certain information with respect to the lease rollover at the Constitution Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Base Rent PSF Rolling	% of Total SF Rolling	Cumulative % of SF Rolling	Annual UW Base Rent Rolling	% of Annual UW Rent Rolling	Cumulative % of Annual UW Base Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	1	375,260	$49.14	26.6%	26.6%	$18,439,068	24.7%	24.7%
2025	0	0	$0.00	0.0%	26.6%	$0	0.0%	24.7%
2026	0	0	$0.00	0.0%	26.6%	$0	0.0%	24.7%
2027	1	377,092	$54.18	26.7%	53.4%	$20,432,612	27.3%	52.0%
2028	0	0	$0.00	0.0%	53.4%	$0	0.0%	52.0%
2029	0	0	$0.00	0.0%	53.4%	$0	0.0%	52.0%
2030	0	0	$0.00	0.0%	53.4%	$0	0.0%	52.0%
2031	0	0	$0.00	0.0%	53.4%	$0	0.0%	52.0%
2032	0	0	$0.00	0.0%	53.4%	$0	0.0%	52.0%
2033 & Beyond	2	657,697	$54.55	46.6%	100.0%	$35,874,918	48.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	4	1,410,049	$53.01	100.0%		$74,746,598	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

COVID-19 Update. The Constitution Center Whole Loan was originated on February 16, 2022 and as of February 28, 2022, the Borrower Sponsor has reported that the Constitution Center Property is open and operating and no lease modification or rent relief requests have been received and all tenants have remained current on all rent and lease obligations. Due to the recent Omicron variant, the plans to return to the office at the beginning of 2022 were pushed back, and currently, only about 10% of the space is being utilized due to COVID restrictions.

The Market. The Constitution Center Property is located in Washington, DC, within the Southwest submarket of the District of Columbia office market. The area is also known as the Cabinet submarket as it is dominated by federal government agency headquarters, such as the Department of Energy, the Federal Emergency Management Agency, the Department of Housing and Urban Development, and the Federal Aviation Administration. Eighteen federal agencies are located within five blocks of the Constitution Center Property. Access to the Constitution Center Property is provided by the L’Enfant Plaza Metrorail station, with an entrance from D and 7th Streets SW, at the Constitution Center Property’s D Street main entrance. According to the appraisal, as of the third quarter of 2021, the vacancy rate in the Southwest submarket was approximately 11.7%, with average asking rents of $49.90 per SF and inventory of approximately 12.9 million SF. According to the appraisal, as of the third quarter of 2021, the vacancy rate in the District of Columbia office

A-3-7

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

market was approximately 14.3%, with average asking rents of $54.57 per SF and inventory of approximately 164.9 million SF. According to the appraisal, the 2021 population within a one-, three- and five-mile radius was 27,288, 338,563 and 823,034, respectively. The 2021 average household income within the same one-, three- and five-mile radius was $142,732, $148,138 and $139,184, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Constitution Center Property:

Market Rent Summary
Category	Market Rent (PSF)	Reimbursements	Annual Escalation	Tenant Improvements PSF (New/Renewal)	Lease Term	Leasing Commissions (New)	Leasing Commissions (Renewal)
GSA Space:	$48.00	GSA (Full Service)	None	$85.00 / $45.00	10 Years	4.50%	2.00%
Agency Space:	$55.00	Full Service	2.0% per annum	$100.00 / $50.00	10 Years	4.50%	2.00%
Concourse Level Space:	$26.00	Full Service	None	$45.00 / $5.00	10 Years	4.50%	2.00%
Storage Space:	$18.00	None	None	$0.00 / $0.00	10 Years	4.50%	2.00%

Source: Appraisal

The following table presents recent leasing data at comparable office properties with respect to the Constitution Center Property:

Comparable Leases Summary
Property/Location	Year Built / Renovated	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Constitution Center (subject)(1) Washington, DC	1968 / 2010	1,410,049	OCC	471,499	May 2021	$57.13	GSA
Union Square – North Tower Washington, DC	1972 / 2011	322,249	Department of Justice	164,000	Oct. 2021	$46.75	GSA
National Place Washington, DC	1984 / NAP	691,200	US Commission on Civil Rights	24,139	Aug. 2021	$45.00	GSA
L’Enfant Plaza North Washington, DC	1969 / 2014	299,476	FAA	65,734	Jan. 2021	$48.15	GSA
Aerospace Center Washington, DC	1987 / NAP	407,321	Internal Revenue Service	38,000	Jun. 2020	$43.00	GSA
Potomac Center South Washington, DC	1969 / 2003	429,256	Department of Education	290,000	Feb. 2020	$46.90	GSA
International Trade Commission Washington, DC	1987 / NAP	262,959	International Trade Commission	29,092	Nov. 2018	$49.75	GSA

Source: Appraisal, unless otherwise indicated.

(1)	Information based on the underwritten rent roll other than year built / renovated.

A-3-8

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Constitution Center Property:

Cash Flow Analysis
	2018	2019	2020	2021	UW	UW PSF
Gross Potential Rent	$68,424,283	$70,158,070	$71,355,483	$72,427,586	$74,746,598(1)	$53.01
Reimbursements	$2,037,839	$2,840,701	$2,244,245	$3,152,519	$3,820,656	$2.71
Other Income(2)	$4,079,598	$4,046,891	$4,062,096	$4,393,495	$5,451,525	$3.87
Free Rent	($1,147)	($1,147)	($1,147)	($1,147)	$0	$0.00
Straight Line Rent(3)	$0	$0	$0	$0	$4,468,440	$3.17
Net Rental Income	$74,540,573	$77,044,515	$77,660,677	$79,972,453	$88,487,218	$62.75
Less Vacancy & Credit Loss	$0	$0	$0	$0	($2,547,531)	($1.81)
Effective Gross Income	$74,540,573	$77,044,515	$77,660,677	$79,972,453	$85,939,687	$60.95

Real Estate Taxes	$14,499,868	$14,856,597	$14,927,387	$14,463,167	$13,549,234	$9.61
Insurance	$497,217	$528,288	$394,008	$396,060	$364,902	$0.26
Management Fee	$552,937	$571,673	$588,419	$583,597	$1,000,000	$0.71
Other Operating Expenses	$11,162,472	$11,439,065	$10,317,106	$11,633,640	$14,750,453	$10.46
Total Operating Expenses	$26,712,494	$27,395,623	$26,226,920	$27,076,464	$29,664,589	$21.04

Net Operating Income	$47,828,079	$49,648,892	$51,433,757	$52,895,989	$56,275,098	$39.91
Replacement Reserves	$0	$0	$0	$0	$352,512	$0.25
TI/LC	$0	$0	$0	$0	$3,006,585	$2.13
Net Cash Flow	$47,828,079	$49,648,892	$51,433,757	$52,895,989	$52,916,001	$37.53

Occupancy %	100.0%(4)	100.0%(4)	100.0%(4)	100.0%(5)	97.1%
NOI DSCR(6)	3.89x	4.03x	4.18x	4.30x	4.57x
NCF DSCR(6)	3.89x	4.03x	4.18x	4.30x	4.30x
NOI Debt Yield(6)	12.0%	12.5%	12.9%	13.3%	14.1%
NCF Debt Yield(6)	12.0%	12.5%	12.9%	13.3%	13.3%

(1)	Underwritten Gross Potential Rent is based on the rent roll as of December 1, 2021. Gross Potential Rent includes payments from the GSA in repayment of its tenant allowance of $1.60 PSF, and operating rent from GSA of $9.89 PSF and ASPR of $10.90 PSF.
(2)	Other Income includes Solar Incentive Revenue, Energy Revenue, Garage and Parking Revenue, and Income from Antenna Roof Top, Tenant Service, Other Interest, Health Club, Signs, and Café.
(3)	Includes rent steps for OCC of $2,820,218 through November 1, 2029, $7,559 through November 1, 2031, and $5,982 through November 1, 2030, rent steps for FHFA of $1,033,958 through November 1, 2026 and $18,720 through February 1, 2026, and rent steps for ASPR of $169,271 through November 1, 2027.
(4)	Sourced from appraisal.
(5)	Sourced from the Underwritten Rent Roll dated December 1, 2021.
(6)	Debt service coverage ratios and debt yields include the Constitution Center Senior Loans and exclude the Constitution Center Subordinate Loans.

Escrows and Reserves.

At origination the borrower deposited (i) $14,343,252 into a reserve for free rent for the tenant ASPR and (ii) $416,036 into a reserve for tenant improvements, tenant allowances and leasing commissions for ASPR outstanding as of the origination date.

Real Estate Taxes – During the continuance of a Cash Management Sweep Period (as defined below), the borrower is required to make ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months for the Constitution Center Property.

Insurance – During the continuance of a Cash Management Sweep Period, the borrower is required to make ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies. Notwithstanding the foregoing, the borrower is not required to reserve for insurance premiums, provided that no event of default is continuing under the Constitution Center Whole Loan, and the borrower provides the lender with satisfactory evidence that the insurance coverage for the Constitution Center Property is included in blanket policies approved by the lender in its reasonable discretion, and the insurance premiums have been prepaid for not less than one year in advance (or for the period of coverage for which insurance certificates were delivered at origination, if less than one year),

TI/LC Reserve – On each monthly payment date, during the continuance of a Cash Management Sweep Period, the borrower is required to deposit the Excluded Lease Funds (as defined below) as described below under “Lockbox and Cash Management” into a reserve for tenant improvements, tenant allowances and leasing commissions.

Lockbox and Cash Management. The Constitution Center Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be deposited into a lender-controlled lockbox account. The Constitution Center Whole Loan requires that the borrower deliver tenant direction letters to the tenants directing tenants to pay all rents into the lockbox account, and if the borrower or any of its affiliates receives rents from the Constitution Center Property despite such direction, to deposit such rents into the lockbox account within three business days of receipt. If no Cash Management Sweep Period exists, all funds in the lockbox account are required to be swept on each business day into the borrower’s operating account. Upon the occurrence of a Cash Management Sweep Period, the borrower is required to establish a lender-controlled cash management account, and during the

A-3-9

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

continuance of a Cash Management Sweep Period all funds in the lockbox account are required to be swept on each business day to the cash management account to be applied (i) to make the monthly deposits into the tax and insurance reserve funds (if any), as described above under “Escrows and Reserves,” (ii) to pay debt service on the Constitution Center Whole Loan, (iii) to pay monthly operating expenses in the amount set forth in the annual budget (which is required to be reasonably approved by the lender during the continuance of a Cash Management Sweep Period) and lender approved extraordinary expenses, (iv) to make Required REIT Distributions (as defined below), (v) to deposit any remaining amounts into the TI/LC reserve until the amount on deposit in such reserve equals $50 per rentable square foot for all Excluded Leases (as defined below) (the amount so deposited, the “Excluded Lease Funds”) and (vi) to deposit any funds remaining in the cash management account after the application described above into an excess cash flow reserve to be held as additional collateral for the Constitution Center Whole Loan (provided that, so long as no event of default is continuing, the lender is required to disburse funds in such reserve to pay the items in clauses (iii) and (iv) above). To the extent that no Cash Management Sweep Period is continuing, all funds in the excess cash flow reserve are required to be disbursed to the borrower.

A “Cash Management Sweep Period” will commence upon the earlier of the following: (i) the occurrence and continuance of an event of default and (ii) as of the origination date, or the last day of any calendar quarter following the origination date, the net operating income debt yield on the Constitution Center Whole Loan based on the succeeding 12-month period is less than 8.00%.

A Cash Management Sweep Period will end: with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), when the net operating income debt yield on the Constitution Center Whole Loan based on the succeeding 12-month period is at least 8.00% for one calendar quarter.

The borrower has the right to avoid or terminate a Cash Management Sweep Period caused by a decline in debt yield by delivering to the lender either (i) cash or (ii) a letter of credit, in each case, in an amount that, if applied to the reduction of the principal amount of the Constitution Center Whole Loan, would cause the net operating income debt yield of the Constitution Center Whole Loan to be equal to or greater than 8.00%. Such cash or letter of credit is required to be bifurcated into (i) an amount not exceeding $50 per rentable square foot for each Excluded Lease and (ii) the remaining portion of such cash or letter of credit after deducting the amount in clause (i). The amount in clause (ii) is required to be released to the borrower if the net operating income Debt Yield of the Constitution Center Whole Loan is equal to or greater than 8.00% for one calendar quarter (without giving effect to any cash or letter of credit). The amount in clause (i) is required to be deposited in the TI/LC reserve and released only in accordance with the provisions applicable to such reserve.

“Excluded Leases” means leases as to which the related rents are excluded from being included in the calculation of net operating income under the Constitution Center Whole Loan documents, which excluded leases include (i) leases for any tenant that is in bankruptcy and has not assumed its lease, (ii) leases for any tenant that has less than 12 months (or 18 months for FHFA under the current FHFA lease) remaining under its lease and has not renewed or extended its lease or delivered a notice of, or a letter of intent with respect to, such renewal or extension, (iii) other than the free rent due to the OCC, leases that have any free or abated rent that exceeds 12 months for any lease to a tenant that has an investment grade rating (from any one or more of Fitch, S&P and Moody’s, and does not have a lower than investment grade rating from any such agency) or that exceeds six months for any other tenant (in each case, unless such free rent has been reserved with the lender), (iv) rents relating to any tenants that are 90 or more days delinquent in the payment of base rent, and (v) with respect to any tenant that is not the United States government or a unit within such government, leases as to which the tenant is no longer in physical occupancy of more than 50% of its leased premises, other than tenants that are not in occupancy due to government mandates or suggestions or internal policies with respect to any communicable diseases.

“Required REIT Distributions” means distributions to the borrower’s direct or indirect owners that are real estate investment trusts (“REITS”) in the amount necessary for such entities to qualify for or maintain their REIT status and avoid the payment or imposition of entity level tax or excise taxes, provided that such distributions may not exceed $200,000 in any year.

Additional Secured Indebtedness (not including trade debts). In addition to the Constitution Center Mortgage Loan, the Constitution Center Property also secures the Constitution Center Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $330,000,000, and the Constitution Center Subordinate Loans, which have an aggregate Cut-off Date principal balance of $52,000,000. The Constitution Center Serviced Pari Passu Companion Loans bear interest at the same rate as the Constitution Center Mortgage Loan, and the Constitution Center Subordinate Loans bear interest at the rate of 3.92% per annum. The Constitution Center Mortgage Loan and the Constitution Center Serviced Pari Passu Companion Loans are pari passu in right of payment and together are senior in right of payment to the Constitution Center Subordinate Loans. The holders of the Constitution Center Mortgage Loan, the Constitution Center Serviced Pari Passu Companion Loans and the Constitution Center Subordinate Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Constitution Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu-A/B Whole Loan—The Constitution Center Whole Loan” in the prospectus.

The Constitution Center Whole Loan as of the origination date is summarized in the following table:

Constitution Center Whole Loan Summary
Notes	Original Balance	Interest Rate	Cumulative UW NCF DSCR	Cumulative UW NOI Debt Yield	Cumulative Cut-off Date LTV Ratio
Senior Notes	$398,000,000	3.0494%	4.30x	14.1%	43.5%
Subordinate Notes	$52,000,000	3.9200%	3.68x	12.5%	49.2%

Mezzanine Loan and Preferred Equity. None.

Release of Property. Not permitted.

Real Estate Substitution. None.

Letter of Credit. None. However, the borrower has the right to provide a letter of credit to avoid or terminate a Cash Management Sweep Period caused by a decline in debt yield as described above under “Lockbox and Cash Management.”

Right of First Offer/Right of First Refusal. None.

Ground Lease. None.

A-3-10

Office – CBD	Loan #1	Cut-off Date Balance:	$68,000,000
400 7th Street Southwest	Constitution Center	Cut-off Date LTV:	43.5%
Washington, DC 20024		U/W NCF DSCR:	4.30x
		U/W NOI Debt Yield:	14.1%

Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Constitution Center Property, as well as 24 months of rental loss and/or business interruption coverage. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”), is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism. Notwithstanding the foregoing, if TRIPRA is no longer in effect, the borrower will not be required to pay terrorism insurance premiums in excess of an amount equal to two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the Constitution Center Whole Loan documents (without giving effect to the cost of terrorism components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-11

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

A-3-12

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

CANADA
ONTARIO
WINNIPEG
NORTH DAKOTA
Bismarck
Minot
Grand Forks
Fargo
MINNESOTA
Duluth
SOUTH DAKOTA
Pierre
MINNEAPOLIS
ST. PAUL
WISCONSIN
MICHIGAN
Lake Superior
Rochester
Sioux Falls
IOWA
Sioux City
NEBRASKA
OMAHA
Lincoln
Des Moines
Madison
MILWAUKEE
CHICAGO
DETROIT
Toledo
ILLINOIS
INDIANA
OHIO
Peoria
Springfield
INDIANAPOLIS
CINCINNATI
KANSAS
Topeka
KANSAS CITY
MISSOURI
ST. LOUIS
LOUISVILLE
KY
WICHITA
Springfield

ONTARIO
QUÉBEC
OTTAWA
MONTREAL
MAINE
CANADA
TORONTO
MI
BUFFALO
NEW YORK
Albany
BOSTON
DETROIT
CLEVELAND
PENNSYLVANIA
PITTSBURGH
Harrisburg
NEW YORK
PHILADELPHIA
COLUMBUS
OHIO
BALTIMORE
WASH. DC
WV
Charleston
VIRGINIA
Richmond
Norfolk
VIRGINIA BEACH
KY
NC
Atlantic Ocean

OREGON
Boise
IDAHO
Idaho Falls
Casper
WYOMING
Cheyenne
NEVADA
Salt Lake City
UTAH
Reno
Carson City
DENVER
COLORADO SPRINGS
COLORADO
LAS VEGAS
CALIFORNIA
ARIZONA
Flagstaff
ALBUQUERQUE
NEW MEXICO
LOS ANGELES
SAN DIEGO
PHOENIX
MESA
TUCSON
EL PASO
MEXICO
Pacific Ocean

OKLAHOMA CITY
OKLAHOMA
MEMPHIS
Little Rock
ARKANSAS
MISSISSIPPI
FORT WORTH
DALLAS
Abilene
Texarkana
Shreveport
Jackson
LOUISIANA
TEXAS
Baton Rouge
AUSTIN
Lafayette
SAN ANTONIO
HOUSTON
NEW ORLEANS
Gulf of Mexico
Edinburg
MEXICO
Brownsville

ExchangeRight Net Leased Portfolio #54		
1	Market32 – Worcester, MA	Worcester, MA
2	Price Chopper – Gardner, MA	Gardner, MA
3	Hannaford Grocery – Gardner, MA	Gardner, MA
4	Tractor Supply – Minot, ND	Minot, ND
5	Walgreens – Baton Rouge, LA	Baton Rouge, LA
6	Walgreens – Prattville, AL	Prattville, AL
7	Tractor Supply – Elizabethtown, KY	Elizabethtown, KY
8	Novant Health – Winston-Salem, NC	Winston Salem, NC
9	Fresenius Medical Care – Magnolia, TX	Magnolia, TX
10	CVS Pharmacy – Kenova, WV	Kenova, WV
11	CVS Pharmacy – Abbeville, LA	Abbeville, LA
12	Tractor Supply – Holden, ME	Holden, ME
13	Kum and Go – North Little Rock, AR	North Little Rock, AR
14	Forsyth Memorial Hospital – Winston-Salem, NC	Winston Salem, NC
15	Dollar Tree – Teaneck, NJ	Teaneck, NJ
16	CVS Pharmacy – Anderson, IN	Anderson, IN
17	Sherwin Williams – Hilliard, OH	Hilliard, OH
18	Family Dollar – Pennsauken, NJ	Pennsauken, NJ
19	Family Dollar – Trenton, NJ	Trenton, NJ
20	Dollar General – National Park, NJ	National Park, NJ
21	Dollar Tree – Fridley, MN	Fridley, MN
22	Dollar General – Greensburg, PA	Greensburg, PA
23	Dollar General – East Lyme, CT	East Lyme, CT
24	Dollar General – Hammond, LA	Hammond, LA
25	Dollar General – Brandon, MS	Brandon, MS
26	Dollar General – Edinburg, TX	Edinburg, TX
27	Dollar Tree – Abilene, TX	Abilene, TX
28	Dollar General – Bossier City, LA	Bossier City, LA
29	Dollar General – Walker, LA	Walker, LA
30	Dollar General – Texarkana, AR	Texarkana, AR
31	Family Dollar – Casper, WY	Casper, WY
32	Dollar General – Omaha, NE	Omaha, NE
33	Family Dollar – Lafayette, LA	Lafayette, LA
34	Sherwin Williams – Saginaw, MI	Saginaw, MI
35	Dollar General – Cameron, NC	Cameron, NC
36	Dollar General – Kingman, AZ	Kingman, AZ

NASHVILLE
Knoxville
Winston-Salem
RALEIGH
NC
MEMPHIS
TENNESSEE
Chattanooga
CHARLOTTE
Fayetteville
Huntsville
Wilmington
Birmingham
ATLANTA
Columbia
SC
MS
ALABAMA
Augusta
Macon
Charleston
Montgomery
GEORGIA
Savannah
Mobile
Tallahassee
JACKSONVILLE
FLORIDA
Atlantic Ocean
ORLANDO
TAMPA
Gulf of Mexico
ST. PETERSBURG
Ft. Myers
MIAMI

A-3-13

Mortgage Loan No. 2 – ExchangeRight Net Leased Portfolio #54

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$68,000,000			General Property Type(5):	Various
Cut-off Date Balance(1):	$68,000,000			Detailed Property Type(5):	Various
% of Initial Pool Balance:	9.9%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated(5):	Various / Various
Borrower Sponsors:	David Fisher, Warren Thomas, Joshua			Size:	520,348 SF
	Ungerecht and ExchangeRight Real			Cut-off Date Balance Per SF(1):	$169
	Estate, LLC			Maturity Date Balance Per SF(1):	$169
Guarantors:	David Fisher, Warren Thomas,			Property Manager:	NLP Management, LLC
	Joshua Ungerecht and ExchangeRight				(borrower related)
	Real Estate, LLC
Mortgage Rate:	3.5016%
Note Date:	2/18/2022			Underwriting and Financial Information(6)
First Payment Date:	4/1/2022			UW NOI:	$8,317,039
Maturity Date:	3/1/2032			UW NOI Debt Yield(1):	9.5%
Original Term to Maturity:	120 months			UW NOI Debt Yield at Maturity(1):	9.5%
Original Amortization Term:	0 months			UW NCF DSCR(1):	2.54x
IO Period:	120 months			Most Recent NOI(7):	NAV
Seasoning:	1 months			2nd Most Recent NOI(7):	NAV
Prepayment Provisions(2):	L(25),D(90),O(5)			3rd Most Recent NOI(7):	NAV
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent Occupancy:	100.0% (4/1/2022)
Additional Debt Type(1)(3):	Pari Passu			2nd Most Recent Occupancy(7):	NAV
Additional Debt Balance(1)(3):	$19,893,833			3rd Most Recent Occupancy(7):	NAV
Future Debt Permitted (Type):	No (NAP)			Appraised Value (as of)(8):	$159,790,000 (Various)
Reserves(4)				Appraised Value per SF:	$307
Type	Initial	Monthly	Cap	Cut-off Date LTV Ratio(1):	55.0%
RE Taxes:	$142,577	$59,590	NAP	Maturity Date LTV Ratio(1):	55.0%
Insurance:	$0	Springing	NAP
Capital Expenditures:	$216,928	$4,011	NAP
Deferred Maintenance:	$72,850	$0	NAP
TI/LC:	$500,000	Springing	NAP
Environmental Reserve:	$356,352	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$87,893,833	54.0%	Purchase Price:	$158,168,856	97.2%
Borrower Equity:	$74,760,508	46.0%	Closing Costs:	$3,196,777	2.0%
			Reserves:	$1,288,707	0.8%
Total Sources:	$162,654,341	100.0%	Total Uses:	$162,654,341	100.0%

(1)	The ExchangeRight Net Leased Portfolio #54 Mortgage Loan (as defined below) is part of the ExchangeRight Net Leased Portfolio #54 Whole Loan (as defined below), which is evidenced by two pari passu promissory notes with an aggregate original principal balance of $87,893,833. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the ExchangeRight Net Leased Portfolio #54 Whole Loan.
(2)	Defeasance of the ExchangeRight Net Leased Portfolio #54 Whole Loan is permitted at any time after the earlier of (i) February 18, 2025, or (ii) two years from the closing date of the securitization that includes the last pari passu note of the ExchangeRight Net Leased Portfolio #54 Whole Loan to be securitized. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in April 2022.
(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not Including trade debts)” for a discussion of additional debt.
(4)	See “Escrows and Reserves” section below for further discussion of reserve requirements.
(5)	See “The Properties” section below.
(6)	The novel coronavirus pandemic is an evolving situation and could impact the ExchangeRight Net Leased Portfolio #54 Whole Loan more severely than assumed in the underwriting of the ExchangeRight Net Leased Portfolio #54 Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(7)	Historical NOI and occupancy information is unavailable because the ExchangeRight Properties (as defined below) were acquired by the borrower between April 26, 2021 and January 6, 2022.
(8)	The individual appraised value as-of dates are between December 4, 2021 and January 27, 2022.

The Mortgage Loan. The second largest mortgage loan (the “ExchangeRight Net Leased Portfolio #54 Mortgage Loan”) is part of a whole loan (the “ExchangeRight Net Leased Portfolio #54 Whole Loan”) that is evidenced by two pari passu promissory notes in the aggregate original principal amount of $87,893,833. The ExchangeRight Net Leased Portfolio #54 Whole Loan is secured by the fee interests in 36 net leased, single-tenant retail and medical office properties located in 21 states (the “ExchangeRight Properties”). The ExchangeRight Net Leased Portfolio #54 Mortgage Loan is evidenced by the controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $68,000,000. The non-controlling Notes A-1-B and A-2 (the “ExchangeRight Net Leased Portfolio #54 Serviced Pari Passu Companion Loan”), which have an aggregate outstanding principal balance as of the Cut-off Date of $19,893,833, are expected to be contributed to a future securitization transaction. The ExchangeRight Net Leased Portfolio #54 Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2022-L8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

A-3-14

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

ExchangeRight Net Leased Portfolio #54 Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-A	$68,000,000	$68,000,000	MSC 2022-L8	Yes
A-1-B	$2,000,000	$2,000,000	Morgan Stanley Bank, N.A.	No
A-2	$17,893,833	$17,893,833	Morgan Stanley Bank, N.A.	No
Total	$87,893,833	$87,893,833

The Borrower and the Borrower Sponsors. The borrower for the ExchangeRight Net Leased Portfolio #54 Whole Loan is ExchangeRight Net-Leased Portfolio 54 DST, a Delaware statutory trust with at least one independent trustee. The borrower sponsors are David Fisher, Warren Thomas, Joshua Ungerecht and ExchangeRight Real Estate, LLC. ExchangeRight Real Estate, LLC has more than 17 million SF of commercial properties under management and owns more than 950 investment-grade retail and multifamily properties located in 40 states. ExchangeRight Real Estate, LLC and its three owners, David Fisher, Warren Thomas and Joshua Ungerecht (collectively, the “Individual Guarantors”), are the guarantors of certain non-recourse carveout liabilities under the ExchangeRight Net Leased Portfolio #54 Whole Loan.

The borrower has master leased the ExchangeRight Properties to a master tenant (the “ExchangeRight Net Leased Portfolio #54 Master Tenant”) owned by ExchangeRight Real Estate, LLC. The ExchangeRight Net Leased Portfolio #54 Master Tenant is a Delaware limited liability company structured to be bankruptcy-remote, with one independent director. The master lease generally imposes responsibility on the ExchangeRight Net Leased Portfolio #54 Master Tenant for the operation, maintenance and management of the ExchangeRight Properties and payment of all expenses incurred in the maintenance and repair of the ExchangeRight Properties, other than capital expenses. The ExchangeRight Net Leased Portfolio #54 Master Tenant’s interest in all tenant rents was assigned to the borrower, which in turn collaterally assigned its interest to the lender. The master lease is subordinate to the ExchangeRight Net Leased Portfolio #54 Whole Loan and, upon an event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan, the lender has the right to cause the borrower to terminate the master lease. A default under the master lease is an event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan and gives rise to recourse liability to the non-recourse carveout guarantors for losses, unless such default arises solely in connection with the failure of the ExchangeRight Net Leased Portfolio #54 Master Tenant to pay rent as a result of the ExchangeRight Properties not generating sufficient cash flow for the payment of such rent.

The lender has the right to require the borrower to convert from a Delaware statutory trust to a limited liability company upon (i) an event of default or the lender’s good faith determination of imminent default under the ExchangeRight Net Leased Portfolio #54 Whole Loan, (ii) the lender’s good faith determination that the borrower will be unable to make a material decision or take a material action required in connection with the operation and maintenance of the ExchangeRight Properties, and (iii) 90 days prior to the maturity date of the ExchangeRight Net Leased Portfolio #54 Whole Loan, if an executed commitment from an institutional lender to refinance the ExchangeRight Net Leased Portfolio #54 Whole Loan is not delivered to the lender.

At any time after February 18, 2023, the borrower sponsors have the right to effect a one-time transfer of all (but not less than all) of the outstanding ownership interests in the borrower to an Approved Transferee (as defined below) and to replace the non-recourse carveout guarantors as the person who controls the borrower with such Approved Transferee; provided that certain conditions are satisfied, including among others: (i) no event of default has occurred and is continuing, (ii) the Approved Transferee owns 100% of the beneficial ownership interests in, and controls, the borrower and ExchangeRight Net Leased Portfolio #54 Master Tenant, (iii) the Approved Transferee executes a full payment guarantee and indemnity pursuant to which it agrees to be liable (from and after the transfer) for all indemnity obligations (including environmental liabilities and obligations) for which the existing non-recourse carveout guarantors are liable under the non-recourse carveout guaranty, (iv) the delivery of an enforceability opinion and a non-consolidation opinion and (v) if required by the lender, the receipt of confirmation from each rating agency that such transfer and guarantor replacement will not result in a downgrade of the respective ratings assigned to the MSC 2022-L8 certificates (such a transfer and replacement, a “Qualified Transfer”). A Cash Management Period (as defined below) will be triggered if a Qualified Transfer does not occur by the payment date in March 2029 (36 months prior to the maturity date of the ExchangeRight Net Leased Portfolio #54 Mortgage Loan). See “Lockbox and Cash Management” below. In addition, at any time after February 18, 2023 the borrower sponsors have the right to effect a one-time transfer of all (but not less than all) of the outstanding ownership interests in the borrower to an Approved REIT (as defined below) or a wholly owned subsidiary thereof that meets the requirements of a Qualified Transferee (as defined below) and to replace the non-recourse carveout guarantors as the person who controls the borrower with such Approved REIT.

"Approved Transferee" means (A) an eligible institution that is or is wholly-owned and controlled by a bank, savings and loan association, investment bank, insurance company, trust company, real estate investment trust, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan or institution similar to any of the foregoing or (B) any person that (1) is a Qualified Transferee, (2) is regularly engaged in the business of owning or operating commercial properties, or interests therein, which are similar to the ExchangeRight Properties, (3) owns interests in, or operates, at least five retail properties with a minimum of 750,000 SF in the aggregate, (4) maintains either (i) a net worth of at least $200,000,000 and total assets of at least $400,000,000, or (ii) an investment grade rating by S&P or Moody’s, (5) at all times owns no less than 100% of the legal and beneficial ownership of the borrower, (6) is not a Delaware statutory trust, and (7) subject to certain exceptions, causes a conversion of the borrower into a Delaware limited liability company.

“Qualified Transferee” means a transferee as to which the lender has received evidence that such transferee (i) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (ii) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act offense and is not a sanctioned person and is not on any government watch list, (iii) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding, (iv) has no material outstanding judgments, litigations or regulatory actions against it or its interests and (v) is not crowdfunded.

“Approved REIT” means a real estate investment trust that (i) meets the requirements of a Qualified Transferee and for whom the lender receives a reasonably acceptable credit check; (ii) is at all times (a) owned, directly or indirectly, by the Individual Guarantors in an amount that is equal to or greater than the lesser of 1% of all equity interests and equity interests valued at not less than $15,000,000, and (b) under the control of one or more persons that (1) meet the requirements of a Qualified Transferee and for whom the lender receives a reasonably acceptable credit check, and (2) is at all times owned, directly or indirectly, by the Individual Guarantors in an amount not less than 51% of all equity interests, and controlled by the Individual Guarantors; and (iii) is otherwise reasonably acceptable to the lender in all respects.

A-3-15

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

The Properties. The ExchangeRight Properties are comprised of 36 single-tenant retail and medical office properties totaling 520,348 SF and located across 21 states. The ExchangeRight Properties are located in Massachusetts (three properties, 32.1% of NRA and 35.8% of underwritten rent), Louisiana (six properties, 12.8% of NRA and 11.0% of underwritten rent), North Carolina (three properties, 7.1% of NRA and 7.3% of underwritten rent), New Jersey (four properties, 7.1% of NRA and 7.3% of underwritten rent), and Texas (three properties, 4.9% of NRA and 5.6% of underwritten rent) with the seventeen remaining ExchangeRight Properties located in North Dakota, Kentucky, Maine, Alabama, West Virginia, Arkansas, Pennsylvania, Indiana, Mississippi, Wyoming, Arizona, Minnesota, Nebraska, Connecticut, Ohio and Missouri. Built between 1950 and 2022, with seven of the 36 properties built in 2021, the ExchangeRight Properties range in size from 4,000 SF to 64,017 SF.

The ExchangeRight Properties are leased to the following fourteen nationally recognized tenants operating in diverse retail and medical office segments: Dollar General, Market32, Price Chopper, Tractor Supply Company, Hannaford Grocery, CVS Pharmacy, Family Dollar, Dollar Tree, Walgreens, Forysth Medical, Novant Health, Sherwin Williams, Fresenius Medical Care and Kum & Go. The ExchangeRight Properties have a weighted average remaining lease term of approximately 11.2 years. Leases representing 65.4% of NRA and 65.1% of the underwritten base rent expire after the maturity date of the ExchangeRight Net Leased Portfolio #54 Whole Loan. For the purposes of the preceding two sentences, the Walgreens leases, which grant early termination rights to Walgreens, were assumed to expire on the date when the earliest termination right under the lease, if exercised, would be effective.

The following table presents certain information relating to the state locations of the ExchangeRight Properties:

Geographic Summary
State	Number of Properties	Tenant SF	% of Collateral SF	Annual UW Rent	Annual UW Rent PSF	% of Annual UW Rent
MA	3	167,039	32.1%	$3,220,095	$19.28	35.8%
LA	6	66,745	12.8%	$986,887	$14.79	11.0%
NC	3	37,117	7.1%	$658,546	$17.74	7.3%
NJ	4	36,686	7.1%	$656,000	$17.88	7.3%
TX	3	25,412	4.9%	$500,291	$19.69	5.6%
ND	1	21,930	4.2%	$341,278	$15.56	3.8%
KY	1	21,930	4.2%	$334,498	$15.25	3.7%
ME	1	19,050	3.7%	$249,280	$13.09	2.8%
AL	1	14,490	2.8%	$339,000	$23.40	3.8%
WV	1	14,280	2.7%	$262,500	$18.38	2.9%
AR	2	14,095	2.7%	$325,796	$23.11	3.6%
PA	1	10,825	2.1%	$119,500	$11.04	1.3%
IN	1	10,125	1.9%	$166,354	$16.43	1.8%
MS	1	9,332	1.8%	$104,693	$11.22	1.2%
WY	1	9,180	1.8%	$104,927	$11.43	1.2%
AZ	1	9,014	1.7%	$72,180	$8.01	0.8%
MN	1	8,700	1.7%	$126,000	$14.48	1.4%
NE	1	7,489	1.4%	$85,545	$11.42	1.0%
CT	1	7,456	1.4%	$110,000	$14.75	1.2%
OH	1	5,453	1.0%	$150,797	$27.65	1.7%
MI	1	4,000	0.8%	$77,996	$19.50	0.9%
Total/Wtd. Avg.	36	520,348	100.0%	$8,992,164	$17.28	100.0%

Source: Appraisals & Underwritten Rent Roll.

A-3-16

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

The following table presents certain information relating to the ExchangeRight Properties, which are presented in descending order of their Appraised Values.

ExchangeRight Properties Summary
Property Name	Year Built/ Renovated	Tenant NRSF	%of Portfolio NRSF	Lease Expiration Date(1)	Appraised Value	% of Portfolio Appraised Value	Annual UW Base Rent	Annual UW Base Rent PSF	% of Annual UW Base Rent	Renewal Options
Market32 – Worcester, MA	2004 / 2017	64,017	12.3%	3/31/2034	$26,700,000	16.7%	$1,402,380	$21.91	15.6%	4 x 5 yr
Price Chopper – Gardner, MA	2012 / NAP	61,378	11.8%	9/30/2032	$17,300,000	10.8%	$1,104,804	$18.00	12.3%	6 x 5 yr
Hannaford Grocery – Gardner, MA	1964 / NAP	41,644	8.0%	12/31/2029	$13,100,000	8.2%	$712,912	$17.12	7.9%	7 x 5 yr
Tractor Supply – Minot, ND	2021 / NAP	21,930	4.2%	12/10/2036	$6,300,000	3.9%	$341,278	$15.56	3.8%	4 x 5 yr
Walgreens – Baton Rouge, LA	2006 / NAP	14,820	2.8%	2/28/2031	$6,200,000	3.9%	$356,450	$24.05	4.0%	NAP
Walgreens – Prattville, AL	2001 / NAP	14,490	2.8%	12/31/2034	$6,200,000	3.9%	$339,000	$23.40	3.8%	NAP
Tractor Supply – Elizabethtown, KY	2018 / NAP	21,930	4.2%	10/31/2033	$6,100,000	3.8%	$334,498	$15.25	3.7%	4 x 5 yr
Novant Health – Winston-Salem, NC	1972 / 2021	12,459	2.4%	11/30/2031	$6,050,000	3.8%	$365,840	$29.36	4.1%	NAP
Fresenius Medical Care – Magnolia, TX	2016 / NAP	6,414	1.2%	12/31/2031	$5,130,000	3.2%	$285,423	$44.50	3.2%	3 x 5 yr
CVS Pharmacy – Kenova, WV	2012 / NAP	14,280	2.7%	1/31/2038	$5,000,000	3.1%	$262,500	$18.38	2.9%	10 x 5 yr
CVS Pharmacy – Abbeville, LA	2012 / NAP	13,225	2.5%	1/31/2038	$4,680,000	2.9%	$251,390	$19.01	2.8%	10 x 5 yr
Tractor Supply – Holden, ME	2020 / NAP	19,050	3.7%	10/31/2035	$4,600,000	2.9%	$249,280	$13.09	2.8%	4 x 5 yr
Kum & Go – North Little Rock, AR	2012 / NAP	4,995	1.0%	11/28/2032	$4,300,000	2.7%	$242,681	$48.58	2.7%	4 x 5 yr
Forsyth Memorial Hospital – Winston-Salem, NC	1997 / 2021	15,644	3.0%	3/1/2031	$3,940,000	2.5%	$217,346	$13.89	2.4%	1 x 5 yr
Dollar Tree – Teaneck, NJ	2021 / NAP	10,700	2.1%	6/30/2031	$3,800,000	2.4%	$214,000	$20.00	2.4%	2 x 5 yr
CVS Pharmacy – Anderson, IN	1998 / NAP	10,125	1.9%	10/31/2033	$3,150,000	2.0%	$166,354	$16.43	1.8%	1 x 5 yr
Sherwin Williams – Hilliard, OH	1995 / 2021	5,453	1.0%	12/31/2032	$2,750,000	1.7%	$150,797	$27.65	1.7%	2 x 5 yr
Family Dollar – Pennsauken, NJ	2020 / NAP	9,000	1.7%	4/30/2030	$2,600,000	1.6%	$144,000	$16.00	1.6%	4 x 5 yr
Family Dollar – Trenton, NJ	1950 / 2019	9,441	1.8%	3/31/2029	$2,600,000	1.6%	$163,000	$17.27	1.8%	2 x 5 yr
Dollar General – National Park, NJ	2019 / NAP	7,545	1.4%	2/28/2034	$2,500,000	1.6%	$135,000	$17.89	1.5%	3 x 5 yr
Dollar Tree – Fridley, MN	2021 / NAP	8,700	1.7%	1/31/2032	$2,200,000	1.4%	$126,000	$14.48	1.4%	4 x 5 yr
Dollar General – Greensburg, PA	1970 / 2022	10,825	2.1%	1/31/2032	$2,000,000	1.3%	$119,500	$11.04	1.3%	3 x 5 yr
Dollar General – East Lyme, CT	2020 / NAP	7,456	1.4%	10/31/2035	$1,930,000	1.2%	$110,000	$14.75	1.2%	4 x 5 yr
Dollar General – Brandon, MS	2019 / NAP	9,332	1.8%	8/31/2034	$1,900,000	1.2%	$104,693	$11.22	1.2%	5 x 5 yr
Dollar General – Hammond, LA	2021 / NAP	10,640	2.0%	1/31/2036	$1,900,000	1.2%	$102,902	$9.67	1.1%	3 x 5 yr
Dollar General – Edinburg, TX	2010 / NAP	9,014	1.7%	8/31/2031	$1,810,000	1.1%	$99,653	$11.06	1.1%	4 x 5 yr
Dollar Tree – Abilene, TX	2021 / NAP	9,984	1.9%	3/31/2032	$1,800,000	1.1%	$115,215	$11.54	1.3%	4 x 5 yr
Dollar General – Bossier City, LA	2021 / NAP	10,640	2.0%	9/30/2036	$1,730,000	1.1%	$99,553	$9.36	1.1%	3 x 5 yr
Dollar General – Walker, LA	2019 / NAP	9,100	1.7%	5/31/2034	$1,640,000	1.0%	$90,000	$9.89	1.0%	3 x 5 yr
Dollar General – Texarkana, AR	2021 / NAP	9,100	1.7%	7/31/2036	$1,600,000	1.0%	$83,115	$9.13	0.9%	5 x 5 yr
Family Dollar – Casper, WY	2022 / NAP	9,180	1.8%	12/31/2031	$1,600,000	1.0%	$104,927	$11.43	1.2%	5 x 5 yr
Dollar General – Omaha, NE	2022 / NAP	7,489	1.4%	1/31/2037	$1,560,000	1.0%	$85,545	$11.42	1.0%	5 x 5 yr
Family Dollar – Lafayette, LA	2017 / NAP	8,320	1.6%	4/30/2032	$1,440,000	0.9%	$86,592	$10.41	1.0%	6 x 5 yr
Sherwin Williams – Saginaw, MI	2007 / NAP	4,000	0.8%	9/30/2031	$1,350,000	0.8%	$77,996	$19.50	0.9%	2 x 5 yr
Dollar General – Cameron, NC	2007 / NAP	9,014	1.7%	2/28/2031	$1,260,000	0.8%	$75,360	$8.36	0.8%	4 x 5 yr
Dollar General – Kingman, AZ	2004 / NAP	9,014	1.7%	5/31/2031	$1,070,000	0.7%	$72,180	$8.01	0.8%	3 x 5 yr
Total/Weighted Average		520,348	100.0%		$158,168,856	100.0%	$8,992,164	$17.28	100.0%

(1)	For the purposes of the table and loan underwriting, the Walgreens leases, which each grant early termination rights to Walgreens, were assumed to expire on the date as of when the earliest termination right under each lease, if exercised, would be effective.

A-3-17

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

The following table presents a summary regarding the tenants at the ExchangeRight Properties:

Tenant Summary
Tenant Name	Credit Rating (S&P/ Moody’s/Fitch)(1)	No. of Properties	Tenant SF	Approx.% of SF	Annual UW Base Rent	Annual UW Base Rent PSF	App. % of Total Annual UW Base Rent
Dollar General	BBB / Baa2/ NR	12	109,169	21.0%	$1,177,501	$10.79	13.1%
Market32	NR / NR/ NR	1	64,017	12.3%	$1,402,380	$21.91	15.6%
Tractor Supply Company	BBB / Baa1/ NR	3	62,910	12.1%	$925,056	$14.70	10.3%
Price Chopper	NR / NR/ NR	1	61,378	11.8%	$1,104,804	$18.00	12.3%
Hannaford Grocery	NR / NR / NR	1	41,644	8.0%	$712,912	$17.12	7.9%
CVS Pharmacy	BBB / Baa2/ NR	3	37,630	7.2%	$680,244	$18.08	7.6%
Family Dollar	NR / Baa2/ NR	4	35,941	6.9%	$498,520	$13.87	5.5%
Dollar Tree	BBB / Baa2/ NR	3	29,384	5.6%	$455,215	$15.49	5.1%
Walgreens	BBB / Baa2/ NR	2	29,310	5.6%	$695,450	$23.73	7.7%
Forsyth Medical	NR / NR/ NR	1	15,644	3.0%	$217,346	$13.89	2.4%
Novant Health	NR / NR / NR	1	12,459	2.4%	$365,840	$29.36	4.1%
Sherwin Williams	BBB / Baa2/ BBB	2	9,453	1.8%	$228,793	$24.20	2.5%
Fresenius Medical Care	BBB / NR/ BBB-	1	6,414	1.2%	$285,423	$44.50	3.2%
Kum & Go	NR / NR / NR	1	4,995	1.0%	$242,681	$48.58	2.7%
Subtotal/Wtd. Avg.		36	520,348	100.0%	$8,992,164	$17.28	100.0%

Vacant		0	0	0.0%
Total/Wtd. Avg.		36	520,348	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover at the ExchangeRight Properties:

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling	Annual UW Base Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Base Rent Rolling	Approx. % of Total UW Base Rent Rolling	Approx. Cumulative % of Total UW Base Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	2	51,085	$17.15	9.8%	9.8%	$875,912	9.7%	9.7%
2030	1	9,000	$16.00	1.7%	11.5%	$144,000	1.6%	11.3%
2031	10	100,259	$18.64	19.3%	30.8%	$1,869,176	20.8%	32.1%
2032	7	109,655	$17.74	21.1%	51.9%	$1,945,590	21.6%	53.8%
2033 & Beyond	16	250,349	$16.61	48.1%	100.0%	$4,157,487	46.2%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	36	520,348	$17.28	100.0%		$8,992,164	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule, except as described in footnote (3) below.
(3)	For the purposes of the table and loan underwriting, the Walgreens leases, which each grant early termination rights to Walgreens, were assumed to expire on the date as of when the earliest termination right under each lease, if exercised, would be effective.

 COVID-19 Update. As of February 22, 2022, the ExchangeRight Properties were open and operating with no outstanding tenant rent relief agreements. All tenants have been reported to have been paying full rent.

A-3-18

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the ExchangeRight Properties:

Cash Flow Analysis(1)
	UW	UW Per SF
Gross Potential Rent(2)	$8,992,164	$17.28
Total Recoveries	$0	$0.00
Other Income	$0	$0.00
Less Vacancy & Credit Loss	($417,897)	($0.80)
Effective Gross Income	$8,574,267	$16.48

Real Estate Taxes	$0	$0.00
Insurance	$0	$0.00
Other Expenses(3)	$257,228	$0.49
Total Expenses	$257,228	$0.49

Net Operating Income	$8,317,039	$15.98
Capital Expenditures	$78,052	$0.15
TI/LC	$378,542	$0.73
Plus TI/LC Credit(4)	($50,000)	($0.10)
Net Cash Flow	$7,910,445	$15.20

Occupancy %(5)	95.4%
NOI DSCR(6)	2.67x
NCF DSCR(6)	2.54x
NOI Debt Yield(6)	9.5%
NCF Debt Yield(6)	9.0%

(1)	Historical financial information is not available because the ExchangeRight Properties were acquired by the borrower sponsors between April 26, 2021 and January 6, 2022.
(2)	Includes $199,188 of straight line rent for the Price Chopper – Gardner, MA, Hannaford Grocery – Gardner, MA, Novant Health – Winston-Salem, NC, Tractor Supply, Minot, ND, Tractor Supply – Elizabethtown, KY, Fresenius Kidney Care – Magnolia, TX, Tractor Supply – Holden, ME, Kum & Go – North Little Rock, AR, Forsyth Memorial Hospital – Winston-Salem, NC, Sherwin Williams – Hilliard, OH, Family Dollar – Lafayette, LA, and Sherwin Williams – Saginaw, MI property tenants.
(3)	Other Expenses consist of a 3.0% management fee.
(4)	Plus TI/LC Credit means credit for one tenth of the $500,000 initial deposit into the TI/LC reserve was underwritten.
(5)	Occupancy % represents economic occupancy at the ExchangeRight Properties. As of April 1, 2022, the ExchangeRight Properties were 100.0% occupied.
(6)	Debt service coverage ratios and debt yields are based on the ExchangeRight Net Leased Portfolio #54 Whole Loan.

 Escrows and Reserves.

Real Estate Taxes – The borrower deposited at loan origination approximately $142,577 for real estate taxes. The borrower will be required to make monthly deposits in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months, initially approximately $59,590 per month, except that no deposits will be required on account of taxes with respect to the Direct Tax Pay Tenants (as defined below) for so long as (i) no event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan has occurred and is continuing, (ii) the borrower provides proof of payment by the tenant (or the borrower) directly to the taxing authority on or before 15 days prior to the last date on which the taxes can be paid without the accrual of interest or penalties, (iii) the tenant’s lease is not subject to any default beyond any applicable grace or notice and cure period by either the borrower or such tenant, and (iv) no material adverse change has (in the lender’s reasonable determination) occurred with respect to the applicable tenant such that its ability to timely pay the taxes has been materially jeopardized. “Direct Tax Pay Tenant” means any tenant that has the right or the obligation pursuant to its lease to pay taxes for the applicable ExchangeRight Property directly to the applicable taxing authority and is actually exercising such right or complying with such obligation, as applicable. The ExchangeRight Net Leased Portfolio #54 Whole Loan documents provide that the initial such Direct Tax Pay Tenants are the tenants at the (i) Walgreens –Prattville, AL; (ii) CVS Pharmacy – Anderson, IN; (iii) Novant Health – Winston-Salem, NC; (iv) Tractor Supply – Minot, ND; (v) CVS Pharmacy – Abbeville, LA; (vi) Dollar General – East Lyme, CT; (vii) CVS Pharmacy – Kenova, WV; (viii) Family Dollar – Lafayette, LA; (ix) Walgreens – Baton Rouge, LA; (x) Tractor Supply – Elizabethtown, KY; (xi) Kum & Go – North Little Rock, AR; and (xii) Tractor Supply – Holden, ME ExchangeRight Properties.

Insurance – The borrower will not be required to make monthly deposits into an insurance reserve as long as the casualty and liability insurance with respect to the ExchangeRight Properties is maintained under a lender-approved blanket policy and no event of default is continuing under the ExchangeRight Net Leased Portfolio #54 Whole Loan. If such conditions are not satisfied, the borrower will be required to make deposits into an insurance reserve in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof, except that no deposits will be required on account of insurance premiums with respect to the Direct Insurance Pay Tenants (as defined below) for so long as (i) no event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan has occurred and is continuing, (ii) the borrower provides proof of payment by the tenant (or the borrower) directly to the insurance company on or before 15 days prior to the due date for insurance premiums, (iii) the tenant’s lease is not subject to any default beyond any applicable grace or notice and cure period by either the borrower or such tenant, and (iv) no material adverse change has (in the lender’s reasonable determination) occurred with respect tothe applicable tenant such that its ability to timely pay the insurance premiums has been materially jeopardized. “Direct Insurance Pay Tenant” means any

A-3-19

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

tenant that has the right or the obligation pursuant to its lease to maintain all or a portion of the insurance for the applicable ExchangeRight Property and to pay insurance premiums directly to the applicable insurance company and is actually exercising such right or complying with such obligation, as applicable. The ExchangeRight Net Leased Portfolio #54 Whole Loan documents provide that the initial such Direct Insurance Pay Tenants (which maintain property and terrorism insurance for the applicable property) are the tenants at the (i) CVS Pharmacy – Abbeville, LA; (ii) CVS Pharmacy –Kenova, WV; (iii) Dollar General – Texarkana, AR; (iv) Dollar General – Kingman, AZ; (v) Dollar General – East Lyme, CT; (vi) Dollar General – Bossier City, LA; (vii) Dollar General –Hammond, LA; (viii) Dollar General – Walker, LA; (ix) Dollar General – Brandon, MS; (x) Dollar General – Cameron, NC; (xi) Dollar General – Omaha, NE; (xii) Dollar General –National Park, NJ; (xiii) Dollar General – Edinburg, TX; (xiv) Family Dollar – Lafayette, LA; (xv) Kum & Go – North Little Rock, AR; (xvi) Market32 – Worcester, MA; (xvii) Price Chopper – Gardner, MA; (xviii) Tractor Supply – Elizabethtown, KY; (xix) Tractor Supply –Holden, ME; (xx) Tractor Supply – Minot, ND; (xxi) Walgreens – Prattville, AL; and (xxii) Walgreens – Baton Rouge, LA ExchangeRight Properties.

Required Repairs – The ExchangeRight Net Leased Portfolio #54 Whole Loan documents provide for an upfront deposit of $72,850 for required repairs at certain ExchangeRight Properties, including repairs of roofing, parking lot seal coating, fire control panel inspection, fire alarm servicing and recertification, replacement of stained tiles, replacement of doors, and installation of ADA compliant parking spaces.

Replacement Reserve – The ExchangeRight Net Leased Portfolio #54 Whole Loan documents provide for an upfront deposit of $216,928 for approved capital expenses. In addition, the borrower is required to deposit ongoing monthly reserves for approved capital expenses in an amount equal to one-twelfth of the product obtained by multiplying $0.15 by the aggregate rentable square feet of space at the ExchangeRight Properties, excluding the following tenants: (i) CVS Pharmacy – Abbeville, LA; (ii) CVS Pharmacy – Kenova, WV; (iii) Dollar General – Texarkana, AR; (iv) Dollar General – Bossier City, LA; (v) Dollar General – Hammond, LA; (vi) Dollar General – Walker, LA; (vii) Dollar General – Brandon, MS; (viii) Dollar General – Omaha, NE; (ix) Dollar General – Edinburg, TX; (x) Family Dollar – Lafayette, LA; (xi) Kum & Go – North Little Rock, AR; (xii) Market32 – Worcester, MA; (xiii) Walgreens – Prattville, AL; and (xiv) Walgreens – Baton Rouge, LA, in each case, to the extent the following conditions are satisfied: (i) no event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan has occurred and is continuing, (ii) the borrower provides proof of payment by the tenant of all capital expenses promptly following request by the lender, (iii) the tenant’s lease is not subject to any default beyond any applicable grace or notice and cure period by either the borrower or such tenant, and (iv) no material adverse change has (in the lender’s reasonable determination) occurred with respect to the applicable tenant such that its ability to timely pay the capital expenses has been materially jeopardized. Initially, such monthly deposit equals approximately $4,011.

TI/LC Reserve – The ExchangeRight Net Leased Portfolio #54 Whole Loan documents provide for an upfront deposit of $500,000 for tenant improvements and leasing commissions. During a Cash Management Period (as defined below), the borrower will be required to deposit monthly an amount equal to one-twelfth of the product obtained by multiplying $0.70 by the aggregate rentable square feet of space at the ExchangeRight Properties (initially approximately $30,354) for tenant improvements and leasing commissions.

Environmental Reserve – At origination, approximately $356,352 was deposited into a reserve for potential environmental work relating to recognized environmental conditions at certain of the ExchangeRight Properties.

Lockbox and Cash Management. The ExchangeRight Net Leased Portfolio #54 Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to cause all rents relating to the ExchangeRight Properties to be deposited directly into the lockbox account and, to the extent that such rents are received by the borrower, any of its affiliates or the property manager, cause such amounts to be deposited into the lockbox account within two business days following receipt. The lockbox bank is required to sweep such funds into the ExchangeRight Net Leased Portfolio #54 Master Tenant’s operating account on each business day other than during a Cash Management Period. Upon the occurrence of a Cash Management Period, the borrower and Wells Fargo Bank, N.A., as cash management bank, are required to establish a cash management account into which all funds in the lockbox account will be required to be transferred on each business day during a Cash Management Period. During a Cash Management Period, and provided no event of default is continuing, funds in the cash management account are required to be applied (i) to make the next monthly deposits (to the extent required) into the real estate taxes and insurance reserves as described above under “Escrows and Reserves”, (ii) to pay the next monthly debt service payment due on the ExchangeRight Net Leased Portfolio #54 Whole Loan, (iii) to make the next monthly deposits into the replacement reserve and the TI/LC reserve (to the extent required) as described above under “Escrows and Reserves”, (iv) to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender during a Cash Management Period) and additional operating and emergency expenses reasonably approved by the lender and (v) to deposit any remainder into a cash collateral account to be held as additional security for the ExchangeRight Net Leased Portfolio #54 Whole Loan during such Cash Management Period. Upon cessation of a Cash Management Period, all available amounts on deposit in the cash collateral account must be released to or as directed by the borrower.

A “Cash Management Period" means a period:

(i) commencing upon an event of default under the ExchangeRight Net Leased Portfolio #54 Whole Loan and ending when such event of default has been cured, or

(ii) commencing when the debt service coverage ratio (based on net operating income for the trailing 12 months) as of the end of any calendar quarter is less than 1.50x and ending when the debt service coverage ratio (based on net operating income for the trailing 12 months) is at least 1.50x as of the end of each of two consecutive calendar quarters, or

(iii) commencing on the payment date that occurs in March 2029 (36 months before the maturity date of the ExchangeRight Net Leased Portfolio #54 Whole Loan), unless a Qualified Transfer has occurred as of such date, and ending when a Qualified Transfer occurs.

Additional Secured Indebtedness (not including Trade Debts). In addition to the ExchangeRight Net Leased Portfolio #54 Mortgage Loan, the ExchangeRight Properties also secure the ExchangeRight Net Leased Portfolio #54 Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $19,893,833. The ExchangeRight Net Leased Portfolio #54 Serviced Pari Passu Companion Loan accrues interest at the same rate as the ExchangeRight Net Leased Portfolio #54 Mortgage Loan. The ExchangeRight Net Leased Portfolio #54 Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the ExchangeRight Net Leased Portfolio #54 Serviced Pari Passu Companion Loan. The holders of the ExchangeRight Net Leased Portfolio #54 Mortgage Loan and the ExchangeRight Net Leased Portfolio #54 Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the ExchangeRight Net Leased Portfolio #54 Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

A-3-20

Property Types – Various	Loan #2	Cut-off Date Balance:	$68,000,000
Property Addresses – Various	ExchangeRight Net Leased Portfolio #54	Cut-off Date LTV:	55.0%
		U/W NCF DSCR:	2.54x
		U/W NOI Debt Yield:	9.5%

Release of Property. Following the defeasance lockout period, the borrower has the right to obtain the release of any individual property in connection with a bona fide arm’s length third party sale of such property, upon defeasance of an amount equal to the greater of 115% of the allocated loan amount of such individual property and 90% of the net sales proceeds of such individual property (the “Release Amount”), and satisfaction of the following conditions, among others: (i) after giving effect to such release, the debt service coverage ratio for the remaining ExchangeRight Properties will be not less than the greater of (a) the debt service coverage ratio of the ExchangeRight Properties immediately preceding such release and (b) 2.54x, (ii) after giving effect to such release, the debt yield for the remaining ExchangeRight Properties will be not less than the greater of (a) the debt yield of the ExchangeRight Properties immediately preceding such release and (b) 9.0%, and (iii) satisfaction of REMIC related conditions.

Real Estate Substitution. With respect to the Kum & Go—North Little Rock, AR property (on which the sole tenant operates a convenience store and fueling station), the lease of the related sole tenant, Kum & Go, provides that in the event such tenant determines in its good faith reasonable business discretion that the leased premises are inadequate or unprofitable for the purposes for which they are then used under the lease, the tenant has the option to substitute another property having a convenience store and gasoline/diesel dispensary and/or car wash and/or quick service restaurant, for such individual property, on the same lease terms, subject to various conditions, including but not limited to the substitute property must have an appraised value at least equal to that of the property being replaced, and the substitute property must meet all of the landlord’s underwriting requirements, including, but not limited to, confirmation that the rating of any bonds or trust certificates issued in connection with a securitization in which the lease is included will not change as a result of the substitution. The lease further provides that any substitute property will be subject to the landlord's approval and the approval of any then mortgagee having an interest in the leased remises. If the landlord and its mortgagee do not approve the substitute property, Kum & Go has the right to submit other substitute properties to them for their reasonable approval.

The ExchangeRight Net Leased Portfolio # 54 Whole Loan documents provide that the lender will have the right to approve any substitution, subject to the satisfaction of all customary conditions required by the lender at such time, including but not limited to rating agency confirmation and delivery of an opinion of counsel satisfactory to the lender that the MSC 2022-L8 securitization trust will not fail to maintain its status as a REMIC as a result of such property substitution. In the event that the lender approves the substitution, the borrower is required to subject the substitute property to the lien of the ExchangeRight Net Leased Portfolio #54 Mortgage Loan documents and will be permitted to obtain the release of the property which is being substituted for.

The ExchangeRight Net Leased Portfolio # 54 Whole Loan documents provide that if Kum & Go successfully exercises its option to substitute a property after the lender has objected to such substitution or otherwise declined to approve such substitute property, the borrower will be required to obtain the release of such property in accordance with the requirements for a defeasance, other than the requirement that such defeasance be pursuant to a bona fide arm’s length third party sale (or if such substitution takes place during the defeasance lockout period, the borrower will be required to obtain the release of such property by prepaying an amount equal to the Release Amount, and paying a yield maintenance premium on the amount of such prepayment).

Right of First Offer / Right of First Refusal. The related single tenant at each of the following eleven ExchangeRight Properties (and additionally, as to the Forsyth Memorial Hospital—Winston-Salem property, which constitutes a condominium unit, the related condominium association) has a right of first refusal (“ROFR”) to purchase the related ExchangeRight Property: CVS—Abbeville, LA, CVS—Kenova, WV, Dollar Tree—Teaneck, NJ, Family Dollar—Lafayette, LA, Kum & Go—North Little Rock, AR, Forsyth Memorial Hospital—Winston-Salem, NC, Tractor Supply—Elizabethtown, KY, Tractor Supply—Holden, ME, Tractor Supply—Minot, ND, Walgreens—Baton Rouge, LA, and Walgreens—Prattville, AL. With respect to the CVS-Abbeville, LA and CVS—Kenova, WV properties, the ROFR applies only during extension terms of the related leases. With respect to each other ExchangeRight Property above (other than the Dollar Tree—Teaneck, NJ property, Forsyth Memorial Hospital—Winston Salem property (as to the related tenant ROFR), the Tractor Supply-Elizabethtown, KY property, the Tractor Supply—Holden, ME property and the Tractor Supply—Minot, ND property), such ROFR (i) will not be applicable in the instance of a foreclosure or a deed in lieu of foreclosure and (ii) will apply to subsequent transfers of such ExchangeRight Property. With respect to the Dollar Tree—Teaneck, NJ property, Forsyth Memorial Hospital—Winston Salem property (as to the related tenant ROFR), the Tractor Supply-Elizabethtown, KY property, the Tractor Supply—Holden, ME property and the Tractor Supply—Minot, ND property, such ROFR may apply to a foreclosure or deed in lieu of foreclosure. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the prospectus.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the ExchangeRight Properties together with 18 months of business income insurance, plus a 365-day extended period of indemnity, provided that such coverage is available. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-21

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

A-3-22

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

Rose Castle Apartments
380 Flushing Avenue and 33 Little Nassau Street
Brooklyn, NY 11205
MANHATTAN
BROOKLYN
East River
EAST RIVER FERRY
Williamsburg Bridge
FDR Drive
East River Park
Williamsburg
South Williamsburg
Broadway Triangle
Clinton Hill
Fort Greene Park
Prospect Heights
BROOKLYN NAVY YARD
Commodore Barry Park
Brooklyn-Queens Expwy
Domino Sugar Project
Domino Park
Vice Media
Nitehawk Cinema
Brooklyn Winery
Knitting Factory Brooklyn
Williamsburg Cinemas
The City Reliquary Museum
Spectacle Theater
George Washington at Valley Forge
Peter Luger Steak House
Roberto Clemente School
Roberto Clemente Ballfield
S. Williamsburg Ferry Terminal
Bnos Yaakov Educ. Center
Steiner Studios
Aperion Palace-Krasna Hall
Imperial Hall
Pfizer Building
Unity Plaza
McKinney Secondary School of Arts
Charles A. Dorsey School
Downtown Brooklyn 1 mile
Long Island Univ.-Brooklyn Campus
The Brooklyn Hospital Center
Brooklyn Tech HS
Clinton Hill School
Saint Joseph's College New York
Sculpture Park
Pratt Institute
Pratt Institute Libraries
Myrtle Avenue Plaza
Brooklyn Academy of Music
Atlantic Terminal Mall
Atlantic Center
Barclays Center
Purvis J. Behan School
Lewis Latimer School
Sternberg Park
Broadway
Flushing Ave.
Park Ave.
Myrtle Ave.
Willoughby Ave.
DeKalb Ave.
Lafayette Ave.
Greene Ave.
Fulton St.
Atlantic Ave.
Pacific St.
Bergen St.
Flatbush Ave.
Putnam Ave.
Grand St.
Metropolitan Ave.
Bedford Ave.
Union Ave.
Graham Ave.
Manhattan Ave.
Montrose Ave.
Boerum St.
Wallabout St.
Division Ave.
Kent Ave.
Wythe Ave.
Marcy Ave.
Hewes St.
Classon Ave.
Washington Ave.
Nostrand Ave.
Tompkins Ave.
Carlton Ave.
PATERSON
YONKERS
NEWARK
JERSEY CITY
MANHATTAN
NEW YORK CITY
BRONX
QUEENS
BROOKLYN
STATEN ISLAND
LONG ISLAND
NJ

A-3-23

Loan No. 3 – Rose Castle Apartments

Loan Information				Mortgaged Property Information
Loan Seller:	SMC			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$52,000,000			General Property Type:	Multifamily
Cut-off Date Balance(1):	$52,000,000			Detailed Property Type:	Mid Rise
% of Initial Pool Balance:	7.6%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2021/NAP
Borrower Sponsor:	Zelig Weiss			Size:	208 Units
Guarantor:	Zelig Weiss			Cut-off Date Balance per Unit(1):	$504,808
Mortgage Rate:	4.0450%			Maturity Date Balance per Unit(1):	$504,808
Note Date:	3/4/2022			Property Manager:	RC Management NY LLC
First Payment Date:	4/6/2022				(borrower-related)
Maturity Date:	3/6/2032			Underwriting and Financial Information(5)
Original Term to Maturity:	120 months			UW NOI:	$8,196,612
Original Amortization Term:	0 months			UW NOI Debt Yield(1):	7.8%
IO Period:	120 months			UW NOI Debt Yield at Maturity(1):	7.8%
Seasoning:	1 month			UW NCF DSCR(1):	1.88x
Prepayment Provisions(2):	L(25),D(90),O(5)			Most Recent NOI:	NAP
Lockbox/Cash Mgmt Status:	Soft/In Place			2nd Most Recent NOI:	NAP
Additional Debt Type(1)(3):	Pari Passu			3rd Most Recent NOI:	NAP
Additional Debt Balance(1)(3):	$53,000,000			Most Recent Occupancy(6):	63.0% (2/1/2022)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent Occupancy:	NAP
Reserves(4)				3rd Most Recent Occupancy:	NAP
Type	Initial	Monthly	Cap	Appraised Value (as of):	$179,000,000 (1/24/2022)
RE Tax:	$228,507	$76,169	NAP	Appraised Value per Unit:	$860,577
Insurance:	$74,374	$11,145	NAP	Cut-off Date LTV Ratio(1):	58.7%
Recurring Replacements:	$0	$5,061	$182,196	Maturity Date LTV Ratio(1):	58.7%
TI/LC:	$0	$990	NAP
Affordable Unit Earnout Reserve:	$11,000,000	$0	NAP
Free Rent Reserve:	$925,000	$0	NAP
Housing Declaration Reserve:	$308,000	$0	NAP
Deferred Maintenance:	$6,050	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$105,000,000	100.0%	Loan Payoff:	$72,974,654	69.5%
			Return of Equity:	$17,949,369	17.1%
			Reserves:	$12,541,930	11.9%
			Closing Costs:	$1,534,046	1.5%
Total Sources:	$105,000,000	100.0%	Total Uses:	$105,000,000	100.0%

(1)	The Rose Castle Apartments Mortgage Loan (as defined below) is part of the Rose Castle Apartments Whole Loan (as defined below), which is evidenced by ten pari passu promissory notes with an aggregate original principal balance of $105,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Rose Castle Apartments Whole Loan.
(2)	Defeasance of the Rose Castle Apartments Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last Rose Castle Apartments Whole Loan promissory note to be securitized or (ii) March 4, 2025. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in April 2022.
(3)	See “The Loan” and “Additional Secured Indebtedness (not including trade debts)” for further discussion of additional debt.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	The novel coronavirus pandemic is an evolving situation and could impact the Rose Castle Apartments Mortgage Loan more severely than assumed in the underwriting of the Rose Castle Apartments Mortgage Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and debt yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(6)	The Rose Castle Apartments Property (as defined below) consists of 131 market rate units, 77 affordable units, 45,000 SF of retail space leased to Chestnut Supermarket, 13,200 SF of additional commercial suites and 126 covered parking spaces. Most Recent Occupancy reflects the occupancy of the multifamily component of the Rose Castle Apartments Property, of which the market rate units are 100% leased, while the 77 affordable units (all of which count towards the 30% affordable threshold required under a 421-a tax abatement which has been applied for with respect to the Rose Castle Apartments Property) are expected to lease up in the coming months. With the affordable housing lottery having closed as of February 17, 2022, the placement of the 59 one- and two-bedroom affordable units by the New York City Housing Authority (“NYCHA”) is expected to take place in April 2022. The affordable studio units are expected to be leased directly by the NYCHA, are not subject to the affordable housing lottery and the NYCHA is required to pay rents directly to the Rose Castle Apartments Property owner for such units. Additionally, the studio units but not the other affordable housing units are leased at a premium to the other affordable units by the NYCHA at its determined fair market rent. At closing, the borrower was required to deposit $11,000,000 into an affordable unit earnout reserve, which will be tied to the occupancy of the 77 affordable units. Additionally, the borrower sponsor has guaranteed a 15-year master lease for approximately $2.03 million of rent attributable to the 77 affordable units, which master leased space will be reduced as true, third-party tenants are placed by the NYCHA.

The Loan. The third largest mortgage loan (the “Rose Castle Apartments Mortgage Loan”) is part of a whole loan (the “Rose Castle Apartments Whole Loan”) evidenced by ten pari passu promissory notes in the aggregate original principal amount of $105,000,000, secured by a first priority fee mortgage encumbering a recently developed mid-rise multifamily property located in Brooklyn, New York (the “Rose Castle Apartments Property”). The non-controlling Notes A-3, A-5, A-7 and A-9, in the original principal amount of $52,000,000, evidence the Rose Castle Apartments Mortgage Loan and will be contributed to the MSC 2022-L8 transaction.

A-3-24

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

The controlling Note A-1, along with the non-controlling Notes A-2, A-4, A-6, A-8 and A-10, in the aggregate original principal amount of $53,000,000 (the “Rose Castle Apartments Pari Passu Companion Loans”) are expected to be contributed to one or more future commercial mortgage securitization transactions or otherwise transferred at any time. The Rose Castle Apartments Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2022-L8 securitization trust until the securitization of the controlling Note A-1, at which point it will be serviced pursuant to the pooling and servicing agreement for the securitization to which the controlling Note A-1 is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

The proceeds of the Rose Castle Apartments Whole Loan were primarily used to repay prior debt, pay closing costs, fund reserves and return equity to the borrower sponsor.

Rose Castle Apartments Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$500,000	$500,000	Starwood Mortgage Funding II LLC(1)	Yes
A-2	$40,000,000	$40,000,000	BMO(1)	No
A-3	$25,000,000	$25,000,000	MSC 2022-L8	No
A-4	$10,000,000	$10,000,000	BMO(1)	No
A-5	$25,000,000	$25,000,000	MSC 2022-L8	No
A-6	$1,500,000	$1,500,000	BMO(1)	No
A-7	$1,500,000	$1,500,000	MSC 2022-L8	No
A-8	$500,000	$500,000	BMO(1)	No
A-9	$500,000	$500,000	MSC 2022-L8	No
A-10	$500,000	$500,000	BMO(1)	No
Total	$105,000,000	$105,000,000

(1)	Expected to be contributed to one or more future commercial securitizations or otherwise transferred at any time.

The Borrower and the Borrower Sponsor. The borrower is Flushing & Little Nassau LLC, a Delaware limited liability company structured to be bankruptcy-remote with two independent directors.

The borrower sponsor and nonrecourse carve-out guarantor for the Rose Castle Apartments Mortgage Loan is Zelig Weiss. Zelig Weiss specializes in the development and management of hotels and mixed-use properties throughout Brooklyn, New York. The borrower sponsor acquired the land in 2014 and developed the Rose Castle Apartments Property for a total cost basis of approximately $137.9 million inclusive of closing costs and reserves in connection with the Rose Castle Apartments Whole Loan.

The Property. The Rose Castle Apartments Property is a 208-unit, eight- and nine-story multifamily complex, located at 380 Flushing Avenue & 33 Little Nassau Street in the Bedford-Stuyvesant neighborhood of Brooklyn, New York. The Rose Castle Apartments Property was recently developed by the borrower sponsor and features a mix of studio, one-, two- and three-bedroom residential units, along with 58,200 SF of commercial space, of which 45,000 SF is leased to a local grocer, and 126 covered parking spaces. Rents from the commercial portion of the Rose Castle Apartments Property constitute 27.4% of the underwritten gross potential rent. The ground floor and basement commercial space is majority-leased to Chestnut Supermarket. Chestnut Supermarket signed a lease for 45,000 SF for an approximately 10-year term with no termination options that expires in September 2032. Chestnut Supermarket is contracted to pay $41.11 per SF, which is in line with the appraisal’s market rent. Chestnut Supermarket is a high-end, full-service kosher grocery store. Chestnut Supermarket has taken possession of its leased space, is currently completing buildout and anticipates opening for business in April 2022. Additionally, Chestnut Supermarket is in a six-month free rent period until September 2022 and the Rose Castle Apartments Whole Loan is full recourse up to the amount of $24,000,000 to the borrower sponsor until such time that Chestnut Supermarket has opened for business and paid rent for 90 days. The Rose Castle Apartments Property’s units feature stone countertops, hardwood floors, high-end cabinets and stainless steel appliances. Building amenities include a garage, tenant storage, bike storage, laundry room and a recreation room.

The Rose Castle Apartments Property has applied for a 35-year 421-a tax exemption under which 30% of units are required to be leased under the affordable housing guidelines determined by New York City Housing Department of Preservation & Development (“HPD”). Until such time that such 421-a tax exemption has been formally approved by New York City and is in full force and effect, the Rose Castle Apartments Whole Loan is full recourse to the borrower sponsor. For years one through 25 of such exemption, 100% of the projected assessed value of the Rose Castle Apartments Property improvements on the tax lot would be exempt from real estate taxes. The exemption falls to 30% in years 26 through 35. Taxes were underwritten to a 10-year average over the loan term (assuming the exemption is obtained) and equate to $10,982 versus the appraisal’s estimated full tax liability of $2,049,460.

The Rose Castle Apartments Property consists of 131 market rate apartments, 77 affordable apartments, 45,000 SF of retail space leased to the Chestnut Supermarket, 13,200 SF of additional commercial suites, and 126 covered parking spaces. As it relates to the multifamily units, 100% of the market rate apartments were leased as of February 1, 2022, while the 77 affordable units (all of which count towards the 30% affordable threshold required under the 421-a tax abatement which has been applied for with respect to the Rose Castle Apartments Property) are expected to lease up in the coming months. With the affordable housing lottery having closed as of February 17, 2022, the placement of the 59 one and two-bedroom affordable units by the NYCHA is expected to take place in April 2022. The affordable studio units are expected to be leased directly by the NYCHA, are not subject to the affordable housing lottery and the NYCHA is required to pay rents directly to the Rose Castle Apartments Property owner for such units. Additionally, the studio units but not the other affordable housing units are leased at a premium to the other affordable units by the NYCHA at their determined fair market rent. At closing, the borrower was required to deposit $11,000,000 in an affordable unit earnout reserve, which will be tied to the occupancy of the 77 affordable units. Additionally, the borrower sponsor has guaranteed a 15-year master lease for approximately $2.03 million of rent attributable to the 77 affordable units, which master leased space will be reduced as true, third-party tenants are placed by the NYCHA.

The 58,200 SF of commercial space at the Rose Castle Apartments Property was 97.9% leased as of March 3, 2022. Additionally, the Rose Castle Apartments Property offers a below-grade parking garage with street level access. The garage contains 126 spaces that will be offered primarily to the multifamily and commercial tenants. The borrower sponsor is currently in the process of leasing up these spaces and as such, has signed a 15-year

A-3-25

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

guaranteed master lease for an annual rent of $529,000. The related master lease is required to remain in effect until (i) the third-party parking leases are in-place and paying rent or (ii) upon receipt of satisfactory evidence that after giving effect to the termination of the related parking master lease, the Rose Castle Apartments Whole Loan has a 7.5% or greater debt yield. The borrower sponsor anticipates parking income of $350 per space on a monthly basis which is in line with the appraisal’s market rent conclusion.

The following table presents detailed information with respect to the market rate units at the Rose Castle Apartments Property:

Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate	Average Monthly Market Rental Rate per SF
1 BR / 1 BA	18	13.7%	561	$2,870	$5.12	$3,024	$5.73
2 BR / 1 BA	67	51.1%	723	$2,835	$3.92	$3,579	$5.30
3 BR / 1 BA	29	22.1%	877	$2,843	$3.24	$4,054	$4.64
3 BR / 2 BA	16	12.2%	975	$3,350	$3.43	$4,678	$4.52
3 BR / 3 BA	1	0.8%	1,797	$5,500	$3.06	$5,850	$3.26
Total/Wtd. Avg.	131	100.0%	774	$2,925	$3.78	$3,760	$5.10

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated February 1, 2022.

The following table presents detailed information with respect to the affordable units at the Rose Castle Apartments Property:

Affordable Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Projected Monthly Rental Rate(1)	Projected Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio(3)	18	23.4%	364	$2,355	$6.48	$2,263	$6.22
1 BR / 1 BA	20	26.0%	504	$1,867	$3.70	$2,838	$5.63
2 BR / 1 BA	39	50.6%	689	$2,286	$3.32	$3,397	$4.93
Total/Wtd. Avg.	77	100.0%	565	$2,193	$3.88	$2,987	$5.41

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated February 1, 2022 and sponsor projections
(2)	Represents rents that are charged under the affordable housing regulations for households earning 130% of area median income as projected in the appraisal.
(3)	The 18 affordable studio units are required to be leased by the NYCHA, which will place eligible low-income tenants directly through HPD. Under this program, the NYCHA is required to pay rents directly to the Rose Castle Apartments Property owner. Additionally, these units (a) qualify as affordable housing towards the 30% affordable threshold required under the applied for 421-a tax abatement and (b) are leased at a premium to the other affordable units by the NYCHA at its determined fair market rent.

COVID-19 Update. As of March 2, 2022, the Rose Castle Apartments Property was not materially affected by COVID-19. As of March 6, 2022, the Rose Castle Apartments Whole Loan is not subject to any modification or forbearance requests. The first payment date of the Rose Castle Apartments Whole Loan is April 6, 2022. The borrower has indicated no tenant deferments were requested or granted, nor were there any lease modification requests.

The Market. The Rose Castle Apartments Property is located in the Bedford-Stuyvesant neighborhood of Brooklyn, New York. According to the appraisal, the Rose Castle Apartments Property is located in the Bushwick multifamily submarket. According to the appraisal, the Bushwick multifamily submarket has a vacancy rate of approximately 3.3% and average asking rents of $2,520 per unit as of the third quarter of 2021. Within a one , three- and five-mile radius of the Rose Castle Apartments Property, the estimated 2022 population is 187,541, 1,332,990 and 3,005,094, respectively. Within the same radii, the estimated 2022 average annual household income is $111,467, $143,965 and $147,015, respectively.

A-3-26

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

The following table presents certain information relating to comparable multifamily rental properties to the Rose Castle Apartments Property:

Comparable Rental Summary
Property Address	Year Built	Occupancy	# Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Rose Castle Apartments(1) 380 Flushing Avenue and 33 Little Nassau Street Brooklyn, NY	2021	63.0%	208	Studio (Affordable) 1BR / 1BA (Affordable) 1BR / 1BA 2BR / 1BA (Affordable) 2BR / 1BA 3BR / 1BA 3BR / 2BA 3BR / 3BA	364 504 561 689 723 877 975 1,797	$6.48 $3.70 $5.12 $3.32 $3.92 $3.24 $3.43 $3.06	$2,355 $1,867 $2,870 $2,286 $2,835 $2,843 $3,350 $5,500
180 Franklin Avenue 180 Franklin Avenue Brooklyn, NY	2016	96.0%	108	Studio 1BR / 1BA 2BR / 1BA	350 500 700	$6.00 $5.76 $5.00	$2,100 $2,879 $3,500
The Dean 1040 Dean Street Brooklyn, NY	2015	100.0%	121	Studio 1BR / 1BA 2BR / 1BA 3BR / 1BA	420 550 691 900	$6.79 $6.36 $6.37 $6.00	$2,850 $3,500 $4,400 $5,400
550 Vanderbilt Avenue 550 Vanderbilt Avenue Brooklyn, NY	2017	100.0%	211	Studio 1BR / 1BA 2BR / 1BA 3BR / 1BA 3BR / 2BA	465 694 875 1,200 2,412	$6.02 $5.19 $5.51 $4.88 $3.32	$2,800 $3,600 $4,820 $5,850 $8,000
The Rheingold 10 Montieth Street Brooklyn, NY	2018	80.0%	500	Studio 1BR / 1BA 1BR / 1BA 2BR / 1BA 2BR / 1BA	475 500 625 650 800	$5.23 $6.40 $5.36 $5.38 $5.00	$2,486 $3,200 $3,350 $3,500 $4,002
1097 Bedford Avenue 1097 Bedford Avenue Brooklyn, NY	2018	98.0%	48	Studio 1BR / 1BA 2BR / 1BA 3BR / 1BA	475 650 900 1,100	$5.47 $4.85 $4.61 $4.55	$2,600 $3,150 $4,150 $5,000
555 Waverly Avenue 555 Waverly Avenue Brooklyn, NY	2019	98.0%	152	Studio 1BR / 1BA 2BR / 1BA 3BR / 1BA	500 625 950 1,025	$5.35 $4.96 $4.42 $4.80	$2,675 $3,100 $4,200 $4,925
16 Charles Place/54 Troutman Street 16 Charles Place Brooklyn, NY	2017	100.0%	46	1BR / 1BA 2BR / 1BA 3BR / 1BA	625 775 1,125	$4.32 $3.81 $3.11	$2,700 $2,950 $3,500
490 Myrtle Avenue 490 Myrtle Avenue Brooklyn, NY	2013	98.0%	93	3BR / 1BA	1,200	$3.75	$4,500
531 Myrtle Avenue 100 Steuben Street Brooklyn, NY	2015	98.0%	43	3BR / 2BA	1,250	$3.44	$4,300

Source: Appraisal, unless otherwise indicated. Comparables include a mix of affordable and market rate units.

(1)	Based on the borrower rent roll dated February 1, 2022.

The following table presents certain information relating to comparable anchor leases for the retail portion of the Rose Castle Apartments Property:

Comparable Anchor Leases Summary
Property Name/Location	Year Built	Total NRA (SF)	Distance from Subject	Tenant Name	Lease Date/Term (Mos.)	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Rose Castle Apartments 380 Flushing Avenue and 33 Little Nassau Street Brooklyn, NY	2021	45,000(1)	-	Chestnut Supermarket	Mar. 2022 / 126.9(1)	45,000(1)	$41.11(1)	Mod. Gross
1101-1123 Myrtle Avenue 1101-1123 Myrtle Avenue Brooklyn, NY	NAV	NAV	1.4 miles	Shop Fair Supermarket	Jun. 2021 / 120	25,000	$50.00	Mod. Gross
479-497 Flatbush Avenue 479-497 Flatbush Avenue Brooklyn, NY	NAV	NAV	3.0 miles	Workshop Middle School	Dec. 2020 / 120	11,000	$45.00	Mod. Gross
46 Cook Street 46 Cook Street Brooklyn, NY	NAV	NAV	1.1 miles	Medly Pharmacy	Oct. 2020 / 60	37,900	$45.00	Mod. Gross
1584 Flatbush Avenue 1584 Flatbush Avenue Brooklyn, NY	NAV	NAV	4.9 miles	Super Fresh Market and Feel Beauty Inc.	Sep. 2020 / 240	16,500	$59.00	Mod. Gross
8973 Bay Parkway 8973 Bay Parkway Brooklyn, NY	NAV	NAV	12.4 miles	Target	Apr. 2019 / 180	46,000	$42.67	NNN

Source: Appraisal, unless otherwise indicated.

(1)	Based on the underwritten commercial rent roll dated March 3, 2022.

A-3-27

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

The following table presents certain information relating to comparable leases for the commercial portion of the Rose Castle Apartments Property:

Comparable Commercial Leases Summary
Property Name/Location	Year Built / Renovated	Total NRA (SF)	Distance from Subject	Tenant Name	Lease Date/Term (Mos.)	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Rose Castle Apartments 380 Flushing Avenue and 33 Little Nassau Street Brooklyn, NY	2021 / NAP	13,200(1)(2)	-	-	-	-	$50.25(1)(2)	Mod. Gross
639 Flushing Avenue 639 Flushing Avenue Brooklyn, NY	NAV	NAV	0.6 miles	Office	Jan. 2022 / 60	2,720	$32.00	Mod. Gross
99-101 Walworth Street 99-101 Walworth Street Brooklyn, NY	NAV	NAV	0.6 miles	Office/Retail	Jun. 2021 / 60	2,000	$40.00	Mod. Gross
500 DeKalb Avenue 500 DeKalb Avenue Brooklyn, NY	NAV	NAV	0.9 miles	Office	Apr. 2021 / 60	7,080	$45.00	Mod. Gross
37 Washington Avenue 37 Washington Avenue Brooklyn, NY	NAV	NAV	0.5 miles	Miz-Mooz	Dec. 2020 / 60	5,100	$32.00	Mod. Gross

Source: Appraisal, unless otherwise indicated.

(1)	Based on the underwritten commercial rent roll dated March 3, 2022.
(2)	Annual Base Rent PSF represents the weighted average annual commercial base rent at the Rose Castle Apartments Property excluding Chestnut Supermarket.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Rose Castle Apartments Property:

Cash Flow Analysis(1)
	UW	UW Per Unit
Gross Potential Rent – Multifamily	$6,608,268	$31,770.52
Gross Potential Rent – Commercial	$2,497,640	$12,007.88
Other Income	$529,200	$2,544.23
Vacancy and Concessions	($323,184)	($1,553.77)
Effective Gross Income	$9,311,924	$44,768.87

Taxes(2)	$10,982	$52.80
Insurance	$133,744	$643.00
Other Operating Expenses	$970,586	$4,666.28
Total Operating Expenses	$1,115,312	$5,362.08

Net Operating Income	$8,196,612	$39,406.79
TI/LC	$46,560	$223.85
Capital Expenditures	$60,730	$291.97
Net Cash Flow	$8,089,322	$38,890.97

Occupancy %(3)	96.5%
NOI DSCR	1.90x
NCF DSCR	1.88x
NOI Debt Yield	7.8%
NCF Debt Yield	7.7%

(1)	The Rose Castle Apartments Property was completed in 2021 and historical financial and occupancy information is not available.
(2)	Taxes were underwritten to a 10-year average over the loan term (assuming the 421-a tax abatement is obtained) and equate to $10,982 versus the appraisal’s estimated full tax liability of $2,049,460.
(3)	UW Occupancy % represents underwritten economic occupancy.

Escrows and Reserves.

The borrower deposited at origination approximately (i) $228,507 for property taxes, (ii) $74,374 for insurance, (iii) $11,000,000 for an affordable unit earnout reserve (as described in more detail below), (iv) $925,000 for a free rent reserve related to Chestnut Supermarket, (v) $308,000 for an housing declaration reserve (as described in more detail below) and (vi) $6,050 for deferred maintenance.

Real Estate Taxes - The borrower is required to reserve monthly 1/12 of the estimated annual property taxes (currently approximately $76,169).

A-3-28

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

Insurance - The borrower is required to reserve monthly 1/12 of the estimated annual insurance premiums (currently approximately $11,145).

Recurring Replacements Reserve - The borrower is required to reserve monthly $5,061 for replacements subject to a cap of $182,196.

TI/LC Reserve - The borrower is required to reserve monthly $990 for tenant improvements and leasing commissions, except as described below. During a Major Tenant Trigger Event (as defined below), the borrower is required to reserve monthly $3,880 for tenant improvements and leasing commissions.

Affordable Unit Earnout Reserve - The Rose Castle Apartments Whole Loan is structured with a reserve equal to $11,000,000 in connection with the leasing of the affordable units at the Rose Castle Apartments Property. Such funds may be released to the borrower in $2,750,000 increments at such time that for each increment (x) at least (i) 25%, (ii) 50%, (iii) 75% and (iv)100% of the 77 affordable units have taken occupancy and (y) no Sweep Event Period (as defined below) is ongoing.

Housing Declaration Reserve - The Rose Castle Apartments Whole Loan is structured with a reserve equal to $308,000 in connection with the amount owed by the borrower to the NYC Housing Development Corporation immediately prior to the HPD’s issuance of a completion notice and certificate of completion.

Lockbox and Cash Management. The Rose Castle Apartments Whole Loan documents require a soft lockbox with in-place cash management. The borrower established a lockbox account and the borrower or property manager, as applicable, is required to pay all rents directly into the lockbox account, and all funds on deposit in the lockbox account are required to be swept daily to a cash management account described herein. Upon the occurrence and during the continuance of a Sweep Event Period, the borrower is required to direct all non-residential tenants to pay rents directly into the lockbox account, and all funds in the lockbox account are required to be swept daily to the aforementioned cash management account under the control of the lender to be applied and disbursed in accordance with the Rose Castle Apartments Whole Loan documents, provided no event of default exists, (i) to make deposits into the tax and insurance reserves, if required, (ii) to pay debt service, (iii) to make deposits into the replacement reserves and TI/LC reserves, if required and (iv) to pay for monthly operating expenses in accordance with the annual budget approved by the lender and extraordinary expenses approved by the lender, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Rose Castle Apartments Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Rose Castle Apartments Whole Loan during the continuance of such Sweep Event Period.

A “Sweep Event Period” will commence upon the earliest of the following: (i) the occurrence and continuance of an event of default, (ii) the date on which the debt service coverage ratio of the Rose Castle Apartments Whole Loan based on the trailing 12-month period (other than income, which will be calculated on the trailing six-month period annualized and as calculated in the loan documents) is less than 1.40x (a “Low DSCR Trigger Event”) or (iii) the occurrence of a Major Tenant Trigger Event. Notwithstanding the foregoing, the Low DSCR Trigger Event will be suspended until the earlier of (i) three months after the affordable units have been fully placed by the NYCHA or (ii) March 6, 2023.

A Sweep Event Period will end: with regard to clause (i), upon the cure of such event of default, with regard to clause (ii), when the debt service coverage ratio based on the trailing 12-month period (other than income, which will be calculated on the trailing six-month period annualized and as calculated in the loan documents) is at least 1.45x for two consecutive calendar quarters and with regard to clause (iii), when such Major Tenant Trigger Event is cured, as further described below.

A “Major Tenant Trigger Event” commences if Chestnut Supermarket or an approved replacement tenant (a “Major Tenant”) (i) fails to renew its lease for at least five years on or before the date that is 12 months prior to its lease expiration, (ii) defaults under its lease, (iii) on or after the earlier of (a) the date on which the Chestnut Supermarket initially opens for business or (b) March 6, 2023, goes dark or otherwise ceases operations in its leased space, (iv) sublets any or all of its leased space pursuant to subleases that have not been consented to by the lender in writing, (v) vacates or gives notice to vacate its leased space, (vi) terminates or gives notice to terminate its lease or (vii) becomes a debtor in any bankruptcy or other insolvency proceeding. Notwithstanding the foregoing, so long as the debt service coverage ratio (based on the trailing 12 calendar months, as calculated by the lender without including any rent or other income related to any Major Tenant or any Major Tenant lease) is equal to or greater than 1.80x, no Major Tenant Trigger Event will be deemed to have occurred and any existing Major Tenant Trigger Event will end.

A Major Tenant Trigger Event will terminate: with regard to clause (ii), upon the Major Tenant curing such default, with regard to clause (iii), upon the Major Tenant resuming ordinary business operations in the entirety of the leased space for at least two consecutive calendar quarters, with regard to clause (iv), there has been a termination of any sublease of the leased space and the applicable Major Tenant is in possession of all of the applicable leased space pursuant to the terms of its lease, with regard to clauses (v) and (vi), upon the written rescission of such Major Tenant’s notice to vacate or terminate, with regard to clause (vii), if the lease for the Major Tenant is assumed or affirmed in such proceeding and the Major Tenant, among other things, is discharged from bankruptcy such that no proceedings are ongoing, and with regard to clauses (i) through (vii) above, upon (w) the full execution and delivery to the lender of an approved lease extension (solely with regard to clause (i) above) or one or more approved replacement leases with a term of at least five years with respect to the entirety of the Major Tenant’s leased space, (x) delivery of satisfactory estoppels from the Major Tenant or approved replacement tenant(s), (y) delivery of evidence satisfactory to the lender that all tenant improvements and leasing commissions related to the re-leasing of the Major Tenant space for which the borrower is responsible have been paid and (z) such Major Tenant is in occupancy of its premises, open for business and is then paying full unabated rent pursuant to the terms of its lease.

Additional Secured Indebtedness (not including trade debts). The Rose Castle Apartments Property also secures the Rose Castle Apartments Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $53,000,000. The Rose Castle Apartments Pari Passu Companion Loans accrue interest at the same rate as the Rose Castle Apartments Mortgage Loan. The Rose Castle Apartments Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Rose Castle Apartments Pari Passu Companion Loans. The holders of the Rose Castle Apartments Mortgage Loan and the Rose Castle Apartments Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Rose Castle Apartments Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the prospectus.

Mezzanine Loan and Preferred Equity. None.

Release of Property. None.

Ground Lease. None.

A-3-29

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$52,000,000
380 Flushing Avenue and 33 Little	Rose Castle Apartments	Cut-off Date LTV:	58.7%
Nassau Street		U/W NCF DSCR:	1.88x
Brooklyn, NY 11205		U/W NOI Debt Yield:	7.8%

Letter of Credit. None.

Terrorism Insurance. The borrower is required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Rose Castle Apartments Property and business interruption insurance for 18 months with a 180-day extended period of indemnity. See “Risk Factors—Risks Relating to the Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus

A-3-30

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A-3-31

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

A-3-32

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

A-3-33

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

601 Lexington Avenue
601 Lexington Avenue
New York, NY 10022
MANHATTAN
Upper East Side
Midtown
East Side
Murray Hill
CENTRAL PARK
The Pond
Central Park Zoo
Central Park South
ROCKEFELLER CENTER
UNITED NATIONS
Bryant Park
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
6th Ave.
Vanderbilt Ave.
METRO NORTH
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
E. 51st St.
E. 50th St.
E. 49th St.
E. 48th St.
E. 47th St.
E. 46th St.
E. 45th St.
E. 44th St.
E. 43rd St.
W. 42nd St.
E. 42nd St.
E. 41st St.
E. 40th St.
E. 39th St.
Barneys New York
Ritz Carlton
The Plaza Hotel
Apple Store, FAO Schwarz, GM Building
AKA Central Park
Four Seasons Hotel
150 East 57th St
The Concorde Hotel
The Bristol
400 Plaza
The Peninsula New York
St. Regis New York
909 Third Avenue
St. James Tower
New York Hilton Midtown
Museum of Modern Art
Lever House
399 Park
Lipstick Building
River Tower
Baccarat Hotel
666 Fifth Avenue
Three Teen
The Sutton
75 Rockefeller Plaza
345 Park
Beekman Hill
Radio City Music Hall
St. Patrick's Cathedral
Lotte NY Palace
The Kimberly Hotel
Pod 51 Hotel
The Benjamin
Saks Fifth Avenue
Palmolive Building
ITT-American Building
Waldorf Astoria
Beekman Tower
GE Building
Tower 49
Inter Continental NY Barclay
Residence Inn By Marriott NY Midtown East
Consulate General of Nepal
860 UN Plaza
Consulate of the Republic of Singapore
News Corp. Building
JPMorgan Chase Tower
The Lexington Hotel
Roger Smith Hotel
Consulate General of Jamaica
British Consulate General NY
Consulate General of Estonia
Japan Society
565 Fifth Ave.
383 Madison
245 Park Avenue
485 Lexington
747 Third Avenue
United Nations Visitor Centre
Hotel St. James
The Roosevelt Hotel
Club Quarters Grand Central
Millennium Hilton NY One UN Plaza
Cassa Hotel NY 45th Street
Sofitel New York
The Yale Club of NYC
MetLife Building
450 Lexington Avenue
2 Grand Central Tower
Permanent Mission of Sri Lanka
Consulate General of Malaysia
Royalton New York
Fitzpatrick Grand Central
Winstar Building
One Bryant Park
Grand Central Terminal
Hampton Inn Manhattan Grand Central
505 Fifth Ave.
One Vanderbilt
Chrysler Building
Consulate General of Ecuador
The Knickerbocker Hotel
New York Public Library
Consulate General of Australia
The Westin NY Grand Central
Daily News
QUEENS-MIDTOWN TUNNEL
495
Consulate General of Switzerland
Bryant Park Hotel
Park Terrace Hotel
Consulate General of South Africa
425 Fifth Ave.
260 Madison Ave.
The William Hotel
NQR
456
BDFM
63RD ST/ LEXINGTON
LEXINGTON/ 59TH ST
59TH ST/ LEXINGTON
5TH AVE/ 59TH ST
57TH ST
5TH AVE/ 53RD ST
53RD ST
51ST ST/ LEXINGTON
ROCKEFELLER CTR
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
5TH AVE
BRYANT PARK
Upper West Side
Upper East Side
Astoria
Central Park
West New York
QUEENS
North Bergen
Weehawken
Long Island City
West Side
East Side
Midtown
Union City
HUDSON COUNTY
MANHATTAN
Greenpoint
Chelsea
Greenwich Village
Williamsburg
Hoboken
Hudson River
NEW JERSEY
SoHo
Little Italy
Lower East Side
Tribeca
Chinatown
BROOKLYN
JERSEY CITY
Financial District
Downtown Brooklyn
Brooklyn Heights
Park Slope
East River

A-3-34

Mortgage Loan No. 4 – 601 Lexington Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Sellers:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$41,213,720			General Property Type:	Office
Cut-off Date Balance(1):	$41,213,720			Detailed Property Type:	CBD
% of Initial Pool Balance:	6.0%			Title Vesting:	Fee/Leasehold
Loan Purpose:	Refinance			Year Built/Renovated:	1977/2021
Borrower Sponsors:	BP/CGCenter MM LLC			Size:	1,675,659 SF
Guarantor(2):	BP/CGCenter I LLC and			Cut-off Date Balance per SF(1):	$432
	BP/CGCenter II LLC			Maturity Balance per SF(1):	$432
Mortgage Rate:	2.79196%			Property Manager:	Boston Properties Limited
Note Date:	12/10/2021			Partnership (borrower-related)
First Payment Date:	2/9/2022
Maturity Date:	1/9/2032
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information(8)
Seasoning:	3 months			UW NOI:	$95,273,106
Prepayment Provisions(3):	L(27),D(86),O(7)			UW NOI Debt Yield(1):	13.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.2%
Additional Debt Type(1)(4):	Pari Passu/Subordinate			UW NCF DSCR(1):	4.50x
Additional Debt Balance(1)(4):	$682,086,280/$276,700,000			Most Recent NOI:	$89,547,809 (9/30/2021 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$88,939,219 (12/31/2020)
Reserves(5)				3rd Most Recent NOI:	$82,516,612 (12/31/2019)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	96.3% (11/1/2021)
RE Taxes:	$0	Springing	NAP	2nd Most Recent Occupancy:	97.6% (12/31/2020)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	100.0% (12/31/2019)
Replacement Reserve:	$0	Springing	$837,829	Appraised Value (as of):	$1,700,000,000 (10/1/2021)
TI/LC Reserve:	$0	Springing	$10,053,948	Appraised Value per SF:	$1,015
Tenant Specific TI/LC Reserve:	(6)	$0	NAP	Cut-off Date LTV Ratio(1):	42.5%
Free Rent Reserve:	(7)	$0	NAP	Maturity Date LTV Ratio(1):	42.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$1,000,000,000	100.0%	Loan Payoff:	$618,492,902	61.8%
			Return of Equity	$368,350,971	36.8%
			Closing Costs	$13,156,127	1.3%
Total Sources:	$1,000,000,000	100.0%	Total Uses:	$1,000,000,000	100.0%

(1)	The 601 Lexington Avenue Mortgage Loan (as defined below) is part of the 601 Lexington Avenue Whole Loan (as defined below) with an original aggregate principal balance of $1,000,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 601 Lexington Avenue Senior Loan (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the 601 Lexington Avenue Whole Loan are $597, $597, 9.5%, 9.5%, 3.25x, 58.8% and 58.8%, respectively.
(2)	BP/CGCenter I LLC and BP/CGCenter II LLC are the single purpose entity borrowers. The 601 Lexington Avenue Whole Loan is recourse to the single purpose entity borrowers for certain items. There is no separate non-recourse carveout guarantor or environmental indemnitor for the 601 Lexington Avenue Whole Loan. Boston Properties Limited Partnership, a Delaware Limited partnership (“BPLP”) has executed a Guaranty of Reserve Funds in place of posting certain reserves.
(3)	Defeasance of the 601 Lexington Avenue Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 601 Lexington Avenue Whole Loan to be securitized and (b) December 10, 2024. The assumed defeasance lockout period of 27 payments is based on the closing date of this transaction in April 2022.
(4)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.
(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(6)	BPLP provided a payment guaranty in lieu of depositing $52,315,328 at closing for approved leasing expenses outstanding at the time of origination of the 601 Lexington Avenue Whole Loan.
(7)	BPLP provided a payment guaranty in lieu of depositing $8,974,469 at closing for the free rent and gap rent outstanding for six tenants at the time of origination of the 601 Lexington Avenue Whole Loan.
(8)	The novel coronavirus pandemic is an evolving situation and could impact the 601 Lexington Avenue Whole Loan more severely than assumed in the underwriting of the 601 Lexington Avenue Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.

The Mortgage Loan. The fourth largest mortgage loan (the “601 Lexington Avenue Mortgage Loan”) is part of a whole loan (the “601 Lexington Avenue Whole Loan”) that is evidenced by 23 pari passu senior promissory notes in the aggregate original principal amount of $723,300,000 (collectively, the “601 Lexington Avenue Senior Loan”) and four pari passu subordinate promissory notes in the aggregate original principal amount of $276,700,000 (collectively, the “601 Lexington Avenue Subordinate Companion Loan”). The 601 Lexington Avenue Whole Loan was co-originated on December 10, 2021, by Wells Fargo Bank, National Association (“WFB”), DBR Investments Co. Limited (“DBRI”), Morgan Stanley Bank, N.A. (“MSBNA”) and Citi Real Estate Funding Inc. (“CREFI”). The 601 Lexington Avenue Whole Loan is secured by a first priority mortgage on the borrowers’ fee simple interest in three condominium units and a leasehold interest in a portion of a fourth condominium unit relating to an office building located in New York, New York (the “601 Lexington Avenue Property”). The 601 Lexington Avenue Mortgage Loan is evidenced by the $11,000,000 non-controlling promissory Note A-3-C1, and the

A-3-35

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

$30,213,720 non-controlling promissory Note A-3-C4, contributed by MSMCH, in the aggregate original principal amount of $41,213,720. As shown in the “601 Lexington Avenue Whole Loan Summary” table below, eight promissory notes in the original aggregate principal amount of $426,700,000 were contributed to the BXP 2021-601L securitization trust. The 601 Lexington Avenue Whole Loan is being serviced pursuant to the trust and servicing agreement for the BXP 2021-601L securitization trust. The 601 Lexington Avenue Senior Loan pari passu notes other than those evidencing the 601 Lexington Avenue Mortgage Loan are referred to herein as the “601 Lexington Avenue Non-Serviced Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced A/B Whole Loans—The 601 Lexington Avenue Pari Passu-A/B Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

601 Lexington Avenue Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
601 Lexington Avenue Senior Loan
A-1-S1	$52,500,000	$52,500,000	BXP 2021-601L	No
A-2-S1, A-3-S1, A-4-S1	$97,500,000	$97,500,000	BXP 2021-601L	No
A-1-C2, A-3-C2	$110,000,000	$110,000,000	BANK 2022-BNK39	No
A-1-C3, A-3-C3	$110,000,000	$110,000,000	BANK 2022-BNK40	No
A-2-C2-2, A-4-C2-2	$25,000,000	$25,000,000	BMARK 2022-B32	No
A-2-C3-1	$40,000,000	$40,000,000	BMO 2022-C1	No
A-2-C1, A-2-C3-2, A-2-C4, A-4-C3	$80,000,000	$80,000,000	BMARK 2022-B33	No
A-3-C1, A-3-C4	$41,213,720	$41,213,720	MSC 2022-L8	No
A-1-C1, A-1-C4	$65,567,280	$65,567,280	WFB	No
A-2-C2-1	$43,479,070	$43,479,070	DBRI	No
A-4-C1, A-4-C2-1, A-4-C4	$58,039,930	$58,039,930	CREFI	No
Total (Senior Loan)	$723,300,000	$723,300,000
601 Lexington Avenue Subordinate Companion Loan
B-1, B-2, B-3, B-4	$276,700,000	$276,700,000	BXP 2021-601L	Yes
Total (Whole Loan)	$1,000,000,000	$1,000,000,000

The Borrowers and the Borrower Sponsor. The borrowers are BP/CGCenter I LLC and BP/CGCenter II LLC, each a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsor is BP/CG Center MM LLC, an indirectly owned subsidiary of Boston Properties Limited Partnership and of Norges Bank Investment Management (“Norges”). There is no separate environmental indemnitor or non-recourse carveout guarantor with respect to the 601 Lexington Avenue Whole Loan. Boston Properties Limited Partnership, a Delaware Limited partnership (“Boston Properties” or “BPLP”) has executed a Guaranty of Reserve Funds in place of posting certain reserves.

Boston Properties (NYSE: BXP) is the largest publicly traded developer, owner, and manager of Class A office properties in the United States, concentrated in five markets: Boston, Los Angeles, New York, San Francisco and Washington, DC. The company was founded in 1970 and became a public company in 1997. The company is a fully integrated real estate company, organized as a real estate investment trust (REIT), that develops, manages, operates, acquires and owns a diverse portfolio of primarily Class A office space. The company’s portfolio totals 52.5 million SF and 202 properties, including nine properties under construction or redevelopment. Boston Properties has held an ownership in interest in the 601 Lexington Avenue Property since 2001 and also controls property and leasing management.

Norges manages the Norwegian Government Pension Fund Global, often referred to as the Norwegian oil fund. Norges manages assets worth more than 11,000 billion kroner, or about $1.3 trillion dollars. The fund is invested in international equity and fixed-income markets and in real estate.

The Property. The 601 Lexington Avenue Property is comprised of the borrowers’ fee and leasehold interests in certain condominium units within a 59-story, Class A, office tower located in Midtown Manhattan at East 53rd Street and Lexington Avenue. Situated on a 1.6-acre site, the property comprises approximately 1.7 million SF of office and retail space, which includes a high-rise office tower as well as a six-story office and retail building totaling 227,276 SF situated at the base (the “Low Rise Building”). The building, with a 45° angled top and a stilt-style base, was designated as a landmark by the New York City Landmarks Preservation Commission in September 2016. As of November 1, 2021, the property was 96.3% leased. Investment grade tenants and other tenants included in a legal industry magazine listing of the largest global 200 law firms by gross revenue represent 83.6% of the NRA and 85.7% of underwritten gross rent. Further, the top four tenants represent 71.6% of underwritten gross rent and have a weighted average remaining lease term of 12.3 years.

Originally built in 1977, the 601 Lexington Avenue Property underwent renovations totaling approximately $283 million in 2021, which included repositioning the Low Rise Building as well as the redevelopment of the ground and lower level space into a food hall. Following the repositioning, the Low Rise Building includes 195,326 SF of office space, 31,950 SF of retail space and a public marketplace and a new dedicated street-level entrance and lobby for low-rise office floors. The food hall (known as The Hugh) contains a collection of 15 restaurants, bars and food retailers and is directly connected to a public plaza that provides access to the East 53rd Street subway stop. Additional amenities of the Low Rise Building include a succession of rooftop terraces on each floor as well as a fitness center. The Low Rise Building office space is fully leased to NYU, which utilizes the space to house NYU Langone Health. In addition, NYU is occupying a portion of the land owned by the adjoining St. Peter's Church (see “Ground Lease” section below).

Condominium Regime. The 601 Lexington Avenue Property is comprised of (a) the borrowers’ fee simple interest in three condominium units within the four unit Condominium known as 601 Lexington Avenue Condominium (the “Condominium”) and (b) the borrowers’ leasehold interest in a portion of a fourth condominium unit, commonly known as the “Church Unit”, within the Condominium. The borrower-owned units include 94.4% of the common elements, which entitles the borrowers to 94 of the 100 votes in the condominium regime (together with the right to appoint 6 of 7 board members). The loan documents provide that it is an event of default if, without the prior written consent of the lender, the borrowers vote for or otherwise consent to, any modification or amendment to any of the terms or provisions of the condominium documents in violation of the terms of the loan agreement. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Condominium and Other Shared Interests” in the prospectus.

A-3-36

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

Major Tenants.

Kirkland & Ellis (616,139 SF, 36.8% NRA, 39.4% underwritten gross rent, 2/28/2039 expiration). Kirkland & Ellis (“K&E”) was founded in 1909 in Chicago, Illinois and is the largest law firm in the world by revenue and the fifth-largest by number of attorneys. K&E is a long-term tenant at the property having been in occupancy since 1993. K&E signed an early renewal in 2014 to extend its lease through 2039 and expanded its space again in 2019. As the 601 Lexington Avenue Property’s largest tenant, K&E occupies the majority of the upper floors of the building (32-47, 49-52). For floor 32 only, K&E has a termination option on June 30, 2027 with 18 months’ notice and the payment of unamortized leasing costs. Additionally, as of February 28, 2034, K&E can terminate either its highest or lowest floor (one floor only). K&E has $4,062,504 of outstanding free rent.

Citibank (216,256 SF, 12.9% of NRA; 12.3% of underwritten gross rent, various expirations). Citibank, N.A. (“Citibank”) an affiliate of CREFI, one of the originators of the 601 Lexington Avenue Whole Loan, is a multinational consumer and investment bank, with core activities that include safeguarding assets, lending money, making payments and accessing the capital markets on behalf of its clients. The 601 Lexington Avenue Property was originally developed as Citicorp’s headquarters and the bank was previously an owner of the property. Citibank is on various leases expiring in December 2022 (3.6% of NRA, 3.4% of underwritten gross rent), August 2023 (3.6% of NRA, 3.4% of underwritten gross rent), April 2027 (1.8% NRA, 1.8% of underwritten gross rent), and April 2032 (4.0% NRA, 3.7% of underwritten gross rent). Citibank has four, 5-year renewal options and does not have any termination options.

NYU (195,326 SF; 11.7% of NRA; 10.1% of underwritten gross rent, 10/31/2049 expiration). New York University (“NYU”) is a new tenant to the 601 Lexington Avenue Property with a lease commencing in 2020 of the newly redeveloped atrium building. NYU will use the space to house NYU Langone Health. NYU took occupancy of the 4th floor and is expected to take occupancy of the remaining space in April to May 2022. NYU structured a leasehold condominium for a period of approximately 30 years through October 2049. The leasehold condominium is structured as a standard lease, and is operated as a leasehold condominium to allow the tenant to benefit from its tax exempt entity status. NYU has one, 10-year renewal option, and one, 7-year renewal option and does not have any termination options.

Freshfields Bruckhaus Deringer (139,243 SF; 8.3% of NRA; 9.8% of underwritten gross rent; 6/30/2026 expiration). Freshfields Bruckhaus Deringer (“Freshfields”) is one of the largest multinational law firms in the world, headquartered in London. Tracing its roots back to the 18th century, it is also among the world's oldest law firms. Freshfields has been a tenant at the property since 2010, expanded in 2017, and is on a lease expiring in 2026 with two, 5-year renewal options and no termination options.

Blackstone (89,967 SF; 5.4% of NRA; 5.2% of underwritten gross rent, 12/31/2027 expiration). Blackstone is an investment firm with total assets under management of $730.7 billion as of October 21, 2021. Blackstone’s asset management businesses include investment vehicles focused on real estate, private equity, public debt and equity, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone has been a tenant at the property since 2015, expanded in 2017 and is on a lease expiring in 2027 with two, 5-year renewal options or one, 10-year renewal option and no termination options.

A-3-37

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

The following table presents certain information relating to the major tenants at the 601 Lexington Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody's/ Fitch/ S&P)(2)	Tenant SF		Approx. % of Total SF	Annual UW Gross Rent(3)(4)	% of Total Annual UW Gross Rent(3)	Annual UW Gross Rent PSF(3)(4)	Lease Expiration	Renewal Options	Termination Option (Y/N)
K&E	NR/NR/NR	616,139	(5)	36.8%	$61,225,450	39.4%	$99.37	2/28/2039	None	Y(6)
Citibank	Aa3/A+/A+	216,256	(7)(8)	12.9%	$19,030,810	12.3%	$88.00	Various(9)	4x5 yr	N
NYU	Aa2/NR/AA-	195,326		11.7%	$15,697,290	10.1%	$80.36	10/31/2049	1x10 yr and 1x7 yr	N
Freshfields	NR/NR/NR	139,243	(10)	8.3%	$15,272,330	9.8%	$109.68	6/30/2026	2x5 yr	N
Citadel	Ba1/NR/BBB-	144,193		8.6%	$13,771,418	8.9%	$95.51	8/31/2022(11)	None	N
Blackstone	NR/A+/A+	89,967		5.4%	$8,067,806	5.2%	$89.68	12/31/2027	2x5 yr or 1x10 yr	N
BTG	NR/NR/NR	31,401		1.9%	$4,747,674	3.1%	$151.19	3/31/2028	1x5 yr	N
Apax	NR/NR/NR	31,401		1.9%	$4,093,254	2.6%	$130.35	7/31/2026	1x5 yr	N
OrbiMed	NR/NR/NR	31,401		1.9%	$3,543,036	2.3%	$112.83	3/31/2033	2x5 yr	N
Siris Capital Group	NR/NR/NR	18,928		1.1%	$2,331,624	1.5%	$123.18	9/30/2030	None	Y(12)
Subtotal/Wtd. Avg.		1,514,255		90.4%	$147,780,691	95.2%	$97.59

Other Tenants		99,343		5.9%	$7,530,269	4.8%	$75.80
Vacant Space		62,061		3.7%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,675,659		100.0%	$155,310,960	100.0%	$96.25(13)

(1)	Information based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	The Annual UW Gross Rent, % of Total Annual UW Gross Rent and Annual UW Gross Rent PSF are based on the underwritten gross rent based on the underwritten rent roll.
(4)	The Annual UW Gross Rent and Annual Gross UW Rent PSF shown above include contractual rent steps through September 2022 totaling $128,513. The lender’s underwriting gives separate credit for straight-line rent averaging for an investment grade tenant (NYU) and tenants included in a legal industry magazine listing of the largest global 200 law firms by gross revenue (K&E and Freshfields) through loan maturity. The total implied underwritten rental rate for K&E, NYU, and Freshfields, inclusive of the straight line credit, is approximately $108.46, $85.17 and $111.22 PSF, respectively. See “Underwritten Net Cash Flow” below.
(5)	Includes 600 SF of storage space.
(6)	For floor 32 only, K&E has a June 30, 2027 termination option with 18 months’ notice and the payment of unamortized leasing costs. Additionally, as of February 28, 2034, K&E can terminate either its highest or lowest floor (one floor only).
(7)	Includes 6,333 SF of storage space.
(8)	Citibank is currently subleasing Suites 1900 and 2100 totaling 59,978 SF (3.6% of NRA).
(9)	Leases on Floors 18 and 20 (59,978 SF) expire in December 2022, on Floors 19 and 21 (59,978 SF) expire in August 2023, on Floor 23 (29,989 SF) expires in April 2027, and on Floors 24 and 25 (66,311 SF) expire in April 2032. Citibank is expected to vacate the space expiring in December 2022 and August 2023.
(10)	Freshfields is currently subleasing Suite 5510 totaling 15,932 SF (1.0% of NRA). As of the origination date, Freshfields was also publicly marketing the remainder of their leased space for sublet.
(11)	Citadel has provided notice it intends to vacate at its lease expiration in August 2022.
(12)	Siris Capital Group has the option to terminate all its space on September 30, 2027 with notice by September 30, 2026 (12 months) and the payment of unamortized leasing costs.
(13)	Total/Wtd. Avg. Annual UW Gross Rent PSF excludes vacant space.

A-3-38

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

The following table presents certain information relating to the lease rollover schedule at the 601 Lexington Avenue Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Gross Rent PSF Rolling(3)	Total UW Gross Rent Rolling(3)	Approx. % of Total Gross Rent Rolling(3)	Approx. Cumulative % of Total Gross Rent Rolling(3)
2022	10	204,171	12.2%	12.2%	$93.23	$19,035,831	12.3%	12.3%
2023	2	59,978	3.6%	15.8%	$87.77	$5,264,413	3.4%	15.6%
2024	1	5,724	0.3%	16.1%	$115.00	$658,260	0.4%	16.1%
2025	0	0	0.0%	16.1%	$0.00	$0	0.0%	16.1%
2026	7	170,645	10.2%	26.3%	$113.48	$19,365,584	12.5%	28.5%
2027	4	119,956	7.2%	33.4%	$90.20	$10,820,276	7.0%	35.5%
2028	1	31,401	1.9%	35.3%	$151.19	$4,747,674	3.1%	38.6%
2029	0	0	0.0%	35.3%	$0.00	$0	0.0%	38.6%
2030	4	18,928	1.1%	36.5%	$123.18	$2,331,624	1.5%	40.1%
2031	2	37,789	2.3%	38.7%	$80.72	$3,050,214	2.0%	42.0%
2032	8	73,873	4.4%	43.1%	$88.37	$6,528,398	4.2%	46.2%
Thereafter	33	891,133	53.2%	96.3%	$93.71	$83,508,684	53.8%	100.0%
Vacant	0	62,061	3.7%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	72	1,675,659	100.0%		$96.25(4)	$155,310,960	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	The UW Gross Rent PSF Rolling, Total UW Gross Rent Rolling, Approx. % of Total UW Gross Rent Rolling and Approx. Cumulative % of Total UW Gross Rent Rolling are based on the underwritten gross rent based on the underwritten rent roll.
(4)	Total/Wtd. Avg. Gross UW Rent PSF Rolling excludes vacant space.

COVID-19 Update. As of January 5, 2022, the 601 Lexington Avenue Property was open and operating. The borrower sponsor reported that the only tenant with outstanding rent relief is Hillstone (7,800 SF, 0.5% of NRA, 0.9% of underwritten gross rent), which received an abatement of 50% of six months rent (approximately $168,000 from September 1, 2020 to February 28, 2021), which it is expected to repay over the course of 2022 and 2023.

The Market. The 601 Lexington Avenue Property is located in Midtown Manhattan at East 53rd Street and Lexington Avenue in New York, New York. The 601 Lexington Avenue Property, which takes up the majority of a city block bounded clockwise from the west by Lexington Avenue, 54th Street, benefits from its proximity to Central Park, access to the luxury shopping corridor along Fifth and Madison Avenues, and available mass transit including the 4, 5, 6, E, M, N, R, and W subway lines. The property sits on top of a public plaza (directly connected to The Hugh food hall) that provides access to the East 53rd Street subway stop.

According to a third party market research report, the 601 Lexington Avenue Property is situated within the Plaza District Office submarket of the New York City Office Market. The Plaza District is not only the largest office submarket in New York City, with 91 million SF of inventory, but in the United States as well. As of October 2021, the Plaza District submarket reported a 14.4% vacancy rate (and a 17.4% availability rate) and average asking rents of $86.73 PSF, gross. The appraisal identified nine directly competitive buildings totaling 10.5 million SF with a 7.0% vacancy rate and average asking rents of $102.14 PSF. The appraisal concluded to market rents ranging from $80.00 to $115.00 PSF, modified gross, for the various floors of office space at the 601 Lexington Avenue Property (see table below).

The following table presents certain information relating to the appraisal’s market rent conclusion for the 601 Lexington Avenue Property:

Market Rent Summary
	Office Floors 2-22	Office Floors 23-31	Office Floors 32-42	Office Floors 43-54	East Building 55-59
Market Rent (PSF)	$80.00	$85.00	$95.00	$105.00	$115.00
Lease Term (Years)	10	10	10	15	15
Lease Type (Reimbursements)	MG	MG	MG	MG	MG
Rent Increase Projection	$10.00 PSF in year 6	$10.00 PSF in year 6	$10.00 PSF in year 6	$10.00 PSF in year 6	$10.00 PSF in year 6

A-3-39

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

The following table presents information relating to comparable office property sales for the 601 Lexington Avenue Property:

Comparable Property Sale Summary
Property Name/Location	Sale Date	Year Built/Renovated	Total NRA (SF)	Occupancy	Sale Price	Sale Price PSF
601 Lexington Avenue Property New York, NY		1977/2021	1,675,659(1)	96.3%(1)
Confidential Park Ave New York, NY	Nov-2021	1994/2021	765,000	91.0%	$750,000,000	$980.39
51 West 52nd Street New York, NY	Nov-2021	1963/NAP	872,593	100.0%	$960,000,000	$1,100.17
1177 Avenue of the Americas New York, NY	Nov-2021	1987/2013	1,024,733	81.0%	$858,500,000	$837.78
550 Washington Street New York, NY	Sep-2021	1934/2022	1,257,529	100.0%	$2,020,800,000	$1,606.96
220 East 42nd Street New York, NY	Jul-2021	1930/2015	1,224,755	93.0%	$790,100,000	$645.11
One Park Avenue New York, NY	Jul-2021	1926/2000	947,894	99.0%	$875,000,000	$923.10
410 Tenth Avenue New York, NY	Dec-2020	1927/2021	634,359	98.0%	$952,840,000	$1,502.05
1633 Broadway New York, NY	May-2020	1972/2013	2,561,512	98.0%	$2,400,000,000	$936.95

Source: Appraisal, unless otherwise indicated.

(1)	Information obtained from the underwritten rent roll.

The following table presents information with respect to comparable office properties to the 601 Lexington Avenue Property:

Comparable Office Supply Summary
Property Name/Location	Office Area	Year Built/Renovated	Stories	Sublease SF Available	% Occupied (Direct)	Average Asking Rent
601 Lexington Avenue Property New York, NY	1,675,659(1)	1977/2021	59	-	96.3%(1)	$96.25(1)(2)
599 Lexington Avenue New York, NY(3)	1,058,805	1986/NAP	50	0	100.0%	NAP
600 Lexington Avenue New York, NY	305,472	1983/NAP	36	34,922	87.8%	$90.00
55 East 52nd Street New York, NY	1,518,210	1981/NAP	49	0	97.6%	$95.00
65 East 55th Street New York, NY	619,631	1986/NAP	38	23,708	92.9%	$155.00
237 Park Avenue New York, NY	1,243,384	1915/NAP	21	220,823	98.6%	$75.00
245 Park Avenue New York, NY	1,787,000	1966/NAP	45	93,108	89.5%	$110.00
875 Third Avenue New York, NY	750,000	1982/NAP	29	0	87.3%	$80.00
277 Park Avenue New York, NY	1,850,000	1964/NAP	51	23,163	83.2%	$110.00
280 Park Avenue New York NY	1,320,211	1968/NAP	43	27,407	100.0%	NAP

Source: Appraisal, unless otherwise indicated.

(1)	Information obtained from the underwritten rent roll.
(2)	Represents Annual UW Gross Rent PSF.
(3)	Owned by the borrower sponsor.

A-3-40

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 601 Lexington Avenue Property:

Cash Flow Analysis
	2018	2019	2020	9/30/2021 TTM	UW	UW PSF
Base Rent	$133,149,752	$135,562,062	$ 143,558,635	$144,061,141	$145,905,931	$87.07
Contractual Rent Steps(1)	$0	$0	$0	$0	$128,513	$0.08
Rent Average Benefit(2)	$0	$0	$0	$0	$6,752,020	$4.03
Grossed Up Vacant Space	$0	$0	$0	$0	$5,489,750	$3.28
Total Recoveries	$13,799,300	$10,210,032	$9,414,939	$9,538,732	$10,422,946	$6.22
Other Income	$1,616,466	$1,730,575	$2,517,181	$1,475,308	$1,452,145	$0.87
Less Vacancy & Credit Loss(3)	$0	$0	$0	$0	($10,444,971)	($6.23)
Effective Gross Income	$148,565,518	$147,502,669	$155,490,755	$155,075,181	$159,706,334	$95.31

Real Estate Taxes	$39,670,091	$42,193,437	$43,060,793	$41,588,994	$40,950,953	$24.44
Insurance	$569,495	$ 612,718	$732,213	$892,330	$1,375,389	$0.82
Management Fee	$3,006,130	$3,265,479	$3,235,326	$3,218,199	$1,000,000	$0.60
Other Operating Expenses	$18,195,642	$18,914,423	$19,523,204	$19,827,849	$21,106,886	$12.60
Total Expenses	$61,441,358	$64,986,057	$66,551,536	$65,527,372	$64,433,228	$38.45

Net Operating Income	$87,124,160	$82,516,612	$88,939,219	$89,547,809	$95,273,106	$56.86
Capital Expenditures	$0	$0	$0	$0	$418,915	$0.25
TI/LC	$0	$0	$0	$0	$2,743,708	$1.64
Net Cash Flow	$87,124,160	$82,516,612	$88,939,219	$89,547,809	$92,110,483	$54.97

Occupancy%	99.3%	100.0%	97.6%	96.3%	93.5%
NOI DSCR(4)	4.26x	4.03x	4.34x	4.37x	4.65x
NCF DSCR(4)	4.26x	4.03x	4.34x	4.37x	4.50x
NOI Debt Yield(4)	12.0%	11.4%	12.3%	12.4%	13.2%
NCF Debt Yield(4)	12.0%	11.4%	12.3%	12.4%	12.7%

(1)	Represents contractual rent steps through September 2022.
(2)	Represents straight-line rent averaging for an investment grade tenant (NYU) and tenants included in a legal industry magazine listing of the largest global 200 law firms by gross revenue (K&E and Freshfields).
(3)	The underwritten economic vacancy is 6.5%. The 601 Lexington Avenue Property was 96.3% leased as of November 1, 2021.
(4)	The debt service coverage ratios and debt yields are based on the 601 Lexington Avenue Senior Loan, and exclude the 601 Lexington Avenue Subordinate Companion Loan.

Escrows and Reserves.

Real Estate Taxes - Upon the occurrence and continuance of a Cash Trap Event Period (as defined below under “Lockbox and Cash Management”), the 601 Lexington Avenue Whole Loan documents require ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender reasonably estimates will be payable during the next 12 months. In lieu of making the monthly payments, the borrowers have the right to deliver to the lender a guaranty from BPLP (as described below under “BPLP Guaranty”) so long as BPLP’s senior unsecured credit rating is at least “BBB” by S&P and “Baa3” by Moody’s (the “BPLP Guarantor Required Rating”).

Insurance - Upon the occurrence and continuance of a Cash Trap Event Period, the 601 Lexington Avenue Whole Loan documents require ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months; provided, however, notwithstanding any Cash Trap Event Period, the reserve will not be required if the borrowers maintain a blanket insurance policy reasonably acceptable to the lender. In lieu of making the monthly payments, the borrowers have the right to deliver to the lender a guaranty from BPLP (as described below under “BPLP Guaranty”) so long as BPLP’s senior unsecured credit rating satisfies the BPLP Guarantor Required Rating.

Replacement Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 601 Lexington Avenue Whole Loan documents require ongoing monthly replacement reserves of $34,910, subject to a cap of $837,829. In lieu of making the monthly payments, the borrowers have the right to deliver to the lender a guaranty from BPLP (as described below under “BPLP Guaranty”) so long as BPLP’s senior unsecured credit rating satisfies the BPLP Guarantor Required Rating.

TI/LC Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 601 Lexington Avenue Whole Loan documents require ongoing monthly TI/LC reserves of $418,915, subject to a cap of $10,053,948. In lieu of making the monthly payments, the borrowers have the right to deliver to the lender a guaranty from BPLP (as described below under “BPLP Guaranty”) so long as BPLP’s senior unsecured credit rating satisfies the BPLP Guarantor Required Rating.

Tenant Specific TI/LC Reserve – BPLP provided a payment guaranty in lieu of depositing $52,315,328 at closing for approved leasing expenses outstanding at the time of origination of the 601 Lexington Avenue Whole Loan.

A-3-41

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

Free Rent Reserve – BPLP provided a payment guaranty in lieu of depositing $8,974,469 at closing for the free rent and gap rent outstanding for six tenants at the time of origination of the 601 Lexington Avenue Whole Loan.

Lockbox and Cash Management. The 601 Lexington Avenue Whole Loan documents require that the borrowers establish and maintain a lender-controlled lockbox account, which is already in-place, and direct all tenants to pay rent directly into such lockbox account. The 601 Lexington Avenue Whole Loan documents also require that all rents received by the borrowers be deposited into the lockbox account within five business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all funds on deposit in the lockbox account will be disbursed to the borrowers’ operating account. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 601 Lexington Avenue Whole Loan documents to make required deposits (if any) into the real estate tax and insurance reserves, to pay debt service on the 601 Lexington Avenue Whole Loan, to make required deposits (if any) into the replacement and TI/LC reserves, and to pay operating expenses set forth in the annual budget (which is required to be approved by the lender during a Cash Trap Event Period). During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the foregoing items is required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 601 Lexington Avenue Whole Loan; provided, however, so long as no event of default exists under the 601 Lexington Avenue Whole Loan, if amounts on deposit in the TI/LC Reserve are not sufficient to pay approved leasing expenses, then upon request of the borrowers, funds in the excess cash flow subaccount are required to be disbursed for approved leasing expenses.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default; or
(ii)	the net operating income debt service coverage ratio (“NOI DSCR”) for the 601 Lexington Avenue Whole Loan falling below 1.20x at the end of any calendar quarter.

A Cash Trap Event Period will end upon the occurrence of the following:

(i)	with regard to clause (i) above, the cure of such event of default; or
(ii)	with regard to clause (ii) above:
(a)	the NOI DSCR for the 601 Lexington Avenue Whole Loan being greater than or equal to 1.20x for one calendar quarter; or
(b)	the borrowers delivering to the lender as additional collateral and security for the payment of the debt, (x) cash to be held as an additional reserve fund that, if applied as a prepayment of the outstanding principal balance of the 601 Lexington Avenue Whole Loan, would cause the NOI DSCR to be at least 1.20x (the “Cash Management Sweep Cure Amount”), (y) a letter of credit having an aggregate notional amount in the amount of the Cash Management Sweep Cure Amount, or (z) so long as BPLP’s senior unsecured credit rating satisfies the BPLP Guarantor Required Rating, a guaranty by BPLP in the amount of the Cash Management Sweep Cure Amount.

BPLP Guaranty. The borrowers have the right to deliver to the lender a guaranty (a “BPLP Guaranty”) from BPLP (in the context of the BPLP Guaranty, the “BPLP Guarantor”), in lieu of making the payments to any of the reserve accounts and in lieu of making any cash deposits as alteration security, net proceeds deficiency with respect to the restoration after a casualty or condemnation or Cash Sweep Management Sweep Cure Amount, so long as BPLP’s senior unsecured credit rating meets the BPLP Guarantor Required Rating. Additionally, the borrowers have the right to deliver to the lender a BPLP Guaranty in lieu of deposits previously made for any such purpose (whereupon, the amount so replaced would then be returned to the borrowers). The aggregate amount guaranteed under any such BPLP Guaranty (together with any cash delivered by the borrowers to the lender and/or any letter of credit delivered by the borrowers to the lender) related to any such purpose, must at all times be at least equal to the aggregate amount which the borrowers are required to have on deposit for such purpose. The aggregate amount guaranteed under any BPLP Guaranty (when aggregated with the full amount of any letter of credit and/or cash on deposit) will be reduced as the borrowers expend funds for the purposes which such funds would have otherwise been deposited in the applicable reserve account. The aggregate amount of any BPLP Guaranty (and the full amount of any letter of credit obtained by BPLP) will not at any time exceed 10.0% of the outstanding principal balance of the Whole Loan, unless the borrowers deliver a new non-consolidation opinion which takes into account such BPLP guarantees and letters of credit.

In the event of any downgrade, withdrawal or qualification of the rating of the BPLP Guarantor by any rating agency such that the BPLP Guarantor no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the borrowers are required to either (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

Additional Secured Indebtedness (not including trade debts). The 601 Lexington Avenue Property also secures the 601 Lexington Avenue Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $682,086,280 and the 601 Lexington Avenue Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $276,700,000. The 601 Lexington Avenue Non-Serviced Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loan are coterminous with the 601 Lexington Avenue Mortgage Loan. The 601 Lexington Avenue Non-Serviced Pari Passu Companion Loans and 601 Lexington Avenue Subordinate Companion Loan accrue interest at the same rate as the 601 Lexington Avenue Mortgage Loan. The 601 Lexington Avenue Mortgage Loan and the 601 Lexington Avenue Non-Serviced Pari Passu Companion Loans are each pari passu in right of payment and together are senior in right of payment to the 601 Lexington Avenue Subordinate Companion Loan. The holders of the 601 Lexington Avenue Mortgage Loan, the 601 Lexington Avenue Non-Serviced Pari Passu Companion Loans and the 601 Lexington Avenue Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 601 Lexington Avenue Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced A/B Whole Loans—The 601 Lexington Avenue Pari Passu-A/B Whole Loan”.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
601 Lexington Avenue Subordinate Companion Loan	$276,700,000	2.79196%	120	0	120	3.25x	9.5%	58.8%

Mezzanine Loan and Preferred Equity. Not permitted.

A-3-42

Office – CBD	Loan #4	Cut-off Date Balance:	$41,213,720
601 Lexington Avenue	601 Lexington Avenue	Cut-off Date LTV:	42.5%
New York, NY 10022		UW NCF DSCR:	4.50x
		UW NOI Debt Yield:	13.2%

Release of Property. Not permitted.

Right of First Offer/Right of First Refusal. None.

Ground Lease. The borrowers have an approximately 18,000 SF ground lease from the abutting St. Peter’s Lutheran Church of Manhattan (“St. Peter’s Church”), that is in turn sub-leased to NYU. The office space (floors 2-6) is 100% leased by NYU and is being used to house NYU Langone Health. NYU is occupying a portion of the “Church Unit” condominium unit owned by St. Peter's Church. Such portion of the condominium unit is incorporated into the office building. The borrowers are required to pay ground rent ($49.96 PSF with annual escalations of 1.5%) to St. Peter’s Church. The borrowers are required to purchase the ground leased space in 2036 for a fixed price of approximately $23.3 million.

Letter of Credit. None; however, a letter of credit may be provided to avoid or terminate a Cash Trap Event Period due to clause (ii) as described above under “Lockbox and Cash Management” or in place of any amount reserved under the loan documents provided the aggregate amount of any letters of credit (together with any BPLP Guaranties) do not at any time exceed 10.0% of the outstanding principal balance of the 601 Lexington Avenue Whole Loan, unless the borrowers deliver a new non-consolidation opinion which takes into account such BPLP Guaranties and letters of credit.

Terrorism Insurance. The 601 Lexington Avenue Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrowers, in an amount equal to the full replacement cost of the 601 Lexington Avenue Property, contain no exclusion for damage or destruction caused by acts of terrorism, as well as business interruption insurance covering a period of restoration of 24 months and a 12-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, the borrowers will not be obligated to pay terrorism insurance premiums in excess of two times the annual premium for the casualty and business interruption coverage (without giving effect to the cost of terrorism, flood and earthquake and business interruption components of such coverage)).

The 601 Lexington Avenue Whole Loan documents provide that required terrorism insurance may be written by a non-rated captive insurer owned by BPLP subject to certain conditions, including, among other things: (i) TRIPRA is in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer are reinsured with a cut-through endorsement by an insurance company rated S&P “A”/Moody’s “A2” or better; (iv) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to the lender; (v) such captive insurer shall not be subject to a bankruptcy or similar insolvency proceeding; (vi) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements; and (vii) the related policy will not contain a provision that terrorism coverage will expire or be excluded or limited in the event TRIPRA expires or is no longer in effect, so long as an insurance policy that does not contain such a provision is commercially available. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-43

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

A-3-44

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

MANHATTAN
Tribeca
West St
Hubert St
St. John's Park
Greenwich St
388 Greenwich Street
HUDSON RIVER GREENWAY
Franklin St
Pier 25
9A
Church St
Walker St.
White St
Leonard St
West Broadway
33 Thomas Street
Centre St
BMCC Tribeca Performing Arts Center
Borough of Manhattan Comm. College
Duane St
Broadway
Ted Weiss Federal Bldg.
Reade St
NYC Muni Building
Chambers St
Gov. Nelson A. Rockefeller Park
St. Johns University-Manhattan Campus
NY Public Library
Tweed Courthouse
NYC City Hall
Park Pl
City Hall Park
Park Row
Woolworth Building
Brooklyn Bridge
Pace University
Schimmel Center
200 West Street
7 World Trade Ctr./ Westfield WTC
250 Vesey Street
200 Vesey Street
1 World Trade Ctr.
2 World Trade Ctr.
New York by Gehry
Ann St
New York Downtown Hospital
Fulton St
Water St
Front St
BROOKFIELD PLACE
North Pool
National September 11 Memorial
South Pool
3 World Trade Ctr.
55 John Street
Nassau St
John St
Platt St
Pearl St
Fulton Market
SOUTH STREET SEAPORT
North Cove Marina
225 Liberty St
Federal Reserve Bank
Financial District
Maiden Ln
200 Liberty Street
5 World Trade Ctr.
Pine St
80 Pine Street
Continental Tower
South St
HUDSON RIVER GREENWAY
50 West Street
NY Stock Exchange
Wall St
120 Wall Street
Battery Park City
20 Exchange Place
FDR Drive
East River
26 Broadway
26 Broadway
New York, NY 10004
60 Broad Street
1 Financial Square
Nyack College NYC Campus
85 Broad Street
7 Hanover Square
Hudson River
The Skyscraper Museum
The Whitehall Building
Double Tree NYC Financial Dist
The Dead Rabbit
2 & 4 New York Plaza
Museum of Jewish Heritage
Battery Park
One New York Plaza
Downtown Manhattan Heliport
Castle Clinton Natl. Monument
Maritime Battery Building
Statue of Liberty Vista Point
Whitehall Terminal (South Ferry)
Brooklyn Battery Tunnel
Upper West Side
Upper East Side
Astoria
Central Park
QUEENS
West New York
North Bergen
Weehawken
West Side
East Side
Long Island City
Midtown
Union City
Chelsea
Greenpoint
MANHATTAN
Hoboken
Greenwich Village
Williamsburg
NEW JERSEY
SoHo
Lower East Side
Tribeca
Chinatown
BROOKLYN
JERSEY CITY
Financial District
Downtown Brooklyn
Brooklyn Heights
Park Slope

A-3-45

Mortgage Loan No. 5 – 26 Broadway

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMC			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$33,900,000			General Property Type:	Office
Cut-off Date Balance(1):	$33,900,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	4.9%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1885-1926/NAP
Borrower Sponsors:	Meyer Chetrit and Jacob Chetrit			Size:	839,712 SF
Guarantors:	Meyer Chetrit and Jacob Chetrit			Cut-off Date Balance Per SF(1):	$135
Mortgage Rate:	4.9100%			Maturity Date Balance Per SF(1):	$135
Note Date:	2/4/2022			Property Manager:	JMS Management LLC
First Payment Date:	3/6/2022				(borrower-related)
Maturity Date:	2/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(6)
Original Amortization Term:	0 months			UW NOI(7):	$20,532,786
IO Period:	120 months			UW NOI Debt Yield(1):	18.2%
Seasoning:	2 months			UW NOI Debt Yield at Maturity(1):	18.2%
Prepayment Provisions(2):	L(26),D(89),O(5)			UW NCF DSCR(1):	3.43x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI(7):	$16,131,665 (10/31/2021 TTM)
Additional Debt Type(1)(3):	Pari Passu/B-Notes/Mezzanine			2nd Most Recent NOI:	$21,164,917 (12/31/2020)
Additional Debt Balance(1)(3):	$79,100,000/$177,000,000/$40,000,000			3rd Most Recent NOI:	$20,387,313 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	82.2% (1/1/2022)
Reserves(4)				2nd Most Recent Occupancy:	83.1% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	92.2% (12/31/2019)
Tax:	$1,311,712	$582,236	NAP	Appraised Value (as of):	$465,000,000 (11/3/2021)
Insurance:	$468,282	$46,828	NAP	Appraised Value Per SF:	$554
Replacement Reserve:	$1,500,000	$13,995	NAP	Cut-off Date LTV Ratio(1):	24.3%
Rollover Reserve:	$0	$89,974	$5,250,000	Maturity Date LTV Ratio(1):	24.3%
Deferred Maintenance:	$5,000	$0	NAP
Other Reserve:(5)	$34,596,450	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes(1):	$113,000,000	34.2%	Loan Payoff:	$272,048,075	82.4%
Subordinate Notes(1):	$177,000,000	53.6%	Reserves:	$37,881,444	11.5%
Mezzanine Loan(1):	$40,000,000	12.1%	Closing Costs:	$18,947,266	5.7%
			Return of Equity:	$1,123,215	0.3%
Total Sources:	$330,000,000	100.0%	Total Uses:	$330,000,000	100.0%

(1)	The 26 Broadway Mortgage Loan (as defined below) is part of the 26 Broadway Whole Loan (as defined below), which is comprised of six pari passu senior promissory notes with an aggregate original principal balance of $113,000,000 (collectively, the “26 Broadway Senior Notes”) and two pari passu promissory notes that are subordinate to the 26 Broadway Senior Notes with an aggregate original principal balance of $177,000,000 (collectively, the “26 Broadway Subordinate Notes”, and together with the 26 Broadway Senior Notes, the “26 Broadway Whole Loan”). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate Cut-off Date principal balance of the 26 Broadway Senior Notes, without regard to the 26 Broadway Subordinate Notes or the 26 Broadway Mezzanine Loan (as defined below). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire 26 Broadway Whole Loan are $345.36, $345.36, 7.1%, 7.1%, 1.34x, 62.4% and 62.4%, respectively. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the combined balance of the 26 Broadway Whole Loan and the 26 Broadway Mezzanine Loan (the “26 Broadway Total Debt”) are $392.99, $392.99, 6.2%, 6.2%, 1.07x, 71.0% and 71.0%, respectively.
(2)	Defeasance of the 26 Broadway Whole Loan is permitted at any time after the earlier to occur of (a) March 6, 2025, and (b) the end of the second anniversary of the closing date of the securitization of the last portion of the 26 Broadway Whole Loan to be securitized. The assumed lockout period of 26 payments is based on the closing date of this transaction in April 2022.
(3)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below, for a discussion of additional debt.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	Includes $31,000,000 reserve (the “Court of Claims Reserve”) related to a lease with the People of the State of New York (Court of Claims), representing primarily unpaid tenant improvement and leasing commission obligations and rent abatement amounts. The borrower delivered an executed copy of the Court of Claims lease on January 31, 2022, among other release conditions that were satisfied, resulting in approximately $28,629,179 of the Court of Claims Reserve being released to the borrower in accordance with the terms of the 26 Broadway Whole Loan documents. The remaining amount in the Court of Claims Reserve (approximately $2,370,821) is required to be released to the borrower to replicate full contractual rents under the lease of approximately $838,906 through July 2022 and to pay certain tenant improvement and leasing commission expenses of approximately $1,531,915 in accordance with the terms of the 26 Broadway Whole Loan documents.
(6)	The novel coronavirus pandemic is an evolving situation and could impact the 26 Broadway Whole Loan more severely than assumed in the underwriting of the 26 Broadway Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.
(7)	The increase in UW NOI over Most Recent NOI is primarily due to rent steps taken through April 2023 of approximately $1,961,440 and straight line rent through the shorter of the loan term and the lease term for investment grade tenants of approximately $1,299,936.

A-3-46

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

The Mortgage Loan. The fifth largest mortgage loan (the “26 Broadway Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee interest in an 839,712 SF office property located in New York, New York (the “26 Broadway Property”). The 26 Broadway Whole Loan was co-originated by Bank of Montreal (“BMO”) and Starwood Mortgage Capital LLC (“SMC”). The 26 Broadway Mortgage Loan is part of the 26 Broadway Whole Loan with an aggregate outstanding principal balance as of the Cut-off Date of $290,000,000 consisting of the six senior pari passu 26 Broadway Senior Notes with an aggregate outstanding principal balance as of the Cut-off Date of $113,000,000 and the two 26 Broadway Subordinate Notes, which are subordinate to the 26 Broadway Senior Notes and pari passu with each other, with an aggregate outstanding principal balance as of the Cut-off Date of $177,000,000. The 26 Broadway Mortgage Loan is evidenced by the non-controlling Notes A-4 and A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $33,900,000. The 26 Broadway Senior Notes that are not to be included in the MSC 2022-L8 securitization are referred to as the “26 Broadway Non-Serviced Pari Passu Companion Loans.” The 26 Broadway Whole Loan is serviced pursuant to the trust and servicing agreement for the BWAY 2022-26BW securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The 26 Broadway Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

Note Summary
Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$22,600,000	$22,600,000	BWAY 2022-26BW	No
A-2	$22,600,000	$22,600,000	BWAY 2022-26BW	No
A-3	$20,000,000	$20,000,000	BMO(1)	No
A-4	$20,000,000	$20,000,000	MSC 2022-L8(2)	No
A-5	$13,900,000	$13,900,000	BMO(1)	No
A-6	$13,900,000	$13,900,000	MSC 2022-L8(2)	No
Total Senior Notes	$113,000,000	$113,000,000
B-1	$88,500,000	$88,500,000	BWAY 2022-26BW	Yes
B-2	$88,500,000	$88,500,000	BWAY 2022-26BW	No
Whole Loan	$290,000,000	$290,000,000

(1)	Held by BMO and expected to be contributed to one or more future securitization transactions.
(2)	To be contributed by SMC.

The Borrower and the Borrower Sponsor. The borrower is Broadway 26 Waterview LLC, a recycled, singled-purpose Delaware limited liability company with at least two independent directors. The borrower sponsors and the non-recourse carveout guarantors are Meyer Chetrit and Jacob Chetrit. The Chetrit Group, LLC (the “Chetrit Group”) is an experienced privately held New York City real estate development firm controlled by four brothers: two of which are the guarantors. Meyer Chetrit is a principal and the president of the Chetrit Group. Jacob Chetrit is among the principals of The Chetrit Group.

The Property. The 26 Broadway Property comprises a Class A office building in the Financial District of Manhattan with 29 stories and 839,712 SF of office space. The 26 Broadway Property was built between 1885 and 1926 as the headquarters for John D. Rockefeller’s Standard Oil Company and has remained a fixture of the Lower Manhattan skyline known for its curved, limestone façade that wraps around adjacent Broadway. In 1995, the New York City Landmarks Preservation Commission designated the 26 Broadway Property as an official New York City landmark. Standard Oil Company, its successor companies and related firms in the oil, pipeline, and drilling industry were the sole tenants at the 26 Broadway Property until 1956, and the 26 Broadway Property has since housed a diverse roster of tenants.

The 26 Broadway Property is surrounded by a number of restaurants and attractions. Additionally, the 26 Broadway Property is in close proximity to several subway stations providing tenants access throughout Manhattan and Greater New York City via the 2, 3, 5, J, R, W and Z trains. Further accessibility is provided by the South Ferry Station, which provides access to Brooklyn, New Jersey and Staten Island via the NY Waterway ferry system.

The 26 Broadway Property has three arched entranceways along Broadway. The 26 Broadway Property also features a historic 40-foot high lobby which is clad in gray stone and adorned with numerous pediments and clocks with 21 passenger elevators and three freight elevators. In addition to spacious office floorplans with high ceiling heights of 12 feet, the 26 Broadway Property also features a bike room for an alternative means of transportation to and from work.

As of January 1, 2022, the 26 Broadway Property is 82.2% leased to 44 tenants, including education organizations, media companies, law firms, and one co-working tenant.

Major Tenants.

New York City Department of Education (Construction Authority) (288,090 SF, 34.3% of NRA, 40.8% of underwritten rent). The New York City Department of Education (Construction Authority) (“New York City Department of Education”) is the largest system of public schools in the United States, serving approximately 1.1 million students each year. According to the company website, the New York City Department of Education operates over 1,800 schools and has an annual budget of $38.0 billion for the 2021-2022 school year. New York City Department of Education’s network of schools also includes approximately 77,000 teachers. The New York City Department of Education has expanded since its initial lease in 2008. The New York City Department of Education leases 288,090 SF at the 26 Broadway Property pursuant to two separate leases with a weighted average lease term (“WALT”) of approximately 18 years. The leases include (i) a 106,431 SF lease (Suite 100), which expires on March 14, 2041, as to which the tenant has a termination option effective March 15, 2031, with 12-months’ notice and no termination fee and (ii) a 181,659 SF lease (Suites 400 through 700), which expires on January 26, 2039, as to which the tenant has an ongoing termination option after December 31, 2029, with 15-months’ notice and no termination fee. The New York Department of Education has no lease renewal options.

Live Primary, LLC (73,565 SF, 8.8% of NRA, 7.7% of underwritten rent). Live Primary, LLC (“Live Primary”) is a co-working tenant occupying the entire 3rd floor as well as a portion of the 8th floor of the 26 Broadway Property. Live Primary offers 24/7 access with numerous fitness studio classes, Peloton

A-3-47

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

bicycles, and concierge services. Live Primary has a lease expiration of December 31, 2027, with one five-year lease renewal option and no unilateral termination options. Live Primary has a partial rent abatement through March, 2023.

NYFA 26 Broadway LLC (New York Film Academy) (43,865 SF, 5.2% of NRA, 5.9% of underwritten rent). The New York Film Academy (“NYFA”) is an acting and film school based in New York City. NYFA is currently subleasing its space to two separate tenants, (i) New York City Charter School of the Arts (26,208 SF) through June 2028 at a higher contractual rent ($44.44 per SF) than is due from NYFA ($41.48 per SF), and (ii) Empire Education d/b/a Mildred Elley College (17,657 SF), which has been a subtenant since 2016 and most recently renewed for a three year term in September 2020 at a contractual rent of $43.82 per SF. Underwritten rent for NYFA is based on the original lease rent of $41.48 per SF. NYFA has a lease expiration of June 28, 2030, with no lease renewal options and no unilateral termination options.

People of the State of New York (Court of Claims) (43,769 SF, 5.2% of NRA, 7.2% of underwritten rent). People of the State of New York (Court of Claims) (“Court of Claims”) is the exclusive forum for civil litigation that seeks damages against the State of New York or certain other State-related entities. The court is part of the New York State Unified Court System and is governed by judges appointed by both the Governor and State Senate of New York. Court of Claims has a lease expiration of January 31, 2032, with no lease renewal options and no unilateral termination options. The lease has a rent abatement period which ends July 31, 2022.

Jigsaw Productions LLC (29,590 SF, 3.5% of NRA, 4.4% of underwritten rent). Jigsaw Productions LLC ("Jigsaw") is a production studio helmed by Academy Award-winning filmmaker Alex Gibney, a documentary filmmaker. Founded in 1978, the company acts as an incubator for diverse filmmakers. Through a partnership with Imagine Entertainment, a global entertainment corporation, Jigsaw has further expanded into feature films and television series. Jigsaw signed an initial lease at the 26 Broadway Property in 2016 and has since expanded three separate times on the 13th floor. Jigsaw leases 29,590 SF at the 26 Broadway Property pursuant to three separate leases with a WALT of approximately five years. The leases include (i) a 23,640 SF lease (Suites 76, 1300 and 1301), which expires on May 1, 2027, as to which the tenant has no termination option and no lease renewal option, (ii) a 3,250 SF lease (Suite 1307) which expires January 31, 2023, as to which the tenant has no termination option and one, five-year lease renewal option and (iii) 2,700 SF leased on a month to month basis (1,400 SF of which has successive one-year renewal options through the expiration date of the tenant’s lease for Suites 76, 1300 and 1301).

The following table presents a summary regarding the major tenants at the 26 Broadway Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	Annual UW Rent PSF	App. % of Total Annual UW Rent	Lease Expiration	Renewal Options	Term. Option
New York City Department of Education (Construction Authority)	AA- / Aa2 / AA	288,090	34.3%	$12,802,572	$44.44	40.8%	Various(3)	NAP	Y
Live Primary, LLC(4)	NR / NR / NR	73,565	8.8%	$2,427,645	$33.00	7.7%	12/31/2027	1 x 5 Yrs	N
NYFA 26 Broadway LLC (New York Film Academy)(5)	NR / NR / NR	43,865	5.2%	$1,864,989	$42.52	5.9%	6/28/2030	NAP	N
People of the State of New York (Court of Claims)(6)	AA+ / Aa2 / AA+	43,769	5.2%	$2,260,362	$51.64	7.2%	1/31/2032	NAP	N
Jigsaw Productions LLC	NR / NR / NR	29,590	3.5%	$1,388,228	$46.92	4.4%	Various(7)	Various(7)	N

Subtotal/Wtd. Avg.		478,879	57.0%	$20,743,796	$43.32	66.1%

Other Tenants		211,586	25.2%	$10,655,264	$50.36	33.9%
Vacant Space		149,247	17.8%	$0	$0	0.0%
Total/Wtd. Avg.		839,712	100.0%	$31,399,060	$45.48	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2022 with rent steps of approximately $1,961,440 through April 2023 and straight-lined rent through the shorter of the loan term and the lease term of approximately $1,299,936 for investment grade tenants.
(2)	Certain ratings are those of the parent entity or related government entity whether or not the parent entity or the government entity guarantees the lease.
(3)	New York City Department of Education leases space at the 26 Broadway Property under two leases: (i) a 106,431 SF lease (Suite 100), which expires on March 14, 2041, as to which the tenant has a termination option effective March 15, 2031, with 12-months’ notice and (ii) a 181,659 SF lease (Suites 400 through 700), which expires on January 26, 2039, as to which the tenant has an ongoing termination option after December 31, 2029, with 15-months’ notice and no termination fee.
(4)	Live Primary has a partial rent abatement through March, 2023.
(5)	NYFA is currently subleasing its space to two separate tenants, (i) New York City Charter School of the Arts (26,210 SF) through June 2028 at a higher contractual rent ($44.44 per SF) than is due from NYFA ($41.48 per SF), and (ii) Empire Education d/b/a Mildred Elley College (17,655 SF), which has been a subtenant since 2016 and most recently renewed for a three year term in September 2020 at a contractual rent of $43.83 per SF. Underwritten rent for NYFA is based on the original lease rent of $41.48 per SF.
(6)	The Court of Claims lease is subject to a rent abatement period which ends July 31, 2022. At origination, approximately $838,906 was reserved to replicate full contractual rents under the lease during the abatement period.
(7)	Jigsaw Productions LLC leases space at the 26 Broadway Property under three leases: (i) 23,640 SF expiring May 1, 2027, (ii) 3,250 SF expiring January 31, 2023 (with a renewal option through May 1, 2027), and (iii) 2,700 SF leased on a month-to-month basis (1,400 SF of which has successive one-year renewal options through the expiration date of the tenant’s lease for Suites 76, 1300 and 1301).

A-3-48

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

The following table presents certain information relating to the lease rollover at the 26 Broadway Property:

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(4)	UW Total Rent PSF Rolling(4)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	11	4,084	0.5%	0.5%	$114,540	$28.05	0.4%	0.4%
2022	3	12,219	1.5%	1.9%	$1,028,150	$84.14	3.3%	3.6%
2023	3	19,336	2.3%	4.2%	$1,003,747	$51.91	3.2%	6.8%
2024	7	35,361	4.2%	8.5%	$1,656,379	$46.84	5.3%	12.1%
2025	4	32,306	3.8%	12.3%	$1,555,879	$48.16	5.0%	17.1%
2026	3	18,333	2.2%	14.5%	$940,369	$51.29	3.0%	20.1%
2027	5	101,834	12.1%	26.6%	$3,806,308	$37.38	12.1%	32.2%
2028	2	13,537	1.6%	28.2%	$725,343	$53.58	2.3%	34.5%
2029	1	18,000	2.1%	30.4%	$758,700	$42.15	2.4%	36.9%
2030	2	53,355	6.4%	36.7%	$2,262,797	$42.41	7.2%	44.1%
2031	3	15,212	1.8%	38.5%	$1,172,408	$77.07	3.7%	47.9%
2032	2	61,481	7.3%	45.9%	$3,004,246	$48.86	9.6%	57.4%
Thereafter	3	305,407	36.4%	82.2%	$13,370,194	$43.78	42.6%	100.0%
Vacant	NAP	149,247	17.8%	100.0%	$0	$0.00	0.0%
Total/Wtd. Avg.	49	839,712	100.0%		$31,399,060	$45.48	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	Information includes leased storage space.
(4)	Total UW Rent Rolling and Annual UW Rent PSF Rolling are based on the underwritten rent roll dated January 1, 2022, with rent steps of approximately $1,961,440 through April 2023 and straight-lined rent of approximately $1,299,936 for investment grade tenants.

COVID-19 Update. As of March 6, 2022, the 26 Broadway Property was open and operating. Throughout the pandemic, no tenants requested or received rent relief or lease modifications, and as of March 6, 2022, all tenants are current on their lease obligations. As of March 6, 2022, the 26 Broadway Whole Loan is not subject to any modification or forbearance request. Tenants representing approximately 100.0% of the occupied SF at the 26 Broadway Property and approximately 100.0% of the underwritten base rent made their January 2022 and February 2022 rental payments.

Market Overview. The 26 Broadway Property is situated on the southern tip of Manhattan, in the Financial District, which serves as a leading global financial center with several financial exchanges headquartered in the area, including the New York Mercantile Exchange, the New York Board of Trade, NASDAQ and the New York Stock Exchange. Manhattan’s Financial District benefits from access to public transportation with 2, 3, 5, J, R, W and Z trains servicing numerous subway stations in the area. Additionally, the Financial District is serviced by several ferry stops and a Port Authority Trans-Hudson station which provide connectivity to nearby New Jersey. Access to the 26 Broadway Property is also provided by Franklin D. Roosevelt East River Drive and the Joe DiMaggio Highway which intersect and run along the perimeter of the Financial District.

According to a third-party report dated as of January 3, 2022, the Downtown office submarket, in which the 26 Broadway Property is located, is the second largest of the seven distinct New York Metropolitan (“NY Metro”) submarkets with 73.1 million SF, amounting to 19.7% of the total NY Metro inventory, surpassed only by the Grand Central submarket. In the ten-year period beginning with the fourth quarter of 2011, new additions to the submarket totaled 8.1 million SF, while 1.4 million SF were removed by developer activity. The net total gain of 6.7 million SF equates to an annualized inventory growth rate of 1.0%, exceeding the NY Metro growth rate by 0.5 percentage points over the same period. Additionally, as of the third quarter of 2021, the Downtown office submarket reported average asking rents of approximately $60.05 and a vacancy rate of 10.4%.

The appraisal identified six directly competitive comparable office buildings. The comparable buildings were built between 1927 and 1973 and range in size from 372,225 SF to 870,000 SF. Annual base rent per SF ranged from $45.00 to $57.00 per SF at these buildings.

A-3-49

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

The following table presents the appraisal’s market rent conclusions:

Market Rent Summary
	Floors 2-8	9M Floor	Floors 9-16	Retail	Storage	Side Street Retail	Floors 17-28
Market Rent (PSF)	$47.50	$40.00	$50.00	$125.00	$25.00	$85.00	$55.00
Lease Term (Years)	10.0	5.0	10.0	10.0	5.0	10.0	10.0
Lease Type (Reimbursements)	Modified Gross	Modified Gross	Modified Gross	Modified Gross	Modified Gross	Modified Gross	Modified Gross
Rent Increase Projection	10.0% Incr. Yr 6	2.5% per annum	Various	3.0% per annum	2.5% per annum	3.0% per annum	10.0% Incr. Yr 6
Tenant Improvements (New Tenant) (PSF)	$50.00	$0.00	$50.00	$50.00	$0.00	$50.00	$50.00
Tenant Improvements (Renewal) (PSF)	$15.00	$0.00	$15.00	$25.00	$0.00	$25.00	$15.00

Source: Appraisal.

The following table presents certain information relating to comparable office leases for the 26 Broadway Property:

Comparable Leases Summary
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Occ. %	Distance from Subject	Tenant Name	Lease Date/Term (Year)	Lease Area (SF)	Annual Base Rent PSF	Lease Type
26 Broadway New York, NY	1885-1926 / NAP	839,712(1)	82.2%(1)	-	-	-	-	-	-
77 Water Street 77 Water Street, New York, NY	1969 / 2008	546,803	76.3%	0.3 miles	Impendi Analytics	Jul-21 / 5.5	7,354	$51.00	Modified Gross
Wall Street Plaza 88 Pine Street, New York, NY	1973 / 2007	624,000	97.7%	0.4 miles	Land Bank of Taiwan	Jun-21 / 11.8	10,923	$47.00	Modified Gross
50 Broadway 50 Broadway, New York, NY	1927 / 2003	372,225	100.0%	0.1 miles	National Center for Law and Economic Justice	May-21 / 10.4	6,048	$45.00	Modified Gross
120 Wall Street 120 Wall Street, New York, NY	1929 / 2013	618,801	94.1%	0.4 miles	Urban Homesteading Assistance Board	Mar-21 / 15.1	8,099	$51.00	Modified Gross
1 Battery Park Plaza 24 State Street, New York, NY	1971 / NAP	870,000	89.2%	0.1 miles	TMP Worldwide (Radancy)	Feb-21 / 5.3	15,622	$53.00	Modified Gross
One State Street Plaza 34 Whitehall Street, New York, NY	1970 / 2002	705,782	85.2%	0.2 miles	IPC Systems, Inc.	Feb-21 / 5.8	26,652	$57.00	Modified Gross

Source: Appraisal, unless otherwise indicated.

(1)	Information is based on the underwritten rent roll dated January 1, 2022.

A-3-50

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 26 Broadway Property:

Cash Flow Analysis
	2019	2020	10/31/2021 TTM	UW	UW PSF
Gross Potential Rent(1)	$31,101,158	$30,220,538	$26,039,156	$34,984,948	$41.66
Contractual Rent Steps(2)	$0	$0	$0	$1,961,440	$2.34
Straight Line Rent	$0	$0	$0	$1,299,936	$1.55
Reimbursement Income	$3,379,561	$3,239,469	$2,857,517	$2,316,385	$2.76
Other Income	$363,900	$467,111	$379,314	$379,314	$0.45
Less Vacancy(3)	$0	$0	$0	($6,847,265)	($8.15)
Effective Gross Income	$34,844,620	$33,927,118	$29,275,988	$34,094,760	$40.60

Real Estate Taxes	$6,090,185	$6,300,749	$6,569,469	$6,242,119	$7.43
Insurance	$379,114	$430,437	$486,905	$530,366	$0.63
Management Fee	$90,000	$52,500	$112,500	$681,895	$0.81
Other Expenses	$7,898,008	$5,978,515	$5,975,448	$6,107,594	$7.27
Total Expenses	$14,457,307	$12,762,201	$13,144,323	$13,561,974	$16.15

Net Operating Income(4)	$20,387,313	$21,164,917	$16,131,665	$20,532,786	$24.45
Replacement Reserves	$0	$0	$0	$167,942	$0.20
TI/LC	$0	$0	$0	$1,067,669	$1.27
Net Cash Flow	$20,387,313	$21,164,917	$16,131,665	$19,297,174	$22.98

Occupancy %	92.2%	83.1%	82.2%	83.1%
NOI DSCR(5)	3.62x	3.76x	2.87x	3.65x
NCF DSCR(5)	3.62x	3.76x	2.87x	3.43x
NOI Debt Yield(5)	18.0%	18.7%	14.3%	18.2%
NCF Debt Yield(5)	18.0%	18.7%	14.3%	17.1%

(1)	UW Gross Potential Rent is based on the in-place rent roll as of January 1, 2022.
(2)	UW Contractual Rent Steps through April 2023.
(3)	UW Vacancy is based on 16.9% in-place vacancy according to the in-place rent roll.
(4)	The increase in UW Net Operating Income over 10/31/2021 TTM Net Operating Income is primarily due to rent steps taken through April 2023 of approximately $1,961,440 and straight line rent for investment grade tenants of approximately $1,299,936.
(5)	The debt service coverage ratios and debt yields are based solely on the 26 Broadway Senior Notes and exclude the 26 Broadway Subordinate Notes.

Escrows and Reserves.

The borrower deposited at origination approximately (i) $1,311,712 for taxes, (ii) $468,282 for insurance, (iii) $5,000 for required repairs (representing 110% of the estimated costs for required repairs to the 26 Broadway Property, consisting primarily of curing outstanding building code violations and correcting floor door opening for the Downtown Music LLC tenant on the 29th floor), (iv) $878,236 for tenant improvements and leasing commissions, (v) $1,500,000 for replacements, (vi) $1,699,032 for free rent, (vii) $1,019,182 for a Live Primary rent replication reserve on account of reduced monthly rent to be paid by Live Primary through March 2023, which reserve is required to be disbursed to the borrower on each payment date in accordance with the schedule attached to the 26 Broadway Whole Loan documents, provided there is no continuing event of default or Cash Trap Period (as defined below), and (viii) $31,000,000 for a Court of Claims Lease (as defined below) reserve (representing primarily unpaid tenant improvement and leasing commission (“TI/LC”) obligations and rent abatement amounts), which reserve will be periodically disbursed to the borrower upon the lender’s receipt of proof of payment of TI/LC obligations and proof that the Court of Claims Tenant (as defined below) has commenced paying full contractual rent, provided there is no continuing event of default under the 26 Broadway Whole Loan documents. The borrower delivered an executed copy of the Court of Claims Lease on January 31, 2022, among other release conditions that were satisfied, resulting in approximately $28,629,179 of the Court of Claims Reserve being released to the borrower in accordance with the terms of the 26 Broadway Whole Loan documents. The remaining amount in the Court of Claims Reserve (approximately $2,370,821) is required to be released to the borrower to replicate full contractual rents under the lease of approximately $838,906 through July 2022 and to pay certain tenant improvement and leasing commission expenses of approximately $1,531,915 in accordance with the terms of the 26 Broadway Whole Loan documents.

Tax Reserve: The borrower is required to make ongoing monthly deposits of 1/12th of the amount the lender estimates will be payable for taxes during the next ensuing 12 months (exclusive of any taxes payable by tenants) into a real estate tax reserve in order to accumulate with the lender sufficient funds to pay all such taxes at least 30 days prior to their respective due dates (initially, $582,236).

Insurance Reserve: The borrower is required to make ongoing monthly deposits of 1/12th of the amount the lender reasonably estimates will be payable for the renewal of the coverage afforded by the insurance policies required under the mortgage loan agreement upon the expiration of such policies into an insurance premium reserve, in order to accumulate sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies (initially, $46,828).

A-3-51

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

Replacement Reserve: The borrower is required to make ongoing monthly deposits of approximately $13,995 in respect of replacements and repairs to the 26 Broadway Property.

Rollover Reserve: The borrower is required to make ongoing monthly deposits of $89,974 into a reserve for leasing costs. The borrower’s obligation to make the monthly deposits will be suspended if and for so long as the balance of funds then on deposit in such reserve equals or exceeds $5,250,000 (the “Rollover Reserve Cap”); provided, however, that if the balance on deposit in such reserve at any time thereafter falls below the Rollover Reserve Cap, the borrower’s obligation to make the monthly deposits will thereafter recommence until the balance of funds on deposit once again equals or exceeds the Rollover Reserve Cap.

Lockbox and Cash Management. The 26 Broadway Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the 26 Broadway Property and all other money received by the borrower or the 26 Broadway Property manager with respect to the 26 Broadway Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within three business day of receipt. If no Cash Trap Period is in effect, all funds in the lockbox account will be transferred to the borrower each day. During the continuance of a Cash Trap Period, all funds in the lockbox account are required to be swept each day into a lender-controlled cash management account.

On each due date during the continuance of a Cash Trap Period, all funds on deposit in the cash management account are required to be applied to tax reserves, insurance premium reserves, debt service on the 26 Broadway Whole Loan, operating expenses set forth in the lender-approved annual budget, rollover reserve, replacement reserve, lender-approved extraordinary expenses, and mezzanine monthly debt service, in accordance with the payment priorities in the 26 Broadway Whole Loan documents and any excess funds are required to be deposited (i) if a Primary Tenant Cash Trap Period (as defined below) exists, and no other Cash Trap Period exists, into a primary tenant reserve until the Primary Tenant Cash Trap Period is cured, and (ii) if any other Cash Trap Period exists, into an excess cash flow reserve account as additional collateral for the 26 Broadway Whole Loan.

“Cash Trap Period” means a period commencing upon the earliest of:

(i)	an event of default under the 26 Broadway Whole Loan documents;
(ii)	any bankruptcy action by or against the borrower, the guarantor, principal, or the manager;
(iii)	the commencement of a Primary Tenant Cash Trap Period (as defined below);
(iv)	the failure by the borrower, after the end of a calendar quarter, to maintain a debt yield of at least 5.00% (calculated with respect to the 26 Broadway Whole Loan); or
(v)	the occurrence of a mezzanine loan default.

A Cash Trap Period will terminate, if ever: (i) in the case of clause (i) of the preceding paragraph, the lender accepts a cure of the mortgage loan event of default giving rise to such Cash Trap Period; (ii) (x) in the case of a bankruptcy action by or against borrower, principal, or guarantor, such bankruptcy action no longer exists and there has been no material adverse change as a result thereof, and (y) in the case of a bankruptcy action by or against the manager only, if the borrower replaces the manager with a manager satisfying the requirements set forth in the 26 Broadway Whole Loan documents; (iii) in the case of clause (iii) of the preceding paragraph, such Primary Tenant Cash Trap Period has terminated; (iv) in the case of clause (iv) of the preceding paragraph, for two consecutive calendar quarters since the commencement of the existing Cash Trap Period, the debt yield for the 26 Broadway Whole Loan is greater than 5.00% (tested as of the last day of each such calendar quarter); or (v) in the case of clause (v) of the preceding paragraph, upon receipt of a notice from the mezzanine lender to the effect that such mezzanine loan default has been cured or waived.

A “Primary Tenant Cash Trap Period” will be deemed to (i) commence upon the occurrence of (A) a Primary Tenant Trigger Event, and (ii) end, if ever, upon the occurrence of (B) a Primary Tenant Trigger Cure Event.

(A)	A “Primary Tenant Trigger Event” means the occurrence of any of the following:
(i)	the earlier to occur of (a) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Primary Tenant Lease or (b) upon the date required under a Primary Tenant Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal option has not been so exercised);
(ii)	the receipt by the borrower or the manager of notice from any tenant under a Primary Tenant Lease exercising its right to terminate its Primary Tenant Lease;
(iii)	the date that a Primary Tenant Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or the manager of written notice from any tenant under a Primary Tenant Lease of its intent to surrender, cancel or terminate the Primary Tenant Lease (or any material portion thereof) prior to its then current expiration date;
(iv)	the date that any tenant under a Primary Tenant Lease discontinues its business (i.e., “goes dark”) at its Primary Tenant Space at the 26 Broadway Property (or any material portion thereof) or gives written notice that it intends to discontinue its business at its Primary Tenant Space at the 26 Broadway Property (or any material portion thereof);
(v)	upon a monetary or material non-monetary default under a Primary Tenant Lease by the tenant thereunder that continues beyond any applicable notice and cure period; or
(vi)	the occurrence of certain insolvency or bankruptcy events with respect to a Primary Tenant or its direct or indirect parent.

(B)	A “Primary Tenant Trigger Cure Event” means the occurrence of any of the following:
(i)	with respect to clauses (A) (i), (ii), (iii), and (iv) above, the entirety (or substantially the entirety) of the Primary Tenant Space is leased pursuant to one or more Primary Tenant Qualified Leases and, (x) the debt service coverage ratio is at least 1.15x for the 26 Broadway Whole Loan and (y) sufficient funds have been accumulated in the Primary Tenant reserve account to cover all anticipated expenses to unaffiliated third-parties (except with respect to expenses to affiliates of the borrower or guarantor to the extent such expenses have been expressly approved by the lender) incurred by the borrower in leasing Primary Tenant Space at the 26 Broadway Property, including brokerage commissions and tenant improvements, free rent periods, and/or rent abatement periods set forth in all such Primary Tenant Qualified Leases and any shortfalls in required debt service payments or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Primary Tenant Qualified Leases;

A-3-52

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

(ii)	with respect to (A) (i) above, the date on which the tenant under the Primary Tenant Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower and reasonably acceptable to the lender) with respect to all of its Primary Tenant Space, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the Primary Tenant reserve account (during the continuance of the subject Primary Tenant Cash Trap Period) to cover all anticipated expenses to unaffiliated third-parties (except with respect to expenses to affiliates of the borrower or the guarantor to the extent such expenses have been expressly approved by the lender) incurred by the borrower in leasing Primary Tenant Space at the 26 Broadway Property, including brokerage commissions and tenant improvements, free rent periods and/or rent abatement periods in connection with such renewal or extension;
(iii)	with respect to (A) (ii) above, if such termination option is not validly exercised by the tenant under the applicable Primary Tenant Lease by the latest exercise date specified in such Primary Tenant Lease or is otherwise validly and irrevocably waived in writing by the related tenant;
(iv)	with respect to (A) (v) above, the date on which the subject default has been cured, and no other default under such Primary Tenant Lease occurs for a period of six consecutive months following such cure;
(v)	with respect to (A) (vi) above, either (a) the bankruptcy action related to the subject insolvency or bankruptcy events with respect to a Primary Tenant or its direct or indirect parent has terminated or been dismissed and the applicable Primary Tenant Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Primary Tenant Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender;
(vi)	with respect to (A) (i), (ii), (iii), (iv), (v) and (vi) above, provided that no event of default is then continuing, the date on which the Primary Tenant reserve funds in the Primary Tenant reserve account collected with respect to the Primary Tenant Lease in question (including any Primary Tenant Lease termination payments with respect to such Primary Tenant Lease deposited into the Primary Tenant reserve account) is an amount equal to at least $50.00 PSF of the applicable Primary Tenant Space at the 26 Broadway Property which is the subject of the applicable Primary Tenant Cash Trap Period (provided, however, that if an event of default is then continuing, in no event will this clause (vi) apply); and
(vii)	with respect to (A) (i), (ii), (iii) and (iv) above, the date on which the borrower has deposited with the lender, from its own funds, or from any Primary Tenant Lease termination payment paid by Primary Tenant, an amount determined by the lender in good faith that, together with the funds then on deposit in the Primary Tenant reserve account, would be sufficient to cover all anticipated approved Primary Tenant Space leasing expenses, free rent periods, and/or rent abatement periods set forth in all such Primary Tenant Qualified Leases and any shortfalls in required payments under the 26 Broadway Whole Loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Primary Tenant Qualified Leases, which amount will be held and disbursed in accordance with the provisions of the loan agreement.

A “Primary Tenant” means the tenant under a Primary Tenant Lease.

A “Primary Tenant Lease” means (i) the Court of Claims Lease and (ii) any lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, either (i) constitutes 10% or more of the total annual rents applicable to the 26 Broadway Property or (ii) demises in excess of 84,000 SF in the improvements, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the 26 Broadway Whole Loan documents.

“Primary Tenant Space” means that portion of the 26 Broadway Property demised to the Primary Tenant under the applicable Primary Tenant Lease.

A “Primary Tenant Qualified Lease” means either: (A) the original Primary Tenant Lease, as extended in accordance with (i) the express renewal option set forth in such Primary Tenant Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances or (ii) a modification of the Primary Tenant Lease reasonably approved by the lender, or (B) one or more replacement leases with a term of not less than five years, at a net effective rental rate reasonably acceptable to the lender (but in no event less than a net effective rental rate that (together with all other replacement Primary Tenant Leases and other leases at the 26 Broadway Property that are not the subject of a Primary Tenant Cash Trap Period) would result in a debt service coverage ratio of at least 1.15x for the 26 Broadway Whole Loan), and otherwise in form and substance and upon terms reasonably acceptable to the lender.

“Court of Claims Lease” means (i) that certain agreement of lease entered into on January 31, 2022 between the borrower, as landlord, and the Court of Claims Tenant, as tenant, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the loan agreement or (ii) any replacement lease entered into in accordance with the terms of the loan agreement that (i) covers a portion of or the entirety of the Court of Claims space, (ii) has a term of not less than five years (unless the lender reasonably approves a shorter lease term in writing) and (iii) has a net effective rental rate reasonably acceptable to the lender (which rate will be deemed reasonable to the extent comparable to existing local market rates (a “Replacement Court of Claims Lease”).

“Court of Claims Tenant” means (i) The People of the State of New York, acting by and through the Commissioner of General Services, pursuant to Article 2, Section 3(12) of the New York State Public Buildings Law, or (ii) any tenant under a Replacement Court of Claims Lease.

Additional Secured Indebtedness (not including trade debts). In addition to the 26 Broadway Mortgage Loan, the 26 Broadway Property also secures the 26 Broadway Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $79,100,000, and the 26 Broadway Subordinate Notes, which have an aggregate Cut-off Date principal balance of $177,000,000. The 26 Broadway Non-Serviced Pari Passu Companion Loans and the 26 Broadway Subordinate Notes bear interest at the same rate as the 26 Broadway Mortgage Loan. The 26 Broadway Mortgage Loan and the 26 Broadway Non-Serviced Pari Passu Companion Loans are pari passu in right of payment and together are senior in right of payment to the 26 Broadway Subordinate Notes. The holders of the 26 Broadway Mortgage Loan, the 26 Broadway Non-Serviced Pari Passu Companion Loans and the 26 Broadway Subordinate Notes have entered into a co-lender agreement which sets forth the allocation of collections on the 26 Broadway Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The 26 Broadway Whole Loan” in the prospectus.

Mezzanine Loan and Preferred Equity. Concurrently with the funding of the 26 Broadway Whole Loan, HPS SIP V Real Asset REIT, LLC, a Delaware limited liability company, as agent for itself and for the other mezzanine lenders from time to time party to the mezzanine loan agreement (in such capacity, the “Mezzanine Agent”), together with the other lenders funded a mezzanine loan in the amount of $40,000,000 (the “26 Broadway Mezzanine Loan”). The 26 Broadway Mezzanine Loan is secured by the pledge of the direct equity interest in the borrower and is coterminous with the 26 Broadway Whole Loan. The 26 Broadway Mezzanine Loan accrues interest at a rate of 8.75000% per annum and requires interest-only payments until its maturity date.

A-3-53

Office – CBD	Loan #5	Cut-off Date Balance:	$33,900,000
26 Broadway	26 Broadway	Cut-off Date LTV:	24.3%
New York, NY 10004		U/W NCF DSCR:	3.43x
		U/W NOI Debt Yield:	18.2%

The 26 Broadway Mezzanine Loan is currently still being held by the Mezzanine Agent and the other lenders party to the loan agreement evidencing the 26 Broadway Mezzanine Loan.

The 26 Broadway Total Debt as of the origination date is summarized in the following table:

26 Broadway Total Debt Summary
Note	Original Balance	Interest Rate	Cumulative UW NCF DSCR	Cumulative UW NOI Debt Yield	Cumulative Cut-off Date LTV
Senior Notes	$113,000,000	4.9100%	3.43x	18.2%	24.3%
Subordinate Notes	$177,000,000	4.9100%	1.34x	7.1%	62.4%
Mezzanine Loan	$40,000,000	8.7500%	1.07x	6.2%	71.0%
Total Debt	$330,000,000	5.3755%	1.07x	6.2%	71.0%

Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not permitted.

Release of Property. Not permitted.

Letter of Credit. None.

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the 26 Broadway Property together with 24 months of business interruption insurance; provided, however, that the borrower is not required to spend on terrorism insurance coverage more than two times the amount of the then-current insurance premium that is payable with respect to the required amount of property and rental loss and/or business income interruption insurance (without giving effect to the cost of terrorism coverage) required to be maintained under the 26 Broadway Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-54

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A-3-55

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

A-3-56

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

A-3-57

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

Mountains Edge Marketplace
7815-8015 Blue Diamond Road
Las Vegas, NV 89178
Flamingo Rd
Grand Canyon Parkway
Durango Dr
Buffalo Dr
Spring Valley Town Center
Montevista Hospital
Palms Casino Resort
Rio
Pearl Concert Theater
Bellagio
Las Vegas Strip
City Center
Harmon Ave
Jones Blvd
Decatur Blvd
The Orleans
New York New York
MGM Grand
Excalibur
Luxor
Mandalay Bay
Tropicana Ave
Fort Apache Blvd
Spanish Trail Country Club
Spring Valley
Hacienda Ave
Spring Valley Hospital Medical Center
LAS VEGAS
Allegiant Stadium
Tropicana Beltway Center
Russell Rd
Harry Reid International Airport
Medical Pavilion at Southern Palms
Valley View Blvd
Sunset Rd
The Arroyo Buffalo Plaza
Town Square Las Vegas
Bruce Woodbury Beltway
Wet'n'Wild Las Vegas
The Arroyo Market Square
St. Rose Dominican Hosp. San Martin Campus
The Arroyo Corporate Center
Warm Springs Rd
Las Vegas Premium Outlets South
Robindale Rd
Rainbow Blvd
Rhodes Ranch Country Club
Windmill Ln
Southwest Marketplace
Blue Diamond Crossing
Silverton Casino
Las Vegas Frwy
Enterprise
Blue Diamond Rd
Dean Martin Dr
Las Vegas Blvd
Gillespie St
Cimarron Square
Mountain's Edge Marketplace
CLARK COUNTY
Silverado Ranch Blvd
South Point Hotel Casino & Spa
S. El Capitan Way
Mountains Edge Pkwy
SPRING MOUNTAINS
15
215
595
593
604
160
North Las Vegas
SPRING MTS.
Summerlin
Downtown
Winchester
Sunrise Manor
MUDDY MTS.
Spring Valley
Enterprise
Henderson

A-3-58

Mortgage Loan No. 6 – Mountain’s Edge Marketplace

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,000,000			General Property Type:	Retail
Cut-off Date Balance:	$33,000,000			Detailed Property Type:	Shadow Anchored
% of Initial Pool Balance:	4.8%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2017-2021/NAP
Borrower Sponsor:	David DelZotto			Size:	115,051 SF
Guarantor:	David DelZotto			Cut-off Date Balance Per SF:	$287
Mortgage Rate:	4.5100%			Maturity Date Balance Per SF:	$263
Note Date:	2/28/2022			Property Manager:	MDL Group, LLC
First Payment Date:	4/1/2022
Maturity Date:	3/1/2032
Original Term to Maturity:	120 months			3)
Original Amortization Term:	360 months
IO Period:	60 months
Seasoning:	1 month
Prepayment Provisions:	L(23),YM1(93),O(4)
Lockbox/Cash Mgmt Status:	Hard/Springing
Additional Debt Type:	NAP			Underwriting and Financial Information(2)
Additional Debt Balance:	NAP			UW NOI(3):	$3,040,407
Future Debt Permitted (Type):	No (NAP)			UW NOI Debt Yield:	9.2%
Reserves(1)				UW NOI Debt Yield at Maturity:	10.0%
Type	Initial	Monthly	Cap	UW NCF DSCR:	1.38x (P&I) 1.83x (IO)
RE Tax:	$16,872	16,872	NAP	Most Recent NOI(3):	$1,801,098 (12/31/2021)
Insurance:	$28,181	$2,349	NAP	2nd Most Recent NOI:	$1,762,369 (12/31/2020)
Deferred Maintenance:	$61,375	$0	NAP	3rd Most Recent NOI:	$956,706 (12/31/2019)
Replacement Reserves:	$0	$1,918	$69,031	Most Recent Occupancy:	98.9% (12/1/2021)
TI/LC Reserves:	$0	$11,984	$431,441	2nd Most Recent Occupancy(4):	93.6% (12/31/2020)
CC&Rs Reserve:	$182,367	$0	NAP	3rd Most Recent Occupancy(5):	82.4% (12/31/2019)
Free Rent/Gap Rent Reserve:	$82,310	$0	NAP	Appraised Value (as of):	$46,500,000 (12/17/2021)
Lease Expiration Reserve:	$0	Springing	$720,000	Appraised Value Per SF:	$404
Existing TI/LC Reserve:	$834,208	$0	NAP	Cut-off Date LTV Ratio:	71.0%
White Box Reserve:	$83,780	$0	NAP	Maturity Date LTV Ratio:	65.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$33,000,000	100.0%	Loan Payoff:	$27,871,118	84.5%
			Return of Equity:	$2,840,708	8.6%
			Reserves:	$1,289,093	3.9%
			Closing Costs:	$999,081	3.0%
Total Sources:	$33,000,000	100.0%	Total Uses:	$33,000,000	100.0%

(1)	See “Escrows and Reserves” section below for further discussion of reserve requirements.
(2)	The novel coronavirus pandemic is an evolving situation and could impact the Mountain’s Edge Marketplace Mortgage Loan (as defined below) more severely than assumed in the underwriting of the Mountain’s Edge Marketplace Mortgage Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See "Risk Factors-—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(3)	The increases in NOI from Most Recent NOI to UW NOI are primarily due to new leases to tenants: Meraki Greek Grill, SOS Waxing, Yoga 6, Kumon Math & Reading Center of Las Vegas – Mountain’s Edge, Jersey Mikes, LongMi Lash, Edge Dentistry and Natural Blum (12.3% of NRA, 14.5% of UW Gross Potential Rent), which moved in to the Mountain’s Edge Marketplace Property (as defined below) as part of the lease-up in 2022, with lease commencement dates between February and May, 2022.
(4)	In 2020, the borrower sponsor was still in the process of building out the Mountain’s Edge Marketplace Property, and the total SF was 111,985.
(5)	In 2019, the borrower sponsor was still in the process of building out the Mountain’s Edge Marketplace Property, and the total SF was 93,028.

The Mortgage Loan. The sixth largest mortgage loan (the “Mountain’s Edge Marketplace Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $33,000,000 and secured by a first priority fee mortgage encumbering a 115,051 SF shadow anchored retail shopping center located in Las Vegas, Nevada (the “Mountain’s Edge Marketplace Property”).

The Borrower and the Borrower Sponsor. The borrower for the Mountain’s Edge Marketplace Mortgage Loan is M-E Retail, LLC, a single-purpose Delaware limited liability company with two independent directors in its organizational structure. The non-recourse carveout guarantor and the borrower sponsor is David DelZotto. David DelZotto has over 30 years of real estate experience and founded Remington Homes in 1992, which is involved in the development and construction of single-family homes, subdivisions, and custom homes. Remington Homes has developed approximately 1,500 homes in Arizona, California and Nevada. David DelZotto has ownership interests in five retail properties located in the Las Vegas, Nevada and Phoenix, Arizona MSAs.

A-3-59

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

The Property. The Mountain’s Edge Marketplace Property is comprised of a fee interest in a 115,051 SF retail shopping center on an approximately 14.8 acre site in Las Vegas Nevada. The Mountain’s Edge Marketplace Property is comprised of eight buildings with 698 parking spaces (6.1 spaces per 1,000 SF). The borrower sponsor purchased the Mountain’s Edge Marketplace Property as a vacant site for approximately $6.4 million in 2015. The borrower sponsor invested approximately $36.4 million to develop and lease-up the Mountain’s Edge Marketplace Property in a multiphase construction between 2017 and 2021. The Mountain’s Edge Marketplace Property is shadow anchored by Albertsons, which occupies approximately 50,000 SF and is not part of the collateral. The Mountain’s Edge Marketplace is junior-anchored by Ross Dress for Less (19.1% of NRA) and Planet Fitness (16.5% of NRA). As of December 1, 2021, the Mountain’s Edge Marketplace Property was 98.9% leased to 39 tenants, and other than Ross Dress for Less and Planet Fitness, no tenant occupies over 5.8% of NRA. As of March 1, 2022, there are seven tenants (10.9% of NRA, 12.6% of underwritten rent) that have not yet opened for business, and have all executed leases that commence between March and May 2022 with no outs. The Mountain’s Edge Marketplace Property is positioned within Mountain’s Edge, a master-planned community in Las Vegas, and is subject to a Mountain’s Edge Homeowner’s Association declaration as well as various other declarations, which provide for maintenance obligations (the lien for which has priority over the mortgage), design standards and certain use restrictions.

Major Tenants.

Ross Dress for Less (22,000 SF, 19.1% of NRA, 10.7% of underwritten rent). Ross Dress for Less is a chain of off-price department stores that offers a selection of women’s and men’s apparel, accessories, footwear and furniture. Ross Dress for Less has more than 100,000 employees and 1,585 stores in 40 states, District of Columbia and Guam. Ross Dress for Less has been a tenant at the Mountain’s Edge Marketplace since 2020, and currently has an annual base rent of $15.75 PSF, which increases to $16.25 PSF in February 2026. Ross Dress for Less has a lease expiration date of January 31, 2031, and has four 5-year renewal options remaining.

Planet Fitness (18,957 SF, 16.5% of NRA, 8.8% of underwritten rent). Planet Fitness (NYSE: PLNT) is a franchisor and operator of fitness centers in the United States. As of March 2021, Planet Fitness has approximately 14.1 million members and 2,146 stores in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. Planet Fitness has been a tenant at the Mountain’s Edge Marketplace since 2021, and currently has an annual base rent of $15.00 PSF, which increases to $16.50 PSF in April 2026. Planet Fitness has a lease expiration date of April 30, 2031, and has three 5-year renewal options remaining.

Mountain’s Edge HOA Office (6,618 SF, 5.8% of NRA, 6.8% of underwritten rent). Mountain’s Edge HOA Office serves as the business offices for Mountain’s Edge Master Association, a master-planned community comprised of over fifty neighborhoods that are managed by secondary sub-association management teams. The community of Mountain’s Edge is made up of over 12,000 households. Mountain’s Edge HOA Office has been a tenant at the Mountain’s Edge Marketplace since 2021, and currently has an annual base rent of $33.00 PSF, which increases to $36.60 in October 2026. Mountain’s Edge HOA Office has a lease expiration date of October 31, 2031, and has three 5-year renewal options remaining.

ProCare Medical – Mountain’s Edge (4,235 SF, 3.7% of NRA, 4.7% of underwritten rent). ProCare Medical is a provider of healthcare services, including primary care, urgent care, diagnostic testing, and surgical or non-surgical common procedures in the Las Vegas area. ProCare Medical – Mountain’s Edge has been a tenant at the Mountain’s Edge Marketplace since 2019, and currently has an annual base rent of $34.92 PSF, which increases to $36.00 PSF in May 2022. ProCare Medical – Mountain’s Edge has a lease expiration date of May 31, 2029, and has two 5-year renewal options remaining.

Meraki Greek Grill (4,000 SF, 3.5% of NRA, 3.9% of underwritten rent). Meraki Greek Grill is a locally owned restaurant that has signed a lease at the Mountain’s Edge Marketplace that will begin in May 1, 2022 and has a lease expiration date of April 30, 2032, with two 5-year renewal options remaining.

A-3-60

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

The following table presents a summary regarding the major tenants at the Mountain’s Edge Marketplace Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	Annual UW Rent PSF(3)	App. % of Total Annual UW Rent	Term. Option	Renewal Options	Lease Expiration
Ross Dress for Less	NR/A2/BBB+	22,000	19.1%	$346,500	$15.75	10.7%	N	4 x 5 yr	1/31/2031
Planet Fitness	NR/NR/NR	18,957	16.5%	$284,355	$15.00	8.8%	N	3 x 5 yr	4/30/2031
Mountain's Edge HOA Office	NR/NR/NR	6,618	5.8%	$218,394	$33.00	6.8%	N	3 x 5 yr	10/31/2031
ProCare Medical – Mountain’s Edge	NR/NR/NR	4,235	3.7%	$152,460	$36.00	4.7%	N	2 x 5 yr	5/31/2029
Meraki Greek Grill	NR/NR/NR	4,000	3.5%	$124,800	$31.20	3.9%	N	2 x 5 yr	4/30/2032
Subtotal/Wtd. Avg.		55,810	48.5%	$1,126,509	$20.18	34.9%

Other Tenants		58,001	50.4%	$2,105,003	$36.29	65.1%
Vacant Space		1,240	1.1%	$0	$0.00	0.0%
Total/Wtd. Avg.		115,051	100.0%	$3,231,512	$28.39	100.0%

(1)	Information is based on the underwritten rent roll as of December 1, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Total Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover at the Mountain’s Edge Marketplace Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	3	4,225	$37.20	3.7%	3.7%	$157,170	4.9%	4.9%
2023	2	3,903	$37.08	3.4%	7.1%	$144,723	4.5%	9.3%
2024	3	4,057	$37.73	3.5%	10.6%	$153,062	4.7%	14.1%
2025	1	3,602	$36.00	3.1%	13.7%	$129,672	4.0%	18.1%
2026	4	4,660	$34.05	4.1%	17.8%	$158,683	4.9%	23.0%
2027	2	2,838	$33.93	2.5%	20.2%	$96,288	3.0%	26.0%
2028	2	3,900	$33.40	3.4%	23.6%	$130,248	4.0%	30.0%
2029	9	21,195	$38.36	18.4%	42.1%	$813,064	25.2%	55.2%
2030	2	3,638	$34.98	3.2%	45.2%	$127,254	3.9%	59.1%
2031	5	50,454	$18.83	43.9%	89.1%	$950,016	29.4%	88.5%
2032 & Beyond	6	11,339	$32.75	9.9%	98.9%	$371,332	11.5%	100.0%
Vacant	0	1,240	$0.00	1.1%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.(3)	39	115,051	$28.39	100.0%		$3,231,512	100.0%

(1)	Information is based on the underwritten rent roll as of December 1, 2021.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

COVID-19 Update. The Mountain’s Edge Marketplace Plaza Mortgage Loan has a first payment date of April 1, 2022. As of March 1, 2022, the borrower sponsor has reported that the Mountain’s Edge Marketplace Property is open and operating with no outstanding tenant rent relief agreements. All tenants have been reported to have been paying full rent.

The Market. The Mountain’s Edge Marketplace Property is located in Las Vegas, Nevada, in the Southwest Las Vegas submarket within the Las Vegas Retail market. According to the appraisal, as of the third quarter of 2021, the Southwest Las Vegas submarket has approximately 11.0 million SF of retail space inventory, overall vacancy in the submarket was approximately 5.4% and asking rent was $28.64 PSF. The Mountain’s Edge Marketplace Property is located along Blue Diamond Road, with primary access to the area provided by Interstate 15, a major freeway that extends north/south through the Las Vegas metro area. Additional access is provided by Interstate 215, a major freeway that encircles the Las Vegas metro area in a southeast to northwest direction. The McCarran International Airport is located approximately 11 miles from the Mountain’s Edge Marketplace Property. The Las Vegas Strip, regarded as one of the top tourist destinations in the United States, is approximately 9 miles from the Mountain’s Edge Marketplace Property. Major employers in the area include South /Point Hotel and Casino, Silverton Casino, M Resort and Casino, Southern Hills Hospital and Medical Center, Ikea, Switch Data Center, and Credit One Bank, along with several automotive dealerships located along the Interstate 215 freeway. According to the appraisal, the 2021 estimated population within a one-, three- and five-mile radius of the Mountain’s Edge Marketplace Property was 12,879, 122,099 and 222,394, respectively. The 2021 estimated average household income within a one-, three-, and five-mile radius of the Mountain’s Edge Marketplace Property was $111,737, $105,458 and $101,438, respectively.

A-3-61

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

The following table presents recent leasing data for small retail tenants at comparable retail properties with respect to the Mountain’s Edge Marketplace Property:

Comparable Small Retail Lease Summary
Subject/Location	Tenant Name	Size (SF)	Lease Size (SF)	Lease Date	Rent PSF	Lease Term (Mos.)
Mountain’s Edge Marketplace (subject)(1) Las Vegas, NV	Meraki Greek Grill	115,051	4,000	May 2022	$31.20	120
Rainbow Commons – Building A Las Vegas, NV	Glitz & Glam Nails Spa, LLC	4,665	1,780	Jan. 2021	$36.00	120
Rainbow Commons – Building B Las Vegas, NV	Greek Chicken	9,760	3,500	Aug. 2020	$39.00	180
Crossroad Commons Las Vegas, NV	Mastrionni’s Fashions	173,249	5,005	Oct. 2020	$36.00	60
Retail Property Las Vegas, NV	Thai Express	4,026	1,500	June 2020	$40.80	120
Retail Property Las Vegas, NV	MD Nail Spa	4,000	2,000	Dec. 2020	$43.20	186

Source: Appraisal, unless otherwise noted.

(1)	Information is based on the underwritten rent roll as of December 1, 2021.

The following table presents recent leasing data for large retail tenants at comparable retail properties with respect to the Mountain’s Edge Marketplace Property:

Comparable Large Retail Lease Summary
Subject/Location	Tenant Name	Size (SF)	Lease Size (SF)	Lease Date	Rent PSF	Lease Term (Mos.)
Mountain’s Edge Marketplace (subject)(1) Las Vegas, NV	Ross Dress for Less	115,051	22,000	June 2020	$15.75	128
Sahara Center Las Vegas, NV	Burlington Stores	223,016	48,929	Dec. 2017	$22.00	120
Crossroad Commons Las Vegas, NV	Planet Fitness	173,249	20,100	Jan. 2021	$16.50	120
The Arroyo Market Square Las Vegas, NV	Listing	35,328	35,328	Dec. 2021	$18.00	60

Source: Appraisal, unless otherwise noted.

(1)	Information is based on the underwritten rent roll as of December 1, 2021.

The following table presents recent leasing data for coffee shop tenants at comparable retail properties with respect to the Mountain’s Edge Marketplace Property:

Comparable Coffee Shop Lease Summary
Subject/Location	Tenant Name	Size (SF)	Lease Size (SF)	Lease Date	Rent PSF	Lease Term (Mos.)
Mountain’s Edge Marketplace (subject)(1) Las Vegas, NV	Starbucks	115,051	2,119	May 2019	$51.48	120
Dutch Bros. Las Vegas, NV	Dutch Bros.	825	825	Jan. 2020	$60.59	120
Black Rock Coffee – 7565 South Rainbow Boulevard Las Vegas, NV	Black Rock Coffee	1,365	1,365	Dec. 2019	$87.91	180
Adobe Springs Plaza Henderson, NV	Starbucks	17,990	1,600	July 2020	$33.00	120

Source: Appraisal, unless otherwise noted.

(1)	Information is based on the underwritten rent roll as of December 1, 2021.

A-3-62

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

The following table presents information relating to sales of comparable properties to the Mountain’s Edge Marketplace Property identified by the appraisal:

Comparable Sales
Location	Rentable Area (SF)	Year Built/ Renovated	Occupancy	Sale Date	Sale Price	Sale Price (PSF)
Mountain’s Edge Marketplace (subject) 7815-8015 Blue Diamond Road Las Vegas, NV	115,051(1)	2017-2021 / NAP	98.9%(1)	2015(2)	$42,770,056(2)	$371.75
Fort Apache Commons 1215-1225 South Fort Apache Road Las Vegas, NV	50,746	2005 / NAP	93.0%	Oct-2019	$21,100,000	$415.80
Crossroads Commons 8825-8975 West Charleston Boulevard Las Vegas, NV	173,249	2003 / 2020	78.0%	Dec-2020	$50,753,082	$292.95
Sunrise Marketplace 450-570 North Nellis Boulevard Las Vegas, NV	191,345	1988 / 2017	98.0%	Dec-2020	$32,660,000	$170.69
Rainbow Promenade 2021-2251 North Rainbow Road Las Vegas, NV	174,927	1997 / 2017	96.0%	May-2021	$25,500,000	$145.78
Beltway Plaza 9310 South Eastern Avenue Henderson, NV	85,845	1999 / NAP	90.0%	July-2021	$29,400,000	$342.48
Rainbow Springs 3501-3615 South Rainbow Boulevard Las Vegas, NV	364,195	1993 / NAP	92.0%	Nov-2021	$42,500,000	$116.70

Source: Appraisal, unless otherwise noted.

(1)	Information is based on the underwritten rent roll as of December 1, 2021.
(2)	The borrower sponsor acquired the vacant site in 2015 for $6,398,640. Between 2017 and 2021, the borrower sponsor invested $36,371,416 to develop and lease-up the Mountain’s Edge Marketplace Property in a multi-phased construction.

The following table presents information relating to the appraisal’s market rent conclusion for the Mountain’s Edge Marketplace Property:

Market Rent Summary
	Small Retail	Large Retail	Coffee Shop
Market Rent	$33.00	$16.00	$60.00
Lease Term (Years)	5	10	10
Lease Type	NNN	NNN	NNN
Rent Increases Projection	3.00% per annum	10% / 5 years	10% / 5 years
Tenant Improvements (New)	$50.00	$25.00	$100.00
Leasing Commissions (New/Renewal)	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%
Free Rent	3 months	6 months	3 months

Source: Appraisal.

A-3-63

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mountain’s Edge Marketplace Property:

Cash Flow Analysis(1)
	2018(2)	2019(2)	2020(2)	2021(2)(3)	UW(3)	UW PSF
Gross Potential Rent	$424,090	$891,405	$1,860,812	$2,090,197	$3,272,432	$28.44
Reimbursements	$218,578	$423,773	$494,850	$455,183	$800,450	$6.96
Other Income	$15,373	$105,262	$16,484	$49,047	$0	$0.00
Discounts Concessions	$0	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($203,644)	($1.77)
Effective Gross Income	$658,041	$1,420,440	$2,372,146	$2,594,427	$3,869,238	$33.63

Real Estate Taxes	$0	$0	$100,341	$146,487	$206,502	$1.79
Insurance	$0	$0	$0	$24,734	$26,839	$0.23
Other Expenses	$257,512	$463,734	$509,435	$622,108	$595,490	$5.18
Total Expenses	$257,512	$463,734	$609,776	$793,329	$828,831	$7.20

Net Operating Income	$400,529	$956,706	$1,762,369	$1,801,098	$3,040,407	$26.43
Capital Expenditures	$0	$0	$0	$0	$23,010	$0.20
TI/LC	$0	$0	$0	$0	$249,881	$2.17
Net Cash Flow	$400,529	$956,706	$1,762,369	$1,801,098	$2,767,516	$24.05

Occupancy %	84.8%(4)	82.4%(5)	93.6%(6)	98.9%(7)	95.0%(8)
NOI DSCR	0.20x	0.48x	0.88x	0.90x	1.51x
NCF DSCR	0.20x	0.48x	0.88x	0.90x	1.38x
NOI Debt Yield	1.2%	2.9%	5.3%	5.5%	9.2%
NCF Debt Yield	1.2%	2.9%	5.3%	5.5%	8.4%

(1)	The borrower sponsor acquired the vacant site in 2016 for $6,398,640. Between 2017 and 2021, the borrower sponsor invested $36,371,416 to develop and lease-up the Mountain’s Edge Marketplace Property in a multi-phased construction.
(2)	Includes operations of the entire center, which includes non-collateral portions.
(3)	Increases in Gross Potential Rent from 2021 to UW are primarily due to new leases to tenants: Meraki Greek Grill, SOS Waxing, Yoga 6, Kumon Math & Reading Center of Las Vegas – Mountain’s Edge (“Kumon”), Jersey Mikes, LongMi Lash, Edge Dentistry and Natural Blum (12.3% of NRA, 14.5% of UW Gross Potential Rent), which have moved in to the Mountain’s Edge Marketplace Property as part of the lease-up in 2022, with lease commencement dates between February and May, 2022. Except for Kumon, such tenants have not yet opened for business.
(4)	In 2018, the borrower sponsor was still in the process of building out the Mountain’s Edge Marketplace Property, and the total SF was 77,760.
(5)	In 2019, the borrower sponsor was still in the process of building out the Mountain’s Edge Marketplace Property, and the total SF was 93,028.
(6)	In 2020, the borrower sponsor was still in the process of building out the Mountain’s Edge Marketplace Property, and the total SF was 111,985.
(7)	2021 Occupancy is based off the December 1, 2021 underwritten rent roll.
(8)	Based on economic vacancy.

Escrows and Reserves.

The Mountain’s Edge Marketplace Mortgage Loan documents require upfront reserves of (i) $61,375 for required repairs, (ii) $16,872 for real estate taxes, (iii) $28,181 for insurance premiums, (iv) $82,310 for free and gap rent for eight new tenants, (v) $834,208 for outstanding tenant improvements and leasing commissions for nine tenants, (vi) $83,780 for capital improvements to bring a specified suite at the Mountain’s Edge Marketplace Property into “white box” condition, and (vii) $182,367 for assessments under various declarations applicable to the Mountain’s Edge Marketplace Property.

Real Estate Taxes – The borrower is required to make ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months for the Mountain’s Edge Marketplace Property (currently, $16,872).

Insurance – The borrower is required to make ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies (currently, $2,349). Notwithstanding the foregoing, the borrower is not required to reserve for insurance premiums, provided that (i) no event of default is continuing under the Mountain’s Edge Marketplace Mortgage Loan, (ii) the liability and casualty insurance coverage for the Mountain’s Edge Marketplace Property is included in a blanket policy approved by the lender in its reasonable discretion, and (iii) the borrower provides the lender with paid receipts for payment of the insurance premiums and provides evidence of renewals of the insurance policies, no later than ten days prior to the expiration of the current policy.

Replacement Reserve –The borrower is required to make ongoing monthly deposits of approximately $1,918 into a capital expenditure reserve, provided that the borrower is not required to make such deposits at any time that the amount in such reserve equals or exceeds approximately $69,031.

TI/LC Reserve – The borrower is required to make ongoing monthly deposits of approximately $11,984 into a reserve for tenant improvements and leasing commissions, provided that the borrower is not required to make such deposits at any time that the amount in such reserve equals or exceeds approximately $431,441.

Lease Expiration Reserve – Upon the earlier of (i) a Major Tenant (as defined below) giving notice that it is not renewing its lease and/or will vacate its premises upon expiration of its lease, or actually vacating its premises in connection with the expiration of its lease or (ii) nine months prior to the expiration date of a Major Tenant’s lease, the borrower is required to make ongoing monthly deposits of $60,000 into a reserve for tenant improvements and leasing commissions, provided that the borrower is not required to make such deposits at any time that (i) the amount in such reserve equals or exceeds $720,000 or (ii) each Major Tenant lease has been renewed in accordance with the terms of the loan documents.

A-3-64

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

Lockbox and Cash Management. The Mountain’s Edge Marketplace Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to establish and maintain a lockbox account for the benefit of the lender, to direct all tenants to deposit rents directly into the lockbox account, and each of the borrower and property manager are required to deposit any rents received by it despite such direction into the lockbox account within one business day of receipt. If no Cash Sweep Event Period (as defined below) exists, funds in the lockbox account will be swept into the borrower’s operating account. Upon the first occurrence of a Cash Sweep Event Period, the lender is required to establish, and the borrower is required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all funds in the lockbox account will be required to be deposited, so long as the Cash Sweep Event Period is continuing, and applied on each monthly payment date, provided no event of default is continuing: (i) to make the monthly deposits into the real estate tax and insurance reserves, if any, as described above under “Escrows and Reserves,” (ii) to pay debt service on the Mountain’s Edge Marketplace Mortgage Loan, (iii) to make the monthly deposits into the replacement reserve and TI/LC Reserve, if any, as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the lender-approved annual budget and lender-approved extraordinary expenses, (v) to make monthly payments into the lease expiration reserve, if any, as described under “Escrows and Reserves”, and (vi) to transfer any remainder into an excess cash flow reserve to be held as additional security for the Mountain’s Edge Marketplace Mortgage Loan during the continuance of such Cash Sweep Event Period.

A “Cash Sweep Event Period” means a period:

(i)	commencing upon an event of default under the Mountain’s Edge Marketplace Mortgage Loan documents and ending upon the cure of such event of default;
(ii)	commencing upon the debt service coverage ratio (assuming a 30 year amortization schedule and based on the current rent roll and trailing six months’ operating statements) for the Mountain’s Edge Marketplace Mortgage Loan being less than 1.15x at the end of any two calendar quarters and ending upon the debt service coverage ratio (assuming a 30 year amortization schedule and based on the current rent roll and trailing six months’ operating statements) being at least 1.20x for the immediately preceding two consecutive calendar quarters; or
(iii)	commencing upon a Tenant Credit Event (as defined below) and ending upon the cure of such Tenant Credit Event (as set forth in the definition of such term); or
(iv)	commencing upon Ross Dress for Less, Inc. (“Ross”) (and/or any rated parent company, guarantor or successor by merger of Ross) failing to maintain a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity and ending at such time as Ross attains a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

A “Tenant Credit Event” means an event:

(i)	commencing upon the occurrence of a bankruptcy event with respect to any Major Tenant (as defined below) and/or guarantor under any Major Tenant’s lease (as applicable) and ending upon the applicable Major Tenant’s lease being affirmed in connection with such bankruptcy event;
(ii)	commencing upon any Major Tenant or Albertson’s (or any replacement store or stores for Albertsons permitted under the co-tenancy provisions of the Ross lease (“Albertson’s and any such replacement store(s), collectively, the “Required Co-tenant”)failing to operate its business at the premises leased by the Major Tenant or Albertsons pursuant to its lease or “going dark” and ending upon the applicable Major Tenant or Albertson’s, as applicable, being open for business and in occupancy of all its leased premises;
(iii)	commencing upon any Major Tenant or the Required Co-Tenant giving notice to the borrower of its intent to vacate the premises leased by the Major Tenant or the Required Co-Tenant, as applicable, pursuant to its lease, or actually vacating such premises (other than as a result of the expiration of its lease) or any Major Tenant giving notice to the borrower of its intent to terminate its lease prior to the stated expiration date thereof, or actually terminating its lease prior to the stated expiration date thereof, and ending upon the premises formerly occupied by the Major Tenant or the Required Co-Tenant, as applicable, being re-leased in full to a new tenant on terms and conditions acceptable to the lender in its sole discretion, and the new tenant delivering to the lender an estoppel certificate certifying that such new tenant is in occupancy of the space previously occupied by the applicable Major Tenant or the Required Co-Tenant, as applicable, is open for business, and is paying full, unabated rent, with no outstanding landlord obligations under its lease; or
(iv)	commencing upon the occurrence of a Reduced Occupancy Period (as defined below) and ending upon the expiration of the Reduced Occupancy Period, as evidenced by the borrower’s delivery to the lender of an estoppel certificate executed by Ross acceptable to the lender in its sole discretion in which Ross certifies that (a) Ross is in occupancy of the entire space demised to Ross under its lease, (b) Ross is open for business, and paying full, unabated rent, (c) no Reduced Occupancy Period is then in effect, and (d) Ross does not have any right to terminate its lease as a result of any Reduced Occupancy Period.

“Major Tenant” means: (i) Ross; (ii) Planet Fitness; and (iii) any subsequent occupant(s) of the premises leased by Ross and/or Planet Fitness at the Mountain’s Edge Marketplace Property as of the origination date.

“Reduced Occupancy Period” has the meaning set forth in the Ross lease, and generally occurs if (i) Albertsons (or certain permitted substitute tenant(s) therefor) is not operating every day (except public holidays) at least from 10:00 a.m. to 6:00 p.m. under a lease with a minimum three years of duration in a minimum floor area of 59,000 SF or (ii) retail tenants of the shopping center of which the Mountain’s Edge Marketplace Property is a part, including Albertson’s, are not open and operating under leases with a minimum three years duration in at least 70% of the leasable floor area of the shopping center (excluding the floor area of the Ross store and certain other parcels).

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. None.

Release of Property. Not permitted.

Real Estate Substitution. Not permitted.

Letter of Credit. None.

Right of First Offer / Right of First Refusal. None.

A-3-65

Retail – Shadow Anchored	Loan #6	Cut-off Date Balance:	$33,000,000
7815-8015 Blue Diamond Road	Mountain’s Edge Marketplace	Cut-off Date LTV:	71.0%
Las Vegas, NV 89178		UW NCF DSCR:	1.38x
		UW NOI Debt Yield:	9.2%

Ground Lease. None

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers acts of terrorism in an amount equal to the “full replacement cost” of the Mountain’s Edge Marketplace Property, together with business income insurance covering the 18-month period commencing at the time of loss. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”), is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), the lender is required to accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program) but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-66

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A-3-67

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

A-3-68

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

A-3-69

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

Midtown Square
1237 Coolidge Highway
Troy, MI 48084
Rochester Hills
Shelby
Hampton Village Centre
Rochester Golf and Country Club
Auburn Rd
South Blvd
Beaumont Hospital-Troy Campus
Firefighters Park
Square Lake Rd
Sylvan Glen GC
Rochester Rd
John R. Rd
Dequindre Rd
Joseph Delia Jr. Park
Long Lake Rd
Coolidge Hwy
Crooks Rd
Wattles Rd
Walsh College
Raintree Park
Troy
Philip J. Huber Park
Troy Commons Shopping Center
MACOMB COUNTY
Bloomfield Hills
Woodward Ave
Big Beaver Rd
Somerset Collection
Kirts Blvd
Troy Marketplace
Sterling Heights
Oakland Hills CC
DOWNTOWN BIRMINGHAM
Maple Rd
Bloomfield Township
Birmingham
TROY AMTRAK
Oakland County Troy Airport
Livernois Rd
Chrysler Frwy
Stephenson Hwy
Oakland Mall
Birmingham Golf Course
14 Mile Rd
Clawson
Madison Place
OAKLAND COUNTY
Beverly Hills
13 Mile Rd
Royal Oak
AMTRAK
Madison Heights
Lahser Rd
Evergreen Rd
Southfield Rd
Greenfield Rd
Beaumont Hospital, Royal Oak
Red Run Golf Club
12 Mile Rd
Universal Shopping Center
Berkley
Warren
Lathrup Village
Hilton Rd
Main St
ROYAL OAK AMTRAK
11 Mile Rd
DOWNTOWN ROYAL OAK
Civic Ctr. Park
Lincoln Shopping Center
Huntington Woods
Southfield Civic Ctr. Arena
HED
Yahoo
CDW
Detroit Zoo
Walter P. Reuther Frwy
10 Mile Rd
Lawrence Technological University
John C. Lodge Frwy
Oak Park Blvd
Hazel Park
Southfield
Oak Park
Oakland Comm. College-Southfield
9 Mile Rd
Ferndale
Ascension Providence Park Hospital, Southfield Campus
Berg Rd
Wyoming Ave
8 Mile Rd
Michigan State Fairgrounds
Detroit Metro-Wayne County Airport 20 miles
DETROIT
WAYNE COUNTY
Downtown Detroit 8 miles
Waterford
Pontiac
Rochester Hills
Clinton
West Bloomfield
Troy
Sterling Heights
Farmington Hills
Warren
St. Clair Shores
Novi
Southfield
Livonia
DETROIT
Canton
Dearborn
Westland
WINDSOR
Taylor
ONTARIO
Lake St. Clair
CANADA

A-3-70

Mortgage Loan No. 7 – Midtown Square

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$30,430,000			General Property Type:	Retail
Cut-off Date Balance(1):	$30,430,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	4.4%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2000/NAP
Borrower Sponsor:	Grand Sakwa Properties LLC			Size(4):	580,251 SF
Guarantor(2):	NAP			Cut-off Date Balance Per SF(1):	$139
Mortgage Rate:	4.0000%			Maturity Date Balance Per SF(1):	$117
Note Date:	2/14/2022			Property Manager:	Grand/Sakwa Management, LLC
First Payment Date:	4/1/2022				(borrower-related)
Maturity Date:	3/1/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(5)
Original Amortization Term:	360 months			UW NOI:	$7,470,294
IO Period:	24 months			UW NOI Debt Yield(1):	9.3%
Seasoning:	1 month			UW NOI Debt Yield at Maturity(1):	11.0%
Prepayment Provisions:	L(25),D(90),O(5)			UW NCF DSCR(1):	1.55x (P&I) 2.19x (IO)
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$8,420,989 (12/31/2021)
Additional Debt Type(1):	Pari Passu			2nd Most Recent NOI:	$7,252,892 (12/31/2020)
Additional Debt Balance(1):	$50,000,000			3rd Most Recent NOI:	$7,661,257 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	99.4% (1/28/2022)
Reserves(3)				2nd Most Recent Occupancy:	99.4% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	100.0% (12/31/2019)
RE Taxes:	$88,352	$22,088	NAP	Appraised Value (as of):	$127,800,000 (12/2/2021)
Insurance:	$0	Springing	NAP	Appraised Value Per SF:	$220
Capital Expenditures:	$0	$2,568	NAP	Cut-off Date LTV Ratio(1):	62.9%
TI/LC:	$500,000	$21,136	$1,250,000	Maturity Date LTV Ratio(1):	53.1%
Guarantor Reserve:	$19,335,811	$0	NAP
Dunham’s Litigation Fees Reserve:	$71,500	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$80,430,000	100.0%	Loan Payoff:	$59,654,968	74.2%
			Reserves:	$19,995,663	24.8%
			Closing Costs:	$779,369	1.0%
Total Sources:	$80,430,000	100.0%	Total Uses:	$80,430,000	100.0%

(1)	The Midtown Square Mortgage Loan (as defined below) is part of the Midtown Square Whole Loan (as defined below), with an aggregate original principal amount of $80,430,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Midtown Square Whole Loan.
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Midtown Square Whole Loan. See “Escrows and Reserves—Guarantor Reserve” below.
(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(4)	Size includes square feet of improvements on parcels ground leased to Home Depot, Target, and Kohl’s, which own their improvements during the term of the ground lease. The net rentable area of the Midtown Square Property excluding such tenants is 193,310 square feet.
(5)	The novel coronavirus pandemic is an evolving situation and could impact the Midtown Square Whole Loan more severely than assumed in the underwriting of the Midtown Square Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.

The Mortgage Loan. The seventh largest mortgage loan (the “Midtown Square Mortgage Loan”) is part of a whole loan (the “Midtown Square Whole Loan”) evidenced by two pari passu promissory notes with an aggregate original principal amount of $80,430,000. The Midtown Square Whole Loan is secured by a first priority fee mortgage encumbering a 580,251 SF retail property located in Troy, Michigan (the “Midtown Square Property”). The Midtown Square Mortgage Loan is evidenced by the non-controlling Note A-2 with an original principal balance of $30,430,000. The controlling Note A-1 in the original principal amount of $50,000,000 (the “Midtown Square Non-Serviced Pari Passu Companion Loan”) has been contributed to the BANK 2022-BNK40 securitization trust. The Midtown Square Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2022-BNK40 securitization trust. See “Description of the Mortgage Pool-The Whole Loans-The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-71

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

Midtown Square Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$50,000,000	$50,000,000	BANK 2022-BNK40	Yes
A-2	$30,430,000	$30,430,000	MSC 2022-L8	No
Total	$80,430,000	$80,430,000

The Borrower and the Borrower Sponsor. The borrower is Grand/Sakwa New Holland Shopping Center, L.L.C., a single-purpose, Delaware limited liability company with one independent director in its organizational structure. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Midtown Square Whole Loan. See “Escrows and Reserves—Guarantor Reserve” below. The borrower sponsor is Grand Sakwa Properties LLC, which has developed millions of square feet of retail, mixed-use and residential properties. Grand Sakwa Properties LLC is one of the largest private real estate developers in the Midwest. Grand Sakwa Properties LLC is 60.5% owned by Stephen Grand Trust under Agreement dated September 15, 1988, 29.3% owned by Gary Sakwa, and 10.3% owned by Ted Simon, Gary Cooper, Sakwa Legacy, LLC, and Bro. Investments, LLC. Gary Sakwa is the co-founder and managing partner of Grand Sakwa Properties LLC, and has over 35 years of experience in the residential and commercial real estate industry. Gary Sakwa has developed over 10,000 residential lots and through joint ventures has constructed over 3,000 homes, along with developing and/or acquiring over five million square feet of commercial property.

The Property. The Midtown Square Property is an anchored retail property totaling 580,251 square feet located in Troy, Michigan. The Midtown Square Property was built in 2000 on a 57.45 acre site. The Midtown Square Property is anchored by Home Depot, Target, Kohl’s, and Kroger, and is shadow anchored by Whole Foods Market and LA Fitness. The Home Depot, Target and Kohl’s stores are ground lease tenants which own their improvements. The net rentable area of the Midtown Square Property excluding such tenants is 193,310 square feet. The Midtown Square Property is 99.4% leased to 17 tenants as of January 28, 2022, with a diverse tenant mix including Michael’s, Old Navy, Famous Footwear, Panera Bread, Five Guys, and Petco. The Midtown Square Property offers 3,250 parking spaces, resulting in a parking ratio of 5.6 spaces per 1,000 square feet of net rentable area

Major Tenants.

Home Depot (149,088 square feet, 25.7% of net rentable area, 28.4% of underwritten rent). Home Depot is a large home improvement retailer in the United States, supplying tools, construction products, appliances, and services, operating mostly as big box stores. Founded in 1978, Home Depot operates 2,300 stores across North America employing approximately 500,000 employees. The Home Depot lease is a ground lease and Home Depot owns its improvements during the term of the lease. Home Depot has anchored the Midtown Square Property since 2001, has a lease expiration date of January 31, 2026, and has three, ten-year extension options remaining.

Target (148,200 square feet, 25.5% of net rentable area, 12.1% of underwritten rent). Target is a big box department store chain, with stores in all 50 states and the District of Columbia. Employing over 350,000 employees, Target operates 1,926 stores in the United States. The Target lease is a ground lease and Target owns its improvements during the term of the lease. Target has anchored the Midtown Square Property since 2001, has a lease expiration date of January 31, 2026, and has five, ten-year extension options remaining.

Kohl’s (89,653 square feet, 15.5% of net rentable area, 7.9% of underwritten rent). Kohl’s is a retail chain of family oriented department stores. Kohl’s stores feature apparel, footwear accessories, and soft home products. Kohl’s operates more than 1,100 stores in 49 states, while also offering online shopping. The Kohl’s lease is a ground lease and Kohl’s owns its improvements during the term of the lease. Kohl’s has anchored the Midtown Square Property since 2001, has a lease expiration date of January 30, 2027 and has five, five-year extension options remaining.

Kroger (58,505 square feet, 10.1% of net rentable area, 13.8% of underwritten rent). The Kroger Co. (NYSE: KR), operates a combination of food and drug stores, multi-department stores, marketplace stores, and price impact warehouses. Through 17 subsidiaries, The Kroger Co. operates over 2,700 retail food stores in 35 states and the District of Columbia, as well as an online retail store. Kroger has anchored the Midtown Square Property since 2007, has a lease expiration date of September 30, 2031, and has four, five-year extension options remaining.

Dunham’s Sports (24,026 square feet, 4.1% of net rentable area, 5.9% of underwritten rent). Dunham’s Sports is a regional sporting goods chain, with stores located in the Midwest and Southeast United States. The chain of stores specializes in athletic equipment, clothing, guns, and other sports-related items. Founded in 1937, Dunham’s Sports operates 235 stores across 23 states. Dunham’s Sports has occupied the Midtown Square Property since 2001, and has a lease expiration date of January 31, 2027.

A-3-72

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

The following table presents a summary regarding the major tenants at the Midtown Square Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF(3)	Approx.% of SF(3)	Annual UW Rent	Annual UW Rent PSF(3)(4)	App. % of Total Annual UW Rent	Term. Option	Extension Options	Lease Expiration
Home Depot	A/A2/A	149,088	25.7%	$2,323,296	$15.58	28.4%	N	3 x 10 yr	1/31/2026
Target	A/A2/A	148,200	25.5%	$990,000	$6.68	12.1%	N	5 x 10 yr	1/31/2026
Kohl’s	BBB-/Baa2/BBB-	89,653	15.5%	$648,588	$7.23	7.9%	N	5 x 5 yr	1/30/2027
Kroger	NR/Baa1/BBB	58,505	10.1%	$1,125,048	$19.23	13.8%	N	4 x 5 yr	9/30/2031
Dunham’s Sports	NR/NR/NR	24,026	4.1%	$480,520	$20.00	5.9%	N	NAP	1/31/2027
Subtotal/Wtd. Avg.		469,472	80.9%	$5,567,452	$11.86	68.1%

Other Tenants		107,063	18.5%	$2,606,296	$24.34	31.9%
Vacant Space		3,716	0.6%	$0	$0.00	0.0%
Total/Wtd. Avg.		580,251	100.0%	$8,173,748	$14.18	100.0%

(1)	Information is based on the underwritten rent roll as of January 28, 2022.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3) SF includes square feet of improvements on parcels ground leased to Home Depot, Target and Kohl’s.

(4)	Total Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover at the Midtown Square Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling(3)	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0.00	0.0%	0.0%
2022	1	5,259	$33.21	0.9%	0.9%	$174,651	2.1%	2.1%
2023	1	2,251	$29.00	0.4%	1.3%	$65,279	0.8%	2.9%
2024	1	3,299	$32.00	0.6%	1.9%	$105,564	1.3%	4.2%
2025	0	0	$0.00	0.0%	1.9%	$0.00	0.0%	4.2%
2026	5	311,545	$11.65	53.7%	55.6%	$3,629,165	44.4%	48.6%
2027	5	175,017	$14.21	30.2%	85.7%	$2,486,592	30.4%	79.0%
2028	1	7,000	$28.29	1.2%	86.9%	$198,000	2.4%	81.5%
2029	1	10,163	$28.00	1.8%	88.7%	$284,568	3.5%	85.0%
2030	1	3,496	$30.00	0.6%	89.3%	$104,880	1.3%	86.2%
2031	1	58,505	$19.23	10.1%	99.4%	$1,125,048	13.8%	100.0%
2032	0	0	$0.00	0.0%	99.4%	$0.00	0.0%	100.0%
2033 & Beyond	0	0	$0.00	0.0%	99.4%	$0.00	0.0%	100.0%
Vacant	0	3,716	$0.00	0.6%	100.0%	$0.00	0.0%	100.0%
Total/Wtd. Avg.(4)	17	580,251	$14.18	100.0%		$8,173,748	100.0%

(1)	Information is based on the underwritten rent roll as of January 28, 2022.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	SF includes square feet of improvements on parcels ground leased to Home Depot, Target and Kohl’s.
(4)	Total Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

COVID-19 Update. As of February 14, 2022, the Midtown Square Property is open and operating. Three tenants (Michaels, Old Navy, and Dunham’s) each received 2 months of rent relief due to the COVID-19 pandemic. The tenants have made all rent payments as of March 2022, and there are no ongoing rental deferments.

The Market. The Midtown Square Property is located in Troy, Michigan, within the Birmingham Retail submarket of the Detroit Retail market. The Midtown Square Property is located at the northwest corner of Coolidge Highway and Doyle Drive, approximately 19 miles northwest of the Detroit CBD. Troy has a population of 87,294 according to the 2020 census, making it the 11th largest city in Michigan. Primary access to the neighborhood is provided by Interstates 75 and 696, and State Route 59. According to the appraisal, as of the third quarter of 2021, the vacancy rate in the Birmingham Retail submarket was approximately 1.9%, with average asking rents of $30.38 per SF and inventory of approximately 3.2 million square feet. According to the appraisal, as of the third quarter of 2021, the vacancy rate in the Detroit Retail market was approximately 5.3%, with average asking rents of $14.15 per SF and inventory of approximately 314.4 million square feet. According to the appraisal, the 2021 population within a one-, three- and five-mile radius of the Midtown Square Property was 12,263, 102,681 and 250,268, respectively. The 2021 average household income within the same one-, three- and five- mile radius was $112,065, $127,580 and $124,566, respectively.

A-3-73

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

The following table presents recent leasing data for anchor tenants at comparable retail properties with respect to the Midtown Square Property:

Comparable Anchor Retail Lease Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF
Midtown Square (subject) Troy, MI	2000	580,251	Home Depot	149,088(1)	Feb. 2001(2)	$15.58(2)
2400 Miamisburg Centerville Road Dayton, OH	1974	126,402	Big Sandy Superstore	57,500	March 2021	$11.00
Freestanding Retail Hartland, MI	2009	176,311	Noble Appliance	76,000	Feb. 2019	$8.50
Valley Center Saginaw, MI	1995	409,000	Dicks Sporting Goods	60,000	May 2021	$8.00
Airport Square Toledo, OH	1986	187,252	Urban Air Adventure Park	66,258	Oct. 2020	$7.45
Walmart Howell, MI	2001	214,172	Walmart	214,172	Jan. 2020	$6.39

Source: Appraisal, unless otherwise noted.

(1)	Represents square feet of improvements on parcel ground leased to Home Depot.
(2)	Information based on the underwritten rent roll as of January 28, 2022.

The following table presents comparable junior anchor leases with respect to the Midtown Square Property:

Comparable Junior Anchor Lease Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Midtown Square (subject)(1) Troy, MI	2000 n.	580,251	Kroger	58,505	Oct. 2021	$19.23	NNN
Canton Center Crossing Canton, MI	2003	49,981	Listing	15,861	April 2021	$15.00	NNN
Millennium Park Livonia, MI	2000	273,029	Bob’s Discount Furniture	35,040	May 2019	$13.50	Absolute Net
Tractor Supply Company Canton, MI	2019	19,560	Tractor Supply Company	19,560	May 2019	$17.42	NNN
ABC Appliance Bloomfield Hills, MI	2004	46,388	ABC Appliance	46,388	Oct. 2020	$12.54	NNN
Planet Fitness Taylor, MI	1960	136,903	Planet Fitness	33,000	July 2021	$16.00	NNN

Source: Appraisal, unless otherwise noted.

(1)	Information based on the underwritten rent roll as of January 28, 2022.

The following table presents recent leasing data for in line retail tenants at comparable retail properties with respect to the Midtown Square Property:

Comparable In Line Retail Lease Summary
Property/Location	Year Built / Renovated	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF
Midtown Square (subject)(1) Troy, MI	2000 / NAP	580,251	Ulta Salon	10,163	July 2019	$28.00
BofA Plaza Southfield, MI	2017 / NAP	9,439	Bank of America	2,500	March 2019	$32.00
Storefront Retail Birmingham, MI	1900 / 1984	7,400	State & Liberty Clothing	1,700	Oct. 2021	$40.00
Strip Center West Bloomfield, MI	2016 / NAP	14,740	T-Mobile	3,025	May 2021	$35.00
Henry Ford Center Bloomfield Hills, MI	2020 / NAP	79,884	Beyond Juice	1,304	May 2021	$35.00
West Bloomfield Plaza West Bloomfield, MI	1970 / 2018	79,354	American Gift Baskets	4,971	Jan. 2020	$26.50

Source: Appraisal, unless otherwise noted.

(1)	Information based on the underwritten rent roll as of January 28, 2022.

A-3-74

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

The following table presents information relating to sales of comparable properties to the Midtown Square Property identified by the appraisal:

Comparable Sales
Property Location	Rentable Area (SF)	Year Built/ Renovated	Occupancy	Sale Date	Sale Price	Sale Price (PSF)
Midtown Square (subject) 1237 Coolidge Highway Troy, MI	580,251	2000 / NAP	99.4%(1)	NAV	$127,800,000(2)	$220(2)
Naperville Plaza Shopping Center 8-192 West Gartner Road Naperville, IL	115,147	1961 / 1989	96.6%	Dec-2020	$36,500,000	$317
Baederwood Shopping Center 1537-1639 The Fairway Valley Jenkintown, PA	117,560	1961 / 2013	94.0%	Dec-2019	$43,500,000	$370
Market at Stelzer 2900 Stelzer Road Columbus, OH	116,707	2008 / NAP	100.0%	Dec-2021	$26,515,568	$227
West Point Marketplace 1711 West Market Street Akron, OH	50,026	2017 / NAP	92.4%	Nov-2020	$18,075,000	$361
Village at Pittsburgh Mills 1000-1040 Village Center Drive Tarentum, PA	110,908	2007 / NAP	93.0%	Dec-2021	$29,350,000	$265
Pick ‘n Save N77W14435 West Appleton Ave Menomonee, Falls, WI	103,611	2011 / NAP	100.0%	May-2020	$28,428,268	$274

Source: Appraisal, unless otherwise noted.

(1)	Information is based on the underwritten rent roll dated January 28, 2022.
(2)	Sale Price is based on “as-is” appraisal value of $127,800,000 as of December 2, 2021.

The following table presents information relating to the appraisal’s market rent conclusion for the Midtown Square Property:

Market Rent Summary
Category	Anchor	Junior Anchor	In-Line Retail	Restaurant
Market Rent (PSF)	$7.50	$19.00	$33.00	$30.00
Lease Term (Years)	10	7	5	7
Lease Type (Reimbursements)	NNN	NNN + 7.5%	NNN + 7.5%	NNN + 10.0%
Rent Escalations	2.0% per annum	2.5% per annum	2.5% per annum	2.5% per annum

Source: Appraisal.

A-3-75

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Midtown Square Property:

Cash Flow Analysis
	2018	2019	2020	2021	UW	UW PSF(1)
Gross Potential Rent	$7,608,131	$7,773,763	$7,397,803	$8,329,886	$8,296,376	$14.30
Reimbursements	$2,071,481	$2,074,129	$2,080,771	$2,388,540	$2,095,028	$3.61
Less Vacancy & Credit Loss	$0	$0	$0	$0	($519,570)	($0.90)
Effective Gross Income	$9,679,612	$9,847,892	$9,478,574	$10,718,426	$9,871,834	$17.01

Real Estate Taxes	$259,703	$268,101	$269,988	$256,176	$309,205	$0.53
Insurance	$31,550	$30,816	$37,955	$42,127	$42,127	$0.07
Other Operating Expenses	$1,970,201	$1,887,718	$1,917,739	$1,999,134	$2,050,207	$3.53
Total Operating Expenses	$2,261,454	$2,186,635	$2,225,682	$2,297,437	$2,401,539	$4.14

Net Operating Income	$7,418,158	$7,661,257	$7,252,892	$8,420,989	$7,470,294	$12.87
Replacement Reserves	$0	$0	$0	$0	$30,819	$0.05
TI/LC	$0	$0	$0	$0	$302,491	$0.52
Net Cash Flow	$7,418,158	$7,661,257	$7,252,892	$8,420,989	$7,136,984	$12.30

Occupancy %	98.3%	100.0%	99.4%	99.4%	95.0%
NOI DSCR(2)	1.61x	1.66x	1.57x	1.83x	1.62x
NCF DSCR(2)	1.61x	1.66x	1.57x	1.83x	1.55x
NOI Debt Yield(2)	9.2%	9.5%	9.0%	10.5%	9.3%
NCF Debt Yield(2)	9.2%	9.5%	9.0%	10.5%	8.9%

(1)	Includes square feet of improvements on parcels ground leased to Home Depot, Target, and Kohl’s.
(2)	The debt service coverage ratios and debt yields are based on the Midtown Square Whole Loan.

Escrows and Reserves.

Real Estate Taxes – At origination, the borrower was required to deposit $88,352 into an upfront reserve for real estate taxes, and the borrower is required to make ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months for the Midtown Square Property (currently, $22,088). Notwithstanding the foregoing, the borrower will not be required to make monthly deposits into the real estate tax reserve for any taxes which are being paid directly to the applicable taxing authority by tenants so long as (i) such tenants remain obligated under their leases to pay such taxes directly to the applicable taxing authority, (ii) such tenants timely pay all such taxes, (iii) the borrower provides the lender with reasonably satisfactory evidence that such taxes have been so paid before they become delinquent, and (iv) no event of default is continuing under the Midtown Square Whole Loan.

Insurance –The borrower is required to make ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies. Notwithstanding the foregoing, the borrower is not required to reserve for insurance premiums, provided that (i) no event of default is continuing under the Midtown Square Whole Loan, (ii) the liability and casualty insurance coverage for the Midtown Square Property is included in a blanket policy approved by the lender in its reasonable discretion, and (iii) the borrower provides the lender with paid receipts for payment of the insurance premiums and provides evidence of renewals of the insurance policies, no later than ten days prior to the expiration of the current policy.

Capital Expenditures Reserve – The borrower is required to make ongoing monthly deposits of approximately $2,568 into a capital expenditure reserve.

TI/LC Reserve — The borrower (i) was required to deposit with the lender on the origination date the sum of $500,000 and (ii) is required on each monthly payment date to deposit approximately $21,136, in each case into a reserve for tenant improvements and leasing commissions (the “TI/LC Reserve”); provided that, except as described below, the borrower will not be required to make such monthly deposits at any time that the amount of funds then on deposit in the TI/LC Reserve (after deduction of any pending disbursement requests) equals or exceeds $1,250,000 (the “Rollover Cap”). Notwithstanding the foregoing, during the continuance of a Rollover Bump Trigger (as defined below), the required monthly deposits into the TI/LC Reserve will increase to $275,000 and the Rollover Cap will be removed. Upon the cessation of a Rollover Bump Trigger with respect to each applicable Rollover Bump Lease (as defined below), the required monthly deposit into the TI/LC Reserve will be restored to approximately $21,136 and the Rollover Cap will be restored, with any funds on deposit in the TI/LC Reserve in excess of the Rollover Cap required to be promptly returned to the borrower, provided no event of default is then continuing.

“Rollover Bump Lease” means individually or collectively as the context may require, (i) the Home Depot lease, (ii) the Target lease, and/or (iii) any Qualified Lease (as defined below) that is a replacement lease pursuant to clause (B) in the definition of Qualified Lease with respect to any space at the Midtown Square Property demised pursuant to the leases identified in subclauses (i), (ii) or (iii) above.

A “Rollover Bump Trigger” means a period:

(i)	Commencing upon a default under a Rollover Bump Lease by the tenant that continues beyond any applicable notice and/or cure periods and ending upon either (x) the tenant curing all defaults under such lease or (y) the entirety of the Rollover Bump Lease space being leased pursuant to one or more Qualified Leases and all Occupancy Conditions (as defined below) with respect thereto have been satisfied (a “Reletting Cure”);
A-3-76

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

(ii)	Commencing upon any tenant under a Rollover Bump Lease reducing or vacating its leased premises, and/or going dark in its space (or any substantial portion thereof) and ending upon either (x) the tenant being in actual physical possession of its space, open for business, and no longer dark in all or any material portion of its space, and paying full unabated rent or (y) a Reletting Cure;
(iii)	Commencing upon the date that a Rollover Bump Lease is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or its agents of written notice from any tenant under a Rollover Bump Lease of its intent to do so or to vacate its premises and ending upon either (x) the tenant having irrevocably revoked or rescinded all vacating, termination or cancellation notices, paying full unabated rent and being open for business or (y) a Reletting Cure;
(iv)	Commencing upon any voluntary or involuntary insolvency or bankruptcy action of any tenant or its guarantor under a Rollover Bump Lease and ending upon either (x) the tenant no longer being insolvent or subject to any bankruptcy or insolvency proceedings and the applicable Rollover Bump Lease having been affirmed pursuant to a final, non-appealable order of a court of competent jurisdiction or such bankruptcy or insolvency proceedings having been dismissed or withdrawn or (y) a Reletting Cure; or
(v)	Commencing upon the date that is 12 months prior to the earliest stated expiration date set forth in the Rollover Bump Lease (it being acknowledged that the earliest stated expiration date set forth in the Home Depot lease and the Target lease, in each case, as of the origination date, is January 31, 2026) and ending upon either (x) the date the tenant under the applicable Rollover Bump Lease has renewed or extended such lease and all Occupancy Conditions are satisfied or (y) a Reletting Cure.

“Qualified Lease” means either (A) the original Rollover Bump Lease as extended pursuant to the express renewal option in such lease or a modification of such lease reasonably approved by the lender or (B) a replacement lease that is reasonably acceptable to the lender, that has an initial term of at least ten years, and has market terms.

“Occupancy Conditions” means the delivery by the borrower to the lender of reasonably satisfactory evidence (which for clauses (B), (C) and (E) below, may consist of a tenant estoppel) that (A) the Rollover Bump Lease space is tenanted under one or more Qualified Leases and there are no defaults thereunder, (B) the applicable tenant has taken occupancy of the entire Rollover Bump Lease space demised to such tenant, (C) the applicable lease is in full force and effect, (D) all leasing commissions payable in connection with any such lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have been completed and paid in full or, alternatively, sufficient funds will be deposited by borrower in the TI/LC Reserve for such purposes, and (E) all such tenants have begun to pay full contractual rent under their respective Rollover Bump Leases and all rent abatements or free rent periods have expired.

Dunham’s Litigation Fees Reserve—At origination the borrower was required to deposit into a Dunham’s Litigation Reserve the amount of $71,500, which is equal to 110% of estimated attorneys’ fees that the tenant Dunham’s Sports alleged in its estoppel certificate that it incurred in connection with certain litigation filed by the borrower against the tenant (the “Dunham’s Litigation”). See “Description of the Mortgage Pool—Litigation and Other Considerations” in the prospectus. Provided no event of default exists, the lender is required to disburse such funds to the borrower on the earliest of (i) the borrower’s provision to the lender of reasonably satisfactory evidence that the borrower has paid all amounts required to be paid by it pursuant to any final judgement in favor of Dunham’s Sports or settlement with Dunham’s Sports, (ii) the borrower provides the lender with reasonably satisfactory evidence that Dunham’s Sports is not entitled to recoupment of attorneys’ fees in connection with the Dunham’s Litigation and (iii) December 6, 2027.

Guarantor Reserve—At origination, the borrower deposited approximately $19,335,811, representing the remaining proceeds of the Midtown Square Whole Loan after refinancing costs, closing costs and other required reserves, into a guarantor reserve fund. The lender is required to disburse the funds in such reserve to the borrower (in whole only) upon the occurrence of an Acceptable Initial Guarantor Implementation Event (as defined below). Until such time as the funds are disbursed to the borrower, the lender may apply such funds to pay certain recourse obligations of the single purpose entity borrower under the loan documents.

An “Acceptable Initial Guarantor Implementation Event” means that either (a) Gary Sakwa, or (b) an Acceptable Initial Guarantor (as defined below), executes a non-recourse carveout guaranty and environmental indemnity for the Midtown Square Whole Loan in the form specified in the loan documents, in accordance with the requirements of the loan documents. Such requirements include receipt by the lender of such information, searches, documentation and opinions as are reasonably required by it; provided that if Gary Sakwa is installed as guarantor and indemnitor on or prior to February 14, 2023, a statement that he meets the Minimum Financial Criteria (as defined below) may be provided in lieu of the foregoing items, other than searches and opinions reasonably required by the lender, and if Gary Sakwa is installed on or prior to August 11, 2022, no such requirements will apply. An “Acceptable Initial Guarantor” means either (a) a person or entity that (i) satisfies a net worth of not less than $30.0 million and a liquidity of not less than $3.0 million (the “Minimum Financial Criteria”), (ii) is reasonably acceptable to the lender, provided that such approval may include (pursuant to the Prudent Lender Standard (as defined below)) a rating agency confirmation, (iii) is, if permitted by REMIC requirements, reasonably acceptable to the lender and if lender discretion is not permitted by REMIC requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans (in either case, the “Prudent Lender Standard”), and (iv) is an affiliate of the borrower, or (b) on or after February 15, 2023, Gary Sakwa, provided that Gary Sakwa satisfies the requirements set forth in clauses (a)(i) through (iv) above. The borrower is not required to effect an Acceptable Initial Guarantor Implementation Event.

Lockbox and Cash Management. The Midtown Square Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the borrower is required to enter into a lockbox agreement with Wells Fargo Bank, National Association, or another bank that is an eligible institution and reasonably acceptable to the lender, and establish and maintain a lockbox account for the benefit of the lender, and the borrower and the property manager are required to deposit all rents received by them into the lockbox account within two business days of receipt. In addition, the borrower is required to cause each commercial or retail tenant to deposit rents directly into the lockbox account (and in connection therewith, was required to deliver to the lender, on the origination date and upon the execution of each new lease, partially completed tenant direction letters, together with authorization to the lender to complete and deliver such letters upon the first occurrence of a Cash Sweep Event Period). Upon the first occurrence of a Cash Sweep Event Period, the lender is required to establish, and the borrower is required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all funds in the lockbox account will be required to be deposited, so long as the Cash Sweep Event Period is continuing, and applied on each monthly payment date, provided no event of default is continuing: (i) to make the monthly deposits into the real estate tax and insurance reserves, if any, as described above under “Escrows and Reserves,” (ii) to pay debt service on the Midtown Square Whole Loan, (iii) to make the monthly deposit into the capital expenditures reserve and TI/LC Reserve as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the lender-approved annual budget and lender-approved extraordinary expenses and (v) to transfer any remainder into an excess cash flow reserve to be held as additional security for the Midtown Square Whole Loan during the continuance of such Cash Sweep Event Period.

A-3-77

Retail – Anchored	Loan #7	Cut-off Date Balance:	$30,430,000
1237 Coolidge Highway	Midtown Square	Cut-off Date LTV:	62.9%
Troy, MI 48084		UW NCF DSCR:	1.55x
		UW NOI Debt Yield:	9.3%

A “Cash Sweep Event Period” means a period (i) commencing upon an event of default under the Midtown Square Whole Loan documents and ending upon the cure, if applicable, of such event of default or (ii) commencing upon the debt service coverage ratio (assuming a 30 year amortization schedule) for the Midtown Square Whole Loan being less than 1.20x at the end of any calendar quarter and ending upon the debt service coverage ratio (assuming a 30 year amortization schedule) being at least 1.20x for the immediately preceding two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Midtown Square Property also secures the Midtown Square Non-Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $50,000,000. The Midtown Square Non-Serviced Pari Passu Companion Loan accrues interest at the same rate as the Midtown Square Mortgage Loan. The Midtown Square Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Midtown Square Non-Serviced Pari Passu Companion Loan. The holders of the Midtown Square Mortgage Loan and the Midtown Square Non-Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Midtown Square Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans.”

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers acts of terrorism in an amount equal to the “full replacement cost” of the Midtown Square Property, together with business income insurance covering the 18-month period commencing at the time of loss. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”), is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), the lender is required to accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program) but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-78

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A-3-79

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

A-3-80

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

Coleman Highline Phase IV
1189, 1193, and 1199 Coleman Avenue
San Jose, CA 95110
Santa Clara
North San Jose
San Francisco Intl. Airport 31 miles
San Jose International Airport
SAN JOSE
Northside
Downtown Santa Clara
Newhall
College Park
Cory
Rose Garden
SANTA CLARA COUNTY
The Villas
Buena Vista
Burbank
Downtown San Jose
Santa Clara University
University Stadium
Leavey Event Center
Franklin Square
Jackson University Plaza
Verizon Development Center
eBay Component
Google Express
Lumileds Corporate Office
Cavium
PayPal
SMK Electronics Corporation, USA
uSens, Inc.
Sony
Quantumscape Corporation
Hitachi Vantara
Digital Realty Data Ctr.
Walsh at Lafayette Industrial Park
California Paperboard Corporation
Golden State Brewery
SAE Engineering
USCIS Application Support Ctr.
BART Extension (Future Phase)
PayPal Park
Santa Clara County Offices
Columbus Park
Guadalupe River Park
San Jose Market Center
Santa Clara County Counsel
Santa Clara Superior Court
SAN PEDRO SQUARE
SAP CENTER AT SJ
Zoom Video Communications
Adobe
McEnery Conv. Ctr.
Children's Discovery Museum
Musik Ink Studios
O'Connor Hospital
Westfield Valley Fair
Winchester Shopping Center
Santana Row
Civic Center
Japantown/ Ayer Station
St. James
DIRIDON (Planned)
San Fernando
SAN JOSE DIRIDON
San Jose Diridon
COLLEGE PARK
SANTA CLARA (Planned)
SANTA CLARA
Bayshore Fwy
Guadalupe Fwy
Nimitz Fwy
Guadalupe River
CALTRAIN
VTA LIGHT RAIL
101
87
880
82
280
Montague Park
Lafayette St.
Trimble Rd.
Zanker Rd.
Charcot Ave.
Karina
Central Expwy.
Walsh Ave.
De La Cruz Blvd.
Gish Rd.
N. 10th St.
N. 4th St.
Hedding St.
Taylor St.
N. 7th St.
Montroe St.
El Camino Real
Harrison St.
Lincoln St.
Coleman Ave.
Market St.
Bellomy St.
Washington St.
Winchester Blvd.
Monroe St.
Pruneridge Ave.
The Alameda
Park Ave.
Naglee Ave.
Race St.
Bascom Ave.
Stevens Creek Blvd.
San Carlos St.
Fremont
Newark
ALAMEDA COUNTY
SAN MATEO COUNTY
Menlo Park
Palo Alto
Milpitas
Mountain View
Sunnyvale
SANTA CLARA COUNTY
Alum Rock
Santa Clara
Downtown
Los Altos Hills
Cupertino
SAN JOSE
West Valley
Willow Glen
Campbell
Saratoga
Monte Sereno
Los Gatos
Almaden

A-3-81

Mortgage Loan No. 8 – Coleman Highline Phase IV

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BMO			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$30,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$30,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	4.4%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	2021/NAP
Borrower Sponsor:	AGC Equity Partners Investments Ltd.			Size:	657,934 SF
Guarantor(2):	NAP			Cut-off Date Balance per SF(1):	$372
Mortgage Rate(3):	2.4945%			Maturity Date or ARD Balance per SF(1)(3):	$372
Note Date:	12/1/2021			Property Manager:	RiverRock Real Estate
First Payment Date:	1/6/2022				Group, Inc.
Anticipated Repayment Date (ARD)(3):	12/6/2026
Final Maturity Date:	4/6/2032
Original Term to ARD(3):	60 months
Original Amortization Term(3):	0 months			Underwriting and Financial Information(6)
IO Period(3):	60 months			UW NOI:	$34,461,379
Seasoning:	4 months			UW NOI Debt Yield(1):	14.1%
Prepayment Provisions(4):	L(28),DorYM1(27),O(5)			UW NOI Debt Yield at Maturity or ARD(1)(3):	14.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	5.54x
Additional Debt Type(1):	Pari Passu/Subordinate			Most Recent NOI(7):	NAP
Additional Debt Balance(1):	$215,000,000 / $268,500,000			2nd Most Recent NOI(7):	NAP
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI(7):	NAP
Reserves(5)				Most Recent Occupancy:	100.0% (4/6/2022)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(7):	NAP
RE Tax:	$0	Springing	NAP	3rd Most Recent Occupancy(7):	NAP
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$790,000,000 (11/8/2021)
Recurring Replacements:	$0	Springing	$263,174	Appraised Value Per SF:	$1,201
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	31.0%
Other Reserves:	$10,790,118	$0	NAP	Maturity Date or ARD LTV Ratio(1):	31.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes(1):	$245,000,000	30.5%	Purchase Price:	$780,000,000	96.9%
Subordinate Notes(1):	$268,500,000	33.4%	Closing Costs:	$13,749,008	1.7%
Borrower Sponsor Equity:	$291,039,125	36.2%	Reserves:	$10,790,118	1.3%
Total Sources:	$804,539,125	100.0%	Total Uses:	$804,539,125	100.0%

(1)	The Coleman Highline Phase IV Mortgage Loan (as defined below) is part of the Coleman Highline Phase IV Whole Loan (as defined below), which is comprised of nine pari passu senior promissory notes with an aggregate original principal balance of $245,000,000 (collectively, the “Coleman Highline Phase IV Senior Notes”) and two pari passu promissory notes that are subordinate to the Coleman Highline Phase IV Senior Notes with an aggregate original principal balance of $268,500,000 (collectively, the “Coleman Highline Phase IV Subordinate Notes”, and together with the Coleman Highline Phase IV Senior Notes, the “Coleman Highline Phase IV Whole Loan”). The Cut-off Date Balance Per SF, Maturity Date or ARD Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity or ARD, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date or ARD LTV Ratio numbers presented above are based on the aggregate Cut-off Date principal balance of the Coleman Highline Phase IV Senior Notes, without regard to the Coleman Highline Phase IV Subordinate Notes. The Cut-off Date Balance Per SF, Maturity Date or ARD Balance Per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity or ARD, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date or ARD LTV Ratio numbers based on the entire Coleman Highline Phase IV Whole Loan are $780, $780, 6.7%, 6.7%, 2.64x, 65.0% and 65.0%, respectively.
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Coleman Highline Phase IV Loan. See “The Borrower and the Borrower Sponsor” below.
(3)	The Coleman Highline Phase IV Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of December 6, 2026 and a final maturity date of April 6, 2032. Prior to the ARD, the Coleman Highline Phase IV Whole Loan will accrue interest at a rate equal to the Initial Interest Rate (as defined below). From and after the ARD, until the outstanding principal balance of the Coleman Highline Phase IV Whole Loan and all accrued interest has been paid in full, or until the final maturity date of April 6, 2032, whichever event occurs first, the Coleman Highline Phase IV Whole Loan will accrue interest at a rate equal to the Adjusted Interest Rate (as defined below). See “The Mortgage Loan” below.
(4)	The borrower has the option to prepay (with the payment of a yield maintenance premium) or defease the Coleman Highline Phase IV Whole Loan in full after the first payment date following the earlier to occur of (a) the end of the second anniversary of the closing date of the securitization of the last portion of the Coleman Highline Phase IV Whole Loan to be securitized and (b) December 1, 2024. The assumed lockout period of 28 payments is based on the closing date of this transaction in April 2022.
(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(6)	The novel coronavirus pandemic is an evolving situation and could impact the Coleman Highline Phase IV Whole Loan more severely than assumed in the underwriting of the Coleman Highline Phase IV Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.
(7)	Historical NOI and occupancy information is not available as the Coleman Highline Phase IV Property was built in 2021.
A-3-82

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

The Mortgage Loan. The eighth largest mortgage loan (the “Coleman Highline Phase IV Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee interest in a 657,934 SF office property located in San Jose, California (the “Coleman Highline Phase IV Property”). The Coleman Highline Phase IV Whole Loan was co-originated by Bank of Montreal (“BMO”) and Barclays Capital Real Estate Inc. (“Barclays”). The Coleman Highline Phase IV Mortgage Loan is part of the Coleman Highline Phase IV Whole Loan with an aggregate outstanding principal balance as of the Cut-off Date of $513,500,000 consisting of the nine senior pari passu Coleman Highline Phase IV Senior Notes with an aggregate outstanding principal balance as of the Cut-off Date of $245,000,000 and the two Coleman Highline Phase IV Subordinate Notes, which are subordinate to the Coleman Highline Phase IV Senior Notes and pari passu with each other, with an aggregate outstanding principal balance as of the Cut-off Date of $268,500,000. The Coleman Highline Phase IV Mortgage Loan is evidenced by the non-controlling Note A-7, with an outstanding principal balance as of the Cut-off Date of approximately $30,000,000. The Coleman Highline Phase IV Senior Notes that are not to be included in the MSC 2022-L8 securitization are referred to as the “Coleman Highline Phase IV Non-Serviced Pari Passu Companion Loans,” and if not already securitized, are expected to be contributed to future securitization transactions. The Coleman Highline Phase IV Whole Loan is currently being serviced pursuant to the pooling and servicing agreement for the BBCMS 2022-C14 securitization trust until Note A-1 is securitized, whereupon the Coleman Highline Phase IV Whole Loan will be serviced pursuant to the servicing agreement for such future securitization, which is expected to be the COLEM 2022-HLNE securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The Coleman Highline Phase IV Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

The Coleman Highline Phase IV Whole Loan has a five-year term to the ARD. The Coleman Highline Phase IV Whole Loan requires interest only payments on each due date at an initial interest rate of 2.4945% per annum (the “Initial Interest Rate”) up to but not including the ARD. From and after the ARD, (i) interest will accrue on the outstanding principal amount of the Coleman Highline Phase IV Whole Loan at the rate of 4.9945% per annum (the “Adjusted Interest Rate”), provided that interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (“Excess Interest”) will be deferred until the earlier of the maturity date and the payment in full of the principal balance of the Coleman Highline Phase IV Whole Loan. After the ARD, all excess cash flow available from the Coleman Highline Phase IV Property after payment of interest at the Initial Interest Rate and any applicable reserves and expenses in accordance with the Coleman Highline Phase IV Whole Loan documents, will be applied (i) first to reduce (without payment of any yield maintenance premium or prepayment charge) the principal balance of the Coleman Highline Phase IV Whole Loan until the entire outstanding principal balance is paid in full (with such funds being applied first to the aggregate principal balance of the Coleman Highline Phase IV Senior Notes until they are paid in full before being applied to the Coleman Highline Phase IV Subordinate Notes) and (ii) second, to pay Excess Interest (with such funds being applied first to Excess Interest accrued in respect of the Coleman Highline Phase IV Senior Notes before being applied to Excess Interest accrued in respect of the Coleman Highline Phase IV Subordinate Notes).

Note Summary
Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$26,650,000	$26,650,000	COLEM 2022-HLNE(1)	No
A-2	$14,350,000	$14,350,000	COLEM 2022-HLNE(1)	No
A-3	$40,000,000	$40,000,000	BBCMS 2022-C14	No
A-4	$30,000,000	$30,000,000	BBCMS 2022-C14	No
A-5	$35,000,000	$35,000,000	Barclays(2)	No
A-6	$27,600,000	$27,600,000	Barclays(2)	No
A-7	$30,000,000	$30,000,000	MSC 2022-L8(3)	No
A-8	$25,000,000	$25,000,000	BMO 2022-C1	No
A-9	$16,400,000	$16,400,000	BMO 2022-C1	No
Total Senior Notes	$245,000,000	$245,000,000
B-1	$174,525,000	$174,525,000	COLEM 2022-HLNE(1)	Yes
B-2	$93,975,000	$93,975,000	COLEM 2022-HLNE(1)	No
Whole Loan	$513,500,000	$513,500,000

(1)	The COLEM 2022-HLNE securitization transaction is expected to close prior to the closing date of the MSC 2022-L8 transaction.
(2)	Held by Barclays and expected to be contributed to one or more future securitization transactions.
(3)	To be contributed by BMO.

The Borrower and the Borrower Sponsor. The borrower is SJCCRE1 LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Coleman Highline Phase IV Whole Loan. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Coleman Highline Phase IV Whole Loan. The borrower sponsor is AGC Equity Partners Investments Ltd., which is an affiliate of AGC Equity Partners (“AGC”). AGC is a London-based global alternative asset manager established in 2009 to invest in a wide range of real assets, private equity opportunities and liquid strategies through its balance sheet and investment funds, which currently has approximately $6.3 billion of assets under management. AGC transactions include commercial assets leased to tenants, including L’Oréal, PricewaterhouseCoopers, Hilton Hotels Corporation, Lufthansa, Michelin, KPMG International Limited, Schroders plc, Hewlett Packard Enterprise, GEFCO S.A., Vodafone Group and BP plc. AGC has also completed transactions in the logistics and student housing sectors with approximately 2.8 million SF of logistics assets and approximately 3,000 student beds under management.

The Property. The Coleman Highline Phase IV Property is a 2021-vintage, 657,934 SF office property which is part of a multiphase, mixed-use development located on the Santa Clara/San Jose border in California (the “Coleman Highline Development”). The 657,934 SF of space consists of an eight-story, 603,363 SF, Class A office building designed to meet LEED Silver specifications, Gensler architecture, 78,000 SF floor plates and 14-20 foot floor-to-floor heights as well as a two-story, 52,214 SF amenity building, which includes a dining hall, gym and health center, a 2,357 SF welcome pavilion and a five-story, approximately 2,166 space parking garage (approximately 3.3 spaces per 1,000 SF). The Coleman Highline Phase IV Property was built to suit for Yahoo (formerly Verizon Media) to serve as its West Coast headquarters and Silicon Valley innovation hub and includes a data center on the ground floor and a broadcast lab and voiceover room aimed at content creation on the third floor. The

A-3-83

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

amenity building includes a fitness center, locker rooms, a dining hall, and a health center that operates in partnership with Stanford Health. As of April 6, 2022, the Coleman Highline Phase IV Property was 100.0% leased to Oath Holdings Inc., an affiliate of Yahoo and guaranteed (up to $690,199,049) by Verizon Communications Inc. (NYSE: VZ; BBB+/Baa1/A- by S&P/Moody’s/Fitch), pursuant to a 657,934 SF modified triple-net lease through April 30, 2037, with two seven-year extension options and no early termination rights (other than material casualty or condemnation). Verizon Communications Inc. invested approximately $125 per SF over and above the tenant’s $100 per SF tenant improvement allowance on areas including $20 million of additional base building work, data center space, a broadcast studio on the third floor, and interconnection between the office building and amenity building. Additionally, Oath Holdings Inc. is approximately 55% through the process of installing a new solar array on top of the parking garage at its own expense, for an estimated total cost of approximately $10.0 million in addition to the $225 per SF investment mentioned above.

Major Tenants.

Oath Holdings Inc. (657,934 SF; 100.0% of NRA; 100.0% of underwritten base rent): Oath Holdings Inc. is an affiliate of Yahoo that was assigned the lease following Apollo’s acquisition of Yahoo (formerly Verizon Media) in September 2021. Verizon Communications Inc. retained a 10% stake in Yahoo (formerly Verizon Media) and remained as the guarantor on the lease. Yahoo is a global media and technology company with brands that include Yahoo sites such as Yahoo Sports, Yahoo Fantasy, Yahoo Finance and Yahoo Sportsbook among others, in addition to other brands such as AOL, TechCrunch, Autoblog and Engadget. In addition to its brands, Yahoo is also a leading advertising technology and media platform business, with approximately 240 million unique user profiles across 200 global partners and a network capacity of approximately 135 terabytes per second. Verizon Communications Inc. (NYSE: VZ; BBB+/Baa1/A- by S&P/Moody’s/Fitch), the lease guarantor, is one of the largest providers of technology and communication services, serving 99% of Fortune 500 Companies and 95 million retail connections in over 150 countries. Ranked 20th in the Fortune 500, Verizon Communications Inc. generated $128.3 billion in revenues in 2020 and reported $32.1 billion in net cash from operating activities and $4.21 in earnings per share through September 30, 2021.

Yahoo (formerly Verizon Media) executed its lease at the Coleman Highline Phase IV Property in July 2019, the lease commenced at the end of October 2021 and expires at the end of April 2037. The tenant received a six-month rent abatement and is required to commence paying rent in May 2022. The lease is modified triple-net with the tenant responsible for reimbursing all operating expenses including management fees (subject to a cap of 2.0% of base rent and other conditions summarized below), includes two, seven-year extension options to renew the entire premises at market rent with 12-15 months’ notice and no termination options (other than with respect to material casualty or condemnation). The tenant is responsible for 100% of operating expenses subject to a management fee cap of 2% of base rent and a 4% cap on increases in controllable operating expenses, which controllable operating expenses are capped following the second full calendar year after the lease commencement date on a non-cumulative but compounding basis. Controllable operating expenses include all operating expenses except (i) utility charges, (ii) cost of union labor, (iii) market wide labor rate increases due to extraordinary circumstances, (iv) costs arising due to force majeure, including costs arising due to extraordinary weather, (v) landlord’s insurance costs, (vi) costs related to compliance with government mandated transportation management programs, (vii) certain amortized capital expenses and (viii) tax expenses. Beginning in September 2021, Oath Holdings Inc. began marketing floors five through eight (approximately 245,000 SF or 37% of NRA) for sublease. The sublease would not impact the Verizon Communications Inc.’s guarantee. The landlord has sublease consent rights (not to be unreasonably withheld, conditioned or delayed) for any sublease larger than 150,000 SF and 50% of any subtenant rent or consideration in excess of the tenant’s contractual rent must be shared with the landlord.

The following table presents the annual base rent under the lease and the corresponding Verizon Communications Inc. guarantee:

Tenant Rent Schedule and Verizon Communications Inc. Guarantee
Months(1)	Annualized Base Rent	PSF	Remaining Lease Obligation	Verizon Communications Inc. Guarantee(2)
May 2022 - April 2023	$32,370,353	$49.20	$602,053,403	$690,200,000
May 2023 - April 2024	$33,341,463	$50.68	$569,683,050	$668,100,000
May 2024 - April 2025	$34,341,707	$52.20	$536,341,587	$629,500,000
May 2025 - April 2026	$35,371,959	$53.76	$501,999,880	$589,700,000
May 2026 - April 2027	$36,433,117	$55.38	$466,627,921	$548,600,000
May 2027 - April 2028	$37,526,111	$57.04	$430,194,804	$506,200,000
May 2028 - April 2029	$38,651,894	$58.75	$392,668,693	$462,400,000
May 2029 - April 2030	$39,811,451	$60.51	$354,016,799	$417,200,000
May 2030 - April 2031	$41,005,794	$62.33	$314,205,348	$370,600,000
May 2031 - April 2032	$42,235,968	$64.19	$273,199,554	$322,500,000
May 2032 - April 2033	$43,503,047	$66.12	$230,963,586	$272,900,000
May 2033 - April 2034	$44,808,139	$68.10	$187,460,539	$221,700,000
May 2034 - April 2035	$46,152,383	$70.15	$142,652,400	$168,900,000
May 2035 - April 2036	$47,536,954	$72.25	$96,500,017	$114,300,000
May 2036 - April 2037	$48,963,063	$74.42	$48,963,063	$58,100,000

(1)	Does not include the base rent abatement period, which covers the first six months, commencing on the first full month following the lease commencement date.
(2)	Verizon Communications Inc. Guarantee amount is rounded to the nearest hundred thousand.

A-3-84

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

The following table presents a summary regarding the major tenants at the Coleman Highline Phase IV Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant SF	Approx.% of SF	Annual UW Rent(2)	Annual UW Rent PSF(2)	App. % of Total Annual UW Rent(2)	Lease Expiration	Renewal Options	Term. Option
Oath Holdings Inc.	Baa1/BBB+/A-	657,934	100.0%	$32,370,353	$49.20	100.0%	4/30/2037	2 x 7 Yrs	N
Subtotal/Wtd. Avg.		657,934	100.0%	$32,370,353	$49.20	100.0%

Vacant Space		0	0.0%	$0	$0.00	0.0%
Total/Wtd. Avg.		657,934	100.0%	$32,370,353	$49.20	100.0%

(1)	Ratings are of Verizon Communications Inc., which guarantees the lease through the initial term plus extension options.
(2)	Annual UW Rent, and Annual UW Rent PSF are based on the underwritten rent roll dated April 6, 2022. The tenant received a six-month rent abatement and is required to commence paying rent in May 2022. The tenant is required to reimburse for common area maintenance (“CAM”) charges during the rent abatement period, and the outstanding rent abatement of $10,790,117.60 was reserved at loan origination.

The following table presents certain information relating to the lease rollover at the Coleman Highline Phase IV Property:)

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Annual UW Rent PSF Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2028	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2029	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2030	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2031	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2032	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2033 & Thereafter	1	657,934	100.0%	100.0%	$32,370,353	$49.20	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	1	657,934	100.0%		$32,370,353	$49.20	100.0%

(1)	Based on the underwritten rent roll dated as of April 6, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	The tenant received a six-month rent abatement and will commence paying rent in May 2022. The tenant is required to reimburse for CAM charges during the rent abatement period, and the outstanding rent abatement of $10,790,117.60 was reserved at closing.

COVID-19 Update. As of April 6, 2022, the Coleman Highline Phase IV Whole Loan is not subject to any modification or forbearance request and is current on debt service.

Market Overview. The Coleman Highline Phase IV Property is part of the Coleman Highline Development, a transit oriented, mixed-use development located near several major highways, public transportation options and Mineta San Jose International Airport offering access to the Coleman Highline Phase IV Property via planes, trains and automobiles. Direct access to US Highway 101 and California State Route 82 and close proximity to Interstate 280 provide tenants access to San Francisco as well as affluent suburbs such as Cupertino, Palo Alto and Mountain View. Public transportation access is provided via pedestrian walkway to Santa Clara Station which serves Amtrak and Caltrain lines and is also the planned terminal station for the Silicon Valley BART extension, which would make it one of three Bay Area stations where BART and Caltrain meet. When completed, the Coleman Highline Development is expected to contain seven office buildings, four amenity buildings, a hotel and retail space.

The Coleman Highline Development and Coleman Highline Phase IV Property are located in the San Jose-Sunnyvale-Santa Clara, California Metropolitan Statistical Area (the “San Jose MSA”), which is the 36th largest MSA in the country by population with an estimated population of 1,992,544 in 2021. Total employment in the San Jose MSA grew by 20.3% since 2011 (a total of 182,267 jobs) significantly outpacing the state of California, which grew by only 11.8% over that same period. Top employers in the San Jose MSA include Apple Inc., Alphabet Inc., Cisco Systems Inc. and Intel Corp. Within the San Jose MSA, the Coleman Highline Phase IV Property is located within the North San Jose office submarket, as defined by a third-party marketing report. The North San Jose Submarket has added an average of 327,185 SF per year over the last 11 years, but deliveries have been sporadic, with five of the last 11 years having no new deliveries. Vacancy in the submarket is above the market average at 15.1%, but that number is below the annual average of 17.9% over the last 11 years.

According to the appraisal, as of 2021, the population within a 1-mile, 3-mile and 5-mile radius totaled 10,373, 171,409 and 627,229 people, respectively, and median household income for the same radii was $91,615, $109,707 and $114,059, respectively.

A-3-85

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

The following table presents certain information relating to a third-party marketing report’s statistics for the San Jose MSA office market and North San Jose office submarket as of the third quarter of 2021:

Availability			Inventory			Sales
	Submarket	Market		Submarket	Market		Submarket	Market
Market Rent/SF	$51.16	$61.59	Buildings	226	4,648	YTD Properties Sold	15	161
Vacancy Rate	15.10%	12.70%	Inventory (mm SF)	16.9	136.4	Average Sale Price (mm)	$79.5	$31.80
Vacant (mm SF)	2.6	17.3	Average Building (SF)	74,963	29,346	Average Price/SF	$639	$731
Availability Rate	19.9%	15.90%	Under Construction (SF)	622,142	7,788,118	Average Cap Rate	5.4%	4.80%
Available (mm SF)	3.4	21.7	12 Mo. Delivered (SF)	655,000	3,200,000

The following table presents certain information relating to comparable office leases for the Coleman Highline Phase IV Property:

Comparable Office Leases
Property / Location	Tenant SF	Year Built / Renovated	Tenant	Rent PSF	Commencement Date	Lease Term	Lease Type
Coleman Highline Phase IV San Jose, CA	657,934(1)	2021 / NAP	Oath Holdings Inc.	$49.20(1)	Oct-2021(1)	186(1)	Triple Net
Nokia Sunnyvale, CA	231,000	2021 / NAV	Nokia	$52.80	Oct-2021	128	Triple Net
100 Winchester Cir Los Gatos, CA	81,330	2005 / NAV	Netflix	$48.00	Jan-2021	120	Triple Net
Coleman Highline Phase I San Jose, CA	162,557	2017 / NAV	Roku	$44.52	Apr-2020	117	Triple Net
Great American Corporate Center Santa Clara, CA	301,437	1984 / NAV	AirBnB	$45.00	Jan-2020	133	Triple Net
The Offices at Santana Row San Jose, CA	301,000	2019 / NAV	Splunk	$45.60	Mar-2019	130	Triple Net

Source: Appraisal, unless indicated otherwise.

(1)	Based on underwritten rent roll dated as of April 6, 2022.

The following table presents certain information relating to comparable office sales for the Coleman Highline Phase IV Property:

Comparable Office Sales
Property / Location	RSF	Year Built / Renovated	Occupancy	Sale Date	Sale Price	Price PSF	Adjusted Price PSF
Coleman Highline Phase IV San Jose, CA	657,934(1)	2021 / NAP	100.0%(1)
HQ@First San Jose, CA	603,666	2010 / 2018	100.0%	Jul-2021	$535,000,000	$886	$1,072
Nokia Sunnyvale, CA	231,000	2021 / NAP	100.0%	Jul-2021	$254,000,000	$1,100	$1,220
750 Moffett Blvd Mountain View, CA	222,000	2021 / NAV	100.0%	Jul-2021	$282,600,000	$1,273	$1,344
2225 Lawson Lane Santa Clara, CA	328,867	2012 / NAV	100.0%	Feb-2020	$276,300,000	$840	$1,017
Koll Center – Sierra Point Brisbane, CA	90,000	1986 / 2017	100.0%	Jun-2019	$77,000,000	$856	$1,009

Source: Appraisal, unless indicated otherwise.

(1)	Based on the underwritten rent roll dated April 6, 2022.

The following table presents the appraisal’s market rent conclusion:

Market Rent Summary
Space Type	Market Rent	Lease Term	Lease Type (Reimbursements)	Rent Increase Projection	Tenant Improvements (New Tenant) (PSF)	Tenant Improvements (Renewal) (PSF)
Office	$51.00	10.0	Triple Net	3.0% per annum	$32.50	$16.25

Source: Appraisal.

A-3-86

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Coleman Highline Phase IV Property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$32,370,353	$49.20
Straight-Line Rent(3)	$1,772,323	$2.69
Vacant Income	$0	$0.00
Total Recoveries	$14,045,192	$21.35
Less Vacancy & Credit Loss	$0	$0.00
Effective Gross Income	$48,187,868	$73.24

Real Estate Taxes	$9,076,860	$13.80
Insurance	$1,844,244	$2.80
Management Fee	$323,704	$0.49
Other Expenses	$2,481,681	$3.77
Total Expenses	$13,726,489	$20.86

Net Operating Income	$34,461,379	$52.38
Replacement Reserves	$131,587	$0.20
TI/LC	$0	$0.00
Net Cash Flow	$34,329,793	$52.18

Occupancy %(2)	100.0%
NOI DSCR(4)	5.56x
NCF DSCR(4)	5.54x
NOI Debt Yield(4)	14.1%
NCF Debt Yield(4)	14.0%

(1)	Historical financial and occupancy information is not available as the Coleman Highline Phase IV Property was built in 2021.
(2)	Underwritten Base Rent is based on the in-place rent roll as of April 6, 2022.
(3)	Underwritten Straight-Line Rent based on straight-line rents applied through the ARD.
(4)	The debt service coverage ratios and debt yields are based solely on the Coleman Highline Phase IV Senior Notes and exclude the Coleman Highline Phase IV Subordinate Notes.

Escrows and Reserves.

The borrower deposited at origination approximately $10,790,118 for free rent and rent abatements under the Oath Holdings Inc. lease.

Real Estate Taxes – During the continuance of a Trigger Period (as defined below), the borrower is required to deposit monthly 1/12th of the annual estimated real estate taxes.

Insurance – During the continuance of a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the Coleman Highline Phase IV Whole Loan documents.

Replacement Reserve – During the continuation of a Trigger Period, the Coleman Highline Phase IV Whole Loan documents provide for ongoing monthly deposits of approximately $10,966 into a reserve for approved capital expenditures, subject to a cap of $263,174.

Rollover Reserve – During the continuation of a Trigger Period, the Coleman Highline Phase IV Whole Loan documents provide for ongoing monthly deposits of approximately $82,242 into a reserve for tenant improvement and leasing commission obligations.

Operating Expense Reserve – During the continuation of a Trigger Period, the Coleman Highline Phase IV Whole Loan documents require the borrower to deposit an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses to be incurred by the borrower for the then current interest accrual period.

Lockbox and Cash Management. The Coleman Highline Phase IV Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause each tenant at the Coleman Highline Phase IV Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower is required to cause all rents received by the borrower or property manager with respect to the Coleman Highline Phase IV Property to be deposited into such lockbox account within two business days. All amounts in the lockbox account are remitted on each business day to the borrower at any time other than during the continuance of a Trigger Period, and during the continuance of a Trigger Period are required to be remitted to a lender-controlled cash management account on each business day to be applied and disbursed in accordance with the Coleman Highline Phase IV Whole Loan documents. Upon the occurrence of a Trigger Period all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Coleman Highline Phase IV Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Coleman Highline Phase IV Whole Loan. If the Coleman Highline Phase IV Whole Loan is not repaid in full on the ARD, all funds in the excess cash flow reserve account and all excess cash flow that accrues thereafter will be applied: (i) to the principal balance of the Coleman Highline Phase IV Whole Loan (which sums will be applied first to the aggregate principal balance of the Coleman Highline Phase IV Senior Notes until they are paid in full before being applied to the Coleman Highline Phase IV Subordinate Notes), and (ii) to the payment of Excess Interest in

A-3-87

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

respect of the Coleman Highline Phase IV Whole Loan (which sums will be applied first to Excess Interest accrued in respect of the Coleman Highline Phase IV Senior Notes before being applied to Excess Interest accrued in respect of the Coleman Highline Phase IV Subordinate Notes).

A “Trigger Period” means the occurrence of (i) an event of default under the Coleman Highline Phase IV Whole Loan, (ii) the debt yield of the Coleman Highline Phase IV Whole Loan falling below 4.5% for one calendar quarter, (iii) a Specified Tenant Trigger Event (as defined below), or (iv) the ARD. A Trigger Period will be cured upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, either (x) the date that the debt yield is equal to or greater than 4.5% for one calendar quarter or (y) the borrower prepays the Coleman Highline Phase IV Whole Loan (which such prepayment will be required to be accompanied by a yield maintenance premium) or deposits funds or a letter of credit in an amount such that, after giving effect to such prepayment, deposit or letter of credit, the debt yield on the Coleman Highline Phase IV Whole Loan would be equal to or greater than 4.5%, or (c) with respect to clause (iii) above, the cure of such Specified Tenant Trigger Event.

A “Specified Tenant Trigger Event” means the occurrence of (i) a material monetary default under the Specified Tenant Lease (as defined below) beyond all applicable notice and cure periods (a “Specified Tenant Default Trigger”), (ii) any bankruptcy or similar insolvency of Specified Tenant (as defined below) or Specified Tenant Lease Guarantor (as defined below) (a “Specified Tenant Bankruptcy Trigger”), (iii) the date on which a Specified Tenant cancels or terminates its Specified Tenant Lease with respect to at least 50% of the Specified Tenant space prior to the then current expiration date under such Specified Tenant Lease, or delivers notice that it is canceling or terminating its Specified Tenant Lease with respect to at least 50% of the Specified Tenant space (other than temporarily as a result of force majeure (including government stay-at-home orders) or during the time when Specified Tenant’s employees are working remotely due to COVID-19 (in each case for not more than 9 months) but Specified Tenant has not ceased business operations, provided that in each case Specified Tenant is paying full unabated rent under its lease (or any free rent is reserved in full with the lender) and is not otherwise in default beyond applicable notice and cure periods under its lease) (a “Specified Tenant Termination Trigger”), or (iv) the date on which Specified Tenant under the Specified Tenant Lease goes dark or ceases business operations at 50% or more of the Specified Tenant space (other than temporarily as a result of casualty, permitted alterations under the Specified Tenant Lease or force majeure (including government stay-at-home orders) or during the time when Specified Tenant’s employees are working remotely due to COVID-19 (in each case for not more than 9 months), provided that in each case Specified Tenant is paying full unabated rent under its Specified Tenant Lease (or any free rent is reserved in full with the lender) and is not otherwise in default beyond applicable notice and cure periods under its Specified Tenant Lease and Specified Tenant resumes operations in the Specified Tenant space within a reasonable amount of time relative to other similarly situated tenants in the geographic area where the Coleman Highline Phase IV Property is located after such government restrictions are lifted) (a “Specified Tenant Go Dark Trigger”); provided, however, that if either (a) the Specified Tenant Lease is guaranteed by Verizon Communications Inc. or a successor guarantor as permitted under the terms of the Specified Tenant Lease in effect as of the origination date, (b) the Specified Tenant or the guarantor of such replacement tenant’s lease has a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch, or (c) the Specified Tenant has subleased the dark space to a tenant which has (or has a sublease guarantor which has) a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch which has accepted delivery thereof and is paying unabated rent (or any free rent is reserved in full with the lender) at a rate that is at least equal to the contract rate under the Specified Tenant Lease, such Specified Tenant will not be deemed to have “gone dark” and no Specified Tenant Trigger Event will be deemed to have occurred. A Specified Tenant Trigger Event will be cured upon (i) if the Specified Tenant Trigger Event is caused solely by a Specified Tenant Default Trigger, the first to occur of (a) the cure (if applicable) of such default or (b) the borrower leasing the entire Specified Tenant space in accordance with the applicable terms and conditions under the Coleman Highline Phase IV Whole Loan documents to one or more replacement tenants reasonably acceptable to the lender, and each applicable replacement tenant has accepted the premises demised under its lease and is paying the full amount of the rent due thereunder (unless any such free rent is reserved with the lender); provided that each such replacement lease is a Qualified Lease (as defined below) (a “Reletting Cure”), (ii) if the Specified Tenant Trigger Event is caused solely by a Specified Tenant Bankruptcy Trigger, the first to occur of (a) Specified Tenant and/or Specified Tenant Lease Guarantor, as applicable, is no longer insolvent or subject to any bankruptcy or insolvency proceedings and Specified Tenant has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction or (b) a Reletting Cure occurs with respect to the applicable Specified Tenant space, (iii) if the Specified Tenant Trigger Event is caused solely by a Specified Tenant Termination Trigger, the first to occur of (a) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect or (b) a Reletting Cure occurs with respect to the applicable Specified Tenant space, and the debt yield is equal to or greater than 5.50% (or the borrower prepays the Coleman Highline Phase IV Whole Loan (which such prepayment will be required to be accompanied by a yield maintenance premium) in accordance with the provisions of the Coleman Highline Phase IV Whole Loan documents in an amount that, after giving effect to such prepayment, the debt yield would be equal to or greater than 5.50%), (iv) if the Specified Tenant Trigger Event is caused solely by the occurrence of a Specified Tenant Go Dark Trigger, the first to occur of (I) the applicable Specified Tenant re-commences its operations and the conduct of business in the ordinary course at its Specified Tenant space or a portion thereof, as the case may be, such that it is no longer dark, and has not vacated, ceased to conduct business in the ordinary course at the Coleman Highline Phase IV Property (or the applicable portion thereof), (II) a Reletting Cure occurs with respect to the applicable Specified Tenant space; or (III) the entirety of the dark space has been sublet to an entity or a wholly-owned subsidiary of an entity that has a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch (or the guarantor of such tenant’s or subtenant’s obligations has a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch), which entity has accepted delivery thereof and is paying unabated rent (unless any free rent is reserved with the lender) at a rate that is at least equal to the contract rate under the Specified Tenant Lease, and (v) if the Specified Tenant Trigger Event is caused by the occurrence of any of clause (i) through (iv) in the definition of “Specified Tenant Trigger Event”, the borrower delivers to the lender either (a) cash collateral or a letter of credit, (b) a guaranty in form and substance reasonably satisfactory to the lender from up to two entities that (X) each has a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch, and (Y) collectively have and are obligated to maintain a minimum net worth and liquidity reasonably determined by the lender, or (c) subject to written confirmation from the rating agencies that the following will not result in the downgrade, withdrawal or qualification of the then current ratings or the proposed ratings assigned to any securities issued in connection with a securitization, a guaranty in form and substance reasonably satisfactory to the lender from a guarantor reasonably acceptable to the lender; in the case of each of (a), (b) or (c), in an amount equal to the Specified Tenant Rollover Reserve Cap.

A “Specified Tenant” means, as applicable, (i) Oath Holdings Inc., a Delaware corporation and (ii) any other lessee(s) of any space at the Coleman Highline Phase IV Property under a lease (a) that provides rental income representing 20% or more of the total rental income at the Coleman Highline Phase IV Property, (b) covers 20% or more of the total rentable SF at the Coleman Highline Phase IV Property, (c) provides for a lease term of more than 10 years, or (d) is with an affiliate of the borrower.

A “Specified Tenant Lease” means, collectively and/or individually (as the context requires), the lease at the Coleman Highline Phase IV Property with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder).

A-3-88

Office – CBD	Loan #8	Cut-off Date Balance:	$30,000,000
1189, 1193 and 1199 Coleman Avenue	Coleman Highline Phase IV	Cut-off Date LTV:	31.0%
San Jose, CA 95110		U/W NCF DSCR:	5.54x
		U/W NOI Debt Yield:	14.1%

A “Specified Tenant Lease Guarantor” means, as applicable, (i) Verizon Communications Inc., a Delaware corporation and (ii) any other guarantor(s) of the applicable Specified Tenant Lease(s).

A “Specified Tenant Rollover Reserve Cap” means an amount equal to (x) in the case of a Specified Tenant Default Trigger, a Specified Tenant Bankruptcy Trigger or a Specified Tenant Termination Trigger, $50.00 per SF of any portion of the Specified Tenant space that has not been re-tenanted and (y) in the case of a Specified Tenant Go Dark Trigger, $50.00 per SF of the dark or discontinued portion of the Specified Tenant space that has not been re-tenanted.

A “Qualified Lease” means a lease (a) that (i) is with a replacement tenant that has (or whose obligations under the lease are guaranteed by an entity that has) a credit rating of at least an investment grade rating by at least two of S&P, Moody’s or Fitch or is otherwise reasonably acceptable to the lender, (ii) has a term that extends at least five years beyond the ARD and an initial term of at least five years, and (iii) contains lease terms that are substantially similar to the Specified Tenant Lease in effect at the origination date or (b) that is reasonably acceptable to the lender.

Additional Secured Indebtedness (not including trade debts). In addition to the Coleman Highline Phase IV Mortgage Loan, the Coleman Highline Phase IV Property also secures the Coleman Highline Phase IV Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $215,000,000, and the Coleman Highline Phase IV Subordinate Notes, which have an aggregate Cut-off Date principal balance of $268,500,000. The Coleman Highline Phase IV Non-Serviced Pari Passu Companion Loans and the Coleman Highline Phase IV Subordinate Notes bear interest at the same rate as the Coleman Highline Phase IV Mortgage Loan. The Coleman Highline Phase IV Mortgage Loan and the Coleman Highline Phase IV Non-Serviced Pari Passu Companion Loans are pari passu in right of payment and together are senior in right of payment to the Coleman Highline Phase IV Subordinate Notes. The holders of the Coleman Highline Phase IV Mortgage Loan, the Coleman Highline Phase IV Non-Serviced Pari Passu Companion Loans and the Coleman Highline Phase IV Subordinate Notes have entered into a co-lender agreement which sets forth the allocation of collections on the Coleman Highline Phase IV Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The Coleman Highline Phase IV Whole Loan” in the prospectus.

The Coleman Highline Phase IV Whole Loan as of the origination date is summarized in the following table:

Coleman Highline Phase IV Whole Loan Summary(1)
Note	Original Balance	Interest Rate	Cumulative UW NCF DSCR	Cumulative UW NOI Debt Yield	Cumulative Cut-off Date LTV
Senior Notes	$245,000,000	2.4945%	5.54x	14.1%	31.0%
Subordinate Notes	$268,500,000	2.4945%	2.64x	6.7%	65.0%
Total Debt	$513,500,000	2.4945%	2.64x	6.7%	65.0%
(1)	The Coleman Highline Phase IV Whole Loan is structured with an ARD. See “The Mortgage Loan” above.

Mezzanine Loan and Preferred Equity. None.

Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not permitted.

Release of Property. Not permitted.

Letter of Credit. None.

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

Terrorism Insurance. The borrower is required to obtain and maintain “all risk” property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Coleman Highline Phase IV Property and business interruption insurance in an amount equal to 100% of the projected gross revenues from the operation of the property for a period of 24 months with a 12-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-89

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

A-3-90

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

Homer
Cortland
Cortland West
Munsons Corners
McGraw
Blodgett Mills
CORTLAND COUNTY

Rome
Oriskany
ONEIDA COUNTY
Whitesboro
Yorkville
New York Mills
UTICA
New Hartford
Washington Mills
HERKIMER COUNTY
NY State Thruway

NEW YORK
Rochester
Buffalo
Syracuse
Utica
Albany
Cortland
Binghamton
Fishkill
New York

Poughkeepsie
Milton
Spackenkill
Crown Heights
ULSTER COUNTY
Plattekill
Marlboro
Wappingers Falls
Myers Corner
Hopewell Junction
East Fishkill
DUTCHESS COUNTY
Brinckerhoff
Fishkill
ORANGE COUNTY
Orange Lake
Gardnertown
Beacon
Newburgh
New Windsor
Vails Gate
Cornwall-on-Hudson
Cold Spring
Nelsonville
PUTNAM COUNTY
Tompkins Corners
Putnam Valley
Garrison
Carmel

Visions Portfolio III

1	**DoubleTree Utica**	**Utica, NY**
2	**TownePlace Suites New Hartford**	**New Hartford, NY**
3	**Home2 Suites Utica**	**Utica, NY**
4	**Best Western Fishkill**	**Fishkill, NY**
5	**Fairfield Inn Cortland**	**Cortland, NY**

A-3-91

Mortgage Loan No. 9 – Visions Hotel Portfolio III

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMC			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$28,100,000			General Property Type:	Hospitality
Cut-off Date Balance(1):	$28,063,980			Detailed Property Type:	Various
% of Initial Pool Balance:	4.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	Various/Various
Borrower Sponsors:	Arun Patel and Hemant Patel			Size:	516 Rooms
Guarantors:	Arun Patel and Hemant Patel			Cut-off Date Balance per Room(1):	$85,356
Mortgage Rate:	4.1700%			Maturity Date Balance per Room(1):	$68,503
Note Date:	3/4/2022			Property Manager:	Visions Hotels LLC
First Payment Date:	4/6/2022				(borrower-related)
Maturity Date:	3/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(5)
Original Amortization Term:	360 months			UW NOI:	$6,934,877
IO Period:	0 months			UW NOI Debt Yield(1):	15.7%
Seasoning:	1 month			UW NOI Debt Yield at Maturity(1):	19.6%
Prepayment Provisions(2):	L(25),D(91),O(4)			UW NCF DSCR(1):	2.44x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$6,857,376 (12/31/2021)
Additional Debt Type(1)(3):	Pari Passu			2nd Most Recent NOI(6):	$3,073,424 (12/31/2020)
Additional Debt Balance(1)(3):	$15,979,490			3rd Most Recent NOI(6):	$4,472,802 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	72.6% (12/31/2021)
Reserves(4)				2nd Most Recent Occupancy:	54.7% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	80.6% (12/31/2019)
RE Tax:	$261,784	$44,077	NAP	Appraised Value (as of)(7):	$84,500,000 (2/1/2022)
Insurance:	$203,957	$20,539	NAP	Appraised Value per Room(7):	$163,760
FF&E:	$0	$37,506	$2,100,000	Cut-off Date LTV Ratio(1)(7):	52.1%
DoubleTree Utica FF&E:	$0	$16,275	NAP	Maturity Date LTV Ratio(1)(7):	41.8%
DoubleTree Utica PIP Reserve:	$0	Springing	NAP
PIP Reserve:	$0	Springing	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$44,100,000	100.0%	Loan Payoff:	$32,060,743	72.7%
			Return of Equity:	$10,754,283	24.4%
			Closing Costs:	$819,233	1.9%
			Reserves:	$465,741	1.1%
Total Sources:	$44,100,000	100.0%	Total Uses:	$44,100,000	100.0%

(1)	The Visions Hotel Portfolio III Mortgage Loan (as defined below) is part of the Visions Hotel Portfolio III Whole Loan (as defined below), which is evidenced by two pari passu promissory notes with an aggregate original principal balance of $44,100,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Visions Hotel Portfolio III Whole Loan.
(2)	Defeasance of the Visions Hotel Portfolio III Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last Visions Hotel Portfolio III Whole Loan promissory note to be securitized or (ii) March 4, 2025. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in April 2022.
(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” for further discussion of additional debt.
(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(5)	The novel coronavirus pandemic is an evolving situation and could impact the Visions Hotel Portfolio III Mortgage Loan more severely than assumed in the underwriting of the Visions Hotel Portfolio III Mortgage Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and debt yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(6)	The increase in historical NOI is primarily due to the fact that (i) COVID-19 negatively affected the broader hospitality industry, including the Visions Hotel Portfolio Properties (as defined below) and (ii) individual properties representing approximately 59.9% of the room count within the Visions Hotel Portfolio III Properties have either been built or renovated since 2020. Additionally, the borrower sponsors have spent approximately $22.3 million (approximately $43,236 per room) on construction, renovation and re-flagging work at the Visions Hotel Portfolio III Properties since 2019.
(7)	The “as portfolio” Appraised Value of $84.5 million for the Visions Hotel Portfolio III Properties as a whole reflects a 3.0% premium to the aggregate “as is” appraised value of the individual properties. The aggregate “as is” appraised value for the individual properties as of February 1, 2022 is $82.0 million, which results in an Appraised Value per Room of $158,915, a Cut-off Date LTV Ratio of 53.7% and a Maturity Date LTV Ratio of 43.1%.

The Mortgage Loan. The ninth largest mortgage loan (the “Visions Hotel Portfolio III Mortgage Loan”) is part of a whole loan (the “Visions Hotel Portfolio III Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $44,100,000 and secured by first priority fee mortgages encumbering five full service, extended stay and limited service hotels throughout New York state (the “Visions Hotel Portfolio III Properties”). The controlling Note A-1, in the original principal amount of $28,100,000, evidences the Visions Hotel Portfolio III Mortgage Loan and will be contributed to the MSC 2022-L8 transaction. The non-controlling Note A-2, in the original principal amount of $16,000,000 (the “Visions Hotel Portfolio III Serviced Pari Passu Companion Loan”) is expected to be contributed to one or more future commercial mortgage securitization transactions or otherwise transferred at any time. The Visions Hotel Portfolio III Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2022-L8 transaction.

A-3-92

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

The proceeds of the Visions Hotel Portfolio III Whole Loan were primarily used to refinance prior debt, pay closing costs, fund reserves and return equity to the borrower sponsors.

Visions Hotel Portfolio III Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$28,100,000	$28,063,980	MSC 2022-L8	Yes
A-2	$16,000,000	$15,979,490	Starwood Mortgage Funding II LLC(1)	No
Total	$44,100,000	$44,043,471

(1)	Expected to be contributed to one or more future commercial securitizations or otherwise transferred at any time.

The Borrowers and the Borrower Sponsors. The borrowers are Cortland Hotel Group LLC, Lafayette Hotel Associates DEL LLC, Harbor Point Lodging Associates LLC, New Hartford Lodging Group LLC and Poughkeepsie Fishkill Lodging Associates LLC, each a single-purpose New York or Delaware limited liability company with a special purpose entity managing member with two independent directors. The borrower sponsors and non-recourse carve-out guarantors are Arun Patel and Hemant Patel. The borrower sponsors have a total cost basis in the Visions Hotel Portfolio III Properties of approximately $59.85 million.

Arun Patel and Hemant Patel founded their hotel development company, Visions Hotels (“Visions”), in 1996. Visions currently owns and operates over 50 hotels through central and upstate New York and Pennsylvania. Visions’ hotel portfolio is comprised of Hampton Inn, Holiday Inn, Holiday Inn Express, Fairfield Inn, Country Inn & Suites, Best Western, Comfort Inn, Days Inn and Econo Lodge hotels.

The Properties. The Visions Hotel Portfolio III Properties are comprised of five full service, extended stay and limited service hotels offering a range of amenities including meeting space, fitness centers, indoor swimming pools, business centers and event space. The hotels range in size from 81 to 139 rooms, with an average count of 103 rooms. The Visions Hotel Portfolio III Properties benefit from geographic and brand diversity with two Marriott-flagged properties representing 34.1% of the room count, two Hilton-flagged properties representing 39.0% of the room count and one Best Western-flagged property representing 26.9% of the room count. All of the Visions Hotel Portfolio III Properties have franchise expirations beyond the March 2032 maturity date of the Visions Hotel Portfolio III Whole Loan.

A summary of the individual Visions Hotel Portfolio III Properties is provided below:

Visions Hotel Portfolio III Properties Summary
Property Name	City / State	Rooms	Year Built / Renovated	Original Allocated Mortgage Loan Amount	% of Original Allocated Mortgage Loan Amount	Appraised Value(1)	UW NCF	% of UW NCF	TTM Occupancy(2)	TTM RevPAR Penetration(2)	Franchise Expiration Dates
DoubleTree Utica	Utica, NY	112	1912 / 2016-2017	$7,391,383	26.3%	$21,000,000	$1,659,526	26.4%	71.1%	141.8%	Sep. 2032
TownePlace Suites New Hartford	New Hartford, NY	95	2017 / NAP	$6,053,288	21.5%	$17,000,000	$1,494,363	23.8%	87.6%	109.4%	Apr. 2037
Home2 Suites Utica	Utica, NY	89	2020 / NAP	$6,053,288	21.5%	$17,500,000	$1,367,326	21.7%	83.0%	116.8%	Nov. 2037
Best Western Fishkill	Fishkill, NY	139	1985 / 2020-2021	$5,097,506	18.1%	$16,000,000	$1,018,125	16.2%	68.9%	61.2%	Aug. 2036
Fairfield Inn Cortland	Cortland, NY	81	2003 / 2020	$3,504,535	12.5%	$10,500,000	$750,166	11.9%	52.0%	141.3%	Oct. 2040
Total / Weighted Average		516		$28,100,000	100.0%	$82,000,000	$6,289,507	100.0%	72.6%	109.7%
Total with Portfolio Premium						$84,500,000

(1)	The “as portfolio” Appraised Value of $84.5 million for the Visions Hotel Portfolio III Properties as a whole reflects a 3.0% premium to the aggregate “as is” appraised value of the individual properties. The aggregate “as is” appraised value for the individual properties as of February 1, 2022 is $82.0 million.
(2)	TTM Occupancy is based on the trailing 12 months ending December 31, 2021 as provided by the borrowers. TTM RevPAR Penetration is based on a third party industry report and as of December 2021. The Best Western Fishkill was being renovated and converted from a Hawthorn Suites to the Best Western flag from November 2020 through September 2021.

DoubleTree Utica

The DoubleTree Utica property is a full service hotel with 112 rooms located in Utica, New York. Amenities at the DoubleTree Utica property include a business center, meeting rooms, an on-site restaurant, a fitness center and WiFi. Demand drivers for the DoubleTree are a mix of business and leisure. Mohawk Valley Health System is building a new hospital in downtown Utica which is expected to contain 373 beds with delivery anticipated in early 2023. Other demand drivers are Hamilton College, Utica College, SUNY Polytech, Utica School of Commerce and Mohawk and Herkimer Community Colleges, all of which are within 20 miles of the DoubleTree Utica property. Leisure demand generators include Utica Memorial auditorium, and Accelerate and Schuyler sports complexes. Additionally, in nearby Marcy, New York, Wolfspeed is constructing a Silicon Carbide fabrication facility. During the spring and summer months, the hotel is a popular wedding and reception destination. The DoubleTree Utica was converted by the borrower sponsor to a DoubleTree in 2017 with renovation costs of approximately $9.4 million. The DoubleTree Utica property franchise agreement runs until September 2029. The DoubleTree Utica property benefits from a 20-year PILOT program for tax purposes from the City of Utica Industrial Development Agency (“IDA”) that began in 2017/2018 and continues through 2036/2037. This program provides developers with a tax incentive from the city for development. Over the remaining term of the PILOT program, PILOT assessments start at $50,000 per annum and step up incrementally over time before reaching $100,000 per annum in 2032, which PILOT assessments will remain at $100,000 per annum until the program expires. Taxes were underwritten to a 15-year average of $85,667 versus the appraisal’s estimated current total tax liability of $227,132.

TownePlace Suites New Hartford

The TownePlace Suites New Hartford property is an extended stay hotel with 95 rooms located in New Hartford, New York. Amenities at the TownePlace Suites New Hartford property include complimentary breakfast, laundry/valet service, dry cleaning, safety deposit box, picnic area, WiFi, a fitness room and an indoor pool. The TownePlace Suites New Hartford property was built in 2017 and the borrower sponsors report a total cost basis of approximately $11.0 million. The TownePlace Suites New Hartford property draws commercial demand from Air Force Research Laboratory, Eastern Air Defense Sector,

A-3-93

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

St. Elizabeth Medical Center and Faxton St. Luke's, all of which are within approximately 20 miles of the TownePlace Suites New Hartford property. Also, higher education drives many of the room nights: Utica College, Mohawk Valley Community College and Hamilton College, all of which are within approximately 20 miles of the TownePlace Suites New Hartford property, attract leisure demand. The TownePlace Suites New Hartford property franchise agreement runs until April 2037.

Home2 Suites Utica

The Home2 Suites Utica property is an extended stay hotel with 89 rooms located in Utica, New York. Amenities at the Home2 Suites Utica property include a business center, meeting rooms, a fitness center, complimentary breakfast, WiFi and an indoor pool. Demand drivers for the Home2 Suites Utica property are a mix of business and leisure. Mohawk Valley Health System is building a new hospital in downtown Utica which is expected to contain 373 beds with delivery anticipated in early 2023. Other demand drivers are Hamilton College, Utica College, SUNY Polytech, Utica School of Commerce and Mohawk and Herkimer Community Colleges, all of which are within 20 miles of the Home2 Suites Utica property. Leisure demand generators include Utica Memorial auditorium, and Accelerate and Schuyler sports complexes. Additionally, in nearby Marcy, New York, Wolfspeed is constructing a Silicon Carbide fabrication facility. The Home2 Suites Utica property was developed by the borrower sponsor in 2020 for a total cost of approximately $13.1 million. The Home2 Suites Utica property franchise agreement runs through November 2037. The Home2 Suites Utica property benefits from a 10-year PILOT program for tax purposes from the City of Utica IDA that began in 2020 and continues through 2029/2030. This program provides developers with a tax incentive from the city for development. Over the remaining term of the PILOT program, PILOT assessments are 15% of assessed value per annum in 2021-2022, which PILOT assessment steps up 10% each year before reaching 85% in years 2028/2029 and 2029/2030. Taxes were underwritten to a 15-year average of $136,150 versus the appraisal’s estimated 2022/2023 total tax liability of $178,661.

Best Western Fishkill

The Best Western Fishkill property is a limited service hotel with 139 rooms located in Fishkill, New York. The amenities at the Best Western Fishkill property include a complimentary breakfast, a business center, meeting rooms, self-serve laundry, outdoor pool, WiFi and a fitness center. Demand drivers in the area include HealthQuest, IBM, Vassar Brothers Medical College, Global Foundries, Mid-Hudson Regional Hospital, Culinary Institute of America, Marist College, Vassar College and Central Hudson, all of which are within 20 miles of the Best Western Fishkill property. The borrower sponsor converted the Best Western Fishkill property into a Best Western in 2021 from a Hawthorn Suites at a cost of approximately $6.1 million. The Best Western Fishkill property franchise agreement runs through August 2036.

Fairfield Inn Cortland

The Fairfield Inn Cortland property is a limited service hotel with 81 rooms located in Cortland, New York. The amenities at the Fairfield Inn Cortland property include complimentary breakfast, laundry/valet service, dry cleaning, safety deposit box, picnic area, WiFi and a fitness room. Demand drives for the Fairfield Inn Cortland property include medical, education, youth sports and outdoor leisure, including SUNY Cortland, Guthrie Cortland Medical Center, Marietta Corporation, Pall Trinity/Danaher and Intertek Testing Services and the new Gutchess Lumber Sports Complex, all of which are within 20 miles of the Fairfield Inn Cortland property. Leisure demand is generated from tourists visiting the area for outdoor activities and fall foliage between September and November. The Fairfield Inn Cortland property underwent a complete renovation and re-flagging (from a Country Inn & Suites) in 2020 at a cost of approximately $3.0 million. The Fairfield Inn Cortland property franchise agreement runs until October 2040.

The below table presents certain information relating to demand analysis with respect to the Visions Hotel Portfolio III Properties as provided in the appraisals:

Visions Hotel Portfolio III 2019 Room Night Demand
Property Name	Commercial	Meeting & Group	Leisure
DoubleTree Utica	40%	25%	35%
TownePlace Suites New Hartford	50%	10%	40%
Home2 Suites Utica	55%	10%	35%
Best Western Fishkill	45%	10%	45%
Fairfield Inn Cortland	50%	20%	30%

Source: Appraisals

Information about the Visions Hotel Portfolio III Properties and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Visions Hotel Portfolio III Properties(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2018(4)	65.1%	$114.68	$74.35	76.7%	$92.01	$70.52	117.8%	80.2%	94.9%
12/31/2019(4)	69.6%	$121.81	$84.89	80.6%	$93.26	$75.15	115.8%	76.6%	88.5%
12/31/2020	48.9%	$101.64	$49.61	54.7%	$93.04	$50.94	111.9%	91.5%	102.7%
12/31/2021	64.8%	$119.15	$77.09	72.6%	$109.39	$79.41	112.0%	91.8%	103.0%

Source: Industry Reports, unless otherwise indicated

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Visions Hotel Portfolio III Properties are attributable to variances in reporting methodologies and/or timing differences.
(2)	Competitive Set data for each individual property is based on a third party industry report and presented on a weighted average basis based on individual property room count.
(3)	Based on operating statements provided by the borrowers.
(4)	12/31/2018 and 12/31/2019 data reflects four out of the five Visions Hotel Portfolio III Properties as the Home2 Suites Utica property did not open for business until August 2020.

COVID-19 Update. As of March 1, 2022, the Visions Hotel Portfolio III Properties are open and operating. The Visions Hotel Portfolio III Properties were negatively affected by COVID-19 as can be seen by the decline in occupancy rate in 2020. As of March 6, 2022, the Visions Hotel Portfolio III Whole Loan is not subject to any modification or forbearance requests. The first payment date of the Visions Hotel Portfolio III Whole Loan is April 6, 2022.

A-3-94

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

The Markets.

Oneida County

Three of the Visions Hotel Portfolio III Properties, the DoubleTree Utica, TownePlace Suites New Hartford and Home2 Suites Utica (totaling 69.4% of the allocated Visions Hotel Portfolio III Whole Loan amount and 57.4% of the total rooms) are located in Oneida County. Oneida County is situated in the greater Mohawk Valley region of central New York approximately 46 miles east of Syracuse and 110 miles northwest of Albany. Major industries in the local area include distribution, materials processing, industrial machinery and services, agriculture, financial services, information and technology, and semiconductors. Additionally, the area benefits from access to major markets including Canada, Pennsylvania, New York City and Buffalo. Since the economic recession in 2008-2009 the Mohawk Valley EDGE and Oneida County Tourism economic development and marketing agencies have worked to promote the area to a broad variety of industry participants across all segments. A primary demand driver for Utica is the Mohawk Valley Health System hospitals and surgical centers, while Verona’s primary demand generator is the Turning Stone Resort & Casino and a primary demand driver in nearby Rome is the Griffiss Business and Technology Park. In addition to these demand generators, there are a number of secondary business, recreation, and leisure demand generators.

The remaining Visions Hotel Portfolio III Properties (totaling 30.6% of the allocated Visions Hotel Portfolio III Whole Loan amount and 42.6% of the total rooms) are located in diversified markets throughout central and northern New York.

The following tables present certain information relating to the primary competitive properties to the Visions Hotel Portfolio III Properties:

DoubleTree Utica Competitive Summary(1)
Property Name	No. of Rooms	Year Built / Renovated	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR	Estimated 2019 Occupancy	Estimated 2019 ADR	Estimated 2019 RevPAR
DoubleTree Utica(2)	112	1912 / 2016-2017	63.3%	$134.08	$84.89	71.5%	$134.47	$96.08
Delta Hotels by Marriott Utica	162	1981 / NAV	50%-55%	$110-$120	$55-$65	60%-65%	$100-$110	$60-$70
Burrstone Inn, Ascend Hotel Collection	100	1990 / NAV	60%-65%	$105-$115	$65-$75	65%-70%	$105-$115	$70-$80
Hampton Inn Utica	83	2007 / NAV	70%-75%	$120-$130	$85-$95	70%-75%	$115-$125	$80-$90
Hampton Inn & Suites New Hartford	87	2012 / NAV	80%-85%	$120-$130	$100-$110	75%-80%	$120-$130	$95-$105
Holiday Inn Express & Suites Utica, an IHG Hotel	75	2012 / NAV	70%-75%	$115-$125	$80-$90	70%-75%	$110-$120	$80-$90
Fairfield Inn & Suites Utica	79	2015 / NAV	70%-75%	$120-$130	$90-$100	75%-80%	$115-$125	$85-$95

Source: Appraisal, unless otherwise indicated.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the DoubleTree Utica property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the operating statements provided by the borrower sponsor.

TownePlace Suites New Hartford Competitive Summary(1)
Property Name	No. of Rooms	Year Built / Renovated	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR	Estimated 2019 Occupancy	Estimated 2019 ADR	Estimated 2019 RevPAR
TownePlace Suites New Hartford(2)	95	2017 / NAP	65.9%	$112.94	$74.44	75.7%	$109.20	$82.65
Burrstone Inn, Ascend Hotel Collection	100	1990 / NAV	60%-65%	$105-$115	$65-$75	65%-70%	$105-$115	$70-$80
Hampton Inn & Suites New Hartford	87	2012 / NAV	80%-85%	$120-$130	$100-$110	75%-80%	$120-$130	$95-$105
Fairfield Inn & Suites Utica	79	2015 / NAV	70%-75%	$120-$130	$90-$100	75%-80%	$115-$125	$85-$95
Homewood Suites by Hilton New Hartford Utica	85	2017 / NAV	70%-75%	$130-$140	$95-$105	75%-80%	$135-$145	$100-$110

Source: Appraisal, unless otherwise indicated.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the TownePlace Suites New Hartford property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the operating statements provided by the borrower sponsor.
A-3-95

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

Home2 Suites Utica Competitive Summary(1)
Property Name	No. of Rooms	Year Built / Renovated	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR	Estimated 2019 Occupancy	Estimated 2019 ADR	Estimated 2019 RevPAR
Home2 Suites Utica(2)(3)	89	2020 / NAP	NAV	NAV	NAV	NAV	NAV	NAV
Best Western Gateway Adirondack	88	1962 / NAV	65%-70%	$95-$105	$65-$75	60%-65%	$100-$110	$60-$70
Holiday Inn Express & Suites Utica, an IHG Hotel	75	2012 / NAV	70%-75%	$115-$125	$80-$90	70%-75%	$110-$120	$80-$90
Fairfield Inn & Suites Utica	79	2015 / NAV	70%-75%	$120-$130	$90-$100	75%-80%	$115-$125	$85-$95
Homewood Suites by Hilton New Hartford Utica	85	2017 / NAV	70%-75%	$130-$140	$95-$105	75%-80%	$135-$145	$100-$110
TownePlace Suites New Hartford(2)(4)	95	2017 / NAP	65.9%	$112.94	$74.44	75.7%	$109.20	$82.65

Source: Appraisal, unless otherwise indicated.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the Home2 Suites Utica property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the operating statements provided by the borrower sponsor.
(3)	The Home2 Suites Utica property was built in 2020 thus 2018 and 2019 figures are not available.
(4)	TownePlace Suites New Hartford is collateral for the Visions Hotel Portfolio III Loan.

Best Western Fishkill Competitive Summary(1)
Property Name	No. of Rooms	Year Built / Renovated	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR	Estimated 2019 Occupancy	Estimated 2019 ADR	Estimated 2019 RevPAR
Best Western Suites Fishkill(2)	139	1985 / 2020-2021	78.7%	$78.60	$61.87	71.9%	$83.01	$59.67
Hampton Inn Fishkill	98	1998 / NAV	80%-85%	$115-$125	$95-$105	80%-85%	$115-$125	$90-$100
Hyatt House Fishkill	135	2006 / NAV	80%-85%	$125-$135	$95-$105	75%-80%	$125-$135	$95-$105
Holiday Inn Express Fishkill-Mid Hudson Valley	86	2007 / NAV	80%-85%	$115-$125	$95-$105	80%-85%	$115-$125	$90-$100
Residence Inn Fishkill	91	2016 / NAV	80%-85%	$125-$135	$105-$115	80%-85%	$130-$140	$105-$115

Source: Appraisal, unless otherwise indicated.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the Best Western Fishkill property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the operating statements provided by the borrower sponsor.

Fairfield Inn Cortland Competitive Summary(1)
Property Name	No. of Rooms	Year Built / Renovated	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR	Estimated 2019 Occupancy	Estimated 2019 ADR	Estimated 2019 RevPAR
Fairfield Inn Cortland(2)	81	2003 / 2020	52.5%	$118.00	$61.94	56.4%	$113.52	$63.97
Clarion Inn & Suites - University Area	66	1988 / NAV	40%-45%	$115-$125	$45-$55	40%-45%	$115-$125	$45-$55
Hampton Inn Cortland	68	2003 / NAV	55%-60%	$125-$135	$65-$75	55%-60%	$125-$135	$70-$80
Holiday Inn Express Cortland, an IHG Hotel	74	2011 / NAV	45%-50%	$115-$125	$50-$60	45%-50%	$115-$125	$55-$65
Best Western Plus Finger Lakes Inn & Suites	64	2014 / NAV	40%-45%	$110-$120	$40-$50	40%-45%	$110-$120	$40-$50

Source: Appraisal, unless otherwise indicated.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at the Fairfield Inn Cortland property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Based on the operating statements provided by the borrower sponsor.

A-3-96

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Visions Hotel Portfolio III Properties:

Cash Flow Analysis
	2018(1)	2019(1)	2020(1)	2021(1)	UW	UW per Room
Occupancy	76.7%	80.6%	54.7%	72.6%	72.6%
ADR	$92.01	$93.26	$93.04	$109.39	$109.39
RevPAR	$70.52	$75.15	$50.94	$79.41	$79.41

Room Revenue	$11,021,764	$11,712,467	$8,641,082	$14,956,747	$14,956,747	$28,986
Food & Beverage Revenue	$110,383	$117,106	$48,697	$73,586	$73,586	$143
Other Income	$130,859	$95,504	$109,892	$127,431	$127,431	$247
Total Revenue	$11,263,007	$11,925,077	$8,799,671	$15,157,765	$15,157,765	$29,376

Real Estate Taxes(2)	$458,667	$429,892	$423,693	$440,803	$645,589	$1,251
Insurance	$83,659	$107,473	$125,997	$181,842	$246,469	$478
Other Expenses	$6,425,400	$6,914,910	$5,176,557	$7,677,743	$7,330,830	$14,207
Total Expenses	$6,967,725	$7,452,275	$5,726,247	$8,300,389	$8,222,888	$15,936

Net Operating Income(3)	$4,295,281	$4,472,802	$3,073,424	$6,857,376	$6,934,877	$13,440
FF&E	$486,765	$517,730	$379,309	$645,370	$645,370	$1,251
Net Cash Flow	$3,808,517	$3,955,072	$2,694,114	$6,212,006	$6,289,507	$12,189

NOI DSCR(4)	1.67x	1.73x	1.19x	2.66x	2.69x
NCF DSCR(4)	1.48x	1.53x	1.04x	2.41x	2.44x
NOI Debt Yield(4)	9.8%	10.2%	7.0%	15.6%	15.7%
NCF Debt Yield(4)	8.6%	9.0%	6.1%	14.1%	14.3%

(1)	2018 and 2019 data reflects four out of the five Visions Hotel Portfolio III Properties as the Home2 Suites Utica Property did not open for business until August 2020. Additionally, the Best Western Fishkill property was renovated and converted from a Hawthorn Suites in September 2021, while the Fairfield Inn Cortland was renovated and re-flagged in 2020.
(2)	UW Real Estate Taxes includes a 15-year average for the DoubleTree Utica and Home2 Suites Utica properties due to PILOT programs that are in place.
(3)	The increase in historical NOI is primarily due to the fact that (i) COVID-19 negatively affected the broader hospitality industry, including the Visions Hotel Portfolio III Properties and (ii) individual properties representing approximately 59.9% of the room count within the Visions Hotel Portfolio III Properties have either been built or renovated since 2020. Additionally, ongoing property improvement investments totaling approximately $22.3 million (approximately $43,236 per room) have been completed since 2019.
(4)	The debt service coverage ratios and debt yields are based on the Cut-off Date balance of the Visions Hotel Portfolio III Whole Loan.

Escrows and Reserves.

The borrowers deposited at origination (i) $261,784 for real estate taxes and (ii) $203,957 for insurance.

Real Estate Taxes - The Visions Hotel Portfolio III Whole Loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $44,077).

Insurance - The Visions Hotel Portfolio III Whole Loan documents provide for an ongoing monthly insurance reserve in an amount equal to 1/12th of the annual estimated insurance premiums (initially $20,539).

FF&E Reserve - The Visions Hotel Portfolio III Whole Loan documents provide for ongoing monthly reserves for furniture, fixtures and equipment (“FF&E”) for the Visions Hotel Portfolio Properties, excluding the DoubleTree Utica property, in an amount equal to 1/12 of 4.0% of total revenues of the four properties subject to a cap of $2,100,000.

DoubleTree Utica FF&E Reserve - The Visions Hotel Portfolio III Whole Loan documents provide for ongoing monthly reserves for FF&E for the DoubleTree Utica property in an amount equal to 1/12 of 5.0% of total revenues. During the last 12 months of the Visions Hotel Portfolio III Whole Loan term, the borrowers are prohibited from withdrawing funds from the DoubleTree Utica FF&E Reserve except to pay for any property improvement work (“PIP”) work required in connection with a franchise extension.

DoubleTree Utica PIP Reserve - During the last 12 months of the Visions Hotel Portfolio III Whole Loan term, if no release of the DoubleTree Utica property has occurred, a DoubleTree Utica PIP Reserve with monthly deposits in an amount equal to the quotient of (a) $1,680,000 less funds on deposit in the DoubleTree Utica FF&E Reserve divided by (b) 12, will be required unless on or before the date that is 12 months prior the Visions Hotel Portfolio III Whole Loan maturity date, (x) the franchise agreement for the DoubleTree Utica property is extended at least five years beyond the Visions Hotel Portfolio III Whole Loan maturity date pursuant to a franchise extension agreement satisfactory to the lender or (y) funds on deposit in the DoubleTree Utica FF&E Reserve are equal to or above $1,680,000.

PIP Reserve - If, at any time, any additional PIP work is required by any such franchisor, the borrowers are required to deposit 125% of the estimated costs to complete such additional PIP work.

A-3-97

Hospitality – Various	Loan #9	Cut-off Date Balance:	$28,063,980
Various	Visions Hotel Portfolio III	Cut-off Date LTV:	52.1%
Various		U/W NCF DSCR:	2.44x
		U/W NOI Debt Yield:	15.7%

Lockbox and Cash Management. The Visions Hotel Portfolio III Whole Loan is structured with a springing lockbox and springing cash management. Following the occurrence of a Sweep Event (as defined below), the borrowers and the property manager will be required to establish and maintain a restricted account for the benefit of the lender (the “Clearing Account”) for the remaining term of the Visions Hotel Portfolio III Whole Loan and to direct all credit card companies to pay all Visions Hotel Portfolio III Properties receipts directly into the Clearing Account during a Sweep Event. Following the occurrence and during the continuance of a Sweep Event, all sums on deposit in the Clearing Account are required to be transferred on a daily basis to an account designated and controlled by the lender (the “Cash Management Account”), from which the monthly debt service, reserve payments and operating expenses required under the Visions Hotel Portfolio III Whole Loan documents will be made and (i) absent the existence of a Sweep Event, any remaining amounts on deposit in the Cash Management Account, are required to be disbursed to the borrowers and (ii) during the existence of a Sweep Event, any excess cash is required to be held by the lender as additional security for the Visions Hotel Portfolio III Whole Loan.

A “Sweep Event” will commence upon the earlier of:

(i) the occurrence of an event of default under the Visions Hotel Portfolio III Whole Loan, and will continue until the cure (if applicable) of the event of default,

(ii) commencing on September 6, 2022, the debt service coverage ratio on the Visions Hotel Portfolio III Whole Loan, calculated based on the trailing 12 calendar months, being less than 1.35x, and will continue until the debt service coverage ratio, calculated based on the trailing 12 calendar months, for two consecutive calendar quarters thereafter is equal to or greater than 1.40x, or

(iii) the termination or expiration of any franchise agreement for the Visions Hotel Portfolio III Properties (a “Franchise Sweep Event”), and will continue until the lender receives satisfactory evidence that the borrowers have entered into a replacement franchise agreement satisfactory to the lender and the lender has received a satisfactory comfort letter from the applicable franchisor for each applicable Visions Hotel Portfolio III Property.

Additional Secured Indebtedness (not including trade debts). The Visions Hotel Portfolio III Properties also secure the Visions Hotel Portfolio III Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $15,979,490. The Visions Hotel Portfolio III Serviced Pari Passu Companion Loan accrues interest at the same rate as the Visions Hotel Portfolio III Mortgage Loan. The Visions Hotel Portfolio III Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Visions Hotel Portfolio III Serviced Pari Passu Companion Loan. The holders of the Visions Hotel Portfolio III Mortgage Loan and the Visions Hotel Portfolio III Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Visions Hotel Portfolio III Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Following the defeasance lockout period, the Visions Hotel Portfolio III Whole Loan permits individual property releases (each, a “Release Property”) in connection with a partial defeasance of the Visions Hotel Portfolio III Whole Loan, provided that the following conditions, among others, are satisfied: (i) no less than 60 days’ written notice specifying the date the defeasance collateral is to be delivered and the principal amount of the Mortgage Loan to be defeased, (ii) the borrowers partially defease the Visions Hotel Portfolio III Whole Loan in an amount equal to the greatest of: (a) 140% of the allocated whole loan amount for such Release Property, (b) an amount, which after giving effect to the release of the Release Property, would result in the debt service coverage ratio on the then remaining balance of the Visions Hotel Portfolio III Whole Loan for the Visions Hotel Portfolio III Properties remaining being greater than or equal to 2.44x, (c) an amount which, after giving effect to the release of the Release Property, would result in the loan-to-value ratio on the then remaining balance of the Visions Hotel Portfolio III Whole Loan being equal to or less than 53.8%, (d) an amount which, after giving effect to the release of the Release Property, would result in the debt yield on the then remaining balance of the Visions Hotel Portfolio III Whole Loan being equal to or greater than 14.26% and (e) an amount as may be required such that the securitization trust will not fail to maintain its status as a REMIC trust as a result of such release, and (iii) satisfaction of customary REMIC requirements. Additionally, the first Release Property must be the DoubleTree Utica property, and no release of any of the other Visions Hotel Portfolio III Properties is permitted until a release of the DoubleTree Utica property has occurred.

Right of First Offer/Right of First Refusal. Marriott International, Inc. has a right of first refusal (“ROFR”) to acquire the TownePlace Suites New Hartford property and Fairfield Inn Cortland property in the event of a proposed transfer of (i) such Visions Hotel Portfolio III Property, (ii) the related borrower’s ownership interest under the related franchise agreement or (iii) a controlling direct or indirect interest in the related borrower, in each such case to a competitor (generally, a person or entity that has a direct or indirect ownership interest in a hotel brand that is comprised of at least (i) 10 luxury hotels (only pertaining to the Fairfield Inn Cortland property), (ii) 20 full-service hotels, or (iii) 50 limited-service hotels, as more fully defined in the franchise agreement (each, a “Competitor”). The ROFR will apply to any foreclosure or deed-in-lieu thereof that results in a transfer to a Competitor and is not extinguished by a foreclosure or deed-in-lieu thereof.

Ground Leases. None.

Letter of Credit. None.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Visions Hotel Portfolio III Properties and business interruption insurance for 12 months. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-98

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A-3-99

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

A-3-100

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

Fleet Farm – Waukee
1300 & 1301 Southeast Kettlestone Boulevard
Waukee, IA 50263
Johnston
Grimes
POLK COUNTY
DALLAS COUNTY
Urbandale
Clive
Waukee
DES MOINES
West Des Moines
MADISON COUNTY
WARREN COUNTY
Norwalk
Cumming
Waterford Rd.
Meredith Dr.
Douglas Pkwy.
Hickman Rd.
Ashworth Dr.
University Ave.
Ashworth Rd.
Mills Civic Pkwy.
Jordan Creek Pkwy.
SE 19th St.
S. James St.
N. 10th St.
Warrior Ln.
NE Alice's Rd
Ute Ave.
100th St.
86th St.
60th St.
Aurora Ave.
Fuller Rd.
Grand Ave.
SW 52nd Ave.
SW Army Post Rd.
Cumming Ave.
Warrior Station
Country Club Square
Murray Conference Center
Aurora Business Park
Merle Hay Mall
UnityPoint Health Methodist West Hospital
Shoppes at Three Fountains
West Valley Mall
Des Moines Golf & CC
Woodland Office Park
Downtown Des Moines 4 miles
Jordan Creek Town Center
Jordan Creek Crossing
Grand Junction Shopping Center
Wells Fargo West Des Moines Campus
Galleria Pointe South
Glen Oaks CC
Brown's Wood Forest Preserve
Raccoon River
DMACC West Campus
Dale Maffit Reservoir
Willow Creek GC
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A-3-101

Mortgage Loan No. 10 – Fleet Farm - Waukee

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BMO			Single Asset/Portfolio:	Single Asset
Original Balance:	$27,622,500			General Property Type:	Retail
Cut-off Date Balance:	$27,622,500			Detailed Property Type:	Single Tenant
% of Initial Pool Balance:	4.0%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	2019/NAP
Borrower Sponsor:	Jeffrey A. Pori			Size:	187,834 SF
Guarantor:	Jeffrey A. Pori			Cut-off Date Balance Per SF:	$147
Mortgage Rate:	4.25000%			Maturity Date Balance Per SF:	$147
Note Date:	3/1/2022			Property Manager:	KB Property Advisors, LLC
First Payment Date:	4/6/2022				(borrower related)
Maturity Date:	3/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	0 months			UW NOI:	$2,499,018
IO Period:	120 months			UW NOI Debt Yield:	9.0%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	9.0%
Prepayment Provisions:	L(25),D(88),O(7)			UW NCF DSCR:	2.10x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI(2):	NAP
Additional Debt Type:	NAP			2nd Most Recent NOI(2):	NAP
Additional Debt Balance:	NAP			3rd Most Recent NOI(2):	NAP
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	100.0% (4/6/2022)
Reserves(1)				2nd Most Recent Occupancy:	100% (12/31/2021)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	100% (12/31/2020)
Tax:	$0	Springing	NAP	Appraised Value (as of):	$43,400,000 (2/2/2022)
Insurance:	$0	Springing	NAP	Appraised Value Per SF:	$231
Replacement Reserve:	$90,000	Springing	$45,000	Cut-off Date LTV Ratio:	63.6%
TI/LC Reserve:	$910,000	Springing	$525,000	Maturity Date LTV Ratio:	63.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$27,622,500	60.1%	Purchase Price:	$43,500,000	94.7%
Borrower Equity:	$18,311,484	39.9%	Closing Costs:	$1,433,984	3.1%
			Reserves:	$1,000,000	2.2%
Total Sources:	$45,933,984	100.0%	Total Uses:	$45,933,984	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(2)	Historical NOI information is not available due to the nature of Fleet Farm - Waukee Property being leased by a single tenant under a triple net lease.

The Mortgage Loan. The tenth largest mortgage loan (the “Fleet Farm - Waukee Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $27,622,500, which is secured by a first priority fee mortgage encumbering a retail property located in Waukee, Iowa (the “Fleet Farm - Waukee Property”). Proceeds of the Fleet Farm - Waukee Mortgage Loan were used to acquire the Fleet Farm - Waukee Property, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsor. The borrower is KB Waukee, DST a newly formed, single purpose Delaware statutory trust (“DST”) that is structured to be bankruptcy-remote with at least one independent trustee. The borrower has leased the Fleet Farm – Waukee Property to a master tenant, KB Waukee MT, LLC (“Master Tenant”) and the signatory trustee is Signatory Trustee KB Waukee ST, LLC, a Delaware limited liability company (“Signatory Trustee”). See “Delaware Statutory Trust Structure” below. As long as the borrower is a qualified Delaware statutory trust, as defined in the mortgage loan documents, the owner of the borrower may, within the first 24 months of the loan term, transfer its beneficial interest in the borrower to no more than 499 holders of beneficial interest. The guarantor is not required to maintain an ownership interest in the borrower, but the guarantor is required under the Fleet Farm - Waukee Mortgage Loan documents to continue to control the borrower.

The borrower sponsor and non-recourse carveout guarantor is Jeffrey A. Pori. Jeffrey A. Pori is the chief executive officer of Kingsbarn Realty Capital (“Kingsbarn”). Kingsbarn is a private equity firm based in Las Vegas, Nevada that provides direct and indirect structured real estate investments to high-net-worth individuals, family trusts, foundations and institutional investors through private placements including DST syndications. Kingsbarn’s portfolio spans across the United States with the largest holdings located in the Los Angeles metro area and Sacramento, California. Kingsbarn primarily invests in the office sector, particularly in medical office properties. The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor under the Stadium Crossings mortgage loan, and the Murray Road Industrial Center mortgage loan.

A-3-102

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

The Property. The Fleet Farm - Waukee Property comprises a one-story, single-tenant retail property that was constructed in 2019. The Fleet Farm - Waukee Property has a total net rentable area of 187,834 SF and is situated on an approximately 19.84-acre site in Waukee, Iowa. The improvements at the Fleet Farm - Waukee Property include the primary retail building, a freestanding gas station, a freestanding car wash and outside storage canopy areas. The Fleet Farm - Waukee Property has access to 621 surface parking spaces, equating to a parking ratio of approximately 3.3 spaces per 1,000 SF of rentable area.

As of April 6, 2022, Fleet Farm - Waukee is 100.0% leased by Fleet Farm through April 2044 with seven, five-year renewal options and no unilateral termination options.

Major Tenant.

Fleet Farm (187,834 SF; 100.0% of the NRA; 100.0% of underwritten base rent): Fleet Farm is a big box retailer that offers brands across multiple product categories including: outdoors, sporting goods, farming, pet care, hardware, toys, home goods and accessories. Fleet Farm was founded in 1955 and is a wholly-owned subsidiary of KKR & Co. Inc. (“KKR”). Fleet Farm currently has 47 stores spanning the American mid-west, with locations in North Dakota, South Dakota, Minnesota, Iowa and Wisconsin. KKR’s operations include managing multiple alternative asset classes, including private equity, credit, and real estate assets, with strategic partners that manage hedge funds. KKR was founded in 1976 and is headquartered in New York, New York.

The following table presents a summary regarding the sole tenant at the Fleet Farm - Waukee Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent(3)	Annual UW Rent PSF(3)	App. % of Total Annual UW Rent(3)	Lease Expiration	Renewal Options	Term. Option
Fleet Farm	NR/NR/NR	187,834	100.0%	$2,604,756	$13.87	100.0%	4/15/2044	7 x 5 Yrs	N
Subtotal/Wtd. Avg.		187,834	100.0%	$2,604,756	$13.87	100.0%

Vacant Space		0	0.0%	$0	$0.00	0.0%
Total/Wtd. Avg.		187,834	100.0%	$2,604,756	$13.87	100.0%

(1)	Information based on the underwritten rent roll as of April 6, 2022.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Annual UW Rent, Annual UW Rent PSF and App % of Total Annual UW Rent include rent steps of approximately $25,790 through March 2023.

The following table presents certain information relating to the lease rollover at the Fleet Farm - Waukee Property:)

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(2)	Annual UW Rent PSF Rolling(2)	Approx. % of Total UW Rent Rolling(2)	Approx. Cumulative % of Total UW Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2027	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2028	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2029	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2030	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2031	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2032 & Thereafter	1	187,834	100.0%	100.0%	$2,604,756	$13.87	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	1	187,834	100.0%		$2,604,756	$13.87	100.0%

(1)	Information based on the underwritten rent roll as of April 6, 2022.

(2) Total UW Rent Rolling, Annual UW Rent PSF Rolling and Approx. % of Total UW Rent Rolling include rent steps of approximately $25,790 through March 2023.

COVID-19 Update. As of April 6, 2022, the Fleet Farm - Waukee Property was open and operating. Throughout the pandemic, the sole tenant did not request or receive rent relief or lease modifications, and as of April 6, 2022, the sole tenant is current on its lease obligations. As of April 6, 2022, the Fleet Farm - Waukee Mortgage Loan is not subject to any modification or forbearance request. The sole tenant made its February 2022 and March 2022 rental payments in full.

Market Overview. The Fleet Farm - Waukee Property is located in Waukee, Iowa within the Western Suburbs retail submarket. The Fleet Farm - Waukee Property is located approximately one-mile west of the Des Moines metropolitan statistical area (“MSA”) premier retail corridor. Development within the

A-3-103

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

surrounding area includes a variety of property types. New development is occurring along Grand Prairie Parkway to the north of the Fleet Farm - Waukee Property, including approximately 130,000 SF of office space, an approximately 12,000 SF day care center and a 47-room Sleep Inn hotel.

According to the appraisal, as of the fourth quarter of 2021, the Western Suburbs retail submarket had approximately 19.6 million SF of retail space inventory, overall vacancy in the submarket was approximately 4.1% and asking rent was $15.81 PSF. According to the appraisal, as of the fourth quarter of 2021, the Des Moines retail market had approximately 43.4 million SF of retail space inventory, overall vacancy in the market was approximately 3.5% and asking rent was $14.32 PSF. According to the appraisal, the 2021 population within a one-, three- and five-mile radius of the Fleet Farm - Waukee Property was 761, 41,889 and 96,522 respectively. The 2021 median household income within a one-, three- and five-mile radius of the Fleet Farm - Waukee Property was $119,294, $97,006 and $100,261, respectively.

The following table presents comparable retail leases with respect to the Fleet Farm - Waukee Property:

Comparable Retail Rent Summary
Property/Location	Tenant Name	Term (Years)	Size (SF)	Lease Date	Rent PSF	Lease Type
Fleet Farm - Waukee(1) 1300 & 1301 Southeast Kettlestone Boulevard Waukee, IA	Fleet Farm	25.0	187,834	April 2019	$14.00	Triple Net
Fleet Farm - Stevens Point 5590 US Highway 10 E Stevens Point, WI	Fleet Farm	20.0	170,642	December 2021	$11.89	Absolute Net
Fleet Farm - Brooklyn Park MN 8400 Lakeland Avenue North Brooklyn Park, MN	Fleet Farm Group, LLC	20.0	246,891	November 2021	$10.29	Absolute Net
Tractor Supply Company 2238 Westgate Drive Bloomington, IL	Tractor Supply	5.0	21,671	March 2021	$14.44	Triple Net
Loves Furniture 8300 North Wayne Road Westland, MI	Loves Furniture	20.0	80,257	November 2020	$16.47	Absolute Net
Goodwill 114 South Main Street Verona, WI	Goodwill	10.0	13,455	June 2020	$14.65	Triple Net
Fleet Farm - Lakeville MN 17070 Kenrick Avenue Lakeville, MN	Fleet Farm	22.1	202,669	November 2019	$11.73	Absolute Net

Source: Appraisal, unless indicated otherwise.

(1)	Information based on Underwritten Rent Roll as of April 6, 2022.
A-3-104

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Fleet Farm - Waukee Property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$2,604,756	$13.87
Contractual Rent Steps(3)	$25,790	$0.14
Reimbursement Income	$0	$0.00
Other Income	$0	$0.00
Less Vacancy	($131,527)	($0.70)
Effective Gross Income	$2,499,018	$13.30

Real Estate Taxes	$0	$0.00
Insurance	$0	$0.00
Management Fee	$0	$0.00
Other Expenses	$0	$0.00
Total Expenses	$0	$0.00

Net Operating Income	$2,499,018	$13.30
Replacement Reserves	$0	$0.00
TI/LC	$0	$0.00
Net Cash Flow	$2,499,018	$13.30

Occupancy %	95.0%
NOI DSCR	2.10x
NCF DSCR	2.10x
NOI Debt Yield	9.0%
NCF Debt Yield	9.0%

(1)	Historical Net Operating Income and occupancy information is not available due to the nature of the Fleet Farm - Waukee Property being leased by a single tenant under a triple net lease.
(2)	UW Base Rent is based on the in-place rent roll as of April 6, 2022.
(3)	UW Contractual Rent Steps through March 2023.

Delaware Statutory Trust Structure. The borrower has master leased the Fleet Farm - Waukee Property to the Master Tenant, which is ultimately owned by the guarantor. The Master Tenant is a Delaware limited liability company structured to be bankruptcy-remote. The master lease generally imposes responsibility on the Master Tenant for the operation, maintenance and management of the Fleet Farm - Waukee Property and payment of all expenses incurred in the maintenance and repair of the Fleet Farm - Waukee Property, other than capital expenses. The Master Tenant pays the borrower rent in an amount equal to or greater than the interest payments due under the Fleet Farm - Waukee Mortgage Loan documents. The master lease is subordinate to the Fleet Farm - Waukee Mortgage Loan and, upon an event of default under the Fleet Farm - Waukee Mortgage Loan documents, the lender has the right to require termination of the master lease.

Upon the occurrence of (a) any event that causes the Signatory Trustee to cease to be the Signatory Trustee of the borrower (other than in the event of a replacement with lender’s express consent), (b) any event resulting in the dissolution of the borrower, (c) an event of default (or if the lender determines that an event of default is imminent, under the Fleet Farm – Waukee Mortgage Loan), (d) the borrower’s failure to deliver to the lender a commitment to refinance the Fleet Farm - Waukee Mortgage Loan within 90 days prior to the stated maturity date, or (e) the borrower, because it is a Delaware statutory trust, being unable to make any material decision or take any material action (including, without limitation, property restoration following a casualty, or renewal of a tenant lease or material property agreement), the borrower (either by the action of the Signatory Trustee or the independent trustee of the borrower) is required to terminate the trust agreement by converting the borrower into a Delaware limited liability company (i) in accordance with the terms of the borrower’s trust agreement, (ii) under the control of guarantor, (iii) having organizational documents in form and substance satisfactory to the lender, and (iv) meeting all the requirements of a special purpose bankruptcy remote entity (including, without limitation, the requirements of a single member limited liability company that complies with the requirements set forth in the Fleet Farm - Waukee Mortgage Loan documents). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the prospectus.

Escrows and Reserves.

The borrower deposited at origination (i) $910,000 into a reserve for future tenant improvements and leasing commissions and (ii) $90,000 into a reserve for replacements.

Real Estate Taxes – The Fleet Farm - Waukee Mortgage Loan documents provide for ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months for the Fleet Farm - Waukee Property; provided that such monthly deposits are not required so long as the Tax Reserve Waiver Conditions (as defined below) remain satisfied.

Insurance – The Fleet Farm - Waukee Mortgage Loan documents provide for ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12th of the annual insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the

A-3-105

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

insurance policies; provided that such monthly deposits are not required so long as the Insurance Reserve Waiver Conditions (as defined below) remain satisfied.

TI/LC Reserve – The borrower will be required to deposit monthly into the tenant improvements and leasing commissions reserve, an amount equal to $15,583 upon the reserve balance falling below $525,000, subject to a cap of $525,000.

Replacement Reserve – The borrower will be required to deposit monthly into the replacement reserve, an amount equal to $1,558 upon the replacement reserve falling below $45,000, subject to cap of $45,000.

The “Tax Reserve Waiver Conditions” mean, among other conditions listed in the Fleet Farm - Waukee Mortgage Loan documents, each of the following:

(i)	no Cash Management Period (as defined below) has occurred and is continuing;
(ii)	the Major Lease (as defined below) provides that the Major Tenant (as defined below) is obligated to pay all taxes directly to the applicable government authority;
(iii)	the borrower provides evidence of payment to the lender; and
(iv)	the Major Lease remains in full force and effect.

The “Insurance Reserve Waiver Conditions” mean, among other conditions listed in the Fleet Farm - Waukee Mortgage Loan documents, each of the following:

(i)	no Cash Management Period has occurred and is continuing;
(ii)	the Major Lease provides that the Major Tenant is obligated to pay all premiums for insurance coverages required under the Fleet Farm - Waukee Mortgage Loan documents;
(iii)	the borrower provides evidence of payment to the lender; and
(iv)	the Major Lease remains in full force and effect.

Lockbox and Cash Management. The Fleet Farm - Waukee Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower and master tenant are required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower and master tenant are required to cause all cash revenues relating to the Fleet Farm - Waukee Property and all other money received by the borrower, master tenant or the property manager with respect to the Fleet Farm - Waukee Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. The Master Tenant is a party to the lockbox agreement and the lockbox account is in the name of the Master Tenant.

On each due date during the continuance of a Cash Management Period, all funds on deposit in the cash management account will be applied to the tax reserve, insurance premiums reserve, debt service, operating expenses set forth in the lender-approved annual budget, tenant improvement and leasing commission reserves, and replacement reserves, in accordance with the payment priorities in the Fleet Farm - Waukee Mortgage Loan documents and any excess funds are required to be deposited into an excess cash flow reserve account as additional collateral for the Fleet Farm - Waukee Mortgage Loan.

A “Cash Management Period” means a period:

(A) commencing upon any of the following:

(i)	the maturity date;
(ii)	the occurrence of an event of default under the Fleet Farm - Waukee Mortgage Loan documents;
(iii)	if, as of the last day of any calendar quarter during the term of the Fleet Farm - Waukee Mortgage Loan the debt yield is less than 8.0%;

(iv) a Financial Default (as defined below); or

(v)	the permitted prepayment date.

(B) expiring upon:

(i)	with regard to clause (A)(ii) above, upon the cure of such event of default;
(ii)	with regard to clause (A)(iii) above, when the debt yield is at least 8.0% for two consecutive calendar quarters;
(iii)	with regard to clause (A)(iv) above, when the applicable Financial Default has been cured.

A “Financial Default” means (i) any failure of the borrower or Master Tenant to deliver any of the financial statements required under the Fleet Farm - Waukee Mortgage Loan documents and (ii) any failure of the guarantor to satisfy the net worth and liquidity covenants required under the Fleet Farm - Waukee Mortgage Loan documents.

A “Major Tenant” means: the Fleet Farm tenant or any tenant under a replacement Major Lease.

A “Major Lease” means: the Fleet Farm lease or any replacement lease approved by the lender.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Letter of Credit. None.

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

A-3-106

Retail – Single Tenant	Loan #10	Cut-off Date Balance:	$27,622,500
1300 & 1301 Southeast Kettlestone Boulevard	Fleet Farm - Waukee	Cut-off Date LTV:	63.6%
Waukee, IA 50263		U/W NCF DSCR:	2.10x
		U/W NOI Debt Yield:	9.0%

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the Fleet Farm - Waukee Property together with 12 months of business interruption insurance with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-107

Mortgage Loan No. 11 – ILPT Logistics Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH, BMO			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$24,229,075			General Property Type(3):	Industrial
Cut-off Date Balance(1):	$24,229,075			Detailed Property Type(3):	Various
% of Initial Pool Balance:	3.5%			Title Vesting:	Various
Loan Purpose:	Refinance			Year Built/Renovated(4):	Various / Various
Borrower Sponsor:	Industrial Logistics Properties Trust			Size:	9,438,321 SF
Guarantor:	Industrial Logistics Properties Trust			Cut-off Date Balance Per SF(1):	$36
Mortgage Rate:	3.86465618%			Maturity Date Balance Per SF(1):	$36
Note Date:	2/25/2022			Property Manager:	The RMR Group LLC
First Payment Date:	4/6/2022				(borrower-related)
Maturity Date:	3/6/2032			Underwriting and Financial Information(4)
Original Term to Maturity:	120 months			UW NOI:	$45,069,593
Original Amortization Term:	0 months			UW NOI Debt Yield(1):	13.2%
IO Period:	120 months			UW NOI Debt Yield at Maturity(1):	13.2%
Seasoning:	1 month			UW NCF DSCR(1):	3.12x
Prepayment Provisions:	YM0.5(113),O(7)			Most Recent NOI:	$41,245,939 (12/31/2021)
Lockbox/Cash Mgmt Status:	Hard/Springing			2nd Most Recent NOI(5):	$37,788,413 (12/31/2020)
Additional Debt Type(1):	Pari Passu/ Subordinate/ Mezzanine			3rd Most Recent NOI(5)(6):	$35,944,346 (12/31/2019)
Additional Debt Balance(1):	$316,910,925 / $103,860,000 /			Most Recent Occupancy:	100.0% (Various)
	$255,000,000			2nd Most Recent Occupancy:	99.3% (12/31/2020)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent Occupancy:	100.0% (12/31/2019)
Reserves(2)				Appraised Value (as of)(7):	$1,175,000,000 (1/3/2022)
Type	Initial	Monthly	Cap	Appraised Value per SF(7):	$124
RE Tax:	$0	Springing	NAP	Cut-off Date LTV Ratio(1)(7):	29.0%
Insurance:	$0	Springing	NAP	Maturity Date LTV Ratio(1)(7):	29.0%
Capital Expenditures:	$0	Springing	NAP
TI/LC Reserve:	$0	Springing	NAP
Unfunded Obligations Reserve:	$1,758,645	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount:	$341,140,000	48.7%	Return of Equity(8):	$693,035,177	99.0%
Subordinate Loan Amount:	$103,860,000	14.8%	Closing Costs:	$5,206,178	0.7%
Mezzanine Loan:	$255,000,000	36.4%	Reserves:	$1,758,645	0.3%
Total Sources:	$700,000,000	100.0%	Total Uses:	$700,000,000	100.0%

(1)	The ILPT Logistics Portfolio Mortgage Loan (as defined below) is part of the ILPT Logistics Portfolio Whole Loan (as defined below), which is comprised of 13 senior pari passu notes with an aggregate outstanding principal balance of $341,140,000 collectively, the “ILPT Logistics Portfolio Senior Loans”), five junior pari passu notes with an aggregate outstanding principal balance of $103,860,000 (collectively, the “ILPT Logistics Portfolio Subordinate Loans” and together, with the ILPT Logistics Portfolio Senior Loans, the “ILPT Logistics Portfolio Whole Loan”). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate Cut-off Date principal balance of the ILPT Logistics Portfolio Senior Loans, without regard to the ILPT Logistics Portfolio Subordinate Loans or the ILPT Logistics Portfolio Mezzanine Loans (as defined below). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the ILPT Logistics Whole Loan are $47, $47, 2.40x, 10.1%, 10.1%, 37.9%, and 37.9%, respectively. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the combined balance of the ILPT Logistics Portfolio Whole Loan and the ILPT Logistics Portfolio Mezzanine Loans (the “ILPT Logistics Portfolio Total Debt”) are $74, $74, 1.33x, 6.4%, 6.4%, 59.6%, and 59.6%, respectively.
(2)	During a Trigger Period (as defined below), the borrowers are required to deposit monthly (i) into the RE Tax reserve, subject to certain exceptions set forth in the ILPT Logistics Portfolio Whole Loan documents, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) into the Insurance reserve 1/12th of the annual amount which would be sufficient to pay the insurance premium due for the renewal of the coverage afforded by the insurance policies; provided, however, such deposits are suspended so long as the borrower maintains a blanket policy meeting the requirements of the ILPT Logistics Portfolio Whole Loan documents, (iii) for the Capital Expenditures reserve, $226,780 and (iv) for the TI/LC Reserve $117,979. A “Trigger Period” is a period (i) commencing upon an event of default under the ILPT Logistics Portfolio Whole Loan and ending upon the cure (if applicable) of such event of default, (ii) commencing upon the mortgage lender receiving notice from a mezzanine lender of a mezzanine loan event of default and ending upon the mortgage lender receiving notice of cure of such mezzanine event of default and (iii) commencing upon the aggregate debt yield of the ILPT Logistics Portfolio Total Debt falling below 5.25% for two consecutive calendar quarters and ending upon such aggregate debt yield being at least 5.25% for two consecutive calendar quarters, or upon the borrowers prepaying (pro rata) the ILPT Logistics Portfolio Whole Loan and the ILPT Logistics Portfolio Mezzanine Loans (including paying a yield maintenance premium) in an amount such that such aggregate debt yield is at least 5.25% or posting cash or a letter of credit, in each case in an amount that, if applied to prepay the ILPT Logistics Portfolio Whole Loan and the ILPT Logistics Portfolio Mezzanine Loans would cause such aggregate debt yield to be 5.25%.
(3)	See “The Properties” section below.
(4)	The novel coronavirus pandemic is an evolving situation and could impact the ILPT Logistics Portfolio Whole Loan more severely than assumed in the underwriting of the ILPT Logistics Portfolio Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.
(5)	Excludes historical financials from the 7303 Rickenbacker Parkway West property, which was built in 2020.
(6)	Excludes historical financials from the 17001 West Mercury Street property, which was built in 2018.
(7)	Based on the “As-Portfolio” appraised value of $1,175,000,000 as of January 3, 2022, which is inclusive of an approximately 4.1% portfolio premium and reflects the “as-is” value of the Properties as a whole if sold in their entirety to a single buyer. The aggregate total of the “as-is” appraised values of the individual properties (exclusive of the portfolio premium) is $1,128,300,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the aggregate “as-is” appraised value are 30.2% and 30.2%, respectively for the ILPT Logistics Portfolio Senior Loans, 39.4% and 39.4%, respectively, for the ILPT Logistics Portfolio Whole Loan and 62.0% and 62.0%, respectively, for the ILPT Logistics Portfolio Total Debt.
(8)	The return of equity was used to facilitate Industrial Logistics Property Trust’s acquisition of Monmouth Real Estate Investment Corporation.
A-3-108

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

The Mortgage Loan. The eleventh largest mortgage loan (the “ILPT Logistics Portfolio Mortgage Loan”) is part of the ILPT Logistics Portfolio Whole Loan with an original principal balance of $445,000,000. The ILPT Logistics Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”), UBS AG, Bank of America, N.A. (“BANA”), Bank of Montreal (“BMO”) and Morgan Stanley Bank, N.A. The ILPT Logistics Portfolio Whole Loan is secured by first mortgage liens on the borrowers’ fee simple interest in 16 industrial properties and leasehold (PILOT) interest in one industrial property (each a “ILPT Logistics Portfolio Property” and, collectively, the “ILPT Logistics Portfolio Properties” or the “ILPT Logistics Portfolio”). The ILPT Logistics Portfolio Whole Loan is comprised of the ILPT Logistics Portfolio Senior Loans, consisting of 13 pari passu senior promissory notes in the aggregate original principal balance of $341,140,000, and the ILPT Logistics Portfolio Subordinate Loans, consisting of five subordinate promissory notes in the aggregate original principal balance of $103,860,000. The non-controlling senior note A-2-D, in the original principal balance of $12,114,537.60, which is being contributed by BMO, and the non-controlling senior note A-2-E with an original principal balance of $12,114,537.60, which is being contributed by MSMCH, together represent the ILPT Logistics Portfolio Mortgage Loan that will be included in the MSC 2022-L8 securitization trust. The controlling senior Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E along with the non-controlling subordinate Notes B-1, B-2, B-3, B-4 and B-5 have been contributed to the ILPT 2022-LPFX securitization trust. The ILPT Logistics Portfolio Whole Loan will be serviced under the trust and servicing agreement for the ILPT 2022-LPFX securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The ILPT Logistics Portfolio Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus. The lenders also originated the ILPT Logistics Portfolio Mezzanine Loans with an original aggregate principal amount of $255,000,000.

ILPT Logistics Portfolio Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-A, A-1-B, A-1-C, A-1-D, A-1-E	$176,140,000	$176,140,000	ILPT 2022-LPFX	Yes
A-2-A-1, A-2-A-2	$73,656,388	$73,656,388	CREFI	No
A-2-B-1, A-2-B-2, A-2-B-3	$54,999,999	$54,999,999	UBS AG	No
A-2-C	$12,114,538	$12,114,538	BANA	No
A-2-D, A-2-E	$24,229,075	$24,229,075	MSC 2022-L8	No
B-1, B-2, B-3, B-4, B-5	$103,860,000	$103,860,000	ILPT 2022-LPFX	No
Total	$445,000,000	$445,000,000

The Borrower and the Borrower Sponsor. The borrowers are 13 special-purpose, bankruptcy-remote Delaware limited liability companies which are affiliates of Industrial Logistics Property Trust (“ILPT”). ILPT is a publicly traded REIT formed to own and lease industrial and logistics properties throughout the United States. As of September 30, 2021, ILPT owned 294 industrial and logistics properties with 36.5 million rentable SF which are approximately 99.0% leased to 261 different tenants with a weighted average lease term (“WALT”) of approximately 9.0 years. ILPT is focused on acquiring properties that are of strategic importance to their tenant’s businesses, such as build to suit properties, strategic distribution hubs or other properties in which tenants have invested significant amounts of capital. ILPT targets occupied properties, where tenants are financially responsible for all, or substantially all, increases in property level operating expenses. Additionally, ILPT intends to expand its business by focusing on properties that may benefit from the growth of e-commerce.

The Properties. The ILPT Logistics Portfolio is comprised of 17 properties totaling approximately 9.4 million SF, and consists of primarily single-tenant industrial properties generally located in core distribution regions and heavily populated markets, as evidenced by the portfolio’s weighted average population density within a 15-mile radius of approximately 674,996 (sourced from a third party data provider and weighted based on UW NOI). The ILPT Logistics Portfolio consists of the following property sub-types: Warehouse/Distribution (92.2% of UW NOI) and Manufacturing/Distribution (7.8% of UW NOI). Based on SF, the ILPT Logistics Portfolio has a weighted average year built of 2008, average size of 555,195 SF and weighted average clear heights of approximately 31.9 feet. The ILPT Logistics Portfolio is located across 12 states and 13 different markets, with the largest state concentrations in Tennessee (2 properties, 17.6% of NRA, 13.5% of UW NOI), Maryland (1 property, 12.7% of NRA, 11.9% of UW NOI), Virginia (1 property, 10.8% of NRA, 11.4% of UW NOI) and South Carolina (10.8% of NRA, 10.2% of UW NOI). The largest market concentrations are in the Philadelphia (2 properties, 19.6% of UW NOI), Richmond (1 property, 11.4% of UW NOI), Nashville (1 property, 10.7% of UW NOI), Spartanburg (1 property, 10.2% of UW NOI), and Columbus (2 properties, 9.3% of UW NOI) markets, among others.

A-3-109

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

The following table presents certain information relating to the state locations of the ILPT Logistics Portfolio Properties:

Geographic Summary
State	Number of Properties	Property SF	% of Collateral SF	Annual UW	Annual UW Gross Rent PSF(1)	% of Annual UW Gross Rent(1)
				Gross Rent(1)
TN	2	1,662,441	17.6%	$6,844,569	$4.12	12.4%
MD	1	1,194,744	12.7%	$6,501,553	$5.44	11.8%
VA	1	1,016,281	10.8%	$6,711,851	$6.60	12.2%
SC	1	1,015,740	10.8%	$5,001,109	$4.92	9.1%
IN	3	962,341	10.2%	$5,248,547	$5.45	9.5%
OH	2	938,846	9.9%	$4,804,961	$5.12	8.7%
NJ	2	801,260	8.5%	$6,524,599	$8.14	11.8%
KS	1	645,462	6.8%	$3,046,813	$4.72	5.5%
NH	1	614,240	6.5%	$5,099,301	$8.30	9.2%
MN	1	319,062	3.4%	$2,867,390	$8.99	5.2%
IA	1	171,951	1.8%	$1,128,453	$6.56	2.0%
NV	1	95,953	1.0%	$1,399,009	$14.58	2.5%
Total/Wtd. Avg.	17	9,438,321	100.0%	$55,178,154	$5.85	100.0%

Source: Appraisals & Underwritten Rent Roll

(1)	Annual UW Gross Rent, Annual UW Gross Rent PSF and % of Annual UW Gross Rent include (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Whole Loan.

No single ILPT Logistics Portfolio Property contributes more than 11.9% of UW NOI and, aside from Amazon (32.3% of SF and 30.9% of UW Gross Rent), no individual tenant represents more than 11.8% of UW Gross Rent. Based on the underwritten rent roll dated February 1, 2022, the ILPT Logistics Portfolio was 100.0% occupied by 19 tenants, with a weighted average remaining lease term based on UW Gross Rent of approximately 7.1 years and only 10.8% of UW Gross Rent expiring prior to 2027. Approximately 63.7% of UW Gross Rent (58.8% of portfolio SF) comes from nine tenants that have (or have parent companies that have) investment grade ratings, including, but not limited to, Amazon (32.3% of portfolio SF; 30.9% of UW Gross Rent; rated A1/AA/AA- by Moody’s/S&P/Fitch; Lease Expiration (“LXP”) of September 2027), UPS (6.5% of portfolio SF; 9.2% of UW Gross Rent; rated A2/A-/NR by Moody’s/S&P/Fitch; LXP of May 2030), Avnet, Inc. (6.2% of portfolio SF; 5.8% of UW Gross Rent; rated Baa3/BBB-/BBB- by Moody’s/S&P/Fitch; LXP of September 2026), YNAP Corporation (parent company Compagnie Financiere Richemont SA) (1.8% of portfolio SF; 5.2% of UW Gross Rent; rated NR/A+/NR by Moody’s/S&P/Fitch; LXP of August 2035) and Amcor Rigid Plastics USA, Inc. (4.5% of portfolio SF; 3.1% of UW Gross Rent; rated Baa2/BBB/NR by Moody’s/S&P/Fitch; LXP of June 2029).

A-3-110

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

The following table presents certain information relating to the ILPT Logistics Portfolio Properties:

Property Name	ALA	Year Built/ Renovated	Property Subtype	Property SF	% of Portfolio SF	Appraised Value	% of Portfolio Appraised Value	Annual UW Gross Rent(1)	Annual UW Gross Rent PSF(1)	% of Annual UW Gross Rent(1)
4000 Principio Parkway	$2,990,560	2006-2012 / NAP	Warehouse/ Distribution	1,194,744	12.7%	$140,000,000	12.4%	$6,501,553	$5.44	11.8%
2020 Joe B. Jackson Parkway	$2,682,159	2012/ NAP	Warehouse/ Distribution	1,016,281	10.8%	$132,100,000	11.7%	$5,326,380	$5.24	9.7%
1901 Meadowville Technology Parkway	$2,596,318	2012/ NAP	Warehouse/ Distribution	1,016,281	10.8%	$115,400,000	10.2%	$6,711,851	$6.60	12.2%
52 Pettengill Road	$2,511,171	2015/ NAP	Warehouse/ Distribution	614,240	6.5%	$123,000,000	10.9%	$5,099,301	$8.30	9.2%
510 John Dodd Road	$2,495,595	2012/ NAP	Warehouse/ Distribution	1,015,740	10.8%	$112,500,000	10.0%	$5,001,109	$4.92	9.1%
309 Dulty's Lane	$2,235,305	2001/ NAP	Warehouse/ Distribution	633,836	6.7%	$107,900,000	9.6%	$3,660,336	$5.77	6.6%
5300 Centerpoint Parkway	$1,295,909	2014/ NAP	Warehouse/ Distribution	581,342	6.2%	$57,600,000	5.1%	$3,214,617	$5.53	5.8%
17001 West Mercury Street	$1,133,921	2018/ NAP	Warehouse/ Distribution	645,462	6.8%	$50,400,000	4.5%	$3,046,813	$4.72	5.5%
725 Darlington Avenue	$1,038,389	1999/ 2010	Warehouse/ Distribution	167,424	1.8%	$51,400,000	4.6%	$2,864,263	$17.11	5.2%
10100 89th Avenue N	$888,861	2015/ NAP	Warehouse/ Distribution	319,062	3.4%	$39,500,000	3.5%	$2,867,390	$8.99	5.2%
7303 Rickenbacker Parkway West	$751,447	2020/ NAP	Warehouse/ Distribution	357,504	3.8%	$33,400,000	3.0%	$1,590,343	$4.45	2.9%
4836 Hickory Hill Road	$737,602	1984-1987/ NAP	Warehouse/ Distribution	646,160	6.8%	$35,500,000	3.1%	$1,518,188	$2.35	2.8%
7000 West Post Road	$683,952	2011/ NAP	Warehouse/ Distribution	95,953	1.0%	$30,400,000	2.7%	$1,399,009	$14.58	2.5%
3201 Bearing Drive	$670,453	1974/ 2006	Manufacturing/ Distribution	422,912	4.5%	$29,800,000	2.6%	$1,717,992	$4.06	3.1%
900 Commerce Parkway West Drive	$574,575	2008/ 2020	Manufacturing/ Distribution	294,388	3.1%	$27,500,000	2.4%	$1,739,623	$5.91	3.2%
6825 West County Road 400 North	$546,885	2008/ 2020	Warehouse/ Distribution	245,041	2.6%	$24,300,000	2.2%	$1,790,931	$7.31	3.2%
951 Trails Road	$395,972	1997/ 2001	Manufacturing/ Distribution	171,951	1.8%	$17,600,000	1.6%	$1,128,453	$6.56	2.0%
Total/Wtd. Avg.	$24,229,075			9,438,321	100.0%	$1,128,300,000(2)	100.0%	$55,178,154	$5.85	100.0%

(1)	Annual UW Gross Rent, Annual UW Gross Rent PSF and % of Annual UW Gross Rent include (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Whole Loan.
(2)	Represents the aggregate of the individual “as is” appraised values of the ILPT Portfolio Properties. The “As-Portfolio” appraised value was $1,175,000,000 as of January 3, 2022,

Major Tenants:

Amazon (3,048,302 SF, 32.2% of NRA, 30.9% of underwritten gross rent). Amazon.com Services, Inc. (“Amazon”) occupies 3,048,302 SF across three ILPT Logistics Portfolio Properties. Amazon is an American multinational technology company that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. Amazon is one of the Big Five U.S. information technology companies along with Google, Apple, Microsoft, and Facebook. The Amazon leases at the 1901 Meadowville Technology Parkway, 2020 Joe B. Jackson Parkway and 510 John Dodd Road properties are guaranteed by Amazon.com, Inc. and each include four, five-year renewal options at fair market rent with no unilateral termination or contraction options.

Restoration Hardware, Inc. (1,194,744 SF, 12.7% of NRA, 11.8% of underwritten gross rent). Restoration Hardware, Inc. (“RH”) occupies 1,194,744 SF at the 4000 Principio Parkway property. RH is an upscale American home-furnishings company headquartered in Corte Madera, California. RH offers products such as furniture, lighting, textiles, bathware, décor, outdoor, and garden, as well as baby and child products. RH distributes its products through retail stores, catalogs, and websites. RH operates 82 retail locations including 38 outlet stores throughout the United States, Canada and the United Kingdom. RH has three, five-year renewal options and no unilateral termination or contraction options remaining under its lease.

UPS (614,240 SF, 6.5% of NRA, 9.2% of underwritten gross rent). UPS Supply Chain Solutions, Inc. (“UPS”) occupies 614,240 SF at the 52 Pettengill Road property. UPS is the world’s largest package deliverer, transporting nearly 25 million packages and documents per business day throughout the United States and in over 220 countries and territories. UPS deploys a fleet of approximately 127,000 cars, vans, tractors, and motorcycles, and roughly 600 aircraft for pickups and deliveries. Headquartered in Atlanta, Georgia, United States, UPS has over 1,000 package operating facilities and serves approximately 1.7 million shipping customers and approximately 11.8 million delivery customers daily. The UPS lease is guaranteed by United Parcel Service of America, Inc. and includes two, five-year renewal options at the greater of (i) last payable base rent or (ii) fair market rent, with no unilateral termination or contraction options.

A-3-111

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

The following table presents a summary regarding the tenants at the ILPT Logistics Portfolio Properties:

Tenant Summary(1)(2)
Tenant Name	Credit Ratings (Moody’s/S&P/ Fitch)(3)	Tenant SF	Approx. % of SF	Annual UW Gross Rent(4)	% of Total Annual UW Gross Rent(4)	Annual UW Gross Rent PSF(4)	Lease Expiration	Renewal Options
Amazon(5)	A1/AA/AA-	3,048,302	32.3%	$17,039,340	30.9%	$5.59	9/30/2027	4 x 5 yr
RH(6)	NR/BB/NR	1,194,744	12.7%	$6,501,553	11.8%	$5.44	2/29/2028	3 x 5 yr
UPS(7)	A2/A-/NR	614,240	6.5%	$5,099,301	9.2%	$8.30	5/31/2030	2 x 5 yr
BJ's Wholesale Club, Inc.(8)	NR/BB/NR	633,836	6.7%	$3,660,336	6.6%	$5.77	7/31/2033	4 x 5 yr
Avnet, Inc.(9)	Baa3/BBB-/BBB-	581,342	6.2%	$3,214,617	5.8%	$5.53	9/30/2026	1 x 3 yr & 1 x 5 yr
ELC Distribution Center LLC(10)	NR/NR/NR	645,462	6.8%	$3,046,813	5.5%	$4.72	8/31/2032	3 x 5 yr
YNAP Corporation(11)	NR/A+/NR	167,424	1.8%	$2,864,263	5.2%	$17.11	8/31/2035	None
BlueTriton Brands, Inc.	NR/NR/NR	294,388	3.1%	$1,739,623	3.2%	$5.91	7/31/2031	None
Amcor Rigid Plastics USA, Inc.	Baa2/BBB/NR	422,912	4.5%	$1,717,992	3.1%	$4.06	6/30/2029	None
SYNNEX Corporation	Baa3/BBB-/BBB-	357,504	3.8%	$1,590,343	2.9%	$4.45	4/30/2028	None
Subtotal/Wtd. Avg.		7,960,154	84.3%	$46,474,182	84.2%	$5.84

Other Tenants		1,478,167	15.7%	$8,703,972	15.8%	$5.89
Total/Wtd. Avg.		9,438,321	100.0%	$55,178,154	100.0%	$5.85

(1)	Based on the underwritten rent roll dated February 1, 2022, which has been adjusted for known vacates and new executed leases.
(2)	Certain tenants reflected in the chart above and other tenants throughout the ILPT Logistics Portfolio although paying rent, may not be in occupancy with respect to all or a portion of their leased space, and/or under certain conditions may have the option to terminate all or a portion of their leased space prior to the lease expiration date.
(3)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(4)	Annual UW Gross Rent, % of Total Annual UW Gross Rent and Annual UW Gross Rent PSF include (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Whole Loan.
(5)	The Amazon leases at the 1901 Meadowville Technology Parkway property, 2020 Joe B. Jackson Parkway property and 510 John Dodd Road property are guaranteed by Amazon.com, Inc. and each include four, five-year renewal options at fair market rent with no unilateral termination or contraction options.
(6)	RH has (i) three, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(7)	The UPS lease is guaranteed by United Parcel Service of America, Inc. and includes two, five-year renewal options at the greater of (i) last payable base rent or (ii) fair market rent, with no unilateral termination or contraction options.
(8)	BJ’s Wholesale Club, Inc. has (i) four, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(9)	Avnet, Inc. has (i) two consecutive renewal options (one three-year renewal and one five-year renewal) and (ii) no unilateral termination or contraction options remaining under its lease.
(10)	ELC Distribution Center LLC has (i) three, five-year renewal options and (ii) no unilateral termination or contraction options remaining under its lease.
(11)	YNAP Corporation has the option to terminate its lease effective April 30, 2030 with notice to landlord by October 31, 2028 and payment of a termination fee.

The following table presents certain information with respect to the lease rollover at the ILPT Logistics Portfolio Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Gross Rent PSF Rolling(3)	% of Total SF Rolling	Cumulative % of SF Rolling	Annual UW Gross Rent Rolling(3)	% of Annual UW Gross Rent Rolling(3)	Cumulative % of Annual UW Gross Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	2	123,548	$7.97	1.3%	1.3%	$984,369	1.8%	1.8%
2024	0	0	$0.00	0.0%	1.3%	$0	0.0%	1.8%
2025	1	95,953	$14.58	1.0%	2.3%	$1,399,009	2.5%	4.3%
2026	2	640,875	$5.59	6.8%	9.1%	$3,580,823	6.5%	10.8%
2027(4)	5	3,802,929	$5.09	40.3%	49.4%	$19,355,297	35.1%	45.9%
2028	2	1,552,248	$5.21	16.4%	65.9%	$8,091,897	14.7%	60.6%
2029	2	578,225	$5.39	6.1%	72.0%	$3,118,833	5.7%	66.2%
2030	1	614,240	$8.30	6.5%	78.5%	$5,099,301	9.2%	75.4%
2031	2	411,630	$6.92	4.4%	82.8%	$2,848,762	5.2%	80.6%
2032	1	645,462	$4.72	6.8%	89.7%	$3,046,813	5.5%	86.1%
2033 & Beyond	3	973,211	$7.86	10.3%	100.0%	$7,653,052	13.9%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	21	9,438,321	$5.85			$55,178,154	100.0%

(1)	Based on the underwritten rent roll dated February 1, 2022, which has been adjusted for known vacates and new executed leases.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	Annual UW Gross Rent Rolling, % of Annual UW Gross Rent Rolling and Annual UW Gross Rent PSF Rolling are inclusive of (i) reimbursements, (ii) contractual rent steps through March 1, 2023 ($784,006) and (iii) the straight-line average rent steps for investment grade tenants ($1,425,124) over the shorter of (x) the respective tenant’s lease term and (y) the maturity date of the ILPT Logistics Portfolio Whole Loan.
(4)	Approximately 30.9% of the UW Gross Rent can be attributed to three Amazon leases, which expire in 2027. Amazon has been at each of the three spaces since October 2012 and maintains four, five-year renewal options at each of its spaces.
A-3-112

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

COVID-19 Update. As of March 1, 2022, the ILPT Logistics Portfolio Properties are open and operational. However, YNAP Corporation (representing approximately 5.2% of UW Gross Rent for the entire portfolio), the sole tenant at the 725 Darlington Avenue Property, requested rent relief for four months from April 2020 through July 2020. The rent for those months was deferred and paid back by that tenant in 12 equal payments for the period beginning in August 2020 through July 2021 (in addition to monthly base rent per the lease). All deferred rent has been paid and the tenant remains current on rental obligations as of the Origination Date. As of March 1, 2022, the ILPT Logistics Portfolio Whole Loan is not subject to any modifications or forbearance requests.

The Market. According to the appraisal, the United States industrial market absorbed 133.8 million SF of industrial space in the third quarter of 2021 and had a total inventory of approximately 15.7 billion SF. As of the third quarter of 2021, the United States industrial market had a national vacancy rate of 4.6% and average triple-net asking rents of $8.62 PSF (which represents a 12.4% increase compared to the third quarter of 2020). The ILPT Logistics Portfolio, which is primarily comprised of large Warehouse/Distribution properties (with an average property size of 555,195 SF) has a weighted average UW Gross Rent of $5.85 PSF (weighted by individual tenant SF) which is below the appraiser’s weighted average concluded industrial market rents of $6.99 PSF (based on concluded market rents for each individual ILPT Logistics Portfolio Property weighted based on SF).

The ILPT Logistics Portfolio is located across 12 states and 13 different markets. The largest market concentrations are in the Philadelphia (2 properties; approximately 19.6% of UW NOI), Richmond (1 property; approximately 11.4% of UW NOI), and Nashville (1 property; approximately 10.7% of UW NOI) markets.

According to a third party market report, the Philadelphia market reported a vacancy rate of 4.4% as of February 2022 with 12-month rent growth of 12.7% and asking rents of $8.86 PSF. The Philadelphia market has seen average rent growth of 8.0% annually over the past three years and continues to benefit from its location between New York City and Washington, D.C. Over the past 12 months, Southern New Jersey has garnered approximately 60.0% of the Philadelphia market’s leasing by SF.

According to a third party market report, the Richmond market reported a 3.0% vacancy rate and asking rents of $7.33 PSF as of February 2022. The Richmond industrial market has seen commitment from several nationally-recognized tenants, such as Amazon (2.6 million SF lease signed in April 2021), Lowe’s (1.2 million SF lease signed in October 2021) and Wegmans (plans to construct a 1.1 million SF facility).

According to a third party market report, the Nashville market reported a 4.1% vacancy rate, 12-month rent growth of 12.6% and asking rents of $9.31 PSF as of February 2022. The Nashville market benefits from its centralized location, allowing industrial users in the market to reach over half of the United States population in roughly one day’s drive.

A-3-113

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the ILPT Logistics Portfolio Properties:

Cash Flow Analysis(1)
	2019(2)(3)	2020(2)(3)	2021(3)	UW		UW PSF
Base Rent	$36,799,811	$39,088,922	$42,733,390	$44,510,611		$4.72
Straight-Lined Rent Steps(4)	$0	$0	$0	$1,425,124		$0.15
Rent Steps(5)	$0	$0	$0	$784,006		$0.08
Recoveries	$6,366,966	$7,084,453	$8,487,015	$8,458,413		$0.90
Effective Gross Income	$43,166,777	$46,173,375	$51,220,405	$55,178,154		$5.85

Real Estate Taxes(6)	$3,389,300	$3,934,541	$4,318,006	$4,384,171		$0.46
Insurance	$415,553	$714,622	$902,985	$27,801		$0.00
Management Fee	$1,289,041	$1,371,282	$1,565,541	$1,655,345		$0.18
Other Operating Expenses(7)	$2,128,537	$2,364,516	$3,187,934	$4,041,244		$0.43
Total Operating Expenses	$7,222,431	$8,384,962	$9,974,466	$10,108,560		$1.07

Net Operating Income	$35,944,346	$37,788,413	$41,245,939	$45,069,593		$4.78
Replacement Reserves	$0	$0	$0	$1,887,664		$0.20
TI/LC	$0	$0	$0	$1,415,748		$0.15
Net Cash Flow	$35,944,346	$37,788,413	$41,245,939	$41,766,181		$4.43

Occupancy %	100.0%	99.3%	100.0%	100.0%	(8)
NOI DSCR(9)	2.69x	2.83x	3.09x	3.37x
NCF DSCR(9)	2.69x	2.83x	3.09x	3.12x
NOI Debt Yield(9)	10.5%	11.1%	12.1%	13.2%
NCF Debt Yield(9)	10.5%	11.1%	12.1%	12.2%

(1)	Based on the underwritten rent roll dated February 1, 2022, which has been adjusted for known vacates and new executed leases.
(2)	Excludes historical financials from the 17001 West Mercury Street property, which was built in 2018.
(3)	Excludes historical financials from the 7303 Rickenbacker Parkway West property, which was built in 2020.
(4)	Straight-lined Rent Steps are underwritten based on the straight-line average rent steps for investment grade tenants over the shorter of (i) the respective tenant’s lease term and (ii) the maturity date of the ILPT Logistics Portfolio Whole Loan.
(5)	Rent Steps are underwritten based on contractual increases through March 1, 2023.
(6)	Three of the ILPT Logistics Portfolio Properties, the 2020 Joe B. Jackson Parkway property, the 17001 West Mercury Street property, and the 5300 Centerpoint Parkway property are subject to payment in lieu of taxes (“PILOT”) arrangements. With respect to such properties, real estate taxes were underwritten based on the PILOT agreements. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the prospectus.
(7)	Other Operating Expenses include utilities, operating expenses, general and administrative, cleaning, salaries and non-recoverable expenses.
(8)	UW Occupancy is based on the economic occupancy.
(9)	The debt service coverage ratios and debt yields are calculated based on the ILPT Logistics Portfolio Senior Loans, and exclude the ILPT Logistics Portfolio Subordinate Loans.

Mezzanine Loans. At origination of the ILPT Portfolio Logistics Whole Loan, Citigroup Global Markets Realty Corp., UBS AG, BANA, BMO and Morgan Stanley Mortgage Capital Holdings LLC also originated a $175,000,000 Mezzanine A Loan (the “ILPT Logistics Portfolio Mezzanine A Loan”) secured by equity interests in the borrowers, and an $80,000,000 Mezzanine B Loan secured by equity interests in the borrowers under the ILPT Logistics Portfolio Mezzanine A Loan (the “ILPT Logistics Portfolio Mezzanine B Loan,” and, together with the ILPT Logistics Portfolio Mezzanine A Loan, the “ILPT Logistics Portfolio Mezzanine Loans”). The ILPT Logistics Portfolio Mezzanine Loans are coterminous with the ILPT Logistics Portfolio Whole Loan. The ILPT Logistics Portfolio Mezzanine Loans have been sold to third parties.

The ILPT Logistics Portfolio Total Debt as of the origination date is summarized in the following table:

ILPT Logistics Portfolio Total Debt Summary
Note	Original Balance	Interest Rate	Cumulative UW NCF DSCR	Cumulative UW NOI Debt Yield	Cumulative Cut-off Date LTV
Senior Notes	$341,140,000	3.86465618%	3.12x	13.2%	29.0%
Subordinate Notes	$103,860,000	3.86465618%	2.40x	10.1%	37.9%
Mezzanine A Loan	$175,000,000	5.14560%	1.33x	6.4%	59.6%
Mezzanine B Loan	$80,000,000	5.89560%
Total Debt	$700,000,000

A-3-114

Industrial – Various	Loan #11	Cut-off Date Balance:	$24,229,075
Property Addresses – Various	ILPT Logistics Portfolio	Cut-off Date LTV:	29.0%
		UW NCF DSCR:	3.12x
		UW NOI Debt Yield:	13.2%

Release of Property. The borrowers may obtain the release of any individual ILPT Logistics Portfolio Property upon prepayment of a release price equal to 115% of the allocated loan amount of such ILPT Logistics Portfolio Property, together with, if prior to the open period, payment of a prepayment fee equal to the greater of 0.5% and a yield maintenance premium, and satisfaction of certain conditions, including among others (i) no event of default exists, (ii) after giving effect to the release, the aggregate debt yield on the ILPT Logistics Portfolio Total Debt based on the remaining ILPT Logistics Properties is no less than the greater of such aggregate debt yield immediately preceding such release and 6.24% and (iii) satisfaction of REMIC related conditions.

In addition, the borrowers may obtain the release of any individual ILPT Logistics Portfolio Property to cure a default or event of default related to such ILPT Logistics Portfolio Property, but only if (i) (a) prior to obtaining such release, the borrowers use commercially reasonable efforts to cure such default or event of default (which efforts will not require any capital contributions to be made to the borrowers or guarantor or the use of any operating income or rents from any other ILPT Logistics Portfolio Property to effectuate such cure) or (b) such event of default related to an environmental condition at any ILPT Logistics Portfolio Property and (ii) such default or event of default was not caused by the borrowers or any of their affiliates in bad faith to circumvent the foregoing release requirements. Such a release will be subject to the same requirements for partial release as set forth above, except that the conditions relating to lack of an event of default and the required debt yield for such release will not apply.

.

A-3-115

Mortgage Loan No. 12 – 1021-1023 38th Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMC			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,000,000			General Property Type:	Office
Cut-off Date Balance:	$21,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	3.1%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2019-2021/NAP
Borrower Sponsor:	Binyamin Beitel			Size:	56,512 SF
Guarantor:	Binyamin Beitel			Cut-off Date Balance per SF:	$372
Mortgage Rate:	3.7500%			Maturity Date Balance per SF:	$372
Note Date:	12/22/2021			Property Manager:	Self-managed
First Payment Date:	2/6/2022
Maturity Date:	1/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(1)
Original Amortization Term:	0 months			UW NOI:	$1,730,120
IO Period:	120 months			UW NOI Debt Yield:	8.2%
Seasoning:	3 months			UW NOI Debt Yield at Maturity:	8.2%
Prepayment Provisions:	L(27),D(89),O(4)			UW NCF DSCR:	2.08x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI(2):	NAP
Additional Debt Type:	NAP			2nd Most Recent NOI(2):	NAP
Additional Debt Balance:	NAP			3rd Most Recent NOI(2):	NAP
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	100.0% (12/20/2021)
Reserves				2nd Most Recent Occupancy(2):	NAP
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(2):	NAP
RE Tax:	$2,479	$1,240	NAP	Appraised Value (as of):	$32,900,000 (11/1/2021)
Insurance:	$14,998	$3,499	NAP	Appraised Value per SF:	$582
Recurring Replacements:	$0	$942	NAP	Cut-off Date LTV Ratio:	63.8%
TI/LC:	$0	$4,709	$282,560	Maturity Date LTV Ratio:	63.8%
HCS Occupancy Reserve(3):	$640,382	$0	NAP
WGF Occupancy Reserve(4):	$257,139	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,000,000	100.0%	Loan Payoff:	$14,368,932	68.4%
			Return of Equity:	$5,090,242	24.2%
			Reserves:	$914,998	4.4%
			Closing Costs:	$625,828	3.0%
Total Sources:	$21,000,000	100.0%	Total Uses:	$21,000,000	100.0%

(1)	The novel coronavirus pandemic is an evolving situation and could impact the 1021-1023 38th Street Loan (as defined below) more severely than assumed in the underwriting of the 1021-1023 38th Street Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and debt yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(2)	Construction commenced on the 1021-1023 38th Street Property (as defined below) in 2019 and lease-up was completed in October 2021. As such, historical NOI and occupancy is not available.
(3)	Human Care Services (“HCS”) recently signed a lease in November 2021, took possession of and commenced paying rent on its leased space. HCS is currently utilizing its ground floor space while it completes the build-out of its basement space. At closing, the borrower deposited $640,382 which equates to approximately 12 months of underwritten rent and reimbursements. See “Major Tenants” below for more information.
(4)	World Global Funding, LLC (“WGF”) recently signed a lease in February 2022, took possession of and commenced paying rent on its leased space. WGF has recently commenced operating in its lease space. At closing, the borrower deposited $257,139 which equates to approximately 12 months of underwritten rent and reimbursements. See “Major Tenants” below for more information.

The Mortgage Loan. The twelfth largest mortgage loan (the “1021-1023 38th Street Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $21,000,000 and secured by a first priority fee mortgage on a 56,512 SF office property located in Brooklyn, New York (the “1021-1023 38th Street Property”). The proceeds of the 1021-1023 38th Street Mortgage Loan were used to pay off an existing loan encumbering the 1021-1023 38th Street Property, return equity to the borrower sponsor, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsor. The borrower is 1021-1023 38th Street Development LLC, a New York limited liability company, structured to be bankruptcy-remote with one independent director. The borrower sponsor and non-recourse carveout guarantor of the 1021-1023 38th Street Mortgage Loan is Binyamin Beitel, chief executive officer of Beitel Group. Beitel Group is a single-family office focused on acquiring multifamily, retail, development and mixed-used properties. Together with its strategic partners, Beitel Group has acquired over $1.5 billion of equity interests in real estate properties throughout the United States comprised of multifamily, retail and mixed-use properties across all asset classes.

The Property. The 1021-1023 38th Street Property is located in Brooklyn, New York. The 1021-1023 38th Street Property is improved with a seven-story office building containing approximately 56,512 SF with a parking garage on the second floor. Construction on the 1021-1023 38th Street Property started in 2019 and the borrower sponsor completed the project in October 2021. The 1021-1023 38th Street Property features modern suite finishes, balconies, and over-sized windows, in addition to a 42-stall parking garage located on the second floor. The 1021-1023 38th Street Property is located in the Borough Park neighborhood of Brooklyn.

A-3-116

Office – CBD	Loan #12	Cut-off Date Balance:	$21,000,000
1021-1023 38th Street1	1021-1023 38th Street	Cut-off Date LTV:	63.8%
Brooklyn, NY 11219		UW NCF DSCR:	2.08x
		UW NOI Debt Yield:	8.2%

Borough Park is accessible via public transit, and its central location in Brooklyn facilitates connectivity with Manhattan for commuters. Access to the Belt Parkway (I-278) is approximately three miles northwest of the 1021-1023 38th Street Property and Prospect Expressway two miles north of the 1021-1023 38th Street Property. Local transportation near the 1021-1023 38th Street Property includes the 9th Avenue D-line subway stop which is located one block north of the 1021-1023 38th Street Property and the Church Avenue ‘F’ line located five blocks east of the 1021-1023 38th Street Property.

The 1021-1023 38th Street Property benefits from a 25-year ICAP tax exemption. The ICAP tax exemption provides 100% tax abatement until June 2037, with a 10% phase-in of taxes running from July 2037 through June 2046. If the ICAP tax abatement is not maintained for the 1021-1023 38th Street Property, the 1021-1023 38th Street Mortgage Loan will become fully recourse to the borrower and the borrower sponsor. Taxes were underwritten to the appraisal’s estimated abated amount of $31,342 for 2022, while full taxes are estimated to be $399,214.

As of December 20, 2021, the 1021-1023 38th Street Property was 100.0% leased by eight tenants, two of which are the borrower sponsor’s development team and management team (Beitel Corp. and Beitel Property Management). The borrower sponsor personally guarantees the two borrower sponsor-affiliated tenant leases, which run through November 2036, for the duration of the lease term. Additionally, a borrower sponsor-affiliate signed a 15-year lease for the parking spaces at 1021-1023 38th Street Property, which is also personally guaranteed by the borrower sponsor, for the duration of the lease term. The 1021-1023 38th Street Property contains 42 parking spaces which equates to a parking ratio of approximately 0.7 spaces per 1,000 SF.

Major Tenants.

HCS (14,961 SF, 26.5% of NRA, 30.8% of underwritten base rent). HCS is a not-for-profit agency that provides a full range of services for individuals with disabilities. Established in 1997 as a small grassroots organization, HCS has since grown to serve hundreds of individuals and families in Brooklyn. HCS’s lease commenced in November 2021 and runs through October 2036. HCS has commenced paying rent and utilizing its ground floor space but has not yet completed build-out of its basement space. At origination, the borrower deposited $640,382 which equates to approximately 12 months of underwritten base rent and reimbursements. In addition, the borrower sponsor is fully guaranteeing the HCS lease until satisfactory evidence is provided that HCS is open for business. HCS has one four-year lease renewal option and no unilateral termination options.

Beitel Corp. (8,435 SF, 14.9% of NRA, 15.2% of underwritten base rent). Beitel Corp. (“Beitel Group”) is a single-family office focused on acquiring multifamily, retail, development and mixed-used properties. Together with its strategic partners, Beitel Group has acquired over $1.5 billion of equity interests in real estate properties throughout the United States comprised of multifamily, retail and mixed-use properties across all asset classes. Beitel Group signed a lease at the 1021-1023 38th Street Property in November 2020 with a lease expiration in November 2036. Beitel Group is an affiliate of the borrower sponsor and its lease is personally guaranteed by the borrower sponsor for the duration of the lease term. Beitel Group has one four-year lease renewal option and no unilateral termination options.

Beitel Property Management (8,435 SF, 14.9% of NRA, 15.2% of underwritten base rent). Beitel Property Management is the borrower sponsor’s property management company. Beitel Property Management signed a lease at the 1021-1023 38th Street Property in November 2020 with a lease expiration in November 2036. Beitel Property Management’s lease is personally guaranteed by the borrower sponsor for the duration of the lease term. Beitel Property Management has one four-year lease renewal option and no unilateral termination options.

Parking (8,022 SF, 14.2% of NRA, 7.7% of underwritten base rent). A borrower sponsor-affiliate signed a 15-year lease for the second floor parking garage, which provides for 42 parking spaces (the “Parking Lease”). The Parking Lease has a current lease expiration in November 2036 and is personally guaranteed by the borrower sponsor for the duration of the lease term. The Parking Lease has no lease renewal options remaining and no unilateral termination options.

WGF (6,802 SF, 12.0% of NRA, 12.3% of underwritten base rent). WGF is a small business lender. WGF’s lease commenced in February 2022 and runs through January 2032. WGF has commenced paying rent and has recently taken occupancy of its leased space. At origination, the borrower deposited $257,139 which equates to approximately 12 months of underwritten base rent and reimbursements. In addition, the borrower sponsor is fully guaranteeing the WGF lease until satisfactory evidence is provided that WGF is open for business for six months. WGF has one four-year lease renewal option and no unilateral termination options.

A-3-117

Office – CBD	Loan #12	Cut-off Date Balance:	$21,000,000
1021-1023 38th Street1	1021-1023 38th Street	Cut-off Date LTV:	63.8%
Brooklyn, NY 11219		UW NCF DSCR:	2.08x
		UW NOI Debt Yield:	8.2%

The following table presents certain information relating to the tenants at the 1021-1023 38th Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Options
HCS(3)	NR/NR/NR	14,961	26.5%	$598,440	30.8%	$40.00	10/31/2036	1 x 4 Yr	N
Beitel Group(4)	NR/NR/NR	8,435	14.9%	$295,225	15.2%	$35.00	11/30/2036	1 x 4 Yr	N
Beitel Property Management(4)	NR/NR/NR	8,435	14.9%	$295,225	15.2%	$35.00	11/30/2036	1 x 4 Yr	N
Parking Lease(4)	NR/NR/NR	8,022	14.2%	$150,000	7.7%	$18.70	11/30/2036	NAP	N
WGF(5)	NR/NR/NR	6,802	12.0%	$238,070	12.3%	$35.00	1/31/2032	1 x 4 Yr	N
Subtotal/Wtd. Avg.		46,655	82.6%	$1,576,960	81.3%	$33.80

Other Tenants		9,857	17.4%	$362,999	18.7%	$36.83
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		56,512	100.0%	$1,939,959	100.0%	$34.33

(1)	Information is based on the underwritten rent roll dated December 20, 2021.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	HCS has commenced paying rent, has taken occupancy of its ground floor leased space and is completing build-out of its basement space. At origination, the borrower deposited $640,382 which equates to approximately 12 months of underwritten base rent and reimbursements. In addition, the borrower sponsor is fully guaranteeing the HCS lease until satisfactory evidence is provided that HCS is open for business.
(4)	Borrower sponsor-affiliated tenant. The affiliated leases are personally guaranteed by the borrower sponsor for the respective lease terms.
(5)	WGF has commenced paying rent and recently taken occupancy of its leased space. At origination, the borrower deposited $257,139 which equates to approximately 12 months of underwritten base rent and reimbursements. In addition, the borrower sponsor is fully guaranteeing the WGF lease until satisfactory evidence is provided that WGF is open for business for six months.

The following table presents certain information relating to the lease rollover schedule at the 1021-1023 38th Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	2	9,857	$35.00	17.4%	17.4%	$344,999	17.8%	17.8%
2028	0	0	$0.00	0.0%	17.4%	$0	0.0%	17.8%
2029	0	0	$0.00	0.0%	17.4%	$0	0.0%	17.8%
2030	0	0	$0.00	0.0%	17.4%	$0	0.0%	17.8%
2031(3)	1	0	$0.00	0.0%	17.4%	$18,000	0.9%	18.7%
2032	1	6,802	$35.00	12.0%	29.5%	$238,070	12.3%	31.0%
2033 & Beyond	4	39,853	$33.60	70.5%	100.0%	$1,338,890	69.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	8	56,512	$34.33	100.0%		$1,939,959	100.0%

(1)	Information is based on the underwritten rent roll dated December 20, 2021.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Includes a cell tower lease located on the roof that represents 0 SF and $18,000 in UW Rent.

COVID-19 Update. As of February 10, 2022, the borrower has reported that there has been no material disruption at the 1021-1023 38th Street Property. There has been no tenant rent deferment or lease modification requests. As of February 10, 2022, the 1021-1023 38th Street Mortgage Loan is not subject to any modification or forbearance requests. The 1021-1023 38th Street Loan is current and the first payment date of the 1021-1023 38th Street was February 6, 2022.

The Market. The 1021-1023 38th Street Property is located in Brooklyn, New York. According to the appraisal, the 1021-1023 38th Street Property is located in the New York office market. As of the second quarter of 2021, for the New York office market, average asking rent was $56.34 PSF, vacancy was 11.7% and inventory totaled approximately 957.9 million SF.

A-3-118

Office – CBD	Loan #12	Cut-off Date Balance:	$21,000,000
1021-1023 38th Street1	1021-1023 38th Street	Cut-off Date LTV:	63.8%
Brooklyn, NY 11219		UW NCF DSCR:	2.08x
		UW NOI Debt Yield:	8.2%

The 1021-1023 38th Street Property is located in the South Brooklyn office submarket of the New York office market. For the second quarter of 2021, that submarket had total inventory of approximately 18.6 million SF with a vacancy rate of 10.6% and average asking rents of $34.97 PSF.

According to the appraisal, the estimated 2021 population within the zip code and the county of the 1021-1023 38th Street Property was 90,794 and 2,552,105, respectively. The estimated 2021 average household income within the same parameters was $74,563 and $105,417, respectively.

The following table presents the appraisal’s market rent conclusions:

Market Rent Summary
	Office	Parking
Property SF	48,490	8,022
Market Rent (PSF)	$36.00	$18.70
Lease Term (Years)	10	15
Lease Type (Reimbursements)	NNN	NNN
Rent Increase Projection	3% per annum	None
Tenant Improvements (New Tenant) (PSF)	$20.00	$0.00
Tenant Improvements (Renewal) (PSF)	$0.00	$0.00

Source: Appraisal

The following table presents certain information relating to comparable office leases for the 1021-1023 38th Street Property:

Comparable Leases Summary
Property Name/Location	Year Built / Renovated	Total NRA (SF)	Distance from Subject	Tenant Name	Lease Date/Term (Mos.)	Lease Area (SF)	Annual Base Rent PSF(1)	Lease Type
1021-1023 38th Street 1021-1023 38th Street Brooklyn, NY	2019-2021 / NAP	56,512(1)	-	-	-	-	$34.33	NNN
1938 Coney Island Avenue 1938 Coney Island Avenue Brooklyn, NY	2018 / NAP	41,564	3.4 miles	Confidential	Oct. 2021 / 60	4,920	$45.33	Mod. Gross
1523 Avenue M 1523 Avenue M Brooklyn, NY	2009 / NAP	27,980	3.1 miles	Confidential	Jun. 2021 / 60	8,500	$35.00	Mod. Gross
644 Parkside Avenue 644 Parkside Avenue Brooklyn, NY	2018 / NAP	44,775	2.4 miles	Confidential	Apr. 2021 / 60	4,798	$35.00	Mod. Gross
8904 5th Avenue 8904 5th Avenue Brooklyn, NY	2021 / NAP	51,130	3.1 miles	The Learning Experience	Aug. 2020 / 60	12,092	$45.00	Mod. Gross

Source: Appraisal, unless otherwise indicated.

(1)	Information is based on the underwritten rent roll dated December 20, 2021. Annual Base Rent PSF represents the weighted average annual base rent per SF at the 1021-1023 38th Street Property.

A-3-119

Office – CBD	Loan #12	Cut-off Date Balance:	$21,000,000
1021-1023 38th Street1	1021-1023 38th Street	Cut-off Date LTV:	63.8%
Brooklyn, NY 11219		UW NCF DSCR:	2.08x
		UW NOI Debt Yield:	8.2%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 1021-1023 38th Street Property:

Cash Flow Analysis(1)
	UW	UW PSF
Gross Potential Rent(2)	$1,939,959	$34.33
Reimbursements	158,428	2.80
Other Income	0	0.00
Vacancy and Concessions	(209,839)	(3.71)
Effective Gross Income	$1,888,548	$33.42

Taxes(4)	31,342	0.55
Insurance	41,993	0.74
Other Operating Expenses	85,093	1.51
Total Operating Expenses	$158,428	$2.80

Net Operating Income	$1,730,120	$30.62
TI/LC	56,512	1.00
Capital Expenditures	11,302	0.20
Net Cash Flow	$1,662,305	$29.42

Occupancy %(3)	90.0%
NOI DSCR	2.17x
NCF DSCR	2.08x
NOI Debt Yield	8.2%
NCF Debt Yield	7.9%

(1)	Due to the recent construction and lease-up of the 1021-1023 38th Street Property, historical financial and occupancy information is not available.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated December 20, 2021.
(3)	UW Occupancy % represents underwritten economic occupancy.
(4)	Taxes are underwritten to the appraisal’s projected ICAP conclusion.

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A-3-121

Mortgage Loan No. 13 – Bedrock Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	SMC			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$20,000,000			General Property Type(3):	Various
Cut-off Date Balance(1):	$20,000,000			Detailed Property Type(3):	Various
% of Initial Pool Balance:	2.9%			Title Vesting(4):	Fee/Leasehold
Loan Purpose:	Refinance			Year Built/Renovated(3):	Various/Various
Borrower Sponsor:	Bedrock Detroit			Size(3):	2,694,627 SF
Guarantor:	Rock Backer LLC			Cut-off Date Balance per SF(1):	$160
Mortgage Rate:	3.7780%			Maturity Date Balance per SF(1):	$160
Note Date:	12/28/2021			Property Manager:	Bedrock Management Services LLC
First Payment Date:	2/1/2022				(borrower-related)
Maturity Date:	1/1/2029
Original Term to Maturity:	84 months
Original Amortization Term:	0 months			Underwriting and Financial Information(5)
IO Period:	84 months			UW NOI:	$58,423,999
Seasoning:	3 months			UW NOI Debt Yield(1):	13.6%
Prepayment Provisions:	L(25),YM1(55),O(4)			UW NOI Debt Yield at Maturity(1):	13.6%
Lockbox/Cash Mgmt Status:	Hard (Commercial); Springing			UW NCF DSCR(1):	3.30x
	(Residential)/Springing			Most Recent NOI:	$55,595,704 (9/30/2021 TTM)
Additional Debt Type(1)(2):	Pari Passu			2nd Most Recent NOI:	$54,095,059 (12/31/2020)
Additional Debt Balance(1)(2):	$410,000,000			3rd Most Recent NOI:	$47,208,742 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy(6):	88.7% (Various)
Reserves				2nd Most Recent Occupancy(6):	92.4% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(6):	88.9% (12/31/2019)
RE Tax:	$1,696,002	$424,000	NAP	Appraised Value (as of):	$724,300,000 (Various)
Insurance:	$0	Springing	NAP	Appraised Value per SF:	$269
Recurring Replacements:	$62,336	$62,336	$1,469,568	Cut-off Date LTV Ratio(1):	59.4%
TI/LC:	$280,690	$280,690	$5,000,000	Maturity Date LTV Ratio(1):	59.4%
Deferred Maintenance:	$241,558	$0	NAP
Outstanding TI/LC Reserve:	$8,392,690	$0	NAP
Outstanding Free Rent Reserve:	$477,905	$0	NAP
Environmental Reserve:	$250,000	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$430,000,000	100.0%	Loan Payoff:	$331,057,990	77.0%
			Return of Equity:	$83,185,780	19.3%
			Reserves:	$11,401,181	2.7%
			Closing Costs:	$4,355,049	1.0%
Total Sources:	$430,000,000	100.0%	Total Uses:	$430,000,000	100.0%

(1)	The Bedrock Portfolio Mortgage Loan (as defined below) is part of the Bedrock Portfolio Whole Loan (as defined below), which is evidenced by ten pari passu promissory notes with an aggregate original principal balance of $430,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Bedrock Portfolio Whole Loan.
(2)	See “The Mortgage Loan” for further discussion of additional debt.
(3)	The Bedrock Portfolio Whole Loan is secured by the borrowers’ fee or leasehold interests in seven office buildings with ground floor retail (2,529,041 SF; 80.7% of underwritten net cash flow), five parking garages (5,036 stalls; 16.1% of underwritten net cash flow) and two mixed-use multifamily buildings (53 units; 3.1% of underwritten net cash flow) that were built between 1913 and 2013. Each Mortgaged Property within the portfolio was renovated between 2010 and 2019. See “Portfolio Summary” table herein.
(4)	The property located at 1 Woodard Avenue (the “One Woodward Property”) is comprised in part of ground lease interests. See “Ground Leases” below.
(5)	The novel coronavirus pandemic is an evolving situation and could impact the Bedrock Portfolio Mortgage Loan more severely than assumed in the underwriting of the Bedrock Portfolio Mortgage Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and debt yield metrics presented above and herein. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the prospectus.
(6)	Occupancy represents occupancy for office and retail space in the Bedrock Portfolio Properties (as defined below).

The Mortgage Loan. The thirteenth largest mortgage loan (the “Bedrock Portfolio Mortgage Loan”) is part of a whole loan (the “Bedrock Portfolio Whole Loan”) evidenced by ten pari passu promissory notes in the aggregate original principal amount of $430,000,000, secured by a first priority fee mortgage lien on the borrowers’ fee or leasehold (with respect to the One Woodward Property) interests in a portfolio of office, mixed use and parking garage properties located in the Detroit, Michigan central business district (the “Bedrock Portfolio Properties”). The Bedrock Portfolio Whole Loan was co-originated by Starwood Mortgage Capital LLC (“SMC”) and JPMorgan Chase Bank, National Association (“JPM”). The non-controlling Notes A-2-3 and A-2-4, in the aggregate original principal amount of $20,000,000, evidence the Bedrock Portfolio Mortgage Loan and will be contributed to the MSC 2022-L8 transaction. The controlling Note A-1-1 was securitized in the BMARK 2022-B32 transaction, while the remaining non-controlling notes (the “Bedrock Portfolio Non-Serviced Pari Passu Companion Loans”) have been securitized or are expected to be contributed to one or more future commercial mortgage securitization transactions or otherwise transferred at any time. The Bedrock Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement of

A-3-122

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%

the Benchmark 2022-B32 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

The proceeds of the Bedrock Portfolio Whole Loan were primarily used to repay prior debt, pay closing costs, fund reserves and return equity to the borrower sponsor.

Bedrock Portfolio Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1-1	$125,000,000	$125,000,000	Benchmark 2022-B32	Yes
A-1-2	$50,000,000	$50,000,000	JPM	No
A-1-3	$50,000,000	$50,000,000	JPM	No
A-1-4	$50,000,000	$50,000,000	Benchmark 2022-B33	No
A-1-5	$30,000,000	$30,000,000	Benchmark 2022-B33	No
A-1-6	$39,000,000	$39,000,000	JPM	No
A-2-1	$40,000,000	$40,000,000	BMO 2022-C1	No
A-2-2	$26,000,000	$26,000,000	Starwood Mortgage Funding II LLC(1)	No
A-2-3	$10,000,000	$10,000,000	MSC 2022-L8	No
A-2-4	$10,000,000	$10,000,000	MSC 2022-L8	No
Total	$430,000,000	$430,000,000

(1)	Expected to be contributed to one or more future commercial securitizations or otherwise transferred at any time

The Borrowers and the Borrower Sponsor. The borrowers are Michigan Parking Co LLC, 419 Fort Street LLC, 1001 Brush Street LLC, 1001 Webward LLC, One Webward Avenue LLC, 719 Griswold Associates LLC, 660 Woodward Associates LLC, 1234 Library LLC, 600 Webward Avenue LLC, 611 Webward Avenue LLC, 1505 Webward LLC, 1520 Webward Avenue LLC, Corktown Lofts LLC and WWA Parking LLC, each a Delaware limited liability company structured to be single purpose bankruptcy-remote entity having at least two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bedrock Portfolio Whole Loan.

The borrower sponsor is Bedrock Detroit and the non-recourse carveout guarantor is Rock Backer LLC, which are owned and controlled by Dan Gilbert and affiliated entities. Founded in 2011, Dan Gilbert’s Bedrock Detroit is a full service commercial real estate firm based in downtown Detroit, specializing in the strategic development of urban cores. With a portfolio of more than 100 properties totaling over 18 million square feet, Bedrock Detroit is one of the largest real estate partners in downtown Detroit. Since its founding, Bedrock Detroit and its affiliates have invested and committed more than $5.6 billion to acquiring and developing more than 100 properties, including new construction of ground up developments in downtown Detroit and Cleveland totaling more than 20 million square feet. Bedrock Detroit’s real estate personnel provide a range of services with in-house teams for each area of expertise, including leasing, acquisition, finance, construction, architecture, historic rehab and property management. Bedrock Detroit’s tenants include technology companies and startups, restaurants and national retailers, as well as Detroit locals. Bedrock Detroit also leases mixed-income residential properties to individuals, and acquires and renovates properties for new development.

The borrower sponsor acquired the Bedrock Portfolio Properties for an aggregate purchase price of approximately $191.2 million and has since invested approximately $464.9 million across the Bedrock Portfolio Properties, resulting in a total cost basis of approximately $656.1 million.

The Properties. The Bedrock Portfolio Properties consist of seven office buildings with ground floor retail (2,529,041 square feet; 80.7% of underwritten net cash flow), five parking garages (5,036 stalls; 16.1% of underwritten net cash flow) and two mixed-use multifamily buildings (53 units; 3.1% of underwritten net cash flow). The Bedrock Portfolio Properties are located in Downtown Detroit and are accessible via the I-75, I-94 and I-96 expressways in addition to other major roadways. The Bedrock Portfolio Properties are a cross-collateralized portfolio encompassing several commercial and residential uses, with a tenant mix representing a wide array of industries. The office assets among the Bedrock Portfolio Properties include historic rehabilitations of landmark buildings, as well as ground up construction. The Bedrock Portfolio Properties represent a critical mass of central business district (“CBD”) Class A office inventory, comprising a large share of the overall submarket.

As of November 10, 2021, the Bedrock Portfolio office and retail properties were 88.7% leased to a diverse array of tenants, including several borrower-sponsor affiliated publicly traded entities. Dan Gilbert-affiliated and/or controlled entities including Quicken Loans, Amrock, Inc. and Bedrock Management Services LLC, account for approximately 58.0% of underwritten base rent.

Collectively, the five parking garages contribute approximately 16.1% of underwritten net cash flow. The parking garage component features a combination of long-term parking leases (37.8% of total parking garage revenue), month-to-month leases (22.6% of total parking garage revenue), transient parking (9.4% of total parking garage revenue), as well as contractual parking leases associated with on-site parking at the office properties (30.2% of total parking garage revenue). The parking garages benefit from high demand for parking in the Detroit CBD, with an average monthly utilization (occupancy) of 124.5% on leased and month-to-month parking spaces (not including transient parking) as of the third quarter of 2021. Utilization has averaged 122.8% since the first quarter of 2019. Due to the lack of available public transportation historically driven in part by resistance from the motor vehicle industry, Detroit has functioned primarily on personal car transportation which continues to benefit the garages in the Bedrock Portfolio Properties.

A-3-123

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%
Portfolio Summary
Property Name	Property Type / Subtype	Year Built / Renovated	SF / Stalls / Units	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
First National Building	Office / CBD	1921 / 2010	800,119 / 427 / -	99,140,800	23.1%	$162,000,000	22.4%	$14,276,324	26.2%
The Qube	Office / CBD	1958 / 2011	522,702 / - / -	63,038,000	14.7%	103,000,000	14.2%	$8,693,152	16.0%
Chrysler House	Office / CBD	1919 / 2013	343,488 / 924 / -	49,278,000	11.5%	83,000,000	11.5%	$6,142,746	11.3%
1001 Woodward	Office / CBD	1965 / 2013	319,039 / 731 / -	48,959,800	11.4%	80,000,000	11.0%	$6,887,443	12.7%
One Woodward	Office / CBD	1962 / 2013	370,257 / 90 / -	35,492,200	8.3%	58,000,000	8.0%	$5,096,070	9.4%
The Z Garage	Other / Parking Garage	2013 / 2015-2016	40,227 / 1,351 / -	29,007,800	6.7%	53,000,000	7.3%	$2,078,882	3.8%
Two Detroit Garage	Other / Parking Garage	2002 / 2015-2016	- / 1,106 / -	21,955,800	5.1%	37,000,000	5.1%	$2,928,886	5.4%
1505 & 1515 Woodward	Office / CBD	1925 / 2018	141,741 / - / -	20,777,600	4.8%	35,000,000	4.8%	$2,454,589	4.5%
1001 Brush Street	Other / Parking Garage	1993 / 2015-2016	38,519 / 1,309 / -	17,535,400	4.1%	32,000,000	4.4%	$1,683,875	3.1%
The Assembly	Mixed Use / Multifamily / Office / Retail	1913 / 2019	81,147 / 50 / 32	13,717,000	3.2%	23,100,000	3.2%	$1,334,926	2.5%
419 Fort Street Garage	Other / Parking Garage	2005 / 2015-2016	- / 637 / -	12,470,000	2.9%	21,000,000	2.9%	$1,584,990	2.9%
Vinton	Mixed Use / Multifamily / Retail	1917 / 2018	5,693 / - / 21	7,525,000	1.8%	17,500,000	2.4%	$377,823	0.7%
1401 First Street	Other / Parking Garage	1976 / 2017	- / 633 / -	7,421,800	1.7%	13,500,000	1.9%	$502,080	0.9%
Lane Bryant Building	Office / CBD	1917 / 2018	31,695 / - / -	3,680,800	0.9%	6,200,000	0.9%	$367,719	0.7%
Total			2,694,627 / 7,258 / 53	$430,000,000	100.0%	$724,300,000	100.0%	$54,409,505	100.0%

Historical Parking Utilization(1)
Parking Garages	Stalls	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Average
1001 Brush Street	1,309	119.3%	118.6%	120.8%	119.0%	131.5%	127.1%	129.3%	122.7%	116.7%	91.5%	129.3%	120.5%
1401 First Street	633	147.9%	131.3%	130.3%	133.3%	107.7%	92.1%	80.9%	79.8%	76.8%	78.5%	80.9%	103.6%
419 Fort Street Garage	637	106.4%	109.6%	122.8%	120.1%	152.9%	163.7%	167.7%	153.4%	146.2%	142.1%	167.7%	141.1%
The Z Garage	1,351	119.3%	119.0%	120.0%	117.6%	125.7%	119.0%	112.2%	107.8%	101.1%	115.2%	112.2%	115.4%
Two Detroit Garage	1,106	119.0%	119.9%	120.8%	120.2%	122.9%	127.3%	134.2%	146.8%	162.6%	177.3%	134.2%	135.0%
Total / Wtd. Avg.	5,036	121.2%	119.4%	122.0%	120.8%	127.8%	125.2%	124.5%	122.5%	121.3%	121.4%	124.5%	122.8%

(1)	Historical parking utilization above 100% is attributable to transient parking allowing for a single space to be occupied by multiple users in a given day.

Major Tenants.

Quicken Loans Inc. (905,935 square feet; 33.6% of portfolio NRA; 39.5% of underwritten base rent). Quicken Loans Inc. (“Quicken Loans”) was founded in 1985 and markets conventional, government insured and sub-prime debt consolidation and home financing loans, secured primarily by first or second mortgages on one-to-four family, owner-occupied residences. Quicken Loans originates loans through 18 stores and branches, one call center and an Internet site. During the third quarter of 2021, Quicken Loans originated approximately $88 billion of mortgage loans and generated net income of approximately $1.4 billion. Quicken Loans rebranded in July 2021 and is now known as Rocket Mortgage. Quicken Loans leases space in five buildings with staggered lease expiration dates, including (i) 183,664 square feet expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 square feet expiring in April 2024 for which it has two, three-year renewal options, (iii) 15,602 square feet expiring in October 2025 for which it has no renewal options, (iv) 407,050 square feet expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 square feet expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 square feet expiring in March 2032 for which it has, two, five-year renewal options. Quicken Loans has no remaining termination options. Dan Gilbert, an affiliate of the borrower sponsor, has voting control in the parent company of Rocket Mortgage as a preferred shareholder.

Amrock, Inc (424,486 square feet; 15.8% of portfolio NRA; 16.7% of underwritten base rent). Amrock, Inc (“Amrock”) was founded in 1997 and provides title insurance, property valuations, and settlement services in the United States. Amrock offers residential solutions for a range of settlement services and products, including defined process work flows and data integrations; commercial title insurance coverages; valuation products and services through a network of residential real estate appraisers; title and settlement services in the state of Connecticut; escrow and closing services in the state of Washington; and ATLAS, a technology platform that supports title and settlement service platform, as well as allows a client to manage preferences, prioritize orders, and work flows. Amrock serves Fortune 100 companies and residential mortgage lenders, as well as residential lending institutions and smaller community-based lenders. Amrock has two, five-year renewal options and no termination options. Amrock is affiliated with Dan Gilbert and the borrower sponsor.

Quicken Loans and Amrock are subsidiaries of Rocket Mortgage Companies (NYSE:RKT) (“Rocket Mortgage”), founded and controlled by Dan Gilbert, which announced its IPO in the summer of 2020. Rocket Mortgage engages in the tech-driven real estate, mortgage and eCommerce businesses in the United States and Canada. As of January 12, 2022, Rocket Mortgage had a market capitalization of approximately $28.1 billion and approximately 24,000 employees.

Honigman Miller Schwartz and Cohn LLP (150,786 square feet; 5.6% of portfolio NRA; 6.7% of underwritten base rent). Honigman Miller Schwartz and Cohn LLP (“Honigman”) was founded in 1948 and is a law firm that employs over 350 attorneys and 350 staff and operates a local, national, and international practice from its Michigan offices in Detroit, Bloomfield Hills, Lansing, Ann Arbor, Kalamazoo, and Grand Rapids, its Illinois office in Chicago

A-3-124

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%

and its office in Washington, DC. Honigman’s attorneys practice in more than 60 different areas of business law. Honigman has two, five-year renewal options and no termination options.

The following table presents certain information relating to the office and retail tenants at the Bedrock Portfolio Properties:

Office and Retail Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Termination Options (Y/N)
Quicken Loans Inc.(3)(4)	NR/NR/NR	905,935	33.6%	$23,593,245	39.5%	$26.04	Various	Various	N
Amrock, Inc(4)	NR/NR/NR	424,486	15.8%	$9,975,421	16.7%	$23.50	1/31/2032	2 x 5 yrs	N
Honigman Miller Schwartz and Cohn LLP	NR/NR/NR	150,786	5.6%	$3,995,829	6.7%	$26.50	11/30/2025	2 x 5 yrs	N
LinkedIn Corporation	AAA/Aaa/AAA	74,497	2.8%	$2,348,957	3.9%	$31.53	7/31/2026	1 x 5 yrs	N
Coyote Logistics(5)	NR/A2/A-	58,192	2.2%	$1,702,116	2.9%	$29.25	10/31/2030	1 x 5 yrs	Y
Subtotal/Wtd. Avg.		1,613,896	59.9%	$41,615,568	69.8%	$25.79

Other Office Tenants		666,927	24.8%	$16,003,243	26.8%	$24.00
Other Retail Tenants		110,225	4.1%	$2,037,496	3.4%	$18.48
Vacant Space		303,579	11.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		2,694,627	100.0%	$59,656,307	100.0%	$24.95

(1)	Information is based on the underwritten rent roll dated November 10, 2021.
(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(3)	Quicken Loans Inc. has various lease expiration dates, including (i) 183,664 square feet expiring in August 2023 for which it has two, five-year renewal options, (ii) 122,475 square feet expiring in April 2024 for which it has three, three-year renewal options, (iii) 15,602 square feet expiring in October 2025 for which it has no renewal options, (iv) 407,050 square feet expiring in July 2028 for which it has two, five-year renewal options, (v) 21,124 square feet expiring in January 2030 for which it has two, five-year renewal options and (vi) 156,020 square feet expiring in March 2032 for which it has, two, five-year renewal options. Quicken Loans Inc. has no remaining termination options.
(4)	Quicken Loans Inc. and Amrock, Inc each is affiliated with the borrower sponsor and the guarantor.
(5)	Coyote Logistics, has a one-time right to terminate its lease, effective August 2025, with at least nine months’ prior written notice and the payment of a termination fee in an amount equal to the sum of (i) the then unamortized brokerage commissions, tenant improvement allowance, the abatement of base rental and attorneys' fees incurred by landlord in negotiating the lease, amortized on a straight-line basis over the initial term of the lease with interest on the unamortized balance at a rate of 6% per annum, plus (ii) an amount equal to three full calendar months' rent at the then existing rates.

The following table presents certain information relating to the office and retail lease rollover schedule at the Bedrock Portfolio Properties:

Office and Retail Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	22	69,447	$19.44	2.6%	2.6%	$1,349,746	2.3%	2.3%
2022	22	77,243	$24.55	2.9%	5.4%	$1,896,570	3.2%	5.4%
2023	16	304,272	$23.83	11.3%	16.7%	$7,252,186	12.2%	17.6%
2024	18	200,069	$28.91	7.4%	24.2%	$5,784,259	9.7%	27.3%
2025	15	258,173	$25.90	9.6%	33.7%	$6,687,343	11.2%	38.5%
2026	11	142,573	$29.96	5.3%	39.0%	$4,271,955	7.2%	45.7%
2027	7	76,383	$19.55	2.8%	41.9%	$1,493,570	2.5%	48.2%
2028	3	463,315	$27.06	17.2%	59.1%	$12,537,526	21.0%	69.2%
2029	1	3,536	$27.50	0.1%	59.2%	$97,240	0.2%	69.3%
2030	2	79,316	$29.37	2.9%	62.1%	$2,329,710	3.9%	73.3%
2031	1	46,598	$28.84	1.7%	63.9%	$1,343,886	2.3%	75.5%
2032	3	613,771	$23.81	22.8%	86.6%	$14,612,316	24.5%	100.0%
2033 & Beyond	1	56,352	$0.00	2.1%	88.7%	$0	0.0%	100.0%
Vacant	0	303,579	$0.00	11.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	122	2,694,627	$24.95	100.0%		$59,656,307	100.0%

(1)	Information is based on the underwritten rent roll dated November 10, 2021.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

COVID-19 Update. As of January 1, 2022, the Bedrock Portfolio Properties are open and operating with most tenants working remotely. No tenants are currently subject to rent abatements in connection with COVID-19 and no material tenants were provided deferrals or rent abatements. As of January 1, 2022, the Bedrock Portfolio Mortgage Loan is not subject to any modification or forbearance requests, and is current on its debt service payments as of March 6, 2022.

A-3-125

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%

The Market. The Bedrock Portfolio Properties are located in downtown Detroit, Michigan, which, according to the appraisal, remains the economic and entertainment focal point of southeast Michigan and serves as a major international crossing with Canada. The Bedrock Portfolio Properties benefit from Detroit’s hub layout that results in many roadways emanating from the central business district into the surrounding communities. Detroit is serviced by the Detroit-Metropolitan Wayne County Airport situated approximately 15 miles southwest in the City of Romulus. This international airport serves as the mid-western hub of operation for Delta Airlines, as well as servicing other commercial airlines. Passenger rail service to other cities is provided by Amtrak with the central station located in the New Center area immediately north of the central business district.

According to the appraisal, the primary demand generator in Downtown Detroit has been the growing employment base. A number of large employers have anchored the central business district including Quicken Loans, TitleSource, Blue Cross/Blue Shield, MSX International, Rossetti and Campbell Ewald. Downtown Detroit offers a number of entertainment districts including Foxtown, the sports venues (Ford Field, home to the NFL’s Detroit Lions, Comerica Park, home to MLB’s Detroit Tigers, and Little Caesars Arena, home to the NBA’s Detroit Pistons and the NHL’s Detroit Red Wings) and three casinos. There are a growing number of restaurants and bars throughout the Downtown area.

According to the appraisal, there have been several recent developments in Downtown Detroit that are expected to have a positive long-term impact on the Downtown market, including Ford’s acquisition of Michigan Central Station in Corktown. Ford is in the process of developing a multi-billion dollar walkable mobility innovation district for autonomous-vehicle development in Corktown, which is expected to open in the summer of 2022. Additionally, TCF Bank, formerly Chemical Bank, is constructing a new 20-story building downtown that is projected to add an additional 500 workers.

The appraisal identified four comparable office leases with rents ranging from $24.50 to $29.75 per square foot. Based on the identified lease comparables, the appraisal concluded market rents ranging between $26.50 and $29.50 per square foot for the seven office properties in the Bedrock Portfolio, generally in-line with underwritten base rents across the office component of the Bedrock Portfolio.

Office Lease Comparables(1)
Property	Address	Year Built	Building Size (SF)	Tenant Name	Size (SF)	Lease Start Date	Lease Term	Rent PSF
Bedrock Portfolio Office Tenants		Various	2,694,627					$25.26
One Detroit Center	500 Woodward Ave.	1992	979,477	DT Midstream	22,727	Nov-21	126	$29.75
Renaissance Center	400 E. Jefferson Ave.	1980	7,123,170	Consulate of Italy	4,133	Mar-21	110	$26.00
Fisher Building	3011 W. Grand Blvd.	1928	634,819	Strategic Staffing	57,000	Jan-21	120	$24.50
Hemmeter Building	230 E. Grand River Ave.	1913	56,203	UHY	7,156	Sep-20	60	$25.00
Total / Wtd. Avg.		1945	2,198,417		22,754	Mar-21	116	$25.92

Source: Appraisals.

(1)	Bedrock Portfolio Office Tenants Rent PSF is based on the underwritten rent roll dated November 10, 2021.

A-3-126

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bedrock Portfolio Properties:

Cash Flow Analysis
	2018	2019	2020	9/30/2021 TTM	UW	UW PSF
Rents In Place(1)	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$59,656,311	$22.14
Vacant Income	$0	$0	$0	$0	$7,501,625	$2.78
Gross Potential Rents	$49,546,085	$52,751,303	$57,994,616	$60,138,958	$67,157,936	$24.92
Reimbursements	$8,517,719	$9,107,253	$8,931,194	$7,857,374	$12,024,156	$4.46
Percentage Rent	$2,421,923	$2,615,463	$1,377,500	$1,277,610	$2,991,501	$1.11
Other Rental Storage(2)	$1,978,084	$2,343,354	$2,799,699	$2,808,240	$2,544,077	$0.94
Gross Potential Rent	$62,463,811	$66,817,372	$71,103,009	$72,082,182	$84,717,669	$31.44
Vacancy/Credit Loss	($1,100,662)	($1,099,639)	($1,694,177)	($2,030,041)	($10,418,183)	($3.87)
Concessions	($89,423)	($49,389)	($45,615)	($44,800)	$0	$0.00
Parking (Contractual)	$19,565,127	$20,062,906	$20,373,075	$20,247,590	$19,321,511	$7.17
Parking (Transient)	$4,382,014	$5,250,614	$1,860,131	$2,231,702	$2,004,714	$0.74
Other Income	$1,423,306	$2,619,763	$1,723,795	$1,925,200	$1,934,739	$0.72
Effective Gross Income	$86,644,173	$93,601,628	$93,320,219	$94,411,832	$97,560,449	$36.21

Total Operating Expenses	$44,502,438	$46,392,886	$39,225,160	$38,816,129	$39,136,450	$14.52

Net Operating Income	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$58,423,999	$21.68
TI/LC	$0	$0	$0	$0	$3,353,632	$1.24
Capital Expenditures	$0	$0	$0	$0	$660,862	$0.25
Net Cash Flow	$42,141,735	$47,208,742	$54,095,059	$55,595,704	$54,409,505	$20.19

Occupancy %(3)	85.0%	88.9%	92.4%	88.7%	87.7%
NOI DSCR(4)	2.56x	2.87x	3.28x	3.38x	3.55x
NCF DSCR(4)	2.56x	2.87x	3.28x	3.38x	3.30x
NOI Debt Yield(4)	9.8%	11.0%	12.6%	12.9%	13.6%
NCF Debt Yield(4)	9.8%	11.0%	12.6%	12.9%	12.7%

(1)	UW Rents In Place is based on the underwritten rent roll dated November 10, 2021 with (i) contractual rent steps though December 2022 totaling $1,006,658 and (ii) straight-line average rent over the lease term for investment grade rated tenants totaling approximately $147,485.
(2)	Other Rental Storage includes grossed up multifamily income and other storage income.
(3)	Occupancy % is shown as of December 31 of the corresponding year, unless otherwise indicated. 9/30/2021 TTM Occupancy % represents occupancy as of September 3, 2021 and November 10, 2021. UW Occupancy % represents underwritten economic occupancy.
(4)	Debt service coverage ratios and debt yields are based on the Bedrock Portfolio Whole Loan.

Release of Property. The Bedrock Portfolio Whole Loan documents permit the release of an individual property (each, an “Individual Property”) from the lien of the mortgage, provided no event of default has occurred and is continuing and upon satisfaction of certain conditions set forth in the Bedrock Portfolio Whole Loan documents, including, without limitation, the following: (a) the amount of the outstanding principal balance of the Bedrock Portfolio Whole Loan to be prepaid must equal or exceed 115% of the allocated loan amount for such applicable Individual Property, (b) the resulting debt service coverage ratio for the remaining Bedrock Portfolio Properties is equal to or greater than 3.10x, (c) unless the Individual Property to be released is subject to a non-monetary event of default that relates solely to such Individual Property and the borrowers have demonstrated in good faith that they have pursued a cure of the event of default, the Individual Property to be released is conveyed in an arm’s length transfer to a person other than the applicable individual borrower or any of its affiliates, and (d) upon release of the Individual Property, the customary REMIC rules are satisfied.

Ground Leases. Portions of the One Woodward Property are comprised of ground leasehold interests under two ground leases. The first ground lease (the “Parcel B Ground Lease”) comprises a portion of the One Woodward Property, including a portion of the building and patio. The borrower assumed the Parcel B Ground Lease in 2012, which expires in April 2040 and has five, 25-year remaining extension options. The current rent is approximately $43,775 per annum. The ground lessee’s interest in the Parcel B Ground Lease is freely assignable to the lender without the consent of the ground lessor and, in the event that it is so assigned, is further assignable by the lender without the need to obtain the consent of the ground lessor. The second ground lease (the “Parcel C Ground Lease”) is with the City of Detroit and pertains to the sidewalk area around the building, including the ramp to the underground parking at the One Woodward Property. The Parcel C Ground Lease is silent with respect to (i) any restrictions on the identity of the mortgagee, (ii) whether the ground lease is assignable to the holder of the Bedrock Portfolio Whole Loan and its successors and assigns without the consent of the lessor thereunder, (iii) in the event it is so assigned, whether it is further assignable by the holder of the Bedrock Portfolio Whole Loan and its successors and assigns without the consent of the lessor; and (iv) whether the leasehold interest of the lessee is permitted to be encumbered by the Bedrock Portfolio Whole Loan. Furthermore, the Parcel C Ground Lease does not require the lessor to give the lender written notice of any default. Each of the Parcel B Ground Lease and the Parcel C Ground Lease (i) are silent on whether (a) the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender, (b) any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied either to the repair or restoration of the One Woodward Property or to the payment of the outstanding principal balance of the Bedrock Portfolio Whole Loan, and (c) any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied first to the payment of the outstanding principal balance of the Bedrock Portfolio Whole Loan in the event of a total or substantially total taking or loss, and (ii) do not expressly provide the lender a reasonable opportunity to cure any default under the related ground lease.

A-3-127

Various	Loan #13	Cut-off Date Balance:	$20,000,000
Various	Bedrock Portfolio	Cut-off Date LTV:	59.4%
Detroit, Michigan Various		UW NCF DSCR:	59.4x
		UW NOI Debt Yield:	13.6%

In addition, the Parcel C Ground Lease does not expressly provide that a new ground lease is required in connection with the termination of such ground lease for any reason. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Fee & Leasehold Estates: Ground Leases” in the prospectus.

A-3-128

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A-3-129

Mortgage Loan No. 14 – Pacific Castle Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	AREF			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$20,000,000			General Property Type:	Retail
Cut-off Date Balance(1):	$20,000,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	2.9%			Title Vesting:	Fee
Loan Purpose(2):	Acquisition/Refinance			Year Built/Renovated:	Various/Various
Borrower Sponsors:	Wayne Cheng and Cheng Family Trust,			Size:	465,115 SF
	dated December 21, 2001			Cut-off Date Balance Per SF(1):	$139
Guarantors:	Wayne Cheng and Cheng Family Trust,			Maturity Date Balance Per SF(1):	$139
	dated December 21, 2001			Property Manager:	Pacific Castle Management, Inc.
Mortgage Rate:	3.8850%				(borrower-related)
Note Date:	2/2/2022
First Payment Date:	3/6/2022
Maturity Date:	2/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(1)
Original Amortization Term:	0 months			UW NOI(3):	$6,581,596
IO Period:	120 months			UW NOI Debt Yield(1):	10.2%
Seasoning:	2 months			UW NOI Debt Yield at Maturity(1):	10.2%
Prepayment Provisions:	L(26),D(89),O(5)			UW NCF DSCR(1):	2.43x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI(3):	$5,675,258 (9/30/2021 TTM)
Additional Debt Type(1):	Pari Passu			2nd Most Recent NOI:	$5,089,684 (12/31/2020)
Additional Debt Balance(1):	$44,700,000			3rd Most Recent NOI(4):	$5,607,506 (Various)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	92.0% (1/1/2022)
Reserves				2nd Most Recent Occupancy:	86.0% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(5):	89.1% (12/31/2019)
RE Tax:	$373,548	$74,710	NAP	Appraised Value (as of)(6):	$107,800,000 (12/28/2021)
Insurance:	$106,062	$11,785	NAP	Appraised Value Per SF(6):	$232
Deferred Maintenance:	$40,063	$0	NAP	Cut-off Date LTV Ratio(1)(6):	60.0%
Recurring Replacements:	$0	$5,814	$348,836	Maturity Date LTV Ratio(1)(6):	60.0%
TI/LC:	$300,000	$29,070	$1,046,509

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount:	$64,700,000	83.6%	Purchase Price(2):	$50,847,934	65.7%
Borrower Equity:	$12,719,130	16.4%	Loan Payoff(2):	$24,582,758	31.8%
			Closing Costs:	$1,168,766	1.5%
			Reserves:	$819,673	1.1%
Total Sources:	$77,419,130	100.0%	Total Uses:	$77,419,130	100.0%

(1)	The Pacific Castle Portfolio Mortgage Loan (as defined below) is part of the Pacific Castle Portfolio Whole Loan (as defined below) with an original aggregate principal balance of $64,700,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Pacific Castle Portfolio Whole Loan.
(2)	The Pacific Castle Portfolio Whole Loan facilitated the acquisition of the Sandstone Village Property (as defined below) for approximately $18.3 million and the Rancho Cordova Town Center Property (as defined below) for $32.5 million, and the refinance of the Prune Tree Center Property (as defined below) and Rimrock Plaza Property (as defined below).
(3)	The difference between UW NOI and Most Recent NOI is primarily attributed to (i) $124,146 of rent steps, (ii) an increase in recoveries, and (iii) recent leasing resulting in an increase in occupancy from 87.2% as of September 30, 2021 to 92.0% as of January 1, 2022.
(4)	Represents 2019 NOI for the Sandstone Village Property, Rancho Cordova Town Center Property, and Prune Tree Center Property. Represents the 6/30/2019 T6 annualized NOI for the Rimrock Plaza Property. The Rimrock Plaza Property was acquired in 2020 and the prior owner did not provide full year 2019 operating statements.
(5)	The 3rd Most Recent Occupancy does not include the Rimrock Plaza Property as it was acquired in 2020 and the prior owner did not provide historical occupancy statistics.
(6)	The Appraised Value represents the portfolio market value of the Pacific Castle Portfolio Properties (as defined below) as of December 28, 2021, if the entire property portfolio is marketed to a single purchaser. Based on the sum of the appraised values of the individual properties which equals $101,350,000, the Appraised Value Per SF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio are $217.90, 63.8% and 63.8%, respectively.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Pacific Castle Portfolio Mortgage Loan”) is part of a whole loan (the “Pacific Castle Portfolio Whole Loan”) that is evidenced by four promissory notes in the aggregate principal amount of $64,700,000 and secured by a first priority fee mortgage encumbering a 465,115 SF portfolio of four anchored retail properties located in California and Utah (the “Rancho Cordova Town Center Property”, “Prune Tree Center Property”, “Rimrock Plaza Property”, and “Sandstone Village Property”, and collectively, the “Pacific Castle Portfolio Properties”). Proceeds from the Pacific Castle Portfolio Whole Loan were used to facilitate the refinance and acquisition of the Pacific Castle Portfolio Properties, fund reserve accounts, and pay closing costs. The non-controlling Note A-2, in the original principal amount of $20,000,000, evidences the Pacific Castle Portfolio Mortgage Loan and will be contributed to the MSC 2022-L8 transaction. The remaining notes are expected to be contributed to one or more future commercial mortgage securitization transactions or otherwise transferred at any time. The Pacific Castle Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2022-L8 securitization trust until the securitization of the controlling Note A-1, at which point it will be serviced pursuant to the pooling and servicing agreement for the securitization to which the controlling Note A-1 is contributed. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-130

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

Note Summary
Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$30,000,000	$30,000,000	AREF(1)	Yes
A-2	$20,000,000	$20,000,000	MSC 2022-L8	No
A-3	$10,000,000	$10,000,000	AREF(1)	No
A-4	$4,700,000	$4,700,000	AREF(1)	No
Total	$64,700,000	$64,700,000

(1)	Held by AREF and expected to be contributed to one or more future securitization transactions.

The Borrowers and the Borrower Sponsors. The borrowers are PC Prunetree, LLC, Pacific Castle Rimrock, LLC, Pacific Castle Sandstone, LLC, and Pacific Castle Rancho, LLC, each a Delaware limited liability company and single purpose entity with one independent director. Each borrower owns one individual Pacific Castle Portfolio Property. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Pacific Castle Portfolio Whole Loan.

The borrower sponsors and non-recourse carveout guarantors of the Pacific Castle Portfolio Whole Loan are Wayne Cheng and the Cheng Family Trust, dated December 21, 2001. Wayne Cheng is the founder and CEO of Pacific Castle, a real estate investment company founded in 1993 that has executed over $1.0 billion in transactions since its founding. Affiliates of Pacific Castle currently own and/or manage a portfolio of shopping centers in the western United States. The total portfolio is comprised of nearly 2.0 million SF.

The Properties. The Pacific Castle Portfolio Whole Loan is secured by four anchored retail properties totaling 465,115 SF located in California (81.0% of NRA) and Utah (19.0% of NRA). The Pacific Castle Portfolio Properties were 92.0% occupied by 85 tenants as of January 1, 2022. Ten tenants occupying approximately 31.3% of the NRA are investment grade tenants. Thirty-nine tenants occupying approximately 61.6% of the NRA have renewed their respective leases one or more times.

The following table presents certain information relating to the Pacific Castle Portfolio Properties:

Pacific Castle Portfolio Properties Summary
Property Name / Location(1)	Property Subtype(1)	Year Built(1)	SF(2)	Occupancy %(2)	Allocated Whole Loan Amount (“ALA”)(3)	% of ALA	UW NOI	Appraised Value(1)
Rancho Cordova Town Center Rancho Cordova, CA	Anchored	1988	148,656	94.2%	$21,704,983	33.5%	$2,716,563	$34,000,000
Prune Tree Center Prunedale, CA	Anchored	1989	131,655	93.7%	$17,906,611	27.7%	$1,747,746	$28,050,000
Rimrock Plaza Palm Springs, CA	Anchored	1982	96,348	81.0%	$13,086,828	20.2%	$1,015,438	$20,500,000
Sandstone Village St. George, UT	Anchored	2004-2005	88,456	97.7%	$12,001,579	18.5%	$1,101,848	$18,800,000
Total / Wtd. Avg.			465,115	92.0%	$64,700,000	100.0%	$6,581,596	$107,800,000(4)

(1)	Information obtained from the appraisals.
(2)	Information obtained from the underwritten rent roll as of January 1, 2022.
(3)	Based on the Pacific Castle Portfolio Whole Loan.
(4)	The Total As-Is Appraised Value represents the portfolio market value of the Pacific Castle Portfolio Properties as of December 28, 2021, if the entire property portfolio is marketed to a single purchaser. The sum of the appraised values of the individual properties equals $101,350,000.

Rancho Cordova Town Center Property (32.0% of NRA; 33.5% of ALA): The Rancho Cordova Town Center Property is a 148,656 SF anchored retail shopping center located in a commercial hub in Rancho Cordova, California, north of Highway 50. The improvements were constructed in 1988 and are situated on an approximately 12.2-acre site. The Rancho Cordova Town Center Property is anchored by Ross, Marshall’s, and Michael’s Stores, Inc. Both Ross and Marshall’s have been in occupancy since 2012 and have a lease expiration in January 2027 with three, five-year renewals remaining and August 2027 with three, five year renewals remaining, respectively. Marshall’s recently executed a five-year extension in February 2022. Michael’s Stores, Inc has been in occupancy since 1988 and has a lease expiration in June 2024. The Rancho Cordova Town Center Property is also shadow anchored by a Super Target store which is not part of the collateral for the Pacific Castle Portfolio Whole Loan. As of January 1, 2022, the Rancho Cordova Town Center Property was 94.2% occupied by 30 tenants. The Rancho Cordova Town Center Property features 690 surface parking spaces (4.6 per 1,000 SF).

Prune Tree Center Property (28.3% of NRA; 27.7% of ALA): The Prune Tree Center Property is a 131,655 SF anchored retail shopping center located in Prunedale, California, about five miles north of Salinas. The improvements consist of five retail buildings situated on an 18.85-acre site and were constructed in 1989 and most recently renovated in 2016. The Prune Tree Center Property contains 121,849 SF of retail space and 9,806 SF of office space (on the second floor of one of the five buildings). The Prune Tree Center Property also features 561 surface parking spaces (4.3 per 1,000 SF). The Prune Tree Center Property is anchored by Safeway and CVS. Safeway has been in occupancy since 1989 and has a lease expiration in May 2024 with six, five-year renewal options remaining. CVS has been in occupancy since 1989 and has a lease expiration in June 2024 with five, five-year renewal options remaining. Three of the five buildings are pad buildings that are currently ground leased to McDonald’s, Starbucks, and Taco Bell. As of January 1, 2022, the Prune Tree Center Property was 93.7% occupied by 29 tenants

Rimrock Plaza Property (20.7% of NRA; 20.2% of ALA): The Rimrock Plaza Property is a 96,348 SF anchored retail shopping center located in Palm Springs, California, on the southeast corner of East Palm Canyon Drive and Matthew drive. The improvements consist of four buildings that were constructed in 1982. The Rimrock Plaza Property is situated on an approximately 9.4-acre site with 437 surface parking spaces (4.5 per 1,000 SF). The Rimrock Plaza Property is anchored by Vons supermarket. Vons has been in occupancy since 1981 and has a lease expiration in May 2026 with one, five-year renewal option remaining. As of January 1, 2022, the Rimrock Plaza Property was 81.0% occupied by 18 tenants.

Sandstone Village Property (19.0% of NRA; 18.5% of ALA): The Sandstone Village Property is an 88,456 SF anchored retail shopping center located in St. George, Utah, at the southeast quadrant of the St. George Boulevard exit on Interstate 15. The improvements consist of three buildings that were

A-3-131

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

constructed in 2004-2005. The Sandstone Village Property is situated on a 6.8-acre site with 365 surface parking spaces (4.1 per 1,000 SF). The Sandstone Village Property is anchored by TJ Maxx. TJ Maxx has been in occupancy since 2004 and has a lease expiration in May 2024 with two, five-year renewal options remaining. As of January 1, 2022, the Sandstone Village Property was 97.7% occupied by nine tenants.

The following table presents a summary regarding the major tenants at the Pacific Castle Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent(3)	Annual UW Rent PSF(4)	Approx. % of Total Annual UW Rent	Most Recent Sales
							$(5)	PSF(5)	Occ. Cost %(6)	Term. Option		Renewal Options	Lease Expiration
TJ Maxx	NR/A2/A	48,067	10.3%	$576,804	$12.00	8.3%	$15,913,982	$331	4.2%	N	(7)	2 x 5 year	5/31/2024
Vons	NR/Ba3/BB	41,330	8.9%	$318,260	$7.70	4.6%	$28,969,652	$701	1.9%	N		1 x 5 year	5/31/2026
Safeway	NR/Ba3/BB	35,722	7.7%	$328,296	$9.19	4.7%	$29,543,068	$827	1.4%	N		6 x 5 year	5/31/2024
CVS	NR/Baa2/BBB	31,472	6.8%	$238,558	$7.58	3.4%	$8,729,047	$277	3.3%	N		5 x 5 year	6/30/2024
Ross(8)	NR/A2/BBB+	26,968	5.8%	$304,202	$11.28	4.4%	$9,100,000	$337(9)	4.2%	N	(8)	3 x 5 year	1/31/2027
Subtotal/Wtd. Avg.		183,559	39.5%	$1,766,119	$9.62	25.4%

Other Tenants		244,432	52.6%	$5,182,356	$21.20	74.6%
Vacant Space		37,124	8.0%	$0	$0.00	0.0%
Total/Wtd. Avg.		465,115	100.0%	$6,948,475	$16.24	100.0%

(1)	Information is based on the underwritten rent roll as of January 1, 2022.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Includes rent steps through November 2022.
(4)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.
(5)	Represents sales for the 2021 calendar year for Vons, Safeway, CVS, and Ross. Represents sales for the 2020 calendar year for TJ Maxx.
(6)	Represents the occupancy cost of latest available sales figures to underwritten gross rents which include any applicable rent increases occurring through November 2022.
(7)	No unilateral termination options; however, TJ Maxx has the right to terminate its lease if occupancy at the other retail spaces at the Sandstone Village Property stays below 22,000 SF for 180 consecutive days.
(8)	No unilateral termination options; however, Ross has the right to terminate its lease if, for 12 consecutive months, (i) the required co-tenants (defined as Target, Michael’s Stores, Inc and (i) one anchor tenant (greater than or equal to 20,000 SF) or, (ii) two soft goods anchor tenants (greater than or equal to 20,000 SF)) are not open and operating for business, or (ii) the retail tenants, including the required co-tenants, are not open and operating in at least 70% of the leasable floor area of the Rancho Cordova Town Center Property.
(9)	Represents estimated sales as per third party market reports.

The following table presents certain information relating to the lease rollover at the Pacific Castle Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)(4)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(4)	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling
MTM	2	4,060	$23.09	0.9%	0.9%	$93,734	1.3%	1.3%
2022	11	16,183	$19.97	3.5%	4.4%	$323,246	4.7%	6.0%
2023	10	15,217	$26.43	3.3%	7.6%	$402,244	5.8%	11.8%
2024	20	165,404	$13.42	35.6%	43.2%	$2,220,309	32.0%	43.7%
2025	12	48,223	$20.81	10.4%	53.6%	$1,003,519	14.4%	58.2%
2026	10	55,951	$12.42	12.0%	65.6%	$694,632	10.0%	68.2%
2027	9	77,081	$13.84	16.6%	82.2%	$1,066,444	15.3%	83.5%
2028	4	8,118	$27.24	1.7%	83.9%	$221,164	3.2%	86.7%
2029	3	7,700	$22.96	1.7%	85.6%	$176,760	2.5%	89.3%
2030	1	2,044	$21.63	0.4%	86.0%	$44,212	0.6%	89.9%
2031	3	16,744	$20.98	3.6%	89.6%	$351,225	5.1%	94.9%
2032	0	0	$0.00	0.0%	89.6%	$0	0.0%	94.9%
2033 & Beyond	4	11,266	$31.15	2.4%	92.0%	$350,986	5.1%	100.0%
Vacant	0	37,124	$0.00	8.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	89	465,115	$16.24	100.0%		$6,948,475	100.0%

(1)	Information is based on the underwritten rent roll as of January 1, 2022.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	Total/Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.
(4)	Includes contractual rent steps through November 2022.

COVID-19 Update. As of March 9, 2022, the Pacific Castle Portfolio Properties were open and operating. The borrower sponsor reported that 11 tenants representing 29.3% of the total NRA across the Pacific Castle Portfolio Properties received rent relief as a result of the pandemic. The rent relief provided came in the form of partial rent abatements and rent deferrals. All deferred rents have since been paid back. Based on an account receivables report dated March 9, 2022, approximately $46,129 consisting primarily of CAM reimbursements were over 30 days delinquent and $8,526 of accounts receivables were over 60 days delinquent, representing a collection rate of underwritten in-place gross rent of 93.9% and 98.9% for February and January

A-3-132

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

2022, respectively. As of March 9, 2022, the Pacific Castle Portfolio Whole Loan is current on its debt service payment and is not subject to any modification or forbearance request.

The Market. The Pacific Castle Portfolio Properties are located in California (81.5% of ALA) and Utah (18.5% of ALA).

The table below presents certain market information with respect to the Pacific Castle Portfolio Properties:

Market Overview
Property	City, State	Estimated 2021 Population (5-mile Radius)	Estimated 2021 Average Household Income (5-mile Radius)	Submarket Inventory (SF)(2)	Submarket Vacancy(1)	Appraisal Concluded Stabilized Vacancy	Appraisal Market Rent PSF - Anchor	Appraisal Market Rent PSF – Inline
Rancho Cordova Town Center	Rancho Cordova, CA	220,273	$106,692	5,638,213	9.7%	10.0%	$11.40	$27.00
Prune Tree Center	Prunedale, CA	135,187	$82,874	3,692,087	2.9%	7.0%	$10.80	$12.00 - $21.00
Rimrock Plaza	Palm Springs, CA	105,259	$94,358	26,927,952	9.2%	7.5%	$15.00	$12.00 - $30.00
Sandstone Village	St. George, UT	116,424	$85,132	8,927,867	2.6%	5.0%	$12.00	$18.00
Weighted Average(2)		152,614	$93,295		6.3%	7.7%

Source: Appraisal, unless otherwise indicated.

(1)	Information as of third quarter 2021 for the Rancho Cordova Town Center Property and Prune Tree Center Property and as of second quarter 2021 for the Rimrock Plaza Property and Sandstone Village Property.
(2)	Weighted Averages are based on NRA.

Rancho Cordova Town Center (32.0% of NRA; 33.5% of ALA): The Rancho Cordova Town Center Property is located approximately 13.7 miles east of downtown Sacramento, California. Primary access to the area is provided by US Highway 50 and Folsom Boulevard, which are both approximately 0.5 miles from the Rancho Cordova Town Center Property. According to the appraisal, the Rancho Cordova Town Center Property is located in the Highway 50 Corridor Retail submarket within the Sacramento Metropolitan Statistical Area (“MSA”). The Sacramento MSA is representative of a typical state capital economy with high levels of government employment and healthcare workers. The top three employers in the greater Sacramento area are the University of California Davis Health System, Sutter/California Health Services, and Dignity/Mercy Healthcare. As of the third quarter of 2021, the Highway 50 Corridor Retail submarket had approximately 5.6 million SF of inventory and a vacancy rate of 9.7% with an average asking rent of $16.08 PSF. The appraisal concluded to market rents of $11.40 PSF, $27.00 PSF, $33.00 PSF, $21.00 PSF and $24.00 PSF for the anchor, inline retail, pad, junior anchor, and large inline retail on a triple-net basis, respectively.

Rancho Cordova Town Center – Comparable Leases Summary
Property Name	Location	Market Rent (PSF/Yr)	Square Footage	Lease Term (Years)	Lease Type	Rent Increase Projection	Tenant Name	Type of Space
Zinfandel Place	Rancho Cordova, CA	$28.20	3,685	9	NNN	3.0% per annum	CDC Dental Management Co, LLC	Inline
Manzanita Plaza	Carmichael, CA	$29.88	1,166	5	NNN	3.0% per annum	Halal Pizza	Inline
Commercial Retail Property	Elk Grove, CA	$34.80	1,636	7	NNN	3.0% per annum	Nash and Proper	Inline
Antique Plaza	Rancho Cordova, CA	$10.20	20,088	5	NNN	3.0% per annum	Cali Quilt Co	Anchor
Florin Square	Sacramento, CA	$10.32	12,329	7	NNN	2.0% per annum	Bargain World	Anchor
Walerga Plaza	Antelope, CA	$11.40	54,502	15	NNN	2.0% per annum	California Family Fitness	Anchor

Source: Appraisal.

Rancho Cordova Town Center – Comparable Sales Summary
Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Cap Rate
Town & Country Village	Sacramento, CA	216,320	Nov-21	$62,150,000	$287.31	6.3%
Mitchell Plaza	Ceres, CA	43,200	Apr-21	$9,650,000	$223.38	6.9%
Promenade at Sacramento Gateway	Sacramento, CA	283,341	Oct-19	$56,042,000	$197.79	7.3%
Nut Tree Plaza	Vacaville, CA	241,452	Nov-21	$69,116,000	$286.25	6.7%
Summerhill Plaza	Citrus Heights, CA	108,081	Dec-21	$18,750,000	$173.48	5.8%
Rio Linda Plaza	Rio Linda, CA	77,080	Jun-20	$15,515,000	$201.28	7.4%

Source: Appraisal.

Prune Tree Center (28.3% of NRA; 27.7% of ALA): The Prune Tree Center Property is located in northeast Monterey County, California, approximately five miles north of Salinas. Primary access to the area is provided by US Highway 101, a major north-south route connecting San Francisco with Los Angeles. The surrounding neighborhood consists primarily of residential properties, with commercial uses located near Highway 101. According to the appraisal, the Prune Tree Center Property is located in the North Monterey County retail submarket within the Salinas Metropolitan Statistical Area. The top three industries within the area are Agric/Forestry/Fishing/Hunting, Health Care/Social Assistance and Retail Trade, which represent a combined total of 39% of the population. As of the third quarter of 2021, the North Monterey County retail submarket had approximately 3.7 million SF of inventory and a vacancy rate of 2.9%, with an average asking rent of $20.37 PSF. The appraisal concluded to market rents of $10.80 PSF, $21.00 PSF, $18.00 PSF, $33.00 PSF, and $12.00 PSF for anchor, high end retail, low end retail, ground lease pad, and office space, respectively.

A-3-133

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

The following tables present certain information relating to retail rental and sales comparables to the Prune Tree Center Property:

Prune Tree Center – Comparable Leases Summary
Property Name	Location	Market Rent (PSF/Yr)	Square Footage	Lease Term (Yrs)	Lease Type	Rent Increase Projection	Tenant Name	Type of Space
Westgate Shopping Center	Woodland, CA	$7.56	60,115	10	NNN	None	Raley's	Anchor
Pacific Town Center	Stockton, CA	$12.00	30,037	10	NNN	10% / Yr. 5	Smart & Final	Anchor
99 Cents Only and Smart & Final Extra Stores	Hanford, CA	$11.04	23,154	9	NNN	10% / Yr. 6	99 Cents Only Stores	Anchor
Cypress Plaza	Marina, CA	$21.00	1,500	2	NNN	3.0% per annum	Doctor (Family Practice)	Inline
Pajaro Hills Retail Center	Watsonville, CA	$23.40	6,559	10	NNN	3.0% per annum	Confidential	Inline
Mountain Valley Center	Salinas, CA	$24.00	1,500	5	NNN	None	Piara Pizza	Inline

Source: Appraisal.

Prune Tree Center – Comparable Sales Summary
Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Cap Rate
Rio Linda Plaza	Rio Linda, CA	77,080	Jun-20	$15,515,000	$201.28	8.2%
Pacheco Pass Center	Gilroy, CA	78,215	Nov-19	$22,000,000	$281.28	5.5%
Antioch Crossings	Antioch, CA	120,667	Sep-19	$25,983,207	$215.33	6.6%
Morada Ranch	Stockton, CA	101,842	Apr-19	$30,000,000	$294.57	6.8%
The Dunes at Monterey Bay	Marina, CA	233,892	Sep-18	$45,000,000	$192.40	7.1%

Source: Appraisal.

Rimrock Plaza (20.7% of NRA; 20.2% of ALA): The Rimrock Plaza Property is located in the Coachella Valley region of Riverside County, California, approximately 61 miles east of San Bernardino. Primary access to the area is provided by the 10 Freeway, which is located approximately five miles north of the Rimrock Plaza Property. The surrounding neighborhood consists primarily of resort residential developments and country club/golf course facilities. The Coachella Valley’s largest industry is tourism, which generates approximately $1 billion in revenue annually. There are over 100 golf courses in the Coachella Valley, with several major tournaments being hosted at these courses each year. According to the appraisal, the Rimrock Plaza Property is located in the Coachella Valley Retail Submarket within the broader Inland Empire Market. The Coachella Valley Retail Submarket had approximately 26.9 million SF of inventory and a vacancy rate of 9.2% as of the second quarter of 2021, with an average asking rent of $23.04 PSF annually. The appraisal concluded to market rents of $15.00 PSF and $12.00 PSF to $30.00 PSF for grocery and shop spaces, respectively.

The following tables present certain information relating to retail rental and sales comparables to the Rimrock Plaza Property:

Rimrock Plaza – Comparable Leases Summary
Property Name	Location	Market Rent (PSF/Yr)	Square Footage	Lease Term (Years)	Lease Type	Rent Increase Projection	Tenant Name	Type of Space
Smoke Tree Village	Palm Springs, CA	$17.40	906	3	NNN	NAV	Palm Springs Holistic	Inline
Gene Autry Plaza	Palm Springs, CA	$36.00	1,508	5	NNN	NAV	Retail Tenant	Inline
Sun Center	Palm Springs, CA	$9.96	6,000	5	NNN	NAV	Desert Rose Playhouse	Inline
Crossley Plaza	Palm Springs, CA	$12.00	1,458	5	NNN	NAV	Retail Tenant	Inline
Shops at Palm Springs Marketplace	Palm Springs, CA	$10.80	2,070	5	NNN	NAV	Bones N Scones	Inline
The Springs	Palm Springs, CA	$32.40	3,360	10	NNN	NAV	America's Best Eyeglasses	Inline

Source: Appraisal.

Rimrock Plaza – Comparable Sales Summary
Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Cap Rate
Magnolia Tyler Center	Riverside, CA	182,653	Apr-21	$39,400,000	$215.71	6.5%
Gene Autry Plaza	Palm Springs, CA	69,652	Mar-21	$23,400,000	$335.96	6.8%
Arlington Plaza	Riverside, CA	126,067	Jan-20	$27,100,000	$214.97	6.5%
Menifee Town Center	Menifee, CA	124,431	Jul-19	$25,350,000	$203.73	7.4%
Palms to Pines West	Palm Desert, CA	82,180	May-19	$10,606,500	$129.06	7.5%
Heritage Plaza	Riverside, CA	124,550	Sep-18	$26,250,000	$210.76	7.6%

Source: Appraisal.

Sandstone Village (19.0% of NRA; 18.5% of ALA): The Sandstone Village Property is located in Washington County, Utah, approximately 120 miles northeast of Las Vegas. Primary access to the area is provided by Interstate 15 via the St. George Boulevard exit. The immediate area surrounding the property consists primarily of commercial development centered around Interstate 15. According to the appraisal, the Sandstone Village Property’s neighborhood is heavily influenced by tourism due to its proximity to Zion National Park, Grand Canyon National Park, Bryce Canyon National Park, and Lake Powell National Recreation Area. As of the second quarter of 2021, the St. George retail market had approximately 8.9 million SF of inventory and a

A-3-134

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

vacancy rate of 2.6% with an average asking rent of $16.62 PSF. The appraisal concluded to market rents of $12.00 PSF, $18.00 PSF, and $36.00 PSF for anchor, inline shops, and pad shop spaces, respectively.

The following tables present certain information relating to retail rental and sales comparables to the Sandstone Village Property:

Sandstone Village – Comparable Leases Summary
Property Name	Location	Market Rent (PSF/Yr)	Square Footage	Lease Term (Years)	Lease Type	Rent Increase Projection	Tenant Name	Type of Space
Dinosaur Crossing	St. George, UT	$33.50	1,500	7	NNN	NAV	Swig	Inline
Lin's Anchored Retail	St. George, UT	$29.64	1,466	5	NNN	NAV	Fortify Physical Therapy	Inline
Green Springs Shopping Center	Washington, UT	$14.00	2,500	6	NNN	NAV	Desert Haven Spa	Inline
Pineview Plaza	St. George, UT	$14.00	2,208	2	NNN	NAV	Photo Pop	Inline
Cotton Mill Center	Washington, UT	$28.00	2,666	5	NNN	NAV	Red Rock Hot Tubs	Inline
Retail Center	Washington, UT	$19.08	1,400	5	NNN	NAV	The Crepe Station	Inline

Source: Appraisal.

Sandstone Village – Comparable Sales Summary
Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sales Price (PSF)	Cap Rate
Foothill Village	Salt Lake City, UT	271,823	Aug-21	$51,000,000	$187.62	5.5%
Parkway Village	Provo, UT	102,298	Jun-21	$26,200,000	$256.11	5.0%
The Center @ Dinosaur Crossing	St. George, UT	21,403	Mar-20	$4,600,000	$214.92	6.8%
Jordan Square	West Jordan, UT	108,627	Mar-20	$17,000,000	$156.50	7.2%
Interpointe Shopping Center	South Salt Lake, UT	99,809	Feb-20	$20,660,000	$207.00	6.9%
Promenade at Red Cliffs	St. George, UT	95,304	Jan-19	$22,750,000	$238.71	7.5%

Source: Appraisal.

A-3-135

Retail – Anchored	Loan #14	Cut-off Date Balance:	$20,000,000
Property Addresses - Various	Pacific Castle Portfolio	Cut-off Date LTV:	60.0%
		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	10.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the Pacific Castle Portfolio Properties:

Cash Flow Analysis
	2018	2019(1)	2020	9/30/2021 TTM	UW	UW PSF
Gross Potential Rent	$6,021,406	$6,265,442	$5,642,871	$6,346,990	$6,824,329	$14.67
Rent Steps(2)	$0	$0	$0	$0	$124,146	$0.27
Recoveries and Percentage Rent	$1,667,462	$1,787,126	$1,703,113	$1,771,598	$2,227,293	$4.79
Grossed up Vacant Space	$0	$0	$0	$0	$870,959	$1.87
Other Income(3)	$3,366	$146,132	$86,967	$39,436	$39,436	$0.08
Less Vacancy & Credit Loss	$0	$0	$0	$0	($903,265)	($1.94)
Effective Gross Income	$7,692,234	$8,198,699	$7,432,951	$8,158,024	$9,182,898	$19.74

Real Estate Taxes	$693,199	$708,787	$792,827	$809,338	$870,735	$1.87
Insurance	$124,260	$135,393	$116,776	$127,203	$141,417	$0.30
Other Expenses	$1,640,262	$1,747,014	$1,433,665	$1,546,224	$1,589,150	$3.42
Total Expenses	$2,457,721	$2,591,194	$2,343,268	$2,482,766	$2,601,302	$5.59

Net Operating Income(4)	$5,234,513	$5,607,506	$5,089,684	$5,675,258	$6,581,596	$14.15
Capital Expenditures	$0	$0	$0	$12,863	$69,767	$0.15
TI/LC	$0	$0	$0	$0	$318,836	$0.69
Net Cash Flow	$5,234,513	$5,607,506	$5,089,684	$5,662,394	$6,192,992	$13.31

Occupancy %	88.3%(5)	89.1%(5)	86.0%	87.2%	91.0%(6)
NOI DSCR(7)	2.05x	2.20x	2.00x	2.23x	2.58x
NCF DSCR(7)	2.05x	2.20x	2.00x	2.22x	2.43x
NOI Debt Yield(7)	8.1%	8.7%	7.9%	8.8%	10.2%
NCF Debt Yield(7)	8.1%	8.7%	7.9%	8.8%	9.6%

(1)	Based on the full year 2019 operating statements for the Sandstone Village Property, Rancho Cordova Town Center Property, and Prune Tree Center Property. Based on the 6/30/2019 T6 annualized financials for the Rimrock Plaza Property. The Rimrock Plaza Property was acquired in 2020 and the prior owner did not provide full year 2019 operating statements.

(2)	Contractual Rent Steps are through November 2022.
(3)	Other Income consists of miscellaneous charges such as lease termination fees.

(4)	The increase in UW Net Operating Income from 9/30/2021 TTM Net Operating Income is primarily attributed to (i) $124,146 of rent steps, (ii) an increase in recoveries, and (iii) recent leasing resulting in an increase in occupancy from 87.2% as of September 30, 2021 to 92.0% as of January 1, 2022.
(5)	2018 and 2019 occupancy figures do not include the Rimrock Plaza Property as it was acquired in 2020 and the prior owner did not provide historical occupancy statistics.

(6)	The underwritten economic vacancy is 9.0%. The Pacific Castle Portfolio Properties were 92.0% leased as of January 1, 2022.

(7)	The debt service coverage ratios and debt yields are based on the Pacific Castle Portfolio Whole Loan.

Partial Release. At any time after the earlier to occur of (x) February 2, 2025 and (y) the date that is two years from the closing date of the securitization of the last promissory note comprising the Pacific Castle Portfolio Whole Loan, the borrowers may obtain a release of an individual property from the lien of the mortgage, subject to satisfaction of certain conditions including, but not limited to (i) a partial defeasance of the principal of the Pacific Castle Portfolio Whole Loan by an amount equal to the greater of (x) 95% of the net proceeds from such sale, and (y) 125% of the allocated loan amount of the applicable property, (ii) satisfaction of all REMIC requirements, and (iii) a requirement that after giving effect to such release, the debt yield is not less than the greater of (A) the debt yield immediately prior to such release and (B) 9.08%.

A-3-136

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A-3-137

Mortgage Loan No. 15 –Stadium Crossings

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BMO			Single Asset/Portfolio:	Single Asset
Original Balance:	$19,500,000			General Property Type:	Office
Cut-off Date Balance:	$19,500,000			Detailed Property Type:	Suburban
% of Initial Pool Balance:	2.8%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	1999 / 2019-2021
Borrower Sponsor:	Jeffrey A. Pori			Size:	106,067 SF
Guarantor:	Jeffrey A. Pori			Cut-off Date Balance per SF:	$184
Mortgage Rate:	4.2050%			Maturity Date Balance per SF:	$184
Note Date:	3/14/2022			Property Manager:	KB Property Advisors, LLC
First Payment Date:	5/6/2022				(borrower-related)
Maturity Date:	4/6/2032
Original Term to Maturity:	120 months			Underwriting and Financial Information(1)
Original Amortization Term:	0 months			UW NOI(2):	$1,933,817
IO Period:	120 months			UW NOI Debt Yield:	9.9%
Seasoning:	0 months			UW NOI Debt Yield at Maturity:	9.9%
Prepayment Provisions:	L(24),D(89),O(7)			UW NCF DSCR:	2.31x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI(2):	$1,694,908 (12/31/2021)
Additional Debt Type:	NAP			2nd Most Recent NOI:	$1,576,195 (12/31/2020)
Additional Debt Balance:	NAP			3rd Most Recent NOI:	$1,540,541 (12/31/2019)
Future Debt Permitted (Type):	No (NAP)			Most Recent Occupancy:	93.8% (2/1/2022)
Reserves				2nd Most Recent Occupancy:	86.5% (12/31/2020)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	NAV
RE Tax:	$133,144	$33,286	NAP	Appraised Value (as of):	$32,500,000 (2/8/2022)
Insurance:	$0	Springing	NAP	Appraised Value Per SF:	$306
Deferred Maintenance:	$129,800	$0	NAP	Cut-off Date LTV Ratio:	60.0%
Recurring Replacements:	$498,150	Springing	$50,000	Maturity Date LTV Ratio:	60.0%
TI/LC Reserve:	$2,500,000	Springing	$1,500,000
Other Reserves(3):	$2,924,809	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$19,500,000	49.5%	Purchase Price:	$31,500,000	80.0%
Borrower Equity:	$16,643,869	42.3%	Reserves:	$6,185,903	15.7%
Seller Credits:	$3,231,328	8.2%	Closing Costs:	$1,689,294	4.3%
Total Sources:	$39,375,197	100.0%	Total Uses:	$39,375,197	100.0%

(1)	The novel coronavirus pandemic is an evolving situation and could impact the Stadium Crossings Mortgage Loan more severely than assumed in the underwriting of the Stadium Crossings Mortgage Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above and herein. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the prospectus.
(2)	The increase in UW NOI from Most Recent NOI is primarily driven by a recently executed lease to GSA, which accounts for an increase in rent of approximately $807,910 and approximately $58,105 in rent steps taken through March 1, 2023.
(3)	Other reserves are comprised of an Unfunded GSA TI Reserve (approximately $1,266,493), GSA Capital Reserve (approximately $658,576), GSA Rent Reserve (approximately $471,281), GSA Paint Reserve (approximately $254,487), Unfunded GSA Leasing Commission Reserve (approximately $210,648) and Construction Management Fee Reserve (approximately $63,325).

The Mortgage Loan. The fifteenth largest mortgage loan (the “Stadium Crossings Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $19,500,000. The Stadium Crossings Mortgage Loan is secured by a first priority fee mortgage encumbering a 106,067 SF office property located in Anaheim, Orange County, California (the “Stadium Crossings Property”).

The Borrower and the Borrower Sponsor. The borrower is KB Stadium Crossings, DST, a newly formed, single purpose Delaware statutory trust (“DST”) that is structured to be bankruptcy-remote with at least one independent trustee. The borrower has leased the Stadium Crossings Property to a master tenant, KB Stadium Crossings MT, LLC (“Master Tenant”) and the signatory trustee is KB Stadium Crossings ST, LLC, a Delaware limited liability company (“Signatory Trustee”). See “Delaware Statutory Trust Structure” below. As long as the borrower is a qualified Delaware statutory trust, as defined in the mortgage loan documents, the owner of the borrower may, within the first 24 months of the loan term, transfer its beneficial interest in the borrower to no more than 499 holders of beneficial interest. The guarantor is not required to maintain an ownership interest in the borrower, but the guarantor is required under the Stadium Crossings Mortgage Loan documents to continue to control the borrower.

Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Stadium Crossings Mortgage Loan. Jeffrey A. Pori is the non-recourse carveout guarantor and environmental indemnitor with respect to the Stadium Crossings Mortgage Loan. The borrower sponsor is Jeffrey A. Pori, who is the CEO of Kingsbarn Realty Capital (“Kingsbarn”). Kingsbarn is a private equity firm based in Las Vegas, Nevada that provides direct and indirect structured real estate investments to high-net-worth individuals, family trusts, foundations and institutional investors through private placements including DST syndications. Kingsbarn’s portfolio spans across the United States with the largest holdings located in the Los Angeles metro area and Sacramento, California. Kingsbarn primarily invests in the office sector, particularly in medical office properties. The borrower sponsor and non-recourse carveout guarantor is also the borrower sponsor and non-recourse carveout guarantor under the Fleet Farm - Waukee mortgage loan, and the Murray Road Industrial Center mortgage loan.

A-3-138

Office – Suburban	Loan #15	Cut-off Date Balance:	$19,500,000
2125 East Katella Avenue	Stadium Crossings	Cut-off Date LTV:	60.0%
Anaheim, CA 92806		UW NCF DSCR:	2.3x
		UW NOI Debt Yield:	9.9%

The Property. The Stadium Crossings Property is a 106,067 square foot, four-story, Class A office property situated on a 3.4-acre site, which was built in 1999 and renovated in phases between 2019 through 2021 and located in Anaheim, California. The Stadium Crossings Property contains a wood frame and concrete and secondary steeling framing members. The renovations featured lobby upgrades, modernized elevators, HVAC, restrooms, corridor, landscaping, and cosmetic improvements. Amenities at the Stadium Crossings Property include a multi-tenant food court and an approximately 488 space parking garage, equating to a parking ratio of approximately 4.6 spaces per 1,000 square feet. As of February 1, 2022 the Stadium Crossings Property was 93.8% leased to five tenants.

Major Tenants.

County of Orange (53,674 square feet; 50.6% of NRA; 49.1% of underwritten base rent): County of Orange is a region in Southern California. County of Orange is a regional service provider and planning agency whose core businesses include public safety, public health, environmental protection, regional planning, public assistance, social services, and aviation. County of Orange has one, five-year renewal option and no unilateral termination options during the initial term of its lease.

GSA (20,828 square feet; 19.6% of NRA; 24.2% of underwritten base rent): General Services Administration (“GSA”) provides workplaces by constructing, managing, and preserving government buildings and by leasing and managing commercial real estate. GSA has one, five-year renewal option and no unilateral termination options during the initial term of its lease.

National Technical Systems (12,108 square feet; 11.4% of NRA; 13.3% of underwritten base rent): Established in 1961, Over the last 60 years, National Technical Systems (“NTS”) has worked on an extensive number of globally recognized complex engineering projects, including Apollo 11, NASA’s Artemis program, the ITER nuclear reactor, and recent electric vehicle projects. With approximately 1,400 employees across the globe, NTS provides services to more than 8,000 customers utilizing renowned experts. With 28 labs in North America, NTS provides customers with best-in-class testing services to serve a wide range of industries, including space, defense, automotive, energy, electronics, telecommunications, medical, IoT, industrial, and aviation. NTS’s lease at the Stadium Crossings Property commenced in August 2018 and expires in February 2026.

NCS Pearson (7,360 square feet; 6.9% of NRA; 7.5% of underwritten rent): NCS Pearson Inc (“NCS Pearson”) is part of the Computer and Peripheral Equipment Manufacturing Industry. NCS Pearson has 6,981 total employees across all its locations. NCS Pearson’s lease commenced in August 2017 and expires in January 2028. NCS Pearson has two five-year renewal options and a one-time early termination option effective July 31, 2024, with nine-months written notice and termination payment equal to the sum of (i) the unamortized amount of the sum of the (a) tenant improvement allowance paid by the landlord to the tenant, (b) free rent and (c) the leasing commissions, which sum will be amortized using straight-line amortization over the term of the lease, if the term had expired on January 31, 2028 and using an 8.0% interest rate, plus (ii) $21,638.40.

Incenter (5,470 square feet; 5.2% of NRA; 5.9% of underwritten rent): Incenter is headquartered in Saint Paul, Minnesota. Incenter provides its lender clients operating in the mortgage and specialty finance markets with access to capital, secondary markets solutions and fulfillment services. Incenter has been a tenant at the Stadium Crossings Property since April 2011, has a lease expiration date of August 31, 2023, and has no renewal options or unilateral termination options.

The following table presents a summary regarding the major tenants at the Stadium Crossings Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	Annual UW Rent PSF	App. % of Total Annual UW Rent	Lease Expiration	Renewal Options	Term. Option
County of Orange	AAA/Aaa/AAA	53,674	50.6%	$1,642,424	$30.60	49.1%	12/31/2024	1 x 5 Yr	N
GSA	AAA/Aaa/AA+	20,828	19.6%	$807,910	$38.79	24.2%	6/30/2037	1 x 5 Yr	N
National Technical Systems	NR/NR/NR	12,108	11.4%	$446,059	$36.84	13.3%	2/28/2026	NAP	N
NCS Pearson(3)	NR/NR/NR	7,360	6.9%	$250,829	$34.08	7.5%	1/31/2028	2 x 5 Yr	Y
Incenter	NR/NR/NR	5,470	5.2%	$195,607	$35.76	5.9%	8/31/2023	NAP	N
Subtotal/Wtd. Avg.		99,440	93.8%	$3,342,829	$33.62	100.0%

Vacant Space		6,627	6.2%	$0	$0.00	0.0%
Total/Wtd. Avg.		106,067	100.0%	3,342,829	$33.62	100.0%

(1)	Based on the underwritten rent roll dated February 1, 2022.
(2)	Certain ratings are those of the parent entity or government, whether or not the parent entity or government guarantees the lease.
(3)	NCS Pearson has a one-time early termination option effective July 31, 2024, with nine-months written notice and termination payment equal to the sum of (i) the unamortized amount of the sum of the (a) tenant improvement allowance paid by the landlord to the tenant, (b) free rent and (c) the leasing commissions, which sum will be amortized using straight-line amortization over the term of the lease, if the term had expired on January 31, 2028 and using an 8.0% interest rate, plus (ii) $21,638.40.

.

A-3-139

Office – Suburban	Loan #15	Cut-off Date Balance:	$19,500,000
2125 East Katella Avenue	Stadium Crossings	Cut-off Date LTV:	60.0%
Anaheim, CA 92806		UW NCF DSCR:	2.3x
		UW NOI Debt Yield:	9.9%

The following table presents certain information relating to the lease rollover at the Stadium Crossings Property:)

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Annual UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	1	5,470	5.2%	5.2%	$195,607	$35.76	5.9%	5.9%
2024	1	53,674	50.6%	55.8%	$1,642,424	$30.60	49.1%	55.0%
2025	0	0	0.0%	55.8%	$0	$0.00	0.0%	55.0%
2026	1	12,108	11.4%	67.2%	$446,059	$36.84	13.3%	68.3%
2027	0	0	0.0%	67.2%	$0	$0.00	0.0%	68.3%
2028	1	7,360	6.9%	74.1%	$250,829	$34.08	7.5%	75.8%
2029	0	0	0.0%	74.1%	$0	$0.00	0.0%	75.8%
2030	0	0	0.0%	74.1%	$0	$0.00	0.0%	75.8%
2031	0	0	0.0%	74.1%	$0	$0.00	0.0%	75.8%
2032	0	0	0.0%	74.1%	$0	$0.0	0.0%	75.8%
2033 & Thereafter	1	20,828	19.6%	93.8%	$807,910	$38.79	24.2%	100.0%
Vacant	0	6,627	6.2%	100.0%	$0	$0	0.0%	100.0%
Total/Wtd. Avg.	5	106,067	100.0%		$3,342,829	$33.62	100.0%

(1)	Based on the underwritten rent roll dated as of February 1, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

COVID-19 Update. As of March 14, 2022, the Stadium Crossings Mortgage Loan is not subject to any modification or forbearance request and is current on debt service. As of March 14, 2022, the borrower sponsor has reported that the Stadium Crossings Property is open and operating and no lease modification or rent relief requests have been received and all tenants are current on all rent and lease obligations.

Market Overview. The Stadium Crossings Property is located in Southeast Anaheim, in an area known as the Platinum Triangle, containing businesses, entertainment, and residential neighborhoods. The property is located approximately a mile from Angel Stadium, home of the Los Angeles Angels, less than a mile from the Honda Center, home of the Anaheim Ducks, and 0.1 miles from the City National Grove of Anaheim, a concert hall. The property is located less than 3.0 miles from the Orange Freeway (California State Route 57), connecting the Los Angeles Basin with the Pomona Valley and San Gabriel Valley. The property is also less than a mile from the Anaheim Regional Transportation Intermodal Center (ARTIC), serving Amtrak’s Pacific Surfliner and Metrolink trains. In less than a mile radius of the subject property are several retail shops and roughly 2.0 miles from the property is The Outlets at Orange, a retail mall. The property is less than 4.0 miles from Disneyland Park.

The Stadium Crossings Property is located in the Los Angeles-Long Beach-Anaheim, California Metropolitan Statistical Area (the “Los Angeles MSA”), which is the 2nd largest metropolitan statistical area in the country by population with an estimated population of 13,303,870 in 2021. Top employers in the area include Walt Disney Parks & Resorts US, Kaiser Permanente, University of California, Irvine, and St. Joseph Health. According to the appraisal, as of the third quarter of 2021, the Orange County Stadium Area submarket of the Los Angeles MSA contained approximately 3.7 million SF of inventory with a 16.1% vacancy rate and average rent of $28.67 PSF.

According to the appraisal, the 2021 population was 16,533, 243,085, and 737,184 within a 1-, 3-, and 5-mile radius respectively and the median household income was $78,549, $75,867, and $70,841 within a 1-, 3-, and 5-mile radius respectively. The appraisal identified six directly competitive comparable office buildings. The comparable buildings were built between 1976 and 1987 and range in size from 48,700 SF to 302,630 SF. Average asking rents ranged from $31.80 to $36.00 per SF.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Stadium Crossings Property:

Market Rent Summary
	Market Rent (PSF)	Lease Term (Years)	Lease Type (Reimbursements)	Rent Increase Projection	Tenant Improvements (New Tenant) (PSF)	Tenant Improvements (Renewal) (PSF)
Stadium Crossings	$34.80	11.0(1)	Full Service Gross	-	-	-
Office < 10,000 SF	$34.80	5.4	Full Service Gross	3.0% per annum	$45.00	$15.00
Office > 10,000 SF	$34.80	7.6	Full Service Gross	3.0% per annum	$60.00	$20.00

Source: Appraisal, unless otherwise indicated.

(1)	Based on the underwritten rent roll dated as of February 1, 2022

A-3-140

Office – Suburban	Loan #15	Cut-off Date Balance:	$19,500,000
2125 East Katella Avenue	Stadium Crossings	Cut-off Date LTV:	60.0%
Anaheim, CA 92806		UW NCF DSCR:	2.3x
		UW NOI Debt Yield:	9.9%

The following table presents comparable office leases with respect to the Stadium Crossings Property:

Comparable Leases Summary
Property/Location	Tenant Name	Term (Years)	Size (SF)	Lease Date	Rent PSF	Lease Type
AXIS Anaheim 288405l Anaheim, CA	C.W. Driver	7.7	22,718	November 2021	$35.76	Full Service Gross
Orange City Square II Orange, CA	Liberty Mutual Insurance Company	5.0	14,317	October 2021	$35.40	Full Service Gross
The Axis Anaheim Anaheim, CA	Supreme Impact, Inc.	5.4	2,290	April 2021	$36.00	Full Service Gross
Holmes & Narver Building Orange, CA	Intercare Insurance	7.6	10,036	March 2021	$34.80	Full Service Gross
Orange Financial Center 2 Orange, CA	Center for Inherited Blood Disorders	10.0	32	August 2020	$34.32	Full Service Gross
Orange Financial Center 2 Orange, CA	Priority Financial Network	3.3	5,399	July 2020	$31.80	Full Service Gross

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Stadium Crossings Property:

Cash Flow Analysis(1)
	2019	2020	2021	UW	UW PSF
Gross Potential Rent(2)	$2,696,619	$2,788,735	$2,862,414	$3,573,448	$33.69
Straight-Line Rent	$0	$0	$0	$72,288	$0.68
Reimbursement Income	$15,396	$233,137	$299,748	$123,773	$1.17
Other Income	$6,831	$4,040	$3,245	$3,245	$0.03
Less Vacancy & Credit Loss	($74,181)	$0	$0	($230,620)	($2.17)
Effective Gross Income	$2,644,665	$3,025,912	$3,165,408	$3,542,136	$33.40

Real Estate Taxes	$256,294	$262,968	$267,627	$399,431	$3.77
Insurance	($84)	$57,929	$41,872	$41,872	$0.39
Management Fee	$82,531	$85,176	$100,248	$106,264	$1.00
Other Expenses	$765,383	$1,043,643	$1,060,752	$1,060,752	$10.00
Total Expenses	$1,104,124	$1,449,717	$1,470,499	$1,608,319	$15.16

Net Operating Income(3)	$1,540,541	$1,576,195	$1,694,908	$1,933,817	$18.23
Replacement Reserves	$0	$0	$0	$14,425	$0.14
TI/LC	$0	$0	$0	$0	$0.00
Net Cash Flow	$1,540,541	$1,576,195	$1,694,908	$1,919,391	$18.10

Occupancy %	NAV	86.5%	93.8%	93.9%
NOI DSCR	1.85x	1.90x	2.04x	2.33x
NCF DSCR	1.85x	1.90x	2.04x	2.31x
NOI Debt Yield	7.9%	8.1%	8.7%	9.9%
NCF Debt Yield	7.9%	8.1%	8.7%	9.8%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been made to the lender underwriting.
(2)	UW Gross Potential Rent is based on the in-place rent roll as of February 1, 2022.
(3)	The increase in UW Net Operating Income from 2021 Net Operating Income is primarily driven by a recently executed lease to GSA, which accounts for an increase in rent of approximately $807,910 and approximately $58,105 in rent steps taken through March 1, 2023.

Delaware Statutory Trust Structure. The borrower has master leased the Stadium Crossings Property to the Master Tenant, which is ultimately owned by the guarantor. The Master Tenant is a Delaware limited liability company structured to be bankruptcy-remote. The master lease generally imposes responsibility on the Master Tenant for the operation, maintenance and management of the Stadium Crossings Property and payment of all expenses incurred in the maintenance and repair of the Stadium Crossings Property, other than capital expenses. The Master Tenant pays the borrower rent in an amount equal to or greater than the interest payments due under the Stadium Crossings Mortgage Loan documents. The master lease is subordinate to the Stadium Crossings Mortgage Loan and, upon an event of default under the Stadium Crossings Mortgage Loan documents, the lender has the right to require termination of the master lease.

Upon the occurrence of (a) any event that causes the Signatory Trustee to cease to be the Signatory Trustee of the borrower (other than in the event of a replacement with lender’s express consent), (b) any event resulting in the dissolution of the borrower, (c) an event of default (or if the lender determines that an event of default is imminent under the Stadium Crossings Mortgage Loan), (d) the borrower’s failure to deliver to the lender a commitment to refinance the Stadium Crossings Mortgage Loan within 90 days prior to the stated maturity date, or (e) the borrower, because it is a Delaware statutory trust, being unable to make any material decision or take any material action (including, without limitation, property restoration following a casualty, or renewal of a tenant lease or material property agreement), the borrower (either by the action of the Signatory Trustee or the independent trustee of the

A-3-141

Office – Suburban	Loan #15	Cut-off Date Balance:	$19,500,000
2125 East Katella Avenue	Stadium Crossings	Cut-off Date LTV:	60.0%
Anaheim, CA 92806		UW NCF DSCR:	2.3x
		UW NOI Debt Yield:	9.9%

borrower) is required to terminate the trust agreement by converting the borrower into a Delaware limited liability company (i) in accordance with the terms of the borrower’s trust agreement, (ii) under the control of guarantor, (iii) having organizational documents in form and substance satisfactory to the lender, and (iv) meeting all the requirements of a special purpose bankruptcy remote entity (including, without limitation, the requirements of a single member limited liability company that complies with the requirements set forth in the Stadium Crossings Mortgage Loan documents). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the prospectus.

A-3-142

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Contacts
Role	Party and Contact Information
Depositor	Morgan Stanley Capital I Inc.
	Jane Lam		cmbs_notices@morganstanley.com
1585 Broadway | New York, NY 10036 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Executive Vice President – Division Head	(913) 253-9000	noticeadmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	LNR Partners, LLC
	Heather Bennett and Job Warshaw		lnr.cmbs.notices@lnrproperty.com
2340 Collins Avenue, Suite 700 | Miami Beach, FL 33139 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Surveillance Manager		cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Wilmington Trust, National Association
	CMBS Trustee	(302) 636-4140	CMBSTrustee@wilmingtontrust.com
1100 North Market Street | Wilmington, DE 19890 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹

A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month’s Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Exchangeable Certificate Detail
Class	CUSIP	Pass-Through Rate	Maximum Initial Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Exchangeable Certificate Details
A-4 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Exchangeable Certificates Total			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Exchangeable Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Additional Information

Total Available Distribution Amount (1)	0.00

(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Mortgage Loan Detail (Part 2)

Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Penalties
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Historical Detail

	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Delinquency Loan Detail

Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹

	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information

	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

May-22	0	0	0	0	0	0
Apr-22	0	0	0	0	0	0
Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
Aug-21	0	0	0	0	0	0
Jul-21	0	0	0	0	0	0
Jun-21	0	0	0	0	0	0

(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Specially Serviced Loan Detail - Part 1

Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Specially Serviced Loan Detail - Part 2

Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined
2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Modified Loan Detail

		Pre-Modification		Post-Modification		Modification	Modification Booking	Modification Closing	Modification Effective
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Code¹	Date	Date	Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Historical Liquidated Loan Detail

Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Historical Bond / Collateral Loss Reconciliation Detail

Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 27

Distribution Date:	05/17/22	Morgan Stanley Capital I Trust 2022-L8
Determination Date:	05/11/22
Record Date:	04/29/22	Commercial Mortgage Pass-Through Certificates
Series 2022-L8

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 27

([THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT(1)

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of April 1, 2022 (the “Pooling and Servicing Agreement”).

Transaction: Morgan Stanley Capital I Trust 2022-L8, Commercial Mortgage Pass-Through Certificates, Series 2022- L8

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: LNR Partners, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [• ] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[• ] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [• ] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.
2.	[• ] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

(1)	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.
C-1

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO A CONTROL TERMINATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
C-2

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” and “Mortgage Notes” will refer to such mortgage loans and mortgage notes sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)           Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan which is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller, or (with respect to any Non-Serviced Mortgage Loan) to the trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (provided in each case a Mortgage Loan may be subject to an agreement among noteholders, co-lender agreement or mezzanine intercreditor agreement), any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)           Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)           Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

D-1-1

(4)           Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of March 16, 2022, to the knowledge of Seller, after due inquiry, there has been no request in writing for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID- 19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by Seller on or after March 16, 2022.

(5)           Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)           Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the Mortgage for the related Crossed Underlying Loan or Crossed Underlying Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

D-1-2

(7)           Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Underlying Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor, other than as set forth on Schedule D-1 to this Annex D-1.

(8)           Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)           UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)         Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)         Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)         Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is

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no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)         Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)         Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer (or in the case of a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)         No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)         Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, plus additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage

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for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)         Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)         No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do

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not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)         No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20)         REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non- contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the Mortgagor having been granted a COVID-19 related forbearance prior to October 1, 2021 (or prior to such later date as may be provided by the IRS in a future guidance) provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as modified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) thereof; and (b) the Seller shall have notified the Purchaser that such forbearance has occurred and notified the Purchaser of (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)         Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)         Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)         Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)         Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller

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for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)         Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect or the failure to obtain or maintain such material licenses, permits and applicable governmental authorizations does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)         Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the Mortgaged Property to prevent such waste).

(27)         Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

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In the case of any Mortgage Loan, unless an opinion of counsel is delivered as specified in clause(y) of the preceding paragraph, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Underlying Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

(28)         Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)         Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all- risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of t he Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)         Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth in Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth in Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-

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Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Underlying Loan, as set forth on Schedule D-4 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any Transfer, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such Transfer.

(31)         Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single- Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Underlying Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)         Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)         Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)         Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)    The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)     Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(k)    In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)         Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)         Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)         No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)         Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)         Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Underlying Loan, and except as set forth in Schedule D-3 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(40)         Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in

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drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

(41)         Appraisal. The servicing file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, or a correspondent or agent of the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)         Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)         Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) with respect to any Crossed Underlying Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part, (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan, or (iii) as set forth on Schedule D-4 attached to this Annex D-1.

(44)         Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)         Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
2	ExchangeRight Net Leased Portfolio #54	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance

The related single tenant at each of the following Mortgaged Properties has a right of first refusal (“ROFR”) to purchase the related Mortgaged Property: CVS—Abbeville, LA, CVS—Kenova, WV, Dollar Tree—Teaneck, NJ, Family Dollar—Lafayette, LA, Kum & Go—North Little Rock, AR, Forsyth Memorial Hospital—Winston-Salem, NC, Tractor Supply—Elizabethtown, KY, Tractor Supply— Holden, ME, Tractor Supply—Minot, ND, Walgreens—Baton Rouge, LA, and Walgreens— Prattville, AL. In addition, with respect to the Forsyth Memorial Hospital—Winston-Salem, NC Mortgaged Property, which constitutes a condominium unit, the related condominium association has a ROFR to purchase such Mortgaged Property.

With respect to the CVS—Abbeville, LA and CVS— Kenova, WV Mortgaged Properties, the ROFR applies only during the extension terms of the related leases. With respect to the Dollar Tree—Teaneck, NJ, Tractor Supply—Holden, ME and Tractor Supply—Minot, ND Mortgaged Properties, the related subordination, non-disturbance and attornment agreement (“SNDA”) states that the ROFR is subject and subordinate to the Mortgage, but does not state that such ROFR does not apply to a foreclosure or deed in lieu of foreclosure, and therefore may apply to a foreclosure or deed in lieu of foreclosure, and will apply to subsequent transfers. With respect to the Tractor Supply— Elizabethtown, KY and Forsyth Memorial Hospital— Winston-Salem, NC Mortgaged Property (as to the tenant ROFR), each such ROFR will apply to a foreclosure or deed in lieu of foreclosure, as well as to subsequent transfers. With respect to the Family Dollar—Lafayette, LA, Kum & Go—North Little Rock, AR, Forsyth Memorial Hospital—Winston-Salem, NC (as to the condominium association ROFR), Walgreens—Baton Rouge, LA, and Walgreens— Prattville, AL ROFRs, pursuant to either the related lease or an SNDA, such ROFR does not apply to a foreclosure or deed in lieu of foreclosure, but will apply to subsequent transfers.

11	ILPT Logistics Portfolio	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The related single tenant at each of the following Mortgaged Properties has a ROFR and/or a right of first offer to purchase the related Mortgaged Property: 1901 Meadowville Technology Parkway, 2020 Joe B Jackson Parkway, 510 John Dodd Road, 309 Dulty’s Lane, 5300 Centerpoint Parkway and 7000 West Post Road. With respect to the 5300 Centerpoint Parkway and 7000 West Post Road Mortgaged Properties, the ROFR may apply to a
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Annex A-1 ID#	Mortgage Loan	Representation	Exception
foreclosure or deed in lieu thereof, and will apply as to subsequent transfers. With respect to each other such Mortgaged Property, the ROFR does not apply to a foreclosure or deed in lieu thereof, but will apply to subsequent transfers.
33	Walgreens and Dollar General Portfolio	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Walgreen East Co., Inc. (“Walgreens”), the sole tenant at the Walgreens Mortgaged Property, has a right of first refusal under its related lease to purchase its leased premises upon the related borrower’s receipt of a bona fide offer to purchase, exercisable upon provision of at least 15 days’ written notice (the “Walgreens ROFR”). The Walgreens ROFR will not apply in the event that the leased premises is part of a larger transaction, or to sales to borrower affiliates. The Walgreens ROFR will not apply in the event of a foreclosure or deed in lieu of foreclosure, but will apply to subsequent transactions.
1, 2, 4, 6, 7, 11, 29, 33, 35	All MSMCH Mortgage Loans	(16) Insurance

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for the lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth herein for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

4	601 Lexington Avenue	(16) Insurance	The Mortgage Loan documents permit a property insurance deductible up to $250,000.
11	ILPT Logistics Portfolio	(16) Insurance	The Mortgage Loan documents permit a property insurance deductible and a liability insurance deductible of up to $250,000.
33	Walgreens and Dollar General Portfolio	(16) Insurance	With respect to each Mortgaged Property, the Mortgagor is permitted to rely on the insurance or self-insurance permitted under the lease of the related tenant; provided, that the Mortgagor may not rely on such insurance or self-insurance if any of the following events occur: (i) if the applicable lease is no longer in full force and effect, or (ii) if there is a default by the applicable tenant under its lease beyond any applicable notice and cure period, or (iii) if the applicable tenant is no longer open for business and operating at the respective Mortgaged Property and is either no longer obligated to provide the insurance pursuant to its lease, or if the tenant is
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Annex A-1 ID#	Mortgage Loan	Representation	Exception

self-insuring pursuant to its lease and the tenant fails to deliver a letter of self-insurance in form and substance reasonably acceptable to the lender, or (iv) the tenant is entitled to abate rent or terminate its lease as a result of a casualty, or (v) within 10 business days after notice by the lender that the lender has determined, in its reasonable good faith discretion, that the casualty insurance and/or other insurance maintained by the tenant under its lease does not satisfy the requirements set forth in the loan documents; or (vi) in the event that the applicable tenant has elected to self-insure, any time that the senior unsecured debt rating of the tenant and its guarantors, as applicable, falls below “BBB-” by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. or an equivalent rating by Moody’s or any other rating agency rating the Certificates or (vii) the applicable tenant fails to maintain a net worth of at least $100,000,000. The insurance requirements under each such tenant’s lease may be less than the requirements set forth in Representation 16.

1	Constitution Center	(24) Local Law Compliance and (25) Licenses and Permits	A final municipal violations report delivered after origination of the Mortgage Loan indicated that the property owner had not posted required building and trade permits in the required location with respect to certain tenant improvements, and was missing a required identification card at the time of the inspection. A Post-Closing Agreement executed by the Mortgagor at origination requires that the Mortgagor address any municipal violation that has not already been cured.
2	ExchangeRight Net Leased Portfolio #54	(24) Local Law Compliance and (25) Licenses and Permits	The uses of the Hannaford Grocery—Gardner, MA Mortgaged Property (0.8%) and Dollar General— Edinburg, TX Mortgaged Property (0.1%) are legal non-conforming uses. With respect to the Hannaford Grocery—Gardner MA Mortgaged Property (which also has improvements with substantial non- conformities as to setbacks and density), the related zoning ordinance may require a special permit to be issued in order to reconstruct such Mortgaged Property to its existing footprint and use following a casualty. Further the anticipated insurance proceeds for such Mortgaged Property, even if the land value is added thereto, are significantly less than the allocated loan amount of such Mortgaged Property. With respect to the Dollar General, Edinburgh, TX Mortgaged Property, the related zoning letter states that such Mortgaged Property would need to be rezoned in order to permit replacement or substantial reconstruction of such Mortgaged Property to the existing use. The issuance of a special permit as to the Hannaford Grocery—Gardner, MA Mortgaged Property, and any rezoning of the Dollar General— Edinburg, TX Mortgaged Property are discretionary on the part of the applicable zoning authorities.
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Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	Constitution Center	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
4	601 Lexington Avenue	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
1, 2, 4, 6, 7, 11, 29, 33, 35	All MSMCH Mortgage Loans	(26) Recourse Obligations

The environmental indemnity agreements or other Mortgage Loan documents may contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the lender is obtained with respect to the Mortgaged Property, the lender and other indemnified parties (or, if applicable, the indemnitors) are required to first make a claim under such environmental insurance policy, or to allow the environmental indemnitors to make such a claim, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the lender or other indemnified parties (or the indemnitors, if applicable) commenced efforts to collect such environmental losses).

The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

7	Midtown Square	(26) Recourse Obligations	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or the related Whole Loan.
2	ExchangeRight Net Leased Portfolio #54	(27) Mortgage Releases	With respect to the Kum & Go—North Little Rock, AR Mortgaged Property, the Mortgage Loan documents permit such Mortgaged Property to be released in connection with substitution of another property for such Mortgaged Property, provided that certain conditions in the Mortgage Loan documents are satisfied.
1, 2, 4, 6, 7, 11, 29, 33, 35	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism

D-2-4

Annex A-1 ID#	Mortgage Loan	Representation	Exception

insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000. In addition, the Mortgage Loan documents may provide that if TRIPRA or a similar statue is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the property and business interruption/loss of rents insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, earthquake, and in some cases, flood and/or windstorm components of such insurance at the time terrorism coverage is excluded from any insurance policy).

All exceptions to Representation 16 set forth herein for all MSMCH Mortgage Loans are also exceptions to Representation 29.

4	601 Lexington Avenue	(29) Acts of Terrorism Exclusion	Terrorism insurance may be maintained by the Mortgagor with a non-rated captive insurance company owned by Boston Properties Limited Partnership (or any affiliate thereof), subject to certain conditions set forth in the Mortgage Loan documents, including but not limited to (A) TRIPRA is in full force and effect; (B) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (C) covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer will be reinsured with a cut-through endorsement by an insurance company rated S&P “A”/ Moody’s “A2” or better or such higher rating as the rating agency may require not to exceed S&P “A+”/ Moody’s “A1”; (D) all reinsurance agreements between the captive insurer and other reinsurance providers are reasonably acceptable to lender; and (E) such captive insurer is licensed in the State of Vermont or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.
4	601 Lexington Avenue	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Mortgagor, provided that after giving effect to any such transfer, (A) Boston Properties Limited Partnership (“BPLP”) and/or Norges Bank Investment Management (“Norges”) will, directly or indirectly, own at least twenty percent of the interests in the Mortgagor; and (B) BPLP and/or Norges will, directly or indirectly, retain the day-to-day management and operational control rights over the Mortgagor (subject to customary major decision consent rights of certain indirect owners of the Mortgagor); (ii) a merger, consolidation, sale of all or
D-2-5

Annex A-1 ID#	Mortgage Loan	Representation	Exception
substantially all assets, or similar transactions as to BPLP and/or Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity and (iii) conversion of equity interests in any entity holding an interest in the Mortgagor into equity interests of a publicly traded entity, in which event such equity interests are freely transferable so long as listed on the New York Stock Exchange or another publicly traded stock exchange.
4	601 Lexington Avenue	(31) Single-Purpose Entity	The Mortgagor has an obligation to purchase the ground leased portion of the Mortgaged Property for a purchase price of $23,284,421 on April 30, 2036. In addition, upon the condemnation or taking of any portion of the ground leased portion of the Mortgaged Property, the Mortgagor is required to purchase the ground leased portion of the Mortgaged Property at the foregoing purchase price discounted to the date of the condemnation or taking at a discount rate of 6%.
11	ILPT Logistics Portfolio	(31) Single-Purpose Entity	Three of the Mortgagors previously owned real properties other than the Mortgaged Properties, as follows: (i) ILPT Bemidji LLC previously owned a property located at 2401 Cram Avenue SE, Bemidji, Minnesota, (ii) ILPT KYIN LLC previously owned properties located at i. 9215-9347 E Pendleton Pike, Lawrence, Indiana, ii. 1985 International Way, Hebron, Kentucky, iii. 2801 Airwest Boulevard, Plainfield, Indiana, iv. 2150 Stanley Road, Plainfield, Indiana, v. 4237-4255 Anson Boulevard, Whitestown, Indiana, vi. 20 Logistics Boulevard, Walton, Kentucky, and (iii) ILPT North East LLC previously owned property located at 16101 Queens Court, Upper Marlboro, Maryland. Prior to origination such properties were transferred either to affiliates of the Mortgagors or to third parties.
4	601 Lexington Avenue	(34) Ground Leases

The Mortgaged Property includes the Mortgagor’s leasehold interest in an approximately 18,038 square foot portion of a condominium unit owned by Saint Peter’s Lutheran Church of Manhattan (“Saint Peter’s”) pursuant to a ground lease between Saint Peter’s and the Mortgagor (the “Saint Peter’s Ground Lease”).

Representation 34(b): The Saint Peter’s Ground Lease may be amended/modified without the Leasehold Mortgagee’s (as defined below) prior consent but any modification or amendment of the Saint Peter’s Ground Lease will not be binding on the Leasehold Mortgagee without the Leasehold Mortgagee’s prior written consent.

Representation 34(c): The Saint Peter’s Ground Lease expires April 30, 2036, which is less than 20 years following the maturity date of the Mortgage Loan. The Mortgagor is required to purchase the ground leased portion of the Mortgaged Property from Saint Peter’s as described in the Exception to

D-2-6

Annex A-1 ID#	Mortgage Loan	Representation	Exception

Representation 31 with respect to the 601 Lexington Avenue Mortgage Loan.

Representation 34(e): A Mortgage on the leasehold interest under the Saint Peter’s Ground Lease may be made only to a state or federally regulated bank, savings and loan association, insurance company, pension fund, credit union, real estate investment trust, or other institutional lender (each an “Institutional Lender,” and a leasehold lender that is an Institutional Lender is hereinafter referred to as a “Leasehold Mortgagee”).

If a Leasehold Mortgagee forecloses upon the leasehold, the Leasehold Mortgagee’s initial assignment of its interest does not require the ground lessor’s consent; however, any subsequent transfers of the leasehold interest require the ground lessor’s consent.

Representation 34(g): The Saint Peter’s Ground Lease requires the ground lessor to provide Leasehold Mortgagee notice of any default by tenant under the ground lease but does not specifically provide that any notice of default or termination is ineffective against the Leasehold Mortgagee unless such notice is given to the Leasehold Mortgagee.

Representation 34(l): The Saint Peter’s Ground Lease does not provide that the lender is entitled to a new lease either generally upon a termination of the Saint Peter’s Ground Lease or specifically upon a rejection of the Saint Peter’s Ground Lease in bankruptcy.

1, 2, 4, 6, 7, 11, 29, 33, 35	All MSMCH Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
11	ILPT Logistics Portfolio	(40) Environmental Conditions	With respect to the 510 John Dodd Road Mortgaged Property, the related Phase I environmental report stated that an adjacent facility had known volatile organic compounds in the soil and groundwater that had the potential to impact the Mortgaged Property, and that the adjoining parcel is potentially a REC originating from an off-property facility, and recommended that a file review be conducted to identify the extent of the groundwater contamination and evaluate the potential for the adjoining parcel to impact the Mortgaged Property. Such investigation has not been conducted.
D-2-7

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan
11	ILPT Logistics Portfolio
D-2-8

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-9

SCHEDULE D-3

MORTGAGE LOANS WITH AFFILIATED MORTGAGORS

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-10

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-11

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Starwood Mortgage Capital LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
9	Visions Hotel Portfolio III	(6) Permitted Liens; Title Insurance	In connection with a proposed transfer of the TownePlace Suites New Hartford Mortgaged Property or the Fairfield Inn Cortland Mortgaged Property to a competitor of the franchisor, Marriott International, Inc., the franchisor has a right of first refusal to purchase the related Mortgaged Property. Such right of first refusal will apply if a competitor of the franchisor acquires the Mortgaged Property through foreclosure proceedings.
3	Rose Castle Apartments	(13) Actions Concerning Mortgage Loan

The guarantor and the Mortgagor, among others, are defendants in a lawsuit seeking to enforce a settlement agreement that was filed on April 30, 2021. The settlement agreement contemplated that, upon fulfilling certain obligations, the plaintiff and defendants would receive title to certain parcels and entities owned by each of the parties, and the parties would then split the costs of maintaining and developing the properties. The plaintiff filed a notice of pendency as to the Mortgaged Property and another parcel unrelated to the Mortgaged Property. The plaintiff requested that title to the unrelated parcel be assigned to him and requested that he be admitted as a member of the entity that previously owned the Mortgaged Property. The Mortgagor’s motion to cancel the notice of pendency was granted, and the court dismissed the lawsuit as against various defendants, including the Mortgagor. The plaintiff has filed an appeal and the defendants' motion to dismiss the appeal is pending.

The guarantor is also a defendant in a lawsuit in connection with a guarantor affiliate’s lease of a property other than the Mortgaged Property. The plaintiff, as lessor, alleged that the lessee failed to make rent payments, failed to provide the plaintiff with financial information concerning the related hotel’s cash flows and operations, and refused to cooperate in turning over and vacating the premises. In addition, the plaintiff alleges that the guarantor caused the lessee to pay substantial management fees to various management companies, at least one of which is owned and/or controlled by the guarantor. The plaintiff alleges damages of at least $165,000,000, plus interest. As of March 2022, the parties are in preliminary settlement discussions.

Additionally, the Mortgagor is a defendant in four pending lawsuits filed between 2020 and 2022 related to injuries allegedly incurred in connection with the construction of the Mortgaged Property. According to Mortgagor’s counsel the total anticipated liability in connection with three of the claims is estimated to be approximately $975,000, plus potential lost earnings, and the amount in controversy in respect to the May 2021 claim is near primary policy limit.

D-2-12

Annex A-1 ID#	Mortgage Loan	Representation	Exception
18	East Boston MF Portfolio III	(13) Actions Concerning Mortgage Loan

An indirect owner of the Mortgagor is subject to a consent judgment issued on September 4, 2020 in connection with a failure to file notice of asbestos removal with the Massachusetts Department of Environmental Protection. Pursuant to the consent judgment, such indirect owner is required to pay $250,000 and comply with certain requirements to submit certain properties owned, directly or indirectly, by it, including the Mortgaged Properties, to certain audits and inspections related to asbestos containing materials.

5	26 Broadway	(16) Insurance	The lender has agreed to accept James River Casualty Company (identified in the loan agreement as having an A-XI rating by A.M. Best), as approved carrier on the condition that such carrier would be replaced with a carrier satisfying the ratings requirements set forth in the loan agreement policy renewal on June 10, 2022.
9	Visions Hotel Portfolio III	(24) Local Law Compliance	The DoubleTree Utica Mortgaged Property is legal non-conforming as to use.
18	East Boston MF Portfolio III	(24) Local Law Compliance	With respect to the 129 Eutaw Street, 133 Paris Street, 137 Chelsea Street, 161 Bennington Street, 20 Trenton Street, 194 - 194 A Maverick Street, 21 Eutaw Street, 273 Maverick Street, 284 Chelsea Street, 206 Princeton Street and 234 Lexington Street Mortgaged Properties, each of the Mortgaged Properties are legal non-conforming as to use.
18	East Boston MF Portfolio III	(24) Local Law Compliance

With respect to the 129 Eutaw Street, 133 Paris Street, 137 Chelsea Street, 147 Cottage Street, 153 Saratoga Street, 161 Bennington Street, 20 Trenton Street, 21 Eutaw Street, 273 Maverick Street, 284 Chelsea Street, 206 Princeton Street and 234 Lexington Street Mortgaged Properties, each of the Mortgaged Properties are the subject of certain zoning code violations.

18	East Boston MF Portfolio III	(24) Local Law Compliance	The 147 Cottage Street Mortgaged Property is the subject of a certain building code violation.
23	Storage Xxtra Highway 61	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use.
34	43-53 Mineola Avenue	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use with respect to the multifamily use of the Mortgaged Property.
5	26 Broadway	(27) Mortgage Releases	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related
D-2-13

Annex A-1 ID#	Mortgage Loan	Representation	Exception
Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
9	Visions Hotel Portfolio III	(31) Single- Purpose Entity	The Mortgagor of the Home2 Suites Utica Mortgaged Property previously owned certain property other than the Home2 Suites Utica Mortgaged Property.
23	Storage Xxtra Highway 61	(31) Single- Purpose Entity	The Mortgagor previously owned certain property other than the Mortgaged Property.
13	Bedrock Portfolio	(34) Ground Leases

The Mortgagor’s leasehold interest in two parcels at the One Woodward Mortgaged Property are each evidenced by a ground lease. The first ground lease (the “Parcel B Ground Lease”) covers a portion of the One Woodward Mortgaged Property including a portion of the building and patio. The second ground lease (the “Parcel C Ground Lease”) is with the City of Detroit and pertains to the sidewalk area around the building, including the ramp to the underground parking at the One Woodward Mortgaged Property.

The Parcel C Ground Lease is silent with respect to any restrictions on the identity of the mortgagee and whether the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor.

The Parcel C Ground Lease is silent as to whether the leasehold interest of the lessee is permitted to be encumbered by the related Mortgage.

The Parcel C Ground Lease does not require the lessor to give the Mortgagee written notice of any default.

Each of the Parcel B Ground Lease and the Parcel C Ground Lease (i) are silent on whether the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee, (ii) do not expressly provide Mortgagee a reasonable opportunity to cure any default under the related ground lease, (iii) are silent on whether any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied either to the repair or restoration of the Mortgaged Property or to the payment of the outstanding principal balance of the Mortgage Loan and (iv)

are silent on whether any related insurance proceeds or the portion of the condemnation award allocable to the related ground lessee’s interest will be applied first to the payment of the outstanding principal balance of the Mortgage Loan in the event of a total or substantially total taking or loss.

D-2-14

Annex A-1 ID#	Mortgage Loan	Representation	Exception
The Parcel C Ground Lease does not expressly provide that a new ground lease is required in connection with the termination of such ground lease for any reason.

D-2-15

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Starwood Mortgage Capital LLC

Annex A-1 ID#	Mortgage Loan
5	26 Broadway
D-2-16

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Starwood Mortgage Capital LLC

None.

D-2-17

SCHEDULE D-3

MORTGAGE LOANS WITH AFFILIATED MORTGAGORS

Starwood Mortgage Capital LLC

Annex A-1 ID#	Mortgage Loans
21	Oak Ridge Apartments
32	Country Court Apartments
D-2-18

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Starwood Mortgage Capital LLC

None.

D-2-19

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of Montreal

Annex A-1 ID#	Mortgage Loan	Representation	Exception
11	ILPT Logistics Portfolio	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The related single tenant at each of the following Mortgaged Properties has a ROFR and/or a right of first offer to purchase the related Mortgaged Property: 1901 Meadowville Technology Parkway, 2020 Joe B Jackson Parkway, 510 John Dodd Road, 309 Dulty’s Lane, 5300 Centerpoint Parkway and 7000 West Post Road. With respect to the 5300 Centerpoint Parkway and 7000 West Post Road Mortgaged Properties, the ROFR may apply to a foreclosure or deed in lieu thereof, and will apply as to subsequent transfers. With respect to each other such Mortgaged Property, the ROFR does not apply to a foreclosure or deed in lieu thereof, but will apply to subsequent transfers.
8	Coleman Highline Phase IV	(14) Escrow Deposits	The Mortgagor is a party to that certain Lease Escrow Holdback Agreement (the “Escrow Agreement”), made and entered into as of the origination date of the Mortgage Loan, by and among the Mortgagor, as buyer, First American Title Insurance Company, as escrow agent (the “Escrow Agent”) and CAP Tranche 2, LLC, as seller (the “Seller”), with respect to certain outstanding work funded by the Seller. In connection with the purchase of the Mortgaged Property by the Mortgagor on the origination date of the Mortgage Loan, the Seller was required to escrow $12,463,682 (the “Escrow Funds”) directly with the Escrow Agent for certain outstanding work. All of the Mortgagor’s right, title and interest in the Escrow Agreement has been assigned to the lender pursuant to a collateral assignment, executed by the Mortgagor and the lender, and acknowledged and consented to by the Seller and the Escrow Agent. The Escrow Agreement provides that the Escrow Funds are to be released only upon satisfaction of certain customary disbursement requirements. The Mortgage Loan documents require the Mortgagor to (i) comply with all terms of the Escrow Agreement in all material respects, (ii) use commercially reasonable effort to cause other parties to the Escrow Agreement to comply with all the terms of the Escrow Agreement in all material respect and (iii) without the prior written consent of the lender, not (x) fail to exercise any right under the Escrow Agreement, (y) waive any right under the Escrow Agreement or (z) enter into, permit or suffer any amendment, modification or termination of the Escrow Agreement. To the extent the Mortgagor is entitled to disbursements of any Escrow Funds under the Escrow Agreement, the Mortgage Loan documents require the Mortgagor to deposit such Escrow Funds in the rollover reserve account held by the lender or the servicer under the Mortgage Loan documents.
D-2-20

Annex A-1 ID#	Mortgage Loan	Representation	Exception
8, 10, 11, 15, 16, 20, 24, 36, 38	All BMO Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
11	ILPT Logistics Portfolio	(16) Insurance	The Mortgage Loan documents permit a property insurance deductible and a liability insurance deductible of up to $250,000.
16	NYC MFRT Portfolio	(24) Local Law Compliance	The 45 John Property does not have a certificate of occupancy in place. 45 Borrower must obtain a temporary or permanent certificate of occupancy for the 45 Property. The Loan Documents include a provision requiring that 45 Borrower diligently prosecute to completion any actions needed to obtain a temporary or permanent certificate of occupancy. Any losses with respect to the certificate of occupancy is recourse to Borrower and Guarantor. Failure to have a TCO in place is fully recourse to Guarantor. In addition, the lack of a certificate of occupancy is a loss-recourse item. Also note, the property is subject to a number of violations that are required to be remediated and cleared by the loan documents. The loan documents provide for recourse with respect to violations.
16	NYC MFRT Portfolio	(25) Licenses and Permits	The 45 John Property does not have a certificate of occupancy in place. 45 Borrower must obtain a temporary or permanent certificate of occupancy for the 45 Property. The Loan Documents include a provision requiring that 45 Borrower diligently prosecute to completion any actions needed to obtain a temporary or permanent certificate of occupancy. Any losses with respect to the certificate of occupancy is recourse to Borrower and Guarantor. Failure to have a TCO in place is recourse to Guarantor.
8	Coleman Highline Phase IV	(26) Recourse Obligations	The Mortgage Loan documents do not provide for a separate carveout guarantor that is distinct from the Mortgagor.
8, 10, 15, 16, 20, 24, 36, 38	All BMO Mortgage Loans, except ILPT Logistics Portfolio	(27) Mortgage Releases	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
11	ILPT Logistics Portfolio	(31) Single-Purpose Entity	Three of the Mortgagors previously owned real properties other than the Mortgaged Properties, as follows: (i) ILPT Bemidji LLC previously owned a property located at 2401 Cram Avenue SE, Bemidji, Minnesota, (ii) ILPT KYIN LLC previously owned properties located at i. 9215-9347 E Pendleton Pike, Lawrence, Indiana, ii. 1985 International Way,

D-2-21

Annex A-1 ID#	Mortgage Loan	Representation	Exception
Hebron, Kentucky, iii. 2801 Airwest Boulevard, Plainfield, Indiana, iv. 2150 Stanley Road, Plainfield, Indiana, v. 4237-4255 Anson Boulevard, Whitestown, Indiana, vi. 20 Logistics Boulevard, Walton, Kentucky, and (iii) ILPT North East LLC previously owned property located at 16101 Queens Court, Upper Marlboro, Maryland. Prior to origination such properties were transferred either to affiliates of the Mortgagors or to third parties.
38	Overlea Shopping Center	(31) Single-Purpose Entity	The Borrower entity previously owned a parcel of property adjacent to the collateral which is no longer owned by the Borrower (and is not part of the collateral). The adjacent parcel is currently leased to a CVS. Additional representations about the adjacent parcel were added to the Recycled Entity Certificate and a loss recourse carveout for Borrower’s prior ownership of the adjacent parcel was added to the Loan Documents. In addition, the Lender received a prior Phase I for the adjacent parcel.
8, 10, 11, 15, 16, 20, 24, 36, 38	All BMO Mortgage Loans	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
11	ILPT Logistics Portfolio	(40) Environmental Conditions	With respect to the 510 John Dodd Road Mortgaged Property, the related Phase I environmental report stated that an adjacent facility had known volatile organic compounds in the soil and groundwater that had the potential to impact the Mortgaged Property, and that the adjoining parcel is potentially a REC originating from an off-property facility, and recommended that a file review be conducted to identify the extent of the groundwater contamination and evaluate the potential for the adjoining parcel to impact the Mortgaged Property. Such investigation has not been conducted.
D-2-22

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Bank of Montreal

Annex A-1 ID#	Mortgage Loan
11	ILPT Logistics Portfolio
D-2-23

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Bank of Montreal

None.

D-2-24

SCHEDULE D-3

MORTGAGE LOANS WITH AFFILIATED MORTGAGORS

Bank of Montreal

Annex A-1 ID#	Mortgage Loans
10	Fleet Farm – Waukee
15	Stadium Crossings
20	Murray Road Industrial Center
D-2-25

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Bank of Montreal

None.

D-2-26

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Argentic Real Estate Finance LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
14	Pacific Castle Portfolio	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance

With respect to the Prune Tree Center Mortgaged Property, certain tenants have rights of first refusal (each, a “ROFR”) pursuant to their related leases:

1) McDonald’s Corporation, d/b/a Delaware McDonald’s Corporation, has a ROFR to purchase its leased premises if Mortgagor receives a bona fide third-party offer to purchase the leased premises. Such ROFR does not apply to bona fide third-party offers to purchase the entire Prune Tree Center Mortgaged Property;

2) Starbucks Corporation has a ROFR to purchase its leased premises if Mortgagor receives a bona fide third-party offer to purchase solely the leased premises and not any other portion of the Prune Tree Center Mortgaged Property;

3) LTD Management, d/b/a Taco Bell, has a ROFR to purchase its leased premises if Mortgagor receives a bona fide third-party offer to purchase the leased premises. Such ROFR does not apply to bona fide third-party offers to purchase the entire Prune Tree Center Mortgaged Property.

In addition, the Rimrock Plaza Mortgaged Property is subject to a certain restrictive covenant agreement, dated as of September 17, 1980, which restricts certain uses of the Mortgaged Property including, but not limited to, the operation of a theater on any portion of the Mortgaged property and the operation of certain types of restaurants within 200 feet of the Vons leased premises.

25	Fairfield Inn & Suites Brooksville	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Pursuant to the terms of the related franchise agreement, Marriott International, Inc., as franchisor, has a ROFR to purchase the Mortgaged Property if Mortgagor receives a bona fide third-party offer from certain competitors of the franchisor (as defined in the related franchise agreement) to purchase the Mortgaged Property.
30	Motel 6 Las Vegas	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Pursuant to the terms of the related franchise agreement, G6 Hospitality Franchising LLC, as franchisor, has a ROFR to purchase the Mortgaged Property if Mortgagor receives a bona fide third-party offer to purchase the Mortgaged Property. Upon receipt of notice from the Mortgagor of a bona fide third-party offer, G6 Hospitality Franchising LLC will have 30 days to exercise its ROFR. Pursuant to the terms of the related comfort letter, the ROFR is subordinate to the lien of the Mortgage Loan and does not apply to any foreclosure or the first sale of the Mortgaged Property following a foreclosure.
D-2-27

Annex A-1 ID#	Mortgage Loan	Representation	Exception
14	Pacific Castle Portfolio	(26) Recourse Obligations	With respect to clause (b)(iii), the Mortgage Loan documents provide for recourse in connection an intentional, written misrepresentation (as opposed to an intentional material misrepresentation).
14	Pacific Castle Portfolio	(27) Mortgage Releases

Pursuant to the terms of the Mortgage Loan documents, the Mortgagor may obtain the release of one or more Mortgaged Properties from the lien of the Mortgage Loan in connection with an arm’s length sale to an unaffiliated third party, subject to the satisfaction of certain conditions including, but not limited to: (i) Mortgagor defeases the Whole Loan in an amount equal to the greater of (x) 95% of the net sales proceeds of the Mortgaged Property being released and (y) 125% of the allocated loan amount for such Mortgaged Property; in the event that, after taking into account the defeasance of Principal pursuant to subclause (i) above, the loan-to-value ratio of the Mortgaged Properties remaining subject to the lien of the Whole Loan is greater than 125%, the Mortgagor defeases the Whole Loan in an additional amount such that the loan-to-value ratio is no more than 125%; (iii) no event of default has occurred or is continuing; and (iv) after giving effect to such release and defeasance, the debt yield for all of the Mortgaged Properties remaining subject to the lien of the Whole Loan is no less than the greater of (a) the debt yield immediately prior to such release and (b) 9.08%.

D-2-28

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Argentic Real Estate Finance LLC

None.

D-2-29

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Argentic Real Estate Finance LLC

None.

D-2-30

SCHEDULE D-3

MORTGAGE LOANS WITH AFFILIATED MORTGAGORS

Argentic Real Estate Finance LLC

None.

D-2-31

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Argentic Real Estate Finance LLC

None.

D-2-32

Annex E

Class A-SB Planned Principal Balance Schedule

Month	Class A-SB Planned Principal Balance ($)	Month	Class A-SB Planned Principal Balance ($)
5/15/2022	16,400,000.00	5/15/2027	15,275,815.87
6/15/2022	16,400,000.00	6/15/2027	15,037,541.92
7/15/2022	16,400,000.00	7/15/2027	14,780,992.20
8/15/2022	16,400,000.00	8/15/2027	14,540,904.81
9/15/2022	16,400,000.00	9/15/2027	14,299,937.77
10/15/2022	16,400,000.00	10/15/2027	14,040,772.24
11/15/2022	16,400,000.00	11/15/2027	13,797,972.23
12/15/2022	16,400,000.00	12/15/2027	13,537,026.32
1/15/2023	16,400,000.00	1/15/2028	13,292,380.03
2/15/2023	16,400,000.00	2/15/2028	13,046,837.31
3/15/2023	16,400,000.00	3/15/2028	12,766,059.94
4/15/2023	16,400,000.00	4/15/2028	12,518,587.63
5/15/2023	16,400,000.00	5/15/2028	12,253,103.50
6/15/2023	16,400,000.00	6/15/2028	12,003,751.00
7/15/2023	16,400,000.00	7/15/2028	11,736,440.64
8/15/2023	16,400,000.00	8/15/2028	11,485,194.31
9/15/2023	16,400,000.00	9/15/2028	11,233,027.26
10/15/2023	16,400,000.00	10/15/2028	10,962,983.11
11/15/2023	16,400,000.00	11/15/2028	10,708,901.81
12/15/2023	16,400,000.00	12/15/2028	10,436,998.34
1/15/2024	16,400,000.00	1/15/2029	10,180,988.94
2/15/2024	16,400,000.00	2/15/2029	9,924,041.24
3/15/2024	16,400,000.00	3/15/2029	9,615,757.22
4/15/2024	16,400,000.00	4/15/2029	9,356,736.47
5/15/2024	16,400,000.00	5/15/2029	9,080,035.28
6/15/2024	16,400,000.00	6/15/2029	8,819,050.53
7/15/2024	16,400,000.00	7/15/2029	8,540,441.71
8/15/2024	16,400,000.00	8/15/2029	8,277,478.71
9/15/2024	16,400,000.00	9/15/2029	8,013,551.85
10/15/2024	16,400,000.00	10/15/2029	7,732,085.34
11/15/2024	16,400,000.00	11/15/2029	7,466,158.88
12/15/2024	16,400,000.00	12/15/2029	7,182,750.15
1/15/2025	16,400,000.00	1/15/2030	6,914,809.57
2/15/2025	16,400,000.00	2/15/2030	6,645,886.80
3/15/2025	16,400,000.00	3/15/2030	6,326,746.77
4/15/2025	16,400,000.00	4/15/2030	6,055,666.88
5/15/2025	16,400,000.00	5/15/2030	5,767,252.60
6/15/2025	16,400,000.00	6/15/2030	5,494,121.19
7/15/2025	16,400,000.00	7/15/2030	5,203,714.25
8/15/2025	16,400,000.00	8/15/2030	4,928,516.42
9/15/2025	16,400,000.00	9/15/2030	4,652,309.67
10/15/2025	16,400,000.00	10/15/2030	4,358,915.64
11/15/2025	16,400,000.00	11/15/2030	4,080,620.15
12/15/2025	16,400,000.00	12/15/2030	3,785,197.31
1/15/2026	16,400,000.00	1/15/2031	3,504,797.91
2/15/2026	16,400,000.00	2/15/2031	3,223,370.44
3/15/2026	16,400,000.00	3/15/2031	2,892,894.24
4/15/2026	16,400,000.00	4/15/2031	2,609,221.85
5/15/2026	16,400,000.00	5/15/2031	2,308,576.40
6/15/2026	16,400,000.00	6/15/2031	2,022,761.06
7/15/2026	16,400,000.00	7/15/2031	1,720,034.14
8/15/2026	16,400,000.00	8/15/2031	1,432,060.29
9/15/2026	16,400,000.00	9/15/2031	1,143,030.48
10/15/2026	16,400,000.00	10/15/2031	837,181.33
11/15/2026	16,400,000.00	11/15/2031	545,969.67
12/15/2026	16,391,833.95	12/15/2031	238,001.25
1/15/2027	16,199,277.09	1/15/2032 and	0.00
2/15/2027	16,003,611.65	thereafter
3/15/2027	15,767,090.44
4/15/2027	15,530,616.87
E-1

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Annex F

Definition of “Mortgage File”

“Mortgage File”: The mortgage documents listed below (provided, that references to the Mortgage File for any serviced Subordinate Companion Loan refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such serviced Subordinate Companion Loan):

(i)        the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee in the following form: “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2022-L8, Commercial Mortgage Pass-Through Certificates, Series 2022-L8, without recourse, representation or warranty” or “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2022-L8 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2022-L8 Certificateholders, without recourse representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)         the original mortgage or a copy thereof, with evidence of recording thereon, and, if the mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)        the originals or copies of all agreements modifying a money term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)        an original assignment of mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2022-L8, Commercial Mortgage Pass-Through Certificates, Series 2022-L8” or “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2022-L8 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2022- L8 Certificateholders” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan));

(v)        originals or copies of all intervening assignments of mortgage, if any, with evidence of recording thereon;

(vi)        if the related assignment of leases is separate from the mortgage, the original or a copy of such assignment of leases with evidence of recording thereon, together with (A) an original or copy of each assignment of such assignment of leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such assignment of leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable mortgage loan seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original or copy of the assignment of such assignment of leases, in recordable form, signed by the holder of record in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2022-L8, Commercial Mortgage Pass- Through Certificates, Series 2022-L8” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan)), which assignment may be effected in the related assignment of mortgage;

(vii)         the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)        an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

F-1

(ix)        any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)        copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)        copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)        either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the trustee and delivered to the custodian on behalf of the trustee on behalf of the Trust with a copy to be held by the master servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the PSA or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the master servicer on behalf of the trustee, with a copy to be held by the custodian on behalf of the trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the PSA (it being understood that each mortgage loan seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within 30 days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the master servicer (who shall forward a copy of such acknowledgement to the custodian and the trustee)) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the mortgage loan seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit). In the case of clause (B) above, the master servicer will be required to acknowledge that any letter of credit held by it shall be held in its capacity as master servicer, and if the master servicer sells its rights to service the applicable Mortgage Loan or is terminated or otherwise resigns, the master servicer will be required to assign the applicable letter of credit to the Trust at the expense of the master servicer. Subject to the PSA, the master servicer will be required to indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

(xiii)        the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)	copies of third-party management agreements, if any, with respect to any Mortgaged Property;
(xv)	copies of any environmental insurance policy;
(xvi)	copies of any affidavit and indemnification agreement;

(xvii)        if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and, if required in order for the Trust to receive the benefits of a successor lender under the related franchise, management or similar agreement (or related comfort letter), requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the trustee for the benefit of the Certificateholders; and

(xviii)	with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage

F-2

File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) any references to a “Mortgage File” for a Companion Loan will be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a serviced Companion Loan, the execution and/or recordation of any assignment in the name of the trustee will not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the trustee will hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II)  any efforts undertaken by the trustee, the master servicer, or the special servicer on its behalf to enforce or obtain the benefits of such instrument will be construed to be so undertaken by the trustee, the master servicer or the special servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the custodian is not also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by the delivery by the applicable mortgage loan seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by (1) the delivery by the applicable mortgage loan seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable mortgage loan seller will be required to deliver such document to the custodian, provided, further, that (a) the custodian will be required to represent and warrant to each other party to the PSA and for the benefit of the Certificateholders that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the custodian will be required to perform its duties under the PSA, and be liable to the other parties to the PSA, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the custodian under the PSA, (c) the custodian may not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party to the PSA, and (d) if for any reason the custodian resigns as custodian under the PSA or resigns as the related Non-Serviced Custodian or otherwise no longer acts as custodian under the PSA or as the related Non-Serviced Custodian or otherwise is required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the custodian will be required to include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the other securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding any contrary provision set forth above, in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to the PSA until the earliest of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (2) following the related Servicing Shift Securitization Date, the person selling the applicable Pari Passu Companion Loan to the related Non-Serviced Depositor, at its own expense, will be (A) entitled to direct the trustee or custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the mortgage note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the trustee or custodian of photocopies of the Mortgage Loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the trustee (or the custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

F-3

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of any of the items specified in the definition of “Mortgage File” (other than the items specified in clause (i) of the definition of “Mortgage File”) by either of the applicable mortgage loan sellers shall satisfy the delivery requirements for both of the applicable mortgage loan sellers.

F-4

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates	3
Important Notice Regarding the Offered Certificates.	9
Important Notice About Information Presented in this Prospectus	9
Summary of Terms	17
Summary of Risk Factors	45
Risk Factors	47
Description of the Mortgage Pool	123
Transaction Parties	206
Credit Risk Retention	249
Description of the Certificates	252
Description of the Mortgage Loan Purchase Agreements	288
Pooling and Servicing Agreement	294
Certain Legal Aspects of Mortgage Loans	381
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	396
Pending Legal Proceedings Involving Transaction Parties	397
Use of Proceeds	397
Yield and Maturity Considerations	397
Material Federal Income Tax Considerations	414
Certain State and Local Tax Considerations	425
Plan of Distribution (Conflicts of Interest)	425
Incorporation of Certain Information by Reference.	427
Where You Can Find More Information	428
Financial Information	428
Certain ERISA Considerations	428
Legal Investment	431
Legal Matters	432
Ratings	432
Index of Defined Terms	434

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$615,141,000

(Approximate)

Morgan Stanley Capital I Inc.

Depositor

MORGAN STANLEY CAPITAL I
TRUST 2022-L8

Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2022-L8

PROSPECTUS

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

BMO Capital Markets

Co-Lead Manager and Joint Bookrunner

AmeriVet Securities

Co-Manager

Bancroft Capital, LLC

Co-Manager

March 29, 2022